FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-206847-02

PROSPECTUS

$748,107,000 (Approximate)

Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10
(Central Index Key Number 0001673542)

as Issuing Entity

Banc of America Merrill Lynch Commercial Mortgage Inc.
(Central Index Key Number 0001005007)

as Depositor

UBS Real Estate Securities Inc.
(Central Index Key Number 0001541886)

Barclays Bank PLC
(Central Index Key Number 0000312070)

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Bank of America, National Association
(Central Index Key Number 0001102113)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10

Banc of America Merrill Lynch Commercial Mortgage Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates listed under “Summary of Certificates”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the fourth (4th) business day following the eleventh (11th) day of each month (or if the eleventh (11th) day is not a business day, the next business day), commencing in July 2016. The rated final distribution date for the certificates is the distribution date in July 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$31,300,000		1.5590%	Fixed(5)	December 2020
Class A-2	$135,900,000		2.7230%	Fixed(5)	June 2021
Class A-SB	$49,500,000		3.0190%	Fixed(5)	October 2025
Class A-3	$175,000,000		2.9030%	Fixed(5)	February 2026
Class A-4	$221,682,000		3.1700%	Fixed(5)	April 2026
Class X-A	$613,382,000	(6)	2.0127%	Variable(7)	April 2026
Class X-B	$89,816,000	(6)	1.3207%	Variable(7)	May 2026
Class A-S	$43,813,000		3.3850%	Fixed(5)	April 2026
Class B	$46,003,000		3.7900%	Fixed(5)	May 2026
Class C	$44,909,000		4.9131%	WAC(5)	May 2026

(Footnotes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 49 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Banc of America Merrill Lynch Commercial Mortgage Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The offered certificates will be offered by Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC and Drexel Hamilton, LLC, the underwriters, when as and if issued by the issuing entity and delivered to and accepted by the underwriters, and subject to each underwriter’s right to reject any order in whole or in part. The underwriters will purchase the offered certificates from Banc of America Merrill Lynch Commercial Mortgage Inc. and will offer them from time to time in one or more negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Barclays Capital Inc. and Morgan Stanley & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as sole bookrunning manager with respect to approximately 13.0% of each class of offered certificates, UBS Securities LLC is acting as sole bookrunning manager with respect to approximately 55.7% of each class of offered certificates, Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 18.3% of each class of offered certificates and Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 13.1% of each class of offered certificates. Drexel Hamilton, LLC is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about June 7, 2016.

Banc of America Merrill Lynch Commercial Mortgage Inc. expects to receive from this offering approximately 114.2% of the initial aggregate certificate balance of the offered certificates, plus accrued interest from June 1, 2016, before deducting expenses payable by the depositor.

BofA Merrill Lynch		UBS Securities LLC
Barclays		Morgan Stanley
Drexel Hamilton

May 26, 2016

BACM 2016-UBS10

Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10
Geographic Overview of Mortgage Pool

Illinois
7 properties
$22,092,634
2.5% of total
Wisconsin
1 property
$6,600,000
0.8% of total
Indiana
3 properties
$11,211,295
1.3% of total
Michigan
3 properties
$23,145,407
2.6% of total
Pennsylvania
8 properties
$92,026,137
10.5% of total
New York
1 property
$44,000,000
5.0% of total
Oregon
1 property
$8,987,419
1.0% of total
Ohio
3 properties
$31,900,263
3.6% of total
Massachusetts
3 properties
$41,100,000
4.7% of total
New Jersey
1 property
$20,000,000
2.3% of total
California
4 properties
$95,998,392
11.0% of total
West Virginia
1 property
$7,469,607
0.9% of total
Virginia
2 properties
$34,478,062
3.9% of total
North Carolina
6 properties
$95,651,232
10.9% of total
Georgia
3 properties
$7,691,892
0.9% of total
Colorado
3 properties
$48,202,500
5.5% of total
Kansas
4 properties
$8,800,000
1.0% of total
Texas
18 properties
$150,125,669
17.1% of total
Oklahoma
1 property
$12,324,324
1.4% of total
Alabama
1 property
$2,335,135
0.3% of total
Florida
5 properties
$61,816,343
7.1% of total
Tennessee
3 properties
$29,471,312
3.4% of total
Kentucky
2 properties
$20,832,432
2.4% of total
% of Initial Outstanding Pool Balance
0.3% – 2.0%
2.1% – 5.0%
5.1% – 10.0%
10.1% – 17.1%
Mortgaged Properties by Property Type
Self Storage 7.4%
Manufactured Housing 0.7%
Leased Fee 0.5%
Mixed Use 8.5%
Office 31.3%
Multifamily 8.6%
Hospitality 16.4%
Retail 26.6%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Principal Window(4)
Offered Certificates
Class A-1	$31,300,000		30.000%	1.5590%	Fixed(5)	December 2020	2.62	1 – 54
Class A-2	$135,900,000		30.000%	2.7230%	Fixed(5)	June 2021	4.82	54 – 60
Class A-SB	$49,500,000		30.000%	3.0190%	Fixed(5)	October 2025	7.30	60 – 112
Class A-3	$175,000,000		30.000%	2.9030%	Fixed(5)	February 2026	9.55	112 – 116
Class A-4	$221,682,000		30.000%	3.1700%	Fixed(5)	April 2026	9.78	116 – 118
Class X-A	$613,382,000	(6)	N/A	2.0127%	Variable(7)	April 2026	N/A	N/A
Class X-B	$89,816,000	(6)	N/A	1.3207%	Variable(7)	May 2026	N/A	N/A
Class A-S	$43,813,000		25.000%	3.3850%	Fixed(5)	April 2026	9.86	118 – 118
Class B	$46,003,000		19.750%	3.7900%	Fixed(5)	May 2026	9.92	118 – 119
Class C	$44,909,000		14.625%	4.9131%	WAC(5)	May 2026	9.94	119 – 119
Non-Offered Certificates(8)
Class X-D	$51,480,000	(6)	N/A	1.9131%	Variable(7)	May 2026	N/A	N/A
Class X-E	$21,906,000	(6)	N/A	1.5001%	Variable(7)	June 2026	N/A	N/A
Class X-F	$10,954,000	(6)	N/A	1.5001%	Variable(7)	June 2026	N/A	N/A
Class X-G	$18,620,000	(6)	N/A	1.5001%	Variable(7)	February 2031	N/A	N/A
Class X-H	$25,193,056	(6)	N/A	1.5001%	Variable(7)	May 2031	N/A	N/A
Class D	$51,480,000		8.750%	3.0000%	Fixed(5)	May 2026	9.94	119 – 119
Class E	$21,906,000		6.250%	3.4130%	Fixed(5)	June 2026	10.01	119 – 120
Class F	$10,954,000		5.000%	3.4130%	Fixed(5)	June 2026	10.02	120 – 120
Class G	$18,620,000		2.875%	3.4130%	Fixed(5)	February 2031	11.89	120 – 176
Class H	$25,193,056		0.000%	3.4130%	Fixed(5)	May 2031	14.73	176 – 179
Class V(9)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class D, Class E, Class F, Class G and Class H certificates will at all times be fixed at the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class C certificates will at all times be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class X certificates are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S and Class B certificates. The notional amount of each class of the Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates will be equal to the outstanding certificate balance of the class of principal balance certificates that, with the addition of “X-”, has the same alphabetical designation as the subject class of Class X certificates.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for each class of the Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate of the class of principal balance certificates that, with the addition of “X-”, has the same alphabetical designation as the subject class of Class X certificates. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(8)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

(9)	The Class V certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class V certificates will only be entitled to distributions of excess interest accrued on any mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan” in this prospectus.

(10)	The Class R certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	14
Summary of Terms	20
Risk Factors	49
The Certificates May Not Be a Suitable Investment for You	49
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	49
Risks Related to Market Conditions and Other External Factors	49
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	49
Other Events May Affect the Value and Liquidity of Your Investment	50
Risks Relating to the Mortgage Loans	50
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	50
Risks of Commercial and Multifamily Lending Generally	50
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	52
General	52
A Tenant Concentration May Result in Increased Losses	53
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	53
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	54
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	54
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	54
Early Lease Termination Options May Reduce Cash Flow	55
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	56
Office Properties Have Special Risks	56
Retail Properties Have Special Risks	57
Industrial Properties Have Special Risks	59
Self Storage Properties Have Special Risks	60
Hotel Properties Have Special Risks	61
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Multifamily Properties Have Special Risks	63
Manufactured Housing Community Properties Have Special Risks	65
Mixed Use Properties Have Special Risks	66
Condominium Ownership May Limit Use and Improvements	67
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	68
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	68
Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates	70
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	70
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	70
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	71
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	72
Risks Related to Zoning Non-Compliance and Use Restrictions	74
Risks Relating to Inspections of Properties	75
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	75
Insurance May Not Be Available or Adequate	75
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	76
Terrorism Insurance May Not Be Available for All Mortgaged Properties	76

Risks Associated with Blanket Insurance Policies or Self-Insurance	78
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	78
Limited Information Causes Uncertainty	78
Historical Information	78
Ongoing Information	79
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	79
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	80
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	80
Static Pool Data Would Not Be Indicative of the Performance of this Pool	81
Appraisals May Not Reflect Current or Future Market Value of Each Property	82
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	83
The Borrower’s Form of Entity May Cause Special Risks	83
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	85
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	86
Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates	86
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	86
Other Financings or Ability to Incur Other Indebtedness Entails Risk	87
Tenancies-in-Common May Hinder Recovery	89
Risks Relating to Enforceability of Cross-Collateralization	89
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	90
Risks Associated with One Action Rules	90
State Law Limitations on Assignments of Leases and Rents May Entail Risks	90
Various Other Laws Could Affect the Exercise of Lender’s Rights	90
Risks of Anticipated Repayment Date Loans	91
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	91
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	91
Risks Related to Ground Leases and Other Leasehold Interests	93
Leased Fee Properties Have Special Risks	94
Increases in Real Estate Taxes May Reduce Available Funds	95
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	95
Risks Related to Conflicts of Interest	95
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	95
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	97
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	98
Potential Conflicts of Interest of the Operating Advisor	100
Potential Conflicts of Interest of the Asset Representations Reviewer	100
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	101
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	103
Other Potential Conflicts of Interest May Affect Your Investment	104

Other Risks Relating to the Certificates	104
The Certificates Are Limited Obligations	104
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	104
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	105
Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates	107
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	107
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	109
General	109
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	110
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	111
Losses and Shortfalls May Change Your Anticipated Yield	112
Risk of Early Termination	112
Release of Collateral May Reduce the Yield on Your Certificates	112
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	113
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	113
You Have Limited Voting Rights	113
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	114
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	114
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	115
The Controlling Pari Passu Companion Loans Related to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan and the Twenty Ninth Street Retail Whole Loan Are Expected to Be Contributed to Outside Securitizations That Have Not Yet Closed, and the Provisions of the Related Outside Servicing Agreements Expected to Govern Such Whole Loans Have Yet to Be Finalized	116
Risks Relating to Modifications of the Mortgage Loans	116
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	117
Risks Relating to Interest on Advances and Special Servicing Compensation	118
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer	118
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	119
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	121
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	121
Tax Considerations Relating to Foreclosure	121
REMIC Status	122
Material Federal Tax Considerations Regarding Original Issue Discount	122
Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates	122

Description of the Mortgage Pool	123
General	123
Certain Calculations and Definitions	124
Definitions	124
Mortgage Pool Characteristics	135
Overview	135
Property Types	136
Retail Properties	138
Multifamily Properties	139
Office Properties	139
Hotel Properties	139
Self Storage Properties	142
Mixed Use Properties	142
Manufactured Housing Properties	142
Leased Fee Properties	143
Specialty Use Concentrations	143
Significant Mortgage Loans and Significant Obligors	144
Mortgage Loan Concentrations	144
Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	144
Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	145
Geographic Concentrations	146
Mortgaged Properties With Limited Prior Operating History	147
Tenancies-in-Common	147
Condominium Interests	147
Fee & Leasehold Estates; Ground Leases	149
Environmental Considerations	151
Redevelopment, Renovation and Expansion	154
Assessment of Property Value and Condition	155
Litigation and Other Considerations	156
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	158
Tenant Issues	160
Tenant Concentrations	160
Lease Expirations and Terminations	160
Expirations	160
Terminations	161
Purchase Options and Rights of First Refusal	165
Affiliated Leases	166
Insurance Considerations	167
Use Restrictions	169
Appraised Value	170
Non-Recourse Carveout Limitations	171
Real Estate and Other Tax Considerations	172
Delinquency Information	174
Certain Terms of the Mortgage Loans	174
Amortization of Principal	174
Due Dates; Mortgage Rates; Calculations of Interest	174
ARD Loan	175
Prepayment Protections and Certain Involuntary Prepayments	176
“Due-on-Sale” and “Due-on-Encumbrance” Provisions	177
Defeasance	178
Partial Releases	179
Escrows	181
Mortgaged Property Accounts	182
Delaware Statutory Trusts	184
Exceptions to Underwriting Guidelines	184

Additional Indebtedness	185
General	185
Whole Loans	185
Mezzanine Indebtedness	185
Other Unsecured Indebtedness	188
The Whole Loans	189
General	189
The Serviced Pari Passu Whole Loans	192
The In-Rel 8 Whole Loan	192
The Grove City Premium Outlets Whole Loan	195
The Non-Serviced Pari Passu Whole Loans	197
The Hyatt Regency Huntington Beach Resort & Spa Whole Loan	197
The 525 Seventh Avenue Whole Loan	201
The 2100 Ross Whole Loan	204
The Twenty Ninth Street Retail Whole Loan	207
The Gateway Plaza Whole Loan	211
The Renaissance Cincinnati Whole Loan	214
The Le Meridien Cambridge MIT Whole Loan	217
The AvidXchange Whole Loan	220
The 300 Four Falls Whole Loan	223
The Princeton Pike Corporate Center Whole Loan	226
Additional Information	229
Transaction Parties	229
The Sponsors and Mortgage Loan Sellers	229
UBS Real Estate Securities Inc.	230
Barclays Bank PLC	235
Bank of America, National Association	241
Morgan Stanley Mortgage Capital Holdings LLC	254
The Originators	265
The Depositor	265
The Issuing Entity	266
The Trustee	266
The Certificate Administrator	267
The Master Servicer	269
The Special Servicer	274
The Operating Advisor and Asset Representations Reviewer	277
Description of the Certificates	278
General	278
Distributions	279
Method, Timing and Amount	279
Available Funds	280
Priority of Distributions	281
Pass-Through Rates	284
Interest Distribution Amount	286
Principal Distribution Amount	286
Certain Calculations with Respect to Individual Mortgage Loans	288
Excess Interest	290
Application Priority of Mortgage Loan Collections or Whole Loan Collections	290
Allocation of Yield Maintenance Charges and Prepayment Premiums	292
Assumed Final Distribution Date; Rated Final Distribution Date	294
Prepayment Interest Shortfalls	294
Subordination; Allocation of Realized Losses	296
Reports to Certificateholders; Certain Available Information	297
Certificate Administrator Reports	297
Information Available Electronically	302
Voting Rights	307

Delivery, Form, Transfer and Denomination	307
Book-Entry Registration	307
Definitive Certificates	310
Certificateholder Communication	310
Requests to Communicate	310
List of Certificateholders	311
Description of the Mortgage Loan Purchase Agreements	311
General	311
Dispute Resolution Provisions	319
Asset Review Obligations	319
Pooling and Servicing Agreement	319
General	319
Assignment of the Mortgage Loans	319
Servicing Standard	320
Subservicing	321
Advances	322
P&I Advances	322
Servicing Advances	323
Nonrecoverable Advances	324
Recovery of Advances	325
Accounts	326
Withdrawals from the Collection Account	328
Servicing and Other Compensation and Payment of Expenses	330
General	330
Master Servicing Compensation	335
Special Servicing Compensation	337
Disclosable Special Servicer Fees	340
Certificate Administrator and Trustee Compensation	341
Operating Advisor Compensation	341
Asset Representations Reviewer Compensation	342
CREFC® Intellectual Property Royalty License Fee	343
Appraisal Reduction Amounts	343
Maintenance of Insurance	347
Modifications, Waivers and Amendments	350
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	352
Inspections	355
Collection of Operating Information	356
Special Servicing Transfer Event	356
Asset Status Report	358
Realization Upon Mortgage Loans	360
Sale of Defaulted Loans and REO Properties	362
The Directing Certificateholder	365
General	365
Major Decisions	367
Asset Status Report	369
Replacement of Special Servicer	369
Control Termination Event and Consultation Termination Event	369
Servicing Override	371
Rights of Holders of Companion Loans	371
Limitation on Liability of Directing Certificateholder	372
The Operating Advisor	373
General	373
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	373
Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	374

Recommendation of the Replacement of the Special Servicer	376
Eligibility of Operating Advisor	376
Other Obligations of Operating Advisor	377
Delegation of Operating Advisor’s Duties	378
Termination of the Operating Advisor With Cause	378
Rights Upon Operating Advisor Termination Event	379
Waiver of Operating Advisor Termination Event	379
Termination of the Operating Advisor Without Cause	379
Resignation of the Operating Advisor	380
Operating Advisor Compensation	380
The Asset Representations Reviewer	380
Asset Review	380
Asset Review Trigger	380
Asset Review Vote	382
Review Materials	382
Asset Review	383
Eligibility of Asset Representations Reviewer	385
Other Obligations of Asset Representations Reviewer	385
Delegation of Asset Representations Reviewer’s Duties	386
Assignment of Asset Representations Reviewer’s Rights and Obligations	386
Asset Representations Reviewer Termination Events	387
Rights Upon Asset Representations Reviewer Termination Event	387
Termination of the Asset Representations Reviewer Without Cause	388
Resignation of Asset Representations Reviewer	388
Asset Representations Reviewer Compensation	388
Replacement of Special Servicer Without Cause	388
Termination of Master Servicer and Special Servicer for Cause	391
Servicer Termination Events	391
Rights Upon Servicer Termination Event	393
Waiver of Servicer Termination Event	394
Resignation of the Master Servicer and Special Servicer	394
Limitation on Liability; Indemnification	395
Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA	397
Dispute Resolution Provisions	398
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	398
Repurchase Request Delivered by a Party to the PSA	398
Resolution of a Repurchase Request	399
Mediation and Arbitration Provisions	401
Litigation Control	402
Servicing of the Non-Serviced Mortgage Loans	404
Rating Agency Confirmations	416
Evidence as to Compliance	418
Limitation on Rights of Certificateholders to Institute a Proceeding	419
Termination; Retirement of Certificates	420
Amendment	421
Resignation and Removal of the Trustee and the Certificate Administrator	422
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	424
Certain Legal Aspects of Mortgage Loans	424
General	426
Types of Mortgage Instruments	426
Leases and Rents	426
Personalty	427
Foreclosure	427
General	427
Foreclosure Procedures Vary from State to State	427

Judicial Foreclosure	427
Equitable and Other Limitations on Enforceability of Certain Provisions	427
Nonjudicial Foreclosure/Power of Sale	428
Public Sale	428
Rights of Redemption	429
Anti-Deficiency Legislation	430
Leasehold Considerations	430
Cooperative Shares	430
Bankruptcy Laws	431
Environmental Considerations	436
General	436
Superlien Laws	436
CERCLA	436
Certain Other Federal and State Laws	437
Additional Considerations	437
Due-on-Sale and Due-on-Encumbrance Provisions	438
Subordinate Financing	438
Default Interest and Limitations on Prepayments	438
Applicability of Usury Laws	438
Americans with Disabilities Act	439
Servicemembers Civil Relief Act	439
Anti-Money Laundering, Economic Sanctions and Bribery	440
Potential Forfeiture of Assets	440
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	440
Pending Legal Proceedings Involving Transaction Parties	442
Use of Proceeds	443
Yield and Maturity Considerations	443
Yield Considerations	443
General	443
Rate and Timing of Principal Payments	443
Losses and Shortfalls	444
Certain Relevant Factors Affecting Loan Payments and Defaults	445
Delay in Payment of Distributions	446
Yield on the Certificates with Notional Amounts	446
Weighted Average Life	446
Pre-Tax Yield to Maturity Tables	450
Material Federal Income Tax Considerations	454
General	454
Qualification as a REMIC	455
Status of Offered Certificates	457
Taxation of Regular Interests	458
General	458
Original Issue Discount	458
Acquisition Premium	460
Market Discount	460
Premium	461
Election To Treat All Interest Under the Constant Yield Method	461
Treatment of Losses	462
Yield Maintenance Charges and Prepayment Premiums	462
Sale or Exchange of Regular Interests	463
Taxes That May Be Imposed on a REMIC	463
Prohibited Transactions	463
Contributions to a REMIC After the Startup Day	464
Net Income from Foreclosure Property	464
Bipartisan Budget Act of 2015	464

Taxation of Certain Foreign Investors	465
FATCA	465
Backup Withholding	466
Information Reporting	466
3.8% Medicare Tax on “Net Investment Income”	466
Reporting Requirements	466
Certain State and Local Tax Considerations	467
Method of Distribution (Underwriter)	467
Incorporation of Certain Information by Reference	470
Where You Can Find More Information	470
Financial Information	471
Certain ERISA Considerations	471
General	471
Plan Asset Regulations	472
Administrative Exemptions	472
Insurance Company General Accounts	474
Legal Investment	474
Legal Matters	475
Ratings	475
Index of Defined Terms	478

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1
Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1
Annex F:	Princeton Pike Corporate Center Amortization Schedule	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SECURITIES AND EXCHANGE COMMISSION AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS INFORMATION REGARDING THE CERTIFICATES DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

•	Summary of Certificates, which sets forth important statistical information relating to the certificates;

•	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

•	Risk Factors, which describes risks that apply to the certificates.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

•	the terms “depositor”, “we”, “us” and “our” refer to Banc of America Merrill Lynch Commercial Mortgage Inc.;

•	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

•	references to a “pooling and servicing agreement” (other than the BACM 2016-UBS10 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

•	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS-COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN

RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUING ENTITY NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED

CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10, Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10.

Depositor	Banc of America Merrill Lynch Commercial Mortgage Inc., a Delaware corporation and a wholly-owned subsidiary of Bank of America, National Association, a national banking association organized under the laws of the United States of America, which is a subsidiary of Bank of America Corporation. The depositor’s address is One Bryant Park, New York, New York 10036 and its telephone number is (980) 388-7451. See “Transaction Parties—The Depositor”.

Issuing Entity	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are (1) UBS Real Estate Securities Inc., a Delaware corporation, (2) Barclays Bank PLC, a public limited company registered in England and Wales, (3) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, and (4) Bank of America, National Association, a national banking association.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The sponsors originated or acquired, and will transfer to the depositor, the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
UBS Real Estate Securities Inc.	28	$487,672,167	55.7%
Barclays Bank PLC	10	160,061,665	18.3
Morgan Stanley Mortgage Capital Holdings LLC	9	114,801,225	13.1
Bank of America, National Association	5	113,725,000	13.0
Total	52	$876,260,057	100.0%

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Originator	Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller, except for the following:

	•	The mortgage loan secured by the mortgaged property identified on Annex A-1 as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 6.8% of the initial pool balance, was co-originated by UBS Real Estate Securities Inc. and Citigroup Global Markets Realty Corp.

	•	The mortgage loan secured by the mortgaged property identified on Annex A-1 as Twenty Ninth Street Retail, representing approximately 4.0% of the initial pool balance, was co-originated by UBS Real Estate Securities Inc. and Goldman Sachs Mortgage Company.

	•	The mortgage loans secured by the mortgaged properties identified on Annex A-1 as Renaissance Cincinnati and AvidXchange, representing approximately 2.6% and 2.4%, respectively, of the initial pool balance, were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by UBS Real Estate Securities Inc.

	•	The mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as Pine Terrace MHC and Lakeview MHC, representing approximately 0.2% of the initial pool balance, was originated by Plum, Inc. and acquired by UBS Real Estate Securities Inc.

See “Transaction Parties—The Originators”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will be primarily responsible for the servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) or companion loan (a “non-serviced companion loan”) that is part of a whole loan (a “non-serviced whole loan”) that is serviced under a separate pooling and servicing agreement (see “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of the master servicer are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of the master servicer are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Each non-serviced mortgage loan will be serviced by the servicer under a separate pooling and servicing agreement. See “—The Mortgage Pool—Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We note that Midland Loan Services, a Division of PNC Bank, National Association, is expected to be the primary servicer with respect to three mortgage loans, representing approximately 11.8% of the initial pool balance, by reason of its roles as the master servicer for the MSCI 2015-UBS8 securitization transaction (which governs the servicing of the 525 Seventh Avenue Whole Loan), the master servicer for the GSMS 2016-GS2 securitization transaction (which is expected to govern the servicing of the Twenty Ninth Street Retail Whole Loan) and the primary servicer with respect to the Grove City Premium Outlets Whole Loan under a subservicing agreement expected to be entered into with the master servicer in accordance with the pooling and servicing agreement.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, is expected to be the special servicer with respect to the mortgage loans and the related companion loans (other than any excluded special servicer loan and any non-serviced mortgage loan). The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to major decisions and certain actions of the master servicer relating to such mortgage loans and related companion loans for which a special servicing transfer event has not occurred. Rialto Capital Advisors, LLC was selected to be the special servicer by RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of Rialto Capital Advisors, LLC is located at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Transaction Parties—The Non-Serviced Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party (as described under “—Directing Certificateholder” below) with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be entitled to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned while the related mortgage loan is an excluded special servicer loan.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust offices of Wilmington Trust, National Association are located at 1100 North Market Street, Wilmington, Delaware 19801.

Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable trustee set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will be the mortgagee of record for such mortgage loan (and any related companion loan).

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator, as well as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attn: Corporate Trust Services, and the office designated for purposes of certificate transfers and exchanges is located at Wells Fargo Center, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479-0113, Attn: BACM 2016-UBS10. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and the related companion loans. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable custodian set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will, with limited exception, hold the mortgage file for such mortgage loan (and any related companion loan). See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will have no obligations or rights with respect to non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Park Bridge Lender Services LLC, a New York limited liability company, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights (other than with respect to any non-serviced mortgage loan or excluded loan). The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by a specified percentage of the controlling class certificateholders (by certificate balance). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance) is one of the following (each, a “borrower party”): a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan, or certain affiliates of the foregoing.

The controlling class will be the most subordinate class of the Class G and Class H certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any appraisal reduction amounts allocable to such class in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus, at least equal to 25% of the initial certificate balance of that class; provided, that if at any time the certificate balances of the certificates other than the Class G and Class H certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate of such classes of certificates that has a certificate balance greater than zero without regard to any appraisal reduction amounts; provided, further, that during such time as the Class G certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder, and there will be no directing certificateholder. No other class of certificates will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class H certificates.

It is expected that on the closing date, funds and/or accounts managed by RREF III Debt AIV, LP or another affiliate of Rialto Capital Advisors, LLC will purchase the Class E, Class F, Class G, Class H, Class X-E, Class X-F, Class X-G, Class X-H and Class V certificates, and RREF III Debt AIV, LP or an affiliate, is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than any non-serviced mortgage loan).

With respect to each non-serviced mortgage loan, the applicable entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below was (or was an affiliate of) the initial directing certificateholder for the indicated transaction (as of the closing date thereof) and will have certain consent and consultation rights with respect to the servicing of such non-serviced mortgage loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization (subject to similar appraisal mechanics). See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Underwriters	Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC and Drexel Hamilton, LLC are the underwriters. The underwriters are required to purchase the certificates offered in this prospectus from the depositor (in the amounts to be set forth under the heading “Method of Distribution (Underwriter)” in this prospectus, subject to certain conditions.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in June 2016 (or, in the case of any mortgage loan that has its first due date in July 2016, the date that would have been its due date in June 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about June 7, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in July 2016.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the immediately succeeding business day. The first determination date will be in July 2016.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing offices of either master servicer or special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution date set forth below for each class of certificates offered by this prospectus has been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	December 2020
Class A-2	June 2021
Class A-SB	October 2025
Class A-3	February 2026
Class A-4	April 2026
Class X-A	April 2026
Class X-B	May 2026
Class A-S	April 2026
Class B	May 2026
Class C	May 2026

The rated final distribution date will be the distribution date in July 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date pursuant to the pooling and servicing agreement. The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-UBS10: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class A-S, Class B and Class C.

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-E, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class V and Class R.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Aggregate Certificate Balance or Notional Amount		Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$31,300,000		3.57%	30.00%
Class A-2	$135,900,000		15.51%	30.00%
Class A-SB	$49,500,000		5.65%	30.00%
Class A-3	$175,000,000		19.97%	30.00%
Class A-4	$221,682,000		25.30%	30.00%
Class X-A	$613,382,000	(2)	N/A	N/A
Class X-B	$89,816,000	(2)	N/A	N/A
Class A-S	$43,813,000		5.00%	25.00%
Class B	$46,003,000		5.25%	19.75%
Class C	$44,909,000		5.13%	14.63%

(1)	The approximate initial credit support with respect to each class of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate
Class A-1	1.5590%(1)
Class A-2	2.7230%(1)
Class A-SB	3.0190%(1)
Class A-3	2.9030%(1)
Class A-4	3.1700%(1)
Class X-A	2.0127%(2)
Class X-B	1.3207%(2)
Class A-S	3.3850%(1)
Class B	3.7900%(1)
Class C	4.9131%(1)

(1)	The pass-through rate for each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S and Class B certificates will at all times be fixed at the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class C certificates will at all times be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

See “—Interest Rate Calculation Convention” below.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, excess interest accrued after any related anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the net interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	For each distribution date, the master servicer is entitled to a servicing fee with respect to each mortgage loan, serviced companion loan and any related REO loan, in each case payable from interest payments thereon. The servicing fee will include any primary servicing fee payable to a primary servicer or subservicer engaged by the master servicer and is calculated based on the related outstanding principal balance at a servicing fee rate equal to (1) with respect to each mortgage loan, the per annum rate set forth on Annex A-1, and (2) with respect to each serviced pari passu companion loan, 0.0025% per annum.

For each distribution date, the special servicer is entitled to a special servicing fee (calculated at a rate equal to 0.25% per annum or, if such rate would result in a special servicing fee that would be less than $3,500 in any given month, such higher rate as would result in a special servicing fee equal to $3,500 for such month) on each mortgage loan (other than any non-serviced mortgage loan) as to which a special servicing transfer event has occurred and that has not become a corrected mortgage loan, as well as on any related serviced companion loan and any related REO loan, in each case payable from interest payments thereon. If the related interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then the special servicer will be entitled to collect such fees from general collections on all mortgage loans.

The special servicer will also be entitled to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced loan (and any related serviced companion loan or related REO loan) and, in certain cases, mortgage loans repurchased by the related mortgage loan seller and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced companion loan), subject in each case to a minimum fee of $25,000 and a maximum fee equal to $1,000,000 and subject to certain adjustments and exceptions as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicer Compensation”.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any successor REO loan at a per annum rate equal to 0.00685%. The trustee fee is payable by the certificate administrator from the certificate administrator fee at a rate equal to $210 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan (excluding each non-serviced mortgage loan) at a rate equal to (i) 0.0027% per annum with respect to each such mortgage loan (other than the In-Rel 8 mortgage loan and the Grove City Premium Outlets mortgage loan), (ii) 0.0060% per annum with respect to the In-Rel 8 mortgage loan, and (iii) 0.0110% per annum with respect to the Grove City Premium Outlets mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00029%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including its investor reporting package.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances related to the performance of their duties under the pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to such other pooling and servicing agreement will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this transaction to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate		Special Servicing Fee Rate
Hyatt Regency Huntington Beach Resort & Spa(1)		(1)		(1)
525 Seventh Avenue	0.00250%		0.250%
2100 Ross	0.00250%		0.250%
Twenty Ninth Street Retail(2)		(2)		(2)
Gateway Plaza	0.00250%		0.250%
Renaissance Cincinnati	0.02000%		0.250%
Le Meridien Cambridge MIT	0.00500%		0.250%
AvidXchange	0.02250%		0.250%
300 Four Falls	0.00250%		0.250%
Princeton Pike Corporate Center	0.00500%		0.250%

(1)	The related controlling pari passu companion loan with respect to the Hyatt Regency Huntington Beach Resort & Spa whole loan is expected to be contributed to the CGCMT 2016-C1 securitization transaction prior to the closing date for this securitization transaction. Based upon a publicly available preliminary prospectus, the primary servicing fee rate and the special servicing fee rate are expected to be 0.0025% per annum and 0.250% per annum, respectively.

(2)	The related controlling pari passu companion loan with respect to the Twenty Ninth Street Retail whole loan is expected to be contributed to the GSMS 2016-GS2 securitization transaction prior to the closing date for this securitization transaction (prior to the securitization of the related controlling companion loan, the Twenty Ninth Street Retail whole loan will continue to be serviced under the MSCI 2016-UBS9 pooling and servicing agreement). Based upon a publicly available preliminary prospectus, the primary servicing fee rate and the special servicing fee rate are expected to be 0.0025% per annum and 0.250% per annum, respectively.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Amount and Order
of Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, any primary servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class V certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates as follows, to the extent of funds allocated to principal and available for distribution: either (i)(a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, and (b) second, to principal on each class of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the certificate balance of such class of certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates has been reduced to zero as a result of the allocation of losses on the mortgage loans to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, to reimburse such classes of certificates for the amounts described in this clause third: first, up to an amount equal to, and pro rata based on, any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class, and second, up to an amount equal to, and pro rata based on, interest on such unreimbursed losses previously allocated to each such class at the pass-through rate for such class from the date the related loss was allocated to such class;

Fourth, to each class of the Class A-S, Class B and Class C certificates, in that order, as follows: (a) to interest on such class of certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in this clause or prior enumerated clauses set forth above), to principal on such class of certificates until its certificate balance has been reduced to zero; and (c) to reimburse such class of certificates, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and second, for interest on such unreimbursed losses at the pass-through rate for such class from the date the related loss was allocated to such class;

Fifth, to the non-offered certificates (other than the Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates and other than the Class V and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Sixth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance
Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses
The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which losses on the mortgage loans are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class V and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or losses on the mortgage loans will be allocated to the Class X certificates or the Class V or Class R certificates, although principal payments and losses on the mortgage loans may reduce the notional amounts of the Class X certificates and, therefore, the amount of interest they accrue.

(1) The Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates are interest-only certificates.

(2) The Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates are non-offered certificates.

(3) Other than the Class X-D, Class X-E, Class X-F, Class X-G, Class X-H, Class V and Class R certificates.

With respect to each whole loan, subject to the terms of the related intercreditor agreement, losses thereon will be allocable to the related mortgage loan and any related pari passu companion loans.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available
Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

	•	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

	•	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

	•	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

	•	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

	•	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

	•	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class V and Class R certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest resulting from an increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates on such distribution date. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan and any successor REO loan unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or, with respect to mortgage loans with an anticipated repayment date, interest in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will be required to advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer will be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

• protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

• maintain the lien on the related mortgaged property; and/or

• enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-

recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make such advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar property protection advances as those described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above-described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be fifty-two (52) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in eighty-four (84) commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $876,260,057.

Whole Loans	Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the fifty-two (52) commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan” or as a “companion loan”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut- off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Hyatt Regency Huntington Beach Resort & Spa	$60,000,000	6.8%	$140,000,000	54.4%	54.4%	1.74x	1.74x
In-Rel 8	$60,000,000	6.8%	$32,500,000	69.7%	69.7%	1.68x	1.68x
525 Seventh Avenue	$44,000,000	5.0%	$132,000,000	45.1%	45.1%	1.71x	1.71x
2100 Ross	$37,810,190	4.3%	$59,700,300	58.4%	58.4%	1.36x	1.36x
Twenty Ninth Street Retail	$35,000,000	4.0%	$115,000,000	42.9%	42.9%	2.79x	2.79x
Gateway Plaza	$29,500,000	3.4%	$28,000,000	46.7%	46.7%	1.98x	1.98x
Grove City Premium Outlets	$24,000,000	2.7%	$116,000,000	54.9%	54.9%	2.68x	2.68x
Renaissance Cincinnati	$22,656,369	2.6%	$33,984,554	63.1%	63.1%	1.73x	1.73x
Le Meridien Cambridge MIT	$21,100,000	2.4%	$51,100,000	68.1%	68.1%	1.53x	1.53x
AvidXchange	$20,773,962	2.4%	$31,160,943	61.1%	61.1%	1.61x	1.61x
300 Four Falls	$20,000,000	2.3%	$50,000,000	69.1%	69.1%	1.94x	1.94x
Princeton Pike Corporate Center	$20,000,000	2.3%	$110,000,000	65.3%	65.3%	1.38x	1.38x

(1)	Calculated including the related pari passu companion loans.

(2)	Calculated including the related pari passu companion loans but excluding any mezzanine debt.

Each of the In-Rel 8 whole loan and the Grove City Premium Outlets whole loan will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”).

The whole loans identified in the table below (each, a “non-serviced whole loan”) will not be serviced under the pooling and servicing agreement and instead will or, as of the closing date, are expected to each be serviced under a separate pooling and servicing agreement. The related mortgage loans are each referred to as a “non-serviced mortgage loan”, and the related companion loans are each referred to as a “non-serviced companion loan” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Lead Servicing Agreement(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Custodian
Hyatt Regency Huntington Beach Resort & Spa	(2)	6.8%	(2)	(2)	(2)

525 Seventh Avenue	Morgan Stanley Capital I Trust 2015-UBS8	5.0%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

2100 Ross	Morgan Stanley Capital I Trust 2016-UBS9	4.3%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association

Twenty Ninth Street Retail	(3)	4.0%	(3)	(3)	(3)

Gateway Plaza	Morgan Stanley Capital I Trust 2016-UBS9	3.4%	KeyBank National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association

Renaissance Cincinnati	CFCRE 2016-C4 Mortgage Trust	2.6%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	U.S. Bank National Association

Le Meridien Cambridge MIT	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C28	2.4%	Wells Fargo Bank, National Association	C-III Asset Management LLC	Wells Fargo Bank, National Association

AvidXchange	CFCRE 2016-C4 Mortgage Trust	2.4%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	U.S. Bank National Association

300 Four Falls	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C29	2.3%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wells Fargo Bank, National Association

Princeton Pike Corporate Center	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C28	2.3%	Wells Fargo Bank, National Association	C-III Asset Management LLC	Wells Fargo Bank, National Association

Loan Name	Certificate Administrator	Trustee	Operating Advisor	Directing Certificateholder
Hyatt Regency Huntington Beach Resort & Spa	(2)	(2)	(2)	(2)

525 Seventh Avenue	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Situs Holdings, LLC	RREF III Debt AIV, LP or an affiliate

2100 Ross	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Ellington Management Group, LLC or an affiliate
Twenty Ninth Street Retail	(3)	(3)	(3)	(3)

Gateway Plaza	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Ellington Management Group, LLC or an affiliate

Renaissance Cincinnati	U.S. Bank National Association	U.S. Bank National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP or an affiliate

Le Meridien Cambridge MIT	Wells Fargo Bank, National Association	U.S. Bank National Association	Park Bridge Lender Services LLC	C-III High Yield Real Estate Debt Fund IV Tier Holdings Inc. or an affiliate

AvidXchange	U.S. Bank National Association	U.S. Bank National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP or an affiliate

300 Four Falls	Wells Fargo Bank, National Association	Wilmington Trust, National Association	Park Bridge Lender Services LLC	RREF III Debt AIV, LP or an affiliate

Princeton Pike Corporate Center	Wells Fargo Bank, National Association	U.S. Bank National Association	Park Bridge Lender Services LLC	C-III High Yield Real Estate Debt Fund IV Tier Holdings Inc. or an affiliate

(1)	Servicing agreement expected to be the lead servicing agreement on the closing date of this securitization. Information presented in this table relating to the lead securitization transaction parties is current as of the closing date of such lead securitization.

(2)	The Hyatt Regency Huntington Beach Resort & Spa controlling pari passu companion loan is currently held by Citigroup Global Markets Realty Corp., but is expected to be contributed to the CGCMT 2016-C1 securitization transaction prior to the closing date for this securitization transaction. The CGCMT 2016-C1 pooling and servicing agreement is expected to be the lead pooling and servicing agreement for the Hyatt Regency Huntington Beach Resort & Spa whole loan. Based upon a publicly available preliminary prospectus, it is expected that, pursuant to the CGCMT 2016-C1 pooling and servicing agreement, Wells Fargo Bank, National Association will be the applicable master servicer, LNR Partners, LLC will be the applicable special servicer, Deutsche Bank Trust Company Americas will be the applicable trustee and custodian, Citibank, N.A. will be the applicable certificate administrator and Park Bridge Lender Services LLC will be the applicable operating advisor and asset representations reviewer. Additionally, based upon a publicly available preliminary prospectus, it is anticipated that Prime Finance B-Piece Fund I, LP (or an affiliate thereof) will be the initial directing certificateholder (or equivalent entity) for the CGCMT 2016-C1 securitization transaction.

(3)	The Twenty Ninth Street Retail Whole Loan is currently serviced under the pooling and servicing agreement for the MSCI 2016-UBS9 securitization transaction. However, the Twenty Ninth Street Retail controlling pari passu companion loan is currently held by Goldman Sachs Mortgage Company, and is expected to be contributed to the GSMS 2016-GS2 securitization transaction prior to the closing date for this securitization transaction. Accordingly, the GSMS 2016-GS2 pooling and servicing agreement is expected to be the lead pooling and servicing agreement for the Twenty Ninth Street Retail whole loan. Based upon a publicly available preliminary prospectus, it is expected that, pursuant to the GSMS 2016-GS2 pooling and servicing agreement, Midland Loan Services, a Division of PNC Bank, National Association will be the applicable master servicer, Torchlight Loan Services, LLC will be the applicable special servicer, Wells Fargo Bank, National Association will be the applicable trustee, certificate administrator and custodian, and Pentalpha Surveillance LLC will be the applicable operating advisor and asset representations reviewer. Additionally, based on a publicly available preliminary prospectus, it is anticipated that Torchlight Investors, LLC, or one of its managed funds will be the initial directing certificateholder (or equivalent entity) for the GSMS 2016-GS2 securitization transaction.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics	The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related pari passu companion loan, but excluding the principal balance and debt service payment of any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity.

In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross-collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

With respect to any mortgage loan with an anticipated repayment date, unless otherwise indicated, references in the following tables to the related maturity date refer to the applicable anticipated repayment date with respect to such mortgage loan.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$876,260,057
Number of mortgage loans	52
Number of mortgaged properties	84
Number of crossed loans	0
Crossed loans as a percentage	0%
Range of Cut-off Date Balances	$2,027,202 to $60,000,000
Average Cut-off Date Balance	$16,851,155
Range of Mortgage Rates	4.097% to 5.950%
Weighted average Mortgage Rate	4.930%
Range of original terms to maturity	60 months to 180 months
Weighted average original term to maturity	113 months
Range of remaining terms to maturity	54 months to 179 months
Weighted average remaining term to maturity	110 months
Range of original amortization terms(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	353 months
Range of remaining amortization terms(2)(3)	292 months to 360 months
Weighted average remaining amortization term(2)(3)	352 months
Range of Cut-off Date LTV Ratios(4)	27.1% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)	60.5%
Range of LTV Ratios as of the maturity date(4)	27.1% to 69.1%
Weighted average LTV Ratio as of the maturity date(4)	53.9%
Range of UW NCF DSCRs(5)	1.23x to 4.39x
Weighted average UW NCF DSCR(5)	1.65x
Range of UW NOI Debt Yields	7.6% to 20.8%
Weighted average UW NOI Debt Yield	10.9%
Percentage of Initial Pool Balance consisting of:
Interest-Only, then Amortizing Balloon	49.7%
Amortizing Balloon	33.7%
Interest-Only Balloon	16.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes eight (8) mortgage loans, representing approximately 16.6% of the initial pool balance, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(3)	In the case of the Princeton Pike Corporate Center mortgage loan, representing approximately 2.3% of the initial pool balance, such mortgage loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(4)	The appraised value for the Belk Headquarters mortgaged property represents the “prospective market value at stabilization” of $96,990,000 as of April 1, 2016. Such value assumed (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016, each of which had occurred as of the origination date. The “as-is” value of the Belk Headquarters mortgaged property as of March 1, 2016 was $86,990,000. The “go dark” value as of March 1, 2016 was $45,870,000. With respect to the mortgage loan secured by the portfolio of mortgaged properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing 6.1% of the initial pool balance, the appraised value of $92,500,000 represents the “as-is” value for the portfolio of mortgaged properties on a portfolio basis, which is higher than the aggregate “as-is” appraised values of the individual mortgaged properties equal to $80,850,000. The cut-off date LTV ratio and maturity date LTV ratio based on the aggregate appraised “as-is” values of the individual mortgaged properties are 66.2% and 61.0%, respectively. The cut-off date LTV ratio and maturity date LTV ratio based on the “as-is” value of the mortgaged properties on a portfolio basis are 57.8% and 53.3%, respectively. With respect to all other mortgage loans, cut-off date LTV ratios and LTV ratios as of the maturity date were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, with respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the initial pool balance, the appraised value for the Mortgaged Property represents the “as-complete” value of $16,000,000 as of May 1, 2017. Such value assumed the completion of interior and exterior renovation as part of the mandated PIP under a franchise agreement with Best Western International. The “as-is” appraised value of the Mortgaged Property as of April 7, 2016 is $12,200,000. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(5)	Debt service coverage ratios are calculated based on annual debt service equal to 12 times the monthly payment in effect as of the cut-off date; provided, that (i) in the case of a mortgage loan that provides for monthly payments in accordance with a specified payment schedule, debt service coverage ratios are instead calculated based on annual debt service equal to the average of the principal and interest payments for the first 12 payment periods of the mortgage loan following the cut-off date, (ii) in the case of a mortgage loan that provides for interest-only payments through its maturity or anticipated repayment date, as applicable, such items are calculated based on annual debt service equal to the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (iii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on annual debt service equal to the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency, nor were any of the mortgage loans refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan, except as described below.

With respect to the mortgage loans secured by the mortgaged properties identified on Annex A-1 as DeZavala Crossing, Gateway Business Center and Pine Terrace MHC and Lakeview MHC, representing approximately 1.1%, 0.9% and 0.2%, respectively, of the initial pool balance, proceeds of each such mortgage loan refinanced a prior loan that was in maturity default at the time of refinancing.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on
Projections of Future Income	With respect to seven (7) mortgaged properties, representing approximately 13.4% of the initial pool balance by allocated loan amount, the related borrower or an affiliate acquired all or a portion of the related mortgaged property within 7 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide (or was able to only partially provide) the related mortgage loan seller with historical financial information for such acquired mortgaged property. Six (6) mortgaged properties, representing approximately 8.6% of the initial pool balance by allocated loan amount, were constructed or the subject of a major renovation that was completed within twenty-four (24) calendar months prior to the cut-off date and, therefore, the related mortgaged properties have limited or no prior operating history. One (1) mortgaged property, representing approximately 0.6% of the initial pool balance by allocated loan amount, is a single tenant property subject to a triple net lease with the related tenant and consequently, historical financial statements or operating statements are not available for such mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. The mortgage loans to be contributed by Morgan Stanley Mortgage Capital Holdings LLC were originated in accordance with the underwriting standards of Morgan Stanley Mortgage Capital Holdings LLC and Morgan Stanley Bank, except with respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 as Princeton Pike Corporate Center representing approximately 2.3% of the initial pool balance, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS Real Estate Securities Inc.—UBSRES’ Underwriting Standards—Exceptions”; “—Barclays Bank PLC—Exceptions to Barclays’ Disclosed Underwriting Guidelines”; “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”;

and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through:

• the certificate administrator’s website initially located at www.ctslink.com; and

and may be available to certificateholders through:

• the master servicer’s website initially located at www.wellsfargo.com/com/comintro.

Optional Termination

On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the initial pool balance (solely for the purposes of this calculation, if such right is being exercised after June 2026 and the Gateway Plaza mortgage loan or the Mulberry and Lemay Crossing mortgage loan is still an asset of the trust, then such mortgage loans will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus, which generally will include the outstanding principal balance of each such mortgage loan, together with accrued and unpaid interest thereon.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-S, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties). In the absence of a cash offer at least equal to such serviced mortgage loan’s outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the pooling and servicing agreement, the special servicer may purchase such defaulted mortgage loan (or defaulted whole loan) or accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price. The special servicer will not be required to accept the highest cash offer if it determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender.

The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of a whole loan or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the directing certificateholder or, with respect to any mortgage loan that is part of a whole loan, the related controlling companion loan holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus under “Description of the Mortgage Pool—The Whole Loans”.

With respect to each non-serviced mortgage loan, if the related controlling pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement governing the servicing of the related whole loan, and the special servicer under such pooling and servicing agreement determines to sell such pari passu companion loan, then such special servicer will be required to sell such non-serviced mortgage loan together with any related pari passu companion loan as a single whole loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of excess interest and the excess interest distribution account) as two separate REMICs for federal income tax purposes (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and together, the “Trust REMICs”).

In addition, the portions of the issuing entity consisting of entitlement to any excess interest accrued on any mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates, will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

• Each class of offered certificates will constitute REMIC “regular interests”.

•	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

•	You will be required to report income on your offered certificates using the accrual method of accounting.

•	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act, or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

•	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

•	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

•	the age, design and construction quality of the properties;

•	perceptions regarding the safety, convenience and attractiveness of the properties;

•	the characteristics and desirability of the area where the property is located;

•	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

•	the proximity and attractiveness of competing properties;

•	the adequacy of the property’s management and maintenance;

•	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

•	an increase in the capital expenditures needed to maintain the properties or make improvements;

•	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

•	a decline in the businesses operated by tenants or in their financial condition;

•	an increase in vacancy rates; and

•	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

•	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

•	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

•	demographic factors;

•	consumer confidence;

•	consumer tastes and preferences;

•	political factors;

•	environmental factors;

•	seismic activity risk;

•	retroactive changes in building codes;

•	changes or continued weakness in specific industry segments;

•	location of certain mortgaged properties in less densely populated or less affluent areas; and

•	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

•	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

•	the quality and creditworthiness of tenants;

•	tenant defaults;

•	in the case of rental properties, the rate at which new rentals occur; and

•	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

•	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

•	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

•	a significant tenant were to become a debtor in a bankruptcy case;

•	rental payments could not be collected for any other reason; or

•	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

•	the financial effect of the absence of rental income may be severe;

•	more time may be required to re-lease the space; and

•	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History; Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

•	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

•	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

•	if the related borrower fails to provide a designated number of parking spaces,

•	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

•	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty occurs within a specified period of the lease expiration date,

•	if a tenant’s use is not permitted by zoning or applicable law,

•	if the tenant is unable to exercise an expansion right,

•	if the landlord defaults on its obligations under the lease,

•	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

•	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

•	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

•	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

•	in the case of government sponsored tenants, at any time or for lack of appropriations, or

•	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

•	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

•	the tenant mix, such as the tenants being concentrated in a particular industry or business;

•	the adaptability of the building to changes in the technological needs of the tenants;

•	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

•	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

•	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

•	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

•	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

•	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement or other business objective under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and other tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or other tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or other tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and other tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of national chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

•	reduced demand for industrial space because of a decline in a particular industry segment;

•	the property becoming functionally obsolete;

•	building design and adaptability;

•	unavailability of labor sources;

•	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

•	changes in proximity of supply sources;

•	the expenses of converting a previously adapted space to general use; and

•	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

•	decreased demand;

•	lack of proximity to apartment complexes or commercial users;

•	apartment tenants moving to single family homes;

•	decline in services rendered, including security;

•	dependence on business activity ancillary to renting units;

•	security concerns;

•	age of improvements; or

•	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

•	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

•	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

•	ability to convert to alternative uses which may not be readily made;

•	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

•	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

•	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

•	the continued existence and financial strength of the franchisor or hotel management company;

•	the public perception of the franchise or hotel chain service mark; and

•	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor or licensor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

•	the quality of property management;

•	the ability of management to provide adequate maintenance and insurance;

•	the types of services or amenities that the property provides;

•	the property’s reputation;

•	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

•	the generally short terms of residential leases and the need for continued reletting;

•	rent concessions and month-to-month leases, which may impact cash flow at the property;

•	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

•	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

•	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

•	restrictions on the age of tenants who may reside at the property;

•	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

•	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

•	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

•	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, or guarantees by non-profit entities, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

•	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

•	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence.

As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings and the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

•	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

•	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

•	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

•	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

•	the number of competing residential developments in the local market, such as: other manufactured housing community properties apartment buildings and site built single family homes;

•	the physical attributes of the community, including its age and appearance;

•	the location of the manufactured housing property;

•	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; manufactured homes may be moved from a manufactured housing property);

•	the type of services or amenities it provides;

•	any age restrictions;

•	the property’s reputation; and

•	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Hotel Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Manufactured Housing Community Properties Have Special Risks”, “—Industrial Properties Have Special Risks”, “—Self Storage Properties Have Special Risks” and “—Condominium Ownership May Limit Use and Improvements”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

•	responding to changes in the local market;

•	planning and implementing the rental structure;

•	operating the property and providing building services;

•	managing operating expenses; and

•	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality, multifamily, mixed use and self storage properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in Texas, California, North Carolina, Pennsylvania, Florida, Colorado and New York. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

•	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

•	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

•	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates

Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

•	future laws, ordinances or regulations will not impose any material environmental liability; or

•	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS Real Estate Securities Inc.—UBSRES’ Underwriting Standards—Environmental Assessment”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Third Party Reports—Environmental Report”, “Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Third Party Reports—Environmental Site Assessments”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans may in the future undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans may in the future undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

•	the physical attributes of the health club (e.g., its age, appearance and layout);

•	the reputation, safety, convenience and attractiveness of the property to users;

•	management’s ability to control membership growth and attrition;

•	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

•	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

•	the number of rentable parking spaces and rates charged;

•	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

•	the amount of alternative parking spaces in the area;

•	the availability of mass transit; and

•	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”. In general, the Mortgage Loans (including those secured by Mortgaged

Properties located in California or other areas of high seismic activity) do not require earthquake insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

•	a title insurer will have the ability to pay title insurance claims made upon it;

•	the title insurer will maintain its present financial strength; or

•	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and/or underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS Real Estate Securities Inc.—UBSRES’ Underwriting Standards”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—

Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards” and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS Real Estate Securities Inc.—Review of UBSRES Mortgage Loans”, “—Barclays Bank PLC—Review of Barclays Mortgage Loans”, “—Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans” and “—Bank of America, National Association—Review of Bank of America Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

•	changes in governmental regulations, zoning or tax laws;

•	potential environmental or other legal liabilities;

•	the availability of refinancing; and

•	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The

Sponsors and Mortgage Loan Sellers—UBS Real Estate Securities Inc.—UBSRES’ Underwriting Standards”, “—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards” and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies in Common; Crowd Funding”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves. See Annex A-1 for additional information with respect to the reserves established for the mortgage loans.

Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates

While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities. The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents). Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 13 in Annex D-1 and the identified exceptions to that representation in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

•	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

•	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

•	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

•	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

•	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

•	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

•	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

•	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

•	what proceedings are required for foreclosure;

•	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

•	whether and to what extent recourse to the borrower is permitted; and

•	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans may provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on this mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

•	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

•	the prevailing interest rates;

•	the net operating income generated by the mortgaged property;

•	the fair market value of the related mortgaged property;

•	the borrower’s equity in the related mortgaged property;

•	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

•	the borrower’s financial condition;

•	the operating history and occupancy level of the mortgaged property;

•	reductions in applicable government assistance/rent subsidy programs;

•	the tax laws; and

•	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the

Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

In the case of a mortgage loan secured by both a fee and a leasehold interest in the related mortgaged property, in certain circumstances, including where the related fee is owned by an affiliate or other accommodation mortgagee that is not itself a borrower under the mortgage loan, or is not a special purpose bankruptcy remote entity, or has not received consideration for mortgaging its fee interest, the bankruptcy and other risks noted above may still be present.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Each of the following relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Bank of America, National Association, one of the sponsors and originators, and of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not the interests of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, ”—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where a financial institution buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor and the parent of the depositor. UBS Securities LLC, one of the underwriters, is an affiliate of UBS Real Estate Securities Inc., a mortgage loan seller, an originator, a sponsor and, as of the closing date of this securitization transaction, is expected to be the holder of one or more of the In-Rel 8 serviced companion loans. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Bank PLC, a mortgage loan seller, an originator and a sponsor. Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of such non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan (and will be replaced according to the procedures described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”). The replacement special servicer (referred to herein as an “excluded special servicer”) will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

In addition, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, delayed action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities that are expected to purchase the Class E, Class F, Class G, Class H, Class X-E, Class X-F, Class X-G, Class X-H and Class V Certificates and (b) RREF III Debt AIV, LP or an affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan).

Rialto Capital Advisors, LLC is expected to act as the special servicer, and it or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

In addition, Rialto Capital Advisors, LLC is currently the special servicer under the MSCI 2015-UBS8 PSA, pursuant to which the 525 Seventh Avenue whole loan and the Grove City Premium Outlets whole loan (prior to the closing date of this securitization) is currently serviced, and the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls whole loan is currently serviced, and is currently the special servicer under the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati whole loan and the AvidXchange whole loan are currently serviced.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

Absent a control termination event, the directing certificateholder will be entitled to direct the servicing actions of the special servicer in respect of serviced mortgage loans (other than any excluded loan) and, subject to certain limitations, will be entitled to replace the special servicer with or without cause. In addition, if a control termination event has occurred and is continuing, but absent a consultation termination event, the directing certificateholder will retain certain consultation rights with respect to the special servicer’s servicing actions related to such mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The directing certificateholder and its affiliates may have interests that are in conflict with those of certain certificateholders, and the special servicer may, at the direction of, or in consultation with, the directing certificateholder, take actions with respect to a mortgage loan that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. See “Pooling and Servicing Agreement—The Directing Certificateholder”. Each certificateholder, by its acceptance of its certificates, will be deemed to acknowledge and agree that the directing certificateholder will be controlled by the controlling class, will have no duty to any certificateholders and may have certain conflicts of interest, as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”. It is expected that RREF III Debt AIV, LP or an affiliate thereof will be appointed as the initial directing certificateholder.

Such conflicts of interest may be particularly significant if the directing certificateholder or any affiliate thereof holds certificates or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as the directing certificateholder or the holder of the majority of the controlling class is a borrower party (the related mortgage loan being referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as the directing certificateholder or a controlling class certificateholder is a borrower party, it will not be given access to certain “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties. Notwithstanding those restrictions, there can be no assurance that a borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or that a borrower-related certificateholder will not otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation.

With respect to each non-serviced mortgage loan, the holder of the related controlling companion loan or its designee will have rights to direct the servicing of the related whole loan similar to the rights of the directing certificateholder with respect to the other mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”. Any such controlling companion loan holder may have interests in conflict with those of the BACM 2016-UBS10 certificateholders, and to the extent the controlling companion loan has been securitized, the controlling class certificateholders (or a directing certificateholder on their behalf) under such securitization may have similar conflicting interests. As a result, it is possible that such entities may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the BACM 2016-UBS10 certificates. Each certificateholder, by its acceptance of its certificates, will be deemed to make acknowledgements and agreements with respect to conflicts of interest of the controlling companion loan holder similar to those made with respect to the directing certificateholder (see “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”).

Set forth below is the identity of the holder of the controlling note with respect to each non-serviced whole loan and, to the extent such controlling note has been securitized (and to the extent known), the initial directing certificateholder (or equivalent entity) as of the closing date of the related securitization transaction.

Whole Loan	Controlling Noteholder	Initial Directing Certificateholder
Hyatt Regency Huntington Beach Resort & Spa	Citigroup Global Markets Realty Corp.(1)	(1)
525 Seventh Avenue	Morgan Stanley Capital I Trust 2015-UBS8	RREF III Debt AIV, LP or an affiliate
2100 Ross	Morgan Stanley Capital I Trust 2016-UBS9	Ellington Management Group, LLC or an affiliate
Twenty Ninth Street Retail	Goldman Sachs Mortgage Company(2)	(2)
Gateway Plaza	Morgan Stanley Capital I Trust 2016-UBS9	Ellington Management Group, LLC or an affiliate
Renaissance Cincinnati	CFCRE 2016-C4 Mortgage Trust	RREF III Debt AIV, LP or an affiliate
Le Meridien Cambridge MIT	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C28	C-III High Yield Real Estate Debt Fund IV Tier Holdings Inc. or an affiliate
AvidXchange	CFCRE 2016-C4 Mortgage Trust	RREF III Debt AIV, LP or an affiliate
300 Four Falls	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C29	RREF III Debt AIV, LP or an affiliate
Princeton Pike Corporate Center	Morgan Stanley Bank of America Merrill Lynch Trust 2016-C28	C-III High Yield Real Estate Debt Fund IV Tier Holdings Inc. or an affiliate

(1)	The Hyatt Regency Huntington Beach Resort & Spa controlling pari passu companion loan is currently held by Citigroup Global Markets Realty Corp., but is expected to be contributed to the CGCMT 2016-C1 securitization transaction prior to the closing date for this securitization transaction. The CGCMT 2016-C1 pooling and servicing agreement is expected to be the lead pooling and servicing agreement for the Hyatt Regency Huntington Beach Resort & Spa whole loan. Based upon a publicly available preliminary prospectus, it is anticipated that Prime Finance B-Piece Fund I, LP (or an affiliate thereof) will be the initial directing certificateholder (or equivalent entity) for the CGCMT 2016-C1 securitization transaction.

(2)	The Twenty Ninth Street Retail controlling pari passu companion loan is currently held by Goldman Sachs Mortgage Company, but is expected to be contributed to the GSMS 2016-GS2 securitization transaction prior to the closing date for this securitization transaction. The GSMS 2016-GS2 pooling and servicing agreement is expected to be the lead pooling and servicing agreement for the Twenty Ninth Street Retail whole loan. Based upon a publicly available preliminary prospectus, it is anticipated that Torchlight Investors, LLC, or one of its managed funds will be the initial directing certificateholder (or equivalent entity) for the GSMS 2016-GS2 securitization transaction.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the control eligible certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer or an affiliate thereof will constitute the initial directing certificateholder. For a description of certain conflicts of interest related to the directing certificateholder, see “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of (a) the entity or entities that are expected to purchase the Class E, Class F, Class G, Class H, Class X-E, Class X-F, Class X-G, Class X-H and Class V Certificates and (b) RREF III Debt AIV, LP or an affiliate, which is expected to be appointed as the initial directing certificateholder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan).

Rialto Capital Advisors, LLC is expected to act as the special servicer and it or an affiliate assisted RREF III Debt AIV, LP and/or one or more of its affiliates with its due diligence of the mortgage loans prior to the closing date.

In addition, Rialto Capital Advisors, LLC is currently the special servicer under the MSCI 2015-UBS8 PSA, pursuant to which the 525 Seventh Avenue whole loan and the Grove City Premium Outlets whole loan (prior to the closing date of this securitization) is currently serviced, and the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls whole loan is currently serviced, and is currently the special servicer under the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati whole loan and the AvidXchange whole loan are currently serviced.

Because the incentives and actions of the B-piece buyers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Other Potential Conflicts of Interest May Affect Your Investment

The property managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

•	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

•	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

•	the property managers, borrowers and affiliates thereof may also own other properties, including competing properties.

None of the borrowers, property managers or their affiliates (or any employee thereof) has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

•	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

•	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

•	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

•	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

•	Effective January 1, 2014, EU Regulation 575/2013 (the “CRR”) imposes on European Economic Area (“EEA”) credit institutions and investment firms investing in securitizations issued on or after January 1, 2011, or in securitizations issued prior to that date where new assets are added or substituted after December 31, 2014: (a) a requirement (the “Retention Requirement”) that the originator, sponsor or original lender of such securitization has explicitly disclosed that it will retain, on an ongoing basis, a material net economic interest which, in any event, may not be less than 5%; and (b) a requirement (the “Due Diligence Requirement”) that the investing credit institution or investment firm has undertaken certain due diligence in respect of the securitization and the underlying exposures and has established procedures for monitoring them on an ongoing basis.

National regulators in EEA member states impose penal risk weights on securitization investments in respect of which the Retention Requirement or the Due Diligence Requirement has not been satisfied in any material respect by reason of the negligence or omission of the investing credit institution or investment firm.

If the Retention Requirement or the Due Diligence Requirement is not satisfied in respect of a securitization investment held by a non-EEA subsidiary of an EEA credit institution or investment firm then an additional risk weight may be applied to such securitization investment when taken into account on a consolidated basis at the level of the EEA credit institution or investment firm.

Requirements similar to the Retention Requirement and the Due Diligence Requirement (the “Similar Requirements”): (i) apply to investments in securitizations by investment funds managed by EEA investment managers subject to EU Directive 2011/61/EU and by EEA insurance and reinsurance undertakings; and (ii) subject to the adoption of certain secondary legislation, will apply to investments in securitizations by EEA undertakings for collective investment in transferable securities. On September 30, 2015, the European Commission published a proposal for a new regulation which, if adopted, would recast the Retention Requirement, the Due Diligence Requirement and Similar Requirements and which would, additionally, apply such requirements to investments in securitizations by EU occupational pension schemes.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the Retention Requirement or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the Retention Requirement, the Due Diligence Requirement or Similar Requirements. Consequently, the offered certificates are not a suitable investment for EEA-credit institutions, EEA-investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment.

•	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014; these regulations implement the increased capital requirements established under the Basel Accord. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional increases in minimum capital requirements have been implemented since that date. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and, when implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities. As a result of these regulations, investments in commercial mortgage-backed securities like the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of commercial mortgage-backed securities for their regulatory capital purposes.

•	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Conformance with the Volcker Rule and its implementing regulations was required by July 21, 2015 (subject to the possibility of up to two one-year extensions). In the interim, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

•	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates

We make no representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates. These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

•	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

•	do not represent any assessment of the yield to maturity that a certificateholder may experience;

•	reflect only the views of the respective rating agencies as of the date such ratings were issued;

•	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

•	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

•	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

•	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 4 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, in part, to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings of such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate the other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

•	the purchase price for the certificates;

•	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

•	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

•	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

•	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

•	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

•	the level of prevailing interest rates;

•	the availability of credit for commercial real estate;

•	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

•	the failure to meet certain requirements for the release of escrows;

•	the occurrence of casualties or natural disasters; and

•	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of Class X certificates is based upon the outstanding certificate balance(s) of the related class(es) of principal balance certificates whose certificate balances comprise such notional amount, the yield to maturity on any class of Class X certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the underlying principal balance certificates.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of Class X certificates. Investors in Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates and the Class R certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class H, Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and then, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class D, Class E, Class F, Class G or Class H certificates will result in a corresponding reduction in the notional amount of the corresponding class of Class X certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Release of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in Annex A-1. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. Any such prepayment may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances. Any such release or substitution may impact the value of the collateral upon which the lender may realize, which may adversely affect the yield to maturity of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” for further details regarding the various release provisions.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on such classes of certificates will be subordinated to such rights of the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates and the Class A-S certificates (solely in the case of the Class B and Class C certificates) and the Class B certificates (solely in the case of the Class C certificates). See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans serviced under the pooling and servicing agreement, those decisions are generally made by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to such non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to a non-serviced whole loan.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “Pooling and Servicing Agreement—The Directing Certificateholder”. These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited (or no) consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders”, “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 75% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 75% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing certificateholder (or equivalent entity) of the related securitization trust holding the controlling note for the related non-serviced whole loan, will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Controlling Pari Passu Companion Loans Related to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan and the Twenty Ninth Street Retail Whole Loan Are Expected to Be Contributed to Outside Securitizations That Have Not Yet Closed, and the Provisions of the Related Outside Servicing Agreements Expected to Govern Such Whole Loans Have Yet to Be Finalized

It is expected that the Hyatt Regency Huntington Beach Resort & Spa whole loan will be serviced and administered pursuant to the pooling and servicing agreement for the securitization transaction to which the Hyatt Regency Huntington Beach Resort & Spa controlling pari passu companion loan is contributed, which is expected to be the CGCMT 2016-C1 securitization transaction. However, the CGCMT 2016-C1 securitization transaction has not closed, and the provisions of the CGCMT 2016-C1 pooling and servicing agreement have not yet been finalized, although such provisions will be required, pursuant to the related co-lender agreement, to satisfy the requirements described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Hyatt Regency Huntington Beach Resort & Spa Whole Loan”. Prospective investors should be aware that they will not have any control over, nor any assurance as to whether, the closing of the CGCMT 2016-C1 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the CGCMT 2016-C1 pooling and servicing agreement, except to the extent of compliance with the requirements referred to in the previous sentence.

The Twenty Ninth Street Retail whole loan is currently being serviced and administered pursuant to the MSCI 2016-UBS9 pooling and servicing agreement until the securitization of the Twenty Ninth Street Retail controlling pari passu companion loan, after which it is expected that the Twenty Ninth Street Retail whole loan will be serviced and administered pursuant to the pooling and servicing agreement for the securitization transaction to which the Twenty Ninth Street Retail controlling pari passu companion loan is contributed, which is expected to be the GSMS 2016-GS2 securitization transaction. However, the GSMS 2016-GS2 securitization transaction has not closed, and the provisions of the GSMS 2016-GS2 pooling and servicing agreement have not yet been finalized, although such provisions will be required, pursuant to the related co-lender agreement, to satisfy the requirements described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Twenty Ninth Street Retail Whole Loan”. Prospective investors should be aware that they will not have any control over, nor any assurance as to whether, the closing of the GSMS 2016-GS2 securitization transaction actually occurs, nor will they have any assurance as to the particular terms of the Twenty Ninth Street Retail pooling and servicing agreement, except to the extent of compliance with the requirements referred to in the previous sentence.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (other than Bank of America, National Association, a sponsor, in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or any backup guarantor will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected non-serviced mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Additionally, one of the sponsors, Barclays Bank PLC, may be subject to the “bail-in” powers of a Resolution Authority and such sponsor’s liabilities, including the obligation to repurchase certain defective mortgage loans could, among other things, be reduced, converted or extinguished in full. Alternatively the BRRD gives the power to a Resolution Authority to transfer the assets of certain relevant institutions to a third party entity. See “—The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans” below.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity’s claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may be eligible for relief under the federal bankruptcy laws, if it is characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC (“Barclays”), a mortgage loan seller, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act”) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act”). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme). Further, under the Banking Act, the United Kingdom Treasury, the Prudential Regulation Authority and/or the Bank of England may also, in the circumstances set out in the Banking Act, make an order for the transfer of any property, assets or liabilities of a United Kingdom authorized deposit taker either to a company owned by the Bank of England or to any private sector purchaser. Orders under the Banking Act may also modify the way in which rights of third parties can be exercised. These powers exist within a broader range of powers designed to ensure the stability of the United Kingdom banking sector and exercise of such may have an impact on the rights of third parties relative to Barclays. An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in its mortgage loans by Barclays will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale or challenge the transaction under United Kingdom insolvency rules, or that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself were successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

If Barclays were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays may argue that the sale of its interest in its mortgage loans by Barclays was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in its mortgage loans was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

Additionally, the EU Bank Recovery and Resolution Directive (2014/59/EU) (collectively with secondary and implementing EU rules, and national implementing legislation, the “BRRD”) equips national authorities in EU member states (the “Resolution Authorities”) with tools and powers for preparatory and preventive measures, early supervisory intervention and resolution of credit institutions and significant investment firms (collectively, “relevant institutions”). If a relevant institution enters into a mortgage loan purchase agreement with the Depositor and is deemed likely to fail in the circumstances identified in the BRRD, the relevant Resolution Authority may employ such tools and powers in order to intervene in the relevant institution’s failure. In particular, liabilities of relevant institutions arising out of the mortgage loan purchase agreement (for example, liabilities requiring lenders to repurchase mortgage loans or to cure certain breaches or defects with respect to mortgage loans) and not otherwise subject to an exception, could be subject to the exercise of “bail-in” powers of the relevant Resolution Authorities. If the relevant Resolution Authority decides to apply the “bail-in” tool to the liabilities of a relevant institution, then subject to certain exceptions set out in the BRRD, the liabilities of such relevant institution could, among other things, be reduced, converted to equity, transferred to another institution or extinguished in full. In addition under the BRRD the Resolution Authority will have the power to transfer to a third party, rights, assets or liabilities of an institution under resolution. As a result, the Depositor or the Trust and ultimately, the certificateholders may not be able to recover any liabilities owed by such an entity to the Depositor or the Trust, as applicable. In addition, a relevant Resolution Authority may exercise its discretions in a manner that produces different outcomes amongst institutions resolved in different EU member states. The resolution mechanisms under the BRRD correspond closely to those available to the Single Resolution Board (the “SRB”) and the European Commission under the SRM Regulation (Regulation 806/2014) which applies to EU member states in the Eurozone and other member states participating in the single supervisory mechanism (the “SSM”) with the SRB taking on many of the functions assigned to national resolution authorities by the BRRD. If a member state (such as the UK) has chosen not to participate in the SSM, relevant institutions established in that member state are not subject to the SRM Regulation, but to the BRRD as implemented in that member state. For a discussion of certain risks relating to repurchases of a mortgage loan, see “—Limitations with Respect to Representations and Warranties of the Mortgage Loan Sellers” above.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction”. If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of fifty-two (52) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $876,260,057 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in June 2016 (or, in the case of any Mortgage Loan that has its first due date in July 2016, the date that would have been its due date in June 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Twelve (12) of the Mortgage Loans, representing approximately 45.1% of the Initial Pool Balance, are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”). The Pari Passu Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The Mortgage Loans and Whole Loans were originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn transfer the Mortgage Loans to the issuing entity in exchange for the Certificates:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
UBS Real Estate Securities Inc.(1)	28	42	$487,672,167	55.7%
Barclays Bank PLC	10	28	160,061,665	18.3
Morgan Stanley Mortgage Capital Holdings LLC	9	9	114,801,225	13.1
Bank of America, National Association	5	5	113,725,000	13.0
Total	52	84	$876,260,057	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 6.8% of the Initial Pool Balance, was co-originated by UBS Real Estate Securities Inc. and Citigroup Global Markets Realty Corp. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Twenty Ninth Street Retail, representing approximately 4.0% of the Initial Pool Balance, was co-originated by UBS Real Estate Securities Inc. and Goldman Sachs Mortgage Company. The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Renaissance Cincinnati and AvidXchange, representing approximately 2.6% and 2.4%, respectively, of the Initial Pool Balance, were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by UBS Real Estate Securities Inc. The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Pine Terrace MHC and Lakeview MHC, representing approximately 0.2% of the Initial Pool Balance, was originated by Plum, Inc. and acquired by UBS Real Estate Securities Inc.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on June 7, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Allocated Loan Amount” means, in the case of Mortgage Loans secured by a portfolio of Mortgaged Properties, a portion of the Cut-off Date Balance allocated to each Mortgaged Property based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. With respect to any Mortgage Loan that is secured by a single Mortgaged Property, “Allocated Loan Amount” means the Cut-off Date Balance of such Mortgage Loan.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

•	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, “Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date;

•	in the case of a Mortgage Loan that provides for interest-only payments through its maturity, or its Anticipated Repayment Date, as applicable, “Annual Debt Service” means the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan; and

•	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, “Annual Debt Service” means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan. Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated. The schedule of payments for the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center is set forth on Annex F.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical” or “as-renovated” value as well as “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. The appraised value for the Belk Headquarters Mortgaged Property represents the “prospective market value at stabilization” of $96,990,000 as of April 1, 2016. Such value assumed (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016, each of which had occurred as of the origination date. The “as-is” value of the Belk Headquarters Mortgaged Property as of March 1, 2016 was $86,990,000. The “go dark” value as of March 1, 2016 was $45,870,000. With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing 6.1% of the Initial Pool Balance, the appraised value of $92,500,000 represents the “as-is” value for the portfolio of Mortgaged Properties on a portfolio basis, which is higher than the aggregate “as-is” appraised values of the individual Mortgaged Properties equal to $80,850,000. In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, the appraised value for the Mortgaged Property represents the “as-complete” value of $16,000,000 as of May 1, 2017. Such value assumed the completion of interior and exterior renovation as part of the mandated PIP under a franchise agreement with Best Western International. The “as-is” appraised value of the Mortgaged Property as of April 7, 2016 is $12,200,000. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of an ARD Loan, that will be outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

•	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

•	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net operating income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “effective gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “total operating expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio”, Cut-off Date Loan-to-Value Ratio”, “Cut-off Date LTV”, or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or Mortgaged Properties.

•	In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, Loan-to-Value Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan.

•	With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties. See the definition of “Appraised Value” above and Annex A-1 and the related footnotes.

“EGI” means “Effective Gross Income”, as defined under “Cash Flow Analysis” above.

“GLA” means gross leasable area.

“Grace Period” is the number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender; provided that hotel, multifamily and manufactured housing community properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“IO” means interest-only.

“IO Period UW NCF DSCR” means the Debt Service Coverage Ratio with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet. Similarly, “2nd Largest Tenant”, “3rd Largest Tenant”, “4th Largest Tenant” and “5th Largest Tenant” mean, with respect to any Mortgaged Property, the tenant occupying the second, third, fourth or fifth (as applicable) largest amount of net rentable square feet.

“Lease Expiration of Largest Tenant” means the date at which the applicable Largest Tenant’s lease is scheduled to expire. Similarly, “Lease Expiration of 2nd Largest Tenant”, “Lease Expiration of 3rd Largest Tenant”, “Lease Expiration of 4th Largest Tenant” and “Lease Expiration of 5th Largest Tenant” mean, with respect to any Mortgaged Property, the date at which the applicable 2nd Largest Tenant’s, 3rd Largest Tenant’s, 4th Largest Tenant’s or 5th Largest Tenant’s, as applicable, lease is scheduled to expire.

“Loan Per Unit” means the applicable principal balance per unit of measure as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the subject Mortgage Loan included in the issuing entity unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”,, “Loan-to-Value Ratio at Maturity or ARD”, “Balloon LTV”, “Maturity Date LTV Ratio” or “Maturity Date LTV” means, with respect to any Mortgage Loan, (a) the Balloon Balance for such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratio at Maturity or ARD was calculated including both such Mortgage Loan and any related Pari Passu Companion Loan.

In the case of an ARD Loan, the LTV Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date. For further description, see the definition of “Appraised Value” above and Annex A-1 and the footnotes thereto.

With respect to any cross-collateralized and cross-defaulted Mortgage Loan, such terms mean the ratio, expressed as a percentage, of the aggregate Balloon Balance of the related Mortgage Loans divided by the aggregate Appraised Value of the related Mortgaged Properties.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical” or “as-renovated” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth below:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other than “As-Is”)	Maturity Date LTV Ratio (Other than “As-Is”)	Other than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Belk Headquarters	6.6%	59.8%	52.0%	$96,990,000(1)	66.7%	58.0%	$86,990,000
IPCC Self Storage Portfolio	6.1%	57.8%	53.3%	$92,500,000(2)	66.2%	61.0%	$80,850,000
Best Western – Agate Beach, OR	1.0%	56.2%	50.6%	$16,000,000(3)	73.7%	66.4%	$12,200,000

(1)	Reflects a “prospective market value at stabilization” as of April 1, 2016 that assumes (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016, each of which had occurred as of the origination date. The appraisal also provides an “as-is” value of $86,990,000 and a “go dark” value of $45,870,000.

(2)	Reflects an “as-is” value for the portfolio of Mortgaged Properties on a portfolio basis, which is higher than the aggregate “as-is” appraised values of the individual Mortgaged Properties equal to $80,850,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate appraised “as-is” values of the individual Mortgaged Properties are 66.2% and 61.0%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” value of the Mortgaged Properties on a portfolio basis are 57.8% and 53.3%, respectively.

(3)	In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, the appraised value for the Mortgaged Property represents the “as-complete” value of $16,000,000 as of May 1, 2017. Such value assumed the completion of interior and exterior renovation as part of the mandated PIP under a franchise agreement with Best Western International. The “as-is” appraised value of the Mortgaged Property as of April 7, 2016 is $12,200,000.

“Mortgage Rate” means, with respect to each Mortgage Loan or Whole Loan and any interest accrual period, the annual rate at which interest accrues on such Mortgage Loan or Whole Loan (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time (the initial Mortgage Rate with respect to each Mortgage Loan is set forth on Annex A-1); provided, that for purposes of calculating Pass-Through Rates equal to, based on and limited by the weighted average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that Mortgage Loan pursuant to the PSA.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI” means historical net operating income for a Mortgaged Property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the Mortgaged Property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain Mortgage Loans included in the issuing entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground lease payments. Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a Mortgaged Property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. Such percentage may include tenants which have executed a lease to occupy such Mortgaged Property even though the applicable tenant has not taken physical occupancy. The Occupancy Rate presented in this prospectus may include space subject to build-out or other renovation and may exclude space currently under renovation. Generally, for purposes of the presentation in this prospectus, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the Mortgaged Property, that (in either case) is obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises. We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus: (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the Mortgaged Property and executes a long-term lease at the Mortgaged Property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease; or (iii) a master lease that was not taken into account in the underwriting. “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the Mortgage Loan. A master lease may relate to all or a portion of a Mortgaged Property.

In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a Mortgaged Property reflects the existence of a “master lease”.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

•	“DEF(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

•	“LO(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

•	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

•	“YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account (rather than tenants, or in the case of hotel or multifamily or self-storage properties, credit card companies, depositing such rents directly).

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default under the loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower.

Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office building, industrial/warehouse facility, any combination of the foregoing, or any other property type for which such term is used, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any mortgaged property securing an underlying mortgage loan, the annual operating expenses estimated for that property, generally derived from the historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:

•	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;

•	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the mortgaged property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and

•	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.

Underwritten Expenses generally include:

•	salaries, wages and benefits;

•	the costs of utilities;

•	repairs and maintenance;

•	marketing;

•	insurance;

•	management;

•	landscaping;

•	security, if provided at the mortgaged property;

•	real estate taxes;

•	general and administrative expenses; and

•	ground lease payments, and other costs,

but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to both such Mortgage Loan and any related Pari Passu Companion Loan. With respect to any cross collateralized and cross defaulted Mortgage Loan, unless otherwise indicated, such terms mean the ratio of the aggregate Underwritten Net Cash Flow derived from the Mortgaged Properties securing all Mortgage Loans comprising such group divided by the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR”, “Underwritten NCF DSCR”, or “UW NCF DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan. For purposes of the information presented in this prospectus, the Underwritten Net Cash Flow DSCR (unless otherwise indicated) with respect to (a) any Mortgage Loan that is part of a Whole Loan, reflects the Annual Debt Service payable under both such Mortgage Loan and any related Pari Passu Companion Loan and (b) any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all the Mortgaged Properties securing such group and the aggregate Annual Debt Service payable under all Mortgage Loans comprising such group, in each case unless otherwise indicated.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.

In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease”.

“Underwritten Net Operating Income” or “UW NOI” with respect to any Mortgaged Property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller. In general, it is the estimated revenue derived from the use and operation of such Mortgaged Property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth herein. Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control. In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves.

Historical operating results may not be available or were deemed not relevant for some of the Mortgage Loans which are secured by Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property divided by the Cut-off Date Balance for such Mortgage Loan. With respect to any Mortgage Loan that is part of a Whole Loan, the Underwritten NOI Debt Yield is calculated with regard to both such Mortgage Loan and any related Pari Passu Companion Loan unless otherwise indicated. With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, Underwritten NOI Debt Yield is calculated on the basis of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income derived for the Mortgaged Properties securing all Mortgage Loans comprising such group, in each case unless otherwise indicated.

“Underwritten EGI” or “UW EGI” or “UW Effective Gross Income” “ with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.

“Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan. With respect to any Mortgage Loan that is part of a Whole Loan, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service payable with respect to both the Serviced Pari Passu Companion Loan(s) and the related Mortgage Loan included in the issuing entity unless otherwise indicated. With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income of all Mortgage Loans comprising such group, in each case unless otherwise indicated.

“Underwritten Revenue” or “UW Revenue” means, with respect to any Mortgage Loan, the gross potential rent, less vacancies and collection loss.

“Units”, “Rooms”, or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes or (d) in the case of certain Mortgaged Properties operating as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented including such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any other indebtedness, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans, unless otherwise indicated.

If we present a debt rating for some tenants and not others in the tables or elsewhere in this prospectus, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$876,260,057
Number of mortgage loans	52
Number of mortgaged properties	84
Number of crossed loans	0
Crossed loans as a percentage	0%
Range of Cut-off Date Balances	$2,027,202 to $60,000,000
Average Cut-off Date Balance	$16,851,155
Range of Mortgage Rates	4.097% to 5.950%
Weighted average Mortgage Rate	4.930%
Range of original terms to maturity	60 months to 180 months
Weighted average original term to maturity	113 months
Range of remaining terms to maturity	54 months to 179 months
Weighted average remaining term to maturity	110 months
Range of original amortization terms(2)(3)	300 months to 360 months
Weighted average original amortization term(2)(3)	353 months
Range of remaining amortization terms(2)(3)	292 months to 360 months
Weighted average remaining amortization term(2)(3)	352 months
Range of Cut-off Date LTV Ratios(4)	27.1% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)	60.5%
Range of LTV Ratios as of the maturity date(4)	27.1% to 69.1%
Weighted average LTV Ratio as of the maturity date(4)	53.9%
Range of UW NCF DSCRs(5)	1.23x to 4.39x
Weighted average UW NCF DSCR(5)	1.65x
Range of UW NOI Debt Yields	7.6% to 20.8%
Weighted average UW NOI Debt Yield	10.9%
Percentage of Initial Pool Balance consisting of:
Interest-Only, then Amortizing Balloon	49.7%
Amortizing Balloon	33.7%
Interest-Only Balloon	16.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes eight (8) Mortgage Loans, representing approximately 16.6% of the Initial Pool Balance, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(3)	In the case of the Princeton Pike Corporate Center mortgage loan, representing approximately 2.3% of the initial pool balance, such mortgage loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(4)	The appraised value for the Belk Headquarters Mortgaged Property represents the “prospective market value at stabilization” of $96,990,000 as of April 1, 2016. Such value assumed (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016, each of which had occurred as of the origination date. The “as-is” value of the Belk Headquarters Mortgaged Property as of March 1, 2016 was $86,990,000. The “go dark” value as of March 1, 2016 was $45,870,000. With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing 6.1% of the Initial Pool Balance, the appraised value of $92,500,000 represents the “as-is” value for the portfolio of Mortgaged Properties on a portfolio basis, which is higher than the aggregate “as-is” appraised values of the individual Mortgaged Properties equal to $80,850,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate appraised “as-is” values of the individual Mortgaged Properties are 66.2% and 61.0%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” value of the Mortgaged Properties on a portfolio basis are 57.8% and 53.3%, respectively. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, the appraised value for the

Mortgaged Property represents the “as-complete” value of $16,000,000 as of May 1, 2017. Such value assumed the completion of interior and exterior renovation as part of the mandated PIP under a franchise agreement with Best Western International. The “as-is” appraised value of the Mortgaged Property as of April 7, 2016 is $12,200,000. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	Debt service coverage ratios are calculated based on annual debt service equal to 12 times the monthly payment in effect as of the Cut-off Date; provided, that (i) in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, debt service coverage ratios are instead calculated based on annual debt service equal to the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, (ii) in the case of a Mortgage Loan that provides for interest-only payments through its maturity or Anticipated Repayment Date, as applicable, such items are calculated based on annual debt service equal to the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (iii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to its maturity or Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on annual debt service equal to the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include nine (9) Mortgage Loans, representing approximately 26.6% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
Suburban	9	$149,491,283	17.1%
CBD	4	124,542,622	14.2%
Subtotal:	13	$274,033,906	31.3%
Retail
Anchored	12	$130,349,711	14.9%
Regional Lifestyle Center	1	35,000,000	4.0%
Outlet Center	1	24,000,000	2.7%
Unanchored	7	21,354,381	2.4%
Shadow Anchored	2	14,667,979	1.7%
Single Tenant	4	7,855,209	0.9%
Subtotal:	27	$233,227,280	26.6%
Hospitality
Full Service	6	$129,662,222	14.8%
Limited Service	2	8,443,898	1.0%
Extended Stay	1	5,822,787	0.7%
Subtotal:	9	$143,928,907	16.4%
Multifamily
Garden	3	$42,975,000	4.9%
Student Housing	1	20,000,000	2.3%
Mid-rise	1	12,766,915	1.5%
Subtotal:	5	$75,741,915	8.6%
Mixed Use
Retail/Office	5	$53,098,286	6.1%
Multifamily/Retail	1	13,393,562	1.5%
Office/Industrial	1	8,223,087	0.9%
Subtotal:	7	$74,714,935	8.5%
Self Storage
Self Storage	19	$64,900,000	7.4%
Subtotal:	19	$64,900,000	7.4%
Manufactured Housing
Manufactured Housing	3	$5,719,220	0.7%
Subtotal:	3	$5,719,220	0.7%
Leased Fee
Leased Fee	1	$3,993,894	0.5%
Subtotal:	1	$3,993,894	0.5%

Total:	84	$876,260,057	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

Retail Properties

With respect to the retail properties, as well as mixed use properties and self storage properties with retail components, set forth in the above chart:

•	With respect to certain retail properties, some or all of the related tenants may not be required to continue to operate at such properties. The following are certain examples as among the 20 largest mortgage loans:

•	With respect to the Mortgaged Property identified on Annex A-1 as Burleson Crossing, which secures approximately 4.6% of the Initial Pool Balance, each of the five largest tenants, Hobby Lobby, Best Buy, TJ Maxx, Ross Dress for Less and Petco, collectively representing approximately 57.6% of SF and approximately 40.8% of underwritten base rent, has the right to cease to operate its business at the Mortgaged Property; however, if the tenant ceases to operate at the Mortgaged Property for a specified period (generally 180 continuous days, or in the case of Petco, within 30 days after tenant notifies the borrower of its intent to go dark), the borrower has the right to terminate such tenant’s lease upon prior written notice given within a notice period and for a number of days specified in the lease, and, in the case of Best Buy and TJ Maxx, payment to the tenant of the unamortized costs of its leasehold improvements. Certain of such tenants have the right to prevent such a lease termination by electing within a specified period that the tenant (or an assignee or sublessee) will operate in all or a portion of its premises.

•	With respect to the Mortgaged Property identified on Annex A-1 as Newbury Street Portfolio - 138 Newbury, representing approximately 1.0% of the Initial Pool Balance, the largest tenant H&M, occupying approximately 60.5% of the NRA, has the right to cease operations at the Mortgaged Property. If such cessation continues for 180 consecutive days, the borrower may terminate the lease.

•	With respect to the Mortgaged Property identified on Annex A-1 as Crossings at Marshall Creek, which secures approximately 2.0% of the Initial Pool Balance, the largest tenant, Price Chopper, representing approximately 48.8% of SF and approximately 42.0% of underwritten base rent, has the right to cease to operate its business at the Mortgaged Property. If the tenant ceases to operate for a full year, the borrower has the right to sublet the premises upon 45 days’ notice; however, the borrower must apply the sublet proceeds to the tenant’s rent and such sublet may not be for supermarket use. With respect to Family Dollar, the third largest tenant at such Mortgaged Property, representing approximately 7.5% of SF and approximately 6.3% of underwritten base rent, the borrower has the right to terminate such tenant’s lease upon 30 days’ notice if such tenant ceases to operate for six consecutive months and other businesses at the Mortgaged Property continue to operate.

•	With respect to the Mortgaged Property identified on Annex A-1 as Ash Tree Square, representing approximately 1.1% of the Initial Pool Balance, one of the largest tenants, CVS Pharmacy, representing 19.6% of gross leasable area, is dark but is current on rent payments. CVS’s rent was included in underwritten net rental income for such Mortgaged Property.

In addition, there may be other Mortgaged Properties among the 20 largest Mortgage Loans, and there are other Mortgaged Properties that are not included in the 20 largest Mortgage Loans, including certain single tenant Mortgaged Properties, with respect to which the related tenants are not required to continue to operate their respective businesses at such Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Multifamily Properties

With respect to the multifamily and similar mixed use properties set forth in the above chart:

•	With respect to the Mortgaged Property identified on Annex A-1 as Campus Palms, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is student housing. In addition, 98 of the 570 beds at the Mortgaged Property are leased to Temporary Housing Solutions for use as short-term housing for foreign exchange students working at an internship program at nearby Busch Gardens. The lease is scheduled to terminate on July 31, 2018.

•	With respect to the Mortgaged Property identified on Annex A-1 as Huntington Apartments, representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property is a mixed use property that has ground floor retail and multifamily units with a significant student tenant population. In addition, approximately 61.2% of the multifamily units at the Mortgaged Property are single resident occupancy units with common amenities. In addition, the Mortgaged Property is subject to a Los Angeles Rent Stabilization Ordinance that limits the maximum allowable rent increases for existing tenants. The annual allowable rent increase is based on the Consumer Price Index average for the Los Angeles–Long Beach–Anaheim areas for a 12-month period ending September 30 of each year. The percentage can be no lower than 3% and no higher than 8%. The ordinance also limits the conditions under which tenants can be evicted.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Office Properties

With respect to the office properties set forth in the above chart or mixed use properties that include office tenants:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 300 Four Falls, representing approximately 2.3% of the Initial Pool Balance, the second largest tenant, The Judge Group, Inc., representing 13.9% of the NRA, has given notice that it will not renew its lease upon expiration on August 31, 2017.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, the Mortgaged Property is located near several other office parks that compete with it. For example, Philadelphia Insurance, which had been a tenant at the Mortgaged Property since 2006, recently exercised a termination option and relocated to a competing office park (which is owned by an affiliate of the borrower). The Mortgaged Property is also located adjacent to parcels of vacant land that are approved for office/hotel development. Moreover, a corporate entity is constructing a new office campus near the Mortgaged Property, and vacating an office building located three (3) miles from the Mortgaged Property, which is expected to compete with the Mortgaged Property, and a 650,000 SF office building located eight (8) miles from the Mortgaged Property, which may compete with the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hotel Properties

With respect to the hotel properties set forth in the above chart:

•	With respect to the Mortgaged Property identified on Annex A-1 as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 6.8% of the Initial Pool Balance, such

Mortgaged Property has a history as an events hotel, and approximately 43.7% of the revenues from such Mortgaged Property are generated by the food and beverage categories.

•	With respect to nine (9) Mortgaged Properties, representing approximately 16.4% of the Initial Pool Balance by Allocated Loan Amount in the aggregate, such Mortgaged Properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement. The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the related Mortgage Loan
Hyatt Regency Huntington Beach Resort & Spa	$60,000,000	6.8%	12/31/2023	5/1/2026
Renaissance Cincinnati	$22,656,369	2.6%	7/9/2034	2/6/2026
Le Meridien Cambridge MIT	$21,100,000	2.4%	12/4/2027	12/1/2020
Crowne Plaza – Indianapolis, IN	$9,448,827	1.1%	9/22/2019	1/6/2026
Best Western - Agate Beach, OR	$8,987,419	1.0%	11/30/2016	5/6/2021
Comfort Inn – Cross Lanes, WV	$7,469,607	0.9%	2/24/2032	3/6/2026
Hawthorn Suites – Troy, MI	$5,822,787	0.7%	6/13/2032	10/6/2025
Country Inn & Suites – Emporia, VA	$4,978,062	0.6%	7/31/2029	3/6/2026
Hampton Inn & Suites – Bloomington, IL	$3,465,836	0.4%	6/17/2020	12/6/2025

(1)	Best Western International is structured as a membership organization and membership agreements to operate as a Best Western Hotel are written for one-year terms that are continuously renewable at the member’s election.

(2)	The sponsor has entered into a 15-year franchise agreement with Wyndham Hotel Group on December 30, 2015 to convert the mortgaged property to a Wyndham Garden Inn and is required by the related Mortgage Loan documents to perform the required Wyndham PIP.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, at origination, the borrower reserved $3,500,000 into an earnout reserve account. With respect to the earnout reserve, the Mortgage Loan documents provide that such reserve may be released to the borrower if, prior to March 6, 2020, among other conditions, (i) the gross income from operations at the Mortgaged Property is at least equal to $19,500,000 for the trailing 12 month calendar period, (ii) the net cash flow at the Mortgaged Property is at least equal to $6,720,000 for the trailing 12 month calendar period, (iii) no event of default has occurred and is then continuing and (iv) no cash management period is then continuing. In the event the lender determines, in its reasonable discretion, that the earnout conditions are not met prior to March 6, 2020, it may retain the amounts in the earnout reserve as additional security for the Mortgage Loan.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Crowne Plaza – Indianapolis, IN, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is operating under a franchise agreement with InterContinental Hotels Group that will expire in September 2019. The borrower is expected to undergo a 10-year PIP commencing in September 2019 when the franchise agreement expires. The plan includes improvements to hard and soft goods in guest rooms, guest bathrooms and common areas at an estimated cost of approximately $3,251,835. At the origination of the Mortgage Loan, approximately $1,200,000 was reserved in connection with the PIP. In addition, the borrower will reserve 4.0% FF&E collections of approximately $28,583 per month and additional monthly deposits of $12,000 until the related franchise agreement is renewed or extended and all required PIP funds have been reserved. Additionally, the Mortgage Loan will become full recourse to the guarantor in the event (i) that the borrower fails to complete any PIP or other capital improvement plan imposed by the hotel franchisor, or (ii) the franchise agreement expires or is terminated during the loan term. In addition, 22% of the revenue generated at the Mortgaged Property comes from food and beverage services. Another 5.6% of revenues are generated from other sources, including meeting room rentals, parking, guest laundry, gift shop sales, vending commissions, and movie rentals.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, the sponsor currently operates under a franchise agreement with Best Western International and is scheduled to undergo interior and exterior renovation as part of the mandated PIP. The mandated PIP is expected to be completed between November 2016 and February 2017, at an estimated cost of approximately $2,700,000. A PIP reserve fund in the amount of $3,385,656 was established at origination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, the related borrower was the holder of a temporary liquor license at loan origination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, 22.0% of revenues derive from restaurants, lounges and/or meeting spaces.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Comfort Inn – Cross Lanes, WV, representing approximately 0.9% of the Initial Pool Balance, the sponsor currently operates under a franchise agreement with Choice Hotels International, Inc., which expires on February 24, 2032. The sponsor entered into a 15-year franchise agreement (beginning on the commencement of operations as a Wyndham Garden Inn but no later than April 1, 2017) with Wyndham Hotel Group on December 30, 2015 to convert the mortgaged property to a Wyndham Garden Inn and a PIP reserve fund in the amount of $1,770,000 was established at origination.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Comfort Inn – Cross Lanes, WV, representing approximately 0.9% of the Initial Pool Balance, the related property manager and sponsor affiliate is the holder of a liquor license pursuant to a lease with the related borrower. Such lease will continue for the term of the Mortgage Loan unless the lender takes title to the Mortgaged Property, in which case the lender may terminate the lease within 90 days.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hawthorn Suites – Troy, MI, representing approximately 0.7% of the Initial Pool Balance, there are two new hotels under construction within a four mile radius of the Mortgaged Property. Together, the two new hotels will provide 188 rooms. Additionally, in April 2016 a Hilton Garden Inn with 114 rooms opened less than one mile from the Mortgaged Property. The appraiser indicated that the new hotel targeted a more upscale business market than the

Mortgaged Property. There can be no assurances that the new supply of hotel rooms will not affect the revenues of the Mortgaged Property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hampton Inn & Suites – Bloomington, IL, representing approximately 0.4% of the Initial Pool Balance, the sponsor currently operates under a franchise agreement with Promus Hotels, Inc., which was acquired by HLT Existing Franchises Holding LLC in September 1999. The franchise agreement expires June 17, 2020 with no remaining renewal options.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Hyatt Regency Huntington Beach Resort & Spa, Renaissance Cincinnati, Le Meridien Cambridge MIT, Best Western – Agate Beach, OR, Comfort Inn – Cross Lanes, WV and Country Inn & Suites – Emporia, VA, representing approximately 14.3% of the Initial Pool Balance, each such Mortgage Loan provides for a seasonality reserve.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hotel Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Self Storage Properties

With respect to the self storage properties and mixed use properties set forth in the above chart:

•	With respect to the Mortgaged Properties secured by the Mortgage Loan identified on Annex A-1 as IPCC Self Storage Portfolio, representing approximately 6.1% of the Initial Pool Balance, the engineering report identified approximately $424,644 in immediate required repairs across the portfolio of Mortgaged Properties. The required repairs include, but are not limited to, sealing cracks in pavement, repainting signs and walls, replacing light fixtures, and modifying bathrooms and walkways to satisfy ADA requirements. Most of the repairs are required to be completed within 180 days of the origination date with an additional 90 day extension if completion of the repairs is being diligently pursued. While no reserve for deferred maintenance was established at origination, the Mortgage Loan documents established one evergreen replacement reserve escrow of $218,931. In addition, the borrower reserved $2,050,000 under a master trust agreement to pay for general maintenance, leasing commissions, and capital expenditures for the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart:

•	Each such mixed use Mortgaged Property has retail and office components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Properties

With respect to the manufactured housing properties set forth in the above chart:

•	With respect to the Mortgaged Property secured by the Mortgage Loan identified on Annex A-1 as Windsong Mobile Village, representing approximately 0.4% of the Initial Pool Balance, there are approximately 21 manufactured homes (representing approximately 14.5% of total pad sites) that are owned by a borrower affiliate and rented by such borrower affiliate to third party tenants. Neither the homes nor the income from the rental of such manufactured homes is included in the collateral for such Mortgage Loan nor were they included in underwriting such Mortgage Loan. The related Mortgage Loan documents permit an affiliate of the borrower to own or guaranty the financing of up to 25% of occupied home sites (which must be subject to an arm’s length lease with the borrower).

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks”.

Leased Fee Properties

With respect to the leased fee property set forth in the above chart:

With respect to the Mortgaged Property identified on Annex A-1 as North Olmsted Shopping Center Fee, which secures approximately 0.5% of the Initial Pool Balance, the related ground lease, which is the sole source of income to the borrower, expires in the same year as the maturity date of such Mortgage Loan. In addition, the ground lessee has the right to place a leasehold mortgage on its leasehold interest in the Mortgaged Property.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Restaurant	13	14.8%
Bank branch	8	11.1%
Government	5	7.3%
Food store	4	6.7%
Gym, fitness center or a health club	4	6.2%
Theater	2	5.7%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	6	5.7%
Charity, not-for-profit	3	3.9%

(1)	Based on Allocated Loan Amount.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Mortgaged Property identified on Annex A-1 as AvidXchange - AvidXchange Music Factory, representing approximately 2.4% of the Initial Pool Balance, approximately 26.6% of the NRA is leased to three tenants that operate as music venues.

Additionally, the Mortgaged Properties identified on Annex A-1 as Robin’s Nest and In-Rel 8 – Center Point, which secure approximately 0.8% of the Initial Pool Balance by Allocated Loan Amount, include one tenant that operates its space as a dry cleaner with on-site processing.

With respect to the Mortgaged Property identified on Annex A-1 as Huntington Apartments, representing approximately 1.5% of the Initial Pool Balance, the Mortgaged Property is a mixed use property that has ground floor retail and multifamily units with a significant student population. In addition, approximately 61.2% of the multifamily units at the Mortgaged Property are single resident occupancy units with common amenities.

Significant Mortgage Loans and Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	Property Type(2)
Hyatt Regency Huntington Beach Resort & Spa	$60,000,000	6.8%	$386,847.20	1.74x	54.4%	Hospitality
In-Rel 8	$60,000,000	6.8%	$62.56	1.68x	69.7%	Various
Belk Headquarters	$58,000,000	6.6%	$122.44	1.27x	59.8%	Office
IPCC Self Storage Portfolio	$53,500,000	6.1%	$51.28	1.43x	57.8%	Self Storage
525 Seventh Avenue	$44,000,000	5.0%	$346.39	1.71x	45.1%	Office
Burleson Crossing	$40,250,000	4.6%	$159.62	1.27x	71.0%	Retail
2100 Ross	$37,810,190	4.3%	$115.57	1.36x	58.4%	Office
Twenty Ninth Street Retail	$35,000,000	4.0%	$212.72	2.79x	42.9%	Retail
Valencia at Doral	$33,000,000	3.8%	$194,117.65	1.32x	61.1%	Multifamily
Gateway Plaza	$29,500,000	3.4%	$174.08	1.98x	46.7%	Office
Grove City Premium Outlets	$24,000,000	2.7%	$263.55	2.68x	54.9%	Retail
Renaissance Cincinnati	$22,656,369	2.6%	$175,358.89	1.73x	63.1%	Hospitality
Le Meridien Cambridge MIT	$21,100,000	2.4%	$343,809.52	1.53x	68.1%	Hospitality
AvidXchange	$20,773,962	2.4%	$217.20	1.61x	61.1%	Mixed Use
300 Four Falls	$20,000,000	2.3%	$234.52	1.94x	69.1%	Office
Top 3 Total/Weighted Average	$178,000,000	20.3%		1.57x	61.3%
Top 5 Total/Weighted Average	$275,500,000	31.4%		1.56x	58.0%
Top 15 Total/Weighted Average	$559,590,521	63.9%		1.68x	58.6%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan(s) in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan. The appraised value for the Belk Headquarters Mortgaged Property represents the “prospective market value at stabilization” of $96,990,000 as of April 1, 2016. Such value assumed (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016, each of which had occurred as of the origination date. The “as-is” value of the Belk Headquarters Mortgaged Property as of March 1, 2016 was $86,990,000. In addition, with respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing 6.1% of the Initial Pool Balance, the appraised value of $92,500,000 represents the “as-is” value for the portfolio of Mortgaged Properties on a portfolio basis, which is higher than the aggregate “as-is” appraised values of the individual Mortgaged Properties equal to $80,850,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate appraised “as-is” values of the individual Mortgaged Properties are 66.2% and 61.0%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” value of the Mortgaged Properties on a portfolio basis are 57.8% and 53.3%, respectively.

(2)	With respect to the In-Rel 8 Mortgage Loan, the related Mortgaged Properties that make up the portfolio of Mortgaged Properties securing the Mortgage Loan comprise more than one property type. They include office and retail properties.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

As set forth below in the table entitled “Cross-Collateralized/Multi-Property Mortgage Loans”, the Mortgage Pool will include seven (7) Mortgage Loans, collectively representing approximately 20.2% of the Initial Pool Balance, each of which are secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of properties securing a multi-property Mortgage Loan or group of cross-collateralized Mortgage Loans may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Cross-Collateralized/Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Group	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
In-Rel 8	Multi-property	$60,000,000	6.8%
IPCC Self Storage Portfolio	Multi-property	$53,500,000	6.1%
AvidXchange	Multi-property	$20,773,962	2.4%
Newbury Street Portfolio	Multi-property	$20,000,000	2.3%
Austin Office Portfolio	Multi-property	$14,700,000	1.7%
Dembs Roth Hampton Mercury I Portfolio	Multi-property	$5,764,266	0.7%
Pine Terrace MHC and Lakeview MHC	Multi-property	$2,027,202	0.2%
Total		$176,765,429	20.2%

(1)	Total may not equal the sum of such amounts listed due to rounding.

Related Borrower Loans (Other than Cross-Collateralized Groups)

One (1) group of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” and representing approximately 1.1%, of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other.

The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property

Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Group 1:
Timbercreek Village	1	$5,250,000	0.6%
Governors House Apartments	1	$4,725,000	0.5%
Total for Group 1:	2	$9,975,000	1.1%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Mortgage loans with related borrowers are identified under “Related Borrower Loans” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Texas	18	$150,125,669	17.1%
California	4	$95,998,392	11.0%
North Carolina	6	$95,651,232	10.9%
Pennsylvania	8	$92,026,137	10.5%
Florida	5	$61,816,343	7.1%
Colorado	3	$48,202,500	5.5%
New York	1	$44,000,000	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout sixteen (16) other states, with less than 5.0% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

•	Seven (7) Mortgaged Properties securing approximately 14.8% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 25%.

•	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, which areas are more susceptible to hurricanes.

Mortgaged Properties With Limited Prior Operating History

With respect to seven (7) Mortgaged Properties, representing approximately 13.4% of the Initial Pool Balance by allocated loan amount, the related borrower or an affiliate acquired all or a portion of the related Mortgaged Property within 7 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide (or was able to only partially provide) the related mortgage loan seller with historical financial information for such acquired Mortgaged Property.

Six (6) Mortgaged Properties, representing approximately 8.6% of the Initial Pool Balance by allocated loan amount, were constructed or the subject of a major renovation that was completed within twenty-four (24) calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has limited or no prior operating history.

One (1) Mortgaged Property, representing approximately 0.6% of the Initial Pool Balance by allocated loan amount, is a single tenant property subject to a triple net lease with the related tenant and consequently, historical financial statements or operating statements are not available for such Mortgaged Property.

One (1) Mortgaged Property, representing approximately 0.8% of the Initial Pool Balance by allocated loan amount, is a property subject to triple net leases with the related major tenants and, consequently, historical financial statements or operating statements are not available for such Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

One (1) Mortgaged Property identified as Tollgate Commons on Annex A-1, representing approximately 0.6% of the Initial Pool Balance, has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Mortgaged Property identified on Annex A-1 as Tollgate Commons, representing approximately 0.6% of the Initial Pool Balance, five borrowers own the Mortgaged Property as tenants-in-common. Three of the tenants in common are required to be owned by the same party. In addition, each borrower has waived its right to partition, and all of the tenants in common are also borrowers under the loan agreement.

Condominium Interests

Seven (7) of the Mortgaged Properties, identified on Annex A-1 as Belk Headquarters, Valencia at Doral, Gateway Plaza, Le Meridien Cambridge MIT, Princeton Pike Corporate Center, The Granville and Tollgate Commons, representing approximately 6.6%, 3.8%, 3.4%, 2.4%, 2.3%, 1.1% and 0.6%, respectively, of the Initial Pool Balance, are comprised, in certain cases, in part, of the related borrower’s interest in one or more units in a condominium. With respect to such Mortgaged Properties (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Mortgaged Property identified on Annex A-1 as Belk Headquarters, representing approximately 6.6% of the Initial Pool Balance, the related condominium regime consists of two (2) condominium units. The related borrowers own 100% of the interests in both condominium units. However, Belk, Inc., the single tenant, controls the board via a proxy to vote the borrowers’ membership interests, subject to the borrowers’ consent rights over certain major decisions. The tenant’s proxy and board control terminate if the tenant is in default under the tenant leases beyond applicable notice and cure periods, in which case the borrowers would gain full control of the condominium board and association.

With respect to the Mortgaged Property identified on Annex A-1 as Valencia at Doral, representing approximately 3.8% of the Initial Pool Balance, the related condominium regime consists of 310 residential condominium units and six club non-residential condominium units across three (3) condominium regimes: Valencia at Doral Condominium No. 1, Valencia at Doral Condominium No. 2 and Valencia at Doral Club Condominium. Of these, 170 residential condominium units across Valencia at Doral Condominium No. 1, Valencia at Doral Condominium No. 2 and Valencia at Doral Club Condominium are owned by the borrower and are part of the collateral for the Mortgage Loan. The board members of each of the condominiums are elected by the majority of the votes present at the election meeting. The related borrower owns 100% of voting interests in Valencia at Doral Club Condominium, 75.33% of voting interests in Valencia at Doral Condominium No. 2 and 35.62% of voting interests in Valencia at Doral Condominium No. 1. As of the date of origination, the related borrower controlled the boards of all three condominiums. In the event the related borrower loses control of the board of Valencia at Doral Condominium No. 1, the related condominium documents contain standard super-majority protections.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, there are two borrowers, one of which owns the fee interest and the other of which owns the leasehold interest in the Mortgaged Property. The Gateway Plaza fee borrower owns the fee interest in the Mortgaged Property and has ground leased such fee interest to the Gateway Plaza leasehold borrower pursuant to a ground lease expiring in August 2088 (the “Gateway Plaza Ground Lease”). The leasehold interest under the Gateway Plaza Ground Lease is subject to a condominium regime, consisting of two leasehold condominium units, one of which is comprised of the public portion of the in-building parking garage, consisting of 310 spaces, which leasehold condominium unit is held by the City of Richmond (the “City of Richmond Leasehold Condominium Unit”), and the other of which is comprised of the remainder of the Mortgaged Property, and is held by the Gateway Plaza leasehold borrower (the “Gateway Plaza Borrower Leasehold Condominium Unit”). The collateral for the Mortgage Loan includes (i) the fee interest of the Gateway Plaza fee borrower, (ii) the leasehold interest of the Gateway Plaza leasehold borrower (subject to the City of Richmond Leasehold Condominium Unit), and (iii) the Gateway Plaza Borrower Leasehold Condominium Unit. Upon a foreclosure of the Gateway Plaza Mortgage Loan, the lender’s interest in the Mortgaged Property would exclude the City of Richmond Leasehold Condominium Unit. The Gateway Plaza leasehold borrower has a 75% interest in the condominium, and is entitled to appoint two (2) members of the condominium board and the City of Richmond is entitled to appoint one (1) board member.

With respect to the Mortgaged Property identified on Annex A-1 as Le Meridien Cambridge MIT, representing approximately 2.4% of the Initial Pool Balance, the related condominium regime consists of three (3) condominium units, of which the related borrower has beneficial and leasehold interest in one unit (the “Hotel Unit”) and other persons (which are not affiliates of such borrower) own the remaining two (2) condominium units. The related borrower has the right to appoint one (1) condominium board trustee. The related condominium board may only act by unanimous vote of the trustees. In addition, the related borrower’s interest in the Hotel Unit constitutes a 57% interest in the general common elements of the related condominium regime.

The Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, which secures a Mortgage Loan representing approximately 2.3% of the Initial Pool Balance, consists of eight (8) office buildings, of which four (4) of the buildings are included in three (3) separate condominium regimes, as follows:

•	The 100 Lenox Drive condominium is comprised of the building known as 100 Lenox Drive and is a 91,450 SF office building that is divided into two (2) condominium units that share a structural wall. The borrower’s pro rata share of the square footage and common elements is 55.7%. The borrower is required under the condominium documents to perform certain common area services (such as snow removal, landscaping, fire alarm monitoring, parking lot maintenance, etc.) and bill back the other unit owner for its pro rata share. The condominium is governed by a board of three (3) directors, which is controlled by the borrower.

•	The 1000 Lenox condominium is made up of four (4) condominium units: 1000 Lenox Drive, 1100 Lenox Drive, 1200 Lenox Drive and 1300 Lenox Drive. 1000 Lenox Drive and 1200 Lenox Drive are owned by the borrower and are part of the collateral for the Mortgage Loan. The other two (2) units, which do not secure the Mortgage Loan, consist of undeveloped land and related development rights. The condominium is governed by a board of directors, as to which each unit owner is permitted to appoint one member. Accordingly, the borrower has the right to appoint only two (2) of the four (4) directors, and does not control the condominium board.

•	The 2000 Lenox condominium is made up of three (3) condominium units. 2000 Lenox Drive is the only developed lot in the condominium and the only unit which secures the Mortgage Loan. The condominium is governed by a board of three (3) directors, with each director elected by majority vote, and each unit having one vote with a value equal to its interest in the common elements. The borrower has a 33-1/3% interest in the common elements, and does not control the condominium board.

The buildings identified as 100 Lenox Drive, 1000 Lenox Drive, 1200 Lenox Drive and 2000 Lenox Drive are also bound by a roadway covenant for the maintenance of Lenox Drive.

With respect to the Mortgaged Property identified on Annex A-1 as The Granville, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is part of a mixed-use building consisting of retail shops, 160 residential condominium units and 158 parking spaces (106 of which are dedicated to the retail component). The collateral for the Mortgaged Property is comprised of the retail component and the 106 parking spaces that are dedicated to the retail component. The Mortgaged Property consisting of such 106 parking spaces is subject to a condominium regime, which is not controlled by the borrower; such parking spaces represent approximately 4.6% of the condominium development. The retail component is not part of the condominium development.

With respect to the Mortgaged Property identified on Annex A-1 as Tollgate Commons, representing approximately 0.6% of the Initial Pool Balance, a restaurant tenant was constructed on an approximately 0.167 acre plot which comprises condominium unit five (“Unit 5”), which is part of the collateral for the related Mortgage Loan, of the Kulpsville Business District Campus. The shared costs associated with the Kulpsville Business Campus are managed by the condominium association, which allocates any shared costs to unit owners based upon their interest in the condominium. Unit 5 represents approximately 1.4% of the condominium development. The borrower does not control the condominium board.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	81	$817,824,921	93.4%
Fee/Leasehold(3)	2	37,335,135	4.3
Leasehold	1	21,100,000	2.4
Total	84	$876,260,057	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

(3)	The related Mortgages create a first lien on a combination of fee simple estates and leasehold estates in one or more commercial properties.

In general, unless the related fee interest is also encumbered by the related Mortgage, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, each of the ground leases has a term that extends at least twenty (20) years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as In-Rel 8, representing approximately 6.8% of the Initial Pool Balance, one of the related Mortgaged Properties is ground leased to the related borrower pursuant to an amended 40-year ground lease expiring December 10, 2039. The ground lease provides for three additional 10-year renewal options, which results in a maturity date (if extended) of December 31, 2069, which renewal options may be exercised by the lender. The current ground lease payment is $144,000 per year, with the next rent adjustment scheduled to occur in December 2019, to $172,800.

With respect to the Mortgage Loan identified on Annex A-1 as Twenty Ninth Street Retail, securing approximately 4.0% of the Initial Pool Balance, over 50% of such Mortgaged Property consists of a leasehold interest under a ground lease expiring on June 30, 2060. Ground rent is reset every ten years and is equal to 6% of the then appraised value of the land. The current annual ground rent is $2,052,000, and the next rent adjustment is scheduled to occur on July 1, 2022. The Mortgage Loan was underwritten based on the current ground rent.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, such Mortgaged Property is treated as fee for purposes of this prospectus; however, the Mortgaged Property includes both the fee interest and the ground leasehold interest, which interests are subject to the City of Richmond Leasehold Condominium Unit, as described above under “—Condominium Interests”.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, in connection with benefits to the Mortgaged Property from state and federal tax credits, ownership of the Mortgaged Property was bifurcated into a fee interest, held by the Bartlett Building, LLC borrower, and a leasehold interest, held by the CP Cincinnati OP, LLC borrower. Each of the entities is a co-borrower under the related notes and Mortgage Loan documents and, due to the overlapping structure, the ownership interest is identified as a fee interest in the above chart. See “—Real Estate and Other Tax Considerations” for additional information.

With respect to the Mortgage Loan identified on Annex A-1 as Le Meridien Cambridge MIT, representing approximately 2.4% of the Initial Pool Balance, the related Mortgaged Property is a part of a mixed-use condominium structure, known as the 20 Sidney Street Condominium, comprised of a hotel unit (which constitutes the related Mortgaged Property), a parking unit and a commercial unit (operated as a grocery). Neither the parking unit nor the commercial unit is collateral for the Le Meridien Cambridge MIT Mortgage Loan. Such 20 Sidney Street Condominium units are subject to several ground leases between Massachusetts Institute of Technology (“MIT”) as fee owner/ground lessor and the related borrower as ground lessee. The ground lease encumbering the related Mortgaged Property (i.e. the hotel unit) was entered into on December 5, 2007, expires on February 13, 2072, and requires an annual base rent of $179,114 plus percentage rent equal to 4.5% of annual gross rooms revenue in excess of the percentage rent base (percentage rent base being currently equal to $145,814 and adjusting by 15% of any increase or decrease in the fixed debt service payment). The ground lease also requires that the use of the hotel unit must be by an “upscale” hotel or conference center and that MIT receive the right of first refusal in connection with any sale of the hotel unit.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests” and “—Leased Fee Properties Have Special Risks”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

As regards ground leases, see representation and warranty no. 34 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than eleven (11) months prior to the Cut-off Date. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 40 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as In-Rel 8, representing approximately 6.8% of the Initial Pool Balance, the related Phase I ESA for the 4100 Okeechobee property reported that underground storage tanks (“USTs”) for a prior onsite automotive repair facility had been removed in 1988 prior to comprehensive UST closure regulations, and underground hydraulic lifts also were removed. Later sampling identified no elevated groundwater impacts. The ESA recommended no further actions in this matter other than decommissioning a remaining monitoring well.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Metro Self Storage – LaMarque, representing approximately 0.4% of the Initial Pool Balance, a recognized environmental condition was identified in connection with groundwater contamination from an adjacent historic gasoline station. The Texas Commission on Environmental Quality (TCEQ) issued an Innocent Owner/Operator Program (IOP) Certificate in 2011, which is non-transferable to new site owners and operators. Prospective site owners must apply to receive a new TCEQ IOP Certificate, which may require a Phase II subsurface investigation. A Phase II subsurface investigation dated March 16, 2016 concluded that the contaminants detected at the site are associated with the release from the off-site former gas station and confirmed the site’s eligibility for a TCEQ IOP Certificate. The Mortgage Loan documents require the borrower to re-apply for a TCEQ IOP Letter within 180 days of origination of the Mortgage Loan.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 2100 Ross, representing approximately 4.3% of the Initial Pool Balance, the related Phase I ESA reported that groundwater had been impacted either by historic onsite or offsite activities and the Mortgaged Property previously entered a state voluntary cleanup program. A dewatering system was constructed to divert and pretreat groundwater prior to discharge by permit to the municipal sewer system. The ESA concluded that vapor intrusion is not a concern. The ESA recommended no additional action in regard to this issue.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Twenty Ninth Street Retail, representing approximately 4.0% of the Initial Pool Balance, the related Phase I ESA reported that four automobile service centers / gas stations previously had operated at the Mortgaged Property. The ESA noted that several USTs had been removed prior to redevelopment of the Mortgaged Property and following remediation were assigned no further action status. Documentation was not available regarding the removal of such USTs but based on factors such as a geophysical survey and multiple redevelopments the ESA concluded that no further action is needed. The borrower obtained a pollution and remediation legal liability policy from X.L. America, Inc. (rated “A+” by S&P and “A” by A.M. Best) with a mortgagee endorsement for $5 million per incident and in the aggregate and a $100,000 self-insured retention expiring on December 4, 2025. The environmental policy will need to be renewed during the term of the Mortgage Loan, and the borrower has covenanted in the Mortgage Loan documents to do the same. In addition, the failure to renew the environmental policy during the term of the Mortgage Loan is an event of default and a recourse carveout.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as AvidXchange, representing approximately 2.4% of the Initial Pool Balance, the Phase I ESA noted that the AvidXchange Music Factory Mortgaged Property was enrolled as a Brownfields site in 2003 due to residual soil contamination related to the former operation of an asbestos manufacturing facility at the Mortgaged Property. According to the Phase I ESA, as a result of supervised cleanup at the Mortgaged Property, the Brownfields case was characterized as a controlled recognized environmental condition and no additional remediation is required. The Phase I ESA identified environmental considerations, including, but not limited to a former unregulated 30,000-gallon heating oil underground storage tank and former railroad spur that do not require further action. Notwithstanding the foregoing, the borrowers obtained an environmental insurance policy from Lloyds Syndicates with a 10-year term (plus 30 days), a $100,000 deductible, a limit of $3,000,000 per occurrence and in the aggregate and an extended three year reporting period. All policy premiums have been paid in full. The Mortgage Loan borrower also entered into an environmental indemnity agreement with the mortgage lender.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burbank Retail Center, representing approximately 1.5% of the Initial Pool Balance, such Mortgaged Property lies within the limits of Area 1 (North Hollywood Wellfield Area) of the San Fernando Valley National Priorities List (NPL) Superfund site, and specifically lies within the boundaries of the Burbank Operable Unit of Area 1, as well as being identified in other regulatory databases. According to the Five-Year Review Report of the Burbank Operable Unit (September 2004), groundwater contaminants include metals (particularly chromium) and volatile organic compounds (VOCs); particularly trichloroethylene (TCE) and perchloroethylene (PCE). The ESA noted that, in connection with a prior loan made by the related loan seller on such Mortgaged Property, in 2006 the environmental consultant conducted a Limited Phase II Subsurface Investigation inside and outside the former dry cleaner tenant space at the subject property and recommended no further action.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as The Granville, representing approximately 1.1% of the Initial Pool Balance, the environmental consultant identified a controlled recognized environmental condition stemming from the presence of a former dry cleaner that had naphtha USTs on the site. A subsurface investigation conducted in 2003 confirmed that the USTs were removed but naphthalene-impacted soil was present at levels above the safety standards for exposure for construction workers. The environmental consultant reported that the elevated concentrations for construction workers can be managed during construction through the use of a Construction Worker Health and Safety Plan (O&M Plan). The Mortgage Loan documents require the borrower to comply with the O&M Plan in the event of construction on the Mortgaged Property.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as The Shoppes at Taylor Mill and Robin’s Nest, collectively representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Properties have, or previously had, onsite dry cleaning facilities for which the related Phase I ESAs reported either that prior impacts had been addressed adequately or for which no current significant impacts were identified. For such Mortgaged Properties, the related ESAs therefore recommended no further action other than to continue complying with regulatory and due care procedures. For instance, prior dry cleaning at The Shoppes at Taylor Mill impacted soils and subsequently received regulatory closure subject to deed restrictions prohibiting land use for residential facilities and groundwater use. The related ESA for Robin’s Nest reported that prior sampling detected no action level impacts for the dry cleaning facility that continues to operate onsite. The ESAs for both of those properties also noted that although past sampling identified no significant vapor intrusion concerns, it is always possible that conditions might change. The related borrower for The Shoppes at Taylor Mill obtained an environmental insurance policy from Lloyds Syndicates (rated “A” by A.M. Best) with a 10-year term (plus 30 days), a $50,000 deductible, a limit of $2,000,000 per occurrence and in the aggregate and an optional extended three-year reporting period. The related borrower for Robin’s Nest obtained an environmental insurance policy from Lloyds Syndicates (rated “A” by A.M. Best) with a 10-year term (plus 30 days), a $50,000 deductible, a $1,000,000 per occurrence and in the aggregate and an optional extended three-year reporting period.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miller Park Way Center, representing approximately 0.8% of the Initial Pool Balance, the related Phase I ESA reported that residual soil and groundwater impacts from a previous onsite malting facility received Conditional Closure from the Wisconsin Department of Natural Resources (“WDNR”). The ESA recommended no further action other than continued compliance with the closure obligations to obtain WDNR approval prior to any excavation or change of land use, ensure proper management of soils, maintain an engineered barrier over soil and a vapor barrier, and be included in a Geographic Information System registry for contaminated sites. The affected portion of the Mortgaged Property is leased to tenant Dental Associates Family and Specialty Care, LLC. In connection with its occupancy and proposed renovations of its leased space, Dental Associates Family and Specialty Care, LLC required the removal and replacement of the existing concrete building slab and associated exterior pavements and landscaped areas that serve as caps to prevent direct contact with and limit infiltration into subsurface fill/soil. The tenant’s cap modification plan, proposed by The Sigma Group, an environmental engineer, was approved by the WDNR and renovations are currently underway. Final WDNR approval will be required upon completion of the renovations. The related borrower has reserved for a $12,000 credit to such tenant under the Mortgage Loan agreement. In addition, the borrower obtained an environmental insurance policy from Beazley Insurance Services with a 10-year term (plus 30 days), a $50,000 deductible, a limit of $2,000,000 per occurrence and an optional extended three-year reporting period. We cannot assure you that final WDNR approval will be obtained.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion. Below are descriptions of certain of such Mortgaged Properties.

•	With respect to the Mortgaged Property secured by the Mortgage Loan identified on Annex A-1 as Belk Headquarters, representing approximately 6.6% of the Initial Pool Balance, the related single-tenant, Belk, Inc., is performing renovations improve the space, which plans include furniture purchases, IT wiring, security updates, elevator renovations, the addition of a fitness facility and general upfit, expected to be complete by December 2018, and in connection with such renovations the related sponsor provided at loan origination $11,000,000 to Belk, Inc.

•	With respect to the Mortgaged Properties secured by the Mortgage Loan identified on Annex A-1 as IPCC Self Storage Portfolio, representing approximately 6.1% of the Initial Pool Balance, the engineering report identified approximately $424,644 in immediate required repairs across the portfolio. The required repairs include, but are not limited to, sealing cracks in pavement, repainting signs and walls, replacing light fixtures, and modifying bathrooms and walkways to satisfy ADA requirements. Most of the repairs are required to be completed within 180 days of the origination date with an additional 90 day extension if completion of the repairs is being diligently pursued. While no reserve for deferred maintenance was established at origination, the Mortgage Loan documents established one evergreen replacement reserve escrow of $218,931. The borrower also reserved $2,050,000 under a master trust agreement to pay for general maintenance, leasing commissions, and capital expenditures for the Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burleson Crossing, representing approximately 4.6% of the Initial Pool Balance, the related borrower has the right to construct a 14,000 square foot addition to the Mortgaged Property (in addition to the existing 252,164 SF at such Mortgaged Property), at an estimated cost of $1,274,000, which is expected to be completed by the end of 2016. The cost of such construction was not escrowed for. The additional square feet were not underwritten.

•	With respect to the Mortgaged Property identified on Annex A-1 as Le Meridien Cambridge MIT, securing a Mortgage Loan representing approximately 2.4% of the Initial Pool Balance, the related borrower is performing renovations to the guestrooms, guestroom bathrooms, corridors, elevators and meeting space, expected to be complete by June 2017, and in connection with such renovations deposited at loan origination $3,077,284 into a PIP reserve.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, the Mortgage Loan funded the acquisition of the Mortgaged Property, which at the time of acquisition was undergoing a capital improvements program, which was not yet complete. Under the purchase agreement for the Mortgaged Property, various sellers escrowed the amount of $726,568 with Fidelity National Title Insurance Company as escrow agent to be used for the completion of such capital improvements. The applicable seller is authorized and obligated to perform the applicable work, and has the right to withdraw amounts from such reserve to the extent it performs such work. The agreements which establish the right and obligation of the sellers to perform ongoing work at the Mortgaged Property have been collaterally assigned to the lender. However, such escrow fund is not collateral for the Mortgage Loan, and the lender does not have the right to hold, and does not hold, such escrow.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Crowne Plaza – Indianapolis, IN, representing approximately 1.1% of the Initial Pool Balance, the borrower is expected to undergo a 10-year PIP commencing in September 2019 when the franchise agreement expires. The plan includes improvements to hard and soft goods in guest rooms, guest bathrooms and common areas at an estimated cost of approximately $3,251,835. At origination of the Mortgage Loan, approximately $1,200,000 was reserved in connection with the PIP. In addition, the borrower will reserve 4.0% FF&E collections of approximately $28,583 per month and additional monthly deposits of $12,000 until the related franchise agreement is renewed or extended and all required PIP funds have been reserved. Additionally, the Mortgage Loan will become full recourse to the guarantor in the event (i) that the borrower fails to complete any PIP or other capital improvement plan imposed by the hotel franchisor, or (ii) the franchise agreement expires or is terminated during the loan term.

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Best Western – Agate Beach, OR, Comfort Inn – Cross Lanes, WV and Country Inn & Suites – Emporia, VA, representing approximately 2.4% of the Initial Pool Balance, such Mortgaged Properties are required under the Mortgage Loan documents and by the related franchisor (or, in the case of Comfort Inn – Cross Lanes, WV, Wyndham Hotel Group) to undergo PIPs that include, among other things, renovations and repairs to guestrooms, guest bathrooms, corridors, elevators, the lobby and other common areas and resealing and re-striping of parking and driving areas. The PIPs are expected to be completed by April 1, 2017, February 28, 2017 and June 30, 2018, respectively, and reserves of $3,385,656, $1,770,000 and $238,438, respectively, were established at origination of the Mortgage Loans.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See “Appraised Value” above.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than eleven (11) months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or to remediate the deficiency.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Crowne Plaza – Indianapolis, IN, representing approximately 1.1% of the Initial Pool Balance, the borrower has leased 1.639 acres of land contiguous to the Mortgaged Property to provide additional parking spaces required for compliance with local zoning laws. The area for the parking space is leased from the Indianapolis Airport Authority and provides 195 parking spaces (out of 427 total spaces at the Mortgaged Property) for an annual fee of $29,986. The current lease term is scheduled to terminate on May 31, 2017. Although the parking spaces are not necessary for the operation of the Mortgaged Property, without the spaces the Mortgaged Property would be zoned illegal non-conforming. The sponsor indicated that it has plans to appeal the zoning requirements based on a recent parking survey, which indicated that the amount of parking at the Mortgaged Property is sufficient. Alternatively, the Mortgaged Property may be brought into compliance with local zoning laws without renewing such lease provided that the borrower re-stripes the parking lot at the Mortgaged Property to create 331 spaces and lease an additional 37 parking spaces at an off-site location. The Mortgage Loan will become full recourse to the guarantor in the event that the Mortgaged Property falls out of zoning compliance due to insufficient parking.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, the related non-recourse carveout guarantor is subject to a lawsuit filed on September 16, 2015, concerning a limited guaranty of recourse obligations executed by a predecessor entity of the guarantor in connection with a defaulted mortgage loan secured by a commercial property in Bridgewater, New Jersey. The plaintiff seeks approximately $15.5 million in order to satisfy the outstanding amount of the loan, plus reasonable attorney’s fees and other costs and disbursements related thereto. The plaintiff claims that the guarantor’s limited guaranty was triggered due to the merger of Newkirk Realty Trust, Inc. and Lexington Corporate Properties Trust on December 31, 2006, arguing that it constituted an event of default because it was a transfer that was not permitted by the related loan agreement.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, in May 2015, one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), was named as a defendant in an action brought by C-III Asset Management LLC, as special servicer, in connection with the foreclosure of a Marriott hotel located in Oklahoma City. The complaint seeks damages of $868,000 under the related environmental indemnity related to mold remediation and $750,000 related to alleged waste related to maintenance of the roof, sidewalks and miscellaneous equipment.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Crossings at Marshall Creek, securing approximately 2.0% of the Initial Pool Balance, which is located in East Stroudsburg, Pennsylvania, the local school board has filed an appeal in the Court of Common Pleas of Monroe County, 43rd Judicial District, Pennsylvania, in the case of East Stroudsburg Area School District v. Dallan Acquisitions, et. al., appealing the 2016 real estate tax assessment of such Mortgaged Property of $1,086,940. Current real estate taxes are $229,583. The appraised value of the Mortgaged Property was based on an assumed real estate tax assessment of $3,000,000, which would result in real estate taxes of $633,660, based on current tax rates. According to the appraisal, the sale price multiplied by the “common level ratio” would indicate an assessment of $5,179,350, or taxes of $1,093,982. There is no assurance as to the outcome of such litigation or of any re-assessment of the Mortgaged Property, or whether it would reflect any of the possible assessment or tax levels identified in the appraisal. It is possible any revised assessment could result in an increase in real estate taxes that is significantly higher than the amount underwritten.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Austin Office Portfolio, representing approximately 1.7% of the Initial Pool Balance, the sponsor reported that the City of Austin filed a lawsuit (the “Suit”) against the State of Texas and the Travis County Appraisal District (which effectively impacts all property owners in the district, including the borrowers), claiming re-assessment of taxes for tax year 2015 for all the properties in the Travis County Appraisal District, which includes certain of the Mortgaged Properties. The Suit was dismissed in November 2015 and appealed in January 2016. The borrower and the prior owner of the Mortgaged Properties entered into a tax proration agreement at the origination of the Mortgage Loan requiring the prior owner to pay for any additional taxes imposed due to the Suit. The Mortgage Loan is full recourse to the borrower and the guarantor for any tax liability of the borrower for the tax year 2015 or any subsequent tax year arising out of or in connection with the Suit.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Huntington Apartments, representing approximately 1.5% of the Initial Pool Balance, the borrower sponsor reported that he is a defendant in pending litigation brought by tenants at a property other than the Mortgaged Property that is owned by the borrower sponsor. The plaintiffs have named six defendants in the suit alleging adverse living conditions and negligence. Upon purchase of the unrelated property, the borrower sponsor set aside the capital necessary to renovate the property. Prior to commencing renovation, a structural problem was discovered that required all tenants to vacate the property. Six tenants remained at the property and commenced a suit against the borrower sponsor seeking damages of $150,000,000. The borrower sponsor reported that the insurance companies involved in the suit have agreed to cover any damages that may result, and maximum exposure is estimated to be $150,000. The borrower sponsor reported a net worth of approximately $63,270,000.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as DeZavala Crossing, representing approximately 1.1% of the Initial Pool Balance, the related borrower sponsor was subject to a lawsuit filed by Branch Banking and Trust Company (“BB&T”) in October 2014 in connection with a $2,000,000 loan made by Colonial Bank to an affiliate of the related borrower sponsor, R.M. Crowe Holding, LP., which was guaranteed by the related borrower sponsor. In August 2009, Colonial Bank failed and was taken over by the FDIC, which sold the note to BB&T. The note matured in March 2010, and in October 2014, BB&T filed suit against R.M. Crowe Holding, LP and the related borrower sponsor for the outstanding amounts due. A settlement was reached in October 2015, with R.M. Crowe Holding, LP and the related borrower sponsor to pay BB&T scheduled payments totaling approximately $1.1 million. Upon receipt of the final payment, BB&T will release and discharge R.M. Crowe Holding, LP and the related borrower sponsor from any claims and damages.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miller Park Way Center, representing approximately 0.8% of the Initial Pool Balance, the related guarantor and the borrower-affiliated property manager, Greywolf Partners, Inc., are subject to two lawsuits filed in 2015 in Minnesota federal and state courts by a former business partner of the related guarantor. The lawsuits concern a dispute with respect to rights to certain profits earned by Greywolf Partners, Inc. in the course of its management activities under various property management contracts, as well as amounts owed in connection with alleged advances to limited liability entities previously co-owned by the plaintiff and the related guarantor. The plaintiff is currently seeking approximately $12,000,000 in claims against the related guarantor, and the related guarantor is asserting approximately $19,200,000 in claims against the plaintiff. Court-ordered mediation/settlement conferences occurred from September 2015 through February 2016. It is anticipated that the claims will be arbitrated in the next nine to twelve months. A cash collateral reserve of $650,000 was established at loan origination, a portion of which will be released to the borrower upon final resolution of the lawsuits and satisfaction of the terms and conditions contained in the Mortgage Loan documents.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Tollgate Commons, representing approximately 0.6% of the Initial Pool Balance, unrelated to the Mortgaged Property, the borrower sponsor reported that he is a defendant in a civil suit filed November 21, 2014 concerning plaintiffs’ purchase of limited partnership interests in the borrower sponsor and an affiliated entity. Plaintiffs have initiated settlement discussions. The borrower sponsor maintains errors and omissions and directors’ and officers’ insurance coverage in the amount of $1,000,000. The borrower sponsor believes that the probable litigation exposure will be less than its level of insurance coverage. The borrower sponsor also reported that he is subject to litigation brought by a fellow tenant-in-common owner in three of the borrower sponsor’s projects where plaintiff is seeking the repurchase of her three ownership interests. The borrower sponsor has repurchased all but 25% of plaintiff’s interests, and the parties are working toward a final solution.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below. See also representation and warranty no. 13 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Thirty-six (36) of the Mortgage Loans, representing approximately 63.4% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Fifteen (15) of the Mortgage Loans, representing approximately 30.0% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

One (1) of the Mortgage Loans, representing approximately 6.6% of the Initial Pool Balance, was originated in connection with the borrower’s acquisition and finance of the related Mortgaged Properties.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as DeZavala Crossing, Gateway Business Center and Pine Terrace MHC and Lakeview MHC, representing approximately 1.1%, 0.9% and 0.2%, respectively, of the Initial Pool Balance, proceeds of each such Mortgage Loan refinanced a prior loan that was in maturity default at the time of refinancing.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 2100 Ross, representing approximately 4.3% of the Initial Pool Balance, the Mortgaged Property previously secured a mortgage loan that was included in the WBCMT 2007-C34 securitization trust and was foreclosed upon (under other ownership) in August 2012.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, within approximately the last ten years, parties to bankruptcy proceedings, foreclosure proceedings, deed in lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. With respect to bankruptcy proceedings that have occurred within the last ten years, examples include:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Windsong Mobile Village, representing approximately 0.4% of the Initial Pool Balance, four of the five members of the related Mortgage Loan sponsor filed for bankruptcy in 2010 and 2011. The bankruptcies were discharged in 2012.

In addition, with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans we note the following events within approximately the last ten years:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing approximately 6.1% of the Initial Pool Balance, the borrower sponsor reported three foreclosures since 2010. Four of the sponsor’s loans are currently subject to special servicing.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burleson Crossing, representing approximately 4.6% of the Initial Pool Balance, affiliates of the borrower were borrowers under a prior mortgage loan or loans which were the subject of foreclosure proceedings.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, an affiliate of the sponsor filed for bankruptcy in 2009.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Grove City Premium Outlets, representing approximately 2.7% of the Initial Pool Balance, the related non-recourse carveout guarantor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, loan modifications, foreclosure proceedings and deeds-in-lieu of foreclosure.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, in 2005, one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), acquired a portfolio of fourteen hotel properties from Blackstone Group, LP, financed by a $1,100,000,000 loan from Bear Stearns Companies, Inc. and Bank of America Corporation (and $300,000,000 of sponsor equity). The debt included seven tiers of mezzanine debt, which Blackstone Group, LP purchased. The debt matured in October 2010 with an outstanding principal balance of $1,030,000,000. CSC was unable to refinance or restructure the loan and agreed to a deed-in-lieu of foreclosure and transferred ownership of the portfolio back to Blackstone Group, LP In 2007, CSC acquired the Tropicana casinos in both Las Vegas and Atlantic City through a separate entity, Tropicana Entertainment. The New Jersey Casino Control Commission subsequently denied Tropicana Entertainment a gaming license, and as a result, Tropicana Entertainment was unable to operate the Tropicana casino in Atlantic City. Tropicana Entertainment defaulted on the loans that financed the acquisition and filed for Chapter 11 bankruptcy. In addition, CSC Holdings, LLC has been the borrower sponsor of various CMBS loans for which the related property has been acquired by the applicable lender in connection with a foreclosure or deed-in-lieu of foreclosure, as well as the borrower sponsor of certain nonrecourse loans that are currently in special servicing and/or where the related properties are being managed by an appointed receiver, are in foreclosure or have entered a deed-in-lieu transaction. CSC Holdings is also the borrower sponsor of loans in default outside of a securitization. See “—Litigation and other Considerations” for additional information.

There are likely other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan or its affiliates that have (i) occurred prior to the last 10 years, (ii) occurred during the last 10 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans, or (iii) otherwise occurred at any time and of which we are not aware. We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan or its affiliates.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

•	Six (6) Mortgaged Properties, representing in the aggregate approximately 7.9% of the Initial Pool Balance by Allocated Loan Amount, are each a single Mortgaged Property that is leased to a single tenant.

•	Twenty-two (22) Mortgaged Properties, representing approximately 19.8% of the Initial Pool Balance by Allocated Loan Amount, are leased to multiple tenants; however, one such tenant occupies more than 25% of the NRA of each such Mortgaged Property.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties (or portfolios of Mortgaged Properties) identified on Annex A-1 as In-Rel 8, Burleson Crossing, Gateway Plaza, Grove City Premium Outlets and 300 Four Falls.

With respect to the Mortgage Loans secured in whole or part by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied entirely, or substantially in its entirety, by a single tenant under a lease that expires prior to the maturity of such Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
In-Rel 8 – 4100 Okeechobee	0.4%	No	6/30/2019	6/6/2021
Dembs Roth Hampton Mercury I Portfolio - 1107-1117 W. Lincoln Highway	0.1%	No	7/21/2020	11/6/2025
Dembs Roth Hampton Mercury I Portfolio - 1630 75th Street	0.1%	No	2/8/2019	11/6/2025
Dembs Roth Hampton Mercury I Portfolio - 8636 South Cicero Avenue	0.1%	No	6/30/2020	11/6/2025

With respect to the top 15 Mortgage Loans shown in the table below, one or more leases representing 25% or greater of the NRA of the related Mortgaged Property or Mortgaged Properties (excluding Mortgage Loans secured by a single Mortgaged Property leased to a single tenant and shown in the table above) expires in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Leases Expiring	Calendar Year of Expiration	Maturity Date
Gateway Plaza	3.4%	75.8%	2030	2/6/2031
300 Four Falls	2.3%	28.0%	2017	2/1/2026
300 Four Falls	2.3%	32.5%	2020	2/1/2026
In-Rel 8 – Lynnfield Park	1.5%	58.2%	2018	6/6/2021
In-Rel 8 – Chase Tower	1.5%	25.9%	2017	6/6/2021
In-Rel 8 – I-Bank Tower	1.3%	26.4%	2021	6/6/2021
In-Rel 8 – Center Point	0.3%	43.1%	2019	6/6/2021
In-Rel 8 – Bainbridge Mall	0.2%	33.7%	2018	6/6/2021
In-Rel 8 – Bainbridge Mall	0.2%	27.0%	2021	6/6/2021
In-Rel 8 – Plantation Merch. Mart	0.2%	43.3%	2019	6/6/2021
In-Rel 8 – Plantation Merch. Mart	0.2%	32.7%	2020	6/6/2021

There may be other Mortgaged Properties as to which leases representing at least 25% or greater of the NRA of the related Mortgaged Property expire in a single calendar year prior to, or the same year as, the maturity of the related Mortgage Loan.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 25%) of the NRA of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

With respect to a substantial portion of the Mortgage Loans, all of the leases at the related Mortgaged Property expire prior to the maturity of such Mortgage Loans.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 20 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property or portfolio of Mortgaged Properties):

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 2100 Ross, representing approximately 4.3% of the Initial Pool Balance, the four largest tenants have the following termination rights: (1) the largest tenant, CBRE, Inc., has (a) a one-time termination option pertaining to 90,204 SF of its space which is effective January 1, 2018 upon notice to terminate on or before February 9, 2017, and payment of one month of base rent and the unamortized portion of construction allowance, rent abatement, leasing commissions, and certain legal fees, and (b) a termination option pertaining to 7,957 SF of its space effective upon 180 days’ notice and payment of the unamortized cost of all tenant improvements and leasing commissions; (2) the second largest tenant, Lockton Companies, LLC, has a right to terminate its lease effective March 31, 2022 upon 12 months’ notice, and payment of three months’ base rent, and the unamortized portion of the construction allowance, leasing commissions, and certain legal fees; (3) the third largest tenant, Netherland, Sewell & Associates, Inc., has an early termination option effective September 30, 2023 upon 12 months’ notice and the payment of three months of base rent and the unamortized portion of the construction allowance and leasing commissions; and (4) the fourth largest tenant, Prudential Mortgage Capital Co., has a right (a) to terminate its lease effective April 30, 2023 upon 12 months’ notice and payment of three months’ base rent and the unamortized portion of the construction allowance and leasing commissions and (b) to terminate its lease for its 799 SF storage space upon 30 days’ notice with no termination fee.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, the largest tenant, McGuireWoods LLP, has two contraction options that allow the tenant to reduce its space by one or two floors representing 7.8% and 15.5% of the NRA, respectively, on September 1, 2022 and September 1, 2026, respectively, but in no case by more than two floors in the aggregate. In the event that the tenant exercises its options to contract its space, it is required to pay the landlord a contraction fee equal to $140.57 per SF of the reduced space in connection with the first option and $95.89 per SF of the reduced space in connection with the second option.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as AvidXchange, representing approximately 2.4% of the Initial Pool Balance, Charlotte-Mecklenburg Schools, the third largest tenant at the Silver Hammer Building Mortgaged Property, occupying approximately 8.0% of the NRA at such Mortgaged Property, has the right to terminate its lease at any time with 90 days prior written notice (with payment of a termination fee if the tenant exercises its right to terminate prior to July 1, 2017).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, the fourth largest tenant, Albridge/BNY Mellon (which is guaranteed by BNY Mellon), representing approximately 5.6% of NRA and approximately 6.9% of underwritten rent, has exercised its termination option effective January 1, 2017. At origination, the borrower deposited $4,305,615 into a reserve fund, which equates to approximately three (3) years of underwritten base rent. The fifth largest tenant at the Mortgaged Property, Parsons Brinkerhoff, representing approximately 5.4% of NRA and approximately 6.8% of underwritten rent, has a one-time option to terminate its lease at the end of the seventh lease year following the rent commencement date, upon twelve (12) months’ notice. The termination option is effective November 2018 with notice given by November 2017. Upon exercising its termination option, Parsons Brinkerhoff is required to pay a termination fee equal to the unamortized portion of tenant allowances, brokerage commissions and free rent, amortized over the initial term at 9.5% interest, plus three (3) months’ fixed rent.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Aberdeen Commons, representing approximately 1.7% of the Initial Pool Balance, the second largest tenant, Bed Bath & Beyond, has a right to terminate its lease any time between February 1, 2021 and April 1, 2021 upon 270 days’ notice and payment of a termination fee equal to the unamortized amount, if any, of the tenant allowance and brokerage commissions amortized over 10 years.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as In-Rel 8 – Chase Tower, representing approximately 1.5% of the Initial Pool Balance, the following tenants have the following termination rights: (1) McBrayer, McGinnis, Leslie & Kirkland has a one-time right to terminate its lease as of April 30, 2023 by providing written notice no later than October 31, 2021 and upon payment of a termination fee of $305,469.17; and (2) Cypress Semiconductor Corporation has a one-time right to terminate its lease by providing at least 365 days’ written notice to the landlord prior to the expiration of the 90th month of its initial lease term, which will be no later than November 1, 2022, and upon payment of a termination fee equal to $500,000.

For more information related to tenant termination options, see Annex A-1 and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent at the related Mortgaged Property and have these types of risks.

Mortgaged Property Name	Percent of Initial Pool Balance by Allocated Loan Amount	Tenant	Percent of Net Rentable Area	Percent of Underwritten Base Rent
Tollgate Commons	0.6%	US Post Office	9.4%	9.9%

(1)	The tenant may terminate the lease at any time upon 90 days’ notice.

Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 20 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent or may not be in physical occupancy, or may have been underwritten based on average or straight-lined rents, as set forth below:

•	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as 525 Seventh Avenue, Grove City Premium Outlets and Princeton Pike Corporate Center, collectively representing approximately 10.0% of the Initial Pool Balance, underwritten base rent included straight-lined rent credits for one or more investment-grade tenants.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 525 Seventh Avenue, representing approximately 5.0% of the Initial Pool Balance, the borrower deposited $777,924 in escrow at the origination of the Mortgage Loan for outstanding unfunded obligations for outstanding free rent periods ranging from one to nine months, relating to 21 individual tenants.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 525 Seventh Avenue, representing approximately 5.0% of the Initial Pool Balance, the largest tenant, Jones Apparel Group, has subleased its space on the 6th floor and the 11th floor and is currently seeking to sublease its remaining space on the 15th floor.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 2100 Ross, representing approximately 4.3% of the Initial Pool Balance, one of the tenants at the Mortgaged Property, Turner Construction Company (“Turner”) executed a lease for 29,358 SF (3.5% NRA) in July 2014, but never took occupancy. The lease expires in June 2025 and Turner continues to meet all of its obligations under the lease. At the origination of the Mortgage Loan, the borrower established a reserve of $752,445, which represented an amount equal to one year’s rent (including reimbursements) payable under the Turner lease. In addition, with respect to such Mortgaged Property, at loan origination, the borrower deposited $765,850 into a reserve relating to free rent for the fourth largest tenant, Prudential Mortgage Capital Co.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, all vacant space at the Mortgaged Property (comprising 54,135 SF, which includes 26,047 SF leased to Towne Bank until its respective lease commencement date), is subject to a master lease (“Master Lease”) between the related borrower and the prior owner of the Mortgaged Property (“Prior Owner”), which expires on December 31, 2017, subject to certain extensions. Pursuant to the purchase and sale agreement among the related borrower, the Prior Owner and the non-recourse carveout guarantor, the Prior Owner has the right to require the borrower to enter into leases for the space that is subject to the Master Lease, provided that such leases meet certain predetermined criteria, one of which is an average minimum net effective rent based on all leases entered into pursuant to the Master Lease. In connection with the entry into such new leases, the non-recourse carveout guarantor is required to pay an earn-out price to the Prior Owner. Based on existing leases entered into pursuant to the Master Lease, the borrower may be required to enter into leases in the future for the space that is subject to the Master Lease, which have below market rent. The lender has no consent rights over such leases.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, the borrower funded a rent commencement reserve of $62,898 at loan origination, relating to underwritten rent for the second largest tenant, TowneBank (7.9% NRA), and the fourth largest tenant, Potbelly’s (0.8% NRA), for the period between loan origination and the lease rent commencement date in March 2016. TowneBank is currently expected to take occupancy by May 28, 2016 and Potbelly’s has taken occupancy as of May 1, 2016.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as 300 Four Falls, securing approximately 2.3% of the Initial Pool Balance, the largest tenant, John Templeton Foundation, which represents approximately 19.8% of NRA and 20.3% of underwritten base rent, is entitled to a rent abatement of $75,000 ($1.29 PSF) for the months of March, June, September and December for the years 2016 through 2019 and for the months of March, June and September of 2020. John Templeton Foundation is also entitled to a rent abatement of $71,115 ($1.22 PSF) for the month of October 2020. Such rent abatements have not been reserved for.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Newbury Street Portfolio, representing approximately 2.3% of the Initial Pool Balance, the third largest tenant at the 11 Newbury Mortgaged Property, JAHD Management Co. LLC, occupying approximately 14.9% of the NRA, executed a lease effective April 1, 2016. The tenant is paying full, unabated rent but has not yet taken occupancy as it is building out its space. The Mortgage Loan was underwritten as if such tenant was in occupancy and paying full rent.

•	With respect to the Mortgaged Property identified on Annex A-1 as Gateway Business Center, representing approximately 0.9% of the Initial Pool Balance, the third largest tenant, Pruftechnik, occupying approximately 9.8% of the NRA, is currently building-out its space, is expected to take occupancy in late May 2016 and commence paying rent in July 2016. If construction on the premises is not substantially completed by May 20, 2016, the borrower is required to fully abate such tenant’s rent until the improvements are substantially completed and the borrower is required to pay tenant a delay fee of $100,000. The borrower is also responsible for $20,914 in leasing commissions associated with the lease. At origination, the borrower escrowed $72,637 for the rent abatement and $243,767 for outstanding tenant improvements. Any losses arising from the borrower’s failure to complete the tenant improvements are recourse to the sponsor under the Mortgage Loan documents.

In addition, other Mortgaged Properties have various levels of vacancy. See Annex A-1 for the Underwritten Occupancy at each Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Belk Headquarters, representing approximately 6.6% of the Initial Pool Balance, if the related borrowers wish to sell the related Mortgaged Property, or any portion thereof, and the borrowers receive either a bona fide written offer from an unaffiliated third party to purchase the Mortgaged Property (an “Offer”) or a bona fide written agreement with an unaffiliated third party to purchase the Mortgaged Property (“Contract”), which the borrowers wish to accept, the borrowers must offer Belk, Inc. the right to enter into a contract for the purchase of the Mortgaged Property (or the applicable portion thereof) on the terms and conditions set forth in such written Offer or Contract. The right of first refusal will not apply to (i) a foreclosure or similar sale of the Mortgaged Property by any holder of a mortgage on the Mortgaged Property, (ii) the granting of a deed in lieu of foreclosure by the borrowers to such holder, nor (iii) a sale to an affiliate of Belk, Inc.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Valencia at Doral, representing approximately 3.8% of the Initial Pool Balance, the master association (comprised of all three Valencia at Doral condominiums) holds a right to purchase the Valencia at Doral Club Condominium portion of the related Mortgaged Property. Estoppels against the exercise of such purchase option during the term of the related Mortgage Loan were received from the master association, as well as the Valencia at Doral Club Condominium association. The related borrower holds the majority of the voting interests in the master association and controls the board of the master association. The related borrower made a covenant to the lender in the Mortgage Loan documents against the exercise of such purchase option, and the breach of such covenant is a loss recourse item.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, the related franchisor, Marriott International, Inc., has a right of first refusal to purchase either the fee or leasehold interest in the Mortgaged Property, as the case may be, in the event of a proposed transfer of such interest or a controlling direct or indirect interest in the applicable borrower to a competitor of the franchisor. The right of first refusal does apply to transfer to a competitor in connection with a foreclosure, judicial or legal process, and is subordinate to the exercise of the rights of a bona fide lender who is not a competitor under the Mortgage Loan documents.

•	With respect to the Mortgaged Property identified on Annex A-1 as Le Meridien Cambridge MIT, which secures a Mortgage Loan representing approximately 2.4% of the Initial Pool Balance, the related ground lease is not assignable without the consent of the ground lessor (Massachusetts Institute of Technology), provided that an approved first unit leasehold mortgagee will be able to acquire title to the leased property by foreclosure, assignment in lieu of foreclosure. Provided, further, that if such entity is not an affiliate or subsidiary entity, then the ground lessor (Massachusetts Institute of Technology) will have a right of first refusal to purchase the related Mortgaged Property.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Business Center, representing approximately 0.9% of the Initial Pool Balance, the largest tenant Atlantic City Linen, occupying approximately 33.5% of the NRA, has a right of first offer and a right of first refusal to purchase the property in the event the landlord notifies the tenant that landlord has received a bona fide offer to purchase such leased premises that landlord desires to accept. The tenant has signed a subordination, non-disturbance and attornment agreement subordinating its right to the lien of the Mortgage Loan.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Miller Park Way Center, representing approximately 0.8% of the Initial Pool Balance, if the related borrower wishes to sell the portion of the Mortgaged Property leased by SDI West Milwaukee, WI, LLC (“SDI”) or the entire Mortgaged Property, the borrower must first offer to SDI the right to enter into a contract for the purchase of the same, which SDI will have five (5) days in which to accept or reject. This right of first offer will not apply to (i) a foreclosure or similar sale of the borrower by any holder of a mortgage on the borrower or (ii) the granting of a deed in lieu of foreclosure by the borrower to such holder or the first transfer thereafter.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Tollgate Commons, representing approximately 0.6% of the Initial Pool Balance, the largest tenant, Tio Juan’s Margarita’s, occupying 32.8% of the NRA, has a right of first offer to purchase its leased premises. The third largest tenant Beneficial Mutual Savings Bank, occupying 14.8% of the NRA, has a right of first offer to purchase its leased premises. Both tenants have executed subordination, non-disturbance and attornment agreements explicitly subordinating their rights to the lien of the Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as AvidXchange, representing approximately 2.4% of the Initial Pool Balance, the AvidXchange Music Factory Mortgaged Property is 100% leased to an affiliate of the borrowers, as master tenant (which affiliate subleases such Mortgaged Property to another affiliate of the borrowers, as master subtenant) in connection with the qualification of the Fiber Mills, LLC borrower for state and federal historic tax credits. Additionally, Rick Lazes, an affiliate of the borrowers and the related non-recourse carveout guarantor under the Mortgage Loan, leases approximately 10.7% of the NRA at the Silver Hammer Building Mortgaged Property on a

month-to-month basis as a property management office. See “—Real Estate and Other Tax Considerations” for additional information.

•	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Eagle Village Shops, which secures a Mortgage Loan representing approximately 0.6% of the Initial Pool Balance, two entities related to the borrower sponsor are presently tenants under three leases at the Mortgaged Property, representing approximately 28.8% of the total retail square footage. One such related entity is a tenant under two leases expiring beyond the term of the related Mortgage Loan and is currently expected to expand and occupy an additional 4.1% of the total retail square footage, bringing the total owner-occupied space to approximately 32.9% of the total retail square footage. The other related entity is a tenant under one lease expiring in April 2018, which is not expected to be extended and is leased at below market rent.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Clearfield Plaza, representing approximately 0.4% of the Initial Pool Balance, the largest tenant, Pennmark Markets, is owned by an affiliate of the related borrower sponsor and operated by an affiliate of the related Mortgage Loan borrower under a license and supply agreement with Moran Foods, Inc. d/b/a Save-A-Lot Food Stores. The related Mortgage Loan is guaranteed by the related Mortgage Loan sponsor.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Seven (7) of the Mortgaged Properties, securing 14.8% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Tennessee and Oregon. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 25.0%.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 6.8% of the Initial Pool Balance, the related Mortgaged Property is located in an area that is considered a high earthquake risk (seismic zones 3 or 4). A seismic report was prepared with respect to the related Mortgaged Property and, based on such report, the related Mortgaged Property does not have a seismic expected loss greater than 10.0%. The related borrower has obtained an earthquake insurance policy covering all of the related Mortgaged Property. The policy expires May 27, 2016, has a per occurrence and annual aggregate limit of $12,000,000 and has a deductible of $250,000. We cannot assure you that the earthquake insurance policy will be sufficient to cover any or all potential liabilities that may arise from seismic conditions at the related Mortgaged Property.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burbank Retail Center, representing approximately 1.5% of the Initial Pool Balance, the related Mortgaged Property is located in an area that is considered a high earthquake risk (seismic zones 3 or 4), and based on a seismic report, the related Mortgaged Property does not have a seismic expected loss greater than 25.0%. The related borrower or an affiliate has obtained (i) contingent (as described below) earthquake insurance for the building leased to the tenant Kmart Corporation (approximately 69.9% of NRA) under a blanket policy that provides for a specific per occurrence and annual aggregate limit for such building of $4,047,000, which limit applies to both building damage and business interruption coverage, which policy expires May 20, 2016 and (ii) earthquake insurance for the remaining buildings at the Mortgaged Property under a multilocation program with a per occurrence and annual aggregate limit of $25,000,000 for all covered properties, which policy expires May 20, 2016, in the case of each such policy, with a deductible equal to 5% of total insurable value per building with a minimum deductible of $250,000 per building. With respect to the building leased to Kmart, such insurance constitutes contingent insurance which provides coverage only in the event Kmart fails to restore such building. We cannot assure you that such earthquake insurance policies will be sufficient to cover any or all potential liabilities that may arise from seismic conditions at the related Mortgaged Property. In addition, unless Kmart is rated below BBB- by S&P, the borrower is not required to purchase insurance coverage with respect to the Kmart building, but instead may rely on the insurance or self-insurance coverage provided by Kmart or a successor tenant of the Kmart space under its lease. See “Tenant Issues—Insurance Considerations” below.

With respect to certain of the Mortgaged Properties, including Mortgaged Properties securing certain of the fifteen (15) largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Belk Headquarters, representing approximately 6.6% of the Initial Pool Balance, the related borrower may rely on the single tenant’s or a ground lease tenant’s insurance or self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. If the tenant fails to provide acceptable insurance coverage or self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the loan documents. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burbank Retail Center, representing approximately 1.5% of the Initial Pool Balance, the Mortgage Loan documents provide that with respect to the space currently occupied by the tenant Kmart Corporation (“Kmart”) pursuant to its current lease (as amended or supplemented from time to time, the “Kmart Lease”), the borrower’s obligations to provide insurance may be satisfied by enforcement of the applicable obligations of Kmart under the Kmart Lease (or of any replacement tenant which has the obligation to provide at least the same insurance coverage). The Mortgage Loan documents also require that, so long as the Kmart Lease is in full force and effect and the tenant under the Kmart Lease has a credit rating from S&P of less than BBB-, the borrower must carry a contingent insurance policy which satisfies the property insurance requirements of the Mortgage Loan documents. The insurance provisions under the Kmart Lease require insurance covering Kmart’s building “against the perils commonly covered under standard California “extended coverage” and all risk coverage”, including, without limitation, certain specified coverages, but do not specifically require earthquake insurance coverage. In addition, in lieu of obtaining the foregoing insurance, Kmart (and any assignee or sublessee of Kmart) is permitted to self-insure under the Kmart Lease so long as it has a net worth of $250,000,000. Kmart is currently self-insuring with respect to all casualty insurance. The Mortgage Loan documents further provide that restoration of Kmart’s building in the event of casualty is governed by the terms of the Kmart Lease. The Kmart Lease generally requires that, following a casualty, Kmart rebuild and restore its building and leasehold improvements (provided that if such fire or other casualty occurs in the last two years of the lease, the tenant may terminate the Kmart Lease, but is required either to restore or pay to the borrower the cost of restoration, less any insurance proceeds paid or assigned to the borrower). However, if the tenant’s leased premises have been damaged or destroyed as a result of an earthquake to the extent that they cannot be reasonably used as intended and if the damage to the land underlying the leased premises is to such extent that it is not economically reasonable to restore the leased premises, the tenant has the right to terminate the Kmart Lease by delivering written notice to the borrower within 60 days following the earthquake and paying a termination fee pursuant to a formula set forth in the Kmart Lease (but in no event less than five times the annual base rent in effect at the time of the earthquake), and is not required to rebuild or restore. All insurance proceeds (if any) with respect to Kmart’s leased premises are required to be paid to the tenant for rebuilding work, with the tenant entitled to keep any excess. The Kmart Lease does not require the tenant to obtain business interruption insurance or liability insurance or to self-insure for such coverages.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as CVS – Denton, representing approximately 0.6% of the Initial Pool Balance, Borrower’s obligations to provide insurance under the Mortgage Loan may be satisfied by the sole tenant, CVS Pharmacy, Inc., a Rhode Island Corporation (“CVS Tenant”) providing the insurance as required under its lease (the “CVS Lease”), which may be satisfied by the self-insurance provisions of the CVS Lease so long as (i) CVS Health Corporation, a Delaware corporation (“CVS Health”) is guarantor of the CVS Lease and (ii) CVS Health has a rating by S&P of BBB+ or greater. The CVS Lease permits CVS Tenant or an affiliate or subsidiary to insure or self-insure so long as either CVS Tenant or CVS Health has a net worth of at least $25,000,000.

Further, with respect to Mortgaged Properties that are part of condominium regimes, or are leased to a single tenant, or are ground leased, the insurance may be maintained by the tenant, condominium association or ground lessor rather than the related borrower, and the related leases, condominium documents or ground leases may require restoration, regardless of whether the conditions in the Mortgage Loan documents to restoration have been satisfied.

In addition, with respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burleson Crossing, representing approximately 4.6% of the Initial Pool Balance, the lender has agreed with certain tenants at the Mortgaged Property pursuant to its subordination, non-disturbance and attornment agreement with such tenants, that the provisions of such tenants’ leases regarding use of insurance proceeds, which leases generally require restoration, supersede the provisions of the Mortgage Loan documents.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. With respect to the 15 largest Mortgage Loans, examples include:

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Burleson Crossing, representing approximately 4.6% of the Initial Pool Balance, affiliates of the borrower own outparcels adjacent or near to the Mortgaged Property, which they intend to develop. The lender has agreed in the Mortgage Loan documents to give its consent to the borrower to grant use exclusives to the outparcels that are binding on the Mortgaged Property, provided that the borrower obtains a mutual agreement in favor of the Mortgaged Property for then-existing uses.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Plaza, representing approximately 3.4% of the Initial Pool Balance, pursuant to a declaration of restrictions and covenants (the “REA”), the Mortgaged Property may not be permanently used, developed, leased or improved for any purposes other than office, retail, restaurant, banking, hotel, residential and parking purposes and uses incidentally related to such purposes. The Mortgaged Property is one of the multiple parcels (all such parcels, the “Site”) governed by the REA and no more than 800 hotel guest rooms and an aggregate of 100,000 SF of retail salesroom area may be constructed on the Site (subject to certain parameters and exceptions). The exterior materials, landscaping and sidewalk improvements used in connection with the construction of buildings on the Site must be harmonious with that of the building on Tract 1 of the Site (which is not the Mortgaged Property) as determined by the declarant. Certain parking ratios also apply. In addition, under a separate declaration of covenants and restrictions, the Mortgaged Property may not be used for the operation of a private club providing food and/or alcoholic beverage service.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property is a “certified historic structure” and may not be altered in any way which would cause the National Park Service to delist it from the National Register of Historic Places. Additionally, the Mortgaged Property is subject to a Brownfields agreement which prohibits certain uses of the Mortgaged Property, such as day care facilities, mining and other activities that involve disturbing the surface or use of the groundwater.

•	With respect to the Mortgage Loan partially secured by the Mortgage Property identified on Annex A-1 as AvidXchange, representing approximately 2.4% of the Initial Pool Balance, the Mortgaged Property known as AvidXchange Music Factory is a “certified historic structure” and may not be altered in any way that would cause the National Park Service to delist it from the National Register of Historic Places.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect both “as-complete” and/or “as-hypothetical” values and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as described below.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Belk Headquarters, representing approximately 6.6% of the Initial Pool Balance, the appraised value for the Belk Headquarters Mortgaged Property represents the “prospective market value at stabilization” of $96,990,000 as of April 1, 2016. Such value assumed (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016, each of which had occurred as of the origination date. The “as-is” value of the Belk Headquarters Mortgaged Property as of March 1, 2016 was $86,990,000. The “go dark” value as of March 1, 2016 was $45,870,000.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing 6.1% of the Initial Pool Balance, the appraised value of $92,500,000 represents the “as-is” value for the portfolio of Mortgaged Properties on a portfolio basis, which is higher than the aggregate “as-is” appraised values of the individual Mortgaged Properties, which is $80,850,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the aggregate appraised “as-is” values of the individual Mortgaged Properties are 66.2% and 61.0%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the “as-is” value of the Mortgaged Properties on a portfolio basis are 57.8% and 53.3%, respectively.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, the “as-is” appraised value of the Mortgaged Property is $199,000,000. Concurrently with the origination of the related Mortgage Loan, a deed was recorded in Mercer County, New Jersey disclosing consideration of $156,000,000 paid to the third party seller by the related borrower for the Mortgaged Property. Simultaneously with the acquisition of the Mortgaged Property, 90.0% of the indirect equity interests in the related borrower were syndicated by the initial owners of the borrower pursuant to an equity contribution agreement at a purchase price of $186,000,000 for such Mortgaged Property. In addition, the appraised value of the Mortgaged Property reflects the extraordinary assumption that an escrow account to cover future leasing costs (tenant improvement contributions and leasing commissions) for $11,500,000 would be available to any subsequent purchaser of the Mortgaged Property and therefore applies the amount of such reserve as an addition to the final reconciled values in each of the valuation approaches used in the appraisal report.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Best Western – Agate Beach, OR, representing approximately 1.0% of the Initial Pool Balance, the appraised value for the Mortgaged Property represents the “as-complete” value of $16,000,000 as of May 1, 2017. Such value assumed the completion of interior and exterior renovation as part of the mandated PIP under a franchise agreement with Best Western International. The “as-is” appraised value of the Mortgaged Property as of April 7, 2016 is $12,200,000.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. For example, with respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Timbercreek Village and Governor’s House Apartments, securing approximately 1.1% of the Initial Pool Balance, both of which have the same guarantor, such guarantor reported de minimis individual net worth and liquid assets relative to the unpaid principal balances of the Mortgage Loans guaranteed. Such guarantor and/or his affiliates owns an approximately 1.02% interest in each such Mortgaged Property, with the remaining interest indirectly owned by various Israel-based investors through an Israel based syndication firm.

In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Twenty Ninth Street Retail, representing approximately 4.0% of the Initial Pool Balance, to the extent that an environmental insurance policy acceptable to the lender covers the Mortgaged Property, the lender is required to use commercially reasonable efforts to collect under such policy prior to making a claim for environmental matters under the recourse carveout guaranty.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Grove City Premium Outlets, representing approximately 2.7% of the Initial Pool Balance, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity, recourse relating to the guaranty and the environmental indemnity agreement is limited to an amount equal to 20% of the initial principal balance of each respective Whole Loan. In addition, each related borrower is permitted to replace the existing guarantor for liabilities under the guaranty and environmental indemnity accruing after the date of such replacement with an entity controlled by Simon Property Group, L.P., provided that certain requirements in the related Mortgage Loan documents are satisfied.

•	A substantial portion of the Mortgage Loans, including several of the fifteen (15) largest Mortgage Loans, provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

•	With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

•	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor. Certain of the non-recourse carve-out guarantors are non-United States persons or entities or reside outside of the United States.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hyatt Regency Huntington Beach Resort & Spa, representing approximately 6.8% of the Initial Pool Balance, the related Mortgaged Property is encumbered by assessments relating to infrastructure improvement bonds with the local government. The related borrower will make assessment payments in connection with the bonds until the bonds’ maturity in 2031. In addition, the related borrower is the recipient of “gap” payments, which are reimbursement payments the related borrower is entitled to receive from the local governmental authority in consideration for the construction of certain public infrastructure. The gap payments are deposited and held in the real estate tax reserve and used for the payment of real estate taxes. Finally, the related borrower acquired the fee interest at origination of the Mortgage Loan from a government entity. Because the government entity owned the fee interest, the fee interest was previously exempt from real estate taxation. The borrower is required to start paying real estate taxes on the assessed value of the fee interest and the value of the fee interest will likely be subject to a reassessment in the near term as a result of the sale.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Renaissance Cincinnati, representing approximately 2.6% of the Initial Pool Balance, the Mortgaged Property benefits from a leadership in energy and environmental design related tax exemption related to the redevelopment of the Mortgaged Property between 2013-2014. Pursuant to the exemption, the Mortgaged Property received a 12-year tax exemption from any increases in assessed value through 2026. Under the exemption, the borrower is required to satisfy certain ongoing conditions including, among others, use of best efforts to (i) create 125 full-time permanent jobs and (ii) award 30% of service contracts to small businesses. In addition, in connection with the exemption, the borrower is required to pay to the Cincinnati Board of Education an amount equal to 25% of the full amount of exempt taxes each year through the expiration of the 12-year exemption period. The lender underwrote taxes based on the actual inplace abated taxes of $291,932 (which includes the 25% payment due to the board of education) and the full unabated taxes would be $862,117.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as AvidXchange, representing approximately 2.4% of the Initial Pool Balance, the renovation of the AvidXchange Music Factory Mortgaged Property permitted the Fiber Mills LLC borrower to qualify for state and federal tax credits totaling approximately $1.26 million. In connection with such tax credits, the Fiber Mills, LLC borrower master leased the AvidXchange Music Factory Mortgaged Property (excluding the portion of this Mortgaged Property leased by VBGB Uptown (4,370 SF) (the “Tax Credit Property”) to an affiliate of the borrower (the “Master Tenant”), who in turn subleased the Tax Credit Property to another affiliate of the borrower (the “Master Subtenant”). The Master Subtenant leased the AvidXchange Music Factory Mortgaged Property to various commercial tenants. On June 29, 2007, the Master Subtenant entered into an operating agreement with the Master Tenant and the Sherwin Williams Company (“Sherwin Williams”). Sherwin Williams contributed capital in exchange for a 99.9%, non-controlling interest in the Master Tenant (which structure permits the pass-through of such state and federal tax credits to Sherwin Williams). The maximum amount of tax credits that remain subject to disallowance or recapture is (i) with respect to the state tax credits, $96,878 and (ii) with respect to the federal tax credits, $591,600. As of October 2, 2017, no state or federal tax credits recognized by Sherwin Williams will be subject to disallowance or recapture. The master lease and master sublease may not be terminated until March 1, 2018. The Master Tenant and Master Subtenant have each agreed to the payment of all rents received under the master lease, the master sublease and from commercial tenants at the Tax Credit Property to the lender controlled clearing account and application in accordance with the Mortgage Loan documents.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Gateway Business Center, representing approximately 0.9% of the Initial Pool Balance, the Mortgaged Property benefits from a $96,870 reduction in the Mortgaged Property’s taxable assessment, which reduces the amount of real estate taxes owed on the Mortgaged Property. The taxable assessment on the Mortgaged Property was reduced from $6,147,930 to $6,051,060, resulting in a real estate tax bill of $84,703. Without the exemption, real estate taxes on the Mortgaged Property are $86,059, a benefit of $1,356 annually. The tax abatement will expire in December 2020, which is prior to the maturity date of the loan. The lender has underwritten the loan based on actual real estate taxes paid in 2015, which equaled $102,081.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months).

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-five (25) Mortgage Loans, representing approximately 33.7% of the Initial Pool Balance, provide for payments of interest and principal for their entire terms and then have an expected Balloon Balance at the maturity date (or in the case of an ARD loan, the related anticipated repayment date).

Nineteen (19) Mortgage Loans, representing approximately 49.7% of the Initial Pool Balance, provide for payments of interest-only for the first 12 to 120 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

Eight (8) Mortgage Loans, representing approximately 16.6% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

One (1) Mortgage Loan, identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, provides for amortization based on the principal payment schedule set forth on Annex F.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance
Interest-Only, then Amortizing Balloon	19	$435,152,500	49.7%
Amortizing Balloon	25	295,507,557	33.7
Interest-Only Balloon	8	145,600,000	16.6
Total	52	$876,260,057	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance
First	17	$317,081,930	36.2%
Sixth	35	559,178,126	63.8
Total	52	$876,260,057	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance
0	38	$642,833,832	73.4%
4	2	17,979,830	2.1
5	12	215,446,394	24.6
Total	52	$876,260,057	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan

One (1) Mortgage Loan, secured by the Mortgaged Property identified as Belk Headquarters on Annex A-1 (the “ARD Loan”), representing approximately 6.6% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”), although the Initial Rate remains the current payment rate as described in the paragraph below. See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for the ARD Loan.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid, only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 61 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

•	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

•	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

•	Forty-four (44) of the Mortgage Loans, representing approximately 82.1% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non callable United States Treasury obligations and other non callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

•	Eight (8) of the Mortgage Loans, representing approximately 17.9% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock out Period, and following such Lock out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	% of Initial Pool Balance
3	1	$5,822,787	0.7%
4	37	637,265,798	72.7
5	6	117,689,628	13.4
7	6	80,979,344	9.2
25	1	29,500,000	3.4
61	1	5,002,500	0.6
Total	52	$876,260,057	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

•	no event of default has occurred;

•	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

•	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

•	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

•	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of forty-four (44) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 82.1% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated repayment date, the balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans may permit the addition of real property to the Mortgage Loan collateral.

•	With respect to the Mortgage Loan secured by the portfolio Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing approximately 6.1% of the Initial Pool Balance, an individual Mortgaged Property may be released from the lien of the security instrument after the permitted prepayment date provided certain conditions are satisfied, including (a) payment of a release price equal to 120% of the allocated loan amount for such individual Mortgaged Property being released plus a yield maintenance premium, (b) after giving effect to the release, the debt service coverage ratio for the properties remaining subject to the lien of the security instrument is at least equal to the greater of (i) 1.36x and (ii) the debt service coverage ratio for all of the properties (including the individual property to be released) for the 12 full calendar months immediately preceding the release; (c) after giving effect to the release, the loan-to-value ratio for the properties then remaining subject to the lien of the security instrument is no greater than 66.2%; (d) after giving effect to the release, the debt yield is at least equal to 9.2%; and (e) satisfaction of the REMIC requirements.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as AvidXchange, representing approximately 2.4% of the Initial Pool Balance, after the lockout period, the borrowers may obtain the release of the Silver Hammer Building Mortgaged Property (but not the AvidXchange Music Factory Mortgaged Property) in connection with a third party sale, provided, among other conditions, (i) the borrowers prepay an amount equal to the greater of (a) 100% of the net sales proceeds for such Mortgaged Property and (b) 125% of the Allocated Loan Amount for such Mortgaged Property, (ii) after giving effect to such release, (a) the debt service coverage ratio for the remaining Mortgaged Property is not less than the greater of (1) 1.59x and (2) the debt service coverage ratio immediately preceding such release, (b) the loan-to-value for the remaining Mortgaged Property is not greater than the lower of (1) 61.2% and (2) the loan-to-value immediately preceding such release and (c) the debt yield for the remaining Mortgaged Property is not less than the greater of (1) 10.8% and (2) the debt yield immediately preceding such release and (iii) the borrowers deliver a rating agency confirmation from each applicable rating agency.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Newbury Street Portfolio, representing approximately 2.3% of the Initial Pool Balance, an individual Mortgaged Property may be released from the lien of the security instrument after the permitted defeasance date provided certain conditions are satisfied, including (a) the borrower defeases the loan in an amount equal to 120% of the allocated loan amount for the individual Mortgaged Property being released, (b) after giving effect to the release, the debt service coverage ratio for the properties remaining subject to the lien of the security instrument is at least equal to the greater of (i) the debt service coverage ratio as of the origination date of the Mortgage Loan, and (ii) the debt service coverage ratio for all of the properties (including the individual property to be released) immediately preceding the release; (c) after giving effect to the release, the loan-to-value ratio for the properties then remaining subject to the lien of the security instrument is at least equal to the lesser of (i) the loan-to-value ratio as of the date of origination of the Mortgage Loan, and (ii) the loan-to-value ratio immediately preceding the release of the individual Mortgaged Property; and (d) satisfaction of the REMIC requirements.

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Dembs Roth Hampton Mercury I Portfolio, representing approximately 0.7% of the Initial Pool Balance, the borrower may obtain the release of one or more properties after the lockout period, subject to certain conditions, including among others, (i) the payment of a release price equal to the greatest of (A) 115% of the Allocated Loan Amount of the release property, (B) an amount that, after giving effect to the release, would result in the debt service coverage ratio being not less than the greater of (a) 1.63x and (b) the debt service coverage ratio for the Dembs Roth Hampton Mercury I Portfolio preceding the release, (C) an amount that, after giving effect to the release, would result in the debt yield being not less than the greater of (a) 10.4% and (b) the debt yield for the Dembs Roth Hampton Mercury I Portfolio preceding the release, and (D) an amount that, after giving effect to the release, would result in the loan-to-value ratio being not greater than the lesser of (a) 65.0% and (b) the loan-to-value ratio for the Dembs Roth Hampton Mercury I Portfolio preceding the release; (ii) delivery of a REMIC opinion; and (iii) delivery of a rating agency confirmation.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if certain conditions are satisfied. For example:

•	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as In-Rel 8, representing approximately 6.8% of the Initial Pool Balance, after the lockout period, provided no event of default under the Mortgage Loan is continuing or would occur as a result of the release, the borrowers may obtain the release of property that is either non-income producing, unimproved or contains immaterial non-structural improvements, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including among others, (i) payment of a release fee to the lender and reimbursement of fees and expenses associated with the release, (ii) the remaining property is required to be a separate tax lot and (iii) if the outparcel is transferred to an affiliate of the borrower, the borrower must comply with the terms and provisions of the Mortgage Loan documents including a “bring-down” of the non-consolidation.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Belk Headquarters, representing approximately 6.6% of the Initial Pool Balance, the borrower may obtain releases of unimproved, non-income producing property, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including among others, (i) such release does not materially impair the utility and operation of the Mortgaged Property and is not reasonably expected to, and does not, have a material adverse effect, (ii) reimbursement of all of lender’s reasonable out-of-pocket costs and expenses incurred in connection with the release, and (iii) satisfaction of certain REMIC requirements.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Grove City Premium Outlets, representing approximately 2.7% of the Initial Pool Balance, the related borrower may, without lender’s consent, and upon satisfaction of REMIC requirements (i) make transfers of immaterial or non-income producing portions of the related Mortgaged Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of such Mortgaged Property, including, without limitation, portions of such Mortgaged Property’s “ring road”, for dedication or public use, (ii) make transfers of non-income producing portions of the related Mortgaged Property, including portions of such Mortgaged Property’s “ring road” (by sale, ground lease, sublease or other conveyance of any interest) to third parties or affiliates of the related borrower, including, owners of out parcels and department store pads, pads for office buildings, hotels or other properties and (iii) dedicate portions of the related Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

•	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Twenty Ninth Street Retail, representing approximately 4.0% of the Initial Pool Balance, provided no event of default under the Mortgage Loan is continuing or would occur as a result of the release, the borrower may obtain a release of property that is either non-income producing, unimproved or contains immaterial non-structural improvements, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including among others, (i) payment of a release fee to the lender and reimbursement of fees and expenses associated with the release, (ii) the remaining property is required to be a separate tax lot, (iii) if the outparcel is transferred to an affiliate of the borrower, the borrower must comply with the terms and provisions of the Mortgage Loan documents including a “bring-down” of the non-consolidation opinion and (iv) satisfaction of certain REMIC requirements.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Forty-five (45) of the Mortgage Loans, representing approximately 76.1% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Forty-one (41) of the Mortgage Loans, representing approximately 72.7% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Twenty-two (22) of the Mortgage Loans, representing approximately 70.1% of the aggregate Cut-off Date Balance of the Mortgage Loans secured in whole or in part by office, retail, industrial or mixed-use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Twenty-six (26) of the Mortgage Loans, representing approximately 42.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Nine (9) of the Mortgage Loans, representing approximately 16.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as In-Rel 8, representing approximately 6.8% of the Initial Pool Balance, the related borrower delivered letters of credit in lieu of making cash deposits for upfront material tenant reserves and monthly rollover reserves of $4,000,000 and $500,000, respectively.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as IPCC Self Storage Portfolio, representing approximately 6.1% of the Initial Pool Balance, the Mortgage Loan documents waive the borrower’s obligation to make monthly deposits into the replacement reserve fund provided that no event of default exists and: (i) the borrower has deposited into the replacement reserve account either cash or a letter of credit in an amount equal to $218,931, and (ii) the borrower has provided satisfactory evidence of payment of replacements in an amount equal to or greater than $0.10 per square foot per annum.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, in connection with the acquisition of such Mortgaged Property, various sellers established escrows with Fidelity National Title Insurance Company as follows, having balances in the following amounts as of the date such escrows were initially deposited: (1) $312,336.41, for tenant improvements and leasing commissions associated with the lease to Adare Pharmaceuticals; (2) $378,286.38, for tenant improvements and leasing commissions associated with the lease to JMT Engineering; (3) $220,944.11, for tenant improvements and leasing commissions associated with any future lease with respect to a space designated as the Advantest Space (4,229 SF at 100 Lenox Drive); (4) $53,645.38, for scheduled rent abatements associated with the lease to Adare Pharmaceuticals; (5) $18,294.16 for scheduled rent abatements associated with the lease to JMT Engineering; (6) $159,116.13, for fifteen (15) months of rent abatements associated with the vacancy of the Advantest Space; and (7) $726,567.73, for the completion of certain ongoing capital expenditure work.

The applicable seller has the right to withdraw amounts from the foregoing reserves to the extent such seller performs the applicable pending capital expenditure work or tenant improvement work. Funds in the rent abatement escrow accounts are to be disbursed as rent would otherwise become due under the applicable lease. Each escrow agreement has been collaterally assigned to the lender and the escrow agent thereunder has been directed to deposit any funds payable to borrower directly into the lender controlled lockbox account. However, such escrows do not constitute collateral for the Mortgage Loan, and are not permitted or required to be held by the lender. To the extent such non-collateral escrows were established, the lender did not require reserves for the related items to be established under the Mortgage Loan.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing/Springing Cash Management	24	$313,571,838	35.8%
Hard/Springing Cash Management	22	431,177,207	49.2
Hard/In-Place Cash Management	3	92,979,830	10.6
Soft/Springing Cash Management	1	20,000,000	2.3
None	2	18,531,181	2.1
Total	52	$876,260,057	100.0%

For purposes of the foregoing chart, the following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

•	Hard/In-Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel, multifamily and manufactured housing community properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel, multifamily and manufactured housing community properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

•	Soft/In-Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

•	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

•	Springing/Springing. A lockbox account is established at origination (or in certain cases, related documentation is signed, but the lockbox account is not opened) or upon the occurrence of certain “trigger” events. However, even if a lockbox is established, revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to open a lockbox account (if not previously established) or instruct tenants to pay directly into such lockbox account (if previously established) or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

•	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Delaware Statutory Trusts

With respect to the Mortgage Loan identified on Annex A-1 as IPCC Self Storage Portfolio, representing 6.1% of the Initial Pool Balance, the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the Mortgaged Property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—UBS Real Estate Securities Inc.—UBSRES’ Underwriting Standards—Exceptions”, “—Barclays Bank PLC—Exceptions to Barclays’ Disclosed Underwriting Guidelines”, “—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”, and “—Bank of America, National Association—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, certain reserves were provided by the seller of the Mortgaged Property in connection with the borrower’s acquisition of the Mortgaged Property, including an aggregate amount of $1,142,622.57 for tenant improvements and leasing commissions and/or free rent owed under leases to certain tenants and $726,567.73 in respect of capital improvements required to be completed by certain seller parties. Such reserves do not constitute collateral for the Mortgage Loan, and are held by an outside escrow agent and not by the lender. The applicable seller has the right to withdraw amounts from the foregoing reserves to the extent it performs the applicable capital expenditure or tenant improvement work. Under Morgan Stanley Bank’s guidelines and/or typical underwriting procedures, reserves for the foregoing items would be required under the loan agreement and held as collateral for the loan; accordingly permitting such outside escrows in lieu of loan reserve funds constitutes a variation from Morgan Stanley Bank’s guidelines and/or typical underwriting procedures. The decision of MSMCH to include such Mortgage Loan in the transaction was based on the fact that the escrow agreements, as well as the agreements obligating seller parties to perform capital improvement and tenant improvement work, have been collaterally assigned to the lender, that the funds in such outside reserves are required to be held in an eligible account, and that each escrow agent has been directed to deposit any funds payable to the borrower under such outside reserves directly into the lockbox account under the Mortgage Loan.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

•	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

•	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

•	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

•	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

•	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

•	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(1)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan UW NCF DSCR(1)	Cut-off Date Total Debt UW NCF DSCR(2)
Princeton Pike Corporate Center	$20,000,000	2.3%	$17,000,000	$110,000,000	$147,000,000	5.520%	65.3%	73.9%	1.38x	1.07x

(1)	Calculated including any related Pari Passu Companion Loan.

(2)	Calculated including the mezzanine debt and any related Companion Loan.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

Each of the mezzanine loans related to the Mortgage Loans identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan, the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan, (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the pledged equity interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and

“Due-on-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
Austin Office Portfolio	$14,700,000	N/A	72.5%	1.30x	8.4%	Yes	Yes
Best Western – Agate Beach, OR	$8,987,419	N/A	75.0%	1.50x	10.0%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower that has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Burleson Crossing, representing approximately 4.6% of the Initial Pool Balance, direct and indirect ownership interests in the sole member of the borrower (the “Burleson Crossing Sole Member”) are permitted to be pledged by any direct or indirect owner of the Burleson Crossing Sole Member; provided that (a) such pledge is to secure a loan or line of credit secured by assets held directly or through intermediaries by the pledgor (which in no event shall be less than 75% of the assets of the pledgor) in addition to the indirect ownership interests held by the pledgor in any member, partner or shareholder of the Burleson Crossing Sole Member and (b) the repayment of such loan or line of credit is not specifically tied solely to the cash flow of the Mortgaged Property In addition, such pledge may be made only to a pledgee which is a commercial bank or a financial institution that has extensive experience involving retail properties similar to the Mortgaged Property in similar geographic markets as the Mortgaged Property with a long term unsecured debt rating of no less than “A” by S&P and “A2” by Moody’s. Such a pledge, and any foreclosure of such pledge, constitutes a permitted transfer under the related Mortgage Loan; provided that such pledge or foreclosure does not result in a change in control of guarantor and that the individuals comprising the guarantor continue to control the borrower and the day to day operation of the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

In addition, the borrowers under some of the Mortgage Loans or group of cross-collateralized Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents. For example:

•	With respect to the Mortgage Loan identified on Annex A-1 as IPCC Self Storage Portfolio, representing approximately 6.1% of the Initial Pool Balance, the borrower may obtain unsecured loans from the guarantor provided that certain conditions are satisfied, including (a) the proceeds of such loans will be used solely to pay the monthly debt service payment amount, capital expenditures, extraordinary expenses, and actual operating expenses necessary for the operation, maintenance and/or re-tenanting of the Mortgaged Properties, (b) the subordinate debt will at all times be unsecured and subordinate in all respects to the Mortgage Loan documents, (c) evidenced by a promissory note with terms and conditions otherwise acceptable to lender, and (d) no portion of such subordinate debt will be used to make distributions to any beneficial owners of the borrower. In addition, at the time of the origination of the Mortgage Loan, Barclays provided a $19.2 million corporate unsecured loan to Inland Private Capital Corporation, the sponsor, which is guaranteed by its parent company, Inland Real Estate Investment Corporation, and matures in October 2016. The corporate unsecured loan is not to the borrower and is not secured by or dependent on payments from the Mortgaged Properties or the borrower. On May 6, 2016, the corporate unsecured loan was paid down to $15.2 million.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “Hyatt Regency Huntington Beach Resort & Spa”, “In-Rel 8”, “525 Seventh Avenue”, “2100 Ross”, “Twenty Ninth Street Retail”, “Gateway Plaza”, “Grove City Premium Outlets”, “Renaissance Cincinnati”, “Le Meridien Cambridge MIT”, “AvidXchange”, “300 Four Falls” and “Princeton Pike Corporate Center” is part of a related Whole Loan consisting of the Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of the related Companion Loan(s) (the “Companion Holder”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“CGCMT 2016-C1 PSA” means the pooling and servicing agreement relating to the expected securitization of certain of the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans which is expected to govern, as of the Closing Date, the servicing of the Hyatt Regency Huntington Beach Resort & Spa Whole Loan.

“CFCRE 2016-C4 PSA” means the pooling and servicing agreement relating to the securitization of the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan and the AvidXchange Non-Serviced Pari Passu Companion Loan and governing, as of the Closing Date, the servicing of the Whole Loans related to each of the foregoing Companion Loans.

“GSMS 2016-GS2 PSA” means the pooling and servicing agreement relating to the expected securitization of certain of the Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans which is expected to govern, as of the Closing Date, the servicing of the Twenty Ninth Street Retail Whole Loan.

“MSBAM 2016-C28 PSA” means the pooling and servicing agreement relating to the securitization of one of the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans and one of the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans and governing, as of the Closing Date, the servicing of the Whole Loans related to each of the foregoing Companion Loans.

“MSBAM 2016-C29 PSA” means the pooling and servicing agreement relating to the securitization of the 300 Four Falls Non-Serviced Pari Passu Companion Loan and governing, as of the Closing Date, the servicing of the 300 Four Falls Whole Loan.

“MSCI 2015-UBS8 PSA” means the pooling and servicing agreement relating to the securitization of certain of the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans and governing the servicing of the 525 Seventh Avenue Whole Loan.

“MSCI 2016-UBS9 PSA” means the pooling and servicing agreement relating to the securitization of certain of the 2100 Ross Non-Serviced Pari Passu Companion Loans, the Gateway Plaza Non-Serviced Pari Passu Companion Loans and governing, as of the Closing Date, the servicing of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan.

“Non-Serviced Certificate Administrator” means the certificate administrator under the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the certificate administrator under the CGCMT 2016-C1 PSA, (ii) with respect to the 525 Seventh Avenue Whole Loan, the certificate administrator under the MSCI 2015-UBS8 PSA, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the certificate administrator under the MSCI 2016-UBS9 PSA, (iv) with respect to each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the certificate administrator under the CFCRE 2016-C4 PSA, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the certificate administrator under the MSBAM 2016-C28 PSA, (vi) with respect to the 300 Four Falls Whole Loan, the certificate administrator under the MSBAM 2016-C29 PSA and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, the certificate administrator under the GSMS 2016-GS2 PSA.

“Non-Serviced Companion Loan” means each of (i) the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans, (ii) the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans, (iii) the 2100 Ross Non-Serviced Pari Passu Companion Loans, (iv) the Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans, (v) the Gateway Plaza Non-Serviced Pari Passu Companion Loans, (vi) the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan, (vii) the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans, (viii) the AvidXchange Non-Serviced Pari Passu Companion Loan, (ix) the 300 Four Falls Non-Serviced Pari Passu Companion Loan and (x) the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans,  each as defined in “The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced Custodian” means the custodian under the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the custodian under the CGCMT 2016-C1 PSA, (ii) with respect to the 525 Seventh Avenue Whole Loan, the custodian under the MSCI 2015-UBS8 PSA, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the custodian under the MSCI 2016-UBS9 PSA, (iv) with respect the each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the custodian under the CFCRE 2016-C4 PSA, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the custodian under the MSBAM 2016-C28 PSA, (vi) with respect to the 300 Four Falls Whole Loan, the custodian under the MSBAM 2016-C29 PSA and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, the custodian under the GSMS 2016-GS2 PSA.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the directing certificateholder (or equivalent entity) under the CGCMT 2016-C1 PSA, if any, (ii) with respect to the 525 Seventh Avenue Whole Loan, the directing certificateholder (or equivalent entity) under the MSCI 2015-UBS8 PSA, if any, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the directing certificateholder (or equivalent entity) under the MSCI 2016-UBS9 PSA, if any, (iv) with respect to each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the directing certificateholder (or equivalent entity) under the CFCRE 2016-C4 PSA, if any, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the directing certificateholder (or equivalent entity) under the MSBAM 2016-C28 PSA, if any, (vi) with respect to the 300 Four Falls Whole Loan, the directing certificateholder (or equivalent entity) under the MSBAM 2016-C29 PSA, if any, and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, the directing certificateholder (or equivalent entity) under the GSMS 2016-GS2 PSA, if any.

“Non-Serviced Master Servicer” means the master servicer under the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the master servicer under the CGCMT 2016-C1 PSA, (ii) with respect to the 525 Seventh Avenue Whole Loan, the master servicer under the MSCI 2015-UBS8 PSA, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the master servicer under the MSCI 2016-UBS9 PSA, (iv) with respect to each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the master servicer under the CFCRE 2016-C4 PSA, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the master servicer under the MSBAM 2016-C28 PSA, (vi) with respect to the 300 Four Falls Whole Loan, the master servicer under the MSBAM 2016-C29 PSA and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, the master servicer under the GSMS 2016-GS2 PSA.

“Non-Serviced Mortgage Loan” means each of (i) the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, (ii) the 525 Seventh Avenue Mortgage Loan, (iii) the 2100 Ross Mortgage Loan, (iv) the

Twenty Ninth Street Retail Mortgage Loan, (v) the Gateway Plaza Mortgage Loan, (vi) the Renaissance Cincinnati Mortgage Loan, (vii) the Le Meridien Cambridge MIT Mortgage Loan, (viii) the AvidXchange Mortgage Loan, (ix) the 300 Four Falls Mortgage Loan and (x) the Princeton Pike Corporate Center Mortgage Loan, each as defined in “The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

“Non-Serviced Pari Passu Companion Loan” means each of (i) the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans, (ii) the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans, (iii) the 2100 Ross Non-Serviced Pari Passu Companion Loans, (iv) the Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans, (v) the Gateway Plaza Non-Serviced Pari Passu Companion Loans, (vi) the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan, (vii) the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans, (viii) the AvidXchange Non-Serviced Pari Passu Companion Loan, (ix) the 300 Four Falls Non-Serviced Pari Passu Companion Loan and (x) the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans.

“Non-Serviced Pari Passu Whole Loan” means each of the (i) the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, (ii) the 525 Seventh Avenue Whole Loan, (iii) the 2100 Ross Whole Loan, (iv) the Twenty Ninth Street Retail Whole Loan, (v) the Gateway Plaza Whole Loan, (vi) the Renaissance Cincinnati Whole Loan, (vii) the Le Meridien Cambridge MIT Whole Loan, (viii) the AvidXchange Whole Loan, (ix) the 300 Four Falls Whole Loan and (x) the Princeton Pike Corporate Center Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the CGCMT 2016-C1 PSA, (ii) with respect to the 525 Seventh Avenue Whole Loan, the MSCI 2015-UBS8 PSA, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the MSCI 2016-UBS9 PSA, (iv) with respect to each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the CFCRE 2016-C4 PSA, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the MSBAM 2016-C28 PSA, (vi) with respect to the 300 Four Falls Whole Loan, the MSBAM 2016-C29 PSA and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, the GSMS 2016-GS2 PSA.

“Non-Serviced Special Servicer” means the special servicer under the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the special servicer under the CGCMT 2016-C1 PSA, (ii) with respect to the 525 Seventh Avenue Whole Loan, the special servicer under the MSCI 2015-UBS8 PSA, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the special servicer under the MSCI 2016-UBS9 PSA, (iv) with respect to each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the special servicer under the CFCRE 2016-C4 PSA, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the special servicer under the MSBAM 2016-C28 PSA, (vi) with respect to the 300 Four Falls Whole Loan, the special servicer under the MSBAM 2016-C29 PSA and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, the special servicer under the GSMS 2016-GS2 PSA.

“Non-Serviced Trustee” means the trustee under the lead servicing agreement relating to a Non-Serviced Whole Loan, which will be (i) with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, the trustee under the CGCMT 2016-C1 PSA, (ii) with respect to the 525 Seventh Avenue Whole Loan, the trustee under the MSCI 2015-UBS8 PSA, (iii) with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan, the trustee under the MSCI 2016-UBS9 PSA, (iv) with respect to each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan, the trustee under the CFCRE 2016-C4 PSA, (v) with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, the trustee under the MSBAM 2016-C28 PSA, (vi) with respect to the 300 Four Falls Whole Loan, the trustee under the MSBAM 2016-C29 PSA and (vii) with respect to the Twenty Ninth Street Retail Whole Loan, under the GSMS 2016-GS2 PSA.

“Non-Serviced Whole Loan” means each of (i) the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, (ii) the 525 Seventh Avenue Whole Loan, (iii) the 2100 Ross Whole Loan, (iv) the Twenty

Ninth Street Retail Whole Loan, (v) the Gateway Plaza Whole Loan, (vi) the Renaissance Cincinnati Whole Loan, (vii) the Le Meridien Cambridge MIT Whole Loan, (viii) the AvidXchange Whole loan, (ix) the 300 Four Falls Whole Loan and (x) the Princeton Pike Corporate Center Whole Loan.

“Other Master Servicer” means, with respect to each of the In-Rel 8 Whole Loan and the Grove City Premium Outlets Whole Loan, the master servicer that will be appointed under the applicable pooling and servicing agreement that creates the trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Other PSA” means, with respect to each of the In-Rel 8 Whole Loan and the Grove City Premium Outlets Whole Loan, a pooling and servicing agreement that creates a trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan” means any of the Serviced Pari Passu Companion Loans or the Non-Serviced Pari Passu Companion Loans.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or the Non-Serviced Mortgage Loans.

“Serviced Pari Passu Companion Loan” means each (i) the In-Rel 8 Pari Passu Companion Loans and (ii) the Grove City Premium Outlets Pari Passu Companion Loans.

“Serviced Pari Passu Mortgage Loan” means each of (i) the In-Rel 8 Mortgage Loan and (ii) the Grove City Premium Outlets Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the In-Rel 8 Whole Loan and (ii) the Grove City Premium Outlets Whole Loan.

“Serviced Whole Loan” means each of (i) the In-Rel 8 Whole Loan and (ii) the Grove City Premium Outlets Whole Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut- off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Hyatt Regency Huntington Beach Resort & Spa	$60,000,000	6.8%	$140,000,000	54.4%	54.4%	1.74x	1.74x
In-Rel 8	$60,000,000	6.8%	$32,500,000	69.7%	69.7%	1.68x	1.68x
525 Seventh Avenue	$44,000,000	5.0%	$132,000,000	45.1%	45.1%	1.71x	1.71x
2100 Ross	$37,810,190	4.3%	$59,700,300	58.4%	58.4%	1.36x	1.36x
Twenty Ninth Street Retail	$35,000,000	4.0%	$115,000,000	42.9%	42.9%	2.79x	2.79x
Gateway Plaza	$29,500,000	3.4%	$28,000,000	46.7%	46.7%	1.98x	1.98x
Grove City Premium Outlets	$24,000,000	2.7%	$116,000,000	54.9%	54.9%	2.68x	2.68x
Renaissance Cincinnati	$22,656,369	2.6%	$33,984,554	63.1%	63.1%	1.73x	1.73x
Le Meridien Cambridge MIT	$21,100,000	2.4%	$51,100,000	68.1%	68.1%	1.53x	1.53x
AvidXchange	$20,773,962	2.4%	$31,160,943	61.1%	61.1%	1.61x	1.61x
300 Four Falls	$20,000,000	2.3%	$50,000,000	69.1%	69.1%	1.94x	1.94x
Princeton Pike Corporate Center	$20,000,000	2.3%	$110,000,000	65.3%	65.3%	1.38x	1.38x

(1)	Calculated including the related pari passu companion loans.

(2)	Calculated including the related pari passu companion loans but excluding any mezzanine debt.

The Serviced Pari Passu Whole Loans

The In-Rel 8 Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as In-Rel 8 (the “In-Rel 8 Mortgaged Property”) secures a Whole Loan evidenced by three (3) promissory notes, each originally dated as of May 9, 2016 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $60,000,000 (“In-Rel 8 Promissory Note A-1” or the “In-Rel 8 Mortgage Loan”), (2) Promissory Note A-2, in the original principal amount of $20,000,000 (“In-Rel 8 Promissory Note A-2”), (3) Promissory Note A-3, in the original principal amount of $12,500,000 (“In-Rel 8 Promissory Note A-3” and, together with In-Rel 8 Promissory Note A-2, the “In-Rel 8 Pari Passu Companion Loans”, and the In-Rel 8 Pari Passu Companion Loans together with the In-Rel 8 Mortgage Loan, the “In-Rel 8 Whole Loan”). The In-Rel 8 Pari Passu Companion Loans are pari passu in right of payment with the In-Rel 8 Mortgage Loan. The In-Rel 8 Mortgage Loan is included in the Trust and the In-Rel 8 Pari Passu Companion Loans are not included in the Trust. The In-Rel 8 Pari Passu Companion Loans are currently held by UBSRES and are expected to be contributed to one or more future securitizations.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the In-Rel 8 Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information include the In-Rel 8 Pari Passu Companion Loans.

The In-Rel 8 Whole Loan will be serviced by the master servicer and the special servicer, as applicable, pursuant to the PSA and the terms of the In-Rel 8 Intercreditor Agreement (as defined below). None of the master servicer, the special servicer or the trustee, as applicable, will be required to make P&I Advances on the In-Rel 8 Pari Passu Companion Loans, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances, and the special servicer may make certain Servicing Advances, on the In-Rel 8 Whole Loan, unless such party or the special servicer determines that such a Servicing Advance would be a Nonrecoverable Advance.

The In-Rel 8 Intercreditor Agreement

Pursuant to an agreement between the holders of the In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loans (the “In-Rel 8 Intercreditor Agreement”), the In-Rel 8 Mortgage Loan is pari passu in right of payment with each of the In-Rel 8 Pari Passu Companion Loans. The In-Rel 8 Intercreditor Agreement provides, in general, that:

•	The In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loans are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the In-Rel 8 Whole Loan will be applied to the In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loans on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the operating advisor, in accordance with the terms of the PSA and the pooling and servicing agreement, if any, entered into in connection with a securitization of an In-Rel 8 Pari Passu Companion Loan).

•	The Directing Certificateholder under the PSA will initially be entitled to exercise the rights of the controlling note holder with respect to the In-Rel 8 Whole Loan in accordance with the terms, and subject to the limitations, set forth in the PSA; provided, that if the Directing Certificateholder is (or is an affiliate of) any related borrower, the Directing Certificateholder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the In-Rel 8 Non-Controlling Note Holder

The special servicer will be required to (i) provide to each In-Rel 8 Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to the In-Rel 8 Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to the In-Rel 8 Whole Loan (each, an “In-Rel 8 Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or a Consultation Termination

Event) and (ii) use reasonable efforts to consult with each In-Rel 8 Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of In-Rel 8 Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the applicable In-Rel 8 Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the In-Rel 8 Non-Controlling Note Holder has responded within such period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by an In-Rel 8 Non-Controlling Note Holder (or its representative).

If the special servicer determines that immediate action is necessary to protect the interests of the holders of the In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loans, it may take, in accordance with the Servicing Standard, any action constituting an In-Rel 8 Major Decision with respect to the In-Rel 8 Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, the In-Rel 8 Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the In-Rel 8 Whole Loan are discussed.

If a Servicer Termination Event with respect to the Special Servicer has occurred that affects the holder of an In-Rel 8 Pari Passu Companion Loan, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the In-Rel 8 Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “In-Rel 8 Non-Controlling Note Holders” will initially be the holders of the In-Rel 8 Pari Passu Companion Loans, and from and after the date that any such In-Rel 8 Pari Passu Companion Loan is securitized, the “directing certificateholder” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the securitization of such In-Rel 8 Pari Passu Companion Loan will be an In-Rel 8 Non-Controlling Note Holder; provided that for so long as 50% or more of an In-Rel 8 Pari Passu Companion Loan is held by (or such “directing certificateholder” or other designated party under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, such In-Rel 8 Non-Controlling Note Holder will not be entitled to exercise any of the rights described above, and there will be deemed to be no In-Rel 8 Non-Controlling Note Holder with respect to such In-Rel 8 Pari Passu Companion Loan.

Sale of Defaulted Mortgage Loan

Under the In-Rel 8 Intercreditor Agreement and the PSA, upon the In-Rel 8 Whole Loan becoming a defaulted mortgage loan, and if the special servicer decides to sell the In-Rel 8 Mortgage Loan, the special servicer will be required to sell the In-Rel 8 Mortgage Loan and the In-Rel 8 Pari Passu Companion Loans together as notes evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell the In-Rel 8 Whole Loan without the consent of an In-Rel 8 Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the In-Rel 8 Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Grove City Premium Outlets Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as Grove City Premium Outlets (the “Grove City Premium Outlets Mortgaged Property”) secures a Whole Loan evidenced by five (5) promissory notes, each originally dated as of November 3, 2015 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $40,000,000 (“Grove City Premium Outlets Promissory Note A-1”), (2) Promissory Note A-2, in the original principal amount of $24,000,000 (“Grove City Premium Outlets Promissory Note A-2” or the “Grove City Premium Outlets Mortgage Loan”), (3) Promissory Note A-3 in the original principal amount of $13,000,000 (“Grove City Premium Outlets Promissory Note A-3”), (4) Promissory Note A-4 in the original principal amount of $7,000,000 (“Grove City Premium Outlets Promissory Note A-4”) and (5) Promissory Note A-5 in the original principal amount of $56,000,000 (“Grove City Premium Outlets Promissory Note A-5” and together with Grove City Premium Outlets Promissory Note A-1, Grove City Premium Outlets Promissory Note A-3 and Grove City Premium Outlets Promissory Note A-4, the “Grove City Premium Outlets Pari Passu Companion Loans”, and the Grove City Premium Outlets Pari Passu Companion Loans together with the Grove City Premium Outlets Mortgage Loan, the “Grove City Premium Outlets Whole Loan”). The Grove City Premium Outlets Pari Passu Companion Loans are pari passu in right of payment with each other and with the Grove City Premium Outlets Mortgage Loan. The Grove City Premium Outlets Mortgage Loan is included in the Trust and the Grove City Premium Outlets Pari Passu Companion Loans are not included in the Trust. Promissory Note A-1 is currently held by the MSCI 2015-UBS8 securitization trust. Grove City Premium Outlets Promissory Note A-3 and Grove City Premium Outlets Promissory Note A-4 are currently held by the MSCI 2016-UBS9 securitization trust. Grove City Premium Outlets Promissory Note A-5 is currently held by the MSBAM 2016-C29 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Grove City Premium Outlets Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information include the Grove City Premium Outlets Pari Passu Companion Loans.

Prior to the Closing Date, the Grove City Premium Outlets Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSCI 2015-UBS8 securitization, dated as of December 1, 2015 (the “MSCI 2015-UBS8 PSA”), between Morgan Stanley Capital I Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “MSCI 2015-UBS8 Master Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “MSCI 2015-UBS8 Special Servicer”), Situs Holdings, LLC, as trust advisor (the “MSCI 2015-UBS8 Trust Advisor”), and Wells Fargo Bank, National Association, as trustee (the “MSCI 2015-UBS8 Trustee”), certificate administrator and custodian (the “MSCI 2015-UBS8 Certificate Administrator”).

Following the Closing Date, the Grove City Premium Outlets Whole Loan will be serviced by the master servicer and the special servicer, as applicable, pursuant to the PSA and the terms of the Grove City Premium Outlets Intercreditor Agreement (as defined below), although it is expected that Midland Loan Services, a Division of PNC Bank, National Association, will continue as the primary servicer of the Grove City Premium Outlets Whole Loan under a subservicing agreement expected to be entered into with the master servicer in accordance with the PSA. None of the master servicer, the special servicer or the trustee, as applicable, will be required to make P&I Advances on a Grove City Premium Outlets Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances, and the special servicer may make certain Servicing Advances, on the Grove City Premium Outlets Whole Loan, unless such party or the special servicer determines that such a Servicing Advance would be a Nonrecoverable Advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the Grove City Premium Outlets Mortgage Loan (but not on any Grove City Premium Outlets Companion Loans) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the Grove City Premium Outlets Mortgage Loan.

The Grove City Premium Outlets Intercreditor Agreement

Pursuant to an agreement between the holders of the Grove City Premium Outlets Mortgage Loan and the Grove City Premium Outlets Pari Passu Companion Loans (the “Grove City Premium Outlets Intercreditor Agreement”), the Grove City Premium Outlets Mortgage Loan is pari passu in right of payment with the Grove City Premium Outlets Pari Passu Companion Loans. The Grove City Premium Outlets Intercreditor Agreement provides, in general, that:

•	The Grove City Premium Outlets Mortgage Loan and the Grove City Premium Outlets Pari Passu Companion Loans are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the Grove City Premium Outlets Whole Loan will be applied to the Grove City Premium Outlets Mortgage Loan and the Grove City Premium Outlets Pari Passu Companion Loans on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the master servicer, special servicer, trustee, certificate administrator, asset representations reviewer and operating advisor, in accordance with the terms of the PSA and the pooling and servicing agreement, if any, entered into in connection with a securitization of a Grove City Premium Outlets Pari Passu Companion Loan).

•	The Directing Certificateholder under the PSA will initially be entitled to exercise the rights of controlling note holder with respect to the Grove City Premium Outlets Whole Loan in accordance with the terms, and subject to the limitations, set forth in the PSA; provided, that if the Directing Certificateholder is (or is an affiliate of) any related borrower, the Directing Certificateholder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the Grove City Premium Outlets Non-Controlling Note Holders

The special servicer will be required to (i) provide to each Grove City Premium Outlets Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to the Grove City Premium Outlets Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to the Grove City Premium Outlets Whole Loan (each, a “Grove City Premium Outlets Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or a Consultation Termination Event) and (ii) use reasonable efforts to consult with each Grove City Premium Outlets Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of Grove City Premium Outlets Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to each Grove City Premium Outlets Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the Grove City Premium Outlets Non-Controlling Note Holder has responded within such period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by a Grove City Premium Outlets Non-Controlling Note Holder (or its representative).

If the special servicer determines that immediate action is necessary to protect the interests of the holders of the Grove City Premium Outlets Mortgage Loan and the Grove City Premium Outlets Pari

Passu Companion Loans, it may take, in accordance with the Servicing Standard, any action constituting a Grove City Premium Outlets Major Decision with respect to the Grove City Premium Outlets Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, the Grove City Premium Outlets Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the Grove City Premium Outlets Whole Loan are discussed.

If a Servicer Termination Event with respect to the Special Servicer has occurred that affects the holder of a Grove City Premium Outlets Pari Passu Companion Loan, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the Grove City Premium Outlets Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “Grove City Premium Outlets Non-Controlling Note Holders” will initially be the holders of the Grove City Premium Outlets Pari Passu Companion Loans, and from and after the date that any such Grove City Premium Outlets Pari Passu Companion Loan is securitized, the “directing certificateholder” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the securitization of such Grove City Premium Outlets Pari Passu Companion Loan will be a Grove City Premium Outlets Non-Controlling Note Holder; provided that for so long as 50% or more of a Grove City Premium Outlets Pari Passu Companion Loan is held by (or such “directing certificateholder” or other designated party under the related pooling and servicing agreement is) a related borrower or an affiliate thereof, such Grove City Premium Outlets Non-Controlling Note Holder will not be entitled to exercise the rights of a Grove City Premium Outlets Pari Passu Companion Loan, and there will be deemed to be no Grove City Premium Outlets Non-Controlling Note Holder with respect to such Grove City Premium Outlets Pari Passu Companion Loan.

Sale of Defaulted Mortgage Loan

Under the Grove City Premium Outlets Intercreditor Agreement and the PSA, upon the Grove City Premium Outlets Whole Loan becoming a defaulted mortgage loan, and if the special servicer decides to sell the Grove City Premium Outlets Mortgage Loan, the special servicer will be required to sell the Grove City Premium Outlets Mortgage Loan and the Grove City Premium Outlets Pari Passu Companion Loans together as notes evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell the Grove City Premium Outlets Whole Loan without the consent of a Grove City Premium Outlets Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Grove City Premium Outlets Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

The Hyatt Regency Huntington Beach Resort & Spa Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as Hyatt Regency Huntington Beach Resort & Spa (the “Hyatt Regency Huntington Beach Resort & Spa Mortgaged Property”) secures a Whole Loan evidenced by six (6) promissory notes, bearing the same rate of interest, as follows: (1)

Promissory Note A-1-1 in the original principal amount of $54,000,000, dated as of May 10, 2016 (“Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-1-1”), (2) Promissory Note A-1-2 in the original principal amount of $6,000,000, dated as of May 10, 2016 (“Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-1-2”), (3) Promissory Note A-2 in the original principal amount of $40,000,000, dated as of April 27, 2016 (“Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-2”), (4) Promissory Note A-3 in the original principal amount of $40,000,000, dated as of April 27, 2016 (“Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-3” and, together with Promissory Note A-1-1, Promissory Note A-1-2 and Promissory Note A-2, the “Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans”), (5) Promissory Note A-4 in the original principal amount of $50,000,000, dated as of April 27, 2016 (“Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-4”) and (6) Promissory Note A-5 in the original principal amount of $10,000,000, dated as of April 27, 2016 (“Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-5” and, together with Promissory Note A-4, the “Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan”, and the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan together with the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans, the “Hyatt Regency Huntington Beach Resort & Spa Whole Loan”). The Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with each other and with the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan. The Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan will be included in the Trust and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans will not be included in the Trust. Huntington Beach Resort & Spa Promissory Note A-1-1 is currently held by Citigroup Global Markets Realty Corp. or an affiliate thereof and is expected to be contributed to the CGCMT 2016-C1 securitization trust prior to the Closing Date. Hyatt Regency Huntington Beach Resort & Spa Promissory Notes A-1-2, A-2 and Note A-3 are currently held by Citigroup Global Markets Realty Corp. and are expected to be contributed to one or more future securitizations.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans.

The Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the CGCMT 2016-C1 securitization, dated as of May 1, 2016 (the “CGCMT 2016-C1 PSA”), between Citigroup Commercial Mortgage Securities Inc., as depositor, Wells Fargo Bank, National Association, as master servicer (the “CGCMT 2016-C1 Master Servicer”), LNR Partners, LLC, as special servicer (the “CGCMT 2016-C1 Special Servicer”), Citibank, N.A., as certificate administrator (the “CGCMT 2016-C1 Certificate Administrator”), Deutsche Bank Trust Company Americas, as trustee and custodian (the “CGCMT 2016-C1 Trustee”) and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, and the terms of the Hyatt Regency Huntington Beach Resort & Spa Intercreditor Agreement (as defined below). None of the CGCMT 2016-C1 Master Servicer, the CGCMT 2016-C1 Special Servicer or the CGCMT 2016-C1 Trustee, as applicable, will be required to make P&I Advances on the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, but the CGCMT 2016-C1 Master Servicer or the CGCMT 2016-C1 Trustee, as applicable, will be required to make servicing advances, and the CGCMT 2016-C1 Special Servicer may make certain servicing advances, on the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan (but not on any Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan. The servicing terms of the CGCMT 2016-C1 PSA are expected to be similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the Hyatt Regency Huntington Beach Resort & Spa Whole Loan that are not otherwise paid out of collections on such Whole

Loan may, to the extent allocable to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Hyatt Regency Huntington Beach Resort & Spa Intercreditor Agreement

Pursuant to an agreement between the holders of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans (the “Hyatt Regency Huntington Beach Resort & Spa Intercreditor Agreement”), the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan is pari passu in right of payment with the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans. The Hyatt Regency Huntington Beach Resort & Spa Intercreditor Agreement provides, in general, that:

•	The Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the Hyatt Regency Huntington Beach Resort & Spa Whole Loan will be applied to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (subject, in each case, to certain payment and reimbursement rights of the CGCMT 2016-C1 Master Servicer, the CGCMT 2016-C1 Special Servicer, the CGCMT 2016-C1 Trustee and the CGCMT 2016-C1 Certificate Administrator, in accordance with the terms of the CGCMT 2016-C1 PSA, the PSA and the pooling and servicing agreement, if any, entered into in connection with a securitization of any other Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loan).

•	The directing holder under the CGCMT 2016-C1 PSA (which has a similar position with respect to the CGCMT 2016-C1 securitization as the Directing Certificateholder has with respect to this securitization) will initially be entitled to exercise the rights of controlling note holder with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan in accordance with the terms, and subject to the limitations, set forth in the CGCMT 2016-C1 PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA); provided, that if the CGCMT 2016-C1 directing holder is (or is an affiliate of) any related borrower, the CGCMT 2016-C1 directing holder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder

The CGCMT 2016-C1 Special Servicer will be required to (i) provide to the Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holders (as defined below) copies of any notice, information and report that it is required to provide to the CGCMT 2016-C1 directing holder with respect to the implementation of any recommended actions outlined in an asset status report relating to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan or any proposed action to be taken in respect of a major servicing decision with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan (each, a “Hyatt Regency Huntington Beach Resort & Spa Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the CGCMT 2016-C1 directing holder due to the occurrence of a control termination event or a consultation termination event) and (ii) to consult with each Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the CGCMT 2016-C1 Special Servicer or any proposed action to be taken by the CGCMT 2016-C1 Special Servicer in respect of Hyatt Regency Huntington Beach Resort & Spa Major Decisions.

Such consultation right will expire ten (10) business days (or, in connection with an acceptable insurance default, thirty (30) days) after the delivery to the Hyatt Regency Huntington Beach Resort &

Spa Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder has responded within such period (unless the CGCMT 2016-C1 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the CGCMT 2016-C1 Special Servicer be obligated to follow or take any alternative actions recommended by a Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder (or its representative).

If the CGCMT 2016-C1 Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans, it may take, in accordance with the servicing standard under the CGCMT 2016-C1 PSA, any action constituting a Hyatt Regency Huntington Beach Resort & Spa Major Decision with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day (or thirty (30) day with respect to an acceptable insurance default) period.

In addition to the aforementioned consultation right, the Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holders will have the right to annual conference calls with the CGCMT 2016-C1 Master Servicer or CGCMT 2016-C1 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C1 Master Servicer or CGCMT 2016-C1 Special Servicer, as applicable, in which servicing issues related to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan are discussed.

If a special servicer termination event under the CGCMT 2016-C1 PSA has occurred that affects a Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder, such holder will have the right to direct the CGCMT 2016-C1 Trustee to terminate the CGCMT 2016-C1 Special Servicer under the CGCMT 2016-C1 PSA solely with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, other than with respect to any rights such CGCMT 2016-C1 Special Servicer may have as a CGCMT 2016-C1 certificateholder, entitlements to amounts payable to the CGCMT 2016-C1 Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holders” are the holders of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans (other than Promissory Note A-1-1); provided, that for so long as 50% or more of any such non-controlling note is held by (or if such note has been securitized, the majority “controlling class” holder or other party assigned the rights to exercise the rights of such Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder is) the related Mortgage Loan borrower or an affiliate thereof, such non-controlling note (and the majority “controlling class” holder or other party assigned the rights to exercise the rights of such Hyatt Regency Huntington Beach Resort & Spa Non- Controlling Note Holder) will not be entitled to exercise any rights of such Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder, and there will be deemed to be no Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder with respect to such non-controlling note. UBS Real Estate Securities Inc., as holder of a non-controlling Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loan, is expected to be a Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder on the Closing Date. In addition, with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the rights of the related Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holder will initially be exercisable by the Directing Certificateholder under the PSA prior to the occurrence of a Control Termination Event.

Custody of the Mortgage File

Deutsche Bank Trust Company Americas, as custodian under the CGCMT 2016-C1 PSA will be the custodian of the mortgage file related to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan

(other than any Hyatt Regency Huntington Beach Resort & Spa promissory notes not contributed to the CGCMT 2016-C1 securitization trust).

Sale of Defaulted Mortgage Loan

Under the Hyatt Regency Huntington Beach Resort & Spa Intercreditor Agreement and the CGCMT 2016-C1 PSA, upon the Hyatt Regency Huntington Beach Resort & Spa Whole Loan becoming a defaulted mortgage loan, and if the CGCMT 2016-C1 Special Servicer decides to sell the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans, the CGCMT 2016-C1 Special Servicer will be required to sell the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans together as notes evidencing one whole loan. Notwithstanding the foregoing, the CGCMT 2016-C1 Special Servicer will not be permitted to sell the Hyatt Regency Huntington Beach Resort & Spa Whole Loan without the consent of the Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CGCMT 2016-C1 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the CGCMT 2016-C1 directing holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the CGCMT 2016-C1 Master Servicer or CGCMT 2016-C1 Special Servicer in connection with the proposed sale.

The 525 Seventh Avenue Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as 525 Seventh Avenue (the “525 Seventh Avenue Mortgaged Property”) secures a Whole Loan evidenced by four (4) promissory notes, each originally dated as of October 8, 2015 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $62,000,000 (the “525 Seventh Avenue Promissory Note A-1”), (2) Promissory Note A-2, in the original principal amount of $70,000,000 (“525 Seventh Avenue Promissory Note A-2” and, together with Promissory Note A-1, the “525 Seventh Avenue Non-Serviced Pari Passu Companion Loans”), (3) Promissory Note A-3 in the original principal amount of $41,000,000 (“525 Seventh Avenue Promissory Note A-3”) and (4) Promissory Note A-4 in the original principal amount of $3,000,000 (“525 Seventh Avenue Promissory Note A-4” and, together with Promissory Note A-3, the “525 Seventh Avenue Mortgage Loan”, and the 525 Seventh Avenue Mortgage Loan together with the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans, the “525 Seventh Avenue Whole Loan”). The 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with each other and with the 525 Seventh Avenue Mortgage Loan. The 525 Seventh Avenue Mortgage Loan will be included in the Trust and the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans will not be included in the Trust. 525 Seventh Avenue Promissory Note A-1 is currently held by the MSCI 2016-UBS9 securitization trust. 525 Seventh Avenue Promissory Note A-2 is currently held by the MSCI 2015-UBS8 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the 525 Seventh Avenue Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans.

The 525 Seventh Avenue Whole Loan will be serviced pursuant to the MSCI 2015-UBS8 PSA and the terms of the 525 Seventh Avenue Intercreditor Agreement (as defined below). None of the MSCI 2015-UBS8 Master Servicer, the MSCI 2015-UBS8 Special Servicer or the MSCI 2015-UBS8 Trustee, as applicable, will be required to make P&I Advances on the 525 Seventh Avenue Mortgage Loan, but the MSCI 2015-UBS8 Master Servicer or the MSCI 2015-UBS8 Trustee, as applicable, will be required to make servicing advances, and the MSCI 2015-UBS8 Special Servicer may make certain servicing advances, on the 525 Seventh Avenue Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the 525 Seventh Avenue Mortgage Loan (but not on any 525 Seventh Avenue Companion Loans) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the 525 Seventh Avenue Mortgage Loan. The servicing terms of the MSCI 2015-UBS8 PSA are similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the 525 Seventh Avenue Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the 525 Seventh Avenue Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the 525 Seventh Avenue Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The 525 Seventh Avenue Intercreditor Agreement

Pursuant to an agreement between the holders of the 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loan (the “525 Seventh Avenue Intercreditor Agreement”), the 525 Seventh Avenue Mortgage Loan is pari passu in right of payment with the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans. The 525 Seventh Avenue Intercreditor Agreement provides, in general, that:

•	The 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the 525 Seventh Avenue Whole Loan will be applied to the 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the MSCI 2015-UBS8 Master Servicer, the MSCI 2015-UBS8 Special Servicer, the MSCI 2015-UBS8 Trustee, the MSCI 2015-UBS8 Certificate Administrator and the MSCI 2015-UBS8 Trust Advisor, in accordance with the terms of the MSCI 2015-UBS8 PSA, the PSA and the pooling and servicing agreement, if any, entered into in connection with a securitization of any other 525 Seventh Avenue Non-Serviced Pari Passu Companion Loan).

•	The controlling class representative under the MSCI 2015-UBS8 PSA (which has a similar position with respect to the MSCI 2015-UBS8 securitization as the Directing Certificateholder has with respect to this securitization) will initially be entitled to exercise the rights of controlling note holder with respect to the 525 Seventh Avenue Whole Loan in accordance with the terms, and subject to the limitations, set forth in the MSCI 2015-UBS8 PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA); provided, that if the MSCI 2015-UBS8 controlling class representative is (or is an affiliate of) any related borrower, the MSCI 2015-UBS8 controlling class representative will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the 525 Seventh Avenue Non-Controlling Note Holder

The MSCI 2015-UBS8 Special Servicer will be required to (i) provide to the 525 Seventh Avenue Non-Controlling Note Holders (as defined below) copies of any notice, information and report that it is required to provide to the MSCI 2015-UBS8 controlling class representative with respect to the implementation of any recommended actions outlined in an asset status report relating to the 525 Seventh Avenue Whole Loan or any proposed action to be taken in respect of a major servicing decision with respect to the 525 Seventh Avenue Whole Loan (each, a “525 Seventh Avenue Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the MSCI 2015-UBS8 controlling class representative due to the occurrence of a subordinate control period or a collective consultation period) and (ii) use reasonable efforts to consult with each 525 Seventh Avenue

Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the MSCI 2015-UBS8 Special Servicer or any proposed action to be taken by the MSCI 2015-UBS8 Special Servicer in respect of 525 Seventh Avenue Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the 525 Seventh Avenue Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the 525 Seventh Avenue Non-Controlling Note Holder has responded within such period (unless the MSCI 2015-UBS8 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the MSCI 2015-UBS8 Special Servicer be obligated to follow or take any alternative actions recommended by a 525 Seventh Avenue Non-Controlling Note Holder (or its representative).

If the MSCI 2015-UBS8 Special Servicer determines that immediate action is necessary to protect the interests of the holders of the 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans, it may take, in accordance with the servicing standard under the MSCI 2015-UBS8 PSA, any action constituting a 525 Seventh Avenue Major Decision with respect to the 525 Seventh Avenue Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, the 525 Seventh Avenue Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the MSCI 2015-UBS8 Master Servicer or MSCI 2015-UBS8 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSCI 2015-UBS8 Master Servicer or MSCI 2015-UBS8 Special Servicer, as applicable, in which servicing issues related to the 525 Seventh Avenue Whole Loan are discussed.

If a special servicer termination event under the MSCI 2015-UBS8 PSA has occurred that affects a 525 Seventh Avenue Non-Controlling Note Holder, such holder will have the right to direct the MSCI 2015-UBS8 Trustee to terminate the MSCI 2015-UBS8 Special Servicer under the MSCI 2015-UBS8 PSA solely with respect to the 525 Seventh Avenue Whole Loan, other than with respect to any rights such MSCI 2015-UBS8 Special Servicer may have as a MSCI 2015-UBS8 certificateholder, entitlements to amounts payable to the MSCI 2015-UBS8 Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the controlling class representative under the MSCI 2015-UBS8 PSA or any 525 Seventh Avenue Non-Controlling Note Holder may require or cause the MSCI 2015-UBS8 Master Servicer or the MSCI 2015-UBS8 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the MSCI 2015-UBS8 PSA, the 525 Seventh Avenue Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the MSCI 2015-UBS8 Master Servicer’s or MSCI 2015-UBS8 Special Servicer’s obligation to act in accordance with the servicing standard under the MSCI 2015-UBS8 PSA.

The “525 Seventh Avenue Non-Controlling Note Holders” are the holders of the 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Promissory Note A-1; provided, that for so long as 50% or more of any such non-controlling note is held by (or if such note has been securitized, the majority “controlling class” holder or other party assigned the rights to exercise the rights of such 525 Seventh Avenue Non-Controlling Note Holder is) the related Mortgage Loan borrower or an affiliate thereof, such non-controlling note (and the majority “controlling class” holder or other party assigned the rights to exercise the rights of such 525 Seventh Avenue Non- Controlling Note Holder) will not be entitled to exercise any rights of such 525 Seventh Avenue Non-Controlling Note Holder, and there will be deemed to be no 525 Seventh Avenue Non-Controlling Note Holder with respect to such non-controlling note. UBS Real Estate Securities Inc., as holder of a non-controlling 525 Seventh Avenue Non-Serviced Pari Passu Companion Loan, is expected to be a 525 Seventh Avenue Non-Controlling Note Holder on the Closing Date. In addition, with respect to the 525 Seventh Avenue Mortgage Loan, the rights of the related 525 Seventh Avenue Non-Controlling Note Holder will initially be exercisable by the Directing Certificateholder under the PSA prior to the occurrence of a Control Termination Event.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSCI 2015-UBS8 PSA is the custodian of the mortgage file related to the 525 Seventh Avenue Whole Loan (other than any 525 Seventh Avenue promissory notes not contributed to the MSCI 2015-UBS8 securitization trust).

Sale of Defaulted Mortgage Loan

Under the 525 Seventh Avenue Intercreditor Agreement and the MSCI 2015-UBS8 PSA, upon the 525 Seventh Avenue Whole Loan becoming a defaulted mortgage loan, and if the MSCI 2015-UBS8 Special Servicer decides to sell the 525 Seventh Avenue Promissory Note A-2, the MSCI 2015-UBS8 Special Servicer will be required to sell the 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Non-Serviced Pari Passu Companion Loans together as notes evidencing one whole loan. Notwithstanding the foregoing, the MSCI 2015-UBS8 Special Servicer will not be permitted to sell the 525 Seventh Avenue Whole Loan without the consent of the 525 Seventh Avenue Non-Controlling Note Holders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 525 Seventh Avenue Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the MSCI 2015-UBS8 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the MSCI 2015-UBS8 controlling class representative) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the MSCI 2015-UBS8 Master Servicer or MSCI 2015-UBS8 Special Servicer in connection with the proposed sale.

The 2100 Ross Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as 2100 Ross (the “2100 Ross Mortgaged Property”) secures a Whole Loan evidenced by four (4) promissory notes, each originally dated as of January 20, 2016 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $50,000,000 (“2100 Ross Promissory Note A-1”), (2) Promissory Note A-2, in the original principal amount of $10,000,000 (“2100 Ross Promissory Note A-2”, and together with Promissory Note A-1, the “2100 Ross Non-Serviced Pari Passu Companion Loans”), (3) Promissory Note A-3 in the original principal amount of $15,000,000 (“2100 Ross Promissory Note A-3”) and (4) Promissory Note A-4 in the original principal amount of $23,000,000 (“2100 Ross Promissory Note A-4” and, together with Promissory Note A-3, the “2100 Ross Mortgage Loan”, and the 2100 Ross Mortgage Loan together with the 2100 Ross Non-Serviced Companion Loans, the “2100 Ross Whole Loan”). The 2100 Ross Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with each other and with the 2100 Ross Mortgage Loan. The 2100 Ross Mortgage Loan will be included in the Trust and the 2100 Ross Non-Serviced Pari Passu Companion Loans will not be included in the Trust. 2100 Ross Promissory Note A-1 and 2100 Ross Promissory Note A-2 are currently held by the MSCI 2016-UBS9 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the 2100 Ross Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the 2100 Ross Non-Serviced Companion Loans.

The 2100 Ross Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 securitization, dated as of March 1, 2016 (the “MSCI 2016-UBS9 PSA”) between Morgan Stanley Capital I Inc., as depositor, KeyBank National Association, as master servicer (the “MSCI 2016-UBS9 Master Servicer”), CWCapital Asset Management LLC, as special servicer (the “MSCI 2016-UBS9 Special Servicer”), Wells Fargo Bank, National Association, as trustee (the “MSCI 2016-UBS9 Trustee”), certificate administrator and custodian (the “MSCI 2016-UBS9 Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer (the

“MSCI 2016-UBS9 Operating Advisor and Asset Representations Reviewer”), and the terms of the 2100 Ross Intercreditor Agreement (as defined below). None of the MSCI 2016-UBS9 Master Servicer, the MSCI 2016-UBS9 Special Servicer or the MSCI 2016-UBS9 Trustee, as applicable, will be required to make P&I Advances on the 2100 Ross Mortgage Loan, but the MSCI 2016-UBS9 Master Servicer or the MSCI 2016-UBS9 Trustee, as applicable, will be required to make servicing advances on the 2100 Ross Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the 2100 Ross Mortgage Loan (but not on any 2100 Ross Companion Loans) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the 2100 Ross Mortgage Loan. The servicing terms of the MSCI 2016-UBS9 PSA are similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the 2100 Ross Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the 2100 Ross Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The 2100 Ross Intercreditor Agreement

Pursuant to an agreement between the holders of the 2100 Ross Mortgage Loan and the 2100 Ross Non-Serviced Pari Passu Companion Loans (the “2100 Ross Intercreditor Agreement”), the 2100 Ross Mortgage Loan is pari passu in right of payment with the 2100 Ross Non-Serviced Pari Passu Companion Loans. The 2100 Ross Intercreditor Agreement provides, in general, that:

•	The 2100 Ross Mortgage Loan and the 2100 Ross Non-Serviced Pari Passu Companion Loans are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the 2100 Ross Whole Loan will be applied to the 2100 Ross Mortgage Loan and the 2100 Ross Non-Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the MSCI 2016-UBS9 Master Servicer, the MSCI 2016-UBS9 Special Servicer, the MSCI 2016-UBS9 Trustee, the MSCI 2016-UBS9 Certificate Administrator and the MSCI 2016-UBS9 Operating Advisor and Asset Representations Reviewer, in accordance with the terms of the MSCI 2016-UBS9 PSA and the PSA).

•	The directing certificateholder under the MSCI 2016-UBS9 PSA will initially be entitled to exercise the rights of controlling note holder with respect to the 2100 Ross Whole Loan in accordance with the terms, and subject to the limitations, set forth in the MSCI 2016-UBS9 PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA); provided, that if the MSCI 2016-UBS9 directing certificateholder is (or is an affiliate of) any related borrower, the MSCI 2016-UBS9 directing certificateholder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the 2100 Ross Non-Controlling Note Holder

The MSCI 2016-UBS9 Special Servicer will be required to (i) provide to the 2100 Ross Non-Controlling Note Holders (as defined below) copies of any notice, information and report that it is required to provide to the MSCI 2016-UBS9 directing certificateholder with respect to the implementation of any recommended actions outlined in an asset status report relating to the 2100 Ross Whole Loan or any proposed action to be taken in respect of a major servicing decision with respect to the 2100 Ross Whole Loan (each, a “2100 Ross Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the MSCI 2016-UBS9 directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under the MSCI 2016-UBS9 PSA) and (ii) use reasonable efforts to consult with each 2100 Ross Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the MSCI 2016-UBS9 Special Servicer or any proposed action to be taken by the MSCI 2016-UBS9 Special Servicer in respect of 2100 Ross Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the 2100 Ross Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the 2100 Ross Non-Controlling Note Holder has responded within such period (unless the MSCI 2016-UBS9 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the MSCI 2016-UBS9 Special Servicer be obligated to follow or take any alternative actions recommended by a 2100 Ross Non-Controlling Note Holder (or its representative).

If the MSCI 2016-UBS9 Special Servicer determines that immediate action is necessary to protect the interests of the holders of the 2100 Ross Mortgage Loan and the 2100 Ross Non-Serviced Pari Passu Companion Loans, it may take, in accordance with the servicing standard under the MSCI 2016-UBS9 PSA, any action constituting a 2100 Ross Major Decision with respect to the 2100 Ross Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the directing certificateholder under the MSCI 2016-UBS9 PSA or the 2100 Ross Non-Controlling Note Holder may require or cause the MSCI 2016-UBS9 Master Servicer or the MSCI 2016-UBS9 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the MSCI 2016-UBS9 PSA, the 2100 Ross Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the MSCI 2016-UBS9 Master Servicer’s or MSCI 2016-UBS9 Special Servicer’s obligation to act in accordance with the servicing standard under the MSCI 2016-UBS9 PSA.

In addition to the aforementioned consultation right, the 2100 Ross Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the MSCI 2016-UBS9 Master Servicer or MSCI 2016-UBS9 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSCI 2016-UBS9 Master Servicer or MSCI 2016-UBS9 Special Servicer, as applicable, in which servicing issues related to the 2100 Ross Whole Loan are discussed.

If a special servicer termination event under the MSCI 2016-UBS9 PSA has occurred that affects a 2100 Ross Non-Controlling Note Holder, such holder will have the right to direct the MSCI 2016-UBS9 Trustee to terminate the MSCI 2016-UBS9 Special Servicer under the MSCI 2016-UBS9 PSA solely with respect to the 2100 Ross Whole Loan, other than with respect to any rights such MSCI 2016-UBS9 Special Servicer may have as a MSCI 2016-UBS9 certificateholder, entitlements to amounts payable to the MSCI 2016-UBS9 Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “2100 Ross Non-Controlling Note Holder” are the holders of the 2100 Ross Promissory Note A-2, 2100 Ross Promissory Note A-3 and 2100 Ross Promissory Note A-4; provided, that for so long as 50% or more of any such non-controlling note is held by (or if such note has been securitized, the “directing certificateholder” or other party assigned the rights to exercise the rights of such 2100 Ross Non-Controlling Note Holder is) the related Mortgage Loan borrower or an affiliate thereof, such non-controlling note (and the “directing certificateholder” or other party assigned the rights to exercise the rights of such 2100 Ross Non-Controlling Note Holder) will not be entitled to exercise any rights of such 2100 Ross Non-Controlling Note Holder, and there will be deemed to be no 2100 Ross Non-Controlling Note Holder with respect to such non-controlling note.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSCI 2016-UBS9 PSA is the custodian of the mortgage file related to the 2100 Ross Whole Loan (other than any 2100 Ross promissory notes not contributed to the MSCI 2016-UBS9 securitization trust).

Sale of Defaulted Mortgage Loan

Under the 2100 Ross Intercreditor Agreement and the MSCI 2016-UBS9 PSA, upon the 2100 Ross Whole Loan becoming a defaulted mortgage loan, and if the MSCI 2016-UBS9 Special Servicer decides to sell the 2100 Ross Promissory Notes A-1 and A-2, the MSCI 2016-UBS9 Special Servicer will be required to sell the 2100 Ross Mortgage Loan and the 2100 Ross Non-Serviced Pari Passu Companion Loans together as notes evidencing one whole loan. Notwithstanding the foregoing, the MSCI 2016-UBS9 Special Servicer will not be permitted to sell the 2100 Ross Whole Loan without the consent of the 2100 Ross Non-Controlling Note Holders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 2100 Ross Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the MSCI 2016-UBS9 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the MSCI 2016-UBS9 directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the MSCI 2016-UBS9 Master Servicer or MSCI 2016-UBS9 Special Servicer in connection with the proposed sale.

The Twenty Ninth Street Retail Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as Twenty Ninth Street Retail (the “Twenty Ninth Street Retail Mortgaged Property”) secures a Whole Loan evidenced by three (3) promissory notes, each originally dated as of January 14, 2016 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $75,000,000 (“Twenty Ninth Street Retail Promissory Note A-1” and the “Twenty Ninth Street Retail Controlling Companion Loan”), (2) Promissory Note A-2, in the original principal amount of $40,000,000 (“Twenty Ninth Street Retail Promissory Note A-2” and, together with Promissory Note A-1, the “Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans”) and (3) Promissory Note A-3 in the original principal amount of $35,000,000 (“Twenty Ninth Street Retail Promissory Note A-3” or “Twenty Ninth Street Retail Mortgage Loan”), and the Twenty Ninth Street Retail Mortgage Loan together with the Twenty Ninth Street Retail Companion Loans, the “Twenty Ninth Street Retail Whole Loan”). The Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with the Twenty Ninth Street Retail Mortgage Loan. The Twenty Ninth Street Retail Mortgage Loan will be included in the Trust and the Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans will not be included in the Trust. The Twenty Ninth Street Retail Promissory Note A-1 is currently held by Goldman Sachs Mortgage Company, but is expected to be contributed to the GSMS 2016-GS2 securitization trust prior to the Closing Date. The Twenty Ninth Street Retail Promissory Note A-2 is currently held by the MSCI 2016-UBS9 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Twenty Ninth Street Retail Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit information includes the Twenty Ninth Street Retail Companion Loans.

The Twenty Ninth Street Retail Whole Loan is currently serviced under the MSCI 2016-UBS9 PSA and the terms of the Twenty Ninth Street Retail Intercreditor Agreement (defined below).  However, prior to the Closing Date, the Twenty Ninth Street Retail Controlling Companion Loan is expected to be included in the GSMS 2016-GS2 securitization transaction. Accordingly, as of the Closing Date, the Twenty Ninth Street Retail Whole Loan is expected to be serviced pursuant to the GSMS 2016-GS2 PSA among GS Mortgage Securities Corporation II, as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer (the “GSMS 2016-GS2 Master Servicer”), Torchlight

Investors, LLC and Rialto Capital Advisors, LLC, as special servicers (with Torchlight Investors, LLC being the special servicer with respect to the Twenty Ninth Street Retail Whole Loan and therefore referred to as the “GSMS 2016-GS2 Special Servicer”), Wells Fargo Bank, National Association, as trustee (the “GSMS 2016-GS2 Trustee”) and as certificate administrator (the “GSMS 2016-GS2 Certificate Administrator”), and Pentalpha Surveillance LLC, as operating advisor and as asset representations reviewer. None of the GSMS 2016-GS2 Master Servicer, the GSMS 2016-GS2 Special Servicer or the GSMS 2016-GS2 Trustee, as applicable, will be required to make P&I Advances on the Twenty Ninth Street Retail Mortgage Loan, but the GSMS 2016-GS2 Master Servicer or the GSMS 2016-GS2 Trustee, as applicable, will be required to make servicing advances on the Twenty Ninth Street Retail Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the Twenty Ninth Street Retail Mortgage Loan (but not on any Twenty Ninth Street Retail Companion Loan) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the Twenty Ninth Street Retail Mortgage Loan. The servicing terms of the GSMS 2016-GS2 PSA are expected to be similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the Twenty Ninth Street Retail Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the Twenty Ninth Street Retail Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the Twenty Ninth Street Retail Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Twenty Ninth Street Retail Intercreditor Agreement

Pursuant to an agreement between the holders of the Twenty Ninth Street Retail Mortgage Loan and the Twenty Ninth Street Retail Companion Loans (the “Twenty Ninth Street Retail Intercreditor Agreement”), the Twenty Ninth Street Retail Mortgage Loan is pari passu in right of payment with the Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loans. The Twenty Ninth Street Retail Intercreditor Agreement provides, in general, that:

•	The Twenty Ninth Street Retail Mortgage Loan and the Twenty Ninth Street Retail Companion Loans are of equal priority with each other and none will have priority or preference over another;

•	All payments, proceeds and other recoveries on the Twenty Ninth Street Retail Whole Loan will be applied to the Twenty Ninth Street Retail Mortgage Loan and the Twenty Ninth Street Retail Companion Loans on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the applicable master servicer, special servicer, trustee, certificate administrator, asset representations reviewer and operating advisor, in accordance with the terms of the PSA or the GSMS 2016-GS2 PSA, as applicable); and

•	The holder of Twenty Ninth Street Retail Promissory Note A-1, or after the securitization thereof, the directing certificateholder under the GSMS 2016-GS2 PSA (or such other designee specified thereunder) will act as the controlling note holder with respect to the Twenty Ninth Street Retail Whole Loan and will have rights with respect to the Twenty Ninth Street Retail Whole Loan set forth in the GSMS 2016-GS2 (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA).

Consultation and Control

The controlling note holder under the Twenty Ninth Street Retail Intercreditor Agreement with respect to the Twenty Ninth Street Retail Whole Loan (the “Twenty Ninth Street Retail Controlling Note Holder”) is currently the holder of the Twenty Ninth Street Retail Controlling Companion Loan and from and after the closing date of the GSMS 2016-GS2 securitization transaction will be the directing certificateholder with respect to such securitization or such other party specified in the GSMS 2016-GS2 PSA; provided, that for so long as 50% or more of the Twenty Ninth Street Retail Controlling Companion Loan is held by (or the party assigned the rights to exercise the rights of the “Controlling Note Holder” is) the related borrower or an affiliate thereof, the holder of the Twenty Ninth Street Retail Controlling Companion Loan (and such party assigned the rights to exercise the rights of the “Controlling Note Holder”) will not be entitled to exercise any rights of the Twenty Ninth Street Retail Controlling Note Holder, and there will be deemed to be no Twenty Ninth Street Retail Controlling Note Holder under the Twenty Ninth Street Retail Intercreditor Agreement. The Twenty Ninth Street Retail Controlling Note Holder will have consent rights over the major servicing decisions with respect to the Twenty Ninth Street Retail Whole Loan under the GSMS 2016-GS2 PSA (the “Twenty Ninth Street Retail Major Decisions”).

The Twenty Ninth Street Retail Controlling Note Holder will have ten (10) business days (or thirty (30) days in respect of an acceptable insurance default) to object to any proposed Twenty Ninth Street Retail Major Decision. Nevertheless, the special servicer or master servicer with respect to the Twenty Ninth Street Retail Whole Loan will be permitted to implement any Twenty Ninth Street Retail Major Decision before the expiration of such period if, among other things, it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Twenty Ninth Street Retail Whole Loan (as a collective whole) and it has made a reasonable effort to contact the Twenty Ninth Street Retail Controlling Note Holder.

Pursuant to the terms of the Twenty Ninth Street Retail Intercreditor Agreement, the holder of the promissory note evidencing the Twenty Ninth Street Retail Mortgage Loan, the holder of Twenty Ninth Street Retail Promissory Note A-2 (for so long as the Twenty Ninth Street Retail Whole Loan is not serviced under the MSCI 2016-UBS9 PSA), or any other party entitled to exercise the rights of such holders will be the “Twenty Ninth Street Retail Non-Controlling Note Holders”; provided, that for so long as 50% or more of the Twenty Ninth Street Retail Mortgage Loan or the holder of a Twenty Ninth Street Retail Non-Serviced Pari Passu Companion Loan evidenced by Twenty Ninth Street Retail Promissory Note A-2 is held by (or the party assigned the rights to exercise the rights of a “Non-Controlling Note Holder” is) the related borrower or an affiliate thereof, the Twenty Ninth Street Retail Mortgage Loan or such Twenty Ninth Street Retail Companion Loan (and such party assigned the rights to exercise the rights of such “Non-Controlling Note Holder”) will not be entitled to exercise any rights of a Twenty Ninth Street Retail Non-Controlling Note Holder, and there will be deemed to be no Twenty Ninth Street Retail Non-Controlling Note Holder with respect to the relevant note under the Twenty Ninth Street Retail Intercreditor Agreement. The Twenty Ninth Street Retail Non-Controlling Note Holders will have the right (i) to receive copies of all notices, information and reports with respect to Twenty Ninth Street Retail Major Decisions (and the implementation of any recommended actions outlined in an asset status report) that the applicable master servicer or special servicer for the Twenty Ninth Street Retail Whole Loan is required to provide to the Twenty Ninth Street Retail Controlling Note Holder within the same time frame as such items are required to be delivered to the applicable directing certificateholder (for this purpose, without regard to whether such items are actually required to be provided to the applicable directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under such Non-Serviced PSA) and (ii) to consult such master servicer or special servicer on a strictly non-binding basis with respect to any such Twenty Ninth Street Retail Major Decisions (or the implementation of any recommended actions outlined in an asset status report). The consultation right of the Twenty Ninth Street Retail Non-Controlling Note Holders will expire ten (10) business days after the delivery by the applicable master servicer or special servicer of written notice of such proposed action and all related information, whether or not the Twenty Ninth Street Retail Non-Controlling Note Holder has responded within such period; provided, that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding such consultation rights, the applicable master servicer or special servicer for the Twenty Ninth Street Retail Whole Loan is permitted to implement any Twenty Ninth Street Retail Major Decision or take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Twenty Ninth Street Retail Whole Loan as a collective whole.

In addition, the Twenty Ninth Street Retail Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the GSMS 2016-GS2 Master Servicer or the GSMS 2016-GS2 Special Servicer under the GSMS 2016-GS2 PSA, as applicable, upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Twenty Ninth Street Retail Whole Loan are discussed.

Neither the GSMS 2016-GS2 Master Servicer nor the GSMS 2016-GS2 Special Servicer under the GSMS 2016-GS2 PSA may follow any direction or consultation that would require or cause such parties to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause such parties to violate provisions of the Twenty Ninth Street Retail Intercreditor Agreement, the GSMS 2016-GS2 PSA or the related Mortgage Loan documents.

If a special servicer termination event has occurred under the GSMS 2016-GS2 PSA that affects the Twenty Ninth Street Retail Non-Controlling Note Holders, any such holder will have the right to direct the GSMS 2016-GS2 Trustee to terminate the GSMS 2016-GS2 Special Servicer under the GSMS 2016-GS2 PSA solely with respect to the Twenty Ninth Street Retail Whole Loan, other than with respect to any rights such GSMS 2016-GS2 Special Servicer may have as a GSMS 2016-GS2 certificateholder, entitlements to amounts payable to the GSMS 2016-GS2 Specials Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSCI 2016-UBS9 PSA is presently the custodian of the mortgage file related to the Twenty Ninth Street Retail Whole Loan (other than any Twenty Ninth Street Retail promissory notes not contributed to the MSCI 2016-UBS9 securitization trust). However, after the closing date of the GSMS 2016-GS2 securitization transaction, the custodian under the GSMS 2016-GS2 PSA will become the custodian of such mortgage file (other than any Twenty Ninth Street Retail promissory notes not contributed to the GSMS 2016-GS2 securitization transaction).

Sale of Defaulted Mortgage Loan

Under the Twenty Ninth Street Retail Intercreditor Agreement and the GSMS 2016-GS2 PSA, upon the Twenty Ninth Street Retail Whole Loan becoming a defaulted mortgage loan, and if the GSMS 2016-GS2 Special Servicer decides to sell the Twenty Ninth Street Retail Promissory Note A-1, the GSMS 2016-GS2 Special Servicer will be required to sell the Twenty Ninth Street Retail Mortgage Loan and the Twenty Ninth Street Retail Non-Serviced Companion Loans together as notes evidencing one whole loan.  Notwithstanding the foregoing, the GSMS 2016-GS2 Special Servicer will not be permitted to sell the Twenty Ninth Street Retail Whole Loan without the consent of the Twenty Ninth Street Retail Non-Controlling Note Holders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Twenty Ninth Street Retail Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the applicable special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the directing certificateholder under the GSMS 2016-GS2 PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the GSMS 2016-GS2 Master Servicer or GSMS 2016-GS2 Special Servicer in connection with the proposed sale.

Appointment of Special Servicer

The Twenty Ninth Street Retail Controlling Note Holder (or, if such controlling note is an asset of a securitization trust, the related directing certificateholder (except if a control termination event or equivalent event has occurred and is continuing under the related pooling and servicing agreement) or the related certificateholders with the requisite percentage of voting rights (if a control termination event or equivalent event has occurred and is continuing under the related pooling and servicing agreement) may remove the existing special servicer for the Twenty Ninth Street Retail Whole Loan, with or without cause, and appoint a successor to the special servicer that satisfies the requirements, including certain ratings requirements, and makes the representations, warranties and covenants, set forth in the GSMS 2016-GS2 PSA.

The Gateway Plaza Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as Gateway Plaza (the “Gateway Plaza Mortgaged Property”) secures a Whole Loan evidenced by three (3) promissory notes, each originally dated as of February 4, 2016 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $28,000,000 (the “Gateway Plaza Promissory Note A-1” or the “Gateway Plaza Non-Serviced Pari Passu Companion Loan”), (2) Promissory Note A-2, in the original principal amount of $24,000,000 (“Gateway Plaza Promissory Note A-2”) and (3) Promissory Note A-3 in the original principal amount of $5,500,000 (“Gateway Plaza Promissory Note A-3” and, together with the Gateway Plaza Promissory Note A-2, the “Gateway Plaza Mortgage Loan”, and the Gateway Plaza Mortgage Loan together with the Gateway Plaza Non-Serviced Pari Passu Companion Loan, the “Gateway Plaza Whole Loan”). The Gateway Plaza Non-Serviced Pari Passu Companion Loan is pari passu in right of payment with the Gateway Plaza Mortgage Loan. The Gateway Plaza Mortgage Loan will be included in the Trust and the Gateway Plaza Non-Serviced Pari Passu Companion Loan will not be included in the Trust. Gateway Plaza Promissory Note A-1 is currently held by the MSCI 2016-UBS9 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Gateway Plaza Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the Gateway Plaza Non-Serviced Pari Passu Companion Loan.

The Gateway Plaza Whole Loan will be serviced pursuant to the MSCI 2016-UBS9 PSA and the terms of the Gateway Plaza Intercreditor Agreement (as defined below). None of the MSCI 2016-UBS9 Master Servicer, the MSCI 2016-UBS9 Special Servicer or the MSCI 2016-UBS9 Trustee, as applicable, will be required to make P&I Advances on the Gateway Plaza Mortgage Loan, but the MSCI 2016-UBS9 Master Servicer or the MSCI 2016-UBS9 Trustee, as applicable, will be required to make servicing advances on the Gateway Plaza Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the Gateway Plaza Mortgage Loan (but not on the Gateway Plaza Companion Loan) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the Gateway Plaza Mortgage Loan. The servicing terms of the MSCI 2016-UBS9 PSA are similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the Gateway Plaza Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the Gateway Plaza Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Gateway Plaza Intercreditor Agreement

Pursuant to an agreement between the holders of the Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Pari Passu Companion Loans (the “Gateway Plaza Intercreditor Agreement”), the Gateway Plaza Mortgage Loan is pari passu in right of payment with the Gateway Plaza Non-Serviced Pari Passu Companion Loans. The Gateway Plaza Intercreditor Agreement provides, in general, that:

•	The Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Pari Passu Companion Loans are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the Gateway Plaza Whole Loan will be applied to the Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Pari Passu Companion Loans on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the MSCI 2016-UBS9 Master Servicer, the MSCI 2016-UBS9 Special Servicer, the MSCI 2016-UBS9 Trustee, the MSCI 2016-UBS9 Certificate Administrator and the MSCI 2016-UBS9 Operating Advisor and Asset Representations Reviewer, in accordance with the terms of the MSCI 2016-UBS9 PSA and the PSA).

•	The directing certificateholder under the MSCI 2016-UBS9 PSA will initially be entitled to exercise the rights of controlling note holder with respect to the Gateway Plaza Whole Loan in accordance with the terms, and subject to the limitations, set forth in the MSCI 2016-UBS9 PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA); provided, that if the MSCI 2016-UBS9 directing certificateholder is (or is an affiliate of) any related borrower, the MSCI 2016-UBS9 directing certificateholder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the Gateway Plaza Non-Controlling Note Holder

The MSCI 2016-UBS9 Special Servicer will be required to (i) provide to the Gateway Plaza Non-Controlling Note Holders (as defined below) copies of any notice, information and report that it is required to provide to the MSCI 2016-UBS9 directing certificateholder with respect to the implementation of any recommended actions outlined in an asset status report relating to the Gateway Plaza Whole Loan or any proposed action to be taken in respect of a major servicing decision with respect to the Gateway Plaza Whole Loan (each, a “Gateway Plaza Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the MSCI 2016-UBS9 directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under the MSCI 2016-UBS9 PSA) and (ii) use reasonable efforts to consult with each Gateway Plaza Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the MSCI 2016-UBS9 Special Servicer or any proposed action to be taken by the MSCI 2016-UBS9 Special Servicer in respect of Gateway Plaza Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the Gateway Plaza Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the Gateway Plaza Non-Controlling Note Holder has responded within such period (unless the MSCI 2016-UBS9 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the MSCI 2016-UBS9 Special Servicer be obligated to follow or take any alternative actions recommended by a Gateway Plaza Non-Controlling Note Holder (or its representative).

If the MSCI 2016-UBS9 Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Pari Passu Companion Loans, it may take, in accordance with the servicing standard under the MSCI 2016-UBS9 PSA, any action constituting a Gateway Plaza Major Decision with respect to the Gateway Plaza Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the directing certificateholder under the MSCI 2016-UBS9 PSA or any Gateway Plaza Non-Controlling Note Holder may require or cause the MSCI 2016-UBS9 Master Servicer or the MSCI 2016-UBS9 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the MSCI 2016-UBS9 PSA, the Gateway Plaza Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the MSCI 2016-UBS9 Master Servicer’s or MSCI 2016-UBS9 Special Servicer’s obligation to act in accordance with the servicing standard under the MSCI 2016-UBS9 PSA.

In addition to the aforementioned consultation right, the Gateway Plaza Non-Controlling Note Holders will have the right to annual meetings (which may be held telephonically) with the MSCI 2016-UBS9 Master Servicer or MSCI 2016-UBS9 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the MSCI 2016-UBS9 Master Servicer or MSCI 2016-UBS9 Special Servicer, as applicable, in which servicing issues related to the Gateway Plaza Whole Loan are discussed.

If a special servicer termination event under the MSCI 2016-UBS9 PSA has occurred that affects a Gateway Plaza Non-Controlling Note Holder, such holder will have the right to direct the MSCI 2016-UBS9 Trustee to terminate the MSCI 2016-UBS9 Special Servicer under the MSCI 2016-UBS9 PSA solely with respect to the Gateway Plaza Whole Loan, other than with respect to any rights such MSCI 2016-UBS9 Special Servicer may have as a MSCI 2016-UBS9 certificateholder, entitlements to amounts payable to the MSCI 2016-UBS9 Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “Gateway Plaza Non-Controlling Note Holders” are the holders of the Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Pari Passu Companion Loans (other than Gateway Plaza Promissory Note A-1); provided, that for so long as 50% or more of any such non-controlling note is held by (or if such note has been securitized, the majority “controlling class” holder or other party assigned the rights to exercise the rights of such Gateway Plaza Non-Controlling Note Holder is) the related Mortgage Loan borrower or an affiliate thereof, such non-controlling note (and the majority “controlling class” holder or other party assigned the rights to exercise the rights of such Gateway Plaza Non- Controlling Note Holder) will not be entitled to exercise any rights of such Gateway Plaza Non-Controlling Note Holder, and there will be deemed to be no Gateway Plaza Non-Controlling Note Holder with respect to such non-controlling note. UBS Real Estate Securities Inc., as holder of a non-controlling Gateway Plaza Non-Serviced Pari Passu Companion Loan, is expected to be a Gateway Plaza Non-Controlling Note Holder on the Closing Date. In addition, with respect to the Gateway Plaza Mortgage Loan, the rights of the related Gateway Plaza Non-Controlling Note Holder will initially be exercisable by the Directing Certificateholder under the PSA prior to the occurrence of a Control Termination Event.

Custody of the Mortgage File

Wells Fargo Bank, National Association, as custodian under the MSCI 2016-UBS9 PSA is the custodian of the mortgage file related to the Gateway Plaza Whole Loan (other than any Gateway Plaza promissory notes not contributed to the MSCI 2016-UBS9 securitization trust).

Sale of Defaulted Mortgage Loan

Under the Gateway Plaza Intercreditor Agreement and the MSCI 2016-UBS9 PSA, upon the Gateway Plaza Whole Loan becoming a defaulted mortgage loan, and if the MSCI 2016-UBS9 Special Servicer decides to sell the Gateway Plaza Promissory Note A-1, the MSCI 2016-UBS9 Special Servicer will be required to sell the Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Pari Passu Companion Loans together as notes evidencing one whole loan. Notwithstanding the foregoing, the MSCI 2016-UBS9 Special Servicer will not be permitted to sell the Gateway Plaza Whole Loan without the consent of the Gateway Plaza Non-Controlling Note Holders unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Gateway Plaza Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the MSCI 2016-UBS9 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the MSCI 2016-UBS9 directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the MSCI 2016-UBS9 Master Servicer or MSCI 2016-UBS9 Special Servicer in connection with the proposed sale.

The Renaissance Cincinnati Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as Renaissance Cincinnati (the “Renaissance Cincinnati Mortgaged Property”) secures a Whole Loan evidenced by two (2) replacement promissory notes, each dated as of May 6, 2016 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $34,200,000 (“Renaissance Cincinnati Promissory Note A-1” and the “Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan”) and (2) Promissory Note A-2, in the original principal amount of $22,800,000 (the “Renaissance Cincinnati Mortgage Loan” and, together with the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan, the “Renaissance Cincinnati Whole Loan”). The Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan is pari passu in right of payment with the Renaissance Cincinnati Mortgage Loan. The Renaissance Cincinnati Mortgage Loan will be included in the Trust and the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan will not be included in the Trust. The Renaissance Cincinnati Promissory Note A-1 is currently held by the CFCRE 2016-C4 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Renaissance Cincinnati Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan.

The Renaissance Cincinnati Whole Loan will be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C4 securitization, dated as of May 1, 2016 (the “CFCRE 2016-C4 PSA”) between CCRE Commercial Mortgage Securities, L.P., as depositor, Wells Fargo Bank, National Association, as master servicer (the “CFCRE 2016-C4 Master Servicer”), Berkeley Point Capital LLC, as primary servicer, Rialto Capital Advisors, LLC, as special servicer (the “CFCRE 2016-C4 Special Servicer”), U.S. Bank National Association, as trustee (the “CFCRE 2016-C4 Trustee”), certificate administrator and custodian (the “CFCRE 2016-C4 Certificate Administrator”) and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer, and the terms of the Renaissance Cincinnati Intercreditor Agreement (as defined below). None of the CFCRE 2016-C4 Master Servicer, the CFCRE 2016-C4 Special Servicer or the CFCRE 2016-C4 Trustee, as applicable, will be required to make P&I Advances on the Renaissance Cincinnati Mortgage Loan, but the CFCRE 2016-C4 Master Servicer or the CFCRE 2016-C4 Trustee, as applicable, will be required to make servicing advances on the Renaissance Cincinnati Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the Renaissance Cincinnati Mortgage Loan (but not on the Renaissance Cincinnati Companion Loan) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the Renaissance Cincinnati Mortgage Loan. The servicing terms of the CFCRE 2016-C4 PSA are similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the Renaissance Cincinnati Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the Renaissance Cincinnati Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Renaissance Cincinnati Intercreditor Agreement

Pursuant to an agreement between the holders of the Renaissance Cincinnati Mortgage Loan and the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan (the “Renaissance Cincinnati Intercreditor Agreement”), the Renaissance Cincinnati Mortgage Loan is pari passu in right of payment with the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan. The Renaissance Cincinnati Intercreditor Agreement provides, in general, that:

•	The Renaissance Cincinnati Mortgage Loan and the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the Renaissance Cincinnati Whole Loan will be applied to the Renaissance Cincinnati Mortgage Loan and the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the CFCRE 2016-C4 Master Servicer, the CFCRE 2016-C4 Special Servicer, the CFCRE 2016-C4 Trustee, the CFCRE 2016-C4 Certificate Administrator and the CFCRE 2016-C4 Operating Advisor and Asset Representations Reviewer, in accordance with the terms of the CFCRE 2016-C4 PSA and the PSA).

•	The directing certificateholder under the CFCRE 2016-C4 PSA will initially be entitled to exercise the rights of controlling note holder with respect to the Renaissance Cincinnati Whole Loan in accordance with the terms, and subject to the limitations, set forth in the CFCRE 2016-C4 PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA); provided, that if the CFCRE 2016-C4 directing certificateholder is (or is an affiliate of) any related borrower, the CFCRE 2016-C4 directing certificateholder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the Renaissance Cincinnati Non-Controlling Note Holder

The CFCRE 2016-C4 Special Servicer will be required to (i) provide to the Renaissance Cincinnati Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the CFCRE 2016-C4 directing certificateholder with respect to the implementation of any recommended actions outlined in an asset status report relating to the Renaissance Cincinnati Whole Loan or any proposed action to be taken in respect of a major servicing decision with respect to the Renaissance Cincinnati Whole Loan (each, a “Renaissance Cincinnati Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the CFCRE 2016-C4 directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under the CFCRE 2016-C4 PSA) and (ii) to consult with the Renaissance Cincinnati Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the CFCRE 2016-C4 Special Servicer or any proposed action to be taken by the CFCRE 2016-C4 Special Servicer in respect of Renaissance Cincinnati Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the Renaissance Cincinnati Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the Renaissance Cincinnati Non-Controlling Note Holder has responded within such period (unless the CFCRE 2016-C4 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the CFCRE 2016-C4 Special Servicer be obligated to follow or take any alternative actions recommended by the Renaissance Cincinnati Non-Controlling Note Holder (or its representative).

If the CFCRE 2016-C4 Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Renaissance Cincinnati Mortgage Loan and the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan, it may take, in accordance with the servicing standard under the CFCRE 2016-C4 PSA, any action constituting a Renaissance Cincinnati Major Decision with respect to the Renaissance Cincinnati Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the holder of the directing certificateholder under the CFCRE 2016-C4 PSA or the Renaissance Cincinnati Non-Controlling Note Holder may require or cause the CFCRE 2016-C4 Master Servicer or the CFCRE 2016-C4 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CFCRE 2016-C4 PSA, the Renaissance Cincinnati Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the CFCRE 2016-C4 Master Servicer’s or CFCRE 2016-C4 Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the CFCRE 2016-C4 Master Servicer, CFCRE 2016-C4 Special Servicer, paying agent, trust fund, CFCRE 2016-C4 Certificate Administrator, CFCRE 2016-C4 Trustee, CFCRE 2016-C4 Depositor, any CFCRE 2016-C4 mortgage loan seller, CFCRE 2016-C4 Operating Advisor, CFCRE 2016-C4 custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the CFCRE 2016-C4 Master Servicer’s or the CFCRE 2016-C4 Special Servicer’s responsibilities under the CFCRE 2016-C4 PSA.

In addition to the aforementioned consultation right, the Renaissance Cincinnati Non-Controlling Note Holder will have the right to annual conference calls with the CFCRE 2016-C4 Master Servicer or CFCRE 2016-C4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C4 Master Servicer or CFCRE 2016-C4 Special Servicer, as applicable, in which servicing issues related to the Renaissance Cincinnati Whole Loan are discussed.

The directing certificateholder under the CFCRE 2016-C4 PSA (prior to a control termination event under the CFCRE 2016-C4 PSA) or certificateholders under the CFCRE 2016-C4 PSA with the requisite percentage of voting rights under the CFCRE 2016-C4 PSA (following a control termination event under the CFCRE 2016-C4 PSA), will have the right, with or without cause to replace the CFCRE 2016-C4 Special Servicer and appoint a replacement special servicer in lieu thereof without the consent of the Renaissance Cincinnati Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the AvidXchange Intercreditor Agreement) and satisfies the other conditions set forth in the CFCRE 2016-C4 PSA.

If a special servicer termination event under the CFCRE 2016-C4 PSA has occurred that affects the Renaissance Cincinnati Non-Controlling Note Holder, such holder will have the right to direct the CFCRE 2016-C4 Trustee to terminate the CFCRE 2016-C4 Special Servicer under the CFCRE 2016-C4 PSA solely with respect to the Renaissance Cincinnati Whole Loan, other than with respect to any rights such CFCRE 2016-C4 Special Servicer may have as a CFCRE 2016-C4 certificateholder, entitlements to amounts payable to the CFCRE 2016-C4 Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “Renaissance Cincinnati Non-Controlling Note Holder” is the holder of the Renaissance Cincinnati Mortgage Loan, and from and after the Closing Date, the Directing Certificateholder or other designated party under, and as and to the extent provided for in, the PSA; provided that for so long as 50% or more of the Renaissance Cincinnati Mortgage Loan is held by (or such Directing Certificateholder or other designated party under the PSA is) the related mortgage loan borrower or an affiliate thereof, the holder of the Renaissance Cincinnati Mortgage Loan (or, if applicable, such Directing Certificateholder or other designated party) will not be entitled to exercise the rights of the Renaissance Cincinnati Non Controlling Holder, and there will be deemed to be no Renaissance Cincinnati Non-Controlling Holder with respect to such promissory note.

Custody of the Mortgage File

U.S. Bank National Association, as custodian under the CFCRE 2016-C4 PSA will be the custodian of the mortgage file related to the Renaissance Cincinnati Whole Loan (other than any Renaissance Cincinnati promissory notes not contributed to the CFCRE 2016-C4 securitization trust).

Sale of Defaulted Mortgage Loan

Under the Renaissance Cincinnati Intercreditor Agreement and the CFCRE 2016-C4 PSA, upon the Renaissance Cincinnati Whole Loan becoming a defaulted mortgage loan, and if the CFCRE 2016-C4 Special Servicer decides to sell the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan, the CFCRE 2016-C4 Special Servicer will be required to sell the Renaissance Cincinnati Mortgage Loan and the Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan together as notes evidencing one whole loan. Notwithstanding the foregoing, the CFCRE 2016-C4 Special Servicer will not be permitted to sell the Renaissance Cincinnati Whole Loan without the consent of the Renaissance Cincinnati Non-Controlling Note Holder unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Renaissance Cincinnati Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CFCRE 2016-C4 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the CFCRE 2016-C4 directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the CFCRE 2016-C4 Master Servicer or CFCRE 2016-C4 Special Servicer in connection with the proposed sale.

The Le Meridien Cambridge MIT Whole Loan

The Mortgaged Property identified on Annex A-1 as Le Meridien Cambridge MIT (the “Le Meridien Cambridge MIT Mortgaged Property”) secures a Whole Loan evidenced by three (3) replacement severed promissory notes (collectively, the “Le Meridien Cambridge MIT Promissory Notes”), each dated as of February 5, 2016, as follows: (1) “Le Meridien Cambridge MIT Promissory Note A-1” in the original principal amount of $30,000,000, (2) ”Le Meridien Cambridge MIT Promissory Note A-2” in the original principal amount of $21,100,000, and (3) “Le Meridien Cambridge MIT Promissory Note A-3” in the original principal amount of $21,100,000. The Le Meridien Cambridge MIT Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

Le Meridien Cambridge MIT Promissory Note A-3 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “Le Meridien Cambridge MIT Mortgage Loan”. Le Meridien Cambridge MIT Promissory Note A-1 and the Le Meridien Cambridge MIT Promissory Note A-2 will not be included in the Trust, will be “Pari Passu Companion Loans” and are referred to herein as the “Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans”. Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with the Le Meridien Cambridge MIT Mortgage Loan. Le Meridien Cambridge MIT Promissory Note A-1 has been included in the MSBAM 2016-C28 securitization trust and Le Meridien Cambridge MIT Promissory Note A-2 has been included in the MSBAM 2016-C29 securitization trust. The Le Meridien Cambridge MIT Mortgage Loan and the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans are collectively referred to herein as the “Le Meridien Cambridge MIT Whole Loan”.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Le Meridien Cambridge MIT Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information include the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans.

The Le Meridien Cambridge MIT Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C28 securitization, dated as of February 1, 2016 (the “MSBAM

2016-C28 PSA”), between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, C-III Asset Management LLC, as special servicer, U.S. Bank National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian, Park Bridge Lender Services LLC, as operating advisor, and Park Bridge Lender Services LLC, as asset representations reviewer. The MSBAM 2016-C28 PSA will constitute the Non-Serviced PSA with respect to the Le Meridien Cambridge MIT Whole Loan. The servicing terms of such Non-Serviced PSA are substantially similar to the servicing terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan”.

The terms of the Le Meridien Cambridge MIT Intercreditor Agreement provide that the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer will be obligated to service the Le Meridien Cambridge MIT Whole Loan consistently with the terms of such intercreditor agreement and the related Non-Serviced PSA. None of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable, under the related Non-Serviced PSA will be required to make monthly payment advances on the Le Meridien Cambridge MIT Mortgage Loan, but such Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to make servicing advances on the Le Meridien Cambridge MIT Whole Loan unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the related Non-Serviced PSA (monthly payment advances on the Le Meridien Cambridge MIT Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the Le Meridien Cambridge MIT Whole Loan). The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the Le Meridien Cambridge MIT Mortgage Loan (but not on any Le Meridien Cambridge MIT Companion Loans) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the Le Meridien Cambridge MIT Mortgage Loan.

Any losses, liabilities, claims, costs and expenses incurred in connection with the Le Meridien Cambridge MIT Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the Le Meridien Cambridge MIT Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Le Meridien Cambridge MIT Intercreditor Agreement

Pursuant to the intercreditor agreement entered into between the holders of the Le Meridien Cambridge MIT Promissory Notes (the “Le Meridien Cambridge MIT Intercreditor Agreement”), the Le Meridien Cambridge MIT Mortgage Loan is pari passu in right of payment with the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans. The Le Meridien Cambridge MIT Intercreditor Agreement provides, in general, that:

•	The Le Meridien Cambridge MIT Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on the Le Meridien Cambridge MIT Whole Loan will be applied to the Le Meridien Cambridge MIT Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the applicable master servicer and special servicer, in accordance with the terms of the related Non-Serviced PSA).

•	The directing certificateholder under the MSBAM 2016-C28 PSA (or such other designee specified thereunder) will act as the controlling note holder with respect to the Le Meridien Cambridge MIT Whole Loan and will have all rights with respect to the Le Meridien Cambridge

MIT Whole Loan set forth in such Non-Serviced PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA).

Certain Rights of each Le Meridien Cambridge MIT Non-Controlling Holder. The related Non-Serviced Special Servicer will be required (i) to provide to each Le Meridien Cambridge MIT Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the Le Meridien Cambridge MIT Whole Loan or any proposed action to be taken in respect of a Le Meridien Cambridge MIT Major Decision (for this purpose, without regard to whether such items are actually required to be provided to the directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under such Non-Serviced PSA) and (ii) to use reasonable efforts to consult each Le Meridien Cambridge MIT Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of “major decisions” (as defined in the related Non-Serviced PSA, and which major decisions are similar to “Major Decisions” as defined in the PSA) with respect to the Le Meridien Cambridge MIT Whole Loan (each, a “Le Meridien Cambridge MIT Major Decision”).

Such consultation right will expire ten (10) business days after the delivery to the related Le Meridien Cambridge MIT Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Le Meridien Cambridge MIT Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Le Meridien Cambridge MIT Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Le Meridien Cambridge MIT Mortgage Loan and the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loans, it may take, in accordance with the servicing standard, any action constituting a Le Meridien Cambridge MIT Major Decision with respect to the Le Meridien Cambridge MIT Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Le Meridien Cambridge MIT Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Le Meridien Cambridge MIT Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Le Meridien Cambridge MIT Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the Le Meridien Cambridge MIT Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

A “Le Meridien Cambridge MIT Non-Controlling Holder” is any holder of the Le Meridien Cambridge MIT Promissory Note A-2 or the Le Meridien Cambridge MIT Promissory Note A-3, and from and after the date that any such promissory note is securitized, the “directing certificateholder” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the related securitization will be entitled to exercise the rights of such Le Meridien Cambridge MIT Non-Controlling Holder; provided that for so long as 50% or more of any such promissory note is held by (or such “directing certificateholder” or other designated party under the related pooling and servicing agreement is) the related mortgage loan borrower or an affiliate thereof, the relevant noteholder (or, if applicable, such “directing certificateholder” or other designated party) will not be entitled to exercise the rights of a Le Meridien Cambridge MIT Non-Controlling Holder, and there will be deemed to be no Le Meridien Cambridge MIT Non-Controlling Holder with respect to such promissory note.

Custody of the Mortgage File. Wells Fargo Bank, National Association, as custodian under the MSBAM 2016-C28 PSA is the custodian of the mortgage file related to the Le Meridien Cambridge MIT Whole Loan (other than any Le Meridien Cambridge MIT promissory notes not contributed to the MSBAM 2016-C28 securitization trust).

Sale of Defaulted Mortgage Loan. Under the Le Meridien Cambridge MIT Intercreditor Agreement and the related Non-Serviced PSA, upon the Le Meridien Cambridge MIT Whole Loan becoming a defaulted mortgage loan, if the related Non-Serviced Special Servicer decides to sell the Le Meridien Cambridge MIT Non-Serviced Pari Passu Companion Loan contributed to the MSBAM 2016-C28 securitization trust, such Non-Serviced Special Servicer will be required to sell the Le Meridien Cambridge MIT Mortgage Loan and each Le Meridien Cambridge MIT Pari Passu Companion Loan together as interests evidencing one whole loan in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Le Meridien Cambridge MIT Whole Loan without the consent of each Le Meridien Cambridge MIT Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Le Meridien Cambridge MIT Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The AvidXchange Whole Loan

The Mortgaged Property identified on Annex A-1 to this prospectus as AvidXchange (the “AvidXchange Mortgaged Property”) secures a Whole Loan evidenced by two (2) replacement promissory notes, each dated as of April 28, 2016 and bearing the same rate of interest, as follows: (1) Promissory Note A-1 in the original principal amount of $31,200,000 (“AvidXchange Promissory Note A-1” and the “AvidXchange Non-Serviced Pari Passu Companion Loan”) and (2) Promissory Note A-2, in the original principal amount of $20,800,000 (the “AvidXchange Mortgage Loan” and, together with the AvidXchange Non-Serviced Pari Passu Companion Loan, the “AvidXchange Whole Loan”). The AvidXchange Non-Serviced Pari Passu Companion Loan is pari passu in right of payment with the AvidXchange Mortgage Loan. The AvidXchange Mortgage Loan will be included in the Trust and the AvidXchange Non-Serviced Pari Passu Companion Loan will not be included in the Trust. The AvidXchange Promissory Note A-1 is currently held by the CFCRE 2016-C4 securitization trust.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the AvidXchange Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information includes the AvidXchange Non-Serviced Pari Passu Companion Loan.

The AvidXchange Whole Loan will be serviced pursuant to the CFCRE 2016-C4 PSA and the terms of the AvidXchange Intercreditor Agreement (as defined below). None of the CFCRE 2016-C4 Master Servicer, the CFCRE 2016-C4 Special Servicer or the CFCRE 2016-C4 Trustee, as applicable, will be required to make P&I Advances on the AvidXchange Mortgage Loan, but the CFCRE 2016-C4 Master Servicer or the CFCRE 2016-C4 Trustee, as applicable, will be required to make servicing advances on the AvidXchange Whole Loan, unless such party determines that such a servicing advance would be a nonrecoverable advance. The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the AvidXchange Mortgage Loan (but not on the AvidXchange Companion Loan) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the AvidXchange Mortgage Loan. The servicing terms of the CFCRE 2016-C4 PSA are similar to the servicing terms of the PSA. See “Servicing of the Non-Serviced Mortgage Loans—Servicing of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan” in this prospectus.

Any losses, liabilities, claims, costs and expenses incurred in connection with the AvidXchange Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the AvidXchange Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The AvidXchange Intercreditor Agreement

Pursuant to an agreement between the holders of the AvidXchange Mortgage Loan and the AvidXchange Non-Serviced Pari Passu Companion Loan (the “AvidXchange Intercreditor Agreement”), the AvidXchange Mortgage Loan is pari passu in right of payment with the AvidXchange Non-Serviced Pari Passu Companion Loan. The AvidXchange Intercreditor Agreement provides, in general, that:

•	The AvidXchange Mortgage Loan and the AvidXchange Non-Serviced Pari Passu Companion Loan are of equal priority with each other and none will have priority or preference over another.

•	All payments, proceeds and other recoveries on the AvidXchange Whole Loan will be applied to the AvidXchange Mortgage Loan and the AvidXchange Non-Serviced Pari Passu Companion Loan on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for reserves or escrows required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the CFCRE 2016-C4 Master Servicer, the CFCRE 2016-C4 Special Servicer, the CFCRE 2016-C4 Trustee, the CFCRE 2016-C4 Certificate Administrator and the CFCRE 2016-C4 Operating Advisor and Asset Representations Reviewer, in accordance with the terms of the CFCRE 2016-C4 PSA and the PSA).

•	The directing certificateholder under the CFCRE 2016-C4 PSA will initially be entitled to exercise the rights of controlling note holder with respect to the AvidXchange Whole Loan in accordance with the terms, and subject to the limitations, set forth in the CFCRE 2016-C4 PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA); provided, that if the CFCRE 2016-C4 directing certificateholder is (or is an affiliate of) any related borrower, the CFCRE 2016-C4 directing certificateholder will not be entitled to exercise any such rights of the controlling note holder.

Certain Rights of the AvidXchange Non-Controlling Note Holder

The CFCRE 2016-C4 Special Servicer will be required to (i) provide to the AvidXchange Non-Controlling Note Holder (as defined below) copies of any notice, information and report that it is required to provide to the CFCRE 2016-C4 directing certificateholder with respect to the implementation of any recommended actions outlined in an asset status report relating to the AvidXchange Whole Loan or any proposed action to be taken in respect of a major servicing decision with respect to the AvidXchange Whole Loan (each, a “AvidXchange Major Decision”) (for this purpose, without regard to whether such items are actually required to be provided to the CFCRE 2016-C4 directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under the CFCRE 2016-C4 PSA) and (ii) to consult with the AvidXchange Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the

CFCRE 2016-C4 Special Servicer or any proposed action to be taken by the CFCRE 2016-C4 Special Servicer in respect of AvidXchange Major Decisions.

Such consultation right will expire ten (10) business days after the delivery to the AvidXchange Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not the AvidXchange Non-Controlling Note Holder has responded within such period (unless the CFCRE 2016-C4 Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the CFCRE 2016-C4 Special Servicer be obligated to follow or take any alternative actions recommended by the AvidXchange Non-Controlling Note Holder (or its representative).

If the CFCRE 2016-C4 Special Servicer determines that immediate action is necessary to protect the interests of the holders of the AvidXchange Mortgage Loan and the AvidXchange Non-Serviced Pari Passu Companion Loan, it may take, in accordance with the servicing standard under the CFCRE 2016-C4 PSA, any action constituting an AvidXchange Major Decision with respect to the AvidXchange Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

Notwithstanding the foregoing consent or consultation rights, no direction or objection by the holder of the directing certificateholder under the CFCRE 2016-C4 PSA or the AvidXchange Non-Controlling Note Holder may require or cause the CFCRE 2016-C4 Master Servicer or the CFCRE 2016-C4 Special Servicer, as applicable, to violate any provision of any related mortgage loan documents, applicable law, the CFCRE 2016-C4 PSA, the AvidXchange Intercreditor Agreement or the REMIC provisions of the Code, including, without limitation, the CFCRE 2016-C4 Master Servicer’s or CFCRE 2016-C4 Special Servicer’s obligation to act in accordance with the Servicing Standard or expose the CFCRE 2016-C4 Master Servicer, CFCRE 2016-C4 Special Servicer, paying agent, trust fund, CFCRE 2016-C4 Certificate Administrator, CFCRE 2016-C4 Trustee, CFCRE 2016-C4 Depositor, any CFCRE 2016-C4 mortgage loan seller, CFCRE 2016-C4 Operating Advisor, CFCRE 2016-C4 custodian, or any of their affiliates, officers, directors, employees or agents to liability, or materially expand the scope of the CFCRE 2016-C4 Master Servicer’s or the CFCRE 2016-C4 Special Servicer’s responsibilities under the CFCRE 2016-C4 PSA.

In addition to the aforementioned consultation right, the AvidXchange Non-Controlling Note Holder will have the right to annual conference calls with the CFCRE 2016-C4 Master Servicer or CFCRE 2016-C4 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C4 Master Servicer or CFCRE 2016-C4 Special Servicer, as applicable, in which servicing issues related to the AvidXchange Whole Loan are discussed.

The directing certificateholder under the CFCRE 2016-C4 PSA (prior to a control termination event under the CFCRE 2016-C4 PSA) or certificateholders under the CFCRE 2016-C4 PSA with the requisite percentage of voting rights under the CFCRE 2016-C4 PSA (following a control termination event under the CFCRE 2016-C4 PSA), will have the right, with or without cause to replace the CFCRE 2016-C4 Special Servicer and appoint a replacement special servicer in lieu thereof without the consent of the AvidXchange Non-Controlling Note Holder as long as such replacement special servicer is a “qualified servicer” (as described in the AvidXchange Intercreditor Agreement) and satisfies the other conditions set forth in the CFCRE 2016-C4 PSA.

If a special servicer termination event under the CFCRE 2016-C4 PSA has occurred that affects the AvidXchange Non-Controlling Note Holder, such holder will have the right to direct the CFCRE 2016-C4 Trustee to terminate the CFCRE 2016-C4 Special Servicer under the CFCRE 2016-C4 PSA solely with respect to the AvidXchange Whole Loan, other than with respect to any rights such CFCRE 2016-C4 Special Servicer may have as a CFCRE 2016-C4 certificateholder, entitlements to amounts payable to the CFCRE 2016-C4 Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “AvidXchange Non-Controlling Note Holder” is the holder of the AvidXchange Mortgage Loan, and from and after the Closing Date, the Directing Certificateholder or other designated party under, and as and to the extent provided for in, the PSA; provided that for so long as 50% or more of the AvidXchange Mortgage Loan is held by (or such Directing Certificateholder or other designated party under the PSA is) the related mortgage loan borrower or an affiliate thereof, the holder of the AvidXchange Mortgage Loan (or, if applicable, such Directing Certificateholder or other designated party) will not be entitled to exercise the rights of an AvidXchange Non-Controlling Holder, and there will be deemed to be no AvidXchange Non-Controlling Holder with respect to such promissory note.

Custody of the Mortgage File

U.S. Bank National Association, as custodian under the CFCRE 2016-C4 PSA will be the custodian of the mortgage file related to the AvidXchange Whole Loan (other than any AvidXchange promissory notes not contributed to the CFCRE 2016-C4 securitization trust).

Sale of Defaulted Mortgage Loan

Under the AvidXchange Intercreditor Agreement and the CFCRE 2016-C4 PSA, upon the AvidXchange Whole Loan becoming a defaulted mortgage loan, and if the CFCRE 2016-C4 Special Servicer decides to sell the AvidXchange Non-Serviced Pari Passu Companion Loan, the CFCRE 2016-C4 Special Servicer will be required to sell the AvidXchange Mortgage Loan and the AvidXchange Non-Serviced Pari Passu Companion Loan together as notes evidencing one whole loan. Notwithstanding the foregoing, the CFCRE 2016-C4 Special Servicer will not be permitted to sell the AvidXchange Whole Loan without the consent of the AvidXchange Non-Controlling Note Holder unless it has delivered to each such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the AvidXchange Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CFCRE 2016-C4 Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the CFCRE 2016-C4 directing certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the CFCRE 2016-C4 Master Servicer or CFCRE 2016-C4 Special Servicer in connection with the proposed sale.

The 300 Four Falls Whole Loan

The Mortgaged Property identified on Annex A-1 as 300 Four Falls (the “300 Four Falls Mortgaged Property”) secures a Whole Loan evidenced by two (2) severed promissory notes (collectively, the “300 Four Falls Promissory Notes”), each dated as of April 19, 2016, as follows: (1) ”300 Four Falls Promissory Note A-1” in the original principal amount of $50,000,000 and (2) ”300 Four Falls Promissory Note A-2” in the original principal amount of $20,000,000. The 300 Four Falls Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

300 Four Falls Promissory Note A-2 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “300 Four Falls Mortgage Loan”. 300 Four Falls Promissory Note A-1 will not be included in the Trust, will be a “Pari Passu Companion Loan” and is referred to herein as the “300 Four Falls Non-Serviced Pari Passu Companion Loan”. 300 Four Falls Non-Serviced Pari Passu Companion Loan is pari passu in right of payment with the 300 Four Falls Mortgage Loan. 300 Four Falls Promissory Note A-1 has been included in the MSBAM 2016-C29 securitization trust. The 300 Four Falls Mortgage Loan and the 300 Four Falls Non-Serviced Pari Passu Companion Loans are collectively referred to herein as the “300 Four Falls Whole Loan”.

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the 300 Four Falls Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information include the 300 Four Falls Non-Serviced Pari Passu Companion Loans.

The 300 Four Falls Whole Loan is currently being serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C29 securitization, dated as of May 1, 2016 (the “MSBAM 2016-C29 PSA”), between Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Rialto Capital Advisors, LLC, as special servicer, Wilmington Trust, National Association, as trustee, Wells Fargo Bank, National Association, as certificate administrator, certificate registrar, authenticating agent and custodian, Park Bridge Lender Services LLC, as operating advisor, and Park Bridge Lender Services LLC, as asset representations reviewer. The MSBAM 2016-C29 PSA will constitute the Non-Serviced PSA with respect to the 300 Four Falls Whole Loan. The servicing terms of such Non-Serviced PSA are substantially similar to the servicing terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the 300 Four Falls Mortgage Loan”.

The terms of the 300 Four Falls Intercreditor Agreement provide that the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer will be obligated to service the 300 Four Falls Whole Loan consistently with the terms of such intercreditor agreement and the related Non-Serviced PSA. None of the related Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable, under the related Non-Serviced PSA will be required to make monthly payment advances on the 300 Four Falls Mortgage Loan, but such Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to make servicing advances on the 300 Four Falls Whole Loan unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the related Non-Serviced PSA (monthly payment advances on the 300 Four Falls Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the 300 Four Falls Whole Loan). The master servicer or the trustee under the PSA, as applicable, will be responsible for making any required P&I Advances on the 300 Four Falls Mortgage Loan (but not on any 300 Four Falls Companion Loans) unless the master servicer, the special servicer or the trustee under the PSA, as applicable, determines that such an advance would not be recoverable from collections on the 300 Four Falls Mortgage Loan.

Any losses, liabilities, claims, costs and expenses incurred in connection with the 300 Four Falls Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the 300 Four Falls Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The 300 Four Falls Intercreditor Agreement

Pursuant to the intercreditor agreement entered into between the holders of the 300 Four Falls Promissory Notes (the “300 Four Falls Intercreditor Agreement”), the 300 Four Falls Mortgage Loan is pari passu in right of payment with the 300 Four Falls Non-Serviced Pari Passu Companion Loan. The 300 Four Falls Intercreditor Agreement provides, in general, that:

•	The 300 Four Falls Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on the 300 Four Falls Whole Loan will be applied to the 300 Four Falls Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the applicable master servicer and special servicer, in accordance with the terms of the related Non-Serviced PSA).

•	The directing certificateholder under the MSBAM 2016-C29 PSA (or such other designee specified thereunder) will act as the controlling note holder with respect to the 300 Four Falls Whole Loan and will have all rights with respect to the 300 Four Falls Whole Loan set forth in such Non-Serviced PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA).

Certain Rights of each 300 Four Falls Non-Controlling Holder. The related Non-Serviced Special Servicer will be required (i) to provide to each 300 Four Falls Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the 300 Four Falls Whole Loan or any proposed action to be taken in respect of a 300 Four Falls Major Decision (for this purpose, without regard to whether such items are actually required to be provided to the directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under such Non-Serviced PSA) and (ii) to use reasonable efforts to consult each 300 Four Falls Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of “major decisions” (as defined in the related Non-Serviced PSA, and which major decisions are similar to “Major Decisions” as defined in the PSA) with respect to the 300 Four Falls Whole Loan (each, a “300 Four Falls Major Decision”).

Such consultation right will expire ten (10) business days after the delivery to the related 300 Four Falls Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such 300 Four Falls Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any 300 Four Falls Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the 300 Four Falls Mortgage Loan and the 300 Four Falls Non-Serviced Pari Passu Companion Loan, it may take, in accordance with the servicing standard, any action constituting a 300 Four Falls Major Decision with respect to the 300 Four Falls Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each 300 Four Falls Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the 300 Four Falls Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects the 300 Four Falls Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the 300 Four Falls Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

The “300 Four Falls Non-Controlling Holder” is the holder of the 300 Four Falls Promissory Note A-2, and from and after the Closing Date, the Directing Certificateholder or other designated party under, and as and to the extent provided for in, the PSA will be entitled to exercise the rights of such 300 Four Falls Non-Controlling Holder; provided that for so long as 50% or more of such promissory note is held by (or such Directing Certificateholder or other designated party under the PSA is) the related mortgage loan borrower or an affiliate thereof, the relevant noteholder (or, if applicable, such Directing Certificateholder or other designated party) will not be entitled to exercise the rights of a 300 Four Falls Non-Controlling Holder, and there will be deemed to be no 300 Four Falls Non-Controlling Holder with respect to such promissory note.

Custody of the Mortgage File. Wells Fargo Bank, National Association, as custodian under the MSBAM 2016-C29 PSA is the custodian of the mortgage file related to the 300 Four Falls Whole Loan (other than any 300 Four Falls promissory notes not contributed to the MSBAM 2016-C29 securitization trust).

Sale of Defaulted Mortgage Loan. Under the 300 Four Falls Intercreditor Agreement and the related Non-Serviced PSA, upon the 300 Four Falls Whole Loan becoming a defaulted mortgage loan, if the related Non-Serviced Special Servicer decides to sell the 300 Four Falls Non-Serviced Pari Passu Companion Loan contributed to the MSBAM 2016-C29 securitization trust, such Non-Serviced Special Servicer will be required to sell the 300 Four Falls Mortgage Loan and each 300 Four Falls Pari Passu Companion Loan together as interests evidencing one whole loan in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the 300 Four Falls Whole Loan without the consent of each 300 Four Falls Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the 300 Four Falls Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Princeton Pike Corporate Center Whole Loan

The Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center (the “Princeton Pike Corporate Center Mortgaged Property”) secures a Whole Loan evidenced by four (4) promissory notes (collectively, the “Princeton Pike Corporate Center Promissory Notes”) as follows: (1) “Princeton Pike Corporate Center Promissory Note A-1” in the original principal amount of $50,000,000, (2) “Princeton Pike Corporate Center Promissory Note A-2” in the original principal amount of $45,000,000, (3) “Princeton Pike Corporate Center Promissory Note A-3-1” in the original principal amount of $20,000,000, and (4) “Princeton Pike Corporate Center Promissory Note A-3-2” in the original principal amount of $15,000,000. The Princeton Pike Corporate Center Promissory Notes are cross-defaulted and have the same borrowers, interest rate, maturity date, amortization schedule and prepayment structure.

Princeton Pike Corporate Center Promissory Note A-3-1 will be included in the Trust, will be a “Mortgage Loan” and is referred to herein as the “Princeton Pike Corporate Center Mortgage Loan”. Princeton Pike Corporate Center Promissory Note A-1, Princeton Pike Corporate Center Promissory Note A-2 and Princeton Pike Corporate Center Promissory Note A-3-2 will not be included in the Trust, will be “Pari Passu Companion Loans” and are referred to herein as the “Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans”. The Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans are pari passu in right of payment with the Princeton Pike Corporate Center Mortgage Loan. Princeton Pike Corporate Center Promissory Note A-1 has been included in the MSBAM 2016-C28 securitization trust, Princeton Pike Corporate Center Promissory Note A-2 has been included in the MSCI 2016-UBS9 securitization trust, and Princeton Pike Corporate Center Promissory Note A-3-2 has been included in the MSBAM 2016-C29 securitization trust. The Princeton Pike Corporate Center Mortgage Loan and the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans are collectively referred to herein as the “Princeton Pike Corporate Center Whole Loan”).

Unless otherwise indicated, for purposes of the information presented in this prospectus with respect to the Princeton Pike Corporate Center Mortgage Loan, the loan-to-value ratio, debt yield, debt service coverage ratio and loan per unit of measure information include the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans.

The Princeton Pike Corporate Center Whole Loan will be serviced pursuant to the MSBAM 2016-C28 PSA, which will constitute the Non-Serviced PSA with respect to the Princeton Pike Corporate Center

Whole Loan. The servicing terms of such Non-Serviced PSA are substantially similar to the servicing terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan”.

The terms of the Princeton Pike Corporate Center Intercreditor Agreement provide that the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer will be obligated to service the Princeton Pike Corporate Center Whole Loan consistently with the terms of such intercreditor agreement and the related Non-Serviced PSA. None of the Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee, as applicable, under the related Non-Serviced PSA will be required to make monthly payment advances on the Princeton Pike Corporate Center Mortgage Loan, but such Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to make servicing advances on the Princeton Pike Corporate Center Whole Loan unless the applicable party determines that such a servicing advance would be a nonrecoverable advance, all in accordance with the related Non-Serviced PSA (monthly payment advances on the Princeton Pike Corporate Center Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA; none of the master servicer, the special servicer or the trustee will be obligated to make Servicing Advances with respect to the Princeton Pike Corporate Center Whole Loan).

Any losses, liabilities, claims, costs and expenses incurred in connection with the Princeton Pike Corporate Center Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the Princeton Pike Corporate Center Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

The Princeton Pike Corporate Center Intercreditor Agreement

Pursuant to the intercreditor agreement entered into between the holders of the Princeton Pike Corporate Center Promissory Notes (the “Princeton Pike Corporate Center Intercreditor Agreement”), the Princeton Pike Corporate Center Mortgage Loan is pari passu in right of payment with the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans. The Princeton Pike Corporate Center Intercreditor Agreement provides, in general, that:

•	The Princeton Pike Corporate Center Promissory Notes are of equal priority with each other and none of such promissory notes will have priority or preference over any other such promissory note.

•	All payments, proceeds and other recoveries on the Princeton Pike Corporate Center Whole Loan will be applied to the Princeton Pike Corporate Center Promissory Notes on a pro rata and pari passu basis (subject, in each case, to (a) certain amounts for escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the applicable master servicer and the special servicer, in accordance with the terms of the related Non-Serviced PSA).

•	The directing certificateholder under the MSBAM 2016-C28 PSA (or such other designee specified thereunder) will act as the controlling note holder with respect to the Princeton Pike Corporate Center Whole Loan and will have all rights with respect to the Princeton Pike Corporate Center Whole Loan set forth in such Non-Serviced PSA (which rights are substantially similar to the rights that the Directing Certificateholder has with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) under the PSA).

Certain Rights of each Princeton Pike Corporate Center Non-Controlling Holder. The related Non-Serviced Special Servicer will be required (i) to provide to each Princeton Pike Corporate Center Non-Controlling Holder (as defined below) copies of any notice, information and report that it is required to provide to the directing certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the Princeton Pike Corporate Center Whole Loan or any proposed action to be taken in respect of a Princeton Pike Corporate Center Major Decision (for this purpose, without regard to whether such items are actually required to be provided to the directing certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” under such Non-Serviced PSA) and (ii) to use reasonable efforts to consult each Princeton Pike Corporate Center Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of “major decisions” (as defined in the related Non-Serviced PSA, and which major decisions are similar to “Major Decisions” as defined in the PSA) with respect to the Princeton Pike Corporate Center Whole Loan (each, a “Princeton Pike Corporate Center Major Decision”).

Such consultation right will expire ten (10) business days after the delivery to the related Princeton Pike Corporate Center Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Princeton Pike Corporate Center Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Princeton Pike Corporate Center Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the Princeton Pike Corporate Center Mortgage Loan and the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loans, it may take, in accordance with the servicing standard, any action constituting a Princeton Pike Corporate Center Major Decision with respect to the Princeton Pike Corporate Center Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Princeton Pike Corporate Center Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the Princeton Pike Corporate Center Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Princeton Pike Corporate Center Non-Controlling Note Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the Princeton Pike Corporate Center Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

A “Princeton Pike Corporate Center Non-Controlling Holder” is any holder of Princeton Pike Corporate Center Promissory Note A-2, Princeton Pike Corporate Center Promissory Note A-3-1 or Princeton Pike Corporate Center Promissory Note A-3-2, and from and after the date that any such promissory note is securitized, the “directing certificateholder” or other designated party under, and as and to the extent provided for in, the related pooling and servicing agreement entered into in connection with the related securitization will be entitled to exercise the rights of such Princeton Pike Corporate Center Non-Controlling Holder; provided that for so long as 50% or more of any such promissory note is held by (or such “directing certificateholder” or other designated party under the related pooling and servicing agreement is) the related mortgage loan borrower or an affiliate thereof, the relevant noteholder (or, if applicable, such “directing certificateholder” or other designated party) will not be entitled to exercise the rights of a Princeton Pike Corporate Center Non-Controlling Holder, and there will be deemed to be no Princeton Pike Corporate Center Non-Controlling Holder with respect to such promissory note.

Custody of the Mortgage File. Wells Fargo Bank, National Association, as custodian under the MSBAM 2016-C28 PSA is the custodian of the mortgage file related to the Princeton Pike Corporate Center Whole Loan (other than any Princeton Pike Corporate Center promissory notes not contributed to the MSBAM 2016-C28 securitization trust).

Sale of Defaulted Mortgage Loan. Under the Princeton Pike Corporate Center Intercreditor Agreement and the related Non-Serviced PSA, upon the Princeton Pike Corporate Center Whole Loan becoming a defaulted mortgage loan, if the related Non-Serviced Special Servicer decides to sell the Princeton Pike Corporate Center Non-Serviced Pari Passu Companion Loan contributed to the MSBAM 2016-C28 securitization trust, such Non-Serviced Special Servicer will be required to sell the Princeton Pike Corporate Center Mortgage Loan and each Princeton Pike Corporate Center Pari Passu Companion Loan together as interests evidencing one whole loan in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Princeton Pike Corporate Center Whole Loan without the consent of each Princeton Pike Corporate Center Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Princeton Pike Corporate Center Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

The depositor will acquire the Mortgage Loans from UBS Real Estate Securities Inc., Barclays Bank PLC, Morgan Stanley Mortgage Capital Holdings LLC and Bank of America, National Association on or about June 7, 2016 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

UBS Real Estate Securities Inc.

General

UBS Real Estate Securities Inc., a Delaware corporation (“UBSRES”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBSRES originated or acquired certain Mortgage Loans sold to the Depositor by it. UBSRES is an indirect subsidiary of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, a Switzerland corporation, provides global financing services to corporations, governments and municipalities, institutional clients and individuals worldwide. UBS AG provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services. It has global headquarters in Switzerland, regional headquarters in New York and London, and offices in additional locations throughout the world.

UBSRES has engaged in a variety of capital markets related activities, including purchases and sales of loan portfolios, sales of assets for inclusion in securitizations and origination and acquisition of loans and interests in such loans and the related servicing rights for sale, securitization and portfolio. Currently, UBSRES originates commercial mortgage loans primarily for securitization or resale.

UBSRES’ Securitization Program

UBSRES engages in mortgage securitizations and other structured financing arrangements. UBSRES has been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and has securitized an aggregate of approximately $21,384,453,634 multifamily and commercial mortgage loans since then.

UBSRES originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated or acquired and to be securitized by UBSRES include both small balance and large balance fixed-rate loans. The commercial mortgage loans that will be sold by UBSRES into a commercial loan securitization sponsored by UBSRES will have been or will be, as applicable, originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBSRES or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBSRES works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a Mortgage Loan Purchase Agreement, UBSRES will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus in Annex D-2), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBSRES Mortgage Loans”) for which it acts as Mortgage Loan Seller, in connection with certain breaches of such representations and warranties or certain defects with respect such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject Mortgage Loan or such other standard as is described in the Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan from the Depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “The Pooling and Servicing Agreement—Representations and Warranties; Repurchase; Substitution” in, and Annex D-1 to, this prospectus.

Neither UBSRES nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBSRES sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBSRES Mortgage Loans

Overview. UBSRES, in its capacity as the Sponsor of the UBSRES Mortgage Loans, has conducted a review of the UBSRES Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBSRES Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBSRES’ affiliates and certain third-party consultants engaged by UBSRES (the “UBSRES Deal Team”). The review procedures described below were employed with respect to all of the UBSRES Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBSRES Deal Team created a database of loan-level and property-level information relating to each UBSRES Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBSRES during the underwriting process. After origination of each UBSRES Mortgage Loan, the UBSRES Deal Team updated the information in the database with respect to the UBSRES Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBSRES Deal Team, to the extent such updates were provided to, and deemed material by, the UBSRES Deal Team.

A data tape (the “UBSRES Data Tape”) containing detailed information regarding each UBSRES Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBSRES Data Tape was used by the UBSRES Deal Team to provide the numerical information regarding the UBSRES Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Bank of America, National Association, on behalf of UBSRES, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBSRES, relating to information in this prospectus regarding the UBSRES Mortgage Loans. These procedures included:

•	comparing the information in the UBSRES Data Tape against various source documents provided by UBSRES;

•	comparing numerical information regarding the UBSRES Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBSRES Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the UBSRES Mortgage Loans disclosed in this prospectus.

Legal Review. UBSRES engaged various law firms to conduct certain legal reviews of the UBSRES Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBSRES Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBSRES’ standard form loan documents. In addition, origination counsel for each UBSRES Mortgage Loan reviewed UBSRES’ representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBSRES Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBSRES Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBSRES Mortgage Loans prepared by origination counsel, and (iii) assisting the UBSRES Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBSRES Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Origination counsel also assisted in the preparation of the UBSRES Mortgage Loan summaries set forth in Annex A-3 to this prospectus, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBSRES Mortgage Loan, UBSRES requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBSRES conducted a search with respect to each borrower under a UBSRES Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBSRES Mortgage Loan. If UBSRES became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBSRES Mortgage Loan, UBSRES obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBSRES Deal Team also consulted with UBSRES to confirm that the UBSRES Mortgage Loans were originated or reunderwritten in compliance with the origination and underwriting criteria described below under “—UBSRES’ Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBSRES determined that the disclosure regarding the UBSRES Mortgage Loans in this prospectus is accurate in all material respects. UBSRES also determined that the UBSRES Mortgage Loans were originated and in accordance with UBSRES’ origination procedures and underwriting criteria. UBSRES attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBSRES will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBSRES and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “Qualification Criteria”). UBSRES will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBSRES and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBSRES to render any tax opinion required in connection with the substitution.

UBSRES’ Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBSRES with respect to multifamily and commercial mortgage loans originated or acquired by UBSRES.

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBSRES generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBSRES’ credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBSRES assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBSRES must be approved by a loan committee which includes senior personnel from UBSRES or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBSRES’ underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBSRES and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBSRES may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBSRES, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBSRES may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBSRES will obtain the property assessments and reports described below:

Appraisals. UBSRES will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBSRES may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBSRES will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBSRES may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBSRES might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBSRES or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBSRES may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBSRES will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBSRES will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBSRES will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBSRES may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBSRES conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBSRES. Furthermore, UBSRES may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBSRES may vary from the specific UBSRES underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBSRES, UBSRES may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBSRES Mortgage Loans was originated with any material exceptions from UBSRES’ underwriting guidelines described above.

Repurchase Requests

UBSRES most recently filed a Form ABS-15G on May 13, 2016. UBSRES’ Central Index Key is 0001541886. With respect to the period from and including January 1, 2013 to and including March 31, 2016, UBSRES does not have any activity to report as required by Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended, with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Litigation

UBSRES is currently engaged in litigation with respect to various legacy residential mortgage-backed securities transactions. Some litigants are seeking the repurchase of mortgage loans by UBSRES from certain residential mortgage securitization trusts, on the basis that the loans are allegedly in breach of contractual representations and warranties in governing transaction documents. Other litigants are alleging violations of federal and/or state securities or common law for alleged misrepresentations and omissions in offering documents in connection with the issuance and/or distribution of residential mortgage-backed securities. No assurance can be given that one or more of the foregoing actions will not result in material liability to UBSRES.

Retained Interests in This Securitization

Neither UBSRES nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBSRES or its affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

•	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing,

healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

•	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

•	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on April 30, 2016, Barclays’ affiliates were the loan sellers in approximately 64 commercial mortgage-backed securitization transactions. Approximately $21.49 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and for the period January 1, 2016 through April 30, 2016.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2016	$623,307,000
2015	$4,580,785,219
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Bank of America, National Association, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

•	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

•	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

•	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Exceptions to Barclays’

Disclosed Underwriting Guidelines” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

•	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

•	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

•	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged

Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

•	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

•	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

•	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

•	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

None of the Barclays Mortgage Loans have exceptions to the related underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS 15G on May 12, 2016 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization.

Neither Barclays Bank PLC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization.

Neither Barclays Bank PLC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays Bank PLC for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays Bank PLC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under this sub-heading has been provided by Barclays.

Bank of America, National Association

Bank of America, National Association (“Bank of America”) is a subsidiary of Bank of America Corporation.

Bank of America and its affiliates have been active in the securitization market since inception and have sponsored publicly and privately offered securitization transactions since 1977. Bank of America and its affiliates have been involved with the origination and securitization of residential and commercial mortgage loans and its affiliates have been involved with the origination of auto loans, student loans, home equity loans and credit card receivables, as well as less traditional asset classes. Bank of America and its affiliates have served as sponsors, issuers, dealers, and servicers in a wide array of securitization transactions.

The tables below indicate the size and history of the commercial mortgage loan origination program for Bank of America and its affiliates. Loans originated by Bank of America and its affiliates have historically included primarily a mix of multifamily, office, retail, hotel and industrial and warehouse properties, though Bank of America and its affiliates have also regularly originated loans on a variety of other commercial property types, including but not limited to self storage facilities, manufactured housing communities, parking garage facilities and golf courses.

Origination Volume
(Dollar Amount of Closed Loans)

Property Type	2011	2012	2013	2014	2015	As of 3/31/2016
Multifamily	$ 9,700,000	$ 8,050,000	$ 411,310,000	$ 518,929,738	$ 1,104,590,000	$ 11,200,000
Office	295,300,000	854,800,000	1,122,060,000	1,864,674,000	1,863,491,000	141,600,000
Retail	861,406,000	2,521,663,000	1,613,066,013	1,726,602,172	1,254,393,252	52,450,000
Industrial	270,870,000	110,780,000	46,200,000	31,185,000	1,342,375,000	0
Manufactured Housing	65,835,000	150,225,000	365,593,000	87,111,250	116,618,625	8,250,000
Self Storage	132,535,000	173,810,000	140,247,500	93,095,000	546,593,750	35,125,000
Lodging	581,550,000	1,180,501,000	2,205,861,250	2,631,502,433	2,241,228,600	0
Mixed Use	10,000,000	0	79,242,199	144,100,000	147,725,000	0
Other	0	0	0	69,930,000	0	0
Total	$ 2,227,196,000	$ 4,999,829,000	$ 6,287,108,854	$ 7,167,129,593	$ 8,617,015,227	$ 248,625,000

Bank of America is a sponsor and mortgage loan seller in this transaction. Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America and assisted Bank of America in connection with the selection of mortgage loans for this transaction.

Bank of America’s headquarters and its executive offices are located at 100 North Tryon Street, Charlotte, North Carolina 28255, and the telephone number is (980) 386-8154.

See below for more information about the Bank of America’s solicitation and underwriting standards used to originate mortgage loans similar to the mortgage loans included in the issuing entity and Bank of America’s material roles and duties in each securitization.

Bank of America’s Commercial Mortgage Loan Underwriting Standards

Overview. Bank of America’s commercial mortgage loans are originated in accordance with the procedures and underwriting standards described below. The loans are primarily originated (i) directly by Bank of America or through affiliates to mortgagor/borrowers; (ii) indirectly through mortgage loan brokers to mortgagor/borrowers; and (iii) through other loan originators. The remainder of the discussion of Bank of America’s loan underwriting practices under this “—Bank of America’s Commercial Mortgage Loan Underwriting Standards” describes the practices of Bank of America and any affiliate of Bank of America with respect to the origination of loans to be sold by Bank of America in this transaction. However, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or sponsor and any other pertinent information deemed material by Bank of America. Therefore, this general description of Bank of America’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all standards set forth below. For important information about the circumstances that have affected the underwriting of Bank of America mortgage loans, see “—Exceptions to Underwriting Standards” below and Annex D-2 to this prospectus.

Process. Each mortgage loan underwritten to Bank of America’s general underwriting standards is underwritten in accordance with guidelines established by Bank of America’s real estate structured finance group (“Bank of America Guidelines”). These underwriting standards applied by Bank of America are intended to evaluate the adequacy of the mortgaged property as collateral for the loan and the mortgagor’s repayment ability and creditworthiness. The underwriting standards as established in the Bank of America Guidelines are continually updated to reflect prevailing conditions in the CMBS market, new mortgage products, and the investment market for commercial loans.

The Application. Regardless of the channel in which the loan was originated, a mortgage application or term sheet is completed by the borrower/mortgagor containing information that assists in evaluating the adequacy of the mortgaged property as collateral for the loan, including the mortgagor’s credit standing and capacity to repay the loan.

Further, the mortgage application requires supporting documentation (or other verification) for all material data provided by the mortgagor described in a checklist, including but not limited to the following:

•	rent roll;

•	existing mortgage verification;

•	credit references;

•	certified financial statements for mortgagor and borrower principals;

•	tenant/resident leases;

•	ground leases;

•	property operating statements;

•	real estate tax bills;

•	purchase contract (if applicable);

•	appraisal;

•	engineering report;

•	seismic report (if applicable);

•	environmental report;

•	site plan;

•	certificate of occupancy;

•	evidence of zoning compliance;

•	insurance policies;

•	borrower structure/authority documents; and

•	underwriting evaluation.

In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties).

The credit underwriting process for each Bank of America mortgage loan is performed by Bank of America’s real estate structured finance group which is a vertically integrated entity, staffed by real estate professionals, and includes loan underwriting, origination and closing groups. Bank of America’s review team may also include third parties (for example, Situs Holdings, LLC) which are subject to oversight by Bank of America and ultimate review and approval by Bank of America of such third parties’ work product.

A member of the Bank of America deal team or one of its agents performs a site inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The Bank of America deal team or one of its agents also performs a detailed review of the financial status, credit history and background of the borrower and certain principals or sponsors of the borrower using financial statements, income tax returns, credit reports, criminal and background review and searches in select jurisdictions for judgments, liens, bankruptcy, pending litigation and, if applicable, the loan payment history of the borrower. Bank of America also performs a qualitative analysis which incorporates independent credit checks and review of published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities although they are not always required to be bankruptcy-remote entities. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

The collateral analysis includes an analysis of the historical property operating statements, rent rolls and a projection of future performance and a review of tenant leases. Bank of America requires third party appraisals, as well as environmental and building condition reports. Each report is reviewed for acceptability by a Bank of America staff member (or, with respect to environmental reports, a third party consultant) for compliance with program standards. Based on their review (or, with respect to environmental reports, a third party consultant’s report), such staff member approves or rejects such report. The results of these reviews are incorporated into the underwriting report.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with Bank of America’s property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan-to-Value Requirements. Bank of America’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions are permitted based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and Bank of America’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. As a result, the debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that Bank of America or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. Bank of America’s underwriting guidelines generally permit a maximum amortization period of thirty (30) years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A-1 reflect a calculation of the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. Bank of America generally requires borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Bank of America are as follows:

•	Taxes. An initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

•	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to one-twelfth (1/12) of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related borrower maintains a blanket insurance policy, (ii) the sponsor is an institutional sponsor or a high net worth individual or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

•	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan.

•	Deferred Maintenance/Immediate Repair/Environmental Remediation. A deferred maintenance, immediate repair or remediation reserve is required. An initial deposit, upon funding of the applicable mortgage loan, in an amount equal to generally between 100% and 125% of the estimated costs of such deferred maintenance, immediate repairs and/or environmental remediation to be completed within the first (1st) year of the mortgage loan pursuant to the building condition report is required, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

•	Tenant Improvements and Leasing Commissions. In some cases, major tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants.

•	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

•	Environmental Remediation. An environmental remediation reserve may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues, (ii) environmental insurance has been obtained or already in place or (iii) a third party having adequate financial resources has been identified as a responsible party.

For a description of the escrows collected with respect to the Bank of America mortgage loans, please see Annex A-1.

Zoning and Building Code Compliance. Bank of America will generally examine whether the use and operation of the mortgaged properties are in material compliance with zoning and land-use related ordinances, rules, regulations and orders applicable to the use of such mortgaged properties at the time such mortgage loans are originated. Bank of America will consider, among other things, legal opinions, certifications from government officials, zoning consultant’s reports and/or representations by the related borrower contained in the related mortgage loan documents and information which is contained in appraisals and surveys, title insurance endorsements, or property condition assessments undertaken by independent licensed engineers.

Hazard, Liability and Other Insurance. The mortgage loans generally require that each mortgaged property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related mortgage loan and 100% of the replacement cost of the improvements located on the related mortgaged property, and if applicable, that the related hazard insurance policy contain appropriate endorsements to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the mortgage loans, the hazard insurance may be in such other amounts as was required by the related originators.

In addition, if any material improvements on any portion of a mortgaged property securing any mortgage loan was, at the time of the origination of such mortgage loan, in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, and flood insurance was available, a flood insurance policy meeting any requirements of the then-current guidelines of the Federal Insurance Administration is required to be in effect with a generally acceptable insurance carrier, in an amount representing coverage generally not less than the least of (a) the outstanding principal balance of the related mortgage loan, (b) the full insurable value of the related mortgaged property, (c) the maximum amount of insurance available under the National Flood Insurance Act of 1973, or (d) 100% of the replacement cost of the improvements located on the related mortgaged property.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the mortgaged property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy.

Each mortgage loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related mortgaged property in an amount generally equal to at least $1,000,000.

Each mortgage loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related mortgaged property for not less than twelve (12) months.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the Bank of America mortgage loans, Bank of America generally considered the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than 180 days prior to closing may be used (subject, in certain cases, to updates).

•	Appraisal. For each mortgage loan, Bank of America obtains an appraisal that utilizes one (1) of three (3) approaches to valuation: a cost approach, a sales comparison approach or an income approach (including both direct cap and discount cash flow methods). An independent appraiser that is either a member of MAI or state certified is required to perform an appraisal (or update an existing appraisal) of each of the related mortgaged properties in connection with the origination of each mortgage loan to establish the appraised value of the related mortgaged property or properties. Each appraisal also includes (or Bank of America obtains a separate letter that includes) a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (except for certain mortgaged properties involving operating businesses) and the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

•	Environmental Site Assessments. Bank of America generally obtains a Phase I environmental site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm. Bank of America requires a Phase I environmental site assessment for all properties regardless of age or location and each such report must be in compliance with current standards prescribed by The American Society of Testing and Materials. A Phase I environmental site assessment consists of inquiries, interviews, inspections, and research of public records to identify known or potential environmental concerns. Bank of America or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental site assessment will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when Bank of America or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I environmental site assessment with respect to a mortgaged property, a Phase II assessment (which is a is a site specific investigation to determine the presence or absence of specified environmental concerns) is performed.

•	Property Condition Assessments. Bank of America generally obtains a current physical condition report for each mortgaged property (other than in the case of mortgaged properties secured solely by an interest in land) prepared by independent licensed engineers to assess the overall physical condition and engineering integrity of the mortgaged property, including an inspection of the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a mortgaged property. The resulting reports may indicate deferred maintenance items and recommended capital improvements. The estimated cost of the necessary repairs or replacements at a mortgaged property is included in the related property condition assessment. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, Bank of America often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above. In addition, various mortgage loans require monthly deposits into cash reserve accounts to fund property maintenance expenses.

•	Seismic. Bank of America generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 (as determined in accordance with the Uniform Building Code) to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss.

Servicing. Bank of America currently services or contracts with third party servicers (for example, Wells Fargo Bank, National Association) for servicing the mortgage loans that it originates or acquires. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-

level data. In addition, Bank of America may conduct background checks, meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis.

Exceptions to Underwriting Standards. One or more of the mortgage loans originated by Bank of America may vary from the specific Bank of America underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by Bank of America, Bank of America may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the Bank of America mortgage loans was originated with any material exceptions from Bank of America’s underwriting guidelines described above.

Review of Bank of America Mortgage Loans

General. In connection with the preparation of this prospectus, Bank of America conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Bank of America mortgage loans is accurate in all material respects. Bank of America determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. Bank of America has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The procedures described below were employed with respect to all of the Bank of America mortgage loans, except that certain procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. Bank of America created a database (the “Bank of America Securitization Database”) of information obtained in connection with the origination of the Bank of America mortgage loans, including:

•	certain information from the related mortgage loan documents;

•	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

•	insurance information for the related mortgaged properties;

•	information from third party reports such as the appraisals, environmental and property condition reports;

•	credit and background searches with respect to the related borrowers; and

•	certain other information and search results obtained by Bank of America for each of the Bank of America mortgage loans during the underwriting process.

Bank of America may have included in the Bank of America Securitization Database certain updates to such information received by Bank of America after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the Bank of America securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

Bank of America created a data file (the “Bank of America Data File”) using the information in the Bank of America Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the Bank of America mortgage loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. Bank of America, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, which were designed by Bank of America relating to Bank of America mortgage loan information in this prospectus. These procedures included:

•	comparing the information in the Bank of America Data File against various source documents provided by Bank of America;

•	comparing numerical information regarding the Bank of America mortgage loans and the related mortgaged properties disclosed in this prospectus against the information contained in the Bank of America Data File; and

•	recalculating certain percentages, ratios and other formulas relating to the Bank of America mortgage loans disclosed in this prospectus.

Legal Review. For each Bank of America mortgage loan, Bank of America reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. Bank of America also provided to each origination counsel a standardized set of representations and warranties similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify potential exceptions to such standard representations and warranties. Bank of America compiled and reviewed the potential exceptions received from origination counsel, engaged separate counsel to review the exceptions against the actual representations and warranties attached as Annex D-1 to this prospectus, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

For Bank of America mortgage loans purchased by Bank of America or one of its affiliates, if any, from a third party originator, Bank of America reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such Bank of America mortgage loan, Bank of America and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

In addition, with respect to each Bank of America mortgage loan, Bank of America reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Bank of America requested that each borrower under a Bank of America mortgage loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any significant pending litigation that existed at origination. In addition, if Bank of America became aware of a significant natural disaster in the vicinity of a mortgaged property securing a Bank of America mortgage loan, Bank of America requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. Bank of America prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the Bank of America mortgage loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the Bank of America mortgage loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. Bank of America also consulted with origination counsel to confirm that the Bank of America mortgage loans were originated in compliance with the origination and underwriting standards described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting standards. See “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards” above.

Findings and Conclusions. Bank of America found and concluded with reasonable assurance that the disclosure regarding the Bank of America mortgage loans in this prospectus is accurate in all material respects. Bank of America also found and concluded with reasonable assurance that the Bank of America mortgage loans were originated in accordance with Bank of America’s origination procedures and underwriting standards, except to the extent described above under “—Bank of America’s Commercial Mortgage Loan Underwriting Standards—Exceptions to Underwriting Standards”.

Repurchases and Replacements

The following table sets forth, for the period commencing April 1, 2013, and ending March 31, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by Bank of America that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of Bank of America where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from October 1, 2015, through March 31, 2016, was set forth in a Form ABS-15G filed by Bank of America on May 6, 2016. The Central Index Key Number of Bank of America is 0001102113.

Repurchases and Replacements Asset Class: Commercial Mortgages
Name of Issuing Entity	Check if Registered	Name of Originator[1]	Total Assets in ABS by Originator			Assets That Were Subject of Demand[2]			Assets That Were Repurchased or Replaced[3]			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute[4]			Demand Withdrawn[5]			Demand Rejected[6]
			#	$	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%	#	$[7]	%
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bear Stearns Commercial Mortgage, Inc.	18	23,446,851	65.85	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bank of America, N.A.	55	10,496,149	29.48	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2005-4 (0001338265)	X	Bridger Commercial Funding LLC	55	1,665,159	4.68	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
LaSalle Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2006-MF4[8]		Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	375	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	375	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bank of America, N.A.	85	1,637,371,805	76.54	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Eurohypo AG, New York Branch	22	341,520,744	15.97	1	4,200,000	0.20	0	0	0.00	0	0	0.00	1	4,200,000	0.20	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Bridger Commercial Funding LLC	16	81,753,680	3.82	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	SunTrust Bank	25	78,470,560	3.67	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-3[9] (0001404501)	X	Hypo Real Estate Capital Corporation	3	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00

Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Bank of America, N.A. (as successor by merger to LaSalle Bank National Association)	118	1,506,180,047	41.52	1	8,245,334	0.23	0	0	0.00	0	0	0.00	1	8,245,334	0.23	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Citigroup Global Markets Realty Corp.	119	1,348,699,838	37.18	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	Capmark Finance Inc.	29	467,332,038	12.88	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Citigroup Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-C6[8] (0001403924)	X	PNC Bank, National Association	52	305,461,777	8.42	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bank of America, N.A.	80	1,078,654,112	94.68	0	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0	0.00	0	0	0.00
Banc of America Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-5[9] (0001420805)	X	Bridger Commercial Funding LLC	20	60,663,952	5.32	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Commercial Mortgages Total			1,072	6,941,716,712		2	12,445,334		0	0		0	0		4	12,445,334		375	0		0	0

1.	The originator is the party identified by Bank of America using the same methodology as Bank of America would use to identify the originator of assets for purposes of complying with Item 1110 of Regulation AB in connection with registered offerings of asset-backed securities in the same asset class.

2.	Reflects assets subject to demands to repurchase or replace that were received during the period from April 1, 2013 to March 31, 2016. Activity with respect to demands received during and, if applicable, prior to such period ended March 31, 2016, is reflected elsewhere in this table. If an asset changed status during such period ended March 31, 2016, information regarding the asset will appear in this column and the other applicable column in this table.

Bank of America undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which we acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of our records and the records of affiliates that acted as securitizers in our transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might reasonably be expected to have received repurchase requests (such parties, “Demand Entities”), (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to us. We followed up written requests made of Demand Entities as we deemed appropriate. In addition, we requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

3.	Reflects assets that were repurchased or replaced during the period from April 1, 2013 to March 31, 2016. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to such period.

4.	Includes assets for which any of the following situations apply as of March 31, 2016:

a.	A related demand to repurchase or replace such asset was received by the representing party but not yet responded to by March 31, 2016;

b.	The representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting the most recent such demand and rejecting the repurchase demand but the party demanding repurchase or replacement of such asset has responded to such rejection and continues to assert the merits of its demand; or

c.	The representing party and the party demanding repurchase or replacement of such asset acknowledge that the ongoing dispute over the merits of such demand may not be readily resolved.

Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period from April 1, 2013 to March 31, 2016.

5.	Includes assets for which the party demanding the repurchase or replacement of such asset has agreed to rescind its demand. Where applicable, the demand for repurchase or replacement relating to any asset reported in this column may have been received prior to the period ended March 31, 2016.

6.	Reflects assets for which the representing party has responded to one or more related demands to repurchase or replace such asset by refuting the allegations supporting such demand and rejecting the repurchase demand(s) and the party demanding repurchase or replacement of such asset has not responded to the most recent such rejection as of March 31, 2016.

7.	An outstanding principal balance shown in this column is calculated (a) for any asset that has not been liquidated, as the remaining outstanding principal balance of the asset at the earlier of the date on which it was repurchased, or replaced, if applicable, and September 30, 2015, or (b) for any asset no longer part of the pool assets at the end of the reporting period, as zero.

8.	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Bank of America on February 14, 2012 (and subsequently amended by filing on August 23, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by Bank of America. The most recent such quarterly filing by Bank of America was on May 6, 2016. The Central Index Key Number of Bank of America is 0001102113.

9.	With respect to this securitization transaction, the information for Bank of America as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for (a) the initial reporting period from January 1, 2009 through December 31, 2011, was set forth in the Form ABS-15G filed by Banc of America Merrill Lynch Commercial Mortgage, Inc. (“BAMLCM”) on February 14, 2012 (and subsequently amended by filing on November 8, 2012) and (b) for periods thereafter in the quarterly Form ABS-15G filings by BAMLCM. The most recent such quarterly filing by BAMLCM was on May 6, 2016. The Central Index Key Number of BAMLCM is 0001005007.

Retained Interests in This Securitization

Neither Bank of America nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that Bank of America or an affiliate thereof will retain the Class R certificates, which represent de minimis economic interests in this securitization. Bank of America or its affiliates may own in the future certain classes of certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and one of the mortgage loan sellers. MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the MSMCH Mortgage Loans, representing approximately 13.1% of the Initial Pool Balance, which MSMCH will acquire on or prior to the closing date and contribute to this securitization. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ”, “HQ” and “TOP”, typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans were included in both public and private securitizations. MSMCH also originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by MSMCH for the five years ending on December 31, 2015.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2015	10.8	5.6	2.8	8.4
Year ending December 31, 2014	11.9	4.8	0.4	5.2
Year ending December 31, 2013	7.5	5.5	1.2	6.6
Year ending December 31, 2012	4.7	2.7	0.2	2.9
Year ending December 31, 2011	4.7	2.9	0.0	2.9
Year ending December 31, 2010	2.1	0.0	0.0	0.0
(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to December 31, 2015, Morgan Stanley Bank originated multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $25,120,386,287.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements”, “—Zoning and Land Use”, “—Title Insurance Policy”, “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

•	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

•	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

•	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

•	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

•	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

•	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

•	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

•	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

•	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

•	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

•	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. Except as discussed in the next paragraph, none of the MSMCH Mortgage Loans was originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, certain reserves were provided by the seller of the Mortgaged Property in connection with the borrower’s acquisition of the Mortgaged Property, including an aggregate amount of $1,142,622.57 for tenant improvements and leasing commissions and/or free rent owed under leases to certain tenants and $726,567.73 in respect of capital improvements required to be completed by certain seller parties. Such reserves do not constitute collateral for the Mortgage Loan, and are held by an outside escrow agent and not by the lender. The applicable seller has the right to withdraw amounts from the foregoing reserves to the extent it performs the applicable capital expenditure or tenant improvement work. Under Morgan Stanley Bank’s guidelines and/or typical underwriting procedures, reserves for the foregoing items would be required under the loan agreement and held as collateral for the loan; accordingly permitting such outside escrows in lieu of loan reserve funds constitutes a variation from Morgan Stanley Bank’s guidelines and/or typical underwriting procedures. The decision of MSMCH to include such Mortgage Loan in the transaction was based on the fact that the escrow agreements, as well as the agreements obligating seller parties to perform capital improvement and tenant improvement work, have been collaterally assigned to the lender, that the funds in such outside reserves are required to be held in an eligible account, and that each escrow agent has been directed to deposit any funds payable to the borrower under such outside reserves directly into the lockbox account under the Mortgage Loan.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination of the MSMCH Mortgage Loans, including:

•	certain information from the mortgage loan documents;

•	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

•	insurance information for the related mortgaged properties;

•	information from third party reports such as the appraisals, environmental and property condition reports;

•	credit and background searches with respect to the related borrowers; and

•	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. Bank of America, National Association, on behalf of MSMCH, engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

•	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

•	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

•	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as Annex D-1 to this prospectus and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing April 1, 2013 and ending March 31, 2016, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from January 1, 2016 through March 31, 2016 was set forth in a Form ABS-15G filed by MSMCH on May 12, 2016. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements[1] Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Dean Witter Capital I Series 2001-TOP1 (0001133471)(11)	X	Morgan Stanley Dean Witter Mortgage Capital Inc.	15	221,328,651	19.1%	1	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	-	0.00%	0	-	0.00%
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14 (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%	1	81,000,000	3.37%	0	-	0.00%	0	-	0.00%
Aggregate Total			116	2,339,227,150		3	92,164,462		0	-		0	-		1	81,000,000		1	-		1	11,164,462

1.	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

2.	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

3.	Reflects aggregate numbers for all demand activity shown in this table.

4.	Includes loans for which the repurchase price or replacement asset was received during the reporting period from April 1, 2013 to March 31, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

5.	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from April 1, 2013 to March 31, 2016.

6.	Includes demands received during and prior to the reporting period from April 1, 2013 to March 31, 2016 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

7.	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from April 1, 2013 to March 31, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

8.	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from April 1, 2013 to March 31, 2016. The demand related to loans reported in this column may have been received prior to such reporting period.

9.	Principal balance was determined as of the earlier of (i) the principal balance reported in the March 2016 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

10.	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the March 2016 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

11.	With respect to the Morgan Stanley Dean Witter Capital I Series 2001-TOP1 securitization, the demand made with respect to one of the underlying loans was subsequently withdrawn. In addition, the March 2014 distribution date report showed that the current balance of such loan is $0.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, any of MSMCH, Morgan Stanley Bank and their affiliates may own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The Originators

UBSRES, Barclays, Morgan Stanley Bank and Bank of America are referred to in this prospectus as the “originators”.

The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Renaissance Cincinnati and AvidXchange, representing approximately 2.6% and 2.4%, respectively, of the Initial Pool Balance, are being contributed to this securitization by UBSRES, but were not originated by UBSRES. Such Mortgage Loans were originated by Cantor Commercial Real Estate Lending, L.P. and subsequently purchased by UBSRES. The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 as Pine Terrace MHC and Lakeview MHC, representing approximately 0.2% of the Initial Pool Balance, is being contributed to this securitization by UBSRES, but was not originated by UBSRES. Such Mortgage Loan was originated by Plum, Inc. and subsequently purchased by UBSRES.

Morgan Stanley Bank, an affiliate of MSMCH, originated all of the mortgage loans with respect to which MSMCH is acting as the mortgage loan seller, representing approximately 13.1% of the Initial Pool Balance.

The Depositor

Banc of America Merrill Lynch Commercial Mortgage Inc. is a Delaware corporation and was organized on December 13, 1995 for the limited purpose of acquiring, owning and transferring mortgage assets and selling interests in the mortgage assets or bonds secured by the mortgage assets. The depositor was originally incorporated in the State of Delaware on December 13, 1995 under the name “NationsLink Funding Corporation” and filed Certificates of Amendment to its Certificate of Incorporation changing its name to “Banc of America Commercial Mortgage Inc.” on August 24, 2000 and further changing its name to “Banc of America Merrill Lynch Commercial Mortgage Inc.” on July 1, 2010. The depositor is a subsidiary of Bank of America, National Association. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below. The depositor maintains its principal office at One Bryant Park, New York, New York 10036. The depositor’s telephone number is (980) 388-7451.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The Issuing Entity

The issuing entity, Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2015, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $125 billion, of which approximately 147 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $95 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this sub-heading has been provided by WTNA.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the trustee are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the trustee with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. Wells Fargo Bank is also acting as trustee, certificate administrator and custodian for (i) the 525 Seventh Avenue Whole Loan and the Grove City Premium Outlets Whole Loan (prior to the Closing Date) under the MSCI 2015-UBS8 PSA and (ii) the 2100 Ross Whole Loan, Gateway Plaza Whole Loan and, prior to the closing date of the GSMS 2016-GS2 securitization transaction, the Twenty Ninth Street Retail Whole Loan under the MSCI 2016-UBS9 PSA. Wells Fargo Bank is also the certificate administrator and custodian under (i) the MSBAM 2016-C28 PSA, pursuant to which each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan will be serviced and (ii) the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls Whole Loan is being serviced. Wells Fargo Bank is also expected to be the trustee, certificate administrator and custodian under the GSMS 2016-GS2 PSA, pursuant to which the Twenty Ninth Street Retail Whole Loan is expected to be serviced after the closing date of the GSMS 2016-GS2 securitization transaction.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.8 trillion in assets and approximately 265,000 employees as of December 31, 2015, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The other transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 1951 (among other locations) and its office for certificate transfer services is located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the grantor trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2015, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the Mortgage Files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the Mortgage Files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each Mortgage File in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2015, Wells Fargo Bank was acting as custodian of more than 187,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage backed securities (”RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. On January 19, 2016, an order was entered in connection with the Complaint in which the District Court declined to exercise jurisdiction over 261 RMBS trusts at issue in the Complaint; the District Court also allowed all plaintiffs to file amended complaints if they so choose, and three amended complaints have been filed.

There can be no assurances as to the outcome of the litigation, or the possible impact of the litigation on Wells Fargo Bank or the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of any losses to investors, and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

Except as set forth below under “—The Master Servicer” with respect to Wells Fargo Bank (MS), neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any economic interest in this securitization. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates in secondary market transations. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, National Association and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding replacement or resignation of the certificate administrator are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the certificate administrator with respect to indemnification, and certain limitations on each such party’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo Bank (MS)”) will act as the master servicer for all of the Mortgage Loans to be deposited into the Trust and as the primary servicer for the Serviced Pari Passu Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo Bank (MS) is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo Bank (MS) is also (i) the certificate administrator and the custodian under the PSA, (ii) the custodian, certificate administrator and trustee under the MSCI 2015-UBS8 PSA, pursuant to which the 525 Seventh Avenue Whole Loan and the Grove City Premium Outlets Whole Loan (prior to the Closing Date) is serviced, (iii) the custodian, certificate administrator and trustee under the MSCI 2016-UBS9 PSA, pursuant to which the 2100 Ross Whole Loan, the Gateway Plaza Whole Loan and, prior to the closing date of the GSMS 2016-GS2 securitization transaction, the Twenty Ninth Street Retail Whole Loan are serviced, (iv) the master servicer, custodian, and certificate administrator under the MSBAM 2016-C28 PSA, pursuant to which the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan are serviced, (v) the master servicer, custodian, and certificate administrator under the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls Whole Loan is serviced, (vi) is expected to be the master servicer under the CGCMT 2016-C1 PSA, pursuant to which the Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced, (vii) is expected to be the custodian, certificate administrator and trustee under the GSMS 2016-GS2 PSA, pursuant to which the Twenty Ninth Street Retail Whole Loan is expected to be serviced after the closing date of the GSMS 2016-GS2 securitization transaction, and (viii) is the master servicer under the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan are serviced. On December 31, 2008, Wells Fargo &

Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo Bank (MS). Like Wells Fargo Bank (MS), Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank (MS) and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank (MS) managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank (MS) are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank (MS) are located at MAC D1086, 550 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank (MS) has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank (MS)’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank (MS) reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank (MS)’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 3/31/2016
By Approximate Number:	33,354	33,590	32,701	32,343
By Approximate Aggregate Unpaid Principal Balance (in billions):	$434.37	$474.38	$501.54	$507.88

Within this portfolio, as of March 31, 2016, are approximately 23,601 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $405.5 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank (MS) also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank (MS)’s servicing portfolio, as of March 31, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo Bank (MS) utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank (MS) to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank (MS), as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank (MS)’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD Q1 2016	$395,092,114,230	$ 662,618,517	0.17%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo Bank (MS) is rated by Fitch Ratings, Inc. (“Fitch”), Standard & Poor’s Ratings Services (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer, a master servicer and a special servicer of commercial mortgage loans. Wells Fargo Bank (MS)’s servicer ratings by each of these agencies are outlined below:

	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo Bank (MS) are rated “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank (MS) are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank (MS) has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank (MS)’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank (MS)’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank (MS) may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo Bank (MS) may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank (MS) monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank (MS) has entered into contracts with third-party vendors for the following functions:

•	provision of Strategy and Strategy CS software;

•	tracking and reporting of flood zone changes;

•	abstracting of leasing consent requirements contained in loan documents;

•	legal representation;

•	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank (MS);

•	performance of property inspections;

•	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

•	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank (MS) may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Pari Passu Companion Loans. Wells Fargo Bank (MS) monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank (MS) on the Mortgage Loans and the Serviced Pari Passu Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank (MS) and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank (MS), that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo Bank (MS) (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Pari Passu Companion Loans. On occasion, Wells Fargo Bank (MS) may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Pari Passu Companion Loans or otherwise. To the extent Wells Fargo Bank (MS) performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank (MS) proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank (MS) is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank (MS) and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank (MS), or to which any property of Wells Fargo Bank (MS) is subject, that are material to the Certificateholders, nor does Wells Fargo Bank (MS) have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo (MS) and UBSRES or certain of its affiliates, Wells Fargo (MS) acts as interim servicer with respect to certain mortgage loans owned by UBSRES or those affiliates from time to time, which may include, prior to their inclusion in the Trust, some or all of the UBSRES Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo (MS) and Barclays or certain of its affiliates, Wells Fargo (MS) acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the Trust, some or all of the Barclays Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo (MS) and MSMCH or certain of its affiliates, Wells Fargo (MS) acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the Trust, some or all of the mortgage loans contributed by MSMCH to this securitization.

Pursuant to certain interim servicing agreements between Wells Fargo Bank (MS) and Bank of America or certain of its affiliates, Wells Fargo Bank (MS) acts as interim servicer with respect to certain mortgage loans owned by Bank of America or those affiliates from time to time, which may include, prior to their inclusion in the Trust, some or all of the mortgage loans contributed by Bank of America to this securitization.

Pursuant to the terms of the PSA, Wells Fargo Bank (MS) will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Whole Loan notwithstanding any termination or resignation of Wells Fargo Bank (MS) as master servicer. In addition, Wells Fargo Bank (MS) will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo Bank (MS) nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo Bank (MS) or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates in secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth above under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo Bank (MS).

For a description of any material affiliations, relationships and related transactions between the master servicer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The master servicer will have various duties under the PSA. Certain duties and obligations of the master servicer are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due-on-Sale” and “Due-on-Encumbrance Provisions”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank (MS)’s ability to waive or modify any terms, fees, penalties or payments on the underlying mortgage loans and the effect of that ability on the potential cash flows from the underlying mortgage loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

Wells Fargo Bank (MS)’s obligations as the master servicer to make advances, and the interest or other fees charged for those advances and the terms of Wells Fargo Bank (MS)’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event”, “—Waiver of Servicer Termination Event” and “—Resignation of the Master Servicer and Special Servicer”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), is expected to be the special servicer and in such capacity is expected to be responsible for the servicing and administration of the Specially Serviced Loans and related REO Properties, as well as the reviewing of Major Decisions and Special Servicer Decisions in respect of Mortgage Loans (other than any Non-Serviced Mortgage Loans) and related Companion Loans, in each case pursuant to the PSA.

Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of March 31, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, eight private equity funds (collectively, the “Funds”) with an aggregate of over $3.1 billion of equity under management, and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments and commercial mortgage-backed securities, one of such funds is focused on investments in commercial mortgage-backed securities and the other fund and the separately managed account are focused on mezzanine debt. To date, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the FDIC. RCM was also a sub-advisor and investor in an approximately $4.6 billion Public-Private Investment Fund with the U.S. Department of the Treasury, which was liquidated in October of 2012.

RCM has underwritten and purchased, primarily for the Funds, approximately $4.1 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 59 different securitizations totaling over $66 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes twelve satellite offices across Nevada, Arizona, California, Colorado, Oregon, Illinois, Florida, and North Carolina. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of March 31, 2016, Rialto and its affiliates were actively special servicing over 1,900 portfolio loans with a principal balance of approximately $700 million and were responsible for approximately 1,300 portfolio REO assets with a principal balance of approximately $1.4 billion.

Rialto is also currently performing special servicing for 63 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 4,700 assets with an original principal balance at securitization of approximately $68.2 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land. The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 3/31/2016
Number of CMBS Pools Named Special Servicer	16	27	45	59	63
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$66.76 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	29
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 billion	$101 billion	$126.9 billion	$141.9 billion	$175.2 billion

(1)    Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)    Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the special servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the mortgage loans. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, Rialto believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the Certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market. It currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

Rialto is currently the special servicer under the MSCI 2015-UBS8 PSA, pursuant to which the 525 Seventh Avenue Whole Loan and the Grove City Premium Outlets Whole Loan (prior to the Closing Date) are currently serviced, and the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls whole loan is currently serviced, and is the special servicer under the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati whole loan and the AvidXchange Whole Loan are serviced.

In addition, Rialto is an affiliate of the entity that is the initial controlling class certificateholder and the initial controlling class representative under the MSCI 2015-UBS8 PSA, the initial directing certificateholder under the MSBAM 2016-C29 PSA, and the initial controlling class certificateholder and the initial directing certificateholder under the CFCRE 2016-C4 PSA.

It is expected that on the Closing Date, funds and/or accounts managed by RREF III Debt AIV, LP or another affiliate of Rialto will purchase the Class E, Class F, Class G, Class H, Class X-E, Class X-F, Class X-G, Class X-H and Class V Certificates, and RREF III Debt AIV, LP or an affiliate, is expected to be appointed as the initial directing certificateholder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan).

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

The foregoing information set forth under this subheading “—The Special Servicer” concerning the special servicer and its affiliates has been provided by Rialto.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Mortgage Loan (other than Non-Serviced Mortgage Loans) (in such capacity, the “Operating Advisor”) and asset representations reviewer with respect to each Mortgage Loan (in such capacity, the “Asset Representations Reviewer”). Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of March 31, 2016, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $79.4 billion issued in 75 transactions.

As of March 31, 2016, Park Bridge Lender Services is acting as asset representations reviewer for seven commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $5.8 billion.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2016-UBS10, will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The certificates will consist of the following classes: the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G and Class X-H certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class V and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown under “Summary of Certificates”.

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of each class of Class X Certificates will equal the Certificate Balance (or the aggregate of the Certificate Balances, as applicable) of the class(es) of Principal Balance Certificates set forth next to such class of Class X Certificates (each such class of Principal Balance Certificates, with respect to the related class of Class X Certificates, an “Underlying Class”).

Class of Class X Certificates	Underlying Class(es)
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4
Class X-B	Class A-S and Class B
Class X-D	Class D
Class X-E	Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive Excess Interest received on any ARD Loan.

“Excess Interest” with respect to each ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”).

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in July 2016.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

•	all scheduled payments of principal and/or interest (such amounts other than any Excess Interest, together with any balloon payments, the “Periodic Payments”) paid by the borrowers of the Mortgage Loans, that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

•	all unscheduled payments of principal (including prepayments), unscheduled payments of interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

•	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

•	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

•	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

•	all Yield Maintenance Charges and Prepayment Premiums;

•	all amounts deposited in the Collection Account in error; and

•	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

In addition, the master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on the Master Servicer Remittance Date in a calendar month any balloon payments received during the period that begins two (2) Business Days immediately preceding such Master Servicer Remittance Date and ends on such Master Servicer Remittance Date. In certain cases, the remittance with respect to a Non-Serviced Mortgage Loan in any given calendar month may be received after the Determination Date in that month. If such a remittance includes a principal prepayment or other unscheduled collection or includes a balloon payment, then such principal prepayment or other unscheduled collection will not, and such balloon payment may not, be distributed to certificateholders until the Distribution Date in the following calendar month even if received by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer during the Collection Period for the then current Distribution Date. No additional interest will be distributable in connection with such delayed distribution, thus resulting in a shortfall to certificateholders.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any related Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (and any related Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates and each class of Class X Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)     prior to the Cross-Over Date

(a)    to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)    to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)    to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)    to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)    to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero, and

(f)     to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero and

(ii)    on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A and Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A, Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A, Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A, Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A, Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (calculated without giving effect to the Principal Distribution Amount on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The “Pass-Through Rate” is the rate per annum at which any class of certificates (other than the Class V and Class R certificates) accrues interest. The approximate initial Pass-Through Rate for each class of Offered Certificates is set forth on the cover of this prospectus.

The Pass-Through Rate for each Class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class D, Class E, Class F, Class G and Class H certificates will at all times be fixed at the initial Pass-Through Rate for such Class set forth in the table under “Summary of Certificates”. The Pass-Through Rate for the Class C certificates will at all times be a per annum rate equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S and Class B certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for each class of Class X Certificates (other than the Class X-A and Class X-B certificates) for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for that Distribution Date, over (b) the Pass-Through Rate on the Class of Principal Balance Certificates that, with the addition of “X-”, has the same alphabetical designation as such Class of Class X Certificates.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to an ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month accrual period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

“Pari Passu Loan Primary Servicing Fee Rate” means the “primary servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan, and “Pari Passu Loan Primary Servicing Fee” means the amount of such fee payable for a given Distribution Date. The Pari Passu Loan Primary Servicing Fee Rate will be equal to (i) 0.0025% per annum with respect to each of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the 525 Seventh Avenue Mortgage Loan, the 2100 Ross Mortgage Loan, the Twenty Ninth Street Retail Mortgage Loan, the Gateway Plaza Mortgage Loan and the 300 Four Falls Mortgage Loan, (ii) 0.0200% per annum with respect to the Renaissance Cincinnati Mortgage Loan, (iii) 0.0050% per annum with respect to each of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan and (iv) 0.0225% per annum with respect to the AvidXchange Mortgage Loan.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) in the case of a class of Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date,

(b)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)      Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)      Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan as of any date of determination will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the master servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

(ii)      all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)     the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)     any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)      the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and all income rents and profits received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that relates to the first Determination Date coinciding with or following the date on which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, if acquired in respect of a Whole Loan, one or more outstanding Companion Loans (each, an “REO Loan”), and all references to Mortgage Loans or Companion Loans, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to each ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates);

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the certificate administrator will distribute to the holders of each class of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates (other than the Class E and Class F certificates and the Control Eligible Certificates) for that Distribution Date. Any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Distribution Amount”) will be distributed to the holders of the Class X Certificates as follows: (1) first, to the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates, in the case of each such class in an amount equal to the product of (i) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Class(es) of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (ii) the Class X YM Distribution Amount for the applicable Distribution Date, and (2) second, to the Class X-H certificates, in an amount equal to the portion of the

Class X YM Distribution Amount remaining after the distributions to the holders of the Class X-A, Class X-B, Class X-D, Class X-E, Class X-F and Class X-G certificates.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Class E and Class F certificates and the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will distribute to the holders of each class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class and the applicable principal prepayment and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date. Any Yield Maintenance Charge or Prepayment Premium described in the prior sentence that is remaining after the distributions in the preceding sentence (as to the applicable Distribution Date, the “Class X YM Subordinate Distribution Amount”) will be distributed to the holders of the Class X Certificates as follows: (1) first, to the Class X-E, Class X-F and Class X-G certificates, in the case of each such class in an amount equal to the product of (i) a fraction, the numerator of which is equal to the amount of principal distributed on the applicable Distribution Date with respect to the Underlying Classes of Principal Balance Certificates for such class of Class X Certificates, and the denominator of which is the total amount of principal distributed on the applicable Distribution Date with respect to the Principal Balance Certificates, multiplied by (ii) the Class X YM Subordinate Distribution Amount for the applicable Distribution Date, and (2) second, to the Class X-H certificates, in an amount equal to the portion of the Class X YM Subordinate Distribution Amount remaining after the distributions to the holders of the Class X-E, Class X-F and Class X-G certificates.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

•	under no circumstances will the Base Interest Fraction be greater than one;

•	if the Discount Rate referred to above is greater than or equal to both the interest rate on the related Mortgage Loan and the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

•	if the Discount Rate referred to above is greater than or equal to the interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

•	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

•	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates is set forth under “Summary of Certificates” above.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates were calculated on the basis of a 0% CPY prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in July 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls (other than relating to any Non-Serviced Mortgage Loan) or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such

Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of each class of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates and the rights of holders of each other class of Subordinate Certificates, if any, with an earlier alphabetical designation.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-SB certificates, in that order, in each case until the Certificate Balance thereof has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Senior Certificates (other than the Class X Certificates), for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of such Senior Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of such Senior Certificates, the percentage interest in the issuing entity evidenced by such Senior Certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to such Senior Certificates by the Subordinate Certificates.

Following retirement of the Senior Certificates (other than the Class X Certificates), the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class H certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal

Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any successor REO Loans immediately following such Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses to the respective classes of Subordinate Certificates in reverse order of alphabetical designation, in each case until the Certificate Balance of the subject class is reduced to zero. Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the Underlying Classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the forms provided in the PSA (in the case of clause (1) below) or required in the PSA (in the case of clauses (2) – (15) below), which forms are subject to change and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file (to the extent delivery is required under the PSA; provided, that such document will not be required to be periodically updated or provided in respect of each Distribution Date); and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

•	a CREFC® property file;

•	a CREFC® financial file;

•	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

•	Within 45 days after receipt of a quarterly operating statement, if any, commencing with the quarter ending September 30, 2016, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

•	Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines), commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2016, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holders of Serviced Pari Passu Companion Loans who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that if the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party (each such party, as applicable, an “Excluded Controlling Class Holder”) it will only be considered a Privileged Person with respect to any Mortgage Loan with respect to which it is not a Borrower Party; provided, further, in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is an Excluded Controlling Class Holder, any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, that, the special servicer may not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to a related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will be required to maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of the PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a mezzanine lender that has accelerated the related mezzanine loan (unless (i) acceleration was automatic under such mezzanine loan, (ii) the event directly giving rise to the automatic acceleration under such mezzanine loan was not initiated by such mezzanine lender or an affiliate of such mezzanine lender, and (iii) such mezzanine lender is stayed from exercising and has not commenced the exercise of remedies associated with foreclosure of the equity collateral under such mezzanine loan) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or mezzanine lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or mezzanine lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) except in the case of a Companion Holder, that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, with respect to actions relating to any Mortgage Loan, (x) any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, will be provided by the certificate administrator at the direction of the depositor to certain market data providers pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or the special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

•	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

•	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

•	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports as provided by the operating advisor;

•	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer; and

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report;

•	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator; and

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

•	the “Investor Q&A Forum”; and

•	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, all Excluded Information will be made available on the certificate administrator’s website under one separate restricted tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA, and the master servicer and special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, may provide certain of the reports or, with respect to a Controlling Class Certificateholder, will be required to provide access to certain of the reports set forth above. The master servicer may also deliver certain other information received by the master servicer, to any Certificateholder or Certificate Owner that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the Certificate Balance of such class, and the denominator of which is equal to the aggregate Certificate Balance of all classes of the Principal Balance Certificates, in each case determined as of the prior Distribution Date (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, such numerator and denominator will take into account any notional reduction in the Certificate Balance of any class of Principal Balance Certificates for Appraisal Reduction Amounts allocated to such class).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

Neither the Class V certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor and Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BACM 2016-UBS10

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates and is required to include a copy of the communication the Certificateholder proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan sellers pursuant to separate mortgage loan purchase agreements (each, an “MLPA”), each of which will be between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loan (other than the original promissory note evidencing the related Non-Serviced Mortgage Loan) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the trustee or if the original Mortgage Note is not included therein, then a lost note affidavit with a copy of the Mortgage Note attached thereto;

(ii)      the original Mortgage, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)     the originals of all agreements modifying the stated maturity date, Mortgage Rate, principal balance, amortization term or payment frequency or any provision of such Mortgage Loan or Serviced Whole Loan requiring the payment of a Prepayment Premium or Yield Maintenance Charge or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)     an original assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of the trustee;

(v)      originals of all intervening assignments of Mortgage, if any, with evidence of recording thereon;

(vi)      if the related assignment of leases is separate from the Mortgage, the original of such assignment of leases with evidence of recording thereon;

(vii)     the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)    an original or copy of the related lender’s title insurance policy (or, if a title insurance policy has not been issued, a binder, commitment for title insurance or a preliminary title report binding on the title company);

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)     copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements related to any Mortgage Loan;

(xii)    the original of each letter of credit, if any, constituting additional collateral for the related Mortgage Loan;

(xiii)    the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)    third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)    copies of any environmental insurance policy;

(xvi)    copies of any affidavit and indemnification agreement;

(xvii)   if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable mortgage loan seller in connection with such mortgage loan seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable mortgage loan seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise

Mortgage Loan has been transferred to the Trust and requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the Trustee for the benefit of the Certificateholders; and

(xviii)   with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence File to a designated website, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

“Diligence File” means with respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)     A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); provided that any such Mortgage Note may be endorsed by the applicable mortgage loan seller to the order of the trustee in accordance with the terms of the related MLPA;

(ii)	the Mortgage, together with any intervening assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)	any related assignment of leases and of any intervening assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)	any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	all related environmental reports; and

(xiv)	all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of the organizational documents of the related mortgagor and any guarantor;

(t)	unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	unless already included in the environmental reports, a copy of any closure letter (environmental);

(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days (or 85 days in the case of clause (y) below) following:

(x)       such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)      cure such Material Defect in all material respects, at its own expense,

(B)      repurchase the affected Mortgage Loan or successor REO Loan at the Purchase Price, or

(C)      substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or successor REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan, if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will be required to promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

If (i) one or more Mortgage Loans are to be repurchased or substituted as contemplated above, (ii) such Mortgage Loans are cross-collateralized and cross-defaulted with each other and with one or more other Mortgage Loans (each such cross-collateralized and cross-defaulted Mortgage Loan, a “Crossed Underlying Loan”, and such cross-collateralized and cross-defaulted Mortgage Loans, collectively, a “Crossed Mortgage Loan Group”) and (iii) the applicable Material Defect does not constitute a Material Defect as to any Crossed Underlying Loan (other than the Mortgage Loans referred to in clause (i) above) in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for each such other Crossed Underlying

Loan in the related Crossed Mortgage Loan Group as described above unless such Crossed Mortgage Loan Group satisfies the Crossed Underlying Loan Repurchase Criteria (as defined below). In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria” means, with respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution must not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller) must not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related mortgage loan seller, at its expense, must have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan must not cause an adverse REMIC event, and (iv) the related mortgage loan seller causes the affected Crossed Underlying Loan(s) to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the primary collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the primary collateral for the Mortgage Loan(s) removed from the Trust).

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest with respect to any ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the

Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or successor REO Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan not previously paid by the mortgage loan seller and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” means a Mortgage Loan satisfying the criteria set forth in the PSA (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted Mortgage Loan, (ii) an interest rate at least equal to that of the substituted Mortgage Loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted Mortgage Loan (and in no event will such Mortgage Loan mature after the date that is three (3) years prior to the Distribution Date in July 2049), (iv) original and current loan-to-value ratios not higher than the current loan-to-value ratio of the substituted Mortgage Loan, (v) a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted Mortgage Loan, (vi) compliance with the representations and warranties relating to Mortgage Loans set forth in the applicable MLPA, (vii) an environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed, (viii) a REMIC opinion has been delivered to the trustee and certificate administrator and (ix) a Rating Agency Confirmation has been obtained from each Rating Agency) and otherwise satisfying the conditions set forth in the PSA. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller agrees to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trust under the PSA for any uncured Material Defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Pari Passu Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to a designated website within 60 days following the Closing Date, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of the related Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)        the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)        the obligation, if any, of the master servicer to make advances;

(D)        the right of the master servicer or the special servicer, as the case may be, or any of their respective affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)        the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(F)        any debt that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have; and

(H)        any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and, subject to the consent of the Directing Certificateholder prior to a Control Termination Event, the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and the Serviced Pari Passu Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer and the special servicer will be solely liable for all fees owed by it to any sub-servicer retained by it, without regard to whether its compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer or the special servicer, as applicable, for certain expenditures which such sub-servicer makes, only to the same extent the master servicer or special servicer, as applicable, is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)	all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)	in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any successor REO Loan will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related appraisal reduction amount (or, in the case of any Whole Loan, the portion of such appraisal reduction amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below, and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee; provided, that in no event may the special servicer reverse the master servicer’s determination, or prohibit the master servicer from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of any determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a)(i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer, the special servicer or the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to defer such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date (accounting for any applicable grace period) or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of any Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and, to the extent not so applied, such gains will be held and applied to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R Certificates.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, the issuing entity’s interest in any such account will be limited to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)      to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, the special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)     to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)      to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vi)      to reimburse the trustee, the master servicer and the special servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)     to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)     to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)   to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)   to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA as described above under “—Accounts”;

(xix)   to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing

Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and the related Serviced Pari Passu Companion Loans, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Pari Passu Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and the related Serviced Pari Passu Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Pari Passu Loan Primary Servicing Fee / Non-Serviced Master Servicer	With respect to each Non-Serviced Mortgage Loan, the product of the monthly portion of the related annual Pari Passu Loan Primary Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.	Out of recoveries of interest with respect to the related Non-Serviced Mortgage Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Loan and the related Serviced Pari Passu Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Pari Passu Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Pari Passu Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Liquidation Fee / Special Servicer(2)	With respect to (i) each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loan that are Specially Serviced Loans for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Pari Passu Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees (to the extent the master servicer is processing the underlying assumption related transaction), defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Pari Passu Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan) and each successor REO Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower when incurred.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each successor REO Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	(4)	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of being invoiced by the asset representations reviewer, such fee will be paid by the trust.	In connection with each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Pari Passu Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any successor REO Loan.

With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

(4)	With respect to each Delinquent Loan that is subject to an Asset Review (for purposes of this footnote, each a “Subject Loan”), the asset representations reviewer will be entitled to a fee that is equal to the sum of: (i) $12,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Pari Passu Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Pari Passu Companion Loan or REO Loan, equal to (1) with respect to each Mortgage Loan, a per annum rate set forth on Annex A-1, and (2) with respect to each Serviced Pari Passu Companion Loan, 0.0025% per annum. The Servicing Fee payable to the master servicer with respect to each Serviced Pari Passu Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

•	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement; provided that with respect to such transactions, the consent and/or processing of the special servicer is not required for the related transaction and, in the event that the special servicer’s consent is required (including, without limitation, a modification, waiver, extension or amendment processed by the special servicer), then the master servicer will be entitled to 50% of such fees;

•	100% of all assumption application fees and other similar fees received on any Mortgage Loans (including any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

•	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement), provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

•	50% of all assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Pari Passu Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the special servicer’s consent or approval is required (including, without limitation, an assumption, waiver, consent or other action processed by the special servicer) and only to the extent that all amounts then due and payable with respect to the related Mortgage Loan or related Serviced Pari Passu Companion Loan have been paid;

•	100% of charges collected by the master servicer for checks returned for insufficient funds;

•	100% of charges for beneficiary statements or demands actually paid by the related borrowers under the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) that are not Specially Serviced Loans;

•	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Mortgage Loans (other than any Non-Serviced Mortgage Loans) and any Serviced Pari Passu Companion Loan; and

•	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Pari Passu Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account, and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari Passu Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Pari Passu Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loans. The Servicing Fee Rate for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of Wells Fargo as master servicer; provided that Wells Fargo may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to the related Pari Passu Loan Primary Servicing Fee.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan or REO Loan (other than a Non-Serviced Mortgage Loan) at a rate equal to a per annum rate of 0.25% or, if such rate would result in a special servicing fee that would be less than $3,500 in any given month, such higher rate as would result in a special servicing fee equal to $3,500 for such month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any

REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, that in no event will the Workout Fee exceed $1,000,000 in the aggregate with respect to any particular workout of a Mortgage Loan that is a Specially Serviced Loan; provided, further, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion

Loan, if applicable) and (b) each Mortgage Loan repurchased by a mortgage loan seller (except as specified in the following paragraph). The Liquidation Fee for each such Mortgage Loan, Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) or REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that in no event will the Liquidation Fee payable in respect of any Specially Serviced Loan or REO Property exceed $1,000,000; provided, further, that the Liquidation Fee with respect to any Mortgage Loan or Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)     (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a Material Defect within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such Material Defect if the applicable mortgage loan seller makes such Loss of Value Payment within the initial cure period provided under the related MLPA (as such period may be extended under the terms of the related MLPA),

(ii)    the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)     100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii)    100% of assumption application fees and other similar items as further described in the PSA, in each case received with respect to the Mortgage Loans for which the special servicer is processing the underlying assumption-related transaction,

(iii)   100% of assumption, waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees (other than assumption application fees and defeasance fees) paid by the related borrower, and

(iv)    50% of all Excess Modification Fees and 50% of assumption fees, waiver fees, consent fees and earnout fees received with respect to all Mortgage Loans (including the Serviced Pari Passu Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and for which the special servicer’s processing, consent or approval is required.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower.

The special servicer will also be entitled to late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (and the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within 1 business day following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of any Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that trustee fee is payable by the certificate administrator from the Certificate Administrator/Trustee Fee at a rate equal to $210 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00685% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan) and each successor REO Loan, and will be equal to the product of a rate equal to (i) 0.0027% per annum with respect to each such Mortgage Loan (other than the In-Rel 8 Mortgage Loan and the Grove City Premium Outlets Mortgage Loan) and any successor REO Loan, (ii) 0.0060% per annum with respect to the In-Rel 8 Mortgage Loan, and (iii) 0.0110% per annum with respect to the Grove City Premium Outlets Mortgage Loan (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of such Mortgage Loans and successor REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and successor REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, will be equal to the product of a rate equal to 0.00029% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. With respect to each Delinquent Loan that is subject to an Asset Review (each, for purposes of this paragraph, a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to the sum of: (i) $12,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $1,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of being invoiced by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and successor REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or related Companion Loan;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan or a change in any other material economic term of the Mortgage Loan or the related Companion Loan (other than an extension of its maturity) becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or related Companion Loan (or, if a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan, 120 days after such uncured delinquency); and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal or conducts a valuation described below equal to the excess of

(a)	the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)	the excess of

1.   the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.   the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Whole Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances. For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the special servicer’s receipt of the applicable appraisal or preparation of the applicable internal valuation); provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of the occurrence of, and of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report is also required to be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will be required to consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above (except that in respect of certain loans modified to create an A/B or similar structure, the CGCMT 2016-C1 and GSMS 2016-GS2 transactions allocate cumulative appraisal reduction amounts that include the amount, if any, of a defined collateral deficiency with respect to the entire A/B structure). The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class H, Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, in that order, and second, to the Senior Certificates, pro rata based on their respective interest entitlements). See “—Advances”.

For purposes of determining the Controlling Class, Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to Class H, Class G, Class F, Class E, Class D, Class C, Class B and Class A-S certificates, and finally, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates). With respect to any Appraisal Reduction Amount calculated for purposes of determining the Controlling Class, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred (such holders, the “Requesting Holders”). The special servicer will be required to obtain (and will be required to use reasonable efforts to obtain within 60 days from receipt of the Requesting Holders’ written request) an appraisal prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount is warranted and, if so warranted, will be required to recalculate such Appraisal Reduction Amount based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most subordinate class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than the Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will be required to maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related

Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the lender to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will be required to impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the special servicer determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the special servicer has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than any REO Property with respect to a Non-Serviced Mortgage Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties (other than the Mortgaged

Property securing a Non-Serviced Whole Loan) due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, is required to be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

Subject to the immediately two succeeding paragraphs, the special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan if the matter involves a Special Servicer Decision or a Major Decision, and the master servicer will be responsible for processing waivers, modifications, amendments and consents with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan if the matter does not involve a Special Servicer Decision or a Major Decision; provided that, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Pari Passu Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax under the REMIC provisions.

Subject to the immediately succeeding paragraph, the master servicer will not be permitted under the PSA to agree to any modifications, waivers or amendments that constitute Major Decisions or Special Servicer Decisions unless (x) the master servicer and the special servicer mutually agree that the master servicer will process such request and (y) the master servicer has received the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) within 15 business days (or such longer period provided under a related Intercreditor Agreement) after the special servicer’s receipt of the master servicer’s written recommendation and analysis with respect to such Major Decision or Special Servicer Decision and all information reasonably requested by the special servicer, and reasonably available to the master servicer, in order to make an informed decision with respect to such Major Decision or Special Servicer Decision.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Decision or a Major Decision with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)	extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)	provide for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Mortgage Loan (other than a Non-Serviced Whole Loan) or related Companion Loan, the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan and such realized losses will be allocated among the various classes of Certificates in the manner described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the certificates beyond that which might otherwise be the case. See “Yield and Maturity Considerations”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan if the related matter does not involve a Special Servicer Decision or Major Decision) or special servicer (in any other case) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, that (i) with respect to such waiver of rights, if such waiver is by the master servicer, the master servicer has obtained the consent of the special servicer (provided that such consent will be deemed given 15 business days (or 5 business days after the time period provided for in any related Intercreditor Agreement) after the special servicer’s receipt of the master servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the special servicer, and reasonably available to the master servicer, in order to make an informed decision with respect to such waiver) and prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, the special servicer has consulted with the Directing Certificateholder), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan that (A) represents at least 5% of the aggregate Certificate Balance of the Principal Balance Certificates, (B) has an unpaid principal balance that exceeds $35 million or (C) is one of the then current ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans based on principal balance, a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, with respect to each Rating Agency and any applicable rating agency with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); however no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance less than $5,000,000.

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan if the related matter does not involve a Special Servicer Decision or Major Decision) or special servicer (in any other case) will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that the master servicer, prior to itself taking such an action, has obtained the consent of the special servicer (provided that such consent will be deemed given 15 business days (or 5 business days after the time period provided for in any related Intercreditor Agreement) after the special servicer’s receipt of the master servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the special servicer, and reasonably available to the master servicer, in order to make an informed decision with respect to such waiver), (i) prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan, the special servicer has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan, the special servicer has consulted with the Directing Certificateholder), which consent will be deemed given 10 business days after the Directing Certificateholder’s receipt of the special servicer’s written recommendation and analysis with respect to such waiver and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, with respect to such proposed waiver or proposed granting of consent and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus).

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related

Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

“Special Servicer Decision” means any of the following:

•	approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment or other similar agreements for leases (other than, in each case, ground leases) in excess of the lesser of (i) 30,000 square feet of the improvements at the related Mortgaged Property and (ii) 30% of the net rentable area of the improvements at the related Mortgaged Property;

•	approving annual budgets for the related Mortgaged Property with material (more than 15%) increases in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan);

•	any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any of the Mortgage Loans, but excluding, as to Mortgage Loans that are not Specially Serviced Loans, any routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria or lender discretion is not required or permitted pursuant to the terms of the related Mortgage Loan documents (for the avoidance of doubt, any request with respect to a Mortgage Loan that is not a Specially Serviced Loan for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer, will not constitute a Special Servicer Decision; provided, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan, no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute a Special Servicer Decision, except for the routine funding of tax payments and insurance premiums when due and payable (provided the Mortgage Loan is not a Specially Serviced Loan);

•	requests to incur additional debt in accordance with the terms of the applicable Mortgage Loan documents;

•	requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan, (ii) releases of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) as to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of the other conditions to the release set forth in the related Mortgage Loan documents that do not include any other approval or exercise)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

•	approving any transfers of an interest in the borrower under a Mortgage Loan (other than a Non-Serviced Mortgage Loan), unless such transfer (i) is allowed under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

•	approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements);

•	approval of easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to the related Mortgage Loan;

•	agreeing to any modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted; and

•	determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease.

provided, that in the case of each of the foregoing bullets, such action is not otherwise a Major Decision.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Decision or a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Decision or Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months commencing in the calendar year 2017 and (B) less than $2,000,000 at least once every 24 months commencing in the calendar year 2018 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning with calendar year end 2016 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Loans) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)      as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date; and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer or special servicer, as of the related maturity date, with a written and fully executed commitment or otherwise binding application for refinancing (subject only to customary final closing conditions) from an acceptable lender reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable (and the master servicer or special servicer, as applicable, is required to promptly forward such commitment or application to the other such party), which provides that such refinancing will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan, as applicable, will become a Specially Serviced Loan immediately (i) if, in the judgment of the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing, or fails to satisfy any condition of such refinancing or the related borrower fails to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing, (ii) if such refinancing does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing is scheduled to occur pursuant to the related refinancing commitment), or (iii) the related refinancing commitment is terminated before the refinancing is scheduled to occur;

(2)      as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)      as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)      as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)      as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)      as to which the master servicer or special servicer has notice of a default (other than a failure by the related borrower to pay principal or interest) and the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)      as to which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Companion Loans)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the special servicer (and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion

Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

•	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

•	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

•	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

•	the master servicer; and

•	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

•	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

•	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

•	the most current rent roll and income or operating statement available for the related Mortgaged Property;

•	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

•	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

•	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

•	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

•	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

•	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

•	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status

Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)), but the special servicer will be under no obligation to revise such Asset Status Report based on the input or comments of the operating advisor or Directing Certificateholder.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or the Directing Certificateholder or a recommendation of the operating advisor or the Directing Certificateholder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report as described above. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its good faith and reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the highest cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the first or highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the first or highest offeror is an Interested Person (provided that the trustee or its affiliates may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least one other offer is received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance unless it or the special servicer (as described under “—Advances—Nonrecoverable Advances” above) determines such advance would be nonrecoverable; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment (but in all cases in accordance with the Servicing Standard), that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans and any non-Specially Serviced Loan with respect to matters involving a Major Decision processed by such special servicer (other than, in each case, any Excluded Loan) or (2) the special servicer, with respect to non-Specially Serviced Loans other than any Excluded Loan as to all Major Decisions for which the master servicer must obtain the consent or deemed consent of the special servicer and (3) the special servicer with respect to all Mortgage Loans other than any Excluded Loan, for which an extension of maturity is being considered by the special servicer or by the master servicer subject to the consent or deemed consent of the special servicer, and will have the right to replace the special servicer with or without cause and certain other rights under the PSA, each as described below. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, that (i) if such holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder, (ii) in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (iii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

Notwithstanding anything to the contrary herein, neither the depositor nor any affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding.

The initial Directing Certificateholder is expected to be RREF III Debt AIV, LP (or another affiliate of Rialto Capital Advisors, LLC).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Appraisal Reduction Amounts allocable to such class in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” above, at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class H certificates.

The “Control Eligible Certificates” will be any of the Class G and Class H Certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class G certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described in “—Control Termination Event and Consultation Termination Event” below.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) with respect to a Mortgage Loan (to the extent the master servicer is responsible for processing any such action as described in the final paragraph of this section), the master servicer will not be permitted to take any of the following actions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 15 business days after the special servicer’s receipt of the master servicer’s written recommendation and analysis with respect to such Major Decision and all information reasonably requested by the special servicer, and reasonably available to the master servicer, in order to make an informed decision with respect to such Major Decision, and (b) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any of the following actions (to the extent the special servicer is responsible for processing any such action as described in the final paragraph of this section) and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions (to the extent the master servicer is responsible for processing any such action as described in the final paragraph of this section), as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xi) below) after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer, in order to grant or withhold such consent (provided that if such written objection has not been received by the special servicer within such ten-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Specially Serviced Loan that comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)    following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)    any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a defaulted Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case, for less than the applicable Purchase Price;

(v)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)    any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(vii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower;

(viii)    any property management company changes (with respect to a Mortgage Loan with a principal balance greater than $2,500,000), including, without limitation, approval of the termination of a manager and appointment of a new property manager, or franchise changes (with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan for which the lender is required to consent or approve such changes under the Mortgage Loan documents);

(ix)    releases of any material amounts from any escrows, reserve accounts or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan and for which there is no lender discretion, and other than those that are permitted to be undertaken by the master servicer without the consent of the special servicer under the PSA;

(x)    any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xi)    any determination of an Acceptable Insurance Default;

(xii)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease, at a Mortgaged Property if (a) the lease is of an outparcel or affects an area greater than or equal to the lesser of (i) 30% of the net rentable area of the improvements at the Mortgaged Property and (ii) 30,000 square feet of the improvements at the Mortgaged Property and (b) such transaction either is not a routine leasing matter or such transaction relates to a Specially Serviced Loan, provided that if lender consent is not required for such transaction pursuant to the Mortgage Loan documents, such transaction will not constitute a Major Decision;

(xiii)    any modification, amendment or consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or a Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness; and

(xiv)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents.

Subject to the terms and conditions of this section, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to (i) any Specially Serviced Loan and (ii) any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) (unless the master servicer and the special servicer have mutually agreed to have the master servicer process such request) and (b) the master servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) if the master servicer and the special servicer have mutually agreed to have the master servicer process such request; provided, that with respect to any Non-Serviced Mortgage Loan, any action to be taken under the PSA with respect to such Non-Serviced Mortgage Loan, which action is equivalent of an action under clause (xiii) of the definition of “Major Decision”, will be processed by the special servicer as if it were a Major Decision under the PSA. Upon receiving a request for any matter that constitutes a Major Decision, except with respect to any such request relating to a non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Major Decision.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan.

With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be entitled to select (and, at any time, replace) an Excluded Special Servicer with respect to such Excluded Special Servicer Loan.

After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA); provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class G certificates have a Certificate Balance (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, however, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Appraisal Reduction Amounts; or (ii) a holder of the Class G certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class G certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event” and “Consultation Termination Event”, a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class G certificates and the Class G certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class G certificates, the successor Class G certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class G certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class G certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class G certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class G certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of a

Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and —Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and —Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)   does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)   may take actions that favor the interests of the holders of one or more Classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan or any related REO Properties. It is expected that the operating advisor under each Non-Serviced PSA will have certain obligations and consultation rights with respect to each related Non-Serviced Companion Loan securitized thereunder, which are substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)   promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)   promptly reviewing each Final Asset Status Report; and

(c)   reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially

Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)   the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)   the operating advisor will be required to meet with representatives of the special servicer as described below under “—Annual Meeting”;

(d)   the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”;

(e)   the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (e) above:

(i)    after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of and for the benefit of the Certificateholders and, with respect to any Serviced Whole Loan, for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender) and not for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Meeting. After the occurrence and during the continuance of a Control Termination Event, within 60 days after the end of each calendar year during which any Mortgage Loan was a Specially Serviced Loan or any Mortgaged Property was an REO Property, the operating advisor will be required to meet with representatives of the special servicer (if it was acting as special servicer as of December 31 in the prior calendar year and has continued in such capacity through the date of such meeting) to perform a review of the special servicer’s operational practices in light of the Servicing Standard and the requirements of the PSA and will be required to discuss the special servicer’s stated policies and procedures, operational controls and protocols, risk management systems, intellectual resources, the special servicer’s reasoning for believing it is in compliance with the PSA and other pertinent information the operating advisor may reasonably consider relevant, in each case, insofar as such information relates to the resolution or liquidation of Specially Serviced Loans and REO Properties.

The operating advisor must provide the special servicer at least 30 days’ prior written notice of the date proposed for any annual meeting. The operating advisor and the special servicer will be required to determine a mutually acceptable date for the annual meeting, and the operating advisor will be required to deliver, at least 14 days prior to such annual meeting, a proposed written agenda to the special servicer identifying the Asset Status Reports to be discussed. The operating advisor and the special servicer may discuss any of the Asset Status Reports produced and any Specially Serviced Loan and any REO Property as part of the operating advisor’s annual assessment of the special servicer’s performance under the PSA. The special servicer will be required to make available servicing officers with relevant knowledge regarding the applicable Specially Serviced Loans and REO Properties and the related platform level information for each annual meeting.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s meeting with the special servicer, the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will be required (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) to prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced

Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the special servicer if during the prior calendar year no annual meeting was required to be held or if no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will be required to identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to a Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)    that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing

Certificateholder, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any Privileged Information received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, as evidenced by an opinion of counsel (which will be an additional expense of the issuing entity) delivered to each of the master servicer, the special servicer, the Directing Certificateholder, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)   any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)    the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be subject to a certificateholder vote for removal upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will be required to immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates and the Class E, Class F, Class X-E, Class X-F, Class X-G, Class X-H, Class V and Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

In addition, the operating advisor has the right to resign without cost or expense on or after any date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. The operating advisor will provide all of the parties to the PSA and the Directing Certificateholder thirty (30) days prior written notice of any such resignation. If the operating advisor resigns pursuant to the foregoing, then no replacement operating advisor will be appointed. The resigning operating advisor will be entitled to, and subject, to any rights and obligations that accrued under the PSA prior to the date of any such resignation (including accrued and unpaid compensation) and any indemnification rights arising out of events occurring prior to its resignation.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to each party to the PSA and to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second (2nd) anniversary of the Closing Date, at least ten (10) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second (2nd) anniversary of the Closing Date, at least fifteen (15) Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans (or a portion of any REO Loan corresponding to the predecessor Mortgage Loan, in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which Bank of America, National Association (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after April 1, 2006, the highest percentage of loans that were delinquent at least sixty (60) days at the end of any reporting period between January 1, 2011 and March 31, 2016 was approximately 36.4%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four largest Mortgage Loans in the Mortgage Pool represent approximately 26.4% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders and the Asset Representations Reviewer, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of being invoiced by the asset representations reviewer, such fee will be paid by the trust following delivery by the certificate administrator of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the certificate administrator, such fee will remain an obligation of the related mortgage loan seller and the special servicer will be required to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer

(with respect to clause (vi) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)    any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In addition, if the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan and is necessary in connection with its completion of any Asset Review, the asset representations reviewer will be required to promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clause (i) – (v) above, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. Except as otherwise expressly set forth in the PSA, all determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 45 business days after the date on which access to the secure data room is provided. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 business days following the asset representations reviewer’s request, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged

Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar Credit Ratings, LLC or Standard & Poor’s Ratings Services has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged

Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

Any person into which the asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the asset representations reviewer shall be a party, or any person succeeding to the business of the asset representations reviewer, shall be the successor of the asset representations reviewer under the PSA, and shall be deemed to have assumed all of the liabilities and obligations of the asset representations reviewer under the PSA, without the execution or filing of any paper or any further act on the part of any of the parties to the PSA; provided, however, that the trustee has received a Rating Agency Confirmation with respect to such successor or surviving person if the asset representations reviewer is not the successor or surviving person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated will not be affected by such merger, consolidation or succession, and the asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such merger, consolidation or succession.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then outstanding Certificates, provided, if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended an additional 30 days;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator is required to promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Appraisal Reduction Amounts), the trustee is required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In such event, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign by giving written notice to the other parties if it fails to be, an Eligible Asset Representations Reviewer. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that such replacement special servicer may not be the asset representations reviewer or any of its affiliates, and the Directing Certificateholder provides each Rating Agency (with a copy to the certificate administrator and the trustee) with a Rating Agency Communication. The reasonable fees and out-of-pocket expenses of any such termination without cause incurred by the Directing Certificateholder (including the costs of providing a Rating Agency Communication) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to each Rating Agency (with a copy to the certificate administrator and trustee) of a Rating Agency Communication (which such Rating Agency Communication must be provided at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 75% of the aggregate Voting Rights (taking into account, other than with respect to the termination of the asset representations reviewer, the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer. The special servicer will also have no liability with respect to the identity of the applicable Excluded Special Servicer, so long as at the time of appointment the Excluded Special Servicer selected by the resigning special servicer is a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the

applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) that is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) that is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) that is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) (A) that confirms in writing that it was appointed to act as, and currently serves as, special servicer on a transaction level basis on the closing date of a commercial mortgage loan securitization with respect to which Moody’s rated one or more classes of certificates and one or more of such classes of certificates are still outstanding and rated by Moody’s and (B) with respect to which Moody’s has not cited servicing concerns of such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in any other commercial mortgage-backed securities transaction serviced by the replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, (viii) is currently acting as a special servicer in a CMBS transaction rated by DBRS, Inc. (“DBRS”) (as to which CMBS transaction there are outstanding CMBS rated by DBRS) and has not been cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable servicer prior to the time of determination and (ix) that (a) if acting as special servicer in a commercial mortgage loan securitization that was rated by Kroll Bond Rating Agency, Inc. (“KBRA”) within the twelve (12) month period prior to the date of determination, has not been downgraded or had withdrawn the then-current rating on any class of commercial mortgage securities or had placed any class of commercial mortgage securities on watch citing the continuation of such special servicer, as special servicer of such commercial mortgage securities, as the sole or a material reason for such downgrade or withdrawal (or placement on watch) or (b) if not acting as special servicer in a commercial mortgage loan securitization that was rated by KBRA in such twelve (12) month period, receives a Rating Agency Confirmation from such Rating Agency.

In addition, after the occurrence of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer within 180 days of posting of the operating advisor’s recommendation to the certificate administrator’s website, the certificate administrator will be required to provide a Rating Agency Communication to each of the Rating Agencies at that time. After the delivery of a Rating Agency Communication to each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)   any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)    either of Moody’s, DBRS or KBRA (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (ii) has placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s, DBRS or KBRA, as applicable, within 60 days of such occurrence) and, in the case of either of clauses (i) or (ii), such Rating Agency publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g)   the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan to the extent provided under the related Intercreditor Agreement. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to the extent provided under the related Intercreditor Agreement to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f) or (g) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the trust formed under the related Non-Serviced PSA will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Each of the trustee and certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The special servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the special servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the special servicer, and such party will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the special servicer (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—

Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will be required to tabulate within three (3) Business Days after the expiration of the 30-day response period the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator may only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language may not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. The certificate administrator’s obligations in connection with this approval process will be limited to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a

“Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the Enforcing Servicer on behalf of the issuing entity will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard; provided, further, that certain actions of the Enforcing Servicer set forth in the PSA in representing the issuing entity in such arbitration or mediation will be subject to the consent of the Directing Certificateholder (provided that no Control Termination Event has occurred and is continuing and subject to the time periods for such consent set forth in the PSA). All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Party or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Litigation Control

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan), any Serviced Pari Passu Companion Loan or any related REO Loan or REO Property, the special servicer will be required, in accordance with the Servicing Standard, to direct, manage, prosecute and/or defend any action brought by a mortgagor, guarantor, or other obligor on the related promissory note or any affiliates thereof (each a “Borrower-Related Party”) against the Trust, the master servicer and/or the special servicer or any predecessor master servicer or special servicer, and represent the interests of the Trust in any litigation relating to the rights and obligations of the Trust, or of the mortgagor or other Borrower-Related Party under the related Mortgage Loan documents, or with respect to the related Mortgaged Property or other collateral securing such Mortgage Loan (or Serviced Whole Loan), or otherwise with respect to the enforcement of the obligations of a Borrower-Related Party under the related Mortgage Loan documents (“Trust-Related Litigation”).

The special servicer may not (i) undertake (or direct the master servicer to undertake) any material settlement of any Trust-Related Litigation or (ii) initiate any material Trust-Related Litigation unless and until it has notified in writing the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event) (to the extent the identity of the Directing Certificateholder is actually known to the special servicer; provided that the special servicer will be required to make due inquiry of the certificate administrator as to the identity of the Directing Certificateholder) and the related holder of any Serviced Companion Loan (if such matter affects such related Serviced Companion Loan) (to the extent the identity of the holder of such Serviced Companion Loan is actually known to the special servicer), and the Directing Certificateholder (only if the related Mortgage Loan is not an Excluded Loan and prior to the occurrence and continuation of a Control Termination Event) has not objected in writing within 5 Business Days of having been notified thereof and having been provided with all information that the Directing Certificateholder has reasonably requested with respect thereto promptly following its receipt of the subject notice (it being understood and agreed that if such written objection has not been received by the special servicer within such 5 Business Day period, then the Directing Certificateholder will be deemed to have approved the taking of such action); provided, that if the special servicer determines (consistent with the Servicing Standard) that immediate action is necessary to protect the interests of the Certificateholders and, with respect to a Serviced Whole Loan, the related Serviced Companion Loan holders, the special servicer may take such action without waiting for the Directing Certificateholder’s response.

Notwithstanding the foregoing, neither the special servicer nor the master servicer may follow any advice, direction or consultation provided by the Directing Certificateholder (or any other party to the PSA) that would require or cause the special servicer or the master servicer, as applicable, to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the special servicer or the master servicer, as applicable, to violate provisions of the PSA, require or cause the special servicer or the master servicer, as applicable, to violate the terms of any Mortgage Loan or Serviced Whole Loan, expose any Certificateholder or any party to the PSA or their affiliates, officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC, result in the imposition of a “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code or materially expand the scope of the special servicer’s or the master servicer’s responsibilities under the PSA.

Notwithstanding the right of the special servicer to represent the interests of the Trust in Trust-Related Litigation, and subject to the rights of the special servicer to direct the master servicer’s actions under certain circumstances as described in this section, the master servicer will retain the right to make determinations relating to claims or counter claims against or on behalf the master servicer, including but not limited to the right to engage separate counsel and to appear in any proceeding on its own behalf in the master servicer’s reasonable discretion, the cost of which will be subject to indemnification as and to the extent described “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Further, nothing in this section will require the master servicer to take or fail to take any action which, in the master servicer’s good faith and reasonable judgment, may (i) result in a violation of the REMIC provisions of the Code or (ii) subject the master servicer to liability or materially expand the scope of the master servicer’s obligations under the PSA.

Notwithstanding the master servicer’s right to make determinations relating to claims or counter-claims against or on behalf of the master servicer, the special servicer will have the right at any time in accordance with the Servicing Standard to (i) direct the master servicer to settle any claims or counter-claims asserted against or on behalf of the master servicer (whether or not the Trust or the special servicer is named in any such claims or counter-claims or Trust-Related Litigation) (and with respect to any material settlements with respect to any Mortgage Loan other than an Excluded Loan, with the consent or consultation of the Directing Certificateholder prior to a Control Termination Event or Consultation Termination Event, respectively) and (ii) otherwise reasonably direct the actions of the master servicer relating to claims or counter-claims against or on behalf of the master servicer (whether or not the Trust or the special servicer is named in any such claims or Trust-Related Litigation), provided in either case that (A) such settlement or other direction does not require any admission of liability or wrongdoing on the part of the master servicer, (B) the cost of such settlement or any resulting judgment is paid by the Trust and payment of such cost or judgment is provided for in the PSA, (C) the master servicer is indemnified as and to the extent provided in the PSA for all costs and expenses of the master servicer incurred in defending and settling the Trust-Related Litigation and for any judgment, (D) any such action taken by the master servicer at the direction of the special servicer will be deemed (as to the master servicer) to be in compliance with the Servicing Standard and (E) the special servicer provides the master servicer with assurance reasonably satisfactory to the master servicer as to the items in clauses (A), (B) and (C).

This section will not apply if the special servicer authorizes the master servicer, and the master servicer agrees (both authority and agreement to be in writing), to make certain decisions or control certain Trust-Related Litigation on behalf of the Trust in accordance with the Servicing Standard.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make Servicing Advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan

The Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and any related REO property are expected to be serviced under the CGCMT 2016-C1 PSA.

The servicing arrangements under the CGCMT 2016-C1 PSA are expected to be generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. In that regard, in the case of the CGCMT 2016-C1 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the expected differences in servicing provisions between the CGCMT 2016-C1 PSA and the PSA:

•	The CGCMT 2016-C1 PSA reflects that the Hyatt Regency Huntington Beach Resort & Spa Whole Loan must be serviced in accordance with the related Intercreditor Agreement.

•	The CGCMT 2016-C1 Master Servicer will earn a primary servicing fee with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan that is to be calculated at 0.0025% per annum.

•	The CGCMT 2016-C1 Master Servicer is obligated to make property protection advances with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan. Property protection advances on such Whole Loan will be reimbursable, first, from collections on, and proceeds of, such Whole Loan, and, to the extent the property protection advances are determined to be nonrecoverable, then from general collections on all Mortgage Loans included in the Trust, from general collections of the trust established under the CGCMT 2016-C1 PSA, and from general collections of any trust holding any other Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loan on a pro rata basis (based on each such loan’s outstanding principal balance).

•	Amounts payable with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the CGCMT 2016-C1 PSA may be allocated between the CGCMT 2016-C1 Master Servicer and the CGCMT 2016-C1 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The CGCMT 2016-C1 Special Servicer will be required to take actions with respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan if such Mortgage Loan becomes a defaulted loan, which actions are similar but not identical to the actions of the special servicer described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan, the servicing provisions of the CGCMT 2016-C1 PSA relating to performing inspections and collecting operating information are similar to those of the PSA.

•	The requirement of the CGCMT 2016-C1 Master Servicer to make compensating interest payments in respect of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The CGCMT 2016-C1 Master Servicer and the CGCMT 2016-C1 Special Servicer (a) have rights related to resignation similar but not identical to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar but not identical to those in the PSA.

•	Penalty charges with respect to the Hyatt Regency Huntington Beach Resort & Spa Whole Loan will be allocated in accordance with the related Intercreditor Agreement.

•	The servicing transfer events of the CGCMT 2016-C1 PSA that would cause the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan to become specially serviced are similar in all material respects to, but not identical to, the corresponding provisions under the PSA.

•	The specific types of actions constituting major decisions under the CGCMT 2016-C1 PSA differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The CGCMT 2016-C1 Master Servicer and the CGCMT 2016-C1 Special Servicer have the power and authority under the CGCMT 2016-C1 PSA to direct, manage, prosecute and/or defend any action, suit or proceeding of any kind filed in the name of the CGCMT 2016-C1 Master Servicer or CGCMT 2016-C1 Special Servicer in their respective capacities on behalf of the CGCMT 2016-C1 Trustee or the CGCMT 2016-C1 securitization trust.

•	The liability of the parties to the CGCMT 2016-C1 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan will be maintained under the CGCMT 2016-C1 PSA in a manner similar, but different in certain respects, to collections on the Mortgage Loans serviced under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The CGCMT 2016-C1 PSA differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Hyatt Regency Huntington Beach Resort & Spa Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CGCMT 2016-C1 PSA, which will be available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 525 Seventh Avenue Mortgage Loan

The 525 Seventh Avenue Mortgage Loan and any related REO property are being serviced under the MSCI 2015-UBS8 PSA.

The servicing arrangements under the MSCI 2015-UBS8 PSA are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, in the case of the MSCI

2015-UBS8 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the MSCI 2015-UBS8 PSA and the PSA:

•	The MSCI 2015-UBS8 PSA reflects that the 525 Seventh Avenue Whole Loan must be serviced in accordance with the related Intercreditor Agreement.

•	The MSCI 2015-UBS8 Master Servicer will earn a primary servicing fee with respect to the 525 Seventh Avenue Mortgage Loan that is to be calculated at 0.0025% per annum.

•	The MSCI 2015-UBS8 Special Servicer will earn a special servicing fee payable monthly with respect to the 525 Seventh Avenue Mortgage Loan accruing at a rate equal to the greater of 0.25% per annum or such rate as would result in a special servicing fee of $2,000 for the related month.

•	The MSCI 2015-UBS8 Special Servicer will be entitled to a workout fee in respect of any workout of the 525 Seventh Avenue Mortgage Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, and such workout fee will accrue at a rate equal to the lesser of 1.0% and such rate as would result in a workout fee of $1,000,000.

•	The MSCI 2015-UBS8 Special Servicer will be entitled to a liquidation fee in respect of any liquidation or other resolution of the 525 Seventh Avenue Mortgage Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, and such liquidation fee will accrue at a rate equal to the lesser of 1.0% and such rate as would result in a liquidation fee of $1,000,000.

•	The MSCI 2015-UBS8 Master Servicer is obligated to make property protection advances with respect to the 525 Seventh Avenue Whole Loan. Property protection advances on such Whole Loan will be reimbursable, first, from collections on, and proceeds of, such Whole Loan, and, to the extent the property protection advances are determined to be nonrecoverable, then from general collections on all Mortgage Loans included in the Trust, from general collections of the trust established under the MSCI 2015-UBS8 PSA, and from general collections of any trust holding any other 525 Seventh Avenue Non-Serviced Pari Passu Companion Loan on a pro rata basis (based on each such loan’s outstanding principal balance).

•	Amounts payable with respect to the 525 Seventh Avenue Mortgage Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the MSCI 2015-UBS8 PSA may be allocated between the MSCI 2015-UBS8 Master Servicer and the MSCI 2015-UBS8 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The MSCI 2015-UBS8 Special Servicer will be required to take actions with respect to the 525 Seventh Avenue Mortgage Loan if such Mortgage Loan becomes a defaulted loan, which actions are similar to the actions of the special servicer described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the 525 Seventh Avenue Mortgage Loan, the servicing provisions of the MSCI 2015-UBS8 PSA relating to performing inspections and collecting operating information are similar to those of the PSA.

•	The requirement of the MSCI 2015-UBS8 Master Servicer to make compensating interest payments in respect of the 525 Seventh Avenue Mortgage Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The MSCI 2015-UBS8 Master Servicer and the MSCI 2015-UBS8 Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar to those in the PSA.

•	Penalty charges with respect to the 525 Seventh Avenue Whole Loan will be allocated in accordance with the related Intercreditor Agreement.

•	The servicing transfer events of the MSCI 2015-UBS8 PSA that would cause the 525 Seventh Avenue Mortgage Loan to become specially serviced are similar in all material respects to, but not identical to, the corresponding provisions under the PSA.

•	The specific types of actions constituting major decisions under the MSCI 2015-UBS8 PSA differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The liability of the parties to the MSCI 2015-UBS8 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the 525 Seventh Avenue Mortgage Loan will be maintained under the MSCI 2015-UBS8 PSA in a manner similar, but not necessarily identical, to collections on the Mortgage Loans serviced under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The MSCI 2015-UBS8 PSA does not provide for an asset representations reviewer and does not provide for any asset representations review similar to that described under “—The Asset Representations Reviewer”.

•	The MSCI 2015-UBS8 PSA does not provide for dispute resolution mechanisms similar to those described under “—Dispute Resolution Provisions”.

•	The MSCI 2015-UBS8 PSA does not require delivery of a Diligence File as described under “—Assignment of the Mortgage Loans”.

•	The MSCI 2015-UBS8 PSA differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	The MSCI 2015-UBS8 Special Servicer may be removed by the applicable Non-Serviced Directing Certificateholder under the MSCI 2015-UBS8 PSA so long as the equivalent of a “control termination event” does not exist thereunder.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 525 Seventh Avenue Whole Loan”.

Prospective investors are encouraged to review the full provisions of the MSCI 2015-UBS8 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan

The 2100 Ross Mortgage Loan, the Gateway Plaza Mortgage Loan and any related REO property are being serviced under the MSCI 2016-UBS9 PSA.

The servicing arrangements under the MSCI 2016-UBS9 PSA are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, in the case of the MSCI 2016-UBS9 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the MSCI 2016-UBS9 PSA and the PSA:

•	The MSCI 2016-UBS9 PSA reflects that the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan must be serviced in accordance with the related Intercreditor Agreement.

•	The MSCI 2016-UBS9 Master Servicer will earn a primary servicing fee with respect to each of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan that is to be calculated at 0.00250% per annum.

•	The MSCI 2016-UBS9 Special Servicer will earn a special servicing fee payable monthly with respect to each of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan accruing at a rate equal to 0.25% per annum and will not be subject to a monthly minimum.

•	From time to time, the MSCI 2016-UBS9 Master Servicer may be obligated to make property protection advances with respect to the 2100 Ross Whole Loan or the Gateway Plaza Whole Loan. Property protection advances on such Whole Loan will be reimbursable, first, from collections on, and proceeds of, such Whole Loan, and, to the extent the property protection advances are determined to be nonrecoverable, then from general collections on all Mortgage Loans included in the Trust, from general collections of the trust established under the MSCI 2016-UBS9 PSA, and from general collections of any trust holding any related Companion Loan on a pro rata basis (based on each such loan’s outstanding principal balance).

•	Amounts payable with respect to the 2100 Ross Mortgage Loan or the Gateway Plaza Mortgage Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the MSCI 2016-UBS9 PSA may be allocated between the MSCI 2016-UBS9 Master Servicer and the MSCI 2016-UBS9 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The MSCI 2016-UBS9 Special Servicer will be required to take actions with respect to each of the 2100 Ross Mortgage Loan or the Gateway Plaza Mortgage Loan if such Mortgage Loan becomes a defaulted loan, which actions are similar but not identical to the actions of the special servicer described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan, the servicing provisions of the MSCI 2016-UBS9 PSA relating to performing inspections and collecting operating information are similar but not identical to those of the PSA.

•	The requirement of the MSCI 2016-UBS9 Master Servicer to make compensating interest payments in respect of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The MSCI 2016-UBS9 Master Servicer and the MSCI 2016-UBS9 Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar but not identical to those in the PSA.

•	Penalty charges with respect to each of the 2100 Ross Whole Loan and the Gateway Plaza Whole Loan will be allocated in accordance with the related Intercreditor Agreement.

•	The servicing transfer events of the MSCI 2016-UBS9 PSA that would cause the 2100 Ross Mortgage Loan or the Gateway Plaza Mortgage Loan to become specially serviced are similar in all material respects to, but not identical to, the corresponding provisions under the PSA.

•	The specific types of actions constituting major decisions under the MSCI 2016-UBS9 PSA differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The liability of the parties to the MSCI 2016-UBS9 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on each of the 2100 Ross Mortgage Loan and the Gateway Plaza Mortgage Loan will be maintained under the MSCI 2016-UBS9 PSA in a manner similar, but not necessarily identical, to collections on the Mortgage Loans serviced under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The MSCI 2016-UBS9 PSA differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	The MSCI 2016-UBS9 Non-Serviced Special Servicer may be removed by the applicable Non-Serviced Directing Certificateholder under the MSCI 2016-UBS9 PSA so long as the equivalent of a “control termination event” does not exist thereunder.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 2100 Ross Whole Loan” and “—Gateway Plaza Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSCI 2016-UBS9 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Twenty Ninth Street Retail Mortgage Loan

The Twenty Ninth Street Retail Mortgage Loan is currently serviced under the MSCI 2016-UBS9 PSA. However, prior to the Closing Date, servicing of the Twenty Ninth Street Retail Mortgage Loan is expected to shift to the GSMS 2016-GS2 PSA as of the closing date of the GSMS 2016-GS2 securitization transaction. In that regard, the servicing arrangements under the GSMS 2016-GS2 PSA with respect to the Twenty Ninth Street Retail Whole Loan are expected to be similar but may differ in certain respects from the servicing arrangements under the PSA:

•	The GSMS 2016-GS2 PSA is expected to reflect that the Twenty Ninth Street Retail Whole Loan must be serviced in accordance with the related Intercreditor Agreement.

•	The master servicer under the GSMS 2016-GS2 PSA will earn a primary servicing fee that is expected to be calculated at 0.0025% per annum.

•	From time to time, the master servicer under the GSMS 2016-GS2 PSA may be obligated to make property protection advances with respect to the Twenty Ninth Street Retail Whole Loan. Property protection advances on such Whole Loan will be reimbursable, first, from collections on, and proceeds of, such Whole Loan, and, to the extent the property protection advances are determined to be nonrecoverable, then from general collections on all Mortgage Loans included in the Trust, from general collections of the trust established under the GSMS 2016-GS2 PSA, and from general collections of any trust holding any other Twenty Ninth Street Retail Non-

Serviced Pari Passu Companion Loan on a pro rata basis (based on each such loan’s outstanding principal balance).

•	Amounts payable with respect to the Twenty Ninth Street Retail Mortgage Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the GSMS 2016-GS2 PSA may be allocated between the master servicer and the special servicer under the GSMS 2016-GS2 PSA in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The special servicer under the GSMS 2016-GS2 PSA will be required to take actions with respect to the Twenty Ninth Street Retail Mortgage Loan if such Mortgage Loan becomes a defaulted loan, which actions are similar but not identical to the actions of the special servicer described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Twenty Ninth Street Retail Mortgage Loan, the servicing provisions of the GSMS 2016-GS2 PSA relating to performing inspections and collecting operating information are expected to be similar but not identical to those of the PSA.

•	The requirement of the master servicer under the GSMS 2016-GS2 PSA to make compensating interest payments in respect of the Twenty Ninth Street Retail Mortgage Loan are expected to be similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The master servicer and special servicer under the GSMS 2016-GS2 PSA (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar but not identical to those in the PSA.

•	Penalty charges with respect to each of the Twenty Ninth Street Retail Whole Loan will be allocated in accordance with the related Intercreditor Agreement.

•	The servicing transfer events of the GSMS 2016-GS2 PSA that would cause the Twenty Ninth Street Retail Mortgage Loan to become specially serviced are similar in all material respects to, but not identical to, the corresponding provisions under the PSA.

•	The specific types of actions constituting major decisions under the GSMS 2016-GS2 PSA differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The liability of the parties to the GSMS 2016-GS2 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on the Twenty Ninth Street Retail Mortgage Loan will be maintained under the GSMS 2016-GS2 PSA in a manner similar, but not necessarily identical, to collections on the Mortgage Loans serviced under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The GSMS 2016-GS2 PSA is expected to differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	The special servicer under the GSMS 2016-GS2 PSA may be removed by the applicable Non-Serviced Directing Certificateholder under the GSMS 2016-GS2 PSA so long as the equivalent of a “control termination event” does not exist thereunder.

Based on a publicly available preliminary prospectus for the GSMS 2016-GS2 securitization trust, it is anticipated that the Twenty Ninth Street Retail Controlling Pari Passu Companion Loan will be contributed to such securitization transaction, that the closing date of such securitization transaction is scheduled to occur prior to the Closing Date for this securitization transaction and that the pooling and servicing agreement for such securitization transaction will be the GSMS 2016-GS2 PSA.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Twenty Ninth Street Retail Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the GSMS 2016-GS2 PSA, which will be available online at www.sec.gov or by requesting a copy from the underwriters following the closing of the GSMS 2016-GS2 securitization transaction.

Servicing of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan

The Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan and any related REO property are being serviced under the CFCRE 2016-C4 PSA.

The servicing arrangements under the CFCRE 2016-C4 PSA are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA. In that regard, in the case of the CFCRE 2016-C4 PSA, the following are considerations relating to servicing, including the identification of some (but not all) of the differences in servicing provisions between the CFCRE 2016-C4 PSA and the PSA:

•	The CFCRE 2016-C4 PSA reflects that each of the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan must be serviced in accordance with the related Intercreditor Agreement.

•	The CFCRE 2016-C4 Master Servicer will earn a primary servicing fee with respect to the Renaissance Cincinnati Mortgage Loan that is to be calculated at 0.0200% per annum and the AvidXchange Mortgage Loan that is to be calculated at 0.0225% per annum.

•	The CFCRE 2016-C4 Special Servicer will earn a special servicing fee payable monthly with respect to each of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan accruing at a rate equal to 0.25% per annum. There is no floor applicable to the special servicing fee rate under the CFCRE 2016-C4 PSA.

•	The CFCRE 2016-C4 Special Servicer will be entitled to a workout fee in respect of any workout of the Renaissance Cincinnati Mortgage Loan or the AvidXchange Mortgage Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, and such workout fee will accrue at a rate equal to the lesser of 1.0% and such rate as would result in a workout fee of $1,000,000. There is no floor applicable to the workout fee under the CFCRE 2016-C4 PSA.

•	The CFCRE 2016-C4 Special Servicer will be entitled to a liquidation fee in respect of any liquidation or other resolution of the Renaissance Cincinnati Mortgage Loan or the AvidXchange Mortgage Loan generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, and such liquidation fee will accrue at a rate equal to the lesser of 1.0%, $1,000,000 or any applicable cap in the CFCRE 2016-C4 PSA. There is no floor applicable to the liquidation fee under the CFCRE 2016-C4 PSA.

•	The CFCRE 2016-C4 Master Servicer is obligated to make property protection advances with respect to each of the Renaissance Cincinnati Whole Loan or the AvidXchange Whole Loan.

Property protection advances on each such Whole Loan will be reimbursable, first, from collections on, and proceeds of, such Whole Loan, and, to the extent the property protection advances are determined to be nonrecoverable, then from general collections on all Mortgage Loans included in the Trust, from general collections of the trust established under the CFCRE 2016-C4 PSA on a pro rata basis (based on each such loan’s outstanding principal balance).

•	Amounts payable with respect to the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the CFCRE 2016-C4 PSA may be allocated between the CFCRE 2016-C4 Master Servicer and the CFCRE 2016-C4 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

•	The CFCRE 2016-C4 Special Servicer will be required to take actions with respect to each of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan if such Mortgage Loan becomes a defaulted loan, which actions are similar but not identical to the actions of the special servicer described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

•	With respect to the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan, the servicing provisions of the CFCRE 2016-C4 PSA relating to performing inspections and collecting operating information are similar but not identical to those of the PSA.

•	The requirement of the CFCRE 2016-C4 Master Servicer to make compensating interest payments in respect of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

•	The CFCRE 2016-C4 Master Servicer and the CFCRE 2016-C4 Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar but not identical to those in the PSA.

•	The servicing transfer events of the CFCRE 2016-C4 PSA that would cause the Renaissance Cincinnati Mortgage Loan or the AvidXchange Mortgage Loan to become specially serviced are similar in all material respects to, but not identical to, the corresponding provisions under the PSA.

•	The specific types of actions constituting major decisions under the CFCRE 2016-C4 PSA differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

•	The liability of the parties to the CFCRE 2016-C4 PSA will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

•	Collections on each of the Renaissance Cincinnati Mortgage Loan and the AvidXchange Mortgage Loan will be maintained under the CFCRE 2016-C4 PSA in a manner similar, but not necessarily identical, to collections on the Mortgage Loans serviced under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

•	The CFCRE 2016-C4 PSA differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Renaissance Cincinnati Whole Loan” and “—The AvidXchange Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the CFRE 2016-C4 PSA, which will be available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan

The Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan will be serviced pursuant to the MSBAM 2016-C28 PSA. The servicing terms of the MSBAM 2016-C28 PSA (including, but not limited to, terms governing limitations on servicer liability and retention of loan collections) are substantially similar in all material respects to the servicing terms of the PSA; however, the servicing arrangements under such agreements differ in certain respects. For example:

•	The MSBAM 2016-C28 PSA reflects that each of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan must be serviced in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Le Meridien Cambridge MIT Whole Loan” and “—The Princeton Pike Corporate Center Whole Loan” in this prospectus.

•	The primary servicing fee rate payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSBAM 2016-C28 PSA is 0.00500% per annum (which is paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for each of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan).

•	Special servicing fees, work-out fees and liquidation fees payable to the Non-Serviced Special Servicer under the MSBAM 2016-C28 PSA with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan are generally calculated in a manner similar, but not necessarily identical, to the corresponding fees under the PSA, and are subject to certain additional or different offsets and thresholds which may affect the circumstances under which such fees are payable to the Non-Serviced Special Servicer.

•	Any party to the MSBAM 2016-C28 PSA that makes a property protection advance with respect to the Le Meridien Cambridge MIT Mortgage Loan or the Princeton Pike Corporate Center Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner similar to the reimbursement of Servicing Advances under the PSA. However, the extent to which modification fees or other fee items with respect to the Le Meridien Cambridge MIT Whole Loan or the Princeton Pike Corporate Center Whole Loan may be applied to offset servicing compensation, interest on advances and/or other servicer expenses will, in certain circumstances, be less than is the case under the PSA.

•	Items with respect to each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan that are the equivalent of assumption application fees, assumption, waiver, consent and earnout fees and/or Excess Modification Fees and that constitute additional servicing compensation under the MSBAM 2016-C28 PSA will not be payable to the master servicer or special servicer under the PSA and will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the MSBAM 2016-C28 PSA in proportions that are different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

•	The parties to the MSBAM 2016-C28 PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C28 PSA to the same extent that parties to the PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C28 PSA. The Trust, as holder of each of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan, will be responsible for its pro rata share of any such amounts (including out of general collections on the BACM 2016-UBS10 mortgage pool, if necessary).

•	The related Non-Serviced Special Servicer will be required to take actions with respect to each of the Le Meridien Cambridge MIT Mortgage Loan and the Princeton Pike Corporate Center Mortgage Loan if such mortgage loan becomes the equivalent of a Defaulted Loan, which actions are substantially similar to the actions described under “—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”.

•	The master servicer under the MSBAM 2016-C28 PSA, rather than the special servicer thereunder, will be required to process major decisions, borrower requests for loan modifications and requests for waivers of “due-on-sale” or “due-on-encumbrance” provisions with respect to non-specially serviced mortgage loans.

•	The MSBAM 2016-C28 directing certificateholder will have rights substantially similar to the Directing Certificateholder hereunder with respect to the servicing and administration of each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan, including consenting to Le Meridien Cambridge MIT Major Decisions and Princeton Pike Corporate Center Major Decisions, respectively, proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of each of the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan. Le Meridien Cambridge MIT Major Decisions and Princeton Pike Corporate Center Major Decisions, respectively, differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable directing certificateholder will be permitted to consent will correspondingly differ.

•	The master servicer under the MSBAM 2016-C28 PSA, rather than the special servicer thereunder, will be required to process (and will be entitled to consent to) certain loan-level decisions (that are not otherwise major decisions) with respect to non-specially serviced mortgage loans, including (i) certain waivers regarding receipt of financial statements, (ii) certain modifications and waivers of such mortgage loans in connection with a defeasance thereof, (iii) where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied, certain incurrences of additional debt and releases of collateral and (iv) approval of material easements.

•	While the special servicer under the PSA and the Non-Serviced Special Servicer under MSBAM 2016-C28 PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, differ as between the PSA and the MSBAM 2016-C28 PSA.

•	The matters as to which notice or consent with respect to the rating agencies under the MSBAM 2016-C28 PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements may differ as to whether it is notice or consent that is required).

•	The servicing transfer events of the MSBAM 2016-C28 PSA that would cause the Le Meridien Cambridge MIT Whole Loan or the Princeton Pike Corporate Center Whole Loan to become specially serviced are similar to, but not identical to, the corresponding provisions under the PSA.

•	With respect to non-specially serviced mortgage loans under the MSBAM 2016-C28 PSA, the master servicer thereunder, rather than the special servicer thereunder, will be required to direct, manage, prosecute and/or defend any action brought by a borrower, guarantor or other obligor under the related Mortgage Loan documents or any affiliates thereof against the MSBAM 2016-C28 trust and represent the interests of the MSBAM 2016-C28 trust in any litigation relating to the rights and obligations of a borrower, guarantor or other obligor under the related Mortgage Loan documents, or with respect to the related mortgaged property or other collateral securing a mortgage loan, or of the MSBAM 2016-C28 trust or the enforcement of the obligations of a borrower, guarantor or other obligor under the related Mortgage Loan documents.

•	The provisions of the MSBAM 2016-C28 PSA also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Le Meridien Cambridge MIT Whole Loan” and “—The Princeton Pike Corporate Center Whole Loan” in this prospectus.

Prospective investors are encouraged to review the full provisions of the MSBAM 2016-C28 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Servicing of the 300 Four Falls Mortgage Loan

The 300 Four Falls Mortgage Loan will be serviced pursuant to the MSBAM 2016-C29 PSA. The servicing terms of the MSBAM 2016-C29 PSA (including, but not limited to, terms governing limitations on servicer liability and retention of loan collections) are substantially similar in all material respects to the servicing terms of the PSA; however, the servicing arrangements under such agreements differ in certain respects. For example:

•	The MSBAM 2016-C29 PSA reflects that the 300 Four Falls Mortgage Loan must be serviced in accordance with the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 300 Four Falls Whole Loan” in this prospectus.

•	The primary servicing fee rate payable to the related Non-Serviced Master Servicer (Wells Fargo Bank, National Association) under the MSBAM 2016-C29 PSA is 0.00250% per annum (which is paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for the 300 Four Falls Mortgage Loan).

•	The servicing transfer events of the MSBAM 2016-C29 PSA that would cause the 300 Four Falls Whole Loan to become specially serviced are similar to, but not identical to, the corresponding provisions under the PSA.

•	The provisions of the MSBAM 2016-C29 PSA also vary from the PSA with respect to timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

•	The parties to the MSBAM 2016-C29 PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C29 PSA to the same extent that parties to the PSA (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the MSBAM 2016-C29 PSA. The Trust, as holder of the 300 Four Falls Mortgage Loan, will be responsible for its pro rata share of any such amounts (including out of general collections on the BACM 2016-UBS10 mortgage pool, if necessary).

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 300 Four Falls Whole Loan”.

Prospective investors are encouraged to review the full provisions of the MSBAM 2016-C29 PSA, which is available online at www.sec.gov or by requesting a copy from the underwriters.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer confirms in writing that it has been appointed and currently serves as a master servicer or special servicer on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (iii) as certified in writing by the applicable replacement, DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken or (iv) KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction rated by KBRA and serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the Requesting Party’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the Requesting Party will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release (provided such press release has been posted to the 17g-5 Information Provider’s website) or any other written communication and need not be directed or addressed to any party to the PSA) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency. “Rating Agencies” means the rating agencies engaged by the depositor to rate the certificates.

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider and the certificate administrator for posting to their respective websites.

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Certain actions under the PSA that do not require a Rating Agency Confirmation may nevertheless require the delivery of a Rating Agency Communication.

“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which shall be delivered at least ten (10) Business Days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with the PSA).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement (with respect to a sub-servicer), as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement (with respect to a sub-servicer), as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

•	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

•	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

•	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

•	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party’s Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee, the Non-Serviced Custodian and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B, Class C and Class D certificates is reduced to zero and (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates)) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity and effect early retirement of the then outstanding certificates, provided, that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is less than 1.0% of the Initial Pool Balance of the Mortgage Loans (solely for the purposes of this calculation, if such right is being exercised after June 2026 and the Gateway Plaza Mortgage Loan or the Mulberry and Lemay Crossing Mortgage Loan is still an asset of the Trust, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such class is outstanding), (3) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing

Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class V and Class R certificates), for the remaining Mortgage Loans is not subject to the above-described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(1)   to cure any ambiguity or to correct any error;

(2)   to cause the provisions in the PSA to conform to or be consistent with or in furtherance of the statements made with respect to the certificates, the issuing entity or the PSA in the final prospectus for the Offered Certificates or in the final private placement memorandum for the privately offered Certificates, or to correct or supplement any provision which may be inconsistent with any other provisions;

(3)   to amend any provision of the PSA to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the issuing entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);

(4)   to make any other provisions with respect to matters or questions arising under or with respect to the PSA not inconsistent with the provisions therein;

(5)   to modify, add to or eliminate the provisions in the PSA relating to transfers of Class R Certificates;

(6)   to amend any provision of the PSA to the extent necessary or desirable to list the certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(7)   to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the CMBS industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency must have been provided with a Rating Agency Communication with respect to such modification, and (z) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(8)   to modify the procedures in the PSA relating to Rule 17g-5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the Operating Advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;

(9)   to modify, alter, amend, add or to rescind any of the provisions contained in the PSA if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time; or

(10) any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or the related Intercreditor Agreement without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, an entity that is not an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A-” by Fitch, “A” by DBRS and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A-” by Fitch, “A(low)” by DBRS and, if rated by KBRA, a rating by KBRA equivalent to at least a “Baa2” rating by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s, “F1” by Fitch, “R-1(low)” by DBRS and, if rated by KBRA, a rating by KBRA equivalent to “P-2” from Moody’s or “F1” by Fitch and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s, “A+” by Fitch, “A” by DBRS and, if rated by KBRA, a rating by KBRA equivalent to at least an “A2” rating by Moody’s; provided, further, that if any such institution is not rated by DBRS or KBRA, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 60 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, at such removed party’s cost, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four (4) years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise). Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least twenty-one (21) days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such twenty-one (21) day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above. The trustee’s sale must be performed pursuant to the terms of the deed of trust and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three (3) hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two (2) years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Mortgage loans in North Carolina are usually secured by deeds of trust. Under North Carolina law, deeds of trust are usually foreclosed pursuant to power of sale set forth in the instrument and governed by statute, but judicial foreclosure by action is also available. Power of sale foreclosure results in a hearing before the clerk of superior court, which can be waived pursuant to statute. The mortgage indebtedness can be paid at any time before the foreclosure sale is final (including the last resale in the event of an upset bid). There is no statutory or common law right of redemption after the foreclosure sale or last resale is final. The liens for ad valorem personal property taxes, ad valorem real property taxes, and municipal and county assessments have statutory priority over previously recorded deeds of trust. Pursuant to statutory power of sale rules, the security can be sold subject to or together with a subordinate lien, lease or other right or interest, instead of free and clear of the same, if the notice of sale so specifies. If a subordinate interest holder files a request for notice of foreclosure sale statutory notice must be given to the interest holder. Judgment can be rendered against the borrower for the debt, which judgment can be obtained in lieu of foreclosure, which can result in a statutory execution sale. A deficiency judgment can be obtained after foreclosure sale unless the deed of trust is to secure purchase money owed to the vendor.

Mortgage loans in Pennsylvania are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished by foreclosure in judicial proceedings. Such proceedings are regulated by statutes and rules and subject throughout to the court’s equitable powers. Public notice of the judgment of foreclosure and sale and the amount of the judgment is given for a statutory period of time after which the mortgaged real estate is sold by a sheriff at public auction. The proceeds received by the sheriff from the sale are applied first to the cost and expenses of the sale, then to any liens entitled to priority over the mortgage, such as liens for real estate taxes, and then in satisfaction of the indebtedness secured by the mortgage. After satisfaction of any other liens, the remaining proceeds are generally payable to the mortgagor. There is no right of redemption after foreclosure sale in Pennsylvania. In certain circumstances, deficiency judgments may be obtained. The remedy of appointment of a receiver for the mortgaged real estate is available and is sometimes used.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor), conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the

Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of Bank of America, a mortgage loan seller, an originator and a sponsor, and an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters.

UBS Securities LLC, one of the underwriters, is an affiliate of UBS Real Estate Securities Inc., a mortgage loan seller, a sponsor, an originator and the holder of one or more of the In-Rel 8 Serviced Companion Loans.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is an affiliate of Barclays Capital Inc., one of the underwriters.

MSMCH, a mortgage loan seller and a sponsor, is an affiliate of Morgan Stanley Bank, N.A., an originator, and Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans and Serviced Pari Passu Companion Loans.

Wells Fargo Bank, the master servicer, certificate administrator and custodian, is also the current (i) trustee, certificate administrator and custodian under the MSCI 2015-UBS8 PSA, pursuant to which the 525 Seventh Avenue Whole Loan and the Grove City Premium Outlets Whole Loan (prior to the Closing Date) are being serviced, (ii) the certificate administrator, trustee and custodian under the MSCI 2016-UBS9 PSA, pursuant to which each of the 2100 Ross Whole Loan, Gateway Plaza Whole Loan and, prior to the closing date of the GSMS 2016-GS2 securitization transaction, the Twenty Ninth Street Retail Whole Loan are being serviced, (iii) the master servicer, certificate administrator and custodian under the MSBAM 2016-C28 PSA, pursuant to which the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan are being serviced and (iv) the master servicer, certificate administrator and custodian under the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls Whole Loan is being serviced. Wells Fargo Bank is also expected to be (i) the master servicer under the CGCMT 2016-C1 PSA, pursuant to which the Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced, (ii) the trustee, certificate administrator and custodian under the GSMS 2016-GS2 PSA, pursuant to which the Twenty Ninth Street Retail Whole Loan is expected to be serviced after the closing date of the GSMS 2016-GS2 securitization transaction and (iii) the master servicer under the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan are being serviced.

It is expected that on the Closing Date, funds and/or accounts managed by RREF III Debt AIV, LP or another affiliate of Rialto will purchase the Class E, Class F, Class G, Class H, Class X-E, Class X-F, Class X-G, Class X-H and Class V Certificates, and RREF III Debt AIV, LP or an affiliate, is expected to be appointed as the initial directing certificateholder with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan).

Rialto is currently the special servicer under the MSCI 2015-UBS8 PSA, pursuant to which the 525 Seventh Avenue Whole Loan and the Grove City Premium Outlets Whole Loan (prior to the Closing Date) is currently serviced, and the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls whole loan is currently serviced, and is currently the special servicer under the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati whole loan and the AvidXchange whole loan are currently being serviced.

Wilmington Trust, National Association, the trustee, is also the current trustee under (i) the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls Whole Loan is being serviced.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also the current operating advisor and asset representations reviewer under (i) the MSCI 2016-UBS9 PSA, pursuant to which each of the 2100 Ross Whole Loan, Gateway Plaza Whole Loan and, prior to the closing date of the GSMS 2016-GS2 securitization transaction, the Twenty Ninth Street Retail Whole Loan are being serviced, (ii) the MSBAM 2016-C28 PSA, pursuant to which the Le Meridien Cambridge MIT Whole Loan and the Princeton Pike Corporate Center Whole Loan are being serviced and (iii) the MSBAM 2016-C29 PSA, pursuant to which the 300 Four Falls Whole Loan is being serviced. Park Bridge Lender Services is also expected to be the operating advisor and asset representations reviewer under (i) the CGCMT 2016-C1 PSA, pursuant to which the Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced and (ii) the CFCRE 2016-C4 PSA, pursuant to which the Renaissance Cincinnati Whole Loan and the AvidXchange Whole Loan are being serviced.

Berkeley Point Capital LLC (“Berkeley Point”) will act as the primary servicer of the Renaissance Cincinnati Whole Loan and will have the right to assume limited subservicing duties with respect to the AvidXchange Whole Loan, in each case under the CFCRE 2016-C4 PSA. Berkeley Point is an affiliate of

Cantor Commercial Real Estate Lending, L.P., the originator of such loans, but is not an affiliate of the depositor, any sponsor or the issuing entity.

Pursuant to an interim servicing agreement between UBSRES and certain of its affiliates, on the one hand, and Wells Fargo Bank (MS), on the other hand, Wells Fargo Bank (MS) acts as interim servicer with respect to certain of the mortgage loans owned from time to time by UBSRES and those affiliates thereof, including, prior to their inclusion in the issuing entity, twenty-eight (28) of the Mortgage Loans to be contributed to this securitization by UBSRES, representing approximately 55.7% of the Initial Pool Balance. UBSRES is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for certain of the Mortgage Loans UBSRES is selling to the depositor for this securitization.

Pursuant to an interim servicing agreement between Barclays and certain of its affiliates, on the one hand, and Wells Fargo Bank (MS), on the other hand, Wells Fargo Bank (MS) acts as interim servicer with respect to certain of the mortgage loans owned from time to time by Barclays and those affiliates thereof, including, prior to their inclusion in the issuing entity, ten (10) of the Mortgage Loans to be contributed to this securitization by Barclays, representing approximately 18.3% of the Initial Pool Balance. Barclays is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for the mortgage loans Barclays is selling to the depositor for this securitization (other than any Non-Serviced Mortgage Loans).

Pursuant to an interim servicing agreement between MSMCH and certain of its affiliates, on the one hand, and Wells Fargo Bank (MS), on the other hand, Wells Fargo Bank (MS) acts as interim servicer with respect to certain of the mortgage loans owned from time to time by MSMCH and those affiliates thereof, including, prior to their inclusion in the issuing entity, nine (9) of the Mortgage Loans to be contributed to this securitization by MSMCH, representing approximately 13.1% of the Initial Pool Balance. MSMCH is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for the mortgage loans MSMCH is selling to the depositor for this securitization (other than any Non-Serviced Mortgage Loans).

Pursuant to an interim servicing agreement between Bank of America and Wells Fargo Bank (MS), Wells Fargo Bank (MS) acts (or has acted) as interim servicer with respect to certain of the mortgage loans owned from time to time by Bank of America, including, prior to their inclusion in the issuing entity, three (3) of the Mortgage Loans to be contributed to this securitization by Bank of America, representing approximately 8.3% of the Initial Pool Balance. Bank of America is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for certain of the Mortgage Loans Bank of America is selling to the depositor for this securitization.

See “Risk Factors—Risks Related to Conflicts of Interest” and “—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD

Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). With respect to each class of Class X Certificates, any reduction of the

Certificate Balances of the Underlying Classes of Certificates will also reduce the Notional Amount of such class of Class X Certificates.

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related Underlying Classes of Certificates, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates offered by this prospectus that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

•	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

•	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

•	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

•	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

•	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

•	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

•	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

•	all monthly debt service or balloon payments on the Mortgage Loans are timely received by a master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

•	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

•	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

•	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

•	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPYs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

•	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

•	no Yield Maintenance Charges or Prepayment Premiums are collected;

•	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

•	the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Princeton Pike Corporate Center, representing approximately 2.3% of the Initial Pool Balance, amortizes and makes interest payments based on the assumed principal payment schedule attached as Annex F;

•	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

•	distributions on the Offered Certificates are made on the 15th day of each month, commencing in July 2016; and

•	the Offered Certificates are settled with investors on June 7, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	85%	85%	85%	85%	85%
June 2018	66%	66%	66%	66%	66%
June 2019	42%	42%	42%	42%	42%
June 2020	15%	15%	15%	15%	15%
June 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.62	2.61	2.60	2.60	2.60

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.82	4.80	4.78	4.75	4.52

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	79%	79%	79%	79%	79%
June 2023	56%	56%	56%	56%	56%
June 2024	33%	33%	33%	33%	33%
June 2025	8%	8%	8%	8%	8%
June 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.30	7.30	7.30	7.30	7.30

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	99%	98%	84%
June 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.55	9.52	9.48	9.43	9.22

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.78	9.76	9.75	9.71	9.51

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.86	9.86	9.86	9.86	9.61

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.92	9.90	9.87	9.86	9.64

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
June 2017	100%	100%	100%	100%	100%
June 2018	100%	100%	100%	100%	100%
June 2019	100%	100%	100%	100%	100%
June 2020	100%	100%	100%	100%	100%
June 2021	100%	100%	100%	100%	100%
June 2022	100%	100%	100%	100%	100%
June 2023	100%	100%	100%	100%	100%
June 2024	100%	100%	100%	100%	100%
June 2025	100%	100%	100%	100%	100%
June 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.94	9.94	9.91	9.69

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—

Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including June 1, 2016 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-1 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95.00000%	3.583%	3.593%	3.596%	3.598%	3.598%
96.00000%	3.162%	3.170%	3.172%	3.174%	3.174%
97.00000%	2.747%	2.753%	2.755%	2.757%	2.757%
98.00000%	2.339%	2.343%	2.344%	2.345%	2.345%
99.00000%	1.937%	1.939%	1.939%	1.940%	1.940%
100.00000%	1.540%	1.540%	1.540%	1.540%	1.540%
101.00000%	1.149%	1.147%	1.147%	1.146%	1.146%
102.00000%	0.764%	0.760%	0.759%	0.758%	0.758%
103.00000%	0.384%	0.378%	0.376%	0.375%	0.375%
104.00000%	0.009%	0.001%	-0.001%	-0.003%	-0.003%
105.00000%	-0.360%	-0.370%	-0.373%	-0.375%	-0.375%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-2 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.168%	3.169%	3.171%	3.174%	3.195%
99.00000%	2.940%	2.941%	2.942%	2.943%	2.953%
100.00000%	2.715%	2.715%	2.715%	2.714%	2.713%
101.00000%	2.492%	2.491%	2.490%	2.489%	2.477%
102.00000%	2.272%	2.271%	2.269%	2.265%	2.243%
103.00000%	2.054%	2.052%	2.049%	2.045%	2.012%
104.00000%	1.839%	1.837%	1.832%	1.826%	1.783%
105.00000%	1.626%	1.623%	1.618%	1.611%	1.557%
106.00000%	1.416%	1.412%	1.406%	1.397%	1.333%
107.00000%	1.208%	1.203%	1.196%	1.186%	1.112%
108.00000%	1.002%	0.996%	0.989%	0.977%	0.893%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-SB certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.333%	3.333%	3.333%	3.333%	3.333%
99.00000%	3.176%	3.176%	3.176%	3.176%	3.176%
100.00000%	3.020%	3.020%	3.020%	3.020%	3.020%
101.00000%	2.866%	2.866%	2.866%	2.866%	2.866%
102.00000%	2.714%	2.714%	2.714%	2.714%	2.714%
103.00000%	2.563%	2.563%	2.563%	2.563%	2.563%
104.00000%	2.414%	2.414%	2.414%	2.414%	2.414%
105.00000%	2.267%	2.267%	2.267%	2.267%	2.267%
106.00000%	2.122%	2.122%	2.122%	2.122%	2.122%
107.00000%	1.978%	1.978%	1.978%	1.978%	1.978%
108.00000%	1.836%	1.836%	1.836%	1.836%	1.836%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-3 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.00000%	3.404%	3.405%	3.407%	3.409%	3.419%
97.00000%	3.277%	3.278%	3.280%	3.281%	3.289%
98.00000%	3.152%	3.153%	3.154%	3.155%	3.160%
99.00000%	3.029%	3.029%	3.030%	3.030%	3.032%
100.00000%	2.907%	2.907%	2.907%	2.907%	2.906%
101.00000%	2.786%	2.786%	2.785%	2.785%	2.782%
102.00000%	2.667%	2.666%	2.665%	2.664%	2.659%
103.00000%	2.549%	2.548%	2.547%	2.545%	2.537%
104.00000%	2.432%	2.431%	2.429%	2.427%	2.417%
105.00000%	2.317%	2.315%	2.313%	2.311%	2.298%
106.00000%	2.203%	2.201%	2.198%	2.195%	2.180%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-4 certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.420%	3.420%	3.421%	3.421%	3.425%
99.00000%	3.297%	3.297%	3.298%	3.298%	3.300%
100.00000%	3.176%	3.176%	3.176%	3.176%	3.176%
101.00000%	3.056%	3.056%	3.056%	3.056%	3.053%
102.00000%	2.938%	2.938%	2.937%	2.936%	2.932%
103.00000%	2.821%	2.820%	2.820%	2.819%	2.812%
104.00000%	2.705%	2.704%	2.704%	2.702%	2.694%
105.00000%	2.591%	2.590%	2.589%	2.587%	2.576%
106.00000%	2.477%	2.476%	2.475%	2.473%	2.460%
107.00000%	2.365%	2.364%	2.363%	2.360%	2.346%
108.00000%	2.254%	2.253%	2.252%	2.249%	2.232%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price	Prepayment Assumption (CPY)
(% of Initial Notional Amount
of Class X-A certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
11.90000%	7.109%	7.062%	7.001%	6.912%	6.396%
12.10000%	6.661%	6.613%	6.552%	6.462%	5.944%
12.30000%	6.224%	6.176%	6.115%	6.024%	5.502%
12.50000%	5.799%	5.750%	5.689%	5.597%	5.073%
12.70000%	5.384%	5.335%	5.273%	5.181%	4.653%
12.90000%	4.979%	4.930%	4.868%	4.775%	4.245%
13.10000%	4.585%	4.535%	4.472%	4.379%	3.846%
13.30000%	4.199%	4.149%	4.086%	3.992%	3.456%
13.50000%	3.822%	3.773%	3.709%	3.614%	3.075%
13.70000%	3.455%	3.404%	3.340%	3.245%	2.703%
13.90000%	3.095%	3.044%	2.980%	2.884%	2.340%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price	Prepayment Assumption (CPY)
(% of Initial Notional Amount
of Class X-B certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
9.80000%	6.819%	6.802%	6.781%	6.772%	6.342%
10.00000%	6.349%	6.332%	6.311%	6.302%	5.866%
10.20000%	5.894%	5.876%	5.855%	5.846%	5.404%
10.40000%	5.451%	5.434%	5.412%	5.403%	4.956%
10.60000%	5.021%	5.004%	4.982%	4.973%	4.521%
10.80000%	4.604%	4.586%	4.563%	4.555%	4.098%
11.00000%	4.197%	4.179%	4.156%	4.148%	3.686%
11.20000%	3.801%	3.783%	3.760%	3.752%	3.285%
11.40000%	3.416%	3.398%	3.375%	3.366%	2.894%
11.60000%	3.040%	3.022%	2.999%	2.990%	2.514%
11.80000%	2.674%	2.656%	2.632%	2.624%	2.142%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class A-S certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.638%	3.638%	3.638%	3.638%	3.643%
99.00000%	3.515%	3.515%	3.515%	3.515%	3.517%
100.00000%	3.393%	3.393%	3.393%	3.393%	3.393%
101.00000%	3.273%	3.273%	3.273%	3.273%	3.270%
102.00000%	3.154%	3.154%	3.154%	3.154%	3.148%
103.00000%	3.036%	3.036%	3.036%	3.036%	3.028%
104.00000%	2.920%	2.920%	2.920%	2.920%	2.909%
105.00000%	2.805%	2.805%	2.805%	2.805%	2.792%
106.00000%	2.691%	2.691%	2.691%	2.691%	2.676%
107.00000%	2.579%	2.579%	2.579%	2.579%	2.561%
108.00000%	2.468%	2.468%	2.468%	2.468%	2.447%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class B certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	4.051%	4.051%	4.052%	4.052%	4.056%
99.00000%	3.926%	3.926%	3.926%	3.926%	3.928%
100.00000%	3.802%	3.802%	3.802%	3.802%	3.802%
101.00000%	3.680%	3.680%	3.679%	3.679%	3.677%
102.00000%	3.559%	3.559%	3.558%	3.558%	3.553%
103.00000%	3.440%	3.439%	3.438%	3.438%	3.431%
104.00000%	3.322%	3.321%	3.320%	3.319%	3.310%
105.00000%	3.205%	3.204%	3.203%	3.202%	3.191%
106.00000%	3.090%	3.089%	3.087%	3.086%	3.073%
107.00000%	2.976%	2.974%	2.972%	2.971%	2.956%
108.00000%	2.863%	2.861%	2.859%	2.858%	2.841%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price
(% of Initial Certificate Balance	Prepayment Assumption (CPY)
of Class C certificates (excluding
accrued interest))	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95.50000%	5.588%	5.588%	5.588%	5.589%	5.598%
96.50000%	5.451%	5.451%	5.451%	5.452%	5.458%
97.50000%	5.316%	5.316%	5.316%	5.317%	5.321%
98.50000%	5.182%	5.183%	5.183%	5.183%	5.185%
99.50000%	5.051%	5.051%	5.051%	5.051%	5.050%
100.50000%	4.921%	4.921%	4.921%	4.921%	4.918%
101.50000%	4.792%	4.792%	4.792%	4.792%	4.787%
102.50000%	4.665%	4.665%	4.665%	4.665%	4.657%
103.50000%	4.540%	4.540%	4.540%	4.539%	4.529%
104.50000%	4.416%	4.416%	4.416%	4.415%	4.403%
105.50000%	4.293%	4.293%	4.293%	4.292%	4.278%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates (other than the Class R Certificates). The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-E, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (i) any Excess Interest and the related distribution account will be treated as held in a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii) the Class V certificates will represent undivided beneficial interests in the Excess Interest and the related distribution account.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, five (5) of the Mortgaged Properties representing approximately 8.6% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 0% CPY; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election applies to all premium instruments held by the Regular Interestholder as of the first day of the taxable year for which the election is made and applies to all premium instruments acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the classes of interest-only Regular Interests, such as the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of the applicable classes of certificates receiving such amounts, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable classes of certificates receiving such amounts. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including

U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange or payment of principal on, or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-SB	Class A-3
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$31,300,000	$135,900,000	$49,500,000	$175,000,000
UBS Securities LLC	$0	$0	$0	$0
Barclays Capital Inc.	$0	$0	$0	$0
Morgan Stanley & Co. LLC	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$31,300,000	$135,900,000	$49,500,000	$175,000,000

Underwriter	Class A-4	Class X-A	Class X-B	Class A-S
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$221,682,000	$613,382,000	$89,816,000	$43,813,000
UBS Securities LLC	$0	$0	$0	$0
Barclays Capital Inc.	$0	$0	$0	$0
Morgan Stanley & Co. LLC	$0	$0	$0	$0
Drexel Hamilton, LLC	$0	$0	$0	$0
Total	$221,682,000	$613,382,000	$89,816,000	$43,813,000

Underwriter	Class B	Class C
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$46,003,000	$44,909,000
UBS Securities LLC	$0	$0
Barclays Capital Inc.	$0	$0
Morgan Stanley & Co. LLC	$0	$0
Drexel Hamilton, LLC.	$0	$0
Total	$46,003,000	$44,909,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Each underwriter has represented and agreed that:

(a) in the United Kingdom, it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the United Kingdom.

In relation to each Relevant Member State, each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of the certificates which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the issuing entity for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided, that no such offer of the Offered Certificates referred to in clauses (a) to (c) above shall require the depositor, the issuing entity or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the prior paragraph, the expression an “offer of the certificates which are the subject of the offering contemplated by this prospectus to the public” in relation to any Offered Certificate in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the certificates to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 114.2% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from June 1, 2016, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

Expenses payable by the depositor are estimated at $5,269,300, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters, is an affiliate of Bank of America, National Association, a mortgage loan seller, an originator, a sponsor and the parent of the depositor. UBS Securities LLC, one of the underwriters, is an affiliate of UBS Real Estate Securities Inc., a mortgage loan seller, a sponsor, an originator and the holder of one or more of the In-Rel 8 Serviced Companion Loans. In addition, Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator. In addition, Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, one of the underwriters and one of the co-lead managers and co-bookrunners for this offering, UBS Securities LLC, one of the underwriters and one of the co-managers and co-bookrunners for this offering, Barclays Capital Inc., one of the underwriters and one of the co-managers and co-bookrunners for this offering, and Morgan Stanley & Co. LLC, one of the underwriters and one of the co-lead managers and co-bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to Bank of America, National Association (an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated), in its capacity as a mortgage loan seller, of the purchase price for the Bank of America Mortgage Loans; (ii) the payment by the depositor to

UBS Real Estate Securities Inc. (an affiliate of UBS Securities LLC), in its capacity as a mortgage loan seller, of the purchase price for the UBSRES Mortgage Loans; (iii) the payment by the depositor to Barclays Bank PLC (an affiliate of Barclays Capital Inc.), in its capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans; and (iv) the payment by the depositor to Morgan Stanley Mortgage Capital Holdings LLC (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans.

As a result of the circumstances described above, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Barclays Capital Inc. and Morgan Stanley & Co. LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at One Bryant Park, New York, New York 10036, Attention: President, or by telephone at (646) 855-3953.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206847) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prohibited Transaction Exemption (“PTE”) 93-31, 58 Fed. Reg. 28,620 (May 14, 1993), to the predecessor of UBS Securities LLC, PTE 91-22, 56 Fed. Reg. 15,933 (April 18, 1991), to Barclays Capital Inc., Final Authorization Number 2004-03E (February 4, 2004) and to the predecessor of Morgan Stanley & Co. LLC, PTE 90-24, 55 Fed. Reg. 20,548 (May 17, 1990), each as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of Mortgage Loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities Inc., Barclays Capital Inc. or Morgan Stanley & Co. LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). The appropriate characterization of the Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Certificates, are subject to significant interpretive uncertainties.

No representations are made as to the proper characterization of the Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase the Certificates under applicable legal investment restrictions. Further, any rating of a Class of Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by a Rating Agency or another NRSRO, whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class. In addition, the fact that the Class V and R Certificates are not being rated by a Rating Agency or another NRSRO (unless an NRSRO issues an unsolicited rating) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, those Classes. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Certificates) may adversely affect the liquidity and market value of the Certificates.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina, and certain other legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the four (4) Rating Agencies engaged by the depositor to rate the offered certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the four NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the other Classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other three NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
17g-5 Information Provider	306
1986 Act	457
1996 Act	437
2
2100 Ross Intercreditor Agreement	205
2100 Ross Major Decision	205
2100 Ross Mortgage Loan	204
2100 Ross Mortgaged Property	204
2100 Ross Non-Controlling Note Holders	206
2100 Ross Non-Serviced Pari Passu Companion Loans	204
2100 Ross Promissory Note A-1	204
2100 Ross Promissory Note A-2	204
2100 Ross Promissory Note A-3	204
2100 Ross Promissory Note A-4	204
2100 Ross Whole Loan	204
3
30/360 Basis	337
300 Four Falls Intercreditor Agreement	224
300 Four Falls Major Decision	225
300 Four Falls Mortgage Loan	223
300 Four Falls Mortgaged Property	223
300 Four Falls Non-Controlling Holder	225
300 Four Falls Non-Serviced Pari Passu Companion Loan	223
300 Four Falls Promissory Note A-1	223
300 Four Falls Promissory Note A-2	223
300 Four Falls Promissory Notes	223
300 Four Falls Whole Loan	223
4
401(c) Regulations	474
5
525 Seventh Avenue Intercreditor Agreement	202
525 Seventh Avenue Major Decision	202
525 Seventh Avenue Mortgage Loan	201
525 Seventh Avenue Mortgaged Property	201
525 Seventh Avenue Non-Controlling Note Holders	203
525 Seventh Avenue Non-Serviced Pari Passu Companion Loans	201
525 Seventh Avenue Promissory Note A-1	201
525 Seventh Avenue Promissory Note A-2	201
525 Seventh Avenue Promissory Note A-3	201
525 Seventh Avenue Promissory Note A-4	201
525 Seventh Avenue Whole Loan	201
A
Acceptable Insurance Default	349
Acting General Counsel’s Letter	119
Actual/360 Basis	175
Actual/360 Loans	327
ADA	439
Additional Exclusions	348
Administrative Cost Rate	286
ADR	124
Advances	323
Affirmative Asset Review Vote	382
Allocated Loan Amount	125
Annual Debt Service	125
Anticipated Repayment Date	175
Appraisal Reduction Amount	344
Appraisal Reduction Event	343
Appraised Value	125
Appraised-Out Class	347
ARD Loan	175
Assessment of Compliance	419
Asset Representations Reviewer	277
Asset Representations Reviewer Asset Review Fee	342
Asset Representations Reviewer Fee	342
Asset Representations Reviewer Fee Rate	342
Asset Representations Reviewer Termination Event	387
Asset Review	383
Asset Review Notice	382
Asset Review Quorum	382
Asset Review Report	384
Asset Review Report Summary	384
Asset Review Standard	384
Asset Review Trigger	381
Asset Review Vote Election	382
Asset Status Report	358
Assumed Final Distribution Date	294
Assumed Scheduled Payment	288
Attestation Report	419

Available Funds	280
AvidXchange Intercreditor Agreement	221
AvidXchange Major Decision	221
AvidXchange Mortgage Loan	220
AvidXchange Mortgaged Property	220
AvidXchange Non-Controlling Note Holders	223
AvidXchange Non-Serviced Pari Passu Companion Loan	220
AvidXchange Promissory Note A-1	220
AvidXchange Whole Loan	220
B
Balloon Balance	126
Balloon LTV	128
BAMLCM	253
Bank of America	241
Bank of America Data File	248
Bank of America Guidelines	242
Bank of America Securitization Database	248
Banking Act	119
Bankruptcy Code	431
Barclays	119, 235
Barclays Data Tape	237
Barclays Mortgage Loans	236
Barclays Review Team	236
Barclays’ Qualification Criteria	238
Base Interest Fraction	293
Berkeley Point	441
Borrower Party	300
Borrower Party Affiliate	300
Borrower-Related Party	402
Breach Notice	316
BRRD	120
C
C(WUMP)O	17
Cash Flow Analysis	126
CERCLA	436
Certificate Administrator/Trustee Fee	341
Certificate Administrator/Trustee Fee Rate	341
Certificate Balance	278
Certificate Owners	308
Certificateholder	301
Certificateholder Quorum	389
Certificateholder Repurchase Request	398
CFCRE 2016-C4 Certificate Administrator	214
CFCRE 2016-C4 Master Servicer	214
CFCRE 2016-C4 PSA	189, 214
CFCRE 2016-C4 Special Servicer	214
CFCRE 2016-C4 Trustee	214
CGCMT 2016-C1 Certificate Administrator	198
CGCMT 2016-C1 Master Servicer	198
CGCMT 2016-C1 PSA	189, 198
CGCMT 2016-C1 Special Servicer	198
CGCMT 2016-C1 Trustee	198
City of Richmond Leasehold Condominium Unit	148
Class A Certificates	278
Class A-SB Planned Principal Balance	288
Class X Certificates	278
Class X YM Distribution Amount	292
Class X YM Subordinate Distribution Amount	293
Clearstream	307
Clearstream Participants	309
Closing Date	124, 229
CMBS	49
Code	455
Collection Account	326
Collection Period	281
Communication Request	311
Companion Distribution Account	326
Companion Holder	189
Companion Loans	123
Compensating Interest Payment	295
Constant Prepayment Rate	446
Consultation Termination Event	370
Control Eligible Certificates	366
Control Termination Event	370
Controlling Class	366
Controlling Class Certificateholder	366
Corrected Loan	358
CPP	446
CPR	446
CPY	446
CRE Loans	263
CREFC®	298
CREFC® Intellectual Property Royalty License Fee	343
CREFC® Intellectual Property Royalty License Fee Rate	343
CREFC® Reports	298
Crossed Mortgage Loan Group	316
Crossed Underlying Loan	316
Crossed Underlying Loan Repurchase Criteria	317
Cross-Over Date	284
CRR	105
Cure/Contest Period	384
Current LTV	127
Cut-off Date	123
Cut-off Date Balance	127
Cut-off Date Loan-to-Value Ratio	127
Cut-off Date LTV	127
Cut-off Date LTV Ratio	127

Cut-off Date UW NCF	132
D
DBRS	390
DEF(#)	130
Defaulted Loan	363
Defeasance Deposit	178
Defeasance Loans	178
Defeasance Lock-Out Period	178
Defeasance Option	178
Definitive Certificate	307
Delinquent Loan	382
Demand Entities	252, 264
Depositaries	308
Determination Date	279
Diligence File	313
Directing Certificateholder	365
Disclosable Special Servicer Fees	341
Discount Rate	293
Dispute Resolution Consultation	400
Dispute Resolution Cut-off Date	400
Distribution Accounts	327
Distribution Date	279
Distribution Date Statement	298
District Court	268
Dodd-Frank Act	106
DOL	472
DTC	307
DTC Participants	308
DTC Rules	309
Due Date	174, 281
Due Diligence Requirement	105
E
EDGAR	470
EEA	105
Effective Gross Income	126
EGI	127
Eligible Asset Representations Reviewer	385
Eligible Operating Advisor	376
Enforcing Party	398
Enforcing Servicer	398
ESA	151
Escrow/Reserve Mitigating Circumstances	240
Euroclear	307
Euroclear Operator	310
Euroclear Participants	309
Excess Interest	279
Excess Interest Distribution Account	327
Excess Modification Fee Amount	338
Excess Modification Fees	336
Excess Prepayment Interest Shortfall	296
Exchange Act	229
Excluded Controlling Class Holder	300
Excluded Controlling Class Loan	301
Excluded Information	301
Excluded Loan	301
Excluded Plan	473
Excluded Special Servicer	389
Excluded Special Servicer Loan	389
Exemption	472
Exemption Rating Agency	472
F
FATCA	465
FDIA	118
FDIC	119
FETL	18
FIEL	19
Final Asset Status Report	373
Final Dispute Resolution Election Notice	400
Financial Promotion Order	16
FIRREA	121
Fitch	271
FPO Persons	16
FSCMA	19
FSMA	468
Funds	274
G
Garn Act	438
Gateway Plaza Borrower Leasehold Condominium Unit	148
Gateway Plaza Ground Lease	148
Gateway Plaza Intercreditor Agreement	211
Gateway Plaza Major Decision	212
Gateway Plaza Mortgage Loan	211
Gateway Plaza Mortgaged Property	211
Gateway Plaza Non-Controlling Note Holders	213
Gateway Plaza Non-Serviced Pari Passu Companion Loan	211
Gateway Plaza Promissory Note A-1	211
Gateway Plaza Promissory Note A-2	211
Gateway Plaza Promissory Note A-3	211
Gateway Plaza Whole Loan	211
GLA	127
Grace Period	127
Grantor Trust	279, 455
Grove City Premium Outlets Intercreditor Agreement	196
Grove City Premium Outlets Major Decision	196
Grove City Premium Outlets Mortgaged Property	195
Grove City Premium Outlets Non- Controlling Note Holders	197

Grove City Premium Outlets Pari Passu Companion Loans	195
Grove City Premium Outlets Promissory Note A-1	195
Grove City Premium Outlets Promissory Note A-2	195
Grove City Premium Outlets Promissory Note A-3	195
Grove City Premium Outlets Promissory Note A-4	195
Grove City Premium Outlets Promissory Note A-5	195
Grove City Premium Outlets Whole Loan	195
GSMS 2016-GS2 Certificate Administrator	208
GSMS 2016-GS2 Master Servicer	207
GSMS 2016-GS2 PSA	189
GSMS 2016-GS2 Special Servicer	208
GSMS 2016-GS2 Trustee	208
H
Hard Lockbox	127
High Net Worth Companies, Unincorporated Associations, etc.	16
Hyatt Regency Huntington Beach Resort & Spa Intercreditor Agreement	199
Hyatt Regency Huntington Beach Resort & Spa Major Decision	199
Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan	198
Hyatt Regency Huntington Beach Resort & Spa Mortgaged Property	197
Hyatt Regency Huntington Beach Resort & Spa Non-Controlling Note Holders	200
Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Pari Passu Companion Loans	198
Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-1-1	198
Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-1-2	198
Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-2	198
Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-3	198
Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-4	198
Hyatt Regency Huntington Beach Resort & Spa Promissory Note A-5	198
Hyatt Regency Huntington Beach Resort & Spa Whole Loan	198
I
Indirect Participants	308
Initial Pool Balance	123
Initial Rate	175
Initial Requesting Certificateholder	398
In-Place Cash Management	127
In-Rel 8 Intercreditor Agreement	193
In-Rel 8 Major Decision	193
In-Rel 8 Mortgage Loan	193
In-Rel 8 Mortgaged Property	192
In-Rel 8 Non-Controlling Note Holders	194
In-Rel 8 Pari Passu Companion Loans	193
In-Rel 8 Promissory Note A-1	193
In-Rel 8 Promissory Note A-2	193
In-Rel 8 Promissory Note A-3	193
In-Rel 8 Whole Loan	193
Insolvency Act	119
Insurance and Condemnation Proceeds	326
Intercreditor Agreement	189
Interest Accrual Amount	286
Interest Accrual Period	286
Interest Distribution Amount	286
Interest Reserve Account	327
Interest Shortfall	286
Interested Person	364
Investment Company Act	1
Investor Certification	301
IO	127
IO Period UW NCF DSCR	127
K
KBRA	390
L
Largest Tenant	127
Le Meridien Cambridge MIT Intercreditor Agreement	218
Le Meridien Cambridge MIT Major Decision	219
Le Meridien Cambridge MIT Mortgaged Property	217
Le Meridien Cambridge MIT Non- Controlling Holder	219
Le Meridien Cambridge MIT Non- Serviced Pari Passu Companion Loans	217
Le Meridien Cambridge MIT Promissory Note A-1	217
Le Meridien Cambridge MIT Promissory Note A-2	217
Le Meridien Cambridge MIT Promissory Note A-3	217

Le Meridien Cambridge MIT Promissory Notes	217
Le Meridien Cambridge MIT Whole Loan	217
Lease Expiration of Largest Tenant	128
Lennar	274
Liquidation Fee	338
Liquidation Proceeds	326
LO(#)	130
Loan Per Unit	128
Loan-to-Value Ratio at Maturity or ARD	128
Loss of Value Payment	317
Lower-Tier Regular Interests	455
Lower-Tier REMIC	279, 455
LTV Ratio at Maturity or ARD	128
M
Major Decision	367
MAS	18
Master Servicer Remittance Date	322
Material Defect	315
Maturity Date LTV	128
Maturity Date LTV Ratio	128
MLPA	311
Modification Fees	337
Moody’s	271
Morgan Stanley Bank	254
Morgan Stanley Group	254
Morgan Stanley Origination Entity	255
Morningstar	271
Mortgage	124
Mortgage File	311
Mortgage Loans	123
Mortgage Note	124
Mortgage Pool	123
Mortgage Rate	129, 286
Mortgaged Property	124
Most Recent NOI	129
MSA	129
MSBAM 2016-C28 PSA	189, 218, 226
MSBAM 2016-C29 PSA	189, 224
MSCI 2015-UBS8 Certificate Administrator	195
MSCI 2015-UBS8 Master Servicer	195
MSCI 2015-UBS8 PSA	189, 195
MSCI 2015-UBS8 Special Servicer	195
MSCI 2015-UBS8 Trust Advisor	195
MSCI 2015-UBS8 Trustee	195
MSCI 2016-UBS9 Certificate Administrator	204
MSCI 2016-UBS9 Master Servicer	204
MSCI 2016-UBS9 Operating Advisor and Asset Representations Reviewer	205
MSCI 2016-UBS9 PSA	189, 204
MSCI 2016-UBS9 Special Servicer	204
MSCI 2016-UBS9 Trustee	204
MSMCH	254
MSMCH Data File	261
MSMCH Securitization Database	261
N
Net Mortgage Rate	285
Net Operating Income	129
NOI	129
NOI Date	129
Nonrecoverable Advance	324
Non-Serviced Certificate Administrator	189
Non-Serviced Companion Loan	190
Non-Serviced Custodian	190
Non-Serviced Directing Certificateholder	190
Non-Serviced Master Servicer	190
Non-Serviced Mortgage Loan	190
Non-Serviced Pari Passu Companion Loan	191
Non-Serviced Pari Passu Whole Loan	191
Non-Serviced PSA	191
Non-Serviced Special Servicer	191
Non-Serviced Trustee	191
Non-Serviced Whole Loan	191
Non-U.S. Tax Person	465
Notional Amount	279
NRA	129
NRSRO	300
NRSRO Certification	302
O
O(#)	130
Occupancy Date	130
Occupancy Rate	129
Occupancy Rate As-of Date	129
Offered Certificates	278
OID Regulations	458
OLA	119
Operating Advisor	277
Operating Advisor Consulting Fee	341
Operating Advisor Expenses	342
Operating Advisor Fee	341
Operating Advisor Fee Rate	341
Operating Advisor Standard	375
Operating Advisor Termination Event	378
Original Balance	130
Other Master Servicer	192
Other PSA	192
P
P&I Advance	322
Pads	134
Par Purchase Price	363

Pari Passu Companion Loan	192
Pari Passu Companion Loans	123
Pari Passu Loan Primary Servicing Fee	286
Pari Passu Loan Primary Servicing Fee Rate	286
Pari Passu Mortgage Loan	192
Park Bridge Financial	277
Park Bridge Lender Services	277
Participants	307
Parties in Interest	471
Pass-Through Rate	284
Patriot Act	440
PCIS Persons	16
Percentage Interest	280
Periodic Payments	280
Permitted Investments	280, 328
Permitted Special Servicer/Affiliate Fees	341
PIPs	71
Plans	471
PRC	17
Preliminary Dispute Resolution Election Notice	400
Prepayment Assumption	459
Prepayment Interest Excess	295
Prepayment Interest Shortfall	295
Prepayment Premium	294
Prepayment Provisions	130
Prime Rate	326
Princeton Pike Corporate Center Intercreditor Agreement	227
Princeton Pike Corporate Center Major Decision	228
Princeton Pike Corporate Center Mortgage Loan	226
Princeton Pike Corporate Center Mortgaged Property	226
Princeton Pike Corporate Center Non- Controlling Holder	228
Princeton Pike Corporate Center Non- Serviced Pari Passu Companion Loans	226
Princeton Pike Corporate Center Promissory Note A-1	226
Princeton Pike Corporate Center Promissory Note A-2	226
Princeton Pike Corporate Center Promissory Note A-3-1	226
Princeton Pike Corporate Center Promissory Note A-3-2	226
Princeton Pike Corporate Center Promissory Notes	226
Princeton Pike Corporate Center Whole Loan	226
Principal Balance Certificates	278
Principal Distribution Amount	286
Principal Shortfall	288
Privileged Information	377
Privileged Information Exception	377
Privileged Person	299
Professional Investors	17
Prohibited Prepayment	295
Promotion Of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	399
Proposed Course of Action Notice	399
Prospectus Directive	16
PSA	278
PSA Party Repurchase Request	398
PTCE	474
Purchase Price	317
Q
Qualification Criteria	232
Qualified Replacement Special Servicer	390
Qualified Substitute Mortgage Loan	318
R
Rated Final Distribution Date	294
Rating Agencies	417
Rating Agency Communication	418
Rating Agency Confirmation	417
RCM	274
REA	57
Realized Loss	297
REC	151
Record Date	279
Registration Statement	470
Regular Certificates	278
Regular Interestholder	458
Regular Interests	455
Regulation AB	419
Reimbursement Rate	326
Related Proceeds	325
Release Date	178
relevant institutions	120
Relevant Member State	15
Relevant Persons	16
Relief Act	439
REMIC	455
REMIC Regulations	455
Renaissance Cincinnati Intercreditor Agreement	215
Renaissance Cincinnati Major Decision	215
Renaissance Cincinnati Mortgage Loan	214
Renaissance Cincinnati Mortgaged Property	214
Renaissance Cincinnati Non- Controlling Note Holders	216

Renaissance Cincinnati Non-Serviced Pari Passu Companion Loan	214
Renaissance Cincinnati Promissory Note A-1	214
Renaissance Cincinnati Whole Loan	214
REO Account	327
REO Loan	289
REO Property	358
Repurchase Request	398
Requesting Certificateholder	400
Requesting Holders	347
Requesting Investor	311
Requesting Party	416
Requirements	440
Residual Certificates	278
Resolution Authorities	120
Resolution Failure	398
Resolved	399
Restricted Group	472
Restricted Party	377
Retention Requirement	105
Review Materials	383
Revised Rate	175
RevPAR	130
Rialto	274
RMBS	268
Rooms	134
Routine Disbursements	354
Rule 17g-5	302
S
S&P	271
Scheduled Principal Distribution Amount	287
SEC	229
Securities Act	419
Securitization Accounts	278, 328
Senior Certificates	278
Serviced Pari Passu Companion Loan	192
Serviced Pari Passu Companion Loan Securities	392
Serviced Pari Passu Mortgage Loan	192
Serviced Pari Passu Whole Loan	192
Serviced Whole Loan	192
Servicer Termination Event	391
Servicing Advances	323
Servicing Fee	335
Servicing Fee Rate	335
Servicing Standard	321
SF	131
SFA	18
SFO	17
Similar Law	471
Similar Requirements	105
SMMEA	474
Soft Lockbox	130
Soft Springing Lockbox	130
Special Servicer Decision	354
Special Servicing Fee	337
Special Servicing Fee Rate	337
Specially Serviced Loans	356
Springing Cash Management	130
Springing Lockbox	131
Sq. Ft.	131
Square Feet	131
SRB	120
SSM	120
Startup Day	455
Stated Principal Balance	288
Structured Product	17
Structuring Assumptions	447
Subject Loan	335, 342
Subordinate Certificates	278
Sub-Servicing Agreement	321
T
T-12	131
Term to Maturity	131
Terms and Conditions	310
Tests	384
Title V	438
Total Operating Expenses	126
Trailing 12 NOI	129
TRIPRA	77
Trust	266
Trust REMICs	279, 455
Trust-Related Litigation	402
TTM	131
Twenty Ninth Street Retail Controlling Companion Loan	207
Twenty Ninth Street Retail Controlling Note Holder	208
Twenty Ninth Street Retail Intercreditor Agreement	208
Twenty Ninth Street Retail Major Decisions	209
Twenty Ninth Street Retail Mortgage Loan	207
Twenty Ninth Street Retail Mortgaged Property	207
Twenty Ninth Street Retail Non- Controlling Note Holders	209
Twenty Ninth Street Retail Non- Serviced Pari Passu Companion Loans	207
Twenty Ninth Street Retail Promissory Note A-1	207
Twenty Ninth Street Retail Promissory Note A-2	207

Twenty Ninth Street Retail Promissory Note A-3	207
Twenty Ninth Street Retail Whole Loan	207
U
U.S. Tax Person	465
UBSRES	230
UBSRES Data Tape	231
UBSRES Deal Team	231
UBSRES Mortgage Loans	230
UCC	272, 426
Underlying Class	279
Underwriter Entities	97
Underwriting Agreement	467
Underwritten Effective Gross Income	134
Underwritten EGI	134
Underwritten Expenses	131
Underwritten NCF	132
Underwritten NCF Debt Yield	132
Underwritten NCF DSCR	132
Underwritten Net Cash Flow	132
Underwritten Net Cash Flow DSCR	132
Underwritten Net Operating Income	132
Underwritten NOI Debt Yield	133
Underwritten NOI DSCR	134
Underwritten Revenue	134
Units	134
Unscheduled Principal Distribution Amount	287
Unsolicited Information	383
Upper-Tier REMIC	279, 455
UW EGI	134
UW Expenses	131
UW NCF	132
UW NCF Debt Yield	132
UW NCF DSCR	132
UW NOI	132
UW NOI Debt Yield	133
UW NOI DSCR	134
UW Revenue	134
V
Volcker Rule	106
Voting Rights	307
W
WAC Rate	285
Weighted Average Mortgage Rate	134
Wells Fargo Bank	267
Wells Fargo Bank (MS)	269
Whole Loan	123
Withheld Amounts	327
Workout Fee	338
Workout Fee Rate	338
Workout-Delayed Reimbursement Amount	326
WTNA	266
Y
Yield Maintenance Charge	294
YM@(#)	130

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads	Loan Purpose	Sponsor
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	UBSRES/CGMRC	UBSRES	$60,000,000	$60,000,000	$54,416,163	$386,847.20	Refinance	Hyatt Hotels Corporation; Mayer Financial, L.P.; Grand Resort, LLC; Robert L. Mayer, Jr.
Loan	4, 5, 6	2	In-Rel 8	6.8%	UBSRES	UBSRES	$60,000,000	$60,000,000	$55,360,072	$62.56	Refinance	Charles Stein; Dennis Udwin
Property		2.01	Lynnfield Park	1.5%	UBSRES	UBSRES	$13,281,081	$13,281,081	$12,254,027
Property		2.02	Chase Tower	1.5%	UBSRES	UBSRES	$13,232,432	$13,232,432	$12,209,140
Property		2.03	50 Penn Place	1.4%	UBSRES	UBSRES	$12,324,324	$12,324,324	$11,371,258
Property		2.04	I-Bank Tower	1.3%	UBSRES	UBSRES	$11,610,811	$11,610,811	$10,712,922
Property		2.05	4100 Okeechobee	0.4%	UBSRES	UBSRES	$3,308,108	$3,308,108	$3,052,285
Property		2.06	Center Point	0.3%	UBSRES	UBSRES	$2,335,135	$2,335,135	$2,154,554
Property		2.07	Bainbridge Mall	0.2%	UBSRES	UBSRES	$2,091,892	$2,091,892	$1,930,121
Property		2.08	Plantation Merch. Mart	0.2%	UBSRES	UBSRES	$1,816,216	$1,816,216	$1,675,764
Loan		3	Belk Headquarters	6.6%	BANA	BANA	$58,000,000	$58,000,000	$50,463,108	$122.44	Acquisition and Refinance	Samuel Jacobson
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%	Barclays	Barclays	$53,500,000	$53,500,000	$49,322,076	$51.28	Acquisition	Inland Private Capital Corporation
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%	Barclays	Barclays	$5,000,000	$5,000,000	$4,609,540
Property		4.02	Metro Self Storage - Midland	0.5%	Barclays	Barclays	$4,700,000	$4,700,000	$4,332,967
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%	Barclays	Barclays	$4,500,000	$4,500,000	$4,148,586
Property		4.04	Metro Self Storage - Lubbock	0.4%	Barclays	Barclays	$3,800,000	$3,800,000	$3,503,250
Property		4.05	Metro Self Storage - LaMarque	0.4%	Barclays	Barclays	$3,800,000	$3,800,000	$3,503,250
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%	Barclays	Barclays	$3,500,000	$3,500,000	$3,226,678
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%	Barclays	Barclays	$3,300,000	$3,300,000	$3,042,296
Property		4.08	Metro Self Storage - Conyers	0.4%	Barclays	Barclays	$3,150,000	$3,150,000	$2,904,010
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%	Barclays	Barclays	$2,900,000	$2,900,000	$2,673,533
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%	Barclays	Barclays	$2,900,000	$2,900,000	$2,673,533
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%	Barclays	Barclays	$2,800,000	$2,800,000	$2,581,342
Property		4.12	Metro Self Storage - Mableton	0.3%	Barclays	Barclays	$2,450,000	$2,450,000	$2,258,675
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%	Barclays	Barclays	$2,400,000	$2,400,000	$2,212,579
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%	Barclays	Barclays	$2,400,000	$2,400,000	$2,212,579
Property		4.15	Metro Self Storage - Topeka/California	0.3%	Barclays	Barclays	$2,200,000	$2,200,000	$2,028,198
Property		4.16	Metro Self Storage - Park City	0.2%	Barclays	Barclays	$1,950,000	$1,950,000	$1,797,721
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%	Barclays	Barclays	$1,750,000	$1,750,000	$1,613,339
Loan	9	5	525 Seventh Avenue	5.0%	UBSRES	UBSRES	$44,000,000	$44,000,000	$40,080,595	$346.39	Refinance	Samuel W. Rosenblatt; MSGT LLC
Loan		6	Burleson Crossing	4.6%	MSBNA	MSMCH	$40,250,000	$40,250,000	$33,868,670	$159.62	Refinance	Steven J. Durhman; Randal D. Bassett; Gail M. Whitfield
Loan	10	7	2100 Ross	4.3%	UBSRES	UBSRES	$38,000,000	$37,810,190	$30,986,164	$115.57	Acquisition	Thomas G. Dundon
Loan	11	8	Twenty Ninth Street Retail	4.0%	UBSRES/GSMC	UBSRES	$35,000,000	$35,000,000	$35,000,000	$212.72	Refinance	Macerich HHF Centers LLC
Loan		9	Valencia at Doral	3.8%	UBSRES	UBSRES	$33,000,000	$33,000,000	$33,000,000	$194,117.65	Refinance	Jordan Kavana
Loan	12, 13	10	Gateway Plaza	3.4%	UBSRES	UBSRES	$29,500,000	$29,500,000	$27,321,360	$174.08	Acquisition	Lexington Realty Trust
Loan	14	11	Grove City Premium Outlets	2.7%	UBSRES	UBSRES	$24,000,000	$24,000,000	$24,000,000	$263.55	Refinance	Simon Property Group, L.P.
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	CCRE	UBSRES	$22,800,000	$22,656,369	$17,301,393	$175,358.89	Refinance	Sussex Holdings, LLC; Columbia Sussex Corporation
Loan	18	13	Le Meridien Cambridge MIT	2.4%	BANA	BANA	$21,100,000	$21,100,000	$20,184,141	$343,809.52	Acquisition	Kui Cai
Loan	6, 8, 19	14	AvidXchange	2.4%	CCRE	UBSRES	$20,800,000	$20,773,962	$16,507,929	$217.20	Refinance	Richard J. Lazes; Noah F. Lazes
Property		14.01	AvidXchange Music Factory	1.7%	CCRE	UBSRES	$15,100,000	$15,081,097	$11,984,121
Property		14.02	Silver Hammer Building	0.6%	CCRE	UBSRES	$5,700,000	$5,692,865	$4,523,807
Loan	20	15	300 Four Falls	2.3%	BANA	BANA	$20,000,000	$20,000,000	$20,000,000	$234.52	Acquisition	Maguire Hayden Real Estate Company, L.P.
Loan	6, 8	16	Newbury Street Portfolio	2.3%	Barclays	Barclays	$20,000,000	$20,000,000	$20,000,000	$940.42	Refinance	Lina Lee
Property		16.01	11 Newbury	1.3%	Barclays	Barclays	$11,540,000	$11,540,000	$11,540,000
Property		16.02	138 Newbury	1.0%	Barclays	Barclays	$8,460,000	$8,460,000	$8,460,000
Loan		17	Campus Palms	2.3%	Barclays	Barclays	$20,000,000	$20,000,000	$17,680,650	$35,087.72	Refinance	Elvis Ramon
Loan	21	18	Princeton Pike Corporate Center	2.3%	MSBNA	MSMCH	$20,000,000	$20,000,000	$18,609,935	$160.60	Acquisition	David Werner
Loan		19	Crossings at Marshall Creek	2.0%	MSBNA	MSMCH	$17,200,000	$17,200,000	$15,110,074	$161.33	Acquisition	Yerachmeal Jacobson; Marc Jacobowitz
Loan		20	Aberdeen Commons	1.7%	UBSRES	UBSRES	$14,900,000	$14,850,068	$12,277,084	$121.94	Refinance	Jonathan P. Rosen
Loan	6, 22	21	Austin Office Portfolio	1.7%	Barclays	Barclays	$14,700,000	$14,700,000	$14,102,986	$118.25	Acquisition	Roy Bajtel, Joel Sher
Property		21.01	Briarcroft Office	1.0%	Barclays	Barclays	$8,467,000	$8,467,000	$8,123,128
Property		21.02	9101 Burnet Office	0.7%	Barclays	Barclays	$6,233,000	$6,233,000	$5,979,858
Loan	23	22	Huntington Apartments	1.5%	Barclays	Barclays	$13,500,000	$13,393,562	$11,171,217	$228.61	Refinance	Rodney L. Goldberg
Loan		23	Burbank Retail Center	1.5%	MSBNA	MSMCH	$13,000,000	$12,979,830	$9,741,384	$125.07	Refinance	Sterik Limited Partnership
Loan		24	Lincoln Towers Apartments	1.5%	UBSRES	UBSRES	$12,800,000	$12,766,915	$10,323,503	$26,765.02	Refinance	Matthew B. Lester
Loan		25	The Granville	1.1%	Barclays	Barclays	$9,900,000	$9,900,000	$9,124,738	$311.14	Acquisition	Albert Chehebar
Loan		26	DeZavala Crossing	1.1%	UBSRES	UBSRES	$9,675,000	$9,665,479	$8,055,051	$99.99	Refinance	R. Maurice Crowe, Jr.
Loan		27	Ash Tree Square	1.1%	BANA	BANA	$9,625,000	$9,625,000	$8,527,718	$119.01	Acquisition	Joseph M. Lacko
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	Barclays	Barclays	$9,500,000	$9,448,827	$7,914,364	$34,866.52	Refinance	James E. Dora, Jr.
Loan	22	29	Best Western - Agate Beach, OR	1.0%	UBSRES	UBSRES	$9,000,000	$8,987,419	$8,095,458	$60,725.80	Acquisition	Richard E. Takach, Jr.
Loan		30	1300 Virginia Drive	1.0%	UBSRES	UBSRES	$8,600,000	$8,591,283	$7,132,561	$81.92	Refinance	Ivan Stern
Loan		31	Gateway Business Center	0.9%	Barclays	Barclays	$8,250,000	$8,223,087	$6,824,959	$88.88	Refinance	Michael S. Samschick
Loan		32	StorQuest Denver	0.9%	UBSRES	UBSRES	$8,200,000	$8,200,000	$7,622,976	$113.23	Refinance	William W. Hobin; Clark W. Porter; Timothy B. Hobin
Loan		33	The Shoppes at Taylor Mill	0.9%	UBSRES	UBSRES	$7,600,000	$7,600,000	$6,540,755	$109.63	Refinance	Mohsen Sharif; Pam M. Sharif; Mark Vakili; Mitra Vakili; Albert Minoofar; Catherine Minoofar; Mohsen Sharif and Pam M. Sharif as trustees for The Sharif Family Trust dated July 21, 1999; Mark Vakili and Mitra Vakili as trustees of The Vakili Family Trust dated August 2, 1999; Albert Minoofar and Catherine Minoofar as trustees for The Minoofar Family Trust dated July 26, 1999
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	UBSRES	UBSRES	$7,500,000	$7,469,607	$5,819,642	$54,923.58	Refinance	Gregory B. Hicks
Loan		35	Miller Park Way Center	0.8%	UBSRES	UBSRES	$6,600,000	$6,600,000	$5,637,834	$179.17	Refinance	Joseph Wagner
Loan		36	Hawthorn Suites - Troy, MI	0.7%	Barclays	Barclays	$5,900,000	$5,822,787	$4,426,773	$38,307.81	Refinance	Akram Namou, Malik Abdulnoor, Nail Abro
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%	UBSRES	UBSRES	$5,810,575	$5,764,266	$4,800,103	$65.46	Refinance	Dennis Dembs; Irving Nusbaum; The Michael N. Roth Irrevocable Trust Dated October 6, 1971; The Irving Nusbaum Amended And Restated Revocable Trust Agreement Dated May 31, 1994; Berlin Family Real Estate Company LLC
Property		37.01	4453-4455 North Harlem Avenue	0.2%	UBSRES	UBSRES	$1,559,014	$1,546,589	$1,287,898
Property		37.02	1107-1117 W. Lincoln Highway	0.1%	UBSRES	UBSRES	$909,425	$902,177	$751,274
Property		37.03	401-421 Townline Road	0.1%	UBSRES	UBSRES	$909,425	$902,177	$751,274
Property		37.04	414-416 West Coliseum Blvd.	0.1%	UBSRES	UBSRES	$867,202	$860,291	$716,394
Property		37.05	1630 75th Street	0.1%	UBSRES	UBSRES	$818,482	$811,959	$676,146
Property		37.06	8636 South Cicero Avenue	0.1%	UBSRES	UBSRES	$747,027	$741,073	$617,117
Loan		38	CVS - Denton	0.6%	MSBNA	MSMCH	$5,400,000	$5,400,000	$5,400,000	$408.75	Acquisition	Stewart Alpert
Loan		39	Timbercreek Village	0.6%	MSBNA	MSMCH	$5,250,000	$5,250,000	$4,830,718	$37,500.00	Acquisition	Alon Yonatan
Loan		40	Tollgate Commons	0.6%	Barclays	Barclays	$5,125,000	$5,073,402	$4,018,040	$237.54	Refinance	Spectrum Alliance, LP
Loan		41	Mulberry and Lemay Crossing	0.6%	MSBNA	MSMCH	$5,002,500	$5,002,500	$3,975,096	$263.46	Acquisition	US Property Trust South America LLC
Loan		42	Eagle Village Shops	0.6%	BANA	BANA	$5,000,000	$5,000,000	$5,000,000	$61.25	Refinance	Richard K. Layman
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	UBSRES	UBSRES	$5,000,000	$4,978,062	$3,820,470	$66,374.16	Refinance	Baljeet Kaur Dhillon
Loan		44	Governors House Apartments	0.5%	MSBNA	MSMCH	$4,725,000	$4,725,000	$4,348,487	$49,218.75	Acquisition	Alon Yonatan
Loan		45	Crossgate Village Shopping Center	0.5%	UBSRES	UBSRES	$4,600,000	$4,579,420	$3,820,490	$66.67	Refinance	Kyle Nagel
Loan		46	Robin’s Nest	0.5%	UBSRES	UBSRES	$4,560,000	$4,555,705	$3,817,640	$144.36	Refinance	H. Michael Robin
Loan		47	North Olmsted Shopping Center Fee	0.5%	MSBNA	MSMCH	$4,000,000	$3,993,894	$3,007,111	$56.11	Refinance	Gary Grabel; Mark Hamermesh
Loan		48	Clearfield Plaza	0.4%	UBSRES	UBSRES	$3,950,000	$3,938,365	$3,315,079	$64.53	Refinance	Donald F. Cafiero; Robert A. Sichelstiel
Loan		49	Windsong Mobile Village	0.4%	UBSRES	UBSRES	$3,700,000	$3,692,019	$3,072,191	$24,289.60	Refinance	Dana Linkner
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	UBSRES	UBSRES	$3,500,000	$3,465,836	$2,626,760	$47,477.20	Refinance	Nisha Patel; Anil Patel
Loan		51	Eldridge Self Storage	0.4%	UBSRES	UBSRES	$3,200,000	$3,200,000	$3,200,000	$54.28	Refinance	Richard A. Graham, Sr.
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%	Plum, Inc.	UBSRES	$2,030,000	$2,027,202	$1,555,978	$19,874.53	Refinance	Walter B. Craven; Pamela S. Craven
Property		52.01	Pine Terrace MHC	0.1%	Plum, Inc.	UBSRES	$1,260,000	$1,258,263	$965,780
Property		52.02	Lakeview MHC	0.1%	Plum, Inc.	UBSRES	$770,000	$768,939	$590,199

 A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

						MORTGAGED PROPERTY CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Address
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	Hyatt Hotels Corporation; Mayer Financial, L.P.; Grand Resort, LLC; Robert L. Mayer, Jr.	1	Hospitality	Full Service	Fee	N/A	21500 Pacific Coast Highway
Loan	4, 5, 6	2	In-Rel 8	6.8%	Charles Stein; Dennis Udwin	8
Property		2.01	Lynnfield Park	1.5%			Office	Suburban	Fee	N/A	1255-1755 Lynnfield Road
Property		2.02	Chase Tower	1.5%			Office	CBD	Fee	N/A	201 East Main Street
Property		2.03	50 Penn Place	1.4%			Mixed Use	Office/Retail	Fee	N/A	1900 Northwest Expressway
Property		2.04	I-Bank Tower	1.3%			Office	Suburban	Fee	N/A	5050 Poplar Avenue
Property		2.05	4100 Okeechobee	0.4%			Office	Suburban	Fee	N/A	4100 Okeechobee Boulevard
Property		2.06	Center Point	0.3%			Retail	Anchored	Fee and Leasehold	12/10/2039	1671-1691 Center Point Parkway
Property		2.07	Bainbridge Mall	0.2%			Retail	Anchored	Fee	N/A	1400 East Shotwell Street
Property		2.08	Plantation Merch. Mart	0.2%			Retail	Unanchored	Fee	N/A	4301 West Sunrise Boulevard
Loan		3	Belk Headquarters	6.6%	Samuel Jacobson	1	Office	Suburban	Fee	N/A	2801 West Tyvola Road
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%	Inland Private Capital Corporation	17
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%			Self Storage	Self Storage	Fee	N/A	3302 Holly Road
Property		4.02	Metro Self Storage - Midland	0.5%			Self Storage	Self Storage	Fee	N/A	315 North Midland Drive
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%			Self Storage	Self Storage	Fee	N/A	4902 Ayers Street
Property		4.04	Metro Self Storage - Lubbock	0.4%			Self Storage	Self Storage	Fee	N/A	3103 50th Street
Property		4.05	Metro Self Storage - LaMarque	0.4%			Self Storage	Self Storage	Fee	N/A	2919 FM 1765
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%			Self Storage	Self Storage	Fee	N/A	11290 Pebble Hills Boulevard
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%			Self Storage	Self Storage	Fee	N/A	6001 McArdle Road
Property		4.08	Metro Self Storage - Conyers	0.4%			Self Storage	Self Storage	Fee	N/A	2609 Old Covington Highway Southwest
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%			Self Storage	Self Storage	Fee	N/A	701 Villa Drive
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%			Self Storage	Self Storage	Fee	N/A	1825 Southwest Westport Drive
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%			Self Storage	Self Storage	Fee	N/A	6534 South Staples Street
Property		4.12	Metro Self Storage - Mableton	0.3%			Self Storage	Self Storage	Fee	N/A	6800 Mableton Parkway Southeast
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%			Self Storage	Self Storage	Fee	N/A	9565 North Loop Drive
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%			Self Storage	Self Storage	Fee	N/A	6982 Alameda Avenue
Property		4.15	Metro Self Storage - Topeka/California	0.3%			Self Storage	Self Storage	Fee	N/A	2660 Southeast California Avenue
Property		4.16	Metro Self Storage - Park City	0.2%			Self Storage	Self Storage	Fee	N/A	433 East 61st Street
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%			Self Storage	Self Storage	Fee	N/A	4530 South Broadway Street
Loan	9	5	525 Seventh Avenue	5.0%	Samuel W. Rosenblatt; MSGT LLC	1	Office	CBD	Fee	N/A	525 Seventh Avenue
Loan		6	Burleson Crossing	4.6%	Steven J. Durhman; Randal D. Bassett; Gail M. Whitfield	1	Retail	Anchored	Fee	N/A	711, 717, 739, 747 Building A, 747 Building B, 753, 761, 767, 769, 773 and 779 West State Highway 71
Loan	10	7	2100 Ross	4.3%	Thomas G. Dundon	1	Office	CBD	Fee	N/A	2100 Ross Avenue
Loan	11	8	Twenty Ninth Street Retail	4.0%	Macerich HHF Centers LLC	1	Retail	Regional Lifestyle Center	Fee and Leasehold	6/30/2060	1710 29th Street
Loan		9	Valencia at Doral	3.8%	Transcendent Investment Fund I, LLC	1	Multifamily	Garden	Fee	N/A	10000 Northwest 45th Terrace
Loan	12, 13	10	Gateway Plaza	3.4%	Lexington Realty Trust	1	Office	CBD	Fee	N/A	800 East Canal Street
Loan	14	11	Grove City Premium Outlets	2.7%	Simon Property Group, L.P.	1	Retail	Outlet Center	Fee	N/A	1911 Leesburg Grove City Road
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	Sussex Holdings, LLC; Columbia Sussex Corporation	1	Hospitality	Full Service	Fee	N/A	36 East 4th Street
Loan	18	13	Le Meridien Cambridge MIT	2.4%	Apollo Bright LLC	1	Hospitality	Full Service	Leasehold	2/13/2072	20 Sidney Street
Loan	6, 8, 19	14	AvidXchange	2.4%	Richard J. Lazes; Noah F. Lazes	2
Property		14.01	AvidXchange Music Factory	1.7%			Mixed Use	Office/Retail	Fee	N/A	900, 950 and 1000 NC Music Factory Boulevard
Property		14.02	Silver Hammer Building	0.6%			Mixed Use	Office/Retail	Fee	N/A	817, 820 and 920 Hamilton Street; 915 West 12th Street
Loan	20	15	300 Four Falls	2.3%	Maguire Hayden Real Estate Company, L.P.	1	Office	Suburban	Fee	N/A	300 Conshohocken State Road
Loan	6, 8	16	Newbury Street Portfolio	2.3%	Lina Lee	2
Property		16.01	11 Newbury	1.3%			Mixed Use	Office/Retail	Fee	N/A	11 Newbury Street
Property		16.02	138 Newbury	1.0%			Mixed Use	Office/Retail	Fee	N/A	138 Newbury Street
Loan		17	Campus Palms	2.3%	Elvis Ramon	1	Multifamily	Student Housing	Fee	N/A	13016 Leeds Court
Loan	21	18	Princeton Pike Corporate Center	2.3%	David Werner	1	Office	Suburban	Fee	N/A	100, 989, 993, 997, 1000, 1009, 1200, and 2000 Lenox Drive
Loan		19	Crossings at Marshall Creek	2.0%	Yerachmeal Jacobson; Marc Jacobowitz	1	Retail	Anchored	Fee	N/A	4541-4551 Milford Road
Loan		20	Aberdeen Commons	1.7%	Jonathan P. Rosen	1	Retail	Anchored	Fee	N/A	11088 North U.S. Highway 15-501
Loan	6, 22	21	Austin Office Portfolio	1.7%	Roy Bajtel, Joel Sher	2
Property		21.01	Briarcroft Office	1.0%			Office	Suburban	Fee	N/A	12710 Research Boulevard
Property		21.02	9101 Burnet Office	0.7%			Office	Suburban	Fee	N/A	9101 Burnet Road
Loan	23	22	Huntington Apartments	1.5%	Rodney L. Goldberg	1	Mixed Use	Multifamily/Retail	Fee	N/A	752 South Main Street
Loan		23	Burbank Retail Center	1.5%	Sterik Limited Partnership	1	Retail	Anchored	Fee	N/A	928, 930, 1000 & 1090 North San Fernando Boulevard
Loan		24	Lincoln Towers Apartments	1.5%	Matthew B. Lester	1	Multifamily	Mid-Rise	Fee	N/A	15075 Lincoln Street
Loan		25	The Granville	1.1%	Albert Chehebar	1	Retail	Anchored	Fee	N/A	1134 West Granville
Loan		26	DeZavala Crossing	1.1%	R. Maurice Crowe, Jr.	1	Retail	Shadow Anchored	Fee	N/A	5219 DeZavala Road
Loan		27	Ash Tree Square	1.1%	Joseph M. Lacko	1	Retail	Anchored	Fee	N/A	1029-1089 East Shaw Avenue
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	James E. Dora, Jr.	1	Hospitality	Full Service	Fee	N/A	2501 South High School Road
Loan	22	29	Best Western - Agate Beach, OR	1.0%	Richard E. Takach, Jr.	1	Hospitality	Full Service	Fee	N/A	3019 North Coast Highway
Loan		30	1300 Virginia Drive	1.0%	Ivan Stern	1	Office	Suburban	Fee	N/A	1300 Virginia Drive
Loan		31	Gateway Business Center	0.9%	Michael S. Samschick	1	Mixed Use	Office/Industrial	Fee	N/A	3751 Island Avenue & 7821/7831 Bartram Avenue
Loan		32	StorQuest Denver	0.9%	William W. Hobin; Clark W. Porter; Timothy B. Hobin	1	Self Storage	Self Storage	Fee	N/A	5200 East Evans Avenue
Loan		33	The Shoppes at Taylor Mill	0.9%	Mohsen Sharif; Pam M. Sharif; Mark Vakili; Mitra Vakili; Albert Minoofar; Catherine Minoofar; Mohsen Sharif and Pam M. Sharif as trustees for The Sharif Family Trust dated July 21, 1999; Mark Vakili and Mitra Vakili as trustees of The Vakili Family Trust dated August 2, 1999; Albert Minoofar and Catherine Minoofar as trustees for The Minoofar Family Trust dated July 26, 1999	1	Retail	Anchored	Fee	N/A	5016-5068 Old Taylor Mill Road
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	Gregory B. Hicks	1	Hospitality	Full Service	Fee	N/A	102 Racer Drive
Loan		35	Miller Park Way Center	0.8%	Joseph Wagner	1	Retail	Unanchored	Fee	N/A	2080-2100 Miller Park Way
Loan		36	Hawthorn Suites - Troy, MI	0.7%	Akram Namou, Malik Abdulnoor, Nail Abro	1	Hospitality	Extended Stay	Fee	N/A	2600 Livernois Road
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%	Dennis Dembs; Irving Nusbaum; The Michael N. Roth Irrevocable Trust Dated October 6, 1971; The Irving Nusbaum Amended And Restated Revocable Trust Agreement Dated May 31, 1994; Berlin Family Real Estate Company LLC	6
Property		37.01	4453-4455 North Harlem Avenue	0.2%			Retail	Unanchored	Fee	N/A	4453-4455 North Harlem Avenue
Property		37.02	1107-1117 W. Lincoln Highway	0.1%			Retail	Single Tenant	Fee	N/A	1107-1117 West Lincoln Highway
Property		37.03	401-421 Townline Road	0.1%			Retail	Unanchored	Fee	N/A	401-421 Townline Road
Property		37.04	414-416 West Coliseum Blvd.	0.1%			Retail	Unanchored	Fee	N/A	414-416 West Coliseum Boulevard
Property		37.05	1630 75th Street	0.1%			Retail	Single Tenant	Fee	N/A	1630 75th Street
Property		37.06	8636 South Cicero Avenue	0.1%			Retail	Single Tenant	Fee	N/A	8636 South Cicero Avenue
Loan		38	CVS - Denton	0.6%	Stewart Alpert	1	Retail	Single Tenant	Fee	N/A	1510 West Hickory Street
Loan		39	Timbercreek Village	0.6%	Alon Yonatan	1	Multifamily	Garden	Fee	N/A	3264 Green Meadows
Loan		40	Tollgate Commons	0.6%	Spectrum Alliance, LP	1	Retail	Unanchored	Fee	N/A	1586-1598 Sumneytown Pike
Loan		41	Mulberry and Lemay Crossing	0.6%	US Property Trust South America LLC	1	Retail	Shadow Anchored	Fee	N/A	1251-1281 East Magnolia Street
Loan		42	Eagle Village Shops	0.6%	Richard K. Layman	1	Retail	Anchored	Fee	N/A	503 West Lancaster Avenue
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	Baljeet Kaur Dhillon	1	Hospitality	Limited Service	Fee	N/A	107 Sadler Lane
Loan		44	Governors House Apartments	0.5%	Alon Yonatan	1	Multifamily	Garden	Fee	N/A	871 Burnham Drive
Loan		45	Crossgate Village Shopping Center	0.5%	Kyle Nagel	1	Retail	Anchored	Fee	N/A	2361 Murfreesboro Pike
Loan		46	Robin’s Nest	0.5%	H. Michael Robin	1	Retail	Unanchored	Fee	N/A	7435 Orchard Lake Road
Loan		47	North Olmsted Shopping Center Fee	0.5%	Gary Grabel; Mark Hamermesh	1	Leased Fee	Leased Fee	Fee	N/A	26636-26658 Brookpark Extension
Loan		48	Clearfield Plaza	0.4%	Donald F. Cafiero; Robert A. Sichelstiel	1	Retail	Anchored	Fee	N/A	1700 River Road
Loan		49	Windsong Mobile Village	0.4%	Dana Linkner	1	Manufactured Housing	Manufactured Housing	Fee	N/A	3200 South 7th Street
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	Nisha Patel; Anil Patel	1	Hospitality	Limited Service	Fee	N/A	906 Maple Hill Road
Loan		51	Eldridge Self Storage	0.4%	Richard A. Graham, Sr.	1	Self Storage	Self Storage	Fee	N/A	2210 Eldridge Parkway
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%	Walter B. Craven; Pamela S. Craven	2
Property		52.01	Pine Terrace MHC	0.1%			Manufactured Housing	Manufactured Housing	Fee	N/A	331 Bell Street
Property		52.02	Lakeview MHC	0.1%			Manufactured Housing	Manufactured Housing	Fee	N/A	5186 High Point Road

 A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY CHARACTERISTICS												MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate	Occupancy Rate As-of Date	Appraised Value	Appraisal As-of Date	Mortgage Rate	Administrative Cost Rate(2)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Certificate Administrator / Trustee Fee Rate	Operating Advisor Fee Rate	Asset Representations Reviewer Fee Rate	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	Huntington Beach	Orange	CA	92648	2003	2009-2012, 2014-2016	517	Rooms	83.5%	12/31/2015	$367,900,000	3/18/2016	5.070%	0.01264%	0.00250%	0.00000%	0.00250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	1	No
Loan	4, 5, 6	2	In-Rel 8	6.8%							1,478,687	SF	83.2%		$132,675,000		4.930%	0.01864%	0.00250%	0.00250%	0.00000%	0.00685%	0.00600%	0.00029%	0.00050%	Actual/360	0	No
Property		2.01	Lynnfield Park	1.5%	Memphis	Shelby	TN	38119	1974-1979	2012	280,829	SF	83.5%	4/1/2016	$28,800,000	4/1/2016
Property		2.02	Chase Tower	1.5%	Lexington	Fayette	KY	40507	1973	2012	237,892	SF	85.2%	4/1/2016	$27,500,000	4/1/2016
Property		2.03	50 Penn Place	1.4%	Oklahoma City	Oklahoma	OK	73118	1974	2012	320,957	SF	75.2%	4/1/2016	$26,600,000	4/5/2016
Property		2.04	I-Bank Tower	1.3%	Memphis	Shelby	TN	38117	1967	2012	275,566	SF	79.4%	4/1/2016	$29,575,000	4/1/2016
Property		2.05	4100 Okeechobee	0.4%	West Palm Beach	Palm Beach	FL	33409	1971	2013	50,155	SF	100.0%	6/6/2016	$6,900,000	3/25/2016
Property		2.06	Center Point	0.3%	Center Point	Jefferson County	AL	35215	1990	N/A	148,275	SF	94.7%	4/1/2016	$5,100,000	3/30/2016
Property		2.07	Bainbridge Mall	0.2%	Bainbridge	Decatur	GA	39819	1975	N/A	129,076	SF	82.4%	4/1/2016	$4,300,000	3/21/2016
Property		2.08	Plantation Merch. Mart	0.2%	Plantation	Broward	FL	33313	1987	N/A	35,937	SF	100.0%	4/1/2016	$3,900,000	3/19/2016
Loan		3	Belk Headquarters	6.6%	Charlotte	Mecklenburg	NC	28217	1987	2016	473,698	SF	100.0%	6/1/2016	$96,990,000	4/1/2016	5.144%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	2	Yes
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%							1,043,355	SF	89.9%		$92,500,000		4.874%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	2	No
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%	Corpus Christi	Nueces	TX	78415	2008	N/A	76,480	SF	89.6%	3/1/2016	$7,400,000	3/9/2016
Property		4.02	Metro Self Storage - Midland	0.5%	Midland	Midland	TX	79703	2001	N/A	61,000	SF	80.5%	3/1/2016	$7,200,000	3/15/2016
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%	Corpus Christi	Nueces	TX	78415	2003	N/A	65,150	SF	91.9%	3/1/2016	$6,700,000	3/9/2016
Property		4.04	Metro Self Storage - Lubbock	0.4%	Lubbock	Lubbock	TX	79413	2004	N/A	67,900	SF	91.5%	3/1/2016	$5,900,000	3/15/2016
Property		4.05	Metro Self Storage - LaMarque	0.4%	La Marque	Galveston	TX	77568	2006	N/A	56,800	SF	94.1%	3/1/2016	$5,600,000	3/8/2016
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%	El Paso	El Paso	TX	79936	2003	N/A	67,200	SF	92.8%	3/1/2016	$5,000,000	3/10/2016
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%	Corpus Christi	Nueces	TX	78412	2004	N/A	55,700	SF	91.9%	3/1/2016	$4,800,000	3/9/2016
Property		4.08	Metro Self Storage - Conyers	0.4%	Conyers	Rockdale and DeKalb	GA	30012	1997	2008	62,105	SF	98.0%	3/1/2016	$5,500,000	3/16/2016
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%	Corpus Christi	Nueces	TX	78408	2007	N/A	64,200	SF	91.0%	3/1/2016	$4,300,000	3/9/2016
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%	Topeka	Shawnee	KS	66604	2006	N/A	60,800	SF	84.0%	3/1/2016	$4,350,000	3/10/2016
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%	Corpus Christi	Nueces	TX	78413	2004	N/A	51,600	SF	94.8%	3/1/2016	$4,100,000	3/9/2016
Property		4.12	Metro Self Storage - Mableton	0.3%	Mableton	Cobb	GA	30126	1986	N/A	58,660	SF	81.5%	3/1/2016	$3,800,000	3/16/2016
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%	El Paso	El Paso	TX	79907	2005	N/A	65,960	SF	87.6%	3/1/2016	$3,800,000	3/10/2016
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%	El Paso	El Paso	TX	79915	2005	N/A	59,600	SF	88.6%	3/1/2016	$3,550,000	3/10/2016
Property		4.15	Metro Self Storage - Topeka/California	0.3%	Topeka	Shawnee	KS	66605	2004	N/A	57,900	SF	96.9%	3/1/2016	$3,450,000	3/10/2016
Property		4.16	Metro Self Storage - Park City	0.2%	Park City	Sedgwick	KS	67219	2007	N/A	55,200	SF	88.1%	3/1/2016	$2,800,000	3/10/2016
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%	Wichita	Sedgwick	KS	67216	2006	N/A	57,100	SF	86.0%	3/1/2016	$2,600,000	3/10/2016
Loan	9	5	525 Seventh Avenue	5.0%	New York	New York	NY	10018	1925	N/A	508,097	SF	95.5%	4/11/2016	$390,000,000	10/1/2015	4.118%	0.01264%	0.00250%	0.00000%	0.00250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	7	No
Loan		6	Burleson Crossing	4.6%	Bastrop	Bastrop	TX	78602	2009-2016	N/A	252,164	SF	95.1%	5/1/2016	$56,700,000	3/15/2016	4.815%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	0	No
Loan	10	7	2100 Ross	4.3%	Dallas	Dallas	TX	75201	1982	2012-2015	843,728	SF	85.1%	3/22/2016	$167,000,000	12/9/2015	4.684%	0.01264%	0.00250%	0.00000%	0.00250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	4	No
Loan	11	8	Twenty Ninth Street Retail	4.0%	Boulder	Boulder	CO	80301	1963	2006	705,159	SF	99.3%	12/3/2015	$350,000,000	11/30/2015	4.097%	0.01264%	0.00250%	0.00000%	0.00250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	4	No
Loan		9	Valencia at Doral	3.8%	Doral	Miami-Dade	FL	33178	1992	2015	170	Units	95.9%	3/24/2016	$54,000,000	12/18/2015	5.766%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	4	No
Loan	12, 13	10	Gateway Plaza	3.4%	Richmond	Richmond	VA	23219	2015	N/A	330,309	SF	84.4%	4/30/2016	$123,000,000	12/30/2015	5.191%	0.01264%	0.00250%	0.00000%	0.00250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	4	No
Loan	14	11	Grove City Premium Outlets	2.7%	Grove City	Mercer	PA	16127	1994	2004	531,204	SF	97.5%	3/23/2016	$255,000,000	9/28/2015	4.309%	0.02364%	0.00250%	0.00250%	0.00000%	0.00685%	0.01100%	0.00029%	0.00050%	Actual/360	6	No
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	Cincinnati	Hamilton	OH	45202	1901	2013-2015	323	Rooms	63.8%	2/29/2016	$89,700,000	10/30/2015	5.319%	0.03014%	0.00250%	0.00000%	0.02000%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	4	No
Loan	18	13	Le Meridien Cambridge MIT	2.4%	Cambridge	Middlesex	MA	02139	1998	2016	210	Rooms	88.9%	2/29/2016	$106,000,000	10/1/2015	4.933%	0.01514%	0.00250%	0.00000%	0.00500%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	6	No
Loan	6, 8, 19	14	AvidXchange	2.4%							239,106	SF	100.0%		$85,000,000		5.094%	0.03264%	0.00250%	0.00000%	0.02250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	1	No
Property		14.01	AvidXchange Music Factory	1.7%	Charlotte	Mecklenburg	NC	28206	1920	2006	182,703	SF	100.0%	3/1/2016	$66,000,000	2/1/2016
Property		14.02	Silver Hammer Building	0.6%	Charlotte	Mecklenburg	NC	28206	1987	2014	56,403	SF	100.0%	3/1/2016	$19,000,000	2/1/2016
Loan	20	15	300 Four Falls	2.3%	West Conshohocken	Montgomery	PA	19428	2003	N/A	298,482	SF	98.9%	4/1/2016	$101,300,000	11/11/2015	4.840%	0.01264%	0.00250%	0.00000%	0.00250%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	4	No
Loan	6, 8	16	Newbury Street Portfolio	2.3%							21,267	SF	90.6%		$38,300,000		4.850%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Property		16.01	11 Newbury	1.3%	Boston	Suffolk	MA	02116	1920	2013	13,417	SF	100.0%	2/1/2016	$22,100,000	1/5/2016
Property		16.02	138 Newbury	1.0%	Boston	Suffolk	MA	02116	1930	2013	7,850	SF	74.5%	2/1/2016	$16,200,000	1/5/2016
Loan		17	Campus Palms	2.3%	Tampa	Hillsborough	FL	33612	1971	2015	570	Units	96.3%	3/7/2016	$31,600,000	10/19/2015	4.857%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	5	No
Loan	21	18	Princeton Pike Corporate Center	2.3%	Lawrence Township	Mercer	NJ	08648	1978-2007	2013-2015	809,458	SF	87.5%	12/15/2015	$199,000,000	11/5/2015	4.673%	0.01514%	0.00250%	0.00000%	0.00500%	0.00685%	0.00000%	0.00029%	0.00050%	Actual/360	5	No
Loan		19	Crossings at Marshall Creek	2.0%	East Stroudsburg	Monroe	PA	18302	2013	N/A	106,616	SF	94.8%	3/1/2016	$24,000,000	2/24/2016	4.570%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	2	No
Loan		20	Aberdeen Commons	1.7%	Aberdeen	Moore	NC	28315	2004	N/A	121,785	SF	100.0%	2/8/2016	$23,500,000	1/18/2016	4.986%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan	6, 22	21	Austin Office Portfolio	1.7%							124,310	SF	89.7%		$21,800,000		5.300%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	4	No
Property		21.01	Briarcroft Office	1.0%	Austin	Travis	TX	78759	1984	2013-2014	63,825	SF	95.1%	12/31/2015	$11,200,000	2/12/2016
Property		21.02	9101 Burnet Office	0.7%	Austin	Travis	TX	78758	1984	2013-2014	60,485	SF	83.9%	12/31/2015	$10,600,000	2/12/2016
Loan	23	22	Huntington Apartments	1.5%	Los Angeles	Los Angeles	CA	90014	1910	2011	58,588	SF	97.8%	1/1/2016	$20,000,000	3/28/2016	5.131%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	7	No
Loan		23	Burbank Retail Center	1.5%	Burbank	Los Angeles	CA	91504	1962, 1978, 1983, 1988	1975, 1997, 2005	103,778	SF	97.6%	5/8/2016	$25,300,000	3/22/2016	4.960%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		24	Lincoln Towers Apartments	1.5%	Oak Park	Oakland	MI	48237	1974	N/A	477	Units	94.5%	3/15/2016	$20,500,000	3/7/2016	4.361%	0.06284%	0.00250%	0.05000%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	2	No
Loan		25	The Granville	1.1%	Chicago	Cook	IL	60660	2010	N/A	31,818	SF	100.0%	4/14/2016	$14,500,000	11/5/2015	4.848%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		26	DeZavala Crossing	1.1%	San Antonio	Bexar	TX	78249	2000	N/A	96,668	SF	100.0%	4/27/2016	$12,900,000	2/2/2016	5.321%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		27	Ash Tree Square	1.1%	Fresno	Fresno	CA	93710	1972	2006	80,877	SF	80.4%	4/1/2016	$16,200,000	2/18/2016	4.954%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	2	No
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	Indianapolis	Marion	IN	46241	1966	2008	271	Rooms	60.4%	1/31/2016	$15,000,000	10/30/2015	5.345%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	5	No
Loan	22	29	Best Western - Agate Beach, OR	1.0%	Newport	Lincoln	OR	97365	1980	2014-2015	148	Rooms	54.7%	3/31/2016	$16,000,000	5/1/2017	5.526%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		30	1300 Virginia Drive	1.0%	Upper Dublin Township	Montgomery	PA	19034	1983	1998	104,874	SF	84.5%	4/1/2016	$11,900,000	4/25/2016	5.199%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		31	Gateway Business Center	0.9%	Philadelphia	Philadelphia	PA	19153	1986-1987, 2003	2015	92,514	SF	88.8%	1/19/2016	$11,000,000	11/3/2015	5.110%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan		32	StorQuest Denver	0.9%	Denver	Denver	CO	80222	1966 & 2013	2013	72,416	SF	80.4%	2/2/2016	$12,510,000	1/13/2016	5.413%	0.07284%	0.00250%	0.06000%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan		33	The Shoppes at Taylor Mill	0.9%	Taylor Mill	Kenton	KY	41015	1990	N/A	69,326	SF	100.0%	4/18/2016	$10,540,000	3/11/2016	5.184%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	Cross Lanes	Kanawha	WV	25313	1983	2014-2015	136	Rooms	68.6%	12/31/2015	$12,700,000	2/1/2016	5.950%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan		35	Miller Park Way Center	0.8%	West Milwaukee	Milwaukee	WI	53219	2007	2016	36,836	SF	94.0%	4/1/2016	$9,160,000	4/5/2016	5.337%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		36	Hawthorn Suites - Troy, MI	0.7%	Troy	Oakland	MI	48083	1985	2014	152	Rooms	76.3%	12/31/2015	$10,000,000	7/1/2015	4.992%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	8	No
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%							88,061	SF	86.4%		$8,945,000		5.078%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	7	No
Property		37.01	4453-4455 North Harlem Avenue	0.2%	Norridge	Cook	IL	60706	1991	N/A	12,543	SF	100.0%	11/30/2015	$2,400,000	8/27/2015
Property		37.02	1107-1117 W. Lincoln Highway	0.1%	Merrillville	Lake	IN	46410	1986	2015	15,909	SF	100.0%	6/6/2016	$1,400,000	8/26/2015
Property		37.03	401-421 Townline Road	0.1%	Mundelein	Lake	IL	60060	1987	N/A	19,634	SF	38.9%	11/30/2015	$1,400,000	8/27/2015
Property		37.04	414-416 West Coliseum Blvd.	0.1%	Fort Wayne	Allen	IN	46805	1985	1994	16,400	SF	100.0%	11/30/2015	$1,335,000	8/26/2015
Property		37.05	1630 75th Street	0.1%	Downers Grove	DuPage	IL	60516	1986	N/A	11,977	SF	100.0%	6/6/2016	$1,260,000	8/26/2015
Property		37.06	8636 South Cicero Avenue	0.1%	Burbank	Cook	IL	60459	1986	N/A	11,598	SF	100.0%	6/6/2016	$1,150,000	8/26/2015
Loan		38	CVS - Denton	0.6%	Denton	Denton	TX	76201	2015	N/A	13,211	SF	100.0%	4/1/2016	$9,000,000	3/11/2016	4.810%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	0	No
Loan		39	Timbercreek Village	0.6%	Columbus	Franklin	OH	43207	1992	N/A	140	Units	94.3%	1/4/2016	$7,400,000	1/5/2016	4.720%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan		40	Tollgate Commons	0.6%	Lansdale	Montgomery	PA	19446	2007	N/A	21,358	SF	99.7%	12/8/2015	$7,200,000	8/7/2015	4.742%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	7	No
Loan		41	Mulberry and Lemay Crossing	0.6%	Fort Collins	Larimer	CO	80524	2002	2013	18,988	SF	100.0%	1/11/2016	$6,670,000	1/14/2016	5.580%	0.05534%	0.00250%	0.04250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		42	Eagle Village Shops	0.6%	Wayne	Delaware	PA	19087	1966	2015	81,637	SF	98.7%	4/14/2016	$14,650,000	3/17/2016	4.740%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	Emporia	Greensville + Emporia County	VA	23847	2009	2013-2016	75	Rooms	62.7%	12/31/2015	$7,300,000	1/26/2016	5.500%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan		44	Governors House Apartments	0.5%	University Park	Will	IL	60484	1973	2009-2010	96	Units	91.7%	1/26/2016	$6,400,000	2/10/2016	4.750%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		45	Crossgate Village Shopping Center	0.5%	Nashville	Davidson	TN	37217	1998	2014	68,684	SF	90.6%	2/9/2016	$6,150,000	4/28/2016	5.250%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	4	No
Loan		46	Robin’s Nest	0.5%	West Bloomfield	Oakland	MI	48322	1986	N/A	31,557	SF	100.0%	5/1/2016	$6,900,000	3/2/2016	5.500%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		47	North Olmsted Shopping Center Fee	0.5%	North Olmsted	Cuyahoga	OH	44070	2002	N/A	71,179	SF	N/A	N/A	$6,250,000	2/18/2016	5.050%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Loan		48	Clearfield Plaza	0.4%	Clearfield	Clearfield	PA	16830	1993 & 2005	N/A	61,027	SF	100.0%	1/18/2016	$6,150,000	1/26/2016	5.569%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan		49	Windsong Mobile Village	0.4%	Fort Pierce	St. Lucie	FL	34982	1970	N/A	152	Pads	83.6%	3/1/2016	$5,550,000	2/25/2016	5.242%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	2	No
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	Bloomington	McLean	IL	61704	2001	2012-2014	73	Rooms	62.2%	8/31/2015	$7,100,000	10/1/2015	5.000%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	6	No
Loan		51	Eldridge Self Storage	0.4%	Houston	Harris	TX	77077	2002	N/A	58,950	SF	80.8%	12/14/2015	$11,800,000	12/16/2015	4.255%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	3	No
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%							102	Pads	99.0%		$2,900,000		5.600%	0.01534%	0.00250%	0.00250%	0.00000%	0.00685%	0.00270%	0.00029%	0.00050%	Actual/360	1	No
Property		52.01	Pine Terrace MHC	0.1%	Wilmington	New Hanover	NC	28401	1991	N/A	52	Pads	100.0%	4/30/2016	$1,800,000	4/26/2016
Property		52.02	Lakeview MHC	0.1%	High Point	Forsyth	NC	27265	1960	N/A	50	Pads	98.0%	4/30/2016	$1,100,000	4/5/2016

 A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN CHARACTERISTICS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Stated Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	120	119	48	47	360	360	4/27/2016	6/1/2016	6/1/2020	5/1/2026	N/A	$324,664.71	$257,020.83	$3,895,977	$3,084,250	Hard	In-Place	No	N/A	2.00x	2.53x	1.74x	2.19x	54.4%	49.3%	5	5	First	LO(25);DEF(91);O(4)
Loan	4, 5, 6	2	In-Rel 8	6.8%	60	60	0	0	360	360	5/9/2016	7/6/2016	N/A	6/6/2021	N/A	$319,531.01	$0	$3,834,372	$0	Hard	Springing	No	N/A	1.91x	N/A	1.68x	N/A	69.7%	64.3%	0	0	Sixth	LO(24);DEF(32);O(4)
Property		2.01	Lynnfield Park	1.5%
Property		2.02	Chase Tower	1.5%
Property		2.03	50 Penn Place	1.4%
Property		2.04	I-Bank Tower	1.3%
Property		2.05	4100 Okeechobee	0.4%
Property		2.06	Center Point	0.3%
Property		2.07	Bainbridge Mall	0.2%
Property		2.08	Plantation Merch. Mart	0.2%
Loan		3	Belk Headquarters	6.6%	120	118	24	22	360	360	3/30/2016	5/1/2016	5/1/2018	4/1/2026	4/1/2046	$316,480.84	$252,079.81	$3,797,770	$3,024,958	Hard	Springing	No	N/A	1.34x	1.68x	1.27x	1.59x	59.8%	52.0%	0	0	First	LO(26);DEF(90);O(4)
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%	120	118	60	58	360	360	4/1/2016	5/6/2016	5/6/2021	4/6/2026	N/A	$283,093.93	$220,317	$3,397,127	$2,643,807	Springing	Springing	No	N/A	1.50x	1.92x	1.43x	1.84x	57.8%	53.3%	0	0	Sixth	LO(24);YM1(92);O(4)	A
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%
Property		4.02	Metro Self Storage - Midland	0.5%
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%
Property		4.04	Metro Self Storage - Lubbock	0.4%
Property		4.05	Metro Self Storage - LaMarque	0.4%
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%
Property		4.08	Metro Self Storage - Conyers	0.4%
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%
Property		4.12	Metro Self Storage - Mableton	0.3%
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%
Property		4.15	Metro Self Storage - Topeka/California	0.3%
Property		4.16	Metro Self Storage - Park City	0.2%
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%
Loan	9	5	525 Seventh Avenue	5.0%	120	113	60	53	360	360	10/8/2015	12/6/2015	12/6/2020	11/6/2025	N/A	$213,054.20	$153,071.88	$2,556,650	$1,836,863	Springing	Springing	No	N/A	1.84x	2.56x	1.71x	2.38x	45.1%	41.1%	0	0	Sixth	LO(31);DEF(84);O(5)
Loan		6	Burleson Crossing	4.6%	120	120	12	12	360	360	5/6/2016	7/1/2016	7/1/2017	6/1/2026	N/A	$211,542.90	$163,746.22	$2,538,515	$1,964,955	Springing	Springing	No	N/A	1.36x	1.75x	1.27x	1.64x	71.0%	59.7%	0	5	First	LO(24);DEF(92);O(4)
Loan	10	7	2100 Ross	4.3%	120	116	0	0	360	356	1/20/2016	3/6/2016	N/A	2/6/2026	N/A	$196,710.25	$0.00	$2,360,523	$0	Hard	Springing	No	N/A	1.57x	N/A	1.36x	N/A	58.4%	47.9%	0	0	Sixth	LO(28);DEF(87);O(5)
Loan	11	8	Twenty Ninth Street Retail	4.0%	120	116	120	116	0	0	1/14/2016	3/6/2016	N/A	2/6/2026	N/A	$0.00	$121,155.50	$0	$1,453,866	Hard	Springing	No	N/A	N/A	2.89x	N/A	2.79x	42.9%	42.9%	5	0	Sixth	LO(28);YM1(88);O(4)	B
Loan		9	Valencia at Doral	3.8%	60	56	60	56	0	0	2/10/2016	3/6/2016	N/A	2/6/2021	N/A	$0.00	$160,767.29	$0	$1,929,208	Springing	Springing	No	N/A	N/A	1.34x	N/A	1.32x	61.1%	61.1%	0	0	Sixth	LO(28);DEF(25);O(7)
Loan	12, 13	10	Gateway Plaza	3.4%	180	176	120	116	360	360	2/4/2016	3/6/2016	3/6/2026	2/6/2031	N/A	$161,823.74	$129,384.47	$1,941,885	$1,552,614	Hard	Springing	No	N/A	2.10x	2.62x	1.98x	2.48x	46.7%	43.3%	0	0	Sixth	LO(28);DEF(127);O(25)
Loan	14	11	Grove City Premium Outlets	2.7%	120	114	120	114	0	0	11/3/2015	1/1/2016	N/A	12/1/2025	N/A	$0.00	$87,366.81	$0	$1,048,402	Hard	Springing	No	N/A	N/A	2.77x	N/A	2.68x	54.9%	54.9%	0	5	First	LO(30);DEF(83);O(7)
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	120	116	0	0	300	296	1/28/2016	3/6/2016	N/A	2/6/2026	N/A	$137,558.20	$0.00	$1,650,698	$0	Hard	Springing	No	N/A	1.94x	N/A	1.73x	N/A	63.1%	48.2%	0	0	Sixth	LO(28);DEF(88);O(4)
Loan	18	13	Le Meridien Cambridge MIT	2.4%	60	54	24	18	360	360	11/25/2015	1/1/2016	1/1/2018	12/1/2020	N/A	$112,406.95	$87,943.29	$1,348,883	$1,055,319	Hard	Springing	No	N/A	1.72x	2.20x	1.53x	1.95x	68.1%	65.2%	0	0	First	LO(30);DEF(26);O(4)
Loan	6, 8, 19	14	AvidXchange	2.4%	120	119	0	0	330	329	4/22/2016	6/6/2016	N/A	5/6/2026	N/A	$117,277.50	$0	$1,407,330	$0	Hard	Springing	No	N/A	1.67x	N/A	1.61x	N/A	61.1%	48.6%	0	0	Sixth	LO(25);YM1(91);O(4)	C
Property		14.01	AvidXchange Music Factory	1.7%
Property		14.02	Silver Hammer Building	0.6%
Loan	20	15	300 Four Falls	2.3%	120	116	120	116	0	0	1/8/2016	3/1/2016	N/A	2/1/2026	N/A	$0.00	$81,787.04	$0.00	$981,444	Hard	Springing	No	N/A	N/A	1.99x	N/A	1.94x	69.1%	69.1%	5	5	First	LO(28);DEF(88);O(4)
Loan	6, 8	16	Newbury Street Portfolio	2.3%	120	117	120	117	0	0	2/12/2016	4/6/2016	N/A	3/6/2026	N/A	$0.00	$81,956	$0	$983,472	Springing	Springing	No	N/A	N/A	1.54x	N/A	1.48x	52.2%	52.2%	0	0	Sixth	LO(27);DEF(89);O(4)
Property		16.01	11 Newbury	1.3%
Property		16.02	138 Newbury	1.0%
Loan		17	Campus Palms	2.3%	120	115	36	31	360	360	12/16/2015	2/6/2016	2/6/2019	1/6/2026	N/A	$105,623.24	$82,074.31	$1,267,479	$984,892	Soft	Springing	No	N/A	1.58x	2.03x	1.51x	1.95x	63.3%	56.0%	0	0	Sixth	LO(23);YM1(93);O(4)	D
Loan	21	18	Princeton Pike Corporate Center	2.3%	120	115	60	55	360	360	12/23/2015	2/1/2016	2/1/2021	1/1/2026	N/A	$99,573.98	$78,958.55	$1,194,888	$947,503	Hard	In Place	No	N/A	1.61x	2.03x	1.38x	1.75x	65.3%	60.8%	5	5	First	LO(29);DEF(86);O(5)
Loan		19	Crossings at Marshall Creek	2.0%	120	118	36	34	360	360	4/1/2016	5/1/2016	5/1/2019	4/1/2026	N/A	$87,866.72	$66,413.10	$1,054,401	$796,957	Springing	Springing	No	N/A	1.54x	2.03x	1.43x	1.89x	71.7%	63.0%	0	5	First	LO(26);DEF(90);O(4)
Loan		20	Aberdeen Commons	1.7%	120	117	0	0	360	357	3/11/2016	4/6/2016	N/A	3/6/2026	N/A	$79,859.89	$0.00	$958,319	$0	Springing	Springing	No	N/A	1.64x	N/A	1.53x	N/A	63.2%	52.2%	0	0	Sixth	LO(27);DEF(89);O(4)
Loan	6, 22	21	Austin Office Portfolio	1.7%	60	56	24	20	360	360	2/11/2016	3/6/2016	3/6/2018	2/6/2021	N/A	$81,629.78	$65,827	$979,557	$789,921	Hard	Springing	No	N/A	1.48x	1.83x	1.30x	1.61x	67.4%	64.7%	0	0	Sixth	LO(28);DEF(28);O(4)
Property		21.01	Briarcroft Office	1.0%
Property		21.02	9101 Burnet Office	0.7%
Loan	23	22	Huntington Apartments	1.5%	120	113	0	0	360	353	11/9/2015	12/6/2015	N/A	11/6/2025	N/A	$73,555.59	$0.00	$882,667	$0	Hard	Springing	No	N/A	1.46x	N/A	1.40x	N/A	67.0%	55.9%	5	0	Sixth	LO(31);DEF(85);O(4)
Loan		23	Burbank Retail Center	1.5%	120	119	0	0	300	299	4/29/2016	6/1/2016	N/A	5/1/2026	N/A	$75,694.05	$0.00	$908,329	$0	Hard	In Place	No	N/A	1.75x	N/A	1.70x	N/A	51.3%	38.5%	4	4	First	LO(25);DEF(91);O(4)
Loan		24	Lincoln Towers Apartments	1.5%	120	118	0	0	360	358	4/11/2016	5/6/2016	N/A	4/6/2026	N/A	$63,802.86	$0.00	$765,634	$0	N/A	N/A	No	N/A	2.18x	N/A	2.01x	N/A	62.3%	50.4%	0	0	Sixth	LO(26);DEF(90);O(4)
Loan		25	The Granville	1.1%	120	119	60	59	360	360	5/10/2016	6/6/2016	6/6/2021	5/6/2026	N/A	$52,229.49	$40,551.50	$626,754	$486,618	Hard	Springing	No	N/A	1.35x	1.73x	1.28x	1.65x	68.3%	62.9%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		26	DeZavala Crossing	1.1%	120	119	0	0	360	359	5/2/2016	6/6/2016	N/A	5/6/2026	N/A	$53,851.97	$0.00	$646,224	$0	Hard	Springing	No	N/A	1.31x	N/A	1.23x	N/A	74.9%	62.4%	0	0	Sixth	LO(25);DEF(88);O(7)
Loan		27	Ash Tree Square	1.1%	120	118	36	34	360	360	4/1/2016	5/1/2016	5/1/2019	4/1/2026	N/A	$51,398.83	$40,287.09	$616,786	$483,445	Springing	Springing	No	N/A	1.76x	2.24x	1.63x	2.08x	59.4%	52.6%	5	5	First	LO(26);DEF(90);O(4)
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	120	115	0	0	360	355	12/18/2015	2/6/2016	N/A	1/6/2026	N/A	$53,019.73	$0.00	$636,237	$0	Hard	Springing	No	N/A	2.40x	N/A	1.85x	N/A	63.0%	52.8%	0	0	Sixth	LO(29);DEF(87);O(4)
Loan	22	29	Best Western - Agate Beach, OR	1.0%	60	59	0	0	300	299	5/10/2016	6/6/2016	N/A	5/6/2021	N/A	$55,407.70	$0.00	$664,892	$0	Springing	Springing	No	N/A	2.07x	N/A	1.77x	N/A	56.2%	50.6%	5	0	Sixth	LO(24);YM1(31);O(5)	C
Loan		30	1300 Virginia Drive	1.0%	120	119	0	0	360	359	5/4/2016	6/6/2016	N/A	5/6/2026	N/A	$47,218.22	$0.00	$566,619	$0	Hard	Springing	No	N/A	1.77x	N/A	1.55x	N/A	72.2%	59.9%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		31	Gateway Business Center	0.9%	120	117	0	0	360	357	2/22/2016	4/6/2016	N/A	3/6/2026	N/A	$44,844.06	$0.00	$538,129	$0	Hard	Springing	No	N/A	1.54x	N/A	1.30x	N/A	74.8%	62.0%	0	0	Sixth	LO(27);DEF(89);O(4)
Loan		32	StorQuest Denver	0.9%	120	117	60	57	360	360	3/7/2016	4/6/2016	4/6/2021	3/6/2026	N/A	$46,112.09	$37,502.57	$553,345	$450,031	Springing	Springing	No	N/A	1.30x	1.60x	1.29x	1.59x	65.5%	60.9%	0	0	Sixth	LO(24);YM1(92);O(4)	C
Loan		33	The Shoppes at Taylor Mill	0.9%	120	119	18	17	360	360	5/2/2016	6/6/2016	12/6/2017	5/6/2026	N/A	$41,657.34	$33,288.00	$499,888	$399,456	Hard	Springing	No	N/A	1.56x	1.95x	1.40x	1.76x	72.1%	62.1%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	120	117	0	0	300	297	3/7/2016	4/6/2016	N/A	3/6/2026	N/A	$48,093.63	$0.00	$577,124	$0	Hard	Springing	No	N/A	1.74x	N/A	1.52x	N/A	58.8%	45.8%	0	0	Sixth	LO(27);DEF(89);O(4)
Loan		35	Miller Park Way Center	0.8%	120	119	12	11	360	360	5/11/2016	6/6/2016	6/6/2017	5/6/2026	N/A	$36,802.72	$29,762.30	$441,633	$357,148	Springing	Springing	No	N/A	1.52x	1.88x	1.45x	1.79x	72.1%	61.5%	0	0	Sixth	LO(25);DEF(91);O(4)
Loan		36	Hawthorn Suites - Troy, MI	0.7%	120	112	0	0	300	292	10/9/2015	11/6/2015	N/A	10/6/2025	N/A	$34,463.32	$0.00	$413,560	$0	Springing	Springing	No	N/A	2.88x	N/A	2.60x	N/A	58.2%	44.3%	0	0	Sixth	LO(32);DEF(85);O(3)
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%	120	113	0	0	360	353	11/10/2015	12/6/2015	N/A	11/6/2025	N/A	$31,470.36	$0	$377,644	$0	N/A	N/A	No	N/A	1.85x	N/A	1.73x	N/A	64.4%	53.7%	0	0	Sixth	LO(31);DEF(82);O(7)
Property		37.01	4453-4455 North Harlem Avenue	0.2%
Property		37.02	1107-1117 W. Lincoln Highway	0.1%
Property		37.03	401-421 Townline Road	0.1%
Property		37.04	414-416 West Coliseum Blvd.	0.1%
Property		37.05	1630 75th Street	0.1%
Property		37.06	8636 South Cicero Avenue	0.1%
Loan		38	CVS - Denton	0.6%	120	120	120	120	0	0	5/3/2016	7/1/2016	N/A	6/1/2026	N/A	$0.00	$21,945.63	$0	$263,348	Springing	Springing	No	N/A	N/A	1.66x	N/A	1.66x	60.0%	60.0%	5	5	First	LO(24);DEF(92);O(4)
Loan		39	Timbercreek Village	0.6%	120	117	60	57	360	360	2/18/2016	4/1/2016	4/1/2021	3/1/2026	N/A	$27,291.63	$20,936.81	$327,500	$251,242	Springing	Springing	No	Group 1	1.69x	2.20x	1.58x	2.06x	70.9%	65.3%	0	5	First	LO(27);DEF(89);O(4)
Loan		40	Tollgate Commons	0.6%	120	113	0	0	330	323	10/22/2015	12/6/2015	N/A	11/6/2025	N/A	$27,824.00	$0.00	$333,888	$0	Hard	Springing	No	N/A	1.44x	N/A	1.36x	N/A	70.5%	55.8%	0	0	Sixth	LO(31);DEF(85);O(4)
Loan		41	Mulberry and Lemay Crossing	0.6%	180	179	36	35	360	360	4/13/2016	6/1/2016	6/1/2019	5/1/2031	N/A	$28,655.24	$23,584.70	$343,863	$283,016	Springing	Springing	No	N/A	1.38x	1.68x	1.30x	1.57x	75.0%	59.6%	0	5	First	LO(23);YM1(96);O(61)	E
Loan		42	Eagle Village Shops	0.6%	120	119	120	119	0	0	4/29/2016	6/1/2016	N/A	5/1/2026	N/A	$0.00	$20,024.31	$0.00	$240,292	Springing	Springing	No	N/A	N/A	4.33x	N/A	3.87x	34.1%	34.1%	5	4	First	LO(1);YM1(115);O(4)	F
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	120	117	0	0	300	297	2/18/2016	4/6/2016	N/A	3/6/2026	N/A	$30,704.37	$0.00	$368,452	$0	Springing	Springing	No	N/A	1.69x	N/A	1.53x	N/A	68.2%	52.3%	0	0	Sixth	LO(27);DEF(89);O(4)
Loan		44	Governors House Apartments	0.5%	120	119	60	59	360	360	4/18/2016	6/1/2016	6/1/2021	5/1/2026	N/A	$24,647.84	$18,962.89	$295,774	$227,555	Springing	Springing	No	Group 1	1.52x	1.97x	1.44x	1.87x	73.8%	67.9%	0	5	First	LO(25);DEF(91);O(4)
Loan		45	Crossgate Village Shopping Center	0.5%	120	116	0	0	360	356	2/11/2016	3/6/2016	N/A	2/6/2026	N/A	$25,401.37	$0.00	$304,816	$0	Hard	Springing	No	N/A	1.46x	N/A	1.25x	N/A	74.5%	62.1%	0	0	Sixth	LO(28);DEF(88);O(4)
Loan		46	Robin’s Nest	0.5%	120	119	0	0	360	359	5/6/2016	6/1/2016	N/A	5/1/2026	N/A	$25,891.18	$0.00	$310,694	$0	Springing	Springing	No	N/A	1.52x	N/A	1.34x	N/A	66.0%	55.3%	5	0	First	LO(25);DEF(88);O(7)
Loan		47	North Olmsted Shopping Center Fee	0.5%	120	119	0	0	300	299	4/29/2016	6/1/2016	N/A	5/1/2026	N/A	$23,500.27	$0.00	$282,003	$0	Springing	Springing	No	N/A	2.00x	N/A	2.00x	N/A	63.9%	48.1%	5	5	First	LO(25);DEF(88);O(7)
Loan		48	Clearfield Plaza	0.4%	120	117	0	0	360	357	3/11/2016	4/6/2016	N/A	3/6/2026	N/A	$22,599.96	$0.00	$271,200	$0	Springing	Springing	No	N/A	1.73x	N/A	1.57x	N/A	64.0%	53.9%	0	0	Sixth	LO(27);DEF(89);O(4)
Loan		49	Windsong Mobile Village	0.4%	120	118	0	0	360	358	4/7/2016	5/6/2016	N/A	4/6/2026	N/A	$20,413.21	$0.00	$244,959	$0	Hard	Springing	No	N/A	1.55x	N/A	1.52x	N/A	66.5%	55.4%	0	0	Sixth	LO(26);DEF(89);O(5)
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	120	114	0	0	300	294	11/24/2015	1/6/2016	N/A	12/6/2025	N/A	$20,460.65	$0.00	$245,528	$0	Springing	Springing	No	N/A	2.71x	N/A	2.42x	N/A	48.8%	37.0%	0	0	Sixth	LO(30);DEF(86);O(4)
Loan		51	Eldridge Self Storage	0.4%	120	117	120	117	0	0	3/10/2016	4/6/2016	N/A	3/6/2026	N/A	$0.00	$11,503.72	$0	$138,045	Springing	Springing	No	N/A	N/A	4.46x	N/A	4.39x	27.1%	27.1%	0	0	Sixth	LO(27);DEF(88);O(5)
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%	120	119	0	0	300	299	5/10/2016	6/6/2016	N/A	5/6/2026	N/A	$12,587.50	$0	$151,050	$0	Springing	Springing	No	N/A	1.83x	N/A	1.79x	N/A	69.9%	53.7%	0	0	Sixth	LO(25);DEF(91);O(4)
Property		52.01	Pine Terrace MHC	0.1%
Property		52.02	Lakeview MHC	0.1%

 A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGED PROPERTY UNDERWRITTEN CASH FLOWS
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	UW Occupancy	UW EGI	UW Expenses	UW NOI	UW NOI Debt Yield	UW Replacement Reserves	UW TI/LC	UW NCF	UW NCF Debt Yield
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	$70,781,735	$51,948,000	$18,833,735	12/31/2013	9.4%	$83,276,772	$59,465,361	$23,811,411	12/31/2014	11.9%	$88,254,481	$61,949,211	$26,305,270	12/31/2015	13.2%	83.7%	$88,435,908	$62,406,949	$26,028,959	13.0%	$3,491,795	$0	$22,537,164	11.3%
Loan	4, 5, 6	2	In-Rel 8	6.8%	$16,883,072	$8,153,807	$8,729,265	12/31/2014	9.4%	$17,350,312	$7,850,403	$9,499,908	12/31/2015	10.3%	$17,523,186	$7,736,714	$9,786,472	3/31/2016 TTM	10.6%	82.5%	$18,900,650	$7,628,148	$11,272,502	12.2%	$270,290	$1,059,804	$9,942,409	10.7%
Property		2.01	Lynnfield Park	1.5%	$3,748,279	$1,739,201	$2,009,079	12/31/2014		$3,419,190	$1,543,721	$1,875,469	12/31/2015		$3,465,502	$1,524,115	$1,941,387	3/31/2016 TTM		82.8%	$3,980,124	$1,586,802	$2,393,322		$58,974	$146,968	$2,187,380
Property		2.02	Chase Tower	1.5%	$3,196,970	$1,383,614	$1,813,355	12/31/2014		$3,363,399	$1,323,131	$2,040,268	12/31/2015		$3,445,311	$1,300,850	$2,144,461	3/31/2016 TTM		87.7%	$4,080,598	$1,361,346	$2,719,252		$57,094	$259,145	$2,403,013
Property		2.03	50 Penn Place	1.4%	$3,321,658	$1,877,809	$1,443,849	12/31/2014		$3,632,440	$1,750,764	$1,881,677	12/31/2015		$3,666,051	$1,697,339	$1,968,712	3/31/2016 TTM		77.0%	$3,778,146	$1,725,668	$2,052,479		$12,838	$300,847	$1,738,794
Property		2.04	I-Bank Tower	1.3%	$3,965,514	$2,179,731	$1,785,783	12/31/2014		$4,134,521	$2,262,056	$1,872,465	8/31/2015 Ann. T-8		$4,134,521	$2,262,056	$1,872,465	8/31/2015 Ann. T-8		79.4%	$4,213,707	$1,984,614	$2,229,093		$77,158	$295,320	$1,856,614
Property		2.05	4100 Okeechobee	0.4%	$914,726	$311,114	$603,612	12/31/2014		$930,515	$265,338	$665,176	12/31/2015		$938,794	$252,709	$686,085	3/31/2016 TTM		90.0%	$905,108	$254,391	$650,716		$15,548	$0	$635,168
Property		2.06	Center Point	0.3%	$881,207	$363,638	$517,570	12/31/2014		$889,344	$377,431	$511,913	12/31/2015		$886,946	$378,239	$508,708	3/31/2016 TTM		91.4%	$936,732	$382,794	$553,937		$10,379	$25,166	$518,392
Property		2.07	Bainbridge Mall	0.2%	$484,382	$130,682	$353,700	12/31/2014		$537,132	$158,747	$378,385	12/31/2015		$544,233	$153,443	$390,790	3/31/2016 TTM		76.0%	$574,890	$159,415	$415,474		$36,141	$18,922	$360,411
Property		2.08	Plantation Merch. Mart	0.2%	$370,336	$168,019	$202,318	12/31/2014		$443,771	$169,216	$274,555	12/31/2015		$441,829	$167,964	$273,865	3/31/2016 TTM		95.0%	$431,346	$173,117	$258,228		$2,156	$13,436	$242,636
Loan		3	Belk Headquarters	6.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$5,234,298	$157,029	$5,077,269	8.8%	$71,055	$189,480	$4,816,734	8.3%
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%	$8,526,594	$3,758,210	$4,768,384	12/31/2014	8.9%	$8,978,651	$3,934,715	$5,043,936	12/31/2015	9.4%	$8,977,748	$3,944,821	$5,032,927	1/31/2016 TTM	9.4%	85.6%	$9,019,042	$3,938,640	$5,080,402	9.5%	$218,931	$0	$4,861,471	9.1%
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%	$721,169	$290,732	$430,437	12/31/2014		$776,019	$317,904	$458,115	12/31/2015		$776,254	$319,313	$456,940	1/31/2016 TTM		86.8%	$780,742	$295,374	$485,368		$2,172	$0	$483,196
Property		4.02	Metro Self Storage - Midland	0.5%	$653,219	$212,503	$440,716	12/31/2014		$667,765	$217,983	$449,782	12/31/2015		$659,709	$219,788	$439,921	1/31/2016 TTM		85.0%	$643,068	$214,635	$428,433		$20,462	$0	$407,971
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%	$657,424	$270,917	$386,507	12/31/2014		$703,680	$294,143	$409,537	12/31/2015		$703,707	$294,024	$409,683	1/31/2016 TTM		87.7%	$716,094	$273,297	$442,797		$22,271	$0	$420,526
Property		4.04	Metro Self Storage - Lubbock	0.4%	$519,098	$204,707	$314,391	12/31/2014		$560,433	$213,859	$346,574	12/31/2015		$560,585	$216,105	$344,480	1/31/2016 TTM		86.1%	$569,735	$209,844	$359,891		$22,322	$0	$337,568
Property		4.05	Metro Self Storage - LaMarque	0.4%	$552,430	$250,113	$302,316	12/31/2014		$598,472	$249,910	$348,562	12/31/2015		$598,217	$249,743	$348,474	1/31/2016 TTM		91.1%	$612,039	$227,668	$384,372		$8,041	$0	$376,331
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%	$567,443	$247,593	$319,850	12/31/2014		$574,434	$249,240	$325,194	12/31/2015		$576,157	$249,982	$326,174	1/31/2016 TTM		86.6%	$571,266	$247,663	$323,603		$19,591	$0	$304,012
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%	$516,428	$218,272	$298,156	12/31/2014		$544,429	$238,797	$305,632	12/31/2015		$544,276	$238,750	$305,526	1/31/2016 TTM		88.9%	$542,333	$220,697	$321,636		$17,573	$0	$304,063
Property		4.08	Metro Self Storage - Conyers	0.4%	$447,260	$147,845	$299,416	12/31/2014		$507,333	$170,940	$336,393	12/31/2015		$507,333	$170,940	$336,393	1/31/2016 TTM		92.6%	$507,333	$242,287	$265,046		$7,826	$0	$257,220
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%	$500,225	$216,848	$283,377	12/31/2014		$510,787	$243,554	$267,233	12/31/2015		$509,744	$245,257	$264,487	1/31/2016 TTM		83.1%	$509,333	$224,362	$284,971		$2,300	$0	$282,671
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%	$482,554	$217,069	$265,485	12/31/2014		$501,180	$227,146	$274,034	12/31/2015		$501,844	$226,980	$274,864	1/31/2016 TTM		86.0%	$513,057	$224,091	$288,966		$24,781	$0	$264,185
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%	$468,506	$218,280	$250,226	12/31/2014		$478,564	$225,453	$253,111	12/31/2015		$478,835	$225,867	$252,968	1/31/2016 TTM		85.0%	$475,883	$208,462	$267,421		$16,214	$0	$251,208
Property		4.12	Metro Self Storage - Mableton	0.3%	$356,526	$107,077	$249,450	12/31/2014		$404,412	$122,107	$282,305	12/31/2015		$404,412	$122,107	$282,305	1/31/2016 TTM		76.5%	$404,412	$193,676	$210,736		$6,712	$0	$204,023
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%	$526,763	$276,408	$250,355	12/31/2014		$527,178	$288,872	$238,306	12/31/2015		$521,941	$290,000	$231,941	1/31/2016 TTM		83.4%	$513,394	$301,492	$211,902		$20,182	$0	$191,720
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%	$445,155	$237,335	$207,820	12/31/2014		$460,790	$238,483	$222,307	12/31/2015		$461,602	$238,815	$222,787	1/31/2016 TTM		85.4%	$471,120	$237,413	$233,707		$18,802	$0	$214,905
Property		4.15	Metro Self Storage - Topeka/California	0.3%	$421,503	$230,313	$191,190	12/31/2014		$428,511	$230,757	$197,755	12/31/2015		$432,840	$229,404	$203,436	1/31/2016 TTM		85.2%	$432,983	$223,987	$208,996		$2,194	$0	$206,801
Property		4.16	Metro Self Storage - Park City	0.2%	$352,506	$203,567	$148,940	12/31/2014		$378,249	$202,125	$176,125	12/31/2015		$380,301	$204,097	$176,204	1/31/2016 TTM		86.9%	$389,786	$199,255	$190,531		$3,747	$0	$186,784
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%	$338,385	$208,633	$129,752	12/31/2014		$356,416	$203,444	$152,972	12/31/2015		$359,992	$203,647	$156,345	1/31/2016 TTM		78.8%	$366,463	$194,437	$172,026		$3,739	$0	$168,287
Loan	9	5	525 Seventh Avenue	5.0%	$23,720,973	$9,440,167	$14,280,806	12/31/2014	8.1%	$25,650,366	$10,003,780	$15,646,586	12/31/2015	8.9%	$26,235,658	$10,075,898	$16,159,760	3/31/2016 TTM	9.2%	95.0%	$28,615,537	$9,803,540	$18,811,997	10.7%	$101,619	$1,237,451	$17,472,926	9.9%
Loan		6	Burleson Crossing	4.6%	$3,261,583	$893,720	$2,367,863	12/31/2014	5.9%	$3,574,106	$1,063,936	$2,510,170	12/31/2015	6.2%	$4,248,610	$1,133,831	$3,114,779	2/29/2016 TTM	7.7%	91.3%	$4,628,760	$1,186,365	$3,442,395	8.6%	$25,216	$191,645	$3,225,534	8.0%
Loan	10	7	2100 Ross	4.3%	$10,838,304	$8,034,145	$2,804,159	12/31/2014	2.9%	$14,359,836	$7,599,348	$6,760,488	12/31/2015	6.9%	$15,283,553	$7,706,810	$7,576,744	2/29/2016 TTM	7.8%	83.1%	$18,676,429	$9,116,730	$9,559,700	9.8%	$219,369	$1,033,353	$8,306,977	8.5%
Loan	11	8	Twenty Ninth Street Retail	4.0%	$22,140,809	$9,223,298	$12,917,510	12/31/2013	8.6%	$23,983,326	$8,944,187	$15,039,139	12/31/2014	10.0%	$26,923,110	$9,876,713	$17,046,397	12/31/2015	11.4%	98.2%	$28,373,670	$10,394,445	$17,979,225	12.0%	$160,930	$437,350	$17,380,945	11.6%
Loan		9	Valencia at Doral	3.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	$4,536,163	$1,795,551	$2,740,612	2/29/2016 TTM	8.3%	95.0%	$4,408,148	$1,815,605	$2,592,543	7.9%	$42,500	$0	$2,550,043	7.7%
Loan	12, 13	10	Gateway Plaza	3.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	85.7%	$11,401,321	$3,466,063	$7,935,258	13.8%	$49,546	$388,168	$7,497,543	13.0%
Loan	14	11	Grove City Premium Outlets	2.7%	$22,526,127	$6,380,355	$16,145,772	12/31/2014	11.5%	$23,061,077	$6,388,943	$16,672,134	12/31/2015	11.9%	$23,375,140	$6,436,964	$16,938,176	2/29/2016 TTM	12.1%	95.0%	$23,464,532	$6,527,822	$16,936,710	12.1%	$217,794	$359,439	$16,359,477	11.7%
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	$5,447,773	$4,336,184	$1,111,589	12/31/2014	2.0%	$18,645,166	$10,633,800	$8,011,366	12/31/2015	14.1%	$19,228,076	$10,840,461	$8,387,615	2/29/2016 TTM	14.8%	63.8%	$19,175,540	$11,176,549	$7,998,991	14.1%	$872,487	$0	$7,126,504	12.6%
Loan	18	13	Le Meridien Cambridge MIT	2.4%	$19,423,519	$12,804,407	$6,619,112	12/31/2013	9.2%	$21,388,359	$13,465,441	$7,922,918	12/31/2014	11.0%	$21,996,094	$14,060,828	$7,935,266	12/31/2015	11.0%	89.4%	$21,996,094	$14,056,798	$7,939,296	11.0%	$879,843	$0	$7,059,452	9.8%
Loan	6, 8, 19	14	AvidXchange	2.4%	$4,081,114	$283,530	$3,797,584	12/31/2013	7.3%	$4,176,369	$288,100	$3,888,269	12/31/2014	7.5%	$4,994,584	$653,007	$4,341,578	12/31/2015	8.4%	93.8%	$6,770,782	$883,759	$5,887,023	11.3%	$47,821	$179,330	$5,659,872	10.9%
Property		14.01	AvidXchange Music Factory	1.7%	$4,081,114	$283,530	$3,797,584	12/31/2013		$4,176,369	$288,100	$3,888,269	12/31/2014		$4,994,584	$653,007	$4,341,578	12/31/2015		95.0%	$5,414,604	$681,202	$4,733,401		$36,541	$137,028	$4,559,833
Property		14.02	Silver Hammer Building	0.6%	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		89.8%	$1,356,178	$202,556	$1,153,622		$11,281	$42,302	$1,100,039
Loan	20	15	300 Four Falls	2.3%	$9,148,392	$3,593,128	$5,555,264	12/31/2013	7.9%	$9,124,584	$3,260,880	$5,863,704	12/31/2014	8.4%	$10,427,327	$3,353,608	$7,073,719	12/31/2015	10.1%	95.0%	$10,549,367	$3,709,547	$6,839,820	9.8%	$110,438	$67,151	$6,662,231	9.5%
Loan	6, 8	16	Newbury Street Portfolio	2.3%	$1,161,539	$498,533	$663,006	12/31/2013	3.3%	$1,604,797	$454,841	$1,149,956	12/31/2014	5.7%	$1,877,486	$652,158	$1,225,328	12/31/2015	6.1%	91.6%	$2,141,386	$624,393	$1,516,993	7.6%	$3,190	$55,023	$1,458,781	7.3%
Property		16.01	11 Newbury	1.3%	$493,667	$296,442	$197,225	12/31/2013		$904,295	$256,217	$648,078	12/31/2014		$1,234,099	$380,907	$853,192	12/31/2015		95.0%	$1,257,610	$385,016	$872,594		$2,013	$34,215	$836,367
Property		16.02	138 Newbury	1.0%	$667,872	$202,092	$465,780	12/31/2013		$700,502	$198,624	$501,878	12/31/2014		$643,387	$271,251	$372,136	12/31/2015		87.2%	$883,776	$239,377	$644,399		$1,178	$20,807	$622,414
Loan		17	Campus Palms	2.3%	N/A	N/A	N/A	N/A	N/A	$2,607,617	$1,711,847	$895,770	12/31/2015	4.5%	$3,017,583	$1,280,045	$1,737,537	2/29/2016 TTM	8.7%	95.0%	$3,745,007	$1,747,516	$1,997,492	10.0%	$81,510	$0	$1,915,982	9.6%
Loan	21	18	Princeton Pike Corporate Center	2.3%	$16,624,756	$6,860,074	$9,764,682	12/31/2013	7.5%	$18,618,962	$8,728,532	$9,890,430	12/31/2014	7.6%	$19,936,472	$9,093,613	$10,842,859	10/31/2015 TTM	8.3%	86.3%	$21,220,131	$8,718,377	$12,501,754	9.6%	$226,737	$1,521,779	$10,753,238	8.3%
Loan		19	Crossings at Marshall Creek	2.0%	$786,423	$72,909	$713,514	12/31/2013	4.1%	$2,234,640	$549,634	$1,685,006	12/31/2014	9.8%	$2,029,996	$443,478	$1,586,519	12/31/2015	9.2%	92.0%	$2,622,383	$1,003,217	$1,619,166	9.4%	$15,998	$93,822	$1,509,345	8.8%
Loan		20	Aberdeen Commons	1.7%	$453,666	$81,833	$371,833	12/31/2013	2.5%	$2,007,581	$431,660	$1,575,920	12/31/2014	10.6%	$2,065,820	$362,748	$1,703,072	12/31/2015	11.5%	95.0%	$1,965,432	$393,666	$1,571,766	10.6%	$24,357	$76,869	$1,470,540	9.9%
Loan	6, 22	21	Austin Office Portfolio	1.7%	$2,391,172	$1,164,146	$1,227,026	12/31/2013	8.3%	$2,115,049	$1,090,030	$1,025,019	12/31/2014	7.0%	$2,609,003	$1,176,887	$1,432,116	12/31/2015	9.7%	89.4%	$2,678,162	$1,230,021	$1,448,141	9.9%	$24,862	$154,627	$1,268,652	8.6%
Property		21.01	Briarcroft Office	1.0%	$1,348,190	$564,498	$783,692	12/31/2013		$1,191,889	$591,218	$600,671	12/31/2014		$1,398,391	$624,085	$774,306	12/31/2015		94.5%	$1,487,072	$656,591	$830,481		$12,765	$87,108	$730,608
Property		21.02	9101 Burnet Office	0.7%	$1,042,982	$599,648	$443,334	12/31/2013		$923,160	$498,812	$424,348	12/31/2014		$1,210,612	$552,802	$657,810	12/31/2015		83.8%	$1,191,090	$573,429	$617,660		$12,097	$67,519	$538,044
Loan	23	22	Huntington Apartments	1.5%	$1,534,180	$427,120	$1,107,060	12/31/2013	8.3%	$1,642,667	$436,509	$1,206,158	12/31/2014	9.0%	$1,823,880	$438,256	$1,385,624	12/31/2015	10.3%	92.5%	$1,832,945	$541,725	$1,291,220	9.6%	$24,360	$30,366	$1,236,494	9.2%
Loan		23	Burbank Retail Center	1.5%	$1,877,197	$536,578	$1,340,619	12/31/2013	10.3%	$1,943,186	$458,209	$1,484,977	12/31/2014	11.4%	$1,980,512	$481,594	$1,498,918	12/31/2015	11.5%	95.0%	$1,988,777	$402,829	$1,585,948	12.2%	$15,567	$24,534	$1,545,848	11.9%
Loan		24	Lincoln Towers Apartments	1.5%	$3,428,375	$1,850,325	$1,578,050	12/31/2014	12.4%	$3,483,900	$1,928,794	$1,555,106	12/31/2015	12.2%	$3,488,651	$1,891,623	$1,597,028	2/29/2016 TTM	12.5%	92.0%	$3,500,672	$1,832,344	$1,668,328	13.1%	$130,698	$0	$1,537,630	12.0%
Loan		25	The Granville	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$1,144,913	$300,636	$844,277	8.5%	$4,773	$36,475	$803,030	8.1%
Loan		26	DeZavala Crossing	1.1%	$1,246,870	$419,422	$827,448	12/31/2014	8.6%	$1,305,658	$401,410	$904,248	12/31/2015	9.4%	$1,311,007	$362,027	$948,980	2/29/2016 TTM	9.8%	95.0%	$1,263,742	$415,438	$848,304	8.8%	$14,500	$37,942	$795,862	8.2%
Loan		27	Ash Tree Square	1.1%	$1,426,149	$383,528	$1,042,621	12/31/2013	10.8%	$1,427,504	$402,018	$1,025,486	12/31/2014	10.7%	$1,472,560	$420,754	$1,051,806	2/29/2016 TTM	10.9%	94.5%	$1,567,046	$483,618	$1,083,428	11.3%	$12,132	$64,403	$1,006,893	10.5%
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	$8,060,166	$7,173,644	$886,522	12/31/2013	9.4%	$8,494,328	$7,299,686	$1,194,642	12/31/2014	12.6%	$8,776,298	$7,168,416	$1,607,882	1/31/2016 TTM	17.0%	60.4%	$8,738,390	$7,210,013	$1,528,377	16.2%	$349,536	$0	$1,178,842	12.5%
Loan	22	29	Best Western - Agate Beach, OR	1.0%	$4,232,090	$3,361,036	$871,054	12/31/2014	9.7%	$4,840,141	$3,574,390	$1,265,751	12/31/2015	14.1%	$4,891,892	$3,475,362	$1,416,530	3/31/2016 TTM	15.8%	54.7%	$4,878,971	$3,504,784	$1,374,187	15.3%	$195,159	0	$1,179,028	13.1%
Loan		30	1300 Virginia Drive	1.0%	$1,815,276	$1,088,075	$727,201	12/31/2014	8.5%	$1,904,378	$1,021,844	$882,534	12/31/2015	10.3%	$1,943,914	$1,013,343	$930,571	2/29/2016 TTM	10.8%	87.4%	$2,005,585	$1,001,201	$1,004,383	11.7%	$20,975	$104,874	$878,535	10.2%
Loan		31	Gateway Business Center	0.9%	$778,983	$421,054	$357,929	12/31/2013	4.4%	$908,364	$408,002	$500,362	12/31/2014	6.1%	$945,110	$415,417	$529,693	12/31/2015	6.4%	84.9%	$1,264,283	$433,376	$830,907	10.1%	$13,877	$117,924	$699,106	8.5%
Loan		32	StorQuest Denver	0.9%	$681,782	$356,432	$325,350	12/31/2014	4.0%	$1,095,971	$455,087	$640,884	12/31/2015	7.8%	$1,116,435	$467,618	$648,816	1/31/2016 TTM	7.9%	79.4%	$1,155,896	$434,143	$721,753	8.8%	$7,242	$0	$714,512	8.7%
Loan		33	The Shoppes at Taylor Mill	0.9%	$1,050,326	$275,752	$774,574	12/31/2014	10.2%	$1,029,267	$273,177	$756,090	12/31/2015	9.9%	$1,051,307	$272,589	$778,718	3/31/2016 TTM	10.2%	95.0%	$1,048,144	$267,275	$780,868	10.3%	$13,865	$64,709	$702,295	9.2%
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	$2,955,374	$2,031,823	$923,551	12/31/2013	12.4%	$2,742,640	$1,924,421	$818,219	12/31/2014	11.0%	$3,209,597	$2,024,213	$1,185,384	12/31/2015	15.9%	64.6%	$3,209,597	$2,202,657	$1,006,939	13.5%	$128,384	$0	$878,555	11.8%
Loan		35	Miller Park Way Center	0.8%	N/A	N/A	N/A	N/A	N/A	$222,078	$236,356	-$14,278	12/31/2015	-0.2%	$645,514	$150,090	$495,424	3/31/2016 Ann. T-3	7.5%	92.7%	$944,091	$274,027	$670,064	10.2%	$7,367	$23,092	$639,605	9.7%
Loan		36	Hawthorn Suites - Troy, MI	0.7%	N/A	N/A	N/A	N/A	N/A	$2,699,359	$1,892,217	$807,142	12/31/2014	13.9%	$3,016,496	$1,734,564	$1,281,932	12/31/2015	22.0%	75.0%	$2,966,678	$1,774,439	$1,192,240	20.5%	$118,667	$0	$1,073,573	18.4%
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%	$1,246,543	$412,957	$833,586	12/31/2013	14.5%	$1,245,480	$456,146	$789,334	12/31/2014	13.7%	$1,132,953	$440,886	$692,067	8/31/2015 Ann. T-8	12.0%	87.3%	$1,191,735	$494,206	$697,529	12.1%	$22,746	$20,394	$654,389	11.4%
Property		37.01	4453-4455 North Harlem Avenue	0.2%	$297,797	$94,394	$203,403	12/31/2013		$326,416	$114,530	$211,886	12/31/2014		$300,243	$103,187	$197,057	8/31/2015 Ann. T-8		100.0%	$327,260	$116,277	$210,983		$4,390	$5,413	$201,179
Property		37.02	1107-1117 W. Lincoln Highway	0.1%	$246,306	$63,876	$182,430	12/31/2013		$145,599	$60,218	$85,381	12/31/2014		$49,457	$48,260	$1,197	8/31/2015 Ann. T-8		100.0%	$208,244	$63,476	$144,768		$5,886	$3,104	$135,778
Property		37.03	401-421 Townline Road	0.1%	$220,612	$92,428	$128,184	12/31/2013		$273,391	$102,379	$171,012	12/31/2014		$293,778	$112,215	$181,563	8/31/2015 Ann. T-8		40.1%	$116,202	$108,160	$8,042		$2,945	$4,475	$621
Property		37.04	414-416 West Coliseum Blvd.	0.1%	$142,506	$46,743	$95,763	12/31/2013		$160,490	$44,148	$116,342	12/31/2014		$185,211	$46,263	$138,949	8/31/2015 Ann. T-8		100.0%	$185,195	$51,955	$133,241		$2,460	$2,805	$127,976
Property		37.05	1630 75th Street	0.1%	$162,385	$38,332	$124,053	12/31/2013		$174,500	$44,295	$130,205	12/31/2014		$163,161	$44,089	$119,072	8/31/2015 Ann. T-8		100.0%	$184,270	$51,460	$132,810		$3,354	$2,955	$126,502
Property		37.06	8636 South Cicero Avenue	0.1%	$176,937	$77,184	$99,753	12/31/2013		$165,084	$90,576	$74,508	12/31/2014		$141,104	$86,874	$54,230	8/31/2015 Ann. T-8		100.0%	$170,564	$102,879	$67,685		$3,711	$1,640	$62,334
Loan		38	CVS - Denton	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	100.0%	$451,759	$13,553	$438,206	8.1%	$1,982	$0	$436,225	8.1%
Loan		39	Timbercreek Village	0.6%	$1,055,195	$528,112	$527,082	12/31/2013	10.0%	$1,082,989	$568,380	$514,609	12/31/2014	9.8%	$1,119,449	$609,664	$509,785	12/31/2015	9.7%	94.0%	$1,139,562	$587,000	$552,562	10.5%	$35,000	$0	$517,562	9.9%
Loan		40	Tollgate Commons	0.6%	$560,817	$156,596	$404,222	12/31/2013	8.0%	$644,248	$168,396	$475,852	12/31/2014	9.4%	$689,055	$179,724	$509,331	12/31/2015	10.0%	95.0%	$652,070	$172,642	$479,428	9.4%	$3,204	$22,563	$453,662	8.9%
Loan		41	Mulberry and Lemay Crossing	0.6%	N/A	N/A	N/A	N/A	N/A	$702,068	$182,151	$519,917	12/31/2014	10.4%	$696,740	$174,771	$521,969	12/31/2015	10.4%	95.0%	$677,994	$201,916	$476,078	9.5%	$2,848	$27,722	$445,507	8.9%
Loan		42	Eagle Village Shops	0.6%	$1,553,161	$887,793	$665,368	12/31/2013	13.3%	$1,628,960	$978,345	$650,615	12/31/2014	13.0%	$1,936,339	$1,049,629	$886,710	2/29/2016 TTM	17.7%	89.0%	$1,938,237	$897,297	$1,040,940	20.8%	$17,074	$93,158	$930,708	18.6%
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	$1,383,889	$798,552	$585,337	12/31/2013	11.8%	$1,514,229	$878,508	$635,721	12/31/2014	12.8%	$1,501,843	$877,735	$624,108	12/31/2015	12.5%	62.7%	$1,501,843	$878,434	$623,409	12.5%	$60,074	$0	$563,335	11.3%
Loan		44	Governors House Apartments	0.5%	$973,612	$469,563	$504,049	12/31/2013	10.7%	$990,250	$489,907	$500,343	12/31/2014	10.6%	$982,973	$504,376	$478,597	12/31/2015	10.1%	91.5%	$1,003,476	$554,747	$448,729	9.5%	$24,000	$0	$424,729	9.0%
Loan		45	Crossgate Village Shopping Center	0.5%	N/A	N/A	N/A	N/A	N/A	$212,213	$208,910	$3,303	12/31/2014 Ann. T-3	0.1%	$341,747	$234,465	$107,282	11/30/2015 TTM	2.3%	89.1%	$647,429	$203,258	$444,171	9.7%	$20,605	$43,523	$380,042	8.3%
Loan		46	Robin’s Nest	0.5%	$654,114	$140,812	$513,302	12/31/2014	11.3%	$654,909	$140,841	$514,068	12/31/2015	11.3%	$654,979	$138,839	$516,140	1/31/2016 TTM	11.3%	94.0%	$654,579	$182,238	$472,341	10.4%	$4,734	$49,775	$417,833	9.2%
Loan		47	North Olmsted Shopping Center Fee	0.5%	$510,000	$0	$510,000	12/31/2014	12.8%	$510,000	$0	$510,000	12/31/2015	12.8%	$510,000	$0	$510,000	2/28/2016 TTM	12.8%	100.0%	$565,000	$0	$565,000	14.1%	$0	$0	$565,000	14.1%
Loan		48	Clearfield Plaza	0.4%	$609,842	$293,143	$316,699	12/31/2013	8.0%	$518,780	$359,216	$159,564	12/31/2014	4.1%	$515,778	$293,260	$222,518	12/31/2015	5.7%	94.0%	$680,855	$210,739	$470,116	11.9%	$12,205	$31,810	$426,101	10.8%
Loan		49	Windsong Mobile Village	0.4%	$612,997	$289,048	$323,950	12/31/2014	8.8%	$629,057	$288,267	$340,791	12/31/2015	9.2%	$646,897	$289,967	$356,930	2/29/2016 TTM	9.7%	79.4%	$672,023	$293,157	$378,866	10.3%	$7,600	$0	$371,266	10.1%
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	$1,960,309	$1,080,062	$880,248	12/31/2013	25.4%	$1,791,607	$998,624	$792,983	12/31/2014	22.9%	$1,776,973	$1,013,422	$763,550	8/31/2015 TTM	22.0%	62.2%	$1,776,974	$1,111,815	$665,159	19.2%	$71,079	$0	$594,080	17.1%
Loan		51	Eldridge Self Storage	0.4%	$1,035,214	$382,084	$653,130	12/31/2013	20.4%	$1,081,689	$404,965	$676,724	12/31/2014	21.1%	$1,124,710	$428,085	$696,625	9/30/2015 TTM	21.8%	82.0%	$1,026,871	$411,776	$615,095	19.2%	$8,843	$0	$606,253	18.9%
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%	$348,498	$113,847	$234,651	12/31/2013	11.6%	$351,389	$115,227	$236,162	12/31/2014	11.6%	$353,830	$88,629	$265,201	12/31/2015	13.1%	95.0%	$389,727	$113,715	$276,012	13.6%	$5,150	$0	$270,862	13.4%
Property		52.01	Pine Terrace MHC	0.1%	$199,754	$40,914	$158,840	12/31/2013		$197,003	$33,485	$163,518	12/31/2014		$197,003	$17,831	$179,172	12/31/2015		95.0%	$201,496	$28,507	$172,990		$2,600	$0	$170,390
Property		52.02	Lakeview MHC	0.1%	$148,744	$72,933	$75,811	12/31/2013		$154,386	$81,742	$72,644	12/31/2014		$156,827	$70,798	$86,029	12/31/2015		95.0%	$188,231	$85,208	$103,023		$2,550	$0	$100,473

 A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					LARGEST TENANT INFORMATION				2ND LARGEST TENANT INFORMATION				3RD LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Largest Tenant	Largest Tenant Lease Expiration	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF	3rd Largest Tenant	3rd Largest Tenant Lease Expiration	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 5, 6	2	In-Rel 8	6.8%
Property		2.01	Lynnfield Park	1.5%	First Tennessee Bank National	7/31/2018	138,812	49.4%	Daniel W. Marzahl dba Executive Business	12/31/2018	10,111	3.6%	Lab Four Professional Development Center	3/31/2021	7,606	2.7%
Property		2.02	Chase Tower	1.5%	JP Morgan Chase Bank	11/30/2017	52,197	21.9%	Fayette County Attorney - ANNEX	6/30/2023	42,120	17.7%	McBrayer, McGinnis, Leslie & Kirkland, PLLC	4/30/2027	37,641	15.8%
Property		2.03	50 Penn Place	1.4%	Clear Channel Broadcasting, Inc./IHeartMedia + Entertainment, Inc.	8/31/2025	26,628	8.3%	RELX Inc.	7/31/2019	24,629	7.7%	ITT Educational Services	1/31/2019	19,109	6.0%
Property		2.04	I-Bank Tower	1.3%	Independent Bank	9/30/2021	40,666	14.8%	Mid-South Pulmonary Specialists	2/28/2022	17,504	6.4%	Methodist Healthcare Memphis Hospitals	1/31/2021	17,073	6.2%
Property		2.05	4100 Okeechobee	0.4%	ChildNet, Inc.	6/30/2019	50,155	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.06	Center Point	0.3%	Food Giant	8/31/2019	54,172	36.5%	Fred’s	10/31/2020	24,000	16.2%	Heaven Cent Thrift	2/28/2025	20,000	13.5%
Property		2.07	Bainbridge Mall	0.2%	Belk, Inc	8/22/2018	40,800	31.6%	The Cato Corporation #7663	1/31/2021	19,800	15.3%	WooriDoori, LLC	5/31/2024	16,712	12.9%
Property		2.08	Plantation Merch. Mart	0.2%	Ruby’s Home Health/Jun Enterprises	4/30/2020	11,750	32.7%	Plantation Open MRI, LLC/ Andrew Byers	12/31/2019	6,569	18.3%	A-1 American Plumbing	9/30/2019	5,256	14.6%
Loan		3	Belk Headquarters	6.6%	Belk, Inc.	3/1/2031	473,698	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	Metro Self Storage - Midland	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.04	Metro Self Storage - Lubbock	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.05	Metro Self Storage - LaMarque	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.08	Metro Self Storage - Conyers	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.12	Metro Self Storage - Mableton	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.15	Metro Self Storage - Topeka/California	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.16	Metro Self Storage - Park City	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	5	525 Seventh Avenue	5.0%	Jones Apparel Group	12/31/2019	58,729	11.6%	Kobra International Ltd	6/30/2027	29,461	5.8%	Fashion Avenue Sweater Knits	6/30/2024	24,473	4.8%
Loan		6	Burleson Crossing	4.6%	Hobby Lobby	9/30/2030	55,000	21.8%	Best Buy	1/31/2020	30,000	11.9%	TJ Maxx	9/30/2022	23,000	9.1%
Loan	10	7	2100 Ross	4.3%	CBRE, Inc.	3/31/2022	128,229	15.2%	Lockton Companies, LLC	3/31/2026	98,725	11.7%	Netherland, Sewell & Associates, Inc.	9/30/2025	61,898	7.3%
Loan	11	8	Twenty Ninth Street Retail	4.0%	Home Depot, The	1/31/2031	141,373	20.0%	Century Theatres	8/31/2017	48,510	6.9%	Whole Foods Market	2/28/2017	45,598	6.5%
Loan		9	Valencia at Doral	3.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12, 13	10	Gateway Plaza	3.4%	McGuireWoods LLP	8/31/2030	224,537	68.0%	TowneBank	3/31/2031	26,047	7.9%	CCA Industries, Inc.	9/30/2030	25,707	7.8%
Loan	14	11	Grove City Premium Outlets	2.7%	V.F. Factory Outlet	11/30/2019	29,224	5.5%	Old Navy	1/31/2021	20,188	3.8%	Nike Factory Store	6/30/2018	16,475	3.1%
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	18	13	Le Meridien Cambridge MIT	2.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 8, 19	14	AvidXchange	2.4%
Property		14.01	AvidXchange Music Factory	1.7%	AvidXchange	3/31/2021	21,967	12.0%	Live Nation Worldwide, Inc. (Fillmore)	5/31/2019	19,398	10.6%	Label	6/30/2017	16,206	8.9%
Property		14.02	Silver Hammer Building	0.6%	AvidXchange	12/31/2030	45,236	80.2%	Rick Lazes	MTM	6,017	10.7%	Charlotte-Mecklenburg Schools	6/30/2017	4,500	8.0%
Loan	20	15	300 Four Falls	2.3%	John Templeton Foundation	10/31/2020	58,362	19.6%	The Judge Group, Inc.	8/31/2017	41,360	13.9%	EMC Corporation	10/31/2017	33,538	11.2%
Loan	6, 8	16	Newbury Street Portfolio	2.3%
Property		16.01	11 Newbury	1.3%	Dolce & Gabbana	5/31/2024	5,195	38.7%	Salon Capri	8/31/2022	2,222	16.6%	JAHD Management Co. LLC	3/31/2021	2,000	14.9%
Property		16.02	138 Newbury	1.0%	H&M	1/31/2026	4,750	60.5%	Apex	5/31/2016	1,100	14.0%	N/A	N/A	N/A	N/A
Loan		17	Campus Palms	2.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	21	18	Princeton Pike Corporate Center	2.3%	Stark & Stark	12/31/2022	93,961	11.6%	Fox Rothschild LLP	4/30/2024	57,048	7.0%	GS1 US	11/30/2018	47,215	5.8%
Loan		19	Crossings at Marshall Creek	2.0%	Price Chopper	6/30/2033	52,043	48.8%	Rite Aid	9/30/2033	14,673	13.8%	Family Dollar	6/30/2020	8,000	7.5%
Loan		20	Aberdeen Commons	1.7%	Ross Stores, Inc.	1/31/2021	30,114	24.7%	Bed Bath & Beyond	1/31/2026	22,975	18.9%	PetsMart, Inc.	6/30/2025	22,557	18.5%
Loan	6, 22	21	Austin Office Portfolio	1.7%
Property		21.01	Briarcroft Office	1.0%	Hellas Construction	09/30/2016	13,838	21.7%	MX Toolbox, Inc.	11/30/2017	6,101	9.6%	DuCharme, McMillen & Associates, Inc.	11/30/2017	4,154	6.5%
Property		21.02	9101 Burnet Office	0.7%	Little Tesoros Therapy Services, LLP	04/30/2021	10,417	17.2%	Square D Corporation	3/31/2018	9,458	15.6%	Arrow Electronics, Inc.	06/30/2019	8,982	14.8%
Loan	23	22	Huntington Apartments	1.5%	Want My Look	5/31/2020	9,000	15.4%	Wild Foods & Juices	3/30/2017	2,657	4.5%	Christian King Hair	1/31/2018	1,911	3.3%
Loan		23	Burbank Retail Center	1.5%	Kmart Corporation	7/31/2019	72,577	69.9%	Chuck E Cheese Entertainment	7/31/2019	12,150	11.7%	FP Stores	1/31/2019	4,420	4.3%
Loan		24	Lincoln Towers Apartments	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	The Granville	1.1%	Aldi	7/31/2024	15,620	49.1%	Sleepy’s	11/30/2021	5,624	17.7%	Chicago Health Medical Group	10/31/2025	3,870	12.2%
Loan		26	DeZavala Crossing	1.1%	The Tile Shop	11/30/2023	31,200	32.3%	Spec’s Family Partners. LTD	6/30/2022	28,000	29.0%	PetSmart, Inc.	1/31/2021	19,468	20.1%
Loan		27	Ash Tree Square	1.1%	Ross Dress for Less	1/31/2022	29,611	36.6%	Lane Bryant	1/31/2018	7,712	9.5%	Plato’s Closet	8/31/2017	6,122	7.6%
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	22	29	Best Western - Agate Beach, OR	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	1300 Virginia Drive	1.0%	K&L Consultants	7/30/2019	12,858	12.3%	Starfield & Smith	7/31/2018	10,878	10.4%	Lincoln Benefits Group	3/31/2018	8,391	8.0%
Loan		31	Gateway Business Center	0.9%	Atlantic City Linen	11/17/2023	31,000	33.5%	The World Mission Agency, Inc	10/31/2019	10,365	11.2%	Pruftechnik	7/12/2021	9,044	9.8%
Loan		32	StorQuest Denver	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	The Shoppes at Taylor Mill	0.9%	Remke Markets, Inc	8/31/2023	38,766	55.9%	The Lucky Duck Pub	12/31/2020	4,376	6.3%	Pets Plus	11/30/2017	3,902	5.6%
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Miller Park Way Center	0.8%	Dental Associates Family and Specialty Care, LLC	11/30/2030	18,106	49.2%	Hanger Prosthetics & Orthotics, Inc.	2/28/2017	5,000	13.6%	CitiFinancial	12/31/2016	3,218	8.7%
Loan		36	Hawthorn Suites - Troy, MI	0.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%
Property		37.01	4453-4455 North Harlem Avenue	0.2%	Discovery Clothing	12/14/2018	9,323	74.3%	Lovers Lane	12/4/2016	3,220	25.7%	N/A	N/A	N/A	N/A
Property		37.02	1107-1117 W. Lincoln Highway	0.1%	Lee Supply Corp	7/21/2020	15,909	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.03	401-421 Townline Road	0.1%	Wagon Panda	11/21/2020	7,634	38.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.04	414-416 West Coliseum Blvd.	0.1%	Mattress Matters	12/31/2019	13,980	85.2%	Studio 13	10/6/2019	2,420	14.8%	N/A	N/A	N/A	N/A
Property		37.05	1630 75th Street	0.1%	American Matt.	2/8/2019	11,977	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.06	8636 South Cicero Avenue	0.1%	DG., Inc.	6/30/2020	11,598	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	CVS - Denton	0.6%	CVS Pharmacy, Inc.	1/31/2041	13,211	100.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Timbercreek Village	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Tollgate Commons	0.6%	Tio Juan’s Margarita’s	10/31/2022	7,000	32.8%	Osaka Japanese Restaurant	12/31/2023	3,200	15.0%	Beneficial Mutual Savings Bank	12/31/2027	3,158	14.8%
Loan		41	Mulberry and Lemay Crossing	0.6%	Chase	4/30/2018	4,090	21.5%	Qdoba Mexican Grill	8/31/2020	2,567	13.5%	Gamestop	3/31/2021	2,500	13.2%
Loan		42	Eagle Village Shops	0.6%	MSG Wayne LLC	4/30/2027	12,547	15.4%	The Barn at Valley FF	12/31/2029	8,380	10.3%	Valley Forge Flowers	12/31/2029	7,635	9.4%
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		44	Governors House Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		45	Crossgate Village Shopping Center	0.5%	Ollie’s	2/28/2026	32,000	46.6%	PF Antioch Fitness, LLC	9/30/2025	20,060	29.2%	Smile Brands of Tennessee	1/31/2019	2,955	4.3%
Loan		46	Robin’s Nest	0.5%	Yotsuba Corporation	8/31/2019	5,000	15.8%	Alegra Restaurant, L.L.C.	12/31/2018	4,540	14.4%	Vladmir Krasnov and Mayya Krasnov	12/31/2030	3,000	9.5%
Loan		47	North Olmsted Shopping Center Fee	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		48	Clearfield Plaza	0.4%	Pennmark Markets	1/31/2027	17,787	29.1%	Aarons	2/28/2017	10,951	17.9%	Label Shopper of St. Mary’s PA, LLC	3/31/2021	6,980	11.4%
Loan		49	Windsong Mobile Village	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		51	Eldridge Self Storage	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%
Property		52.01	Pine Terrace MHC	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		52.02	Lakeview MHC	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

 A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					4TH LARGEST TENANT INFORMATION				5TH LARGEST TENANT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	4th Largest Tenant	4th Largest Tenant Lease Expiration	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant	5th Largest Tenant Lease Expiration	5th Largest Tenant NSF	5th Largest Tenant % of NSF
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	4, 5, 6	2	In-Rel 8	6.8%
Property		2.01	Lynnfield Park	1.5%	Maxim Healthcare Services, Inc.	1/31/2021	7,569	2.7%	JK International, Inc.	2/28/2017	4,606	1.6%
Property		2.02	Chase Tower	1.5%	Cypress Semiconductor	4/30/2026	20,455	8.6%	AMR / Association Management Resources, Inc.	8/31/2020	17,877	7.5%
Property		2.03	50 Penn Place	1.4%	Belle Isle Restaurant	9/30/2020	12,080	3.8%	Oklahoma Society of Certified Public Accounts	7/31/2018	8,394	2.6%
Property		2.04	I-Bank Tower	1.3%	Southern Diversified, Inc.	6/30/2021	7,593	2.8%	Commerce Holdings	6/30/2018	7,450	2.7%
Property		2.05	4100 Okeechobee	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		2.06	Center Point	0.3%	Tacala, LLC/Taco Bell	3/14/2018	9,103	6.1%	Dollar General	4/30/2019	7,200	4.9%
Property		2.07	Bainbridge Mall	0.2%	Variety Wholesalers dba Maxway #161 - Bargain	1/31/2021	15,000	11.6%	Shoe Show, Inc. #12	8/31/2020	6,860	5.3%
Property		2.08	Plantation Merch. Mart	0.2%	All Uniform Wear	7/31/2017	3,708	10.3%	Mac Insurance Group, LLC	12/31/2017	2,521	7.0%
Loan		3	Belk Headquarters	6.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	Metro Self Storage - Midland	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.04	Metro Self Storage - Lubbock	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.05	Metro Self Storage - LaMarque	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.08	Metro Self Storage - Conyers	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.12	Metro Self Storage - Mableton	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.15	Metro Self Storage - Topeka/California	0.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.16	Metro Self Storage - Park City	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	5	525 Seventh Avenue	5.0%	Matague Co Ltd	11/30/2016	20,661	4.1%	B & J Fabrics Inc	3/31/2018	20,251	4.0%
Loan		6	Burleson Crossing	4.6%	Ross Dress for Less	1/31/2022	22,000	8.7%	Petco	8/31/2019	15,257	6.1%
Loan	10	7	2100 Ross	4.3%	Prudential Mortgage Capital Co.	4/30/2027	55,121	6.5%	Merrill Lynch, Pierce, Fenner & Smith, Inc.	2/28/2022	47,262	5.6%
Loan	11	8	Twenty Ninth Street Retail	4.0%	Nordstrom Rack	4/30/2021	39,031	5.5%	ColoradoAthleticClubs	6/30/2024	36,207	5.1%
Loan		9	Valencia at Doral	3.8%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12, 13	10	Gateway Plaza	3.4%	Potbelly’s	4/30/2026	2,568	0.8%	N/A	N/A	N/A	N/A
Loan	14	11	Grove City Premium Outlets	2.7%	Reebok/Rockport Outlet	4/30/2017	11,356	2.1%	Brooks Brothers	12/31/2019	9,584	1.8%
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	18	13	Le Meridien Cambridge MIT	2.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 8, 19	14	AvidXchange	2.4%
Property		14.01	AvidXchange Music Factory	1.7%	Industry, Inc.	8/31/2020	14,028	7.7%	Live Nation Worldwide, Inc. (Amphitheatre)	5/31/2019	13,000	7.1%
Property		14.02	Silver Hammer Building	0.6%	N.C. Guitar Works	MTM	650	1.2%	N/A	N/A	N/A	N/A
Loan	20	15	300 Four Falls	2.3%	SMG	4/30/2024	21,903	7.3%	ECBM	6/30/2018	21,534	7.2%
Loan	6, 8	16	Newbury Street Portfolio	2.3%
Property		16.01	11 Newbury	1.3%	Oral Design	8/31/2018	2,000	14.9%	Will Charles Salon	6/30/2017	2,000	14.9%
Property		16.02	138 Newbury	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		17	Campus Palms	2.3%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	21	18	Princeton Pike Corporate Center	2.3%	Albridge/BNY Mellon	1/1/2017	45,035	5.6%	Parsons Brinkerhoff	7/31/2021	43,509	5.4%
Loan		19	Crossings at Marshall Creek	2.0%	Asian Buffet	8/31/2023	6,950	6.5%	Somerset Tire Service	7/31/2028	5,600	5.3%
Loan		20	Aberdeen Commons	1.7%	Best Buy Stores, LP	3/31/2021	20,000	16.4%	Kirkland’s Stores	1/31/2021	6,339	5.2%
Loan	6, 22	21	Austin Office Portfolio	1.7%
Property		21.01	Briarcroft Office	1.0%	Othon, Inc.	7/31/2017	3,705	5.8%	Capital Area Speech	5/31/2019	3,613	5.7%
Property		21.02	9101 Burnet Office	0.7%	International Order of the Golden Rule	01/31/2020	3,251	5.4%	Logicmonitor, Inc.	10/31/2018	3,137	5.2%
Loan	23	22	Huntington Apartments	1.5%	P.S. Kaufman Footwear	11/30/2019	1,872	3.2%	Wax Candy	12/21/2021	1,751	3.0%
Loan		23	Burbank Retail Center	1.5%	Comerica Bank	2/28/2026	3,000	2.9%	Wingstop	12/31/2022	1,600	1.5%
Loan		24	Lincoln Towers Apartments	1.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	The Granville	1.1%	Orangetheory Fitness	4/30/2026	3,854	12.1%	Nova Spinal Care	11/17/2023	2,850	9.0%
Loan		26	DeZavala Crossing	1.1%	The Chair King, Inc.	12/31/2019	18,000	18.6%	N/A	N/A	N/A	N/A
Loan		27	Ash Tree Square	1.1%	Thai House Restaurant	11/30/2016	3,292	4.1%	Gallery Central	3/31/2018	3,192	3.9%
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	22	29	Best Western - Agate Beach, OR	1.0%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	1300 Virginia Drive	1.0%	Petrochoice Holdings, LLC	7/31/2023	8,184	7.8%	TRC Holdings, Inc.	3/31/2017	6,861	6.5%
Loan		31	Gateway Business Center	0.9%	The Consortium Inc.	5/31/2018	8,385	9.1%	Science Cares Pennsylvania	6/30/2020	5,093	5.5%
Loan		32	StorQuest Denver	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	The Shoppes at Taylor Mill	0.9%	Original Wok, LLC	3/31/2019	2,800	4.0%	School Belles, Kip Craft	7/31/2018	2,800	4.0%
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Miller Park Way Center	0.8%	TRH Subs, Inc.	7/31/2017	3,104	8.4%	Wisconsin Wings, Inc.	4/30/2017	1,528	4.1%
Loan		36	Hawthorn Suites - Troy, MI	0.7%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%
Property		37.01	4453-4455 North Harlem Avenue	0.2%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.02	1107-1117 W. Lincoln Highway	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.03	401-421 Townline Road	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.04	414-416 West Coliseum Blvd.	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.05	1630 75th Street	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		37.06	8636 South Cicero Avenue	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	CVS - Denton	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Timbercreek Village	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		40	Tollgate Commons	0.6%	US Post Office	6/30/2023	2,000	9.4%	Re/Max Realty Group Harleysville	12/31/2018	1,782	8.3%
Loan		41	Mulberry and Lemay Crossing	0.6%	RadioShack	1/31/2019	2,255	11.9%	Supercuts	11/30/2018	1,416	7.5%
Loan		42	Eagle Village Shops	0.6%	The Little House Shop	4/30/2018	7,500	9.2%	The Wedding Shoppe	6/30/2025	3,437	4.2%
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		44	Governors House Apartments	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		45	Crossgate Village Shopping Center	0.5%	Nigerian Restaurant and Cat	5/31/2020	1,600	2.3%	General Nutrition Corporation	10/31/2017	1,600	2.3%
Loan		46	Robin’s Nest	0.5%	Eden Revolution	10/31/2020	2,938	9.3%	Elite Training	5/1/2018	2,075	6.6%
Loan		47	North Olmsted Shopping Center Fee	0.5%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		48	Clearfield Plaza	0.4%	Drayer Physical Therapy Institute, LLC	4/30/2021	6,900	11.3%	Dollar Tree Stores, Inc.	6/30/2020	6,000	9.8%
Loan		49	Windsong Mobile Village	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		51	Eldridge Self Storage	0.4%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%
Property		52.01	Pine Terrace MHC	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		52.02	Lakeview MHC	0.1%	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

 A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Upfront Replacement Reserves	Monthly Replacement Reserves
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	$9,300,000	$0
Loan	4, 5, 6	2	In-Rel 8	6.8%	$0	$18,487
Property		2.01	Lynnfield Park	1.5%
Property		2.02	Chase Tower	1.5%
Property		2.03	50 Penn Place	1.4%
Property		2.04	I-Bank Tower	1.3%
Property		2.05	4100 Okeechobee	0.4%
Property		2.06	Center Point	0.3%
Property		2.07	Bainbridge Mall	0.2%
Property		2.08	Plantation Merch. Mart	0.2%
Loan		3	Belk Headquarters	6.6%	$0	$0
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%	$218,931	$0
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%
Property		4.02	Metro Self Storage - Midland	0.5%
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%
Property		4.04	Metro Self Storage - Lubbock	0.4%
Property		4.05	Metro Self Storage - LaMarque	0.4%
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%
Property		4.08	Metro Self Storage - Conyers	0.4%
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%
Property		4.12	Metro Self Storage - Mableton	0.3%
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%
Property		4.15	Metro Self Storage - Topeka/California	0.3%
Property		4.16	Metro Self Storage - Park City	0.2%
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%
Loan	9	5	525 Seventh Avenue	5.0%	$0	$0
Loan		6	Burleson Crossing	4.6%	$0	$3,152
Loan	10	7	2100 Ross	4.3%	$0	$18,281
Loan	11	8	Twenty Ninth Street Retail	4.0%	$0	$0
Loan		9	Valencia at Doral	3.8%	$0	$3,542
Loan	12, 13	10	Gateway Plaza	3.4%	$0	$0
Loan	14	11	Grove City Premium Outlets	2.7%	$0	$0
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	$0	An amount equal to the quotient of (i) the product of (A) the Gross Income from Operations generated at the Property for such year, multiplied by (B) if such Payment Date falls on (w) the First Payment Date through the Payment Date in June of 2016, then two one-hundredths (0.02), (x) the Payment Date in July of 2016 through the Payment Date in June of 2017, then three-one-hundredths (0.03), (y) the Payment Date in July of 2017 through the Payment Date in June of 2018, then four-one-hundredths (0.04), or (z) the Payment Date in July of 2018 through the Payment Date occurring on the Maturity Date, then five-one-hundredths (0.05), divided by (ii) twelve (12)
Loan	18	13	Le Meridien Cambridge MIT	2.4%	$0	$0
Loan	6, 8, 19	14	AvidXchange	2.4%	$0	$3,985
Property		14.01	AvidXchange Music Factory	1.7%
Property		14.02	Silver Hammer Building	0.6%
Loan	20	15	300 Four Falls	2.3%	$0	$9,203
Loan	6, 8	16	Newbury Street Portfolio	2.3%	$0	$266
Property		16.01	11 Newbury	1.3%
Property		16.02	138 Newbury	1.0%
Loan		17	Campus Palms	2.3%	$0	$6,794
Loan	21	18	Princeton Pike Corporate Center	2.3%	$0	$18,895
Loan		19	Crossings at Marshall Creek	2.0%	$32,500	$0
Loan		20	Aberdeen Commons	1.7%	$0	$2,030
Loan	6, 22	21	Austin Office Portfolio	1.7%	$0	$2,072
Property		21.01	Briarcroft Office	1.0%
Property		21.02	9101 Burnet Office	0.7%
Loan	23	22	Huntington Apartments	1.5%	$0	$2,422
Loan		23	Burbank Retail Center	1.5%	$0	$1,297
Loan		24	Lincoln Towers Apartments	1.5%	$0	$10,892
Loan		25	The Granville	1.1%	$0	$398
Loan		26	DeZavala Crossing	1.1%	$0	$1,208
Loan		27	Ash Tree Square	1.1%	$0	$1,348
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	$0	To and including the first six payments, $28,583; On each payment date that is not a PIP payment date, greater of: (i) 4% of the gross revenues of the property, and (ii) amounts required for FF&E pursuant to the franchise agreement
Loan	22	29	Best Western - Agate Beach, OR	1.0%	$0	$4,077
Loan		30	1300 Virginia Drive	1.0%	$0	$1,748
Loan		31	Gateway Business Center	0.9%	$0	$1,156
Loan		32	StorQuest Denver	0.9%	$0	$603
Loan		33	The Shoppes at Taylor Mill	0.9%	$0	$1,155
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	$0	$0
Loan		35	Miller Park Way Center	0.8%	$0	$614
Loan		36	Hawthorn Suites - Troy, MI	0.7%	$0	From first payment date to but excluding the payment in January 2016 the borrower shall pay $9,587; Each January payment date thereafter the borrower shall pay the greater of (i) the sum of (a) 4% of the gross income from operations and (b) 3% of food & beverage gross revenue and (ii) the amount required by the franchisor.
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%	$0	$0
Property		37.01	4453-4455 North Harlem Avenue	0.2%
Property		37.02	1107-1117 W. Lincoln Highway	0.1%
Property		37.03	401-421 Townline Road	0.1%
Property		37.04	414-416 West Coliseum Blvd.	0.1%
Property		37.05	1630 75th Street	0.1%
Property		37.06	8636 South Cicero Avenue	0.1%
Loan		38	CVS - Denton	0.6%	$0	$0
Loan		39	Timbercreek Village	0.6%	$275,000	$2,917
Loan		40	Tollgate Commons	0.6%	$0	$267
Loan		41	Mulberry and Lemay Crossing	0.6%	$0	$237
Loan		42	Eagle Village Shops	0.6%	$0	$0
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	$0	$5,006
Loan		44	Governors House Apartments	0.5%	$150,000	$2,000
Loan		45	Crossgate Village Shopping Center	0.5%	$0	$1,717
Loan		46	Robin’s Nest	0.5%	$0	$394
Loan		47	North Olmsted Shopping Center Fee	0.5%	$0	$0
Loan		48	Clearfield Plaza	0.4%	$0	$1,017
Loan		49	Windsong Mobile Village	0.4%	$0	$633
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	$0	$5,949
Loan		51	Eldridge Self Storage	0.4%	$0	$737
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%	$0	$217
Property		52.01	Pine Terrace MHC	0.1%
Property		52.02	Lakeview MHC	0.1%

 A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					MORTGAGE LOAN RESERVE INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves	Other Reserves Description
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	$0	$0	$0	$0	$898,740	$299,580	$743,645	$63,174	$0	$0	$0	N/A
Loan	4, 5, 6	2	In-Rel 8	6.8%	$0	Letter of Credit of $500,000	$92,418	$1,500,000	$749,640	$121,769	$0	$0	$834,096	$4,508,926	Material Tenant Reserve: $62,500	Material Tenant Rollover Fund (Letter of Credit of $4,000,000); Unfunded Obligations Reserve Fund ($436,926); Ground Rent Funds ($72,000)
Property		2.01	Lynnfield Park	1.5%
Property		2.02	Chase Tower	1.5%
Property		2.03	50 Penn Place	1.4%
Property		2.04	I-Bank Tower	1.3%
Property		2.05	4100 Okeechobee	0.4%
Property		2.06	Center Point	0.3%
Property		2.07	Bainbridge Mall	0.2%
Property		2.08	Plantation Merch. Mart	0.2%
Loan		3	Belk Headquarters	6.6%	$0	$0	$15,790	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%	$1,094,655	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%
Property		4.02	Metro Self Storage - Midland	0.5%
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%
Property		4.04	Metro Self Storage - Lubbock	0.4%
Property		4.05	Metro Self Storage - LaMarque	0.4%
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%
Property		4.08	Metro Self Storage - Conyers	0.4%
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%
Property		4.12	Metro Self Storage - Mableton	0.3%
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%
Property		4.15	Metro Self Storage - Topeka/California	0.3%
Property		4.16	Metro Self Storage - Park City	0.2%
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%
Loan	9	5	525 Seventh Avenue	5.0%	$0	$0	$0	$0	$2,313,927	$462,785	$0	$0	$0	$777,924	$0	Unfunded Obligations Funds
Loan		6	Burleson Crossing	4.6%	$75,650	$0	$12,500	$450,000	$272,964	$45,494	$0	$0	$0	$466,950	$0	Best Buy Space Funds ($300,000); Upfront TI/LC Costs ($166,950)
Loan	10	7	2100 Ross	4.3%	$658,108	$0	$105,466	$3,796,776	$616,451	$237,097	$90,628	$10,538	$0	$7,517,759	$0	Unfunded Tenant Obligation Funds ($5,297,414); Turner Construction Rent Reserve Funds ($752,445); Turner Allowance Reserve Funds ($1,467,900)
Loan	11	8	Twenty Ninth Street Retail	4.0%	$118,224	$0	$0	$472,878	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		9	Valencia at Doral	3.8%	$0	$0	$0	$0	$184,828	$46,207	$45,962	$7,660	$0	$389,706	Condominium Common Charge Funds: $85,901	Non-Owned Units CAM Funds
Loan	12, 13	10	Gateway Plaza	3.4%	$0	$0	$0	$10,250,000	$0	$0	$0	$0	$0	$2,066,758	$0	Rent Commencement Reserve ($62,898); Unfunded Obligation Funds ($2,003,861)
Loan	14	11	Grove City Premium Outlets	2.7%	$318,727	$0	$0	$1,593,636	$0	$0	$0	$0	$0	$0	$0	N/A
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	$0	$0	$0	$0	$73,500	$24,500	$61,508	$9,371	$2,606	$3,675,000	$0	Seasonal Working Capital Reserve ($175,000); Earnout Reserve ($3,500,000)
Loan	18	13	Le Meridien Cambridge MIT	2.4%	$0	$0	$0	$0	$177,680	$88,840	$0	$0	$0	$3,607,284	$0	PIP Reserve ($3,077,284); Seasonality Reserve ($450,000); Ground Rent Reserve ($80,000)
Loan	6, 8, 19	14	AvidXchange	2.4%	$0	$1,095,745	$0	$0	$126,459	$14,051	$28,967	$14,483	$55,000	$750,000	$14,944	Rollover Reserve Funds
Property		14.01	AvidXchange Music Factory	1.7%
Property		14.02	Silver Hammer Building	0.6%
Loan	20	15	300 Four Falls	2.3%	$0	$3,000,000	$0	$1,500,000	$754,068	$96,769	$18,773	$9,387	$135,250	$998,562	$0	Landlord Obligations Reserve
Loan	6, 8	16	Newbury Street Portfolio	2.3%	$0	$20,000	$0	$0	$81,043	$35,827	$20,983	$2,098	$0	$0	$0	Dolce & Gabbana Reserve Fund; H&M Reserve Fund; Free Rent Reserve
Property		16.01	11 Newbury	1.3%
Property		16.02	138 Newbury	1.0%
Loan		17	Campus Palms	2.3%	$0	$0	$0	$0	$21,152	$10,576	$138,187	$11,516	$0	$80,550	$0	Pre-Paid Rent Reserve
Loan	21	18	Princeton Pike Corporate Center	2.3%	$3,000,000	$11,500,000	$0	$0	$0	$227,566	$30,882	$15,441	$0	$6,828,740	$23,036	WFB Reserve Funds ($1,668,645); Rent Concession Funds ($578,044.60); Condominium Reserve ($276,435 upfront and $23,036.25 monthly); BNY Reserve Funds ($4,305,615)
Loan		19	Crossings at Marshall Creek	2.0%	$32,500	$200,000	$0	$200,000	$62,871	$19,706	$0	$0	$0	$0	$0	N/A
Loan		20	Aberdeen Commons	1.7%	$73,071	$0	$5,074	$185,000	$110,616	$13,827	$0	$0	$0	$0	$0	N/A
Loan	6, 22	21	Austin Office Portfolio	1.7%	$0	$486,276	$7,251	$261,051	$30,655	$30,655	$0	$2,807	$428,099	$0	$0	N/A
Property		21.01	Briarcroft Office	1.0%
Property		21.02	9101 Burnet Office	0.7%
Loan	23	22	Huntington Apartments	1.5%	$0	$0	$2,530	$0	$5,648	$5,648	$0	$0	$0	$0	$0	N/A
Loan		23	Burbank Retail Center	1.5%	$0	$1,000,000	$8,648	$1,200,000	$23,908	$11,954	$0	$0	$0	$0	$0	N/A
Loan		24	Lincoln Towers Apartments	1.5%	$0	$0	$0	$0	$338,326	$35,242	$113,834	$7,589	$4,500	$0	$0	N/A
Loan		25	The Granville	1.1%	$0	$80,000	$0	$80,000	$51,604	$17,201	$10,500	$1,500	$15,000	$22,104	$0	Condominium Common Charge Funds
Loan		26	DeZavala Crossing	1.1%	$0	$0	$4,028	$0	$34,410	$21,506	$0	$0	$222,420	$0	$0	N/A
Loan		27	Ash Tree Square	1.1%	$0	$0	$5,055	$0	$0	$11,285	$1,706	$1,706	$232,844	$0	$0	N/A
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	$0	$0	$0	$0	$60,257	$19,581	$0	$0	$0	$1,200,000	$12,000	PIP Reserve
Loan	22	29	Best Western - Agate Beach, OR	1.0%	$0	$0	$0	$0	$54,661	$7,192	$55,219	$0	$139,111	$3,385,656	$0	Initial PIP Reserve Funds
Loan		30	1300 Virginia Drive	1.0%	$0	$200,000	$8,740	$417,008	$178,262	$22,283	$10,607	$2,306	$2,813	$204,094	$0	Unfunded Obligations Funds
Loan		31	Gateway Business Center	0.9%	$0	$264,681	$5,782	$346,928	$42,003	$7,000	$0	$0	$0	$72,637	$0	Free Rent Reserve
Loan		32	StorQuest Denver	0.9%	$21,725	$0	$0	$0	$39,227	$9,807	$0	$0	$25,946	$0	$0	N/A
Loan		33	The Shoppes at Taylor Mill	0.9%	$0	$0	$5,392	$195,000	$67,014	$8,374	$0	$0	$8,750	$175,688	$0	Unfunded Tenant Obligations Reserve ($117,000) ; Environmental Reserve ($58,688)
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	$0	$0	$0	$0	$12,636	$7,898	$49,369	$5,143	$0	$1,920,000	$0	Initial PIP Reserve Funds ($1,770,000); Seasonality Reserve Funds ($150,000)
Loan		35	Miller Park Way Center	0.8%		$225,000	$1,535		$20,257	$0	$5,800	$0	$6,409	$1,572,000	$0	Dental Associates TI Funds ($910,000); Environmental Reserve Funds ($12,000); Cash Collateral Funds ($650,000)
Loan		36	Hawthorn Suites - Troy, MI	0.7%	$0	$0	$0	$0	$3,957	$3,957	$27,740	$0	$83,620	$0	$0	N/A
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%	$66,046	$95,000	$0	$120,000	$114,903	$0	$0	$0	$96,014	$0	$0	N/A
Property		37.01	4453-4455 North Harlem Avenue	0.2%
Property		37.02	1107-1117 W. Lincoln Highway	0.1%
Property		37.03	401-421 Townline Road	0.1%
Property		37.04	414-416 West Coliseum Blvd.	0.1%
Property		37.05	1630 75th Street	0.1%
Property		37.06	8636 South Cicero Avenue	0.1%
Loan		38	CVS - Denton	0.6%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		39	Timbercreek Village	0.6%	$0	$0	$0	$0	$29,000	$9,667	$0	$0	$0	$0	$0	N/A
Loan		40	Tollgate Commons	0.6%	$0	$0	$1,869	$150,000	$5,746	$5,746	$1,374	$0	$825	$0	$0	N/A
Loan		41	Mulberry and Lemay Crossing	0.6%	$0	$0	$2,083	$100,000	$16,700	$5,567	$0	$0	$6,094	$0	$0	N/A
Loan		42	Eagle Village Shops	0.6%	$0	$1,008,000	$0	$0	$135,057	$17,502	$0	$0	$0	$0	$0	N/A
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	$0	$0	$0	$0	$14,688	$3,193	$3,875	$1,490	$0	$319,255	$0	CAM Charges Reserve Funds ($5,317); Initial PIP Reserve Funds ($238,938); Seasonality Reserve Funds ($75,000)
Loan		44	Governors House Apartments	0.5%	$0	$0	$0	$0	$98,856	$10,984	$0	$0	$0	$0	$0	N/A
Loan		45	Crossgate Village Shopping Center	0.5%	$60,000	$0	$2,289	$250,000	$11,320	$7,075	$0	$0	$7,563	$91,360	$0	Unfunded Obligation Funds ($35,360); Free Rent Reserve Funds ($56,000)
Loan		46	Robin’s Nest	0.5%	$15,000	$100,000	$2,104	$250,000	$39,788	$6,028	$23,758	$0	$21,250	$100,000	$0	Upfront Capital Expenditure Funds ($75,000); Environmental Funds ($25,000)
Loan		47	North Olmsted Shopping Center Fee	0.5%	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	N/A
Loan		48	Clearfield Plaza	0.4%	$0	$0	$2,543	$0	$23,965	$5,778	$15,566	$0	$0	$71,825	$0	Major Tenant Funds
Loan		49	Windsong Mobile Village	0.4%	$0	$0	$0	$0	$31,717	$4,806	$3,434	$954	$14,563	$6,250	$0	Shed Replacement Funds
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	$0	$0	$0	$0	$22,724	$4,940	$6,395	$2,235	$0	$0	$0	N/A
Loan		51	Eldridge Self Storage	0.4%	$17,685	$0	$0	$0	$40,157	$11,155	$10,054	$949	$0	$0	$0	N/A
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%	$0	$0	$0	$0	$8,059	$1,067	$1,263	$632	$24,188	$0	$0	N/A
Property		52.01	Pine Terrace MHC	0.1%
Property		52.02	Lakeview MHC	0.1%

 A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

					THIRD PARTY REPORTS							TOTAL MORTGAGE DEBT INFORMATION					TOTAL DEBT INFORMATION
Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone	PML %	Cut-off Date Pari Passu Mortgage Debt Balance	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield
Loan	3	1	Hyatt Regency Huntington Beach Resort & Spa	6.8%	4/12/2016	1/20/2016	N/A	1/20/2016	1/20/2016	Yes	10.00%	$140,000,000		54.4%	1.74x	13.0%
Loan	4, 5, 6	2	In-Rel 8	6.8%								$32,500,000		69.7%	1.68x	12.2%
Property		2.01	Lynnfield Park	1.5%	4/26/2016	4/8/2016	N/A	4/4/2016	42485	Yes	1/0/1900
Property		2.02	Chase Tower	1.5%	4/27/2016	4/8/2016	N/A	4/8/2016	N/A	No	N/A
Property		2.03	50 Penn Place	1.4%	5/5/2016	4/8/2016	N/A	4/8/2016	N/A	No	N/A
Property		2.04	I-Bank Tower	1.3%	4/26/2016	4/8/2016	N/A	4/7/2016	4/25/2016	Yes	15%
Property		2.05	4100 Okeechobee	0.4%	5/4/2016	4/8/2016	N/A	4/5/2016	N/A	No	N/A
Property		2.06	Center Point	0.3%	5/5/2016	4/8/2016	N/A	4/7/2016	N/A	No	N/A
Property		2.07	Bainbridge Mall	0.2%	5/9/2016	4/8/2016	N/A	4/8/2016	N/A	No	N/A
Property		2.08	Plantation Merch. Mart	0.2%	5/4/2016	4/8/2016	N/A	4/7/2016	N/A	No	N/A
Loan		3	Belk Headquarters	6.6%	3/23/2016	3/7/2016	N/A	3/8/2016	N/A	No	N/A
Loan	6, 7, 8	4	IPCC Self Storage Portfolio	6.1%
Property		4.01	Metro Self Storage - Corpus Christi/Holly Road	0.6%	3/17/2016	1/20/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.02	Metro Self Storage - Midland	0.5%	3/23/2016	1/29/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.03	Metro Self Storage - Corpus Christi/Ayers Street	0.5%	3/17/2016	1/20/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.04	Metro Self Storage - Lubbock	0.4%	3/23/2016	1/28/2016	3/15/2016	2/4/2016	N/A	No	N/A
Property		4.05	Metro Self Storage - LaMarque	0.4%	3/17/2016	1/29/2016	3/16/2016	2/4/2016	N/A	No	N/A
Property		4.06	Metro Self Storage - El Paso/Pebble Hills	0.4%	3/23/2016	1/26/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.07	Metro Self Storage - Corpus Christi/McArdle Road	0.4%	3/17/2016	1/27/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.08	Metro Self Storage - Conyers	0.4%	3/31/2016	11/2/2015	N/A	10/27/2015	N/A	No	N/A
Property		4.09	Metro Self Storage - Corpus Christi/Villa-Leopard Street	0.3%	3/17/2016	1/21/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.10	Metro Self Storage - Topeka/Westport Drive	0.3%	3/23/2016	2/2/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.11	Metro Self Storage - Corpus Christi/S. Staples Street	0.3%	3/17/2016	1/27/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.12	Metro Self Storage - Mableton	0.3%	3/31/2016	10/28/2015	N/A	10/26/2015	N/A	No	N/A
Property		4.13	Metro Self Storage - El Paso/Loop Drive	0.3%	3/23/2016	1/26/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.14	Metro Self Storage - El Paso/Alameda Avenue	0.3%	3/23/2016	1/26/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.15	Metro Self Storage - Topeka/California	0.3%	3/23/2016	2/1/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.16	Metro Self Storage - Park City	0.2%	3/23/2016	1/26/2016	N/A	2/4/2016	N/A	No	N/A
Property		4.17	Metro Self Storage - Wichita/Broadway	0.2%	3/23/2016	2/1/2016	N/A	2/4/2016	N/A	No	N/A
Loan	9	5	525 Seventh Avenue	5.0%	10/6/2015	9/21/2015	N/A	9/18/2015	N/A	No	N/A	$132,000,000		45.1%	1.71x	10.7%
Loan		6	Burleson Crossing	4.6%	4/27/2016	3/25/2016	N/A	3/25/2016	N/A	No	N/A
Loan	10	7	2100 Ross	4.3%	1/7/2016	12/10/2015	N/A	12/11/2015	N/A	No	N/A	$59,700,300		58.4%	1.36x	9.8%
Loan	11	8	Twenty Ninth Street Retail	4.0%	1/6/2016	1/12/2016	N/A	1/11/2016	N/A	No	N/A	$115,000,000		42.9%	2.79x	12.0%
Loan		9	Valencia at Doral	3.8%	2/10/2016	12/16/2015	N/A	12/16/2015	N/A	No	N/A
Loan	12, 13	10	Gateway Plaza	3.4%	1/28/2016	1/8/2016	N/A	1/8/2016	N/A	No	N/A	$28,000,000		46.7%	1.98x	13.8%
Loan	14	11	Grove City Premium Outlets	2.7%	10/26/2015	10/5/2015	N/A	10/5/2015	N/A	No	N/A	$116,000,000		54.9%	2.68x	12.1%
Loan	15, 16, 17	12	Renaissance Cincinnati	2.6%	1/27/2016	11/5/2015	N/A	11/5/2015	N/A	No	N/A	$33,984,554		63.1%	1.73x	14.1%
Loan	18	13	Le Meridien Cambridge MIT	2.4%	11/17/2015	10/6/2015	N/A	10/6/2015	N/A	No	N/A	$51,100,000		68.1%	1.53x	11.0%
Loan	6, 8, 19	14	AvidXchange	2.4%								$31,160,943		61.1%	1.61x	11.3%
Property		14.01	AvidXchange Music Factory	1.7%	4/18/2016	4/6/2016	N/A	3/31/2016	N/A	No	N/A
Property		14.02	Silver Hammer Building	0.6%	4/18/2016	4/6/2016	N/A	3/31/2016	N/A	No	N/A
Loan	20	15	300 Four Falls	2.3%	12/28/2015	11/18/2015	N/A	11/18/2015	N/A	No	N/A	$50,000,000		69.1%	1.94x	9.8%
Loan	6, 8	16	Newbury Street Portfolio	2.3%
Property		16.01	11 Newbury	1.3%	2/10/2016	12/31/2015	N/A	12/31/2015	N/A	No	N/A
Property		16.02	138 Newbury	1.0%	2/10/2016	1/27/2016	N/A	12/31/2015	N/A	No	N/A
Loan		17	Campus Palms	2.3%	12/11/2015	10/30/2015	N/A	10/30/2015	N/A	No	N/A
Loan	21	18	Princeton Pike Corporate Center	2.3%	1/7/2016	12/17/2015	N/A	12/17/2015	N/A	No	N/A	$110,000,000	$0	65.3%	1.38x	9.6%	$17,000,000	73.9%	1.07x	8.5%
Loan		19	Crossings at Marshall Creek	2.0%	3/22/2016	2/24/2016	N/A	2/24/2016	N/A	No	N/A
Loan		20	Aberdeen Commons	1.7%	3/2/2016	12/29/2015	N/A	12/24/2015	N/A	No	N/A
Loan	6, 22	21	Austin Office Portfolio	1.7%
Property		21.01	Briarcroft Office	1.0%	1/12/2016	1/8/2016	N/A	11/24/2015	N/A	No	N/A
Property		21.02	9101 Burnet Office	0.7%	1/12/2016	1/8/2016	N/A	11/24/2015	N/A	No	N/A
Loan	23	22	Huntington Apartments	1.5%	4/18/2016	8/19/2015	N/A	8/19/2015	8/20/2015	Yes	19%
Loan		23	Burbank Retail Center	1.5%	4/12/2016	4/7/2016	N/A	4/7/2016	4/7/2016	Yes	25%
Loan		24	Lincoln Towers Apartments	1.5%	4/5/2016	3/17/2016	N/A	3/17/2016	N/A	No	N/A
Loan		25	The Granville	1.1%	12/9/2015	11/9/2015	N/A	11/6/2015	N/A	No	N/A
Loan		26	DeZavala Crossing	1.1%	4/22/2016	2/12/2016	N/A	2/12/2016	N/A	No	N/A
Loan		27	Ash Tree Square	1.1%	3/17/2016	3/4/2016	3/29/2016	3/3/2016	3/3/2016	Yes	8%
Loan		28	Crowne Plaza - Indianapolis, IN	1.1%	12/8/2015	11/30/2015	N/A	11/9/2015	N/A	No	N/A
Loan	22	29	Best Western - Agate Beach, OR	1.0%	5/6/2016	2/22/2016	N/A	5/9/2016	2/22/2016	Yes	14%
Loan		30	1300 Virginia Drive	1.0%	5/4/2016	4/5/2016	N/A	4/4/2016	N/A	No	N/A
Loan		31	Gateway Business Center	0.9%	1/28/2016	11/11/2015	N/A	11/2/2015	N/A	No	N/A
Loan		32	StorQuest Denver	0.9%	2/4/2016	1/15/2016	N/A	1/15/2016	N/A	No	N/A
Loan		33	The Shoppes at Taylor Mill	0.9%	4/22/2016	4/14/2016	N/A	4/14/2016	N/A	No	N/A
Loan		34	Comfort Inn - Cross Lanes, WV	0.9%	3/1/2016	12/7/2015	N/A	12/4/2015	N/A	No	N/A
Loan		35	Miller Park Way Center	0.8%	5/5/2016	4/11/2016	N/A	4/11/2016	N/A	No	N/A
Loan		36	Hawthorn Suites - Troy, MI	0.7%	8/31/2015	7/15/2015	N/A	7/16/2015	N/A	No	N/A
Loan	6, 8	37	Dembs Roth Hampton Mercury I Portfolio	0.7%
Property		37.01	4453-4455 North Harlem Avenue	0.2%	11/5/2015	9/14/2015	N/A	9/13/2015	N/A	No	N/A
Property		37.02	1107-1117 W. Lincoln Highway	0.1%	11/5/2015	9/8/2015	N/A	9/9/2015	N/A	No	N/A
Property		37.03	401-421 Townline Road	0.1%	11/5/2015	9/11/2015	N/A	9/13/2015	N/A	No	N/A
Property		37.04	414-416 West Coliseum Blvd.	0.1%	11/5/2015	9/9/2015	N/A	9/10/2015	N/A	No	N/A
Property		37.05	1630 75th Street	0.1%	11/6/2015	9/8/2015	N/A	9/13/2015	N/A	No	N/A
Property		37.06	8636 South Cicero Avenue	0.1%	11/6/2015	9/11/2015	N/A	9/12/2015	N/A	No	N/A
Loan		38	CVS - Denton	0.6%	3/26/2016	3/31/2016	N/A	3/15/2016	N/A	No	N/A
Loan		39	Timbercreek Village	0.6%	2/17/2016	1/22/2016	N/A	1/22/2016	N/A	No	N/A
Loan		40	Tollgate Commons	0.6%	10/5/2015	8/20/2015	N/A	8/20/2015	N/A	No	N/A
Loan		41	Mulberry and Lemay Crossing	0.6%	2/10/2016	1/22/2016	N/A	1/22/2016	N/A	No	N/A
Loan		42	Eagle Village Shops	0.6%	4/20/2016	3/30/2016	N/A	3/23/2016	N/A	No	N/A
Loan		43	Country Inn & Suites - Emporia, VA	0.6%	2/18/2016	2/4/2016	N/A	2/3/2016	N/A	No	N/A
Loan		44	Governors House Apartments	0.5%	4/14/2016	2/26/2016	N/A	2/26/2016	N/A	No	N/A
Loan		45	Crossgate Village Shopping Center	0.5%	5/5/2016	10/15/2015	N/A	10/15/2015	N/A	No	N/A
Loan		46	Robin’s Nest	0.5%	4/27/2016	12/4/2015	N/A	12/4/2015	N/A	No	N/A
Loan		47	North Olmsted Shopping Center Fee	0.5%	4/8/2016	12/10/2015	N/A	12/10/2015	N/A	No	N/A
Loan		48	Clearfield Plaza	0.4%	2/8/2016	2/3/2016	N/A	2/2/2016	N/A	No	N/A
Loan		49	Windsong Mobile Village	0.4%	3/28/2016	3/1/2016	N/A	2/29/2016	N/A	No	N/A
Loan		50	Hampton Inn & Suites - Bloomington, IL	0.4%	11/13/2015	10/14/2015	N/A	10/14/2015	N/A	No	N/A
Loan		51	Eldridge Self Storage	0.4%	12/17/2015	12/21/2015	N/A	12/21/2015	N/A	No	N/A
Loan	6	52	Pine Terrace MHC and Lakeview MHC	0.2%
Property		52.01	Pine Terrace MHC	0.1%	5/9/2016	4/21/2016	N/A	4/19/2016	N/A	No	N/A
Property		52.02	Lakeview MHC	0.1%	5/9/2016	4/21/2016	N/A	4/19/2016	N/A	No	N/A

 A-1-10

BACM 2016-UBS10
Footnotes to Annex A-1

(1)	BANA—Bank of America, National Association; UBSRES—UBS Real Estate Securities Inc.; MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; Barclays—Barclays Bank PLC; CGMRC—Citigroup Global Markets Realty Corp.; CCRE—Cantor Commercial Real Estate Lending, L.P.; GSMC—Goldman Sachs Mortgage Company.

(2)	The Administrative Cost Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(3)	Mortgage Loan No. 1, Hyatt Regency Huntington Beach Resort & Spa, is part of a whole loan that is evidenced by six (6) pari passu promissory notes with an aggregate Cut-off Date principal balance of $200,000,000. The Hyatt Regency Huntington Beach Resort & Spa mortgage loan is evidenced by two such pari passu promissory notes (Note A-4 and A-5) with an outstanding principal balance as of the Cut-off Date of $60,000,000. The pari passu promissory notes that are not included in the Issuing Entity (Notes A-1-1, A-1-2, A-2, and A-3) evidence the related non-serviced pari passu companion loans, which have an aggregate outstanding principal balance as of the Cut-off Date of $140,000,000. The Hyatt Regency Huntington Beach Resort & Spa non-serviced pari passu companion loan represented by Promissory Note A-1-1, in the original principal amount of $54,000,000, is currently held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and is expected to be contributed to the CGCMT 2016-C1 securitization trust prior to the closing of this transaction, and the Hyatt Regency Huntington Beach Resort & Spa non-serviced pari passu companion loans represented by Promissory Notes A-1-2, A-2 and A-3, in the aggregate original principal amount of $86,000,000, are currently held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and may be contributed to future securitizations or otherwise transferred at any time. The Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the CGCMT 2016-C1 transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related serviced pari passu companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Hyatt Regency Huntington Beach Resort & Spa Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(4)	Mortgage Loan No. 2, In-Rel 8, is part of a whole loan that is evidenced by three (3) pari passu promissory notes with an aggregate Cut-off Date principal balance of $92,500,000. Promissory Note A-1, in the original principal amount of $60,000,000, represents the In-Rel 8 mortgage loan. Promissory Notes A-2 and A-3, in the aggregate original principal amount of $32,500,000, are expected to be held by UBS Real Estate Securities Inc. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at

 A-1-11

any time. The In-Rel 8 whole loan will be serviced pursuant to the pooling and servicing agreement for this transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The In-Rel 8 Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(5)	With respect to Mortgage Loan No. 2, In-Rel 8, the borrower delivered one letter of credit in lieu of making cash deposits for upfront rollover reserves and material tenant reserves.

(6)	With respect to Mortgage Loan Nos. 2, 4, 14, 16, 21, 37 and 52, In-Rel 8, IPCC Self Storage Portfolio, AvidXchange, Newbury Street Portfolio, Austin Office Portfolio, Dembs Roth Hampton Mercury I Portfolio and Pine Terrace MHC and Lakeview MHC respectively, each such mortgage loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such mortgage loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or UW NCF, among other methods.

(7)	With respect to Mortgage Loan No. 4, IPCC Self Storage Portfolio, the appraiser determined a value of $92,500,000 for the portfolio if sold in its entirety to a single buyer. The appraiser determined an appraised value on both a portfolio and individual basis. The concluded aggregate appraised value of the individual properties was $80,850,000. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio are based on the $92,500,000 value. See “Risk Factors—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

(8)	With respect to Mortgage Loan Nos. 4, 14, 16 and 37, IPCC Self Storage Portfolio, AvidXchange, Newbury Street Portfolio and Dembs Roth Hampton Mercury I Portfolio, respectively, the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, in connection with a partial defeasance or prepayment of the related mortgage loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and “—Partial Releases” in this prospectus.

(9)	Mortgage Loan No. 5, 525 Seventh Avenue, is part of a whole loan that is evidenced by four (4) pari passu promissory notes with an aggregate Cut-off Date principal balance of $176,000,000. Promissory Notes A-3 and A-4, in the aggregate original principal amount of $44,000,000, represent the 525 Seventh Avenue mortgage loan. Promissory Notes A-1 and A-2, in the aggregate original principal amount of $132,000,000, represent the non-serviced pari passu companion loans. The non-serviced pari passu companion loan represented by Promissory Note A-2 in the original principal amount of $70,000,000, is currently held by the MSCI 2015-UBS8 securitization trust. The non-serviced pari passu companion loan represented by Promissory Note A-1 in the original principal amount of $62,000,000, is currently held by the MSCI 2016-UBS9 securitization trust. The 525 Seventh Avenue whole loan will be serviced pursuant to the pooling and servicing agreement for the MSCI 2015-UBS8 transaction. Unless otherwise indicated, all LTV,

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DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 525 Seventh Avenue Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(10)	Mortgage Loan No. 7, 2100 Ross, is part of a whole loan that is evidenced by four (4) pari passu promissory notes with an aggregate Cut-off Date principal balance of $98,000,000. Promissory Notes A-3 and A-4, in the aggregate original principal amount of $38,000,000, represent the 2100 Ross mortgage loan. Promissory Notes A-1 and A-2, in the aggregate original principal amount of $60,000,000, represent the non-serviced pari passu companion loans and are currently held by the MSCI 2016-UBS9 securitization trust. The 2100 Ross whole loan will be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 2100 Ross Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(11)	Mortgage Loan No. 8, Twenty Ninth Street Retail, is part of a whole loan that is evidenced by three (3) pari passu promissory notes with an aggregate Cut-off Date principal balance of $150,000,000. Promissory Note A-3, in the original principal amount of $35,000,000, represents the Twenty Ninth Street Retail mortgage loan. Promissory Notes A-1 and A-2, in the aggregate original principal amount of $115,000,000, represent the non-serviced pari passu companion loans. Promissory Note A-1, in the original principal amount of $75,000,000, is expected to be contributed to the GSMS 2016-GS2 securitization trust. Promissory Note A-2, in the original principal amount of $40,000,000, is currently held by the MSCI 2016-UBS9 securitization trust. The Twenty Ninth Street Retail whole loan is currently held by Goldman Sachs Mortgage Company and is expected to be serviced pursuant to the pooling and servicing agreement for the GSMS 2016-GS2 transaction. Prior to the date that Promissory Note A-1 is included in a securitization trust, the Twenty Ninth Street Retail whole loan will be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Twenty Ninth Street Retail Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(12)	Mortgage Loan No. 10, Gateway Plaza, is part of a whole loan that is evidenced by three (3) pari passu promissory notes with an aggregate Cut-off Date principal balance of $57,500,000. Promissory Notes A-2 and A-3, in the aggregate original principal amount of $29,500,000, represent the Gateway Plaza mortgage loan. Promissory Note A-1, in the original principal amount of $28,000,000, represents the non-serviced pari passu companion loan. The Gateway Plaza whole loan will be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loan. See “Description of the

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Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Gateway Plaza Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(13)	With respect to Mortgage Loan No. 10, Gateway Plaza, the collateral for the Gateway Plaza mortgage loan consists of both fee and leasehold interest in the Gateway Plaza mortgaged property. The leasehold borrower owns the condominium unit comprising the entire office building less the public garage space covered by the garage leasehold condominium unit. The public portion of the garage, which is owned by the City of Richmond as a leashold condominium unit, is comprised of 310 parking spaces. The City of Richmond is required to pay the borrower $411,000 of ground rent for the first year, with annual increases based on the percentage growth in the average rate per space in the public portion of the garage.

(14)	Mortgage Loan No. 11, Grove City Premium Outlets, is part of a whole loan that is evidenced by five (5) pari passu promissory notes with an aggregate Cut-off Date principal balance of $140,000,000. Promissory Note A-2, in the original principal amount of $24,000,000, represents the Grove City Premium Outlets mortgage loan. Promissory Notes A-1, A-3, A-4 and A-5, in the aggregate original principal amount of $116,000,000, represent the pari passu companion loans. Promissory Note A-1, in the original principal amount of $40,000,000, is currently held by the MSCI 2015-UBS8 securitization trust. Promissory Notes A-3 and A-4, in the aggregate original principal amount of $20,000,000, are currently held by the MSCI 2016-UBS9 securitization trust. Promissory Note A-5, in the original principal amount of $56,000,000, is currently held by the MSBAM 2016-C29 securitization trust. The Grove City Premium Outlets whole loan will be serviced pursuant to the pooling and servicing agreement for this transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The Grove City Premium Outlets Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(15)	Mortgage Loan No. 12, Renaissance Cincinnati, is part of a whole loan that is evidenced by two (2) pari passu promissory notes with an aggregate Cut-off Date principal balance of $57,000,000. Promissory Note A-2, with the original principal amount of $22,800,000, represents the Renaissance Cincinnati mortgage loan. Promissory Note A-1, with the original principal amount of $34,200,000, is held by Cantor Commercial Real Estate Lending, L.P. or an affiliate thereof and is expected to be contributed to the CFCRE 2016-C4 securitization trust. The Renaissance Cincinnati whole loan is expected to be serviced pursuant to the pooling and servicing agreement the CFCRE 2016-C4 transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Renaissance Cincinnati Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(16)	With respect to Mortgage Loan No. 12, Renaissance Cincinnati, in connection with benefits to the Mortgaged Property from federal and state level tax credits, ownership of the Mortgaged Property was bifurcated into a fee ownership interest, held by the Bartlett Building, LLC borrower, and a leasehold interest, held by the CP Cincinnati OP, LLC

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borrower. Each of the entities is a co-borrower under the related notes and Mortgage Loan documents and, due to the overlapping structure, the ownership interest is deemed a fee interest.

(17)	Mortgage Loan No. 12, Renaissance Cincinnati, was structured with a $3.5 million earnout reserve at closing. The borrower will be eligible to receive the full $3.5 million upon achieving the following (based on a trailing 12-month basis): (i) The Renaissance Cincinnati Property achieving $19,500,000 or greater in Departmental Revenue (Rooms, Food, Telephone, and Other Income) (ii) and achieving a $6,270,000 net cash flow utilizing a tax rate of $862,117 and an FF&E reserve of 4.5%. Additionally, the ability to receive the Earnout Reserve ($3,500,000) will expire if the above requirements are not achieved by the end of year four (4) of the loan, at which point the funds will stay in the reserve and serve as additional collateral for the loan and applied against the principal balance at loan maturity. The Cut-Off Date LTV Ratio, LTV Ratio at Maturity, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield net of the Earnout Reserve of $3,500,000 are 59.2%, 44.3%,15.1% and 13.4% respectively.

(18)	Mortgage Loan No. 13, Le Meridien Cambridge MIT, is part of a whole loan evidenced by three (3) pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $72,200,000. The Le Meridien Cambridge MIT mortgage loan is evidenced by one such pari passu promissory note (Note A-3) with an outstanding principal balance as of the Cut-off Date of $21,100,000. The pari passu promissory notes not included in the Issuing Entity (Notes A-1 and A-2) evidence the related non-serviced pari passu companion loans, with an outstanding principal balance as of the Cut-off Date of $51,100,000. Promissory Note A-1 which had an outstanding principal balance as of the Cut-off Date of $30,000,000 was contributed to the MSBAM 2016-C28 securitization trust. Promissory Note A-2 which had an outstanding principal balance as of the Cut-off Date of $21,100,000 was contributed to the MSBAM 2016-C29 securitization trust. The Le Meridien Cambridge MIT whole loan will be serviced according to the pooling and servicing agreement for the MSBAM 2016-C28 securitization trust. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Le Meridien Cambridge MIT Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

(19)	Mortgage Loan No. 14, AvidXchange, is part of a whole loan that is evidenced by two (2) pari passu promissory notes with an aggregate Cut-off Date principal balance of $52,000,000. Promissory Note A-2, in the original principal amount of $20,800,000, represents the AvidXchange mortgage loan. Promissory Note A-1, in the original principal amount of $31,200,000, is currently held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to the CFCRE 2016-C4 securitization trust prior to the closing of this transaction. The AvidXchange whole loan is expected to be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C4 securitization trust. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-

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Serviced Pari Passu Whole Loans—The AvidXchange Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

(20)	Mortgage Loan No. 15, 300 Four Falls, is part of a whole loan evidenced by two (2) pari passu promissory notes with an aggregate Cut-off Date principal balance of $70,000,000. The 300 Four Falls mortgage loan is evidenced by one such pari passu promissory note (Note A-2) with an outstanding principal balance as of the Cut-off Date of $20,000,000. The pari passu promissory note not included in the Issuing Entity (Note A-1) evidences the related non-serviced pari passu companion loan, which had an outstanding principal balance as of the Cut-off Date of $50,000,000 and is currently held by the MSBAM 2016-C29 securitization trust. The 300 Four Falls whole loan will be serviced according to the pooling and servicing agreement for the MSBAM 2016-C29 transaction. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 300 Four Falls Whole Loan” and “Pooling and Servicing Agreement” in this prospectus.

(21)	Mortgage Loan No. 18, Princeton Pike Corporate Center, is part of a whole loan that is evidenced by four (4) pari passu promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $130,000,000. The Princeton Pike Corporate Center mortgage loan is evidenced by one such pari passu promissory note (Note A-3-1) with an outstanding principal balance as of the Cut-off Date of $20,000,000. The pari passu promissory notes that are not included in the Issuing Entity (Notes A-1, A-2 and A-3-2) evidence the related non-serviced pari passu companion loans, with an aggregate outstanding principal balance as of the Cut-off Date of $110,000,000. The non-serviced pari passu companion loan evidenced by Note A-1 with an outstanding principal balance as of the Cut-off Date of $50,000,000 is being held by the MSBAM 2016-C28 securitization trust. The non-serviced pari passu companion loan evidenced by Note A-2 with an outstanding principal balance as of the Cut-off Date of $45,000,000 is being held by the MSCI 2016-UBS9 securitization trust. The non-serviced pari passu companion loan evidenced by Note A-3-2 with an outstanding principal balance as of the Cut-off Date of $15,000,000 is being held by the MSBAM 2016-C29 securitization trust. The Princeton Pike Corporate Center whole loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C28 securitization trust. Unless otherwise indicated, all LTV, DSCR, Debt Yield and Cut-off Date Balance PSF/Unit calculations include the related non-serviced pari passu companion loans. See “Description of the Mortgage Pool—The Whole Loans —The Non-Serviced Pari Passu Whole Loans—The Princeton Pike Corporate Center Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in this prospectus.

(22)	With respect to Mortgage Loan Nos. 21 and 29, Austin Office Portfolio and Best Western - Agate Beach, OR, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

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(23)	With respect to Mortgage Loan No. 22, Huntington Apartments, the mortgaged property is comprised of 196 multifamily units totaling 35,769 sq. ft. and nine commercial units occupying 22,819 sq. ft. of retail space. The multifamily units were 96.4% occupied as of January 1, 2016 based on sq. ft. while the commercial retail space was 100.0% occupied as of October 22, 2015. Additionally, approximately 61.2% of the multifamily units are single resident occupancy units.

A.	“Yield Maintenance Premium” means amount equal to the greater of (a) one percent (1.0%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Open Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid.

The term “Discount Rate” means the rate that, when compounded monthly, is equivalent to the sum of (i) the Treasury Rate (hereinafter defined) when compounded semiannually and (ii) 50 basis points (.50%). The term “Treasury Rate” means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Date. (If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

B.	“Yield Maintenance Premium” means, with respect to any prepayment of the Loan, an amount equal to the greater of the amounts described clause (a) and (b) below:

(a) an amount equal to: (i) 1.0% of the amount prepaid if no Event of Default is continuing or (ii) 3.0% of the amount prepaid if an Event of Default is continuing; and

(b) an amount equal to: (i) the amount, if any, by which (x) the sum of the respective present values as of the prepayment date of all remaining scheduled payments of principal and interest with respect to the Loan, including the balloon payment on the scheduled maturity date (assuming no prepayments or acceleration of the Loan), calculated by discounting such payments from the respective dates each such payment was due (or, with respect to such balloon payment, the Open Period Start Date) back to the prepayment date at a discount rate equal to the Treasury Constant Yield (defined below), exceeds (y) the outstanding principal balance of the Loan as of the prepayment date immediately prior to such prepayment; multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date.

“Treasury Constant Yield” means the arithmetic mean of the rates published as “Treasury Constant Maturities” as of 5:00 p.m., New York time, for the five Business Days preceding the date on which acceleration has been declared or, as applicable, the date on which a prepayment subject to a Yield Maintenance Premium pursuant to this Agreement is made, as shown on the USD screen of Reuters (or such other page as may replace that page on that service, or such other page or replacement therefor on any successor service), or if such service is not available, the Bloomberg Service (or any

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successor service), or if neither Reuters nor the Bloomberg Service is available, under Section 504 in the weekly statistical release designated H.15(519) (or any successor publication) published by the Board of Governors of the Federal Reserve System, for “On the Run” U.S. Treasury obligations corresponding to the Open Period Start Date. If no such maturity shall so exactly correspond, yields for the two most closely corresponding published maturities shall be calculated pursuant to the foregoing sentence and the Treasury Constant Yield shall be interpolated or extrapolated (as applicable) from such yields on a straight-line basis (rounding, in the case of relevant periods, to the nearest month).

C.	“Yield Maintenance Premium” means an amount equal to the greater of: (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) the excess, if any, of (a) the present value (determined using a discount rate equal to the Treasury Note Rate at such time) of all scheduled payments of principal and interest payable in respect of the principal amount of the Loan being prepaid; provided that the Note shall be deemed, for purposes of this definition, to be due and payable on the Open Prepayment Commencement Date; over (b) the principal amount of the Loan being prepaid.

“Treasury Note Rate” means, at the time of the prepayment, as applicable, the rate of interest per annum equal to the yield to maturity (converted by Lender to the equivalent monthly yield using Lender’s then system of conversion) of the United States Treasury obligations selected by the holder of the Note having maturity dates closest to, but not exceeding, the remaining term to the Open Prepayment Commencement Date.”

D.	“Yield Maintenance Premium” means an amount equal to the greater of (a) one percent (1%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (b) the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Open Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid.

“The term “Discount Rate” means the rate that, when compounded monthly, is equivalent to the Treasury Rate (hereinafter defined) when compounded semiannually. The term “Treasury Rate” means the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Date. (If Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

E.	“Yield Maintenance Premium” means an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” means the date on which prepayment is made. As used in this definition, the term “Calculated Payments” means the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date

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and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” means the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H. 15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

F.	“Yield Maintenance” means an amount equal to the greater of (i) one percent (1%) of the outstanding principal amount of the Loan being prepaid, and (ii) the present value as of the Prepayment Calculation Date of a series of monthly payments over the remaining term of the Loan through and including the Maturity Date each equal to the amount of interest which would be due on the principal amount of the Loan being prepaid assuming a per ammm interest rate equal to the excess of the Interest Rate over the Reinvestment Yield, and discounted at the Reinvestment Yield. As used herein, “Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H. I5 Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date, and converted to a monthly compounded nominal yield. In the event Release H.IS is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield. The “Prepayment Calculation Date” means, as applicable, the Payment Date on which Lender applies any prepayment to the reduction of the outstanding principal amount of the Note. Lender’s calculation of Yield Maintenance shall be conclusive and binding absent manifest error.

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

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Annex A-2
Mortgage Pool Information

Mortgage Loan Sellers

Loan Seller	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
UBS Real Estate Securities Inc.	28	$487,672,167	55.7%	4.928%	108	1.78x	11.7%	58.2%	51.7%
Barclays Bank PLC	10	$160,061,665	18.3%	4.968%	111	1.48x	10.1%	61.7%	55.5%
Morgan Stanley Mortgage Capital Holdings LLC	9	$114,801,225	13.1%	4.804%	121	1.43x	9.6%	67.4%	58.2%
Bank of America, National Association	5	$113,725,000	13.0%	5.018%	106	1.58x	10.1%	61.8%	56.7%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Cut-off Date Balances

Cut-off Date Balance ($)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
2,027,202 - 5,000,000	11	$44,155,503	5.0%	5.127%	118	2.07x	13.6%	60.0%	50.3%
5,000,001 - 10,000,000	17	$126,623,657	14.5%	5.200%	115	1.54x	11.5%	66.7%	57.2%
10,000,001 - 15,000,000	5	$68,690,375	7.8%	4.960%	104	1.58x	11.0%	62.4%	52.7%
15,000,001 - 25,000,000	9	$185,730,331	21.2%	4.829%	109	1.72x	10.7%	62.9%	57.3%
25,000,001 - 50,000,000	6	$219,560,190	25.1%	4.732%	115	1.72x	10.4%	54.4%	49.3%
50,000,001 - 60,000,000	4	$231,500,000	26.4%	5.007%	103	1.54x	10.9%	60.5%	54.8%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: $2,027,202
Maximum: $60,000,000
Average: $16,851,155

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Annex A-2
Mortgage Pool Information

States

State	No. of Mtg. Properties	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Texas	18	$150,125,669	17.1%	4.865%	112	1.42x	9.5%	63.0%	55.0%
California	4	$95,998,392	11.0%	5.052%	118	1.68x	12.2%	56.2%	49.1%
North Carolina	6	$95,651,232	10.9%	5.118%	118	1.40x	9.7%	60.8%	51.3%
Pennsylvania	8	$92,026,137	10.5%	4.729%	116	2.00x	11.2%	64.6%	59.5%
Florida	5	$61,816,343	7.1%	5.371%	79	1.42x	9.1%	62.8%	59.4%
Colorado	3	$48,202,500	5.5%	4.475%	123	2.38x	11.2%	50.1%	47.7%
New York	1	$44,000,000	5.0%	4.118%	113	1.71x	10.7%	45.1%	41.1%
Massachusetts	3	$41,100,000	4.7%	4.893%	85	1.51x	9.3%	60.4%	58.9%
Virginia	2	$34,478,062	3.9%	5.236%	167	1.92x	13.6%	49.8%	44.6%
Ohio	3	$31,900,263	3.6%	5.187%	117	1.74x	13.5%	64.5%	51.0%
Tennessee	3	$29,471,312	3.4%	4.980%	69	1.61x	11.8%	70.4%	64.0%
Michigan	3	$23,145,407	2.6%	4.744%	117	2.03x	14.4%	62.0%	49.8%
Illinois	7	$22,092,634	2.5%	4.893%	117	1.57x	11.0%	65.7%	58.2%
Kentucky	2	$20,832,432	2.4%	5.023%	82	1.58x	11.5%	70.6%	63.5%
New Jersey	1	$20,000,000	2.3%	4.673%	115	1.38x	9.6%	65.3%	60.8%
Oklahoma	1	$12,324,324	1.4%	4.930%	60	1.68x	12.2%	69.7%	64.3%
Indiana	3	$11,211,295	1.3%	5.303%	115	1.83x	15.6%	63.2%	52.9%
Oregon	1	$8,987,419	1.0%	5.526%	59	1.77x	15.3%	56.2%	50.6%
Kansas	4	$8,800,000	1.0%	4.874%	118	1.43x	9.5%	57.8%	53.3%
Georgia	3	$7,691,892	0.9%	4.889%	102	1.50x	10.2%	61.0%	56.3%
West Virginia	1	$7,469,607	0.9%	5.950%	117	1.52x	13.5%	58.8%	45.8%
Wisconsin	1	$6,600,000	0.8%	5.337%	119	1.45x	10.2%	72.1%	61.5%
Alabama	1	$2,335,135	0.3%	4.930%	60	1.68x	12.2%	69.7%	64.3%
Total:	84	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

 A-2-2

Annex A-2
Mortgage Pool Information

Property Types

Property Type	No. of Mtg. Properties	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Office
Suburban	9	$149,491,283	17.1%	5.018%	100	1.47x	10.0%	65.1%	59.5%
CBD	4	$124,542,622	14.2%	4.630%	123	1.66x	11.3%	52.1%	46.2%
Subtotal:	13	$274,033,906	31.3%	4.842%	111	1.56x	10.6%	59.2%	53.4%
Retail
Anchored	12	$130,349,711	14.9%	4.890%	117	1.52x	10.3%	65.7%	56.1%
Regional Lifestyle Center	1	$35,000,000	4.0%	4.097%	116	2.79x	12.0%	42.9%	42.9%
Outlet Center	1	$24,000,000	2.7%	4.309%	114	2.68x	12.1%	54.9%	54.9%
Unanchored	7	$21,354,381	2.4%	5.156%	112	1.47x	10.5%	69.0%	57.9%
Shadow Anchored	2	$14,667,979	1.7%	5.409%	139	1.25x	9.0%	74.9%	61.4%
Single Tenant	4	$7,855,209	0.9%	4.894%	118	1.68x	9.4%	61.4%	58.0%
Subtotal:	27	$233,227,280	26.6%	4.768%	117	1.81x	10.7%	61.9%	54.6%
Hospitality
Full Service	6	$129,662,222	14.8%	5.194%	103	1.70x	13.3%	59.2%	51.8%
Limited Service	2	$8,443,898	1.0%	5.295%	116	1.90x	15.3%	60.2%	46.0%
Extended Stay	1	$5,822,787	0.7%	4.992%	112	2.60x	20.5%	58.2%	44.3%
Subtotal:	9	$143,928,907	16.4%	5.191%	104	1.75x	13.7%	59.2%	51.2%
Multifamily
Garden	3	$42,975,000	4.9%	5.527%	70	1.36x	8.4%	63.7%	62.4%
Student Housing	1	$20,000,000	2.3%	4.857%	115	1.51x	10.0%	63.3%	56.0%
Mid-rise	1	$12,766,915	1.5%	4.361%	118	2.01x	13.1%	62.3%	50.4%
Subtotal:	5	$75,741,915	8.6%	5.153%	90	1.51x	9.6%	63.4%	58.7%
Mixed Use
Office/Retail	5	$53,098,286	6.1%	4.964%	105	1.58x	10.1%	59.7%	53.6%
Multifamily/Retail	1	$13,393,562	1.5%	5.131%	113	1.40x	9.6%	67.0%	55.9%
Office/Industrial	1	$8,223,087	0.9%	5.110%	117	1.30x	10.1%	74.8%	62.0%
Subtotal:	7	$74,714,935	8.5%	5.010%	107	1.51x	10.0%	62.7%	54.9%
Self Storage
Self Storage	19	$64,900,000	7.4%	4.912%	118	1.56x	9.9%	57.3%	53.0%
Subtotal:	19	$64,900,000	7.4%	4.912%	118	1.56x	9.9%	57.3%	53.0%
Manufactured Housing
Manufactured Housing	3	$5,719,220	0.7%	5.369%	118	1.62x	11.5%	67.7%	54.8%
Subtotal:	3	$5,719,220	0.7%	5.369%	118	1.62x	11.5%	67.7%	54.8%
Leased Fee
Leased Fee	1	$3,993,894	0.5%	5.050%	119	2.00x	14.1%	63.9%	48.1%
Subtotal:	1	$3,993,894	0.5%	5.050%	119	2.00x	14.1%	63.9%	48.1%

Total:	84	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

 A-2-3

Annex A-2
Mortgage Pool Information

Mortgage Rates

Mortgage Rate (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
4.097 - 4.500	5	$118,966,915	13.6%	4.180%	115	2.33x	11.9%	47.8%	45.0%
4.501 - 5.000	21	$391,952,114	44.7%	4.837%	105	1.56x	10.4%	63.6%	57.1%
5.001 - 5.500	20	$304,915,936	34.8%	5.187%	120	1.56x	11.4%	61.2%	52.7%
5.501 - 5.950	6	$60,425,093	6.9%	5.719%	80	1.44x	10.3%	61.7%	56.8%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 4.097%
Maximum: 5.950%
Weighted Average: 4.930%

Original Terms to Maturity

Original Term to Maturity (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
60	5	$137,787,419	15.7%	5.209%	58	1.54x	10.9%	66.3%	62.8%
120	45	$703,970,138	80.3%	4.860%	117	1.66x	10.8%	59.9%	52.6%
180	2	$34,502,500	3.9%	5.247%	176	1.88x	13.2%	50.8%	45.7%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 60 mos.
Maximum: 180 mos.
Weighted Average: 113 mos.

 A-2-4

Annex A-2
Mortgage Pool Information

Remaining Terms to Maturity

Remaining Term to Maturity (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
54 - 60	5	$137,787,419	15.7%	5.209%	58	1.54x	10.9%	66.3%	62.8%
110 - 120	45	$703,970,138	80.3%	4.860%	117	1.66x	10.8%	59.9%	52.6%
144 - 179	2	$34,502,500	3.9%	5.247%	176	1.88x	13.2%	50.8%	45.7%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 54 mos.
Maximum: 179 mos.
Weighted Average: 110 mos.

Original Amortization Terms

Original Amortization Term (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	8	$145,600,000	16.6%	4.768%	102	2.17x	10.5%	53.9%	53.9%
300	9	$72,381,006	8.3%	5.309%	109	1.81x	14.5%	59.2%	46.1%
330	2	$25,847,364	2.9%	5.025%	118	1.56x	10.9%	62.9%	50.0%
360	33	$632,431,686	72.2%	4.921%	111	1.52x	10.7%	62.1%	55.0%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 300 mos.
Maximum: 360 mos.
Weighted Average: 353 mos.

 A-2-5

Annex A-2
Mortgage Pool Information

Remaining Amortization Terms

Remaining Amortization Term (mos.)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Interest Only	8	$145,600,000	16.6%	4.768%	102	2.17x	10.5%	53.9%	53.9%
238 - 300	9	$72,381,006	8.3%	5.309%	109	1.81x	14.5%	59.2%	46.1%
320 - 330	2	$25,847,364	2.9%	5.025%	118	1.56x	10.9%	62.9%	50.0%
350 - 360	33	$632,431,686	72.2%	4.921%	111	1.52x	10.7%	62.1%	55.0%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 292 mos.
Maximum: 360 mos.
Weighted Average: 352 mos.

Debt Service Coverage Ratios

Debt Service Coverage Ratio (x)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
1.23 - 1.30	9	$158,520,486	18.1%	5.096%	115	1.27x	8.9%	66.8%	58.0%
1.31 - 1.40	7	$121,432,860	13.9%	5.090%	99	1.36x	9.3%	62.9%	56.0%
1.41 - 1.50	5	$102,025,000	11.6%	4.842%	118	1.44x	9.2%	60.7%	55.9%
1.51 - 1.60	9	$89,869,405	10.3%	5.094%	102	1.53x	11.1%	65.8%	57.3%
1.61 - 1.70	5	$108,778,792	12.4%	4.961%	86	1.66x	11.7%	64.5%	57.0%
1.71 - 1.80	6	$143,435,256	16.4%	4.854%	113	1.73x	12.6%	53.7%	46.9%
1.81 - 2.50	6	$79,175,472	9.0%	4.971%	139	1.98x	13.2%	57.8%	52.1%
2.51 - 3.00	3	$64,822,787	7.4%	4.256%	115	2.73x	12.8%	48.7%	47.5%
3.01 - 4.39	2	$8,200,000	0.9%	4.551%	118	4.07x	20.2%	31.4%	31.4%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 1.23x
Maximum: 4.39x
Weighted Average: 1.65x

 A-2-6

Annex A-2
Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

Cut-off Date Loan-to-Value Ratio (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
27.1 - 40.0	2	$8,200,000	0.9%	4.551%	118	4.07x	20.2%	31.4%	31.4%
40.1 - 60.0	16	$415,560,669	47.4%	4.806%	120	1.75x	11.2%	53.6%	48.4%
60.1 - 65.0	10	$147,192,666	16.8%	5.200%	103	1.61x	11.3%	62.4%	53.5%
65.1 - 70.0	12	$182,546,550	20.8%	4.998%	86	1.55x	10.7%	68.1%	62.9%
70.1 - 75.0	12	$122,760,171	14.0%	4.956%	121	1.35x	9.5%	72.2%	61.3%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 27.1%
Maximum: 75.0%
Weighted Average: 60.5%

Maturity Date Loan-to-Value Ratios

Maturity Date Loan-to-Value Ratio (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
27.1 - 40.0	4	$24,645,666	2.8%	4.829%	118	2.59x	15.8%	44.3%	35.9%
40.1 - 50.0	10	$267,026,809	30.5%	4.790%	123	1.85x	12.3%	52.7%	45.9%
50.1 - 60.0	22	$333,844,596	38.1%	4.954%	117	1.55x	10.2%	61.9%	54.4%
60.1 - 65.0	12	$199,667,986	22.8%	5.111%	85	1.44x	10.0%	68.3%	62.7%
65.1 - 69.1	4	$51,075,000	5.8%	4.858%	91	1.69x	10.3%	69.3%	67.0%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 27.1%
Maximum: 69.1%
Weighted Average: 53.9%

 A-2-7

Annex A-2
Mortgage Pool Information

Amortization Type

Amortization Type	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
Partial Interest Only	19	$435,152,500	49.7%	4.900%	117	1.50x	10.4%	60.2%	54.1%
Amortizing Balloon	25	$295,507,557	33.7%	5.055%	103	1.62x	12.0%	64.3%	53.7%
Interest Only	8	$145,600,000	16.6%	4.768%	102	2.17x	10.5%	53.9%	53.9%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Underwritten NOI Debt Yield

Underwritten NOI Debt Yield (%)	No. of Mtg. Loans	Aggregate Cut-off Date Balance	Percent by Aggregate Cut-off Date Balance	Weighted Average Mortgage Rate	Weighted Average Remaining Term (Mos.)	Weighted Average U/W NCF DSCR	Weighted Average U/W NOI Debt Yield	Weighted Average Cut-off Date LTV	Weighted Average Maturity Date LTV
7.6 - 8.0	2	$53,000,000	6.0%	5.420%	79	1.38x	7.8%	57.7%	57.7%
8.0 - 8.5	2	$15,300,000	1.7%	4.835%	119	1.41x	8.4%	65.4%	61.9%
8.5 - 9.0	4	$116,115,479	13.3%	5.064%	119	1.27x	8.7%	65.3%	56.2%
9.0 - 9.5	5	$85,500,902	9.8%	4.839%	121	1.42x	9.5%	63.2%	56.6%
9.5 - 10.0	7	$130,483,172	14.9%	4.868%	109	1.47x	9.8%	64.3%	57.6%
10.0 - 11.0	9	$115,870,879	13.2%	4.705%	104	1.56x	10.6%	59.7%	53.0%
11.0 - 12.0	5	$77,928,610	8.9%	4.665%	117	2.13x	11.7%	54.1%	48.0%
12.0 - 13.0	6	$167,722,159	19.1%	4.915%	97	1.84x	12.5%	60.5%	54.9%
13.0 - 14.0	4	$51,763,723	5.9%	5.112%	151	1.91x	13.6%	53.2%	45.8%
14.0 - 15.0	2	$26,650,263	3.0%	5.279%	116	1.77x	14.1%	63.2%	48.2%
15.0 - 20.8	6	$35,924,869	4.1%	5.118%	101	2.51x	17.9%	51.9%	44.5%
Total:	52	$876,260,057	100.0%	4.930%	110	1.65x	10.9%	60.5%	53.9%

Minimum: 7.6%
Maximum: 20.8%
Weighted Average: 10.9%

 A-2-8

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS
OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

 A-3-1

BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

Mortgage Loan No. 1 – Hyatt Regency Huntington Beach Resort & Spa

A-3-2

BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

Mortgage Loan No. 1 – Hyatt Regency Huntington Beach Resort & Spa

A-3-3

BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

Mortgage Loan No. 1 – Hyatt Regency Huntington Beach Resort & Spa

Hyatt Regency Huntington Beach Resort & Spa
21500 Pacific Coast Highway
Huntington Beach, CA 92648
Los Angeles Intl. Airport 28 miles
Seal Beach Naval Weapons Station
Westminster Center
Westminster
Westminster Mall
Garden Grove
Asian Garden Mall
LITTLE SAIGON
SANTA ANA
Santa Ana College
Willowick Golf Course
Civic Center Dr.
Bolsa Ave.
1st St.
San Diego Fwy
Bolsa Chica St.
Golden West College
Bella Terra Mall
Newland St.
Magnolia St.
Brookhurst St.
Euclid St.
Harbor Blvd.
Santa Ana River
Fairview St.
Bristol St.
Edinger Ave.
Mile Square Regional Park
Mile Square Golf Course
Centennial Regional Park
Meadowlark Golf Course
Warner Ave.
HUNTINGTON BEACH
Fountain Valley
Fountain Valley Regional Hospital
Coastal Communities Hospital
Segerstrom Ave.
Huntington Beach Hospital
Huntington Central Park
Orange Coast Memorial Medical Ctr.
Ward St.
Talbert Ave.
MacArthur Blvd.
Bolsa Chica Ecological Reserve
Goldenwest St.
Five Points Plaza Shopping Center
Beach Blvd.
Ellis Ave.
Fountain Valley Promenade Shopping Center
Sunflower Ave.
Segerstrom Center for the Arts
South Coast Plaza
Metro Pointe at South Coast
Harriett Wieder Reg. Park
Sunset Beach
Garfield Ave.
Seacliff Village Shopping Center
Huntington Beach Civic Center
Mesa Verde Country Club
Yorktown Ave.
Baker St.
Seacliff Country Club
Newland House Museum
ORANGE COUNTY
Fairview Rd.
Orange Coast College
Orange County Fairgrounds
Adams Ave.
Pacific Coast Hwy.
Orange Ave.
Fairview Park
Costa Mesa Golf and Country Club
Costa Mesa Fwy
John Wayne Orange County Airport
International Surfing Museum
Atlanta Ave.
Costa Mesa
Huntington Beach Pier
Victoria St.
Hamilton Ave.
Santiago Dr.
Upper Newport Bay
Placentia Ave.
19th St.
Santa Ana Ave.
Irvine Ave.
Talbert Regional Park
Huntington State Beach
Upper Newport Bay Ecological Preserve
Eastbluff Dr.
Jamboree Rd.
Hoag Orange Co. Hospital
15th St.
Newport Beach
Pacific Coast Hwy
Fashion Island
Newport Beach Country Club
Balboa Pavilion
Balboa Blvd.
Pacific Ocean
Newport Beach Pier
Newport Beach
Balboa Pier
405
39
405
405
73
55
1
39
1
55
1
SAN GABRIEL MTS.
Pasadena
Glendale
Rancho Cucamonga
LOS ANGELES
Pomona
Ontario
Santa Monica
Fullerton
Torrance
ANAHEIM
Corona
LONG BEACH
Orange
SANTA ANA
Huntington Beach
Irvine
Newport Beach
Pacific Ocean

A-3-4

BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

Mortgage Loan No. 1 – Hyatt Regency Huntington Beach Resort & Spa

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$60,000,000			Location:	Huntington Beach, CA 92648
Cut-off Date Balance(1):	$60,000,000			General Property Type:	Hospitality
% of Initial Pool Balance:	6.8%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Hyatt Hotels Corporation; Mayer Financial, L.P.; Grand Resort, LLC; Robert L. Mayer, Jr.			Year Built/Renovated:	2003/2009-2012, 2014-2016
				Size:	517 Rooms
Mortgage Rate:	5.0700%			Cut-off Date Balance per Unit(1):	$386,847
Note Date:	4/27/2016			Maturity Date Balance per Unit(1):	$350,846
First Payment Date:	6/1/2016			Property Manager:	Hyatt Corporation (borrower-related)
Maturity Date:	5/1/2026
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	48 months			UW NOI:	$26,028,959
Seasoning:	1 month			UW NOI Debt Yield(1):	13.0%
Prepayment Provisions:	LO (25); DEF (91); O (4)			UW NOI Debt Yield at Maturity(1):	14.3%
Lockbox/Cash Mgmt Status:	Hard/In-Place			UW NCF DSCR(1):	2.19x (IO) 1.74x (P&I)
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$26,305,270 (12/31/2015)
Additional Debt Balance(1):	$140,000,000			2nd Most Recent NOI:	$23,811,411 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$18,833,735 (12/31/2013)
Reserves(2)				Most Recent Occupancy:	83.5% (12/31/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	83.4% (12/31/2014)
RE Tax:	$898,740	$299,580	N/A	3rd Most Recent Occupancy:	77.2% (12/31/2013)
Insurance:	$743,645	$63,174	N/A	Appraised Value (as of):	$367,900,000 (3/18/2016)
FF&E:	$9,300,000	Springing	N/A	Cut-off Date LTV Ratio(1):	54.4%
Other:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	49.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$200,000,000	100.0%	Loan Payoff:	$102,519,949	51.3%
			Other Uses(3)	$7,900,000	4.0%
			Reserves:	$10,942,385	5.5%
			Closing Costs:	$862,540	0.4%
			Return of Equity:	$77,775,126	38.9%
Total Sources:	$200,000,000	100.0%	Total Uses:	$200,000,000	100.0%

(1)	The Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan is part of the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, which is comprised of five pari passu promissory notes with an aggregate principal balance of $200,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Hyatt Regency Huntington Beach Resort & Spa Whole Loan.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(3)	Other Uses of $7,900,000 represents the Hyatt Regency Huntington Beach Resort & Spa Borrower’s acquisition of the fee simple interest in the Hyatt Regency Huntington Beach Resort & Spa Property. The Hyatt Regency Huntington Beach Resort & Spa Property was previously encumbered by a ground lease.

The Mortgage Loan. The largest mortgage loan (the “Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan”) is part of a whole loan (the “Hyatt Regency Huntington Beach Resort & Spa Whole Loan”) evidenced by six pari passu promissory notes in the aggregate original principal amount of $200,000,000, all of which are secured by a first priority fee mortgage encumbering a 517-room full service hospitality property known as the Hyatt Regency Huntington Beach Resort & Spa in Huntington Beach, California (the “Hyatt Regency Huntington Beach Resort & Spa Property”). Promissory Notes A-4 and A-5 in the aggregate original principal amount of $60,000,000 represent the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan. Promissory Notes A-1-1, A-1-2, A-2 and A-3, in the aggregate original principal amount of $140,000,000, represent a non-serviced pari passu companion loan (the “Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan”). A portion of the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan, represented by Promissory Note A-1-1, in the original principal amount of $54,000,000, is currently held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and is expected to be contributed to the CGCMT 2016-C1 securitization trust prior to the closing of this transaction, and a portion of the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan, represented by Promissory Notes A-1-2, A-2 and A-3, in the aggregate original principal amount of $86,000,000, is currently held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and may be contributed to future securitizations or otherwise transferred at any time. The Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the

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BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

CGCMT 2016-C1 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Hyatt Regency Huntington Beach Resort & Spa Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

The proceeds of the Hyatt Regency Huntington Beach Resort & Spa Whole Loan were used to refinance a previous loan, acquire the fee interest in the Hyatt Regency Huntington Beach Resort & Spa Property, fund upfront reserves, pay closing costs and return equity to the Hyatt Regency Huntington Beach Resort & Spa Sponsor. The previous mortgage loan secured by the Hyatt Regency Huntington Beach Resort & Spa Property was included in the JPMCC 2006-LDP7 securitization trust.

The Borrower and the Sponsor. The borrower is PCH Beach Resort, LLC (the “Hyatt Regency Huntington Beach Resort & Spa Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The Hyatt Regency Huntington Beach Resort & Spa Borrower is 60.0% directly owned by its managing member, Grand Resort, LLC and 40.0% indirectly owned by Hyatt Hotels Corporation. The sponsors and the nonrecourse carve-out guarantors of the Hyatt Regency Huntington Beach Resort & Spa Borrower are Hyatt Hotels Corporation, Robert L. Mayer, Jr., Mayer Financial, L.P. and Grand Resort, LLC (collectively, the “Hyatt Regency Huntington Beach Resort & Spa Sponsor”).

Robert L. Mayer, Jr. serves as the Chairman and Chief Operating Officer of The Mayer Corporation, and has extensive background and experience in land acquisition, construction, property development and hospitality operations. The Mayer Corporation has been involved in a broad range of real estate development and operating projects for approximately 50 years spanning three generations of the Mayer family. The company’s history includes the financing and development of more than 25,000 residential units, numerous commercial projects, and the construction and operation of fourteen hotels, including the 290-room Waterfront Beach Resort, located adjacent to the Hyatt Regency Huntington Beach Resort & Spa Property. Hyatt Hotels Corporation (“Hyatt”) (NYSE: H, rated Baa2/BBB by Moody’s/S&P), is a global hospitality company with widely-recognized, industry-leading brands and a tradition of innovation developed over its more than fifty-year history. Hyatt develops, owns, operates, manages, franchises, licenses, and provides services to a portfolio of properties consisting of full service hotels, select service hotels, resorts and other properties, including timeshare, fractional and other forms of residential and vacation properties. As of March 31, 2016, its worldwide hotel portfolio consisted of 612 hotels (161,572 rooms). As of December 31, 2015 and December 31, 2014, revenues totaled $4.3 billion and $4.4 billion, respectively, and adjusted EBITDA totaled $727 million and $728 million, respectively.

The Property. The Hyatt Regency Huntington Beach Resort & Spa Property consists of a 517-room full service hotel built on 15.1 acres. The guestroom configuration is comprised of 176 standard double queen rooms, 160 standard king rooms, 113 deluxe/custom king rooms, eleven deluxe/custom double queen rooms, 54 standard suites, and three presidential suites. Guestrooms feature 42-inch flat-screen HD televisions, private balcony or patio, work desks, high speed internet access, coffeemakers and refrigerators. Hotel features include seven dining options comprised of restaurants and poolside dining, room service, over 110,000 SF of flexible indoor and outdoor function space, three ocean-view ballrooms with a capacity of up to 2,000 people, 5,845 SF of occupied retail space, two pools, a mini waterpark, a full service 20,000 SF luxury state-of-the-art spa, a fitness center, a business center, and a 990-space subterranean parking structure. It also offers direct beach access via a pedestrian bridge. The Hyatt Regency Huntington Beach Resort & Spa Property has received many travel, dining, event space, and sustainability awards, including its title as a five-time winner of Trip Advisor’s Certificate of Excellence, a 2015 AAA Four Diamond resort, and a 2015 Conde Nast Travelers Readers’ Choice Awards Top 20 Resort in Southern California.

Since 2009, the Hyatt Regency Huntington Beach Resort & Spa Sponsor has invested approximately $24.0 million in renovations to the guest rooms, spa/fitness center, and food & beverage outlets onsite in an effort to promote the hotel as a luxury hospitality facility. Between November 2013 and April 2014, the Hyatt Regency Huntington Beach Resort & Spa Sponsor closed the hotel restaurant space to re-concept and create the Watertable restaurant with a $4.5 million renovation. As a result, the restaurant increased annual revenue from $2.0 million in 2012 to $5.6 million in 2015 and it has won multiple awards, including being named a winner of OpenTable’s Diners’ Choice Awards among the Top 100 Best Restaurants in America.

The Mayer Corporation acquired the ground leasehold interest in the Hyatt Regency Huntington Beach Resort & Spa Property in 1978 and has since modernized and developed the site. In 2001, The Mayer Corporation and Hyatt Hotels Corporations formed a joint venture to develop the remaining vacant parcel to form the current Hyatt Regency Huntington Beach Resort & Spa Property, which opened in 2003. At loan origination, the Hyatt Regency Huntington Beach Resort & Spa Sponsor acquired the fee interest of the Hyatt Regency Huntington Beach Resort & Spa Property from the City of Huntington Beach for $7.9 million. The Hyatt Regency Huntington Beach Resort & Spa Property is currently subject to a management agreement with Hyatt Corporation, a subsidiary of Hyatt, expiring December 31, 2028 with one five-year extension option (the “Hyatt Management Agreement”). Due to the sponsor-affiliated management, the Hyatt Regency Huntington Beach Resort & Spa Property operates as a Hyatt Regency without a franchise agreement. Hyatt Regency is positioned as a premium brand among Hyatt’s 11 different luxury, premium, select service, extended stay, all-inclusive resort, and vacation ownership brands. For the year ended December 31, 2015, the Hyatt Regency Huntington Beach Resort & Spa Property had a RevPAR of $217.50, which outperformed full service Hyatt properties in the Americas at an average rate of $147.

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BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

More specific information about the Hyatt Regency Huntington Beach Resort & Spa Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR
	Competitive Set			Hyatt Regency Huntington Beach Resort & Spa(1)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2011	59.5%	$220.75	$131.25	73.4%	$211.18	$154.91	123.4%	95.7%	118.0%
2012	63.9%	$229.06	$146.35	75.9%	$219.51	$166.70	118.9%	95.8%	113.9%
2013	68.4%	$208.54	$142.62	77.2%	$233.14	$179.92	112.8%	111.8%	126.2%
2014	72.3%	$212.91	$153.93	83.4%	$247.21	$206.10	115.3%	116.1%	133.9%
2015	72.9%	$224.74	$163.86	83.5%	$260.59	$217.50	114.5%	116.0%	132.7%

Source: Industry Report

(1)	Based on the Hyatt Regency Huntington Beach Resort & Spa Borrower-provided historical operating statements.

The Market. The Hyatt Regency Huntington Beach Resort & Spa Property is located at 21500 Pacific Coast Highway in Huntington Beach, California, approximately 38 miles southeast of Los Angeles International Airport, 10 miles southwest of John Wayne/Orange County Airport, and seven miles southwest of the San Diego Freeway (Interstate 405). Huntington Beach, California features 9.5 miles of beaches, large recreational piers, public parks, biking, jogging, and walking paths, shopping attractions, and restaurants. Located along the Pacific Coast Highway, popular tourist destinations in the area include Disneyland, Knott’s Berry Farm, Newport Beach, Catalina Island, Fashion Island Shopping Center, and Laguna Beach. The largest employers in the Orange County area include Disneyland Resort, University of California, Irvine, Kaiser Permanente, and Boeing. According to The Orange County Visitor and Convention Bureau, Orange County attracted over 44 million visitors in 2013 that spent in excess of $9.5 billion.

According to the appraisal, the 2015 population within a one-, three-, and five-mile radius of the Hyatt Regency Huntington Beach Resort & Spa Property was 13,036, 104,896 and 277,280, respectively. Estimated average household income within a one-, three-, and five-mile radius of the Hyatt Regency Huntington Beach Resort & Spa Property was $106,813, $115,117 and $104,743, respectively.

Residential developments in the immediate area are concentrated north of the Hyatt Regency Huntington Beach Resort & Spa Property consisting of condominium units and single-family homes. Significant commercial development in the vicinity consists of office, industrial, retail, mixed-use and auto dealerships along major arterials that are interspersed with multifamily complexes. Located less than half a mile northwest of the Hyatt Regency Huntington Beach Resort & Spa Property is Pacific City, a newly-completed 191,000 SF lifestyle center situated on 310-acres and anchored by Equinox Fitness and H&M, along with other smaller fashion retailers and restaurants. Other retail in the area includes a retail center anchored by Walmart and Big Lots, which is located less than one mile north of the Hyatt Regency Huntington Beach Resort & Spa Property.

Demand for the Hyatt Regency Huntington Beach Resort & Spa Property and competitive set comes from commercial travelers due to its proximity to business activities, leisure travelers due to its proximity to the ocean and leisure amenities, and meeting & group travelers due to the hotel’s meeting facilities. According to an industry report, the competitive set had 2015 occupancy, ADR and RevPAR of 72.9%, $224.74 and $163.86, respectively. The competitive set’s RevPAR has grown at a compounded annual growth rate of 6.9% since 2010.

Primary competitive properties to the Hyatt Regency Huntington Beach Resort & Spa Property are shown in the table below:

Competitive Property Summary
Property Name	Year Opened	No. of Rooms	Distance (in miles)	Commercial & Leisure Demand	Meeting & Group Demand	2015 Occupancy	2015 ADR	2015 RevPAR
Hyatt Regency Huntington Beach Resort & Spa Property(1)	2003	517	–	55%	45%	83.5%(1)	$260.59(1)	$217.50(1)
Kimpton Shorebreak Hotel	2009	157	1.0	75%	25%	80.0%	$220	$176.00
Hilton Huntington Beach Waterfront Resort	1990	290	0.3	75%	25%	80.0%	$240	$192.00
Balboa Bay Resort	2003	159	5.0	70%	30%	75.0%	$200	$150.00
Marriott Newport Beach Hotel & Spa	1975	532	7.0	65%	35%	75.0%	$185	$138.75
Marriott Laguna Cliffs Resort & Spa	1987	378	22.0	60%	40%	75.0%	$215	$161.25
Omni La Costa Resort & Spa	1965	607	57.0	60%	40%	70.0%	$275	$192.50
Loews Coronado Bay Resort	1991	439	81.0	60%	40%	80.0%	$210	$168.00
Total/Wtd. Avg.		3,079		63%	37%	76.9%	$230.42	$177.00

Source: Appraisal

(1)	Based on the Hyatt Regency Huntington Beach Resort & Spa Borrower-provided historical operating statements.

A-3-7

BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Hyatt Regency Huntington Beach Resort & Spa Property:

Cash Flow Analysis
	2012	2013	2014	2015	UW	UW per Room
Occupancy	75.9%	77.2%	83.4%	83.5%	83.7%
ADR	$219.51	$233.14	$247.21	$260.59	$260.59
RevPAR	$166.70	$179.92	$206.10	$217.50	$218.09

Rooms Revenue	$31,543,551	$33,951,287	$38,892,228	$41,155,432	$41,155,432	$79,604
Food & Beverage	$27,584,636	$29,359,486	$35,702,200	$38,650,718	$38,650,718	$74,760
Other Income	$6,455,583	$7,470,962	$8,682,344	$8,448,331	$8,629,758	$16,692
Total Revenue	$65,583,770	$70,781,735	$83,276,772	$88,254,481	$88,435,908	$171,056
Total Expenses	$49,406,591	$51,948,000	$59,465,361	$61,949,211	$62,406,949	$120,710
Net Op. Income	$16,177,179	$18,833,735	$23,811,411	$26,305,270	$26,028,959	$50,346
FF&E(1)	$3,279,189	$3,539,087	$4,163,839	$4,412,724	$3,491,795	$6,754
Net Cash Flow	$12,897,990	$15,294,648	$19,647,573	$21,892,546	$22,537,164	$43,592

NOI DSCR(2)	1.25x	1.45x	1.83x	2.03x	2.00x
NCF DSCR(2)	0.99x	1.18x	1.51x	1.69x	1.74x
NOI Debt Yield(2)	8.1%	9.4%	11.9%	13.2%	13.0%
NCF Debt Yield(2)	6.4%	7.6%	9.8%	10.9%	11.3%

(1)	UW FF&E includes credit equal to 10% of $9.3 million currently held in the FF&E reserve for accretive capital investment during the loan term.

(2)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Hyatt Regency Huntington Beach Resort & Spa Whole Loan.

Escrows and Reserves. The Hyatt Regency Huntington Beach Resort & Spa Borrower deposited in escrow $898,740 for real estate taxes and $743,645 for insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments and 1/12 of the annual estimated insurance premiums (unless the Hyatt Regency Huntington Beach Resort & Spa Borrower maintains an acceptable blanket insurance policy). The Hyatt Regency Huntington Beach Resort & Spa Borrower deposited in escrow with the Hyatt Corporation (the “Hyatt Manager”) $9,300,000 for furniture, fixtures, and equipment (“FF&E”) and is required to deposit with the Hyatt Manager monthly 1/12 of an amount equal to 4% of the greater of (x) annual gross revenue for the prior calendar year and (y) the projected annual gross revenue for the upcoming calendar year; however, such monthly deposits will be waived provided (i) no event of default has occurred and is continuing, (ii) no bankruptcy action involving the Hyatt Regency Huntington Beach Resort & Spa Borrower or Hyatt Manager has occurred and is continuing, and (iii) the Hyatt Manager reserves, in a segregated account, amounts required to be reserved for FF&E pursuant to the Hyatt Management Agreement. On each monthly payment date, the Hyatt Regency Huntington Beach Resort & Spa Borrower is required to deposit an amount equal to the quotient of (x) the aggregate Negative Monthly Amounts (as defined below) for the upcoming twelve-month period divided by (y) the number of months for which there is no Negative Monthly Amount (the “Seasonality Reserve”), provided however, such obligation will be waived when the amount in the Seasonality Reserve equals or exceeds 100% of the aggregate Negative Monthly Amounts required for such calendar year. As required by the existing or any renewed Hyatt Management Agreement, the Hyatt Regency Huntington Beach Resort & Spa Borrower is required to make a deposit equal to 120% of the costs, if any, related to future property improvement plan work.

On the first monthly payment date occurring after each occurrence of a Trigger Period (as defined below), the Hyatt Regency Huntington Beach Resort & Spa Borrower shall make a true up payment, to be determined by the lender, into an operating expense account. On each monthly payment date occurring on and after the occurrence and continuance of a Trigger Period, the Hyatt Regency Huntington Beach Resort & Spa Borrower shall deposit into the operating expense account an amount equal to the aggregate amount of approved operating and extraordinary expenses to be incurred for the then current interest accrual period. The Hyatt Regency Huntington Beach Resort & Spa Borrower shall not be required to make monthly operating expense deposit provided that (i) no event of default has occurred, (ii) no bankruptcy action involving the Hyatt Regency Huntington Beach Resort & Spa Borrower or Hyatt Manager has occurred and is continuing, (iii) neither the Hyatt Regency Huntington Beach Resort & Spa Borrower or Hyatt Manager is in default under the Hyatt Management Agreement, and (iv) the Hyatt Manager reserves, in a segregated account, amounts required to be reserved for operating and extraordinary expenses pursuant to the Hyatt Management Agreement.

A “Negative Monthly Amount” means, with respect to any monthly payment date, the amount, if any, by which operating Income for the Hyatt Regency Huntington Beach Resort & Spa Property for the calendar month is insufficient to establish a debt service coverage ratio of 1.10x based on the then current approved annual budget.

Lockbox and Cash Management. The Hyatt Regency Huntington Beach Resort & Spa Whole Loan has a hard lockbox and in-place cash management. Provided no Hard CM Trigger (as defined below) has occurred, all revenue is required to be collected by the Hyatt Manager and deposited in an account to which the Hyatt Manager has access (the “Hotel Operating Account”). The lender has a perfected security interest in the Hotel Operating Account. Provided no event of default has occurred under the loan agreement and the Hyatt Management Agreement is in full force and effect, the Hyatt Manager is required to pay all operating expenses from the Hotel Operating Account pursuant to the Hyatt Management Agreement and deposit such funds necessary to maintain the $1,500,000 minimum working balance required under the Hyatt Management Agreement. All remaining sums are required to be remitted to the lender-controlled lockbox account on or prior to the 15th day of each calendar month. Upon the occurrence and during the continuance of an event of default under the loan agreement, provided (A) the Hyatt Management Agreement is in full force and effect, (B) the

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BACM 2016-UBS10	Hyatt Regency Huntington Beach Resort & Spa

Hyatt Manager continues to be the property manager, and (C) none of the Hyatt Manager, Hyatt Hotels Corporation or any affiliate of the foregoing controls the Hyatt Regency Huntington Beach Resort & Spa Borrower, the Hyatt Manager is required to make disbursements from the Hotel Operating Account as follows: (i) first, funds sufficient to pay the monthly tax deposit due for the then applicable due date, if any, to the lender; (ii) second, funds sufficient to pay the monthly insurance deposit due for the then applicable due date, if any, to the lender; (iii) third, to fund all other approved operating expenses per the approved annual budget, and (iv) fourth, the remaining balance of all revenue derived from the Hyatt Regency Huntington Beach Resort & Spa Property to the lender-controlled lockbox account. Upon the occurrence and during the continuance of a Hard CM Trigger, all revenue is required to be deposited into the lockbox account.

A “Hard CM Trigger” means upon the occurrence of either (x) the Hyatt Management Agreement not being in full force and effect or (y) an event of default occurring and continuing and the Hyatt Manager, Hyatt Hotels Corporation or any affiliate of the foregoing controlling the borrower.

All sums on deposit in the lockbox are required to, on each business day, be transferred from the lockbox to the cash management account. Provided no event of default is continuing, funds on deposit in the cash management account are required to be disbursed on each monthly payment date to pay debt service on the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, to fund the required reserve deposits as described above under “—Escrows and Reserves,” to pay any other amounts due and owing under the Hyatt Regency Huntington Beach Resort & Spa Whole Loan, and to disburse the remainder to the Hyatt Regency Huntington Beach Resort & Spa Borrower (or, during the continuance of a Trigger Period (as defined below), to an account to be held by the lender as additional security for the Hyatt Regency Huntington Beach Resort & Spa Whole Loan).

A “Trigger Period” means a period commencing upon the earlier of (i) the occurrence and continuance of a monetary event of default or material non-monetary event of default and expiring upon the cure of such event of default, (ii) the debt service coverage ratio being less than 1.30x and expiring when the debt service coverage ratio is equal to or greater than 1.40x for two consecutive calendar quarters, (iii) the occurrence of a Hotel Agreement Trigger Period and expiring upon the cure of such Hotel Agreement Trigger Period, (iv) the occurrence of a Hotel Agreement Renewal Trigger Event and expiring in connection with a Hotel Agreement Renewal Event, and (v) the occurrence of a bankruptcy action of the Hyatt Manager and expiring upon the replacement of such Hyatt Manager.

A “Hotel Agreement Trigger Period” means a period (A) commencing upon the first to occur of (i) the Hyatt Regency Huntington Beach Resort & Spa Borrower being in material default under the Hyatt Management Agreement, (ii) the Hyatt Regency Huntington Beach Resort & Spa Borrower or Hyatt Manager giving notice that it is terminating the Hyatt Management Agreement, (iii) any termination, cancellation, and/or expiration of the Hyatt Management Agreement, (iv) any bankruptcy action of the Hyatt Manager that is not dismissed within 60 days of having been filed, (v) the Hyatt Regency Huntington Beach Resort & Spa Property failing to be operated, “flagged”, or branded pursuant to the Hyatt Management Agreement and (B) expiring upon the satisfaction of cures pursuant to the Hyatt Management Agreement or the rebranding or reflagging of the Hyatt Regency Huntington Beach Resort & Spa Property pursuant to a qualified replacement management agreement and to the extent a property improvement plan (“PIP”) is required with the foregoing, the deposit of the corresponding PIP deposit.

A “Hotel Agreement Renewal Trigger Event” means an event in which the Hyatt Management Agreement (or applicable management agreement) is not renewed on or before the date that is 12 months prior to the expiration of the then applicable management agreement.

Additional Secured Indebtedness (not including trade debts). The Hyatt Regency Huntington Beach Resort & Spa Property also secures the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan, with a Cut-off Date balance of $140,000,000. A portion of the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan, represented by Promissory Note A-1-1, in the original principal amount of $54,000,000, is currently held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and is expected to be contributed to the CGCMT 2016-C1 securitization trust prior to the closing of this transaction, and a portion of the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan, represented by Promissory Notes A-1-2, A-2 and A-3, in the aggregate original principal amount of $86,000,000, is currently held by Citigroup Global Markets Realty Corp., or an affiliate thereof, and may be contributed to future securitizations or otherwise transferred at any time. The promissory notes evidencing the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan accrue interest at the same rate as the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan. The Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan. The holders of the Hyatt Regency Huntington Beach Resort & Spa Mortgage Loan and the Hyatt Regency Huntington Beach Resort & Spa Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Hyatt Regency Huntington Beach Resort & Spa Whole Loan. The Hyatt Regency Huntington Beach Resort & Spa Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the CGCMT 2016-C1 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Hyatt Regency Huntington Beach Resort & Spa Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Hyatt Regency Huntington Beach Resort & Spa Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance reasonably satisfactory to the lender (but in no event more than the sum of 100% of full replacement cost and 24 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Hyatt Regency Huntington Beach Resort & Spa Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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BACM 2016-UBS10	In-Rel 8

Mortgage Loan No. 2 – In-Rel 8

A-3-10

BACM 2016-UBS10	In-Rel 8

Mortgage Loan No. 2 – In-Rel 8

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In-Rel 8
1 50 Penn Place — Oklahoma City, OK
2 Lynnfield Park — Memphis, TN
3 Chase Tower — Lexington, KY
4 I-Bank Tower — Memphis, TN
5 4100 Okeechobee — West Palm Beach, FL
6 Bainbridge Mall — Bainbridge, GA
7 Center Point — Center Point, AL
8 Plantation Merchandise Mart — Plantation, FL

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BACM 2016-UBS10	In-Rel 8

Mortgage Loan No. 2 – In-Rel 8

Mortgage Loan Information				Property Information(4)
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Portfolio
Original Balance(1):	$60,000,000			Location:	Various
Cut-off Date Balance(1):	$60,000,000			General Property Type:	Various
% of Initial Pool Balance:	6.8%			Detailed Property Type:	Various
Loan Purpose:	Refinance			Title Vesting:	Fee and Leasehold
Sponsor:	Charles Stein; Dennis Udwin			Year Built/Renovated:	Various
Mortgage Rate:	4.9300%			Size:	1,478,687 SF
Note Date:	5/9/2016			Cut-off Date Balance per Unit(1):	$63
First Payment Date:	7/6/2016			Maturity Date Balance per Unit(1):	$58
Maturity Date:	6/6/2021			Property Manager:	In-Rel Properties Inc.; In-Rel Properties North, LLC (borrower-related)
Original Term to Maturity:	60 months
Original Amortization Term:	360 months			Underwriting and Financial Information(4)
IO Period:	0 months			UW NOI:	$11,272,502
Seasoning:	0 months			UW NOI Debt Yield(1):	12.2%
Prepayment Provisions(2):	LO (24); DEF (32); O (4)			UW NOI Debt Yield at Maturity(1):	13.2%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.68x
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$9,786,472 (3/31/2016 TTM)
Additional Debt Balance(1):	$32,500,000			2nd Most Recent NOI:	$9,499,908 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$8,729,265 (12/31/2014)
Reserves(3)				Most Recent Occupancy:	83.2% (4/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	81.2% (12/31/2015)
RE Tax:	$749,640	$121,769	N/A	3rd Most Recent Occupancy:	79.7% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$132,675,000 (Various)
Deferred Maintenance:	$834,096	$0	N/A	Cut-off Date LTV Ratio(1):	69.7%
Recurring Replacements:	$0	$18,487	N/A	Maturity Date LTV Ratio(1):	64.3%
TI/LC:	$500,000	$92,418	$1,500,000
Other:	$4,508,926	(3)	(3)

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$92,500,000	100.0%	Loan Payoff:	$60,895,553	69.2%
			Reserves(3):	$6,592,662	7.1%
			Closing Costs:	$1,491,566	1.6%
			Return of Equity:	$23,520,219	25.4%
Total Sources:	$92,500,000	100.0%	Total Uses:	$92,500,000	100.0%

(1)	The In-Rel 8 Mortgage Loan is part of the In-Rel 8 Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $92,500,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the In-Rel 8 Whole Loan.

(2)	Defeasance is permitted at any time on or after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last In-Rel 8 promissory note to be securitized and (b) July 6, 2019.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Property Information and Underwriting and Financial Information are based on a combination or sum of all eight office and retail centers that comprise the In-Rel 8 Portfolio.

The Mortgage Loan. The second largest mortgage loan (the “In-Rel 8 Mortgage Loan”) is part of a whole loan (the “In-Rel 8 Whole Loan”) evidenced by three promissory notes in the aggregate original principal amount of $92,500,000, all of which are secured by first priority fee and leasehold mortgages encumbering four office properties, three retail shopping centers and one mixed use property in Tennessee, Oklahoma, Kentucky, Alabama, Georgia and Florida (collectively, the “In-Rel 8 Portfolio”). Promissory Note A-1, in the original principal amount of $60,000,000, represents the In-Rel 8 Mortgage Loan. Promissory Notes A-2 and A-3, in the aggregate original principal amount of $32,500,000 (the “In-Rel 8 Serviced Companion Loan”), are expected to be held by UBS Real Estate Securities Inc. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. The In-Rel 8 Whole Loan will be serviced pursuant to the pooling and servicing agreement for this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The In-Rel 8 Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

The proceeds of the In-Rel 8 Mortgage Loan were used to refinance eight previous loans secured by eight mixed use office and retail shopping centers comprising the In-Rel 8 Portfolio, which loans totaled approximately $60,895,553 at the time of payoff. The office and retail shopping centers were purchased by the In-Rel 8 Borrower, or its affiliates, on various dates from January 1998 to December 2015, for a total purchase price of approximately

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BACM 2016-UBS10	In-Rel 8

$78,800,000. In addition, the sponsors spent approximately $19.9 million ($13.48 PSF) in capital and tenant improvements and leasing commissions for a total cost of approximately $98.7 million ($66.77 PSF).

The Borrower and the Sponsor. The borrowers are Lynnfield Office Project, LLC and White Station Building, LLC, each a Tennessee limited liability company, Bainbridge Mall, LLC and 4100 Okeechobee Owner, LLC, each a Florida limited liability company, Chase Tower Building Owner, LLC, 50 Penn Building Owner, LLC, Braswell Building Owner, LLC and Center Point Center Owner, LLC, each a Delaware limited liability company, and Plantation Merchandise Mart, Inc., a Florida corporation (collectively, the “In-Rel 8 Borrower”), each structured to be bankruptcy-remote, with two independent directors. The sponsors and the nonrecourse carve-out guarantors of the In-Rel 8 Borrower are Charles Stein and Dennis Udwin. Mr. Stein is a founding principal of In-Rel Properties, a privately held, vertically integrated real estate investment and management firm founded in 1984. In-Rel Properties currently manages approximately 3.0 million SF consisting primarily of office and retail properties in Florida, Georgia, Tennessee, Kentucky and Oklahoma. Mr. Stein is responsible for the company’s treasury functions, financial and tax planning and sourcing and underwriting of new transactions, and is a member of the company’s investment committee. Mr. Udwin is also a founding principal of In-Rel Properties and oversees In-Rel Properties’ leasing, property management and construction functions, as well as due diligence on new acquisitions. Mr. Udwin is also a member of the company’s investment committee.

The Properties. The In-Rel 8 Portfolio consists of four office properties, one mixed use office/retail property, and three retail centers located across six states and six different markets. The top three state concentrations based on allocated cut-off date mortgage loan amount are Tennessee at approximately 41%, Kentucky at approximately 22% and Oklahoma at approximately 21%. The In-Rel 8 Portfolio totals approximately 1,478,687 SF and is leased to over 258 separate tenants pursuant to approximately 286 different leases. The office properties range in size from 50,155 SF to 280,829 SF, with an average of 211,111 SF. The mixed use property consists of 178,732 SF (55.7%) of office space, 134,555 SF (41.9%) of retail space and 7,670 SF (2.4%) of storage space. The retail properties range in size from 35,937 SF to 148,275 SF, with an average of 104,429 SF. See “—Major Portfolio Tenants” below for further discussion of the top five tenant concentrations.

The Center Point property is leased to Center Point Associates, L.L.C., an Alabama limited liability company, pursuant to a 50-year ground lease with Najwa S. Bateh, expiring on December 10, 2039 with three ten-year renewal options remaining, which will fully extend the lease to December 31, 2069 (the “Ground Lease”). Ground rent is reset every ten years with a current annual rent of $144,000. The next rent adjustment is scheduled to occur in December 2019 at $172,800 per annum. Upon maturity of the In-Rel 8 Whole Loan, there will be approximately 48 years remaining on the Ground Lease based on the fully extended ground lease.

The following table presents each property comprising the In-Rel 8 Portfolio by descending allocated cut-off date mortgage loan amount:

In-Rel 8 Portfolio Property Summary
Property Name	Location	Property Type/Subtype	Size (SF)(1)	Occ. %(1)	Allocated Cut-off Date Mortgage Loan Amount	% of Allocated Mortgage Loan Amount	Year Built/ Renovated	Appraised Value
Lynnfield Park	Memphis, TN	Office/Suburban	280,829	83.5%	$13,281,081	22.1%	1974-1979/2012	$28,800,000
Chase Tower	Lexington, KY	Office/CBD	237,892	85.2%	$13,232,432	22.1%	1973/2012	$27,500,000
50 Penn Place	Oklahoma City, OK	Mixed Use/ Office/Retail	320,957	75.2%	$12,324,324	20.5%	1974/2012	$26,600,000
I-Bank Tower	Memphis, TN	Office/Suburban	275,566	79.4%	$11,610,811	19.4%	1967/2012	$29,575,000
4100 Okeechobee	West Palm Beach, FL	Office/Suburban	50,155	100.0%	$3,308,108	5.5%	1971/2013	$6,900,000
Center Point	Center Point, AL	Retail/Anchored	148,275	94.7%	$2,335,135	3.9%	1990/N/A	$5,100,000
Bainbridge Mall	Bainbridge, GA	Retail/Anchored	129,076	82.4%	$2,091,892	3.5%	1975/N/A	$4,300,000
Plantation Merch. Mart	Plantation, FL	Retail/Unanchored	35,937	100.0%	$1,816,216	3.0%	1987/N/A	$3,900,000
Total/Wtd. Avg.			1,478,687	83.2%	$60,000,000	100.0%		$132,675,000

(1)	Information is based on the underwritten rent roll.

Major Portfolio Tenants.

First Tennessee Bank National (138,812 SF, 9.4% of portfolio NRA, 13.1% of portfolio underwritten base rent). First Tennessee Bank National is a wholly owned subsidiary of First Horizon National Corporation (NYSE: FHN) (“FHN”). With approximately 4,000 employees, FHN offers regional banking, wealth management, and capital market services through more than 170 First Tennessee Bank National, and FTB Advisor locations in and around Tennessee and 27 FTN Financial offices in the U.S. and abroad. Founded in 1864, FHN has the 14th oldest national bank charter in the U.S. and has been recognized as one of the nation’s best employers by Working Mother and American Banker magazines. First Tennessee Bank National leases a total of 138,812 SF at the Lynnfield Park property (49.4% of property NRA) expiring in July 2018. First Tennessee Bank National currently subleases 36,571 SF of its space throughout the remainder of its lease term. First Tennessee Bank National has a contractual base rent of $17.00 PSF on a modified gross lease and has two five-year renewal options, provided First Tennessee Bank National has not assigned or subleased more than 5.0% of its space.

Food Giant (54,172 SF, 3.7% of portfolio NRA, 1.1% of portfolio underwritten base rent). Headquartered in Sikeston, Missouri, Food Giant operates in over 100 retail grocery stores in eight states including Georgia, Alabama, Arkansas, Florida, Kentucky, Mississippi, Missouri, and Tennessee. Food Giant employs approximately 5,000 associates under multiples brands including Food Giant, Piggly Wiggly, and Mad Butcher. Food Giant is a wholly owned subsidiary of Houchens Industries, Inc. Food Giant leases 54,172 SF at the Center Point property (36.5% of property NRA) expiring in August

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BACM 2016-UBS10	In-Rel 8

2019. Food Giant’s current rental rate of $3.63 PSF on a gross basis increases to $3.74 PSF in September 2016, $3.85 PSF in September 2017, and $3.96 PSF in September 2018. Food Giant has two five-year renewal options remaining with no termination options.

JP Morgan Chase Bank (52,197 SF, 3.5% of portfolio NRA, 7.6% of portfolio underwritten base rent). JP Morgan Chase Bank (NYSE:JPM) (“JPM”) specializes in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. JPM operates in more than 100 countries and employs approximately 235,000 people as of December 31, 2015. According to its 2015 annual report, JPM reported net revenue of approximately $93.5 billion and a net income of approximately $24.4 billion, an increase of 12.4% over 2014. JPM leases 52,197 SF across six spaces at the Chase Tower property (21.9% of property NRA) and an ATM drive-through, all expiring in November 2017. JPM has been at the Chase Tower property since November 1999 and currently pays a base rental rate of $19.10 PSF for the basement space (1,232 SF), $28.66 PSF for the first floor space (10,794 SF), $22.57 PSF for space on floors two through four and the sixth floor annex space (40,171 SF), and $89,554 per year for the ATM drive-through. JPM has two seven-year renewal options remaining with no termination options.

ChildNet, Inc. (50,155 SF, 3.4% of portfolio NRA, 5.4% of portfolio underwritten base rent). ChildNet, Inc. (“ChildNet”) is Broward and Palm Beach Counties’ community based care lead not-for-profit agency selected by the State of Florida to manage the local system of services and supports for abused, abandoned and neglected children and their caregivers. ChildNet is the sole tenant at the 4100 Okeechobee property leasing 50,155 SF through June 2019. ChildNet’s current rental rate of $18.71 PSF on a gross basis increases to $19.27 PSF in February 2017, to $19.66 PSF in July 2017, and $20.05 PSF in July 2018. ChildNet has one five-year renewal option with no early termination options.

Belk, Inc. (40,800 SF, 2.8% of portfolio NRA, 0.4% of portfolio underwritten base rent). Belk, Inc. (“Belk”) is a regional department store retailer operating 297 stores in 16 southeastern states with a growing e-commerce business. Belk offers national name brand merchandise and private label apparel, shoes and accessories along with cosmetics, wedding registry and home merchandise. Belk is the anchor retail tenant at the Bainbridge Mall property and has been in occupancy since August 1973 leasing 40,800 SF (31.6% of property NRA) of space expiring in August 2018 with two five year renewal options remaining.

The following table presents a summary regarding the 10 largest tenants by SF within the In-Rel 8 Portfolio:

In-Rel 8 Portfolio Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Total Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration	Retail Center/2014 Comparable Sales PSF
Top 10 Portfolio Tenants
First Tennessee Bank National(4)	BBB-/NR/BBB-	138,812	9.4%	$2,359,804	13.1%	$17.00	7/31/2018	Lynnfield Park: N/A
Food Giant	NR/NR/NR	54,172	3.7%	$202,603	1.1%	$3.74	8/31/2019	Center Point: $186
JP Morgan Chase Bank	A+/A3/A-	52,197	3.5%	$1,366,013	7.6%	$26.17	11/30/2017	Chase Tower: N/A
ChildNet, Inc.	NR/NR/NR	50,155	3.4%	$966,675	5.4%	$19.27	6/30/2019	4100 Okeechobee: N/A
Belk, Inc.	NR/NR/B+	40,800	2.8%	$71,400	0.4%	$1.75	8/22/2018	Bainbridge Mall: $161
Independent Bank	NR/NR/NR	40,666	2.8%	$660,823	3.7%	$16.25	9/30/2021	I-Bank Tower: N/A
McBrayer, McGinnis, Leslie & Kirkland, PLLC(5)	NR/NR/NR	37,641	2.5%	$592,784	3.3%	$15.75	4/30/2027	Chase Tower: N/A
Clear Channel Broadcasting, Inc./IHeartMedia + Entertainment, Inc.	NR/NR/CCC	26,628	1.8%	$388,503	2.2%	$14.59	8/31/2025	50 Penn Place: N/A
RELX Inc.	NR/NR/NR	24,629	1.7%	$394,064	2.2%	$16.00	7/31/2019	50 Penn Place: N/A
Fayette County Attorney - ANNEX	NR/NR/NR	24,447	1.7%	$391,152	2.2%	$16.00	6/30/2023	Chase Tower: N/A
Subtotal/Wtd. Avg.		490,147	33.1%	$7,393,820	41.0%	$15.08

Other Tenants		739,845	50.0%	$10,637,745	59.0%	$14.38
Vacant Space		248,695	16.8%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,478,687	100.0%	$18,031,565	100.0%	$14.66

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Includes 36,571 SF of space currently subleased throughout the remainder of its lease term.

(5)	McBrayer, McGinnis, Leslie & Kirkland, PLLC has a one-time lease termination option effective April 30, 2023 with notice provide no later than October 31, 2021 and payment of a termination fee.

A-3-14

BACM 2016-UBS10	In-Rel 8

The following table presents certain information relating to the aggregate lease rollover at the In-Rel 8 Portfolio and is based on the underwritten rent rolls of each property comprising the In-Rel 8 Portfolio:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	45	42,147	$13.58	2.9%	2.9%	$572,290	3.2%	3.2%
2016	36	55,726	$17.65	3.8%	6.6%	$983,413	5.5%	8.6%
2017	60	160,640	$19.11	10.9%	17.5%	$3,072,267	17.0%	25.7%
2018	48	288,088	$14.33	19.5%	37.0%	$4,128,769	22.9%	48.6%
2019	36	238,257	$13.30	16.1%	53.1%	$3,169,912	17.6%	66.1%
2020	26	117,523	$12.51	7.9%	61.0%	$1,469,713	8.2%	74.3%
2021	17	126,612	$13.51	8.6%	69.6%	$1,710,514	9.5%	83.8%
2022 & Beyond	18	200,999	$14.55	13.6%	83.2%	$2,924,686	16.2%	100.0%
Vacant	0	248,695	$0.00	16.8%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	286	1,478,687	$14.66	100.0%		$18,031,565	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Markets. The In-Rel 8 Portfolio is comprised of four office properties, one mixed use office/retail property and three retail centers across six states and six different markets, listed below by descending allocated cut-off date mortgage loan amount.

Market Summaries
Property Name	Location	Property Type/Subtype	Allocated Cut-off Date Mortgage Loan Amount	Estimated 2016 Population (five-mile radius)(1)	Estimated Average 2016 Household Income (five-mile radius)(1)	Average Submarket Vacancy(1)
Lynnfield Park	Memphis, TN	Office/Suburban	$13,281,081	222,280	$70,753	9.8%
Chase Tower	Lexington, KY	Office/CBD	$13,232,432	230,730	$63,846	8.1%
50 Penn Place	Oklahoma City, OK	Mixed Use/ Office/Retail	$12,324,324	208,995	$61,146	6.2%/3.7%(2)
I-Bank Tower	Memphis, TN	Office/Suburban	$11,610,811	240,561	$64,606	9.8%
4100 Okeechobee	West Palm Beach, FL	Office/Suburban	$3,308,108	261,968	$58,164	11.1%
Center Point	Center Point, AL	Retail/Anchored	$2,335,135	95,451	$61,762	9.0%
Bainbridge Mall	Bainbridge, GA	Retail/Anchored	$2,091,892	16,517	$49,389	4.1%(3)
Plantation Merch. Mart	Plantation, FL	Retail/Unanchored	$1,816,216	433,674	$60,013	5.0%

(1)	Source: Industry Report

(2)	50 Penn Place is a mixed use property with 55.7% of property NRA comprised of office space, 41.9% of property NRA comprised of retail space, and 2.4% of property NRA comprised of storage space. The average submarket office vacancy as of March 31, 2016 is 6.2% and the average submarket retail vacancy as of March 31, 2016 is 3.7%.

(3)	Source: Appraisal

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BACM 2016-UBS10	In-Rel 8

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the combined historical operating performance and the Underwritten Net Cash Flow at the In-Rel 8 Portfolio:

Cash Flow Analysis
	2013	2014	2015	3/31/2016 TTM	UW	UW PSF
Base Rent(1)	$15,894,802	$16,243,061	$16,417,162	$16,627,475	$21,941,085	$14.84
Total Recoveries	$351,828	$458,112	$472,642	$463,200	$315,069	$0.21
Other Income	$172,895	$181,899	$460,508	$432,511	$547,268	$0.37
Less Vacancy & Credit Loss	N/A	$0	$0	$0	($3,902,771)	($2.64)
Effective Gross Income	$16,419,525	$16,883,072	$17,350,312	$17,523,186	$18,900,650	$12.78
Total Operating Expenses	$7,889,607	$8,153,807	$7,850,403	$7,736,714	$7,628,148	$5.16
Net Operating Income	$8,529,918	$8,729,265	$9,499,908	$9,786,472	$11,272,502	$7.62
Capital Expenditures	$52,176	$115,494	$91,323	$91,323	$270,290	$0.18
TI/LC	$0	$0	$0	$0	$1,059,804	$0.72
Net Cash Flow	$8,477,742	$8,613,771	$9,408,585	$9,695,149	$9,942,409	$6.72

Occupancy %	79.3%	79.7%	81.2%	82.9%(2)	83.2%
NOI DSCR(3)	1.44x	1.47x	1.60x	1.65x	1.91x
NCF DSCR(3)	1.43x	1.45x	1.59x	1.63x	1.68x
NOI Debt Yield(3)	9.2%	9.4%	10.3%	10.6%	12.2%
NCF Debt Yield(3)	9.2%	9.3%	10.2%	10.5%	10.7%

(1)	UW Base Rent is net of actual vacancy and includes approximately $348,703 of additional contractual rent steps effective May 1, 2017 and $130,000 of percentage rent attributed to Belk, Inc. and Variety Wholesalers.

(2)	Occupancy % is as of April 2016 TTM.

(3)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the In-Rel 8 Whole Loan.

Escrows and Reserves. The In-Rel 8 Borrower deposited $749,640 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The In-Rel 8 Borrower is required to escrow monthly 1/12 of the annual estimated insurance premiums (unless the In-Rel 8 Borrower maintains insurance under an acceptable blanket insurance policy). The In-Rel 8 Borrower is required to make monthly deposits of $18,487 for replacement reserves. The In-Rel 8 Borrower deposited $72,000 in escrow at loan origination and is required to make monthly deposits for ground rent payable under the Ground Lease provided such monthly deposits are not required if the funds on deposit in such ground rent reserve account equal or exceed an amount equal to all rent due under the Ground Lease for the immediately succeeding six months and all rent required to be paid pursuant to the Ground Lease has been timely paid in full when due. The In-Rel 8 Borrower deposited $500,000 in the form of a letter of credit in escrow at loan origination and is required to escrow monthly $92,418 for TI/LC reserves provided that such monthly deposits are not required if the funds on deposit in such TI/LC reserve account exceed $1,500,000. The In-Rel 8 Borrower deposited $834,096 in escrow at loan origination for deferred maintenance, $436,926 for unfunded obligations under the Cypress Semiconductor ($410,234), Pollan Dobbs PLLC ($6,400), Randstad General Partner US ($12,792) and Southern Diversified, Inc. ($7,500) leases and $4,000,000 in the form of a letter of credit for material tenant reserves, and is required to make monthly deposits of $62,500 to be deposited into a reserve (the “Material Tenant Rollover Reserve”) provided that such monthly deposits are only required on each monthly payment date commencing in July 2016 and continuing through and including October 2017. During a Material Tenant Trigger Event (as defined below), all excess cash flow is required to be deposited into the Material Tenant Rollover Reserve to be held by the lender as additional security for the In Rel-8 Whole Loan provided that the aggregate amount deposited in the Material Tenant Rollover Reserve solely as the result of a Non-Renewal Event (as defined below) may not exceed with respect to First Tennessee Bank National and/or JPM, an amount equal to (x) $20.00 multiplied by (y) the SF of the applicable Material Tenant (as defined below) space not subject to an extension or re-leasing of its leased premises. So long as no event of default exists, funds held in the Material Tenant Rollover Reserve are required to be used in connection with tenant improvements and leasing commissions incurred with respect to the Material Tenant space.

A “Material Tenant Trigger Event” will commence upon the earlier of (i) if, on or prior to the Material Tenant’s earliest lease extension date and the date that is 12 months prior to the then-applicable expiration date of any Material Tenant’s lease, such Material Tenant fails to extend or renew such lease upon terms and conditions set forth in such Material Tenant’s lease (or otherwise as acceptable to the lender), (ii) if an event of default under any Material Tenant’s lease has occurred, (iii) a Material Tenant or lease guarantor of a Material Tenant’s lease becomes insolvent or a debtor in any bankruptcy action, (iv) if any Material Tenant’s lease is terminated or no longer in full force or effect, (v) if a retail Material Tenant “goes dark,” or any Material Tenant vacates, ceases to occupy or discontinues its operations at all of its Material Tenant space at the In-Rel 8 Portfolio, or (vi) a Non-Renewal Event. A Material Tenant Trigger Event will continue until, in regard to clause (i) above, the Material Tenant has entered into a renewal of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (ii) above, the applicable event of default has been cured, in regard to clause (iii) above, the Material Tenant’s lease is unconditionally affirmed in the applicable bankruptcy and the Material Tenant is paying full unabated rent or, if applicable, the guarantor’s bankruptcy has been discharged or dismissed with no material adverse effect on guarantor’s ability to perform under the lease guaranty, in regard to clause (iv) above, certain re-leasing conditions have been satisfied with respect to the Material Tenant space, in regard to clause (v) above, the applicable Material Tenant re-commences its operations at its leased premises, or certain re-leasing conditions have been satisfied with respect to the Material Tenant space, or in regard to clause (vi) above, the Non-Renewal Event is cured.

A-3-16

BACM 2016-UBS10	In-Rel 8

“Material Tenant” means (i) First Tennessee Bank National, (ii) Food Giant, (iii) JPM, (iv) ChildNet, (v) Belk or (vi) any tenant leasing space comprising either (a) greater than or equal to 25% of (x) the total rentable SF at the relevant individual property or (y) the total in-place base rent from such individual property or (b) not less than 35,000 aggregate SF at the relevant individual property.

A “Non-Renewal Event” will occur upon (i) if First Tennessee Bank National and/or JPM gives written notice of its intention to not extend or renew its Material Tenant lease for the entire Material Tenant space, (ii) if, on or prior to the Material Tenant’s earliest lease extension date and the date that is 12 months prior to the then-applicable expiration date under its Material Tenant’s lease, First Tennessee Bank National and/or JPM fails to extend or renew such lease upon terms and conditions set forth in such Material Tenant’s lease (or otherwise as acceptable to the lender) for the entire Material Tenant space, or (iii) if, on or prior to the earliest date that First Tennessee Bank National and/or JPM is required to notify the In-Rel 8 Borrower of its election to extend or renew such Material Tenant lease for the entire Material Tenant space, such Material Tenant fails to provide such notice. A Non-Renewal Event will continue until, in regard to clause (i) above, the revocation or rescission by First Tennessee Bank National and/or JPM, as applicable, of all termination or cancellation notices with respect to its Material Tenant lease or certain re-leasing conditions have been satisfied with respect to the Material Tenant space, or in regard to clauses (ii) and (iii) above, the Material Tenant has entered into an extension of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Material Tenant space.

Lockbox and Cash Management. A hard lockbox is in place with respect to the In-Rel 8 Mortgage Loan. The In-Rel 8 Mortgage Loan has springing cash management (i.e., the In-Rel 8 Mortgage Loan has cash management only after the initial occurrence of a Trigger Period (as defined below)). During the continuance of a Trigger Period for the In-Rel 8 Mortgage Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the In-Rel 8 Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse, provided no event of default has occurred or is continuing, to the In-Rel 8 Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by the lender together with other amounts incurred by the In-Rel 8 Borrower in connection with the operation and maintenance of the In-Rel 8 Portfolio reasonably approved by the lender, and to disburse the remainder to the In-Rel 8 Borrower (or, during the continuance of (i) a Material Tenant Trigger Event, to the Material Tenant Rollover Reserve or (ii) a Cash Sweep Period (as defined below, subject to clause (i)), to an account to be held by the lender as additional security for the In-Rel 8 Mortgage Loan).

A “Trigger Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving any In-Rel 8 Borrower, the guarantors, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.15x, (iv) a Material Tenant Trigger Event, or (v) any indictment for fraud or misappropriation of funds by any In-Rel 8 Borrower, the sole member of any In-Rel 8 Borrower, the managing member of any In-Rel 8 Borrower, the guarantors or the property manager or any officer or director thereof. A Trigger Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 90 days for the In-Rel 8 Borrower or the guarantors, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the In-Rel 8 Borrower’s, the guarantors’, or the property manager’s monetary obligations, in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is greater than or equal to 1.20x for two consecutive calendar quarters, or in regard to clause (iv) above, the Material Tenant Trigger Event is cured.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving any In-Rel 8 Borrower, the guarantors, or the property manager, or (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.15x. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 90 days for the In-Rel 8 Borrower or the guarantors, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the In-Rel 8 Borrower’s, the guarantors’, or the property manager’s monetary obligations, or in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is greater than or equal to 1.20x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The In-Rel 8 Portfolio also secures the In-Rel 8 Serviced Companion Loan, with a Cut-off Date balance of $32,500,000. The In-Rel 8 Serviced Companion Loan is expected to be held by UBS Real Estate Securities Inc. or an affiliate thereof on the closing date of this transaction and may be contributed to one or more future securitization transactions or otherwise transferred at any time. The promissory notes evidencing the In-Rel 8 Serviced Companion Loan accrue interest at the same rate as the In-Rel 8 Mortgage Loan. The In-Rel 8 Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the In-Rel 8 Serviced Companion Loan. The holders of the In-Rel 8 Mortgage Loan and the In-Rel 8 Serviced Companion Loan have entered into a co-lender agreement that sets forth the allocation of collections on the In-Rel 8 Whole Loan. The In-Rel 8 Whole Loan will be serviced pursuant to the pooling and servicing agreement for this transaction. See “Description of the Mortgage Pool—The Whole Loans— The Serviced Pari Passu Whole Loans—The In-Rel 8 Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

A-3-17

BACM 2016-UBS10	In-Rel 8

Terrorism Insurance. The In-Rel 8 Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance reasonably satisfactory to the lender (but in no event more than the sum of 100% of full replacement cost and twelve months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the In-Rel 8 Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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A-3-19

BACM 2016-UBS10	Belk Headquarters

Mortgage Loan No. 3 – Belk Headquarters

A-3-20

BACM 2016-UBS10	Belk Headquarters

Mortgage Loan No. 3 – Belk Headquarters

Belk Headquarters
2801 West Tyvola Road
Charlotte, NC 28217
CHARLOTTE
Westchester
Lakewood
Tuckaseegee Rd.
Freedom Dr.
Rozzelles Ferry Rd.
Johnson C. Smith Univ.
The Fillmore Charlotte
Statesville Ave.
Graham St.
Tryon Hills
CHARLOTTE AMTRAK
AMTRAK
NoDa
Matheson Ave.
LYNX BLUE LINE EXTENSION (Open 2017)
Parkwood Ave.
Plaza-Midwood
Johnson and Wales Univ.
Ashley Rd.
Wilkinson Blvd.
Morehead St.
Bank of America Stadium
BB&T Stadium
Church St.
Uptown
Belmont
Hawthorne Ln.
Plaza Rd.
Charlotte Country Club
Tryon St.
Charlotte Conv Ctr
Time Warner Cable Arena
Central Ave.
Charlotte-Douglas International Airport
Carolina Golf Club
Westover Hills
Carson
LYNX GOLD LINE
Central Piedmont Comm. Coll.
Kings College
South End
Bland
East-West
Midtown Square
Presbyterian Hospital
Carolinas Medical Center-Mercy
E. 7th St.
Bojangles' Coliseum
Ovens Auditorium
West Blvd.
Revolution Park Golf Course
Clanton Park
East Blvd.
Dilworth
Carolinas Medical Center
Randolph Rd.
LYNX LIGHT RAIL
BLUE LINE
Brookhill
Kenilworth Ave.
Mint Museum
New Bern
Marsh Rd.
Dilworth Gardens Shopping Center
Yorkmont Rd.
Southside Park
Park Rd.
Freedom Park
Eastover Park
Eastover
Wendover Rd.
Billy Graham Pkwy
Scaleybark
Sedgefield
Nature Museum
Queens College
Eagle Lake
Beam Rd.
Tyvola Pkwy.
The Art Institute of Charlotte
Renaissance Park
S. Tryon St.
Myers Park
Providence Rd.
Cotswold
Hillside Ave.
Collingwood
Park Road Shopping Center
Andover Rd.
Woodlawn
Woodlawn Rd.
Renaissance Park Golf Course
Myers Park Country Club
Providence Park
Sardis Rd.
South Blvd.
PARK ROAD OFFICE DISTRICT
Selwyn Ave.
Tyvola
Tyvola Rd.
Barclays Downs
Sharon Ln.
MECKLENBURG COUNTY
Nations Ford Rd.
Eastway Crossing
Piedmont Town Center
Arbor Way
Archdale Dr.
Archdale
South Park
Fairview Rd.
SouthPark Mall
Yorkmount
Whitehall Commons
Park Road Park
Arrowood Rd.
Park Dr.
Phillips Place
Quail Hollow
Mountainbrook
Town of Ayrsley
Arrowood
Hebron St.
Continental Tire North America
Ramblewood Park
LIGHT RAIL
Sharon Road West
Sharon Rd. West
Staples Distribution Center
Westinghouse Blvd.
Carolina Pavilion Shopping Center
Carowinds Amusement Park
Outlet Marketplace
LYNX
I-485
Pineville
Park Rd.
NC
SC
YORK COUNTY
Ballantyne 2 miles
Polk St.
The Centrum
Carolinas Medical Center - Pineville
Lowesville
Huntersville
Kannapolis
CONCORD
Stanley
Wedgewood
Mt. Holly
Harrisburg
Gastonia
Belmont
CHARLOTTE
Uptown
Bradfield Farms
NORTH CAROLINA
SOUTH CAROLINA
Mint Hill
Matthews
Pineville
Stallings
Indian Trail
Fort Mill
Weddington
Rock Hill
Monroe
Waxhaw

A-3-21

BACM 2016-UBS10	Belk Headquarters

Mortgage Loan No. 3 – Belk Headquarters

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		BANA		Single Asset/Portfolio:	Single Asset
Original Balance:		$58,000,000		Location:	Charlotte, NC 28217
Cut-off Date Balance:		$58,000,000		General Property Type:	Office
% of Initial Pool Balance:		6.6%		Detailed Property Type:	Suburban
Loan Purpose(1):		Acquisition and Refinance		Title Vesting:	Fee
Sponsor:		Samuel Jacobson		Year Built/Renovated:	1987/2016
Mortgage Rate(2):		5.1440%		Size:	473,698 SF
Note Date:		3/30/2016		Cut-off Date Balance per Unit:	$122
First Payment Date:		5/1/2016		Maturity Date Balance per Unit:	$107
Maturity Date(2):		4/1/2026		Property Manager:	Self-managed
Original Term to Maturity(2):		120 months
Original Amortization Term:		360 months		Underwriting and Financial Information
IO Period:		24 months		UW NOI:	$5,077,269
Seasoning:		2 months		UW NOI Debt Yield:	8.8%
Prepayment Provisions:		LO (26); DEF (90); O (4)		UW NOI Debt Yield at Maturity:	10.1%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NCF DSCR:	1.59x (IO) 1.27x (P&I)
Additional Debt Type:		N/A		Most Recent NOI(1):	N/A
Additional Debt Balance:		N/A		2nd Most Recent NOI(1):	N/A
Future Debt Permitted (Type):		No (N/A)		3rd Most Recent NOI(1):	N/A
Reserves(3)				Most Recent Occupancy:	100.0% (6/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(1):	N/A
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(1):	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of)(4):	$96,990,000 (4/1/2016)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio:	59.8%
TI/LC:	$0	$15,790	N/A	Maturity Date LTV Ratio:	52.0%

Sources and Uses

Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$58,000,000	82.4%	Purchase Price:	$37,959,165	53.9%
Borrower Equity:	$12,399,249	17.6%	Loan Payoff:	$17,982,318	25.5%
			Tenant Allowance:	$11,000,000	15.6%
			Closing Costs:	$3,457,765	4.9%
Total Sources:	$70,399,249	100.0%	Total Uses:	$70,399,249	100.0%

(1)	The Belk Headquarters Mortgage Loan together with a $12,399,249 cash contribution by the Belk Headquarters Mortgage Loan sponsor is being used to refinance existing debt encumbering the West Unit and finance the acquisition of the East Unit (see “—The Property” below). As a result of this collateral acquisition, historical operating and occupancy information relating to the East Unit are not available.

(2)	The Belk Headquarters Mortgage Loan has an anticipated repayment date of April 1, 2026 with a maturity date of April 1, 2046. Beginning on the anticipated repayment date through the maturity date the Belk Headquarters Mortgage Loan will accrue interest at a note rate equal to the sum of 2.0% and the greater of (a) the initial note rate of 5.144% and (b) the sum of the treasury rate plus 5.0%.

(3)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(4)	The Belk Headquarters Property was given a “stabilized” value of $96,990,000 as of April 1, 2016, which assumed (i) the Belk lease amendments being signed, (ii) rent commencement, and (iii) tenant allowances being released to Belk by April 1, 2016. All such events have occurred as of the closing date of the Belk Headquarters Mortgage Loan. The Belk Headquarters Property has been given a “dark” value as of March 1, 2016 of $45,870,000 ($97 PSF).

The Mortgage Loan. The third largest mortgage loan (the “Belk Headquarters Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $58,000,000 and secured by a first priority fee mortgage encumbering the two condominium units (the “East Unit” and the “West Unit”) within a single-tenant office building known as the Belk Headquarters building (the “Belk Headquarters Property”) located in Charlotte, North Carolina. Proceeds from the Belk Headquarters Mortgage Loan, together with an equity contribution of $12,466,749 from the Belk Headquarters Mortgage Loan sponsor, were used to purchase the East Unit of the Belk Headquarters Property, defease an existing loan secured by the West Unit of the Belk Headquarters Property (which loan was securitized in the BACM 2007-3 transaction), contribute $11 million toward tenant improvements and pay closing costs.

The Borrower and the Sponsor. The borrowers are Jacobson Charlotte West, LLC and Jacobson Charlotte East, LLC, each a Delaware limited liability company with at least two independent directors (collectively, the “Belk Headquarters Borrower”). Equity ownership in the Belk Headquarters Borrower is held by Samuel Jacobson (93%) and Randi Jacobson (7%). Samuel Jacobson is the sponsor and non-recourse carve-out guarantor. Mr. Jacobson is a real estate investor focused on acquiring, owning, leasing and managing primarily triple-net leased buildings. His current portfolio includes fourteen commercial properties across Arkansas, California, Florida, Illinois, Indiana, Minnesota, New York, North Carolina and Wisconsin.

A-3-22

BACM 2016-UBS10	Belk Headquarters

The Property. The Belk Headquarters Property is located at 2801 West Tyvola Road, and is fully leased to Belk, Inc. (“Belk”). Belk is a regional department store retailer operating 297 stores in 16 southeastern states with a growing e-commerce business. Belk offers national name brand merchandise and private label apparel, shoes and accessories along with cosmetics, wedding registry and home merchandise. Belk’s current CEO is Tim Belk, who represents the third generation of the Belk family to run the company since its founding in 1888. For its 2015 fiscal year, Belk earned approximately $4.11 billion in sales and contributed over $21.5 million to charities in the communities it serves. Belk has been headquartered at the Belk Headquarters Property for over 27 years. In December 2015, Sycamore Partners purchased Belk for a reported $3 billion. Sycamore Partners is a private equity firm with over $3.5 billion in capital under management, specializing in retail and consumer investments. Sycamore Partners’ investment portfolio currently includes Belk, Coldwater Creek, Dollar Express, Hot Topic, the Kasper Group, Nine West Holdings and Talbots.

The Belk Headquarters Property is located approximately six miles from the Charlotte central business district in the LakePointe Corporate Center, a 175-acre Class “A” office park which also contains hotels, bank branches, restaurants and a 3.1 mile jogging trail. The Belk Headquarters Property consists of one building divided into two condominium units: the East Unit consists of 292,098 SF and the West Unit consists of 181,600 SF. Both condominium units are included in the collateral for a total of 473,698 SF of net rentable area. The Belk Headquarters Property also includes 1,528 surface parking spaces and 500 spaces in a parking garage. Belk was the original owner of the Belk Headquarters Property when built in 1987, and in 2005 and 2006 created the condominium structure and closed on a sale-leaseback transaction in conjunction with the sale of its credit card business to GE Consumer Finance, predecessor to Synchrony Financial. Synchrony Financial sublet approximately 66,000 SF in the West Unit from Belk. Belk also sublet approximately 75,000 SF in the East Unit to iQor, a call center operator. Both subleases have been terminated in order to accommodate Belk’s need for additional space as it moves employees from the neighboring Three Coliseum Centre building to the Belk Headquarters Property.

In connection with the Belk Headquarters Mortgage Loan, the Belk Headquarters Borrower purchased the East Unit, refinanced the West Unit and contributed $10 million to Belk for Belk’s use to improve the space, which plans include furniture purchases, IT wiring, security updates, elevator renovations, the addition of a fitness facility and general upfit. Also in connection with the Belk Headquarters Mortgage Loan, Belk signed lease amendments for the East Unit and the West Unit extending its leases to March 31, 2031 and providing for five additional five-year renewal options. The leases require annual base rent of $11.30 PSF, increasing to $12.15 PSF beginning March 2021. Belk’s lease is triple-net, with Belk responsible for payment of all property repairs and maintenance, any condominium assessments, utilities, office park assessments, taxes and property insurance premiums. Belk has a right of first refusal to purchase the Belk Headquarters Property. The Belk Headquarters Borrower owns 100% of the condominium interests, however, pursuant to a proxy has granted Belk full control of the condominium association that governs the East Unit and the West Unit, provided Belk cannot exercise any vote without the consent of the Belk Headquarters Borrower which would lessen the Belk Headquarters Borrower’s voting rights, create or alter easements or other property rights, terminate the condominium or amend the condominium declaration, or impose additional obligations on or otherwise materially adversely affect the Belk Headquarters Property or Belk Headquarters Borrower.

The Market. The Belk Headquarters Property is located in Charlotte, Mecklenburg County, North Carolina. Mecklenburg County had an estimated unemployment rate of 5.1% as of November 2015. Its major employers include Charlotte Mecklenburg Hospital, Wells Fargo Bank, Charlotte-Mecklenburg Board of Education, Bank of America, and US Air. Mecklenburg County’s estimated 2016 median household income was $57,792 with 41% of its residents being college graduates.

According to its Chamber of Commerce, Charlotte is home to seven Fortune 500 companies and an additional ten Fortune 1000 companies. 34.7% of the regional Charlotte economy is supported by headquarters operations, including Delhaize America – Food Lion, Compass Group USA, Ingersoll Rand, Harris Teeter Supermarkets, Hendrick Automotive Group and Coca-Cola Bottling Co. Consolidated, each with over 1,100 employees. Headquarter operations in the Charlotte area employ approximately 248,547 people.

According to the appraisal, estimated 2016 population within a three- and five-mile radius of the Belk Headquarters Property was 35,105 and 140,028, respectively, each having grown at a compound annual rate of 2.1% over the last five years, and estimated 2016 median income within a three- and five-mile radius of the Belk Headquarters Property was $39,468 and $48,830, respectively.

According to the appraisal, the Belk Headquarters Property is located within the Airport/Parkway office submarket within the Charlotte metropolitan area market, which had 2015 inventory of 13,051,000 SF (362 buildings) with a 12.9% vacancy rate and gross asking rents of $17.77 PSF. Properties within the submarket within the Belk Headquarters Property’s same “4 and 5 Star” category comprise 6,473,000 SF with an 11.5% vacancy rate and gross asking rents of $21.51 PSF. The Belk Headquarters Property is the largest single-tenant office building in the Charlotte metropolitan area market. Within the entire Charlotte metropolitan area market, only ten other buildings contain more than 100,000 SF of contiguous space, and only three other buildings contain more than 400,000 SF of contiguous space.

A-3-23

BACM 2016-UBS10	Belk Headquarters

The following table presents competitive office rental properties to the Belk Headquarters Property:

Competitive Office Lease Summary
Property Name/Location	Year Built / Renov	Total GLA (SF)	Tenant Name	Lease Date/ Term	Lease Area (SF)	Base Rent PSF	TI Allowance PSF
Wal-Mart Building 2118 Water Ridge Pky Charlotte, NC	1991/ N/A	107,545	Wal-Mart Stores, Inc	May-16 / 12 Yr	107,545	$19.73 NNN	$40.00
Proposed Movement Hwy 160 & Calvin Hall Rd Indian Land, SC	2016/ N/A	104,000	Movement Mortgage, Inc.	Mar-16 / 11.9 Yr	104,000	$14.23 NNN	$40.00
LakePointe Corporate 2320 Cascade Pointe Blvd Charlotte, NC	1999/ N/A	331,611	AT&T	May-15 / 5 Yr	52,236	$18.00 FSG	$0.00
Kingsley Park VI 234 Kingsley Park Dr Fort Mill, SC	2014/ N/A	53,362	Domtar	Feb-15 / 10 Yr	59,362	$17.50 NNN	$30.00
Belk Headquarters Property	1987/2016	473,698	Belk	Mar-16 / 15 Yr	473,698	$11.30 NNN	$21.11

Source: Appraisal

Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Belk Headquarters Property:

Cash Flow Analysis(1)
	2012	2013	2014	2015	UW	UW PSF
Base Rent	N/A	N/A	N/A	N/A	$5,352,787	$11.30
Total Recoveries(2)	N/A	N/A	N/A	N/A	$157,000	$0.33
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($275,489)	-5.0%
Effective Gross Income	N/A	N/A	N/A	N/A	$5,234,298	$11.05
Total Operating Expenses(2)	N/A	N/A	N/A	N/A	$157,029	$0.33
Net Operating Income	N/A	N/A	N/A	N/A	$5,077,269	$10.72
Capital Expenditures(2)	N/A	N/A	N/A	N/A	$71,055	$0.15
TI/LC	N/A	N/A	N/A	N/A	$189,480	$0.40
Net Cash Flow	N/A	N/A	N/A	N/A	$4,816,734	$10.17

Occupancy %	N/A	N/A	N/A	N/A	95.0%
NOI DSCR	N/A	N/A	N/A	N/A	1.34x
NCF DSCR	N/A	N/A	N/A	N/A	1.27x
NOI Debt Yield	N/A	N/A	N/A	N/A	8.8%
NCF Debt Yield	N/A	N/A	N/A	N/A	8.3%

(1)	Additional collateral was acquired in connection with the Belk Headquarters Mortgage Loan. Historical operating and occupancy information are not available.

(2)	All expenses are the responsibility of the tenant. A 3% management fee was underwritten though the property is self-managed.

Escrows and Reserves. Pursuant to its leases, Belk is responsible for payment of property taxes and insurance, capital repairs, replacements and improvements necessary for the maintenance of the Belk Headquarters Property. During a Belk Sweep Period (as defined below), the Belk Headquarters Borrower is required to make monthly deposits for taxes, insurance premiums and a monthly deposit of $5,921 for replacement reserves. The Belk Headquarters Borrower is required to make a monthly deposit of $15,790 to a leasing reserve, which is scheduled to accrue to a total of $1,894,800 ($4 PSF) by the anticipated maturity date of the Belk Headquarters Mortgage Loan.

A “Belk Sweep Period” will commence upon the earliest of (i) Belk being in default for nonpayment of rent, (ii) Belk failing to be in possession of or operating in its leased space, (iii) Belk giving notice of termination for all or a portion of its leased space, terminating or cancelling its lease(s), (iv) Belk being subject to bankruptcy or insolvency, and (v) Belk’s credit rating dropping to CCC+ or lower, and will end upon the earliest of (A) as applicable, (i) Belk curing a default for nonpayment of rent, (ii) Belk being in possession of and operating in its leased space, (iii) Belk revoking any termination or cancellation notice and re-affirming its lease(s) being in full force and effect, (iv) Belk no longer being subject to bankruptcy or insolvency and having affirmed its lease(s), and (v) Belk’s credit rating being upgraded above CCC+ or (B) the entire Belk leased space being leased to a replacement tenant being in physical occupancy, operating and paying full rent.

Lockbox and Cash Management. The Belk Headquarters Mortgage Loan has a hard lockbox with springing cash management upon the commencement of a Cash Sweep Period (as defined below). Also during the continuance of a Cash Sweep Period (i) prior to the anticipated repayment date of the Belk Headquarters Mortgage Loan, the Belk Headquarters Borrower will be required to deposit all excess cash into an excess cash reserve

A-3-24

BACM 2016-UBS10	Belk Headquarters

account, and (ii) after the anticipated repayment date, all excess cash will be applied to any accrued interest and the outstanding principal balance of the Belk Headquarters Mortgage Loan.

A “Cash Sweep Period” will exist during (i) the occurrence and continuance of an event of default, (ii) a DSCR Sweep Period (as defined below), (iii) a Belk Sweep Period, or (iv) the period commencing upon the anticipated repayment date until the full repayment of the Belk Headquarters Mortgage Loan.

A “DSCR Sweep Period” will commence upon the debt service coverage being less than 1.15x for two consecutive quarters and will end upon the debt service coverage being equal to or exceeding 1.20x for two consecutive quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Belk Headquarters Borrower is required to obtain and maintain property insurance, public liability insurance and rental loss and/or business interruption insurance that covers perils of terrorism and acts of terrorism.

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BACM 2016-UBS10	IPCC Self Storage Portfolio

Mortgage Loan No. 4 – IPCC Self Storage Portfolio

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BACM 2016-UBS10	IPCC Self Storage Portfolio

Mortgage Loan No. 4 – IPCC Self Storage Portfolio

Sinton
Taft
Odem
Gregory
Portland
Ingleside
SAN PATRICIO COUNTY
Nueces Bay
Corpus Christi Bay
Robstown
CORPUS CHRISTI
Central City
South Side
NUECES COUNTY
Gulf of Mexico
Padre Island

Marietta
Sandy Springs
Dunwoody
Norcross
Lawrenceville
Lilburn
Smyrna
Chamblee
Tucker
Mountain Park
Snellville
Mableton
ATLANTA
North Decatur
Clarkston
Stone Mountain
Decatur
Avondale
Redan
Lithonia
Douglasville
East Point
Panthersville
Conyers
College Park
Hapeville
Forest Park
Union City
Morrow
Fairburn
Riverdale
Stockbridge
Jonesboro
Irondale
Tyrone
Fayetteville
McDonough
Lovejoy
Peachtree City
Hampton
Locust Grove

Canutillo
Fort Bliss
EL PASO
Sunland Park
NM
CIUDAD JUÁREZ
EL PASO COUNTY
MEXICO
Horizon City
Socorro
TEXAS
Tesoro Escondido

IPCC Self Storage Portfolio

1	Metro Self Storage - Conyers	Conyers, GA	
2	Metro Self Storage - Mableton	Mableton, GA	
3	Metro Self Storage - Corpus Christi/Holly Road	Corpus Christi, TX	
4	Metro Self Storage - Corpus Christi/McArdle Road	Corpus Christi, TX	
5	Metro Self Storage - Corpus Christi/S. Staples Street	Corpus Christi, TX	
6	Metro Self Storage - Corpus Christi/Villa-Leopard Street	Corpus Christi, TX	
7	Metro Self Storage - Corpus Christi/Ayers Street	Corpus Christi, TX	
8	Metro Self Storage - El Paso/Loop Drive	El Paso, TX	
9	Metro Self Storage - El Paso/Alameda Avenue	El Paso, TX	
10	Metro Self Storage - El Paso/Pebble Hills	El Paso, TX	
11	Metro Self Storage - Midland	Midland, TX	
12	Metro Self Storage - Lubbock	Lubbock, TX	
13	Metro Self Storage - La Marque	La Marque, TX	
14	Metro Self Storage - Wichita/Broadway	Wichita, KS	
15	Metro Self Storage - Topeka/California	Topeka, KS	
16	Metro Self Storage - Topeka/Westport Drive	Topeka, KS	
17	Metro Self Storage - Park City	Wichita, KS	

COLO.
KANSAS
Wichita
Springfield
MO
TULSA
Santa Fe
Amarillo
OKLAHOMA CITY
ALBUQUERQUE
Norman
Ft. Smith
NEW MEXICO
OKLAHOMA
AR
Lubbock
Wichita Falls
Denton
FT. WORTH
Plano
DALLAS
Shreveport
Las Cruces
EL PASO
Midland
Abilene
Arlington
Odessa
TEXAS
Waco
San Angelo
AUSTIN
Beaumont
SAN ANTONIO
HOUSTON
La Marque
Galveston
CHIHUAHUA
Eagle Pass
Victoria
Corpus Christi
Gulf of Mexico
MEXICO
Laredo
MONTERREY
McAllen
Brownsville

St. Joseph
Concordia
Atchison
MISSOURI
Manhattan
Leavenworth
KANSAS CITY
Fort Riley
Topeka
Abilene
Lawrence
Lenexa
Junction City
Olathe
OVERLAND PARK
Salina
KANSAS
McPherson
Emporia
Hutchinson
Newton
Nevada
El Dorado
WICHITA
Chanute
Andover
Pittsburg
Parsons
Winfield
Carthage
Joplin
Arkansas City
Coffeyville
OKLAHOMA
Miami
Neosho

A-3-27

BACM 2016-UBS10	IPCC Self Storage Portfolio

Mortgage Loan No. 4 – IPCC Self Storage Portfolio

Mortgage Loan Information				Property Information(2)
Mortgage Loan Seller:	Barclays			Single Asset/Portfolio:	Portfolio
Original Balance:	$53,500,000			Location:	Various
Cut-off Date Balance:	$53,500,000			General Property Type:	Self Storage
% of Initial Pool Balance:	6.1%			Detailed Property Type:	Self Storage
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Inland Private Capital Corporation			Year Built/Renovated:	Various
Mortgage Rate:	4.8740%			Size(3):	1,043,355 SF	7,597 Units
Note Date:	4/1/2016			Cut-off Date Balance per SF/Unit(3):	$51.28	$7,042
First Payment Date:	5/6/2016			Maturity Date Balance per SF/Unit(3):	$47.27	$6,492
Maturity Date:	4/6/2026			Property Manager:	Metro Storage LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information(2)
IO Period:	60 months			UW NOI:	$5,080,402
Seasoning:	2 months			UW NOI Debt Yield:	9.5%
Prepayment Provisions:	LO (24); YM1 (92); O (4)			UW NOI Debt Yield at Maturity:	10.3%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.84x (IO)	1.43x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$5,032,927 (1/31/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$5,043,936 (12/31/2015)
Future Debt Permitted (Type):	Yes (Affiliated Unsecured Sub. Debt)			3rd Most Recent NOI:	$4,768,384 (12/31/2014)
Reserves(1)				Most Recent Occupancy(4):	89.9% (3/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	89.1% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(4):	90.0% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(5):	$92,500,000 (3/22/2016)
Recurring Replacements:	$218,931	Springing	$1,094,655	Cut-off Date LTV Ratio(5):	57.8%
				Maturity Date LTV Ratio(5):	53.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$53,500,000	57.4%	Purchase Price:(7)	$92,246,029	99.0%
Borrower Equity:(6)	$39,665,423	42.6%	Closing Costs:	$700,464	0.8%
			Reserves:	$218,931	0.2%
Total Sources:	$93,165,423	100.0%	Total Uses:	$93,165,423	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Property Information and Underwriting and Financial Information are based on the combination or sum of all 17 self storage facilities that comprise the IPCC Self Storage Portfolio Property.

(3)	IPCC Self Storage Portfolio Property is comprised of 7,238 self storage units, 358 RV parking spaces and one 3,000 SF commercial unit totaling 7,597 units or 1,043,355 SF (excluding SF associated with the 358 RV parking spaces).

(4)	Occupancy figures are based on SF. Based on Units, Most Recent Occupancy, 2nd Most Recent Occupancy and 3rd Most Recent Occupancy are 89.4%, 89.4% and 89.4%, respectively.

(5)	The Appraised Value (as of) represents the “as-is portfolio value” conclusion, which is reflective of the value of the IPCC Self Storage Portfolio Property as a whole, if sold in its entirety to a single buyer. The sum of the “as-is” appraised values on a property-by-property basis is $80,850,000 and is based on individual appraisals dated as of March 8, 2016 to March 16, 2016. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the stand-alone property-by-property “as-is” appraised values are 66.2% and 61.0%, respectively. The dates of the appraised values ranged from March 8, 2016 to March 16, 2016.

(6)	Borrower Equity was funded in part by a $19.2 million unsecured corporate loan made by Barclays Bank PLC to Inland Private Capital Corporation, the sponsor, which is guaranteed by its parent company, Inland Real Estate Investment Corporation, and matures in October 2016. The corporate unsecured loan is not to the borrower and is neither secured by nor dependent upon income from the IPCC Self Storage Portfolio Property. On May 6, 2016, the corporate unsecured loan was paid down to $15.2 million.

(7)	Concurrently with the origination of the IPCC Self Storage Portfolio Mortgage Loan, the IPCC Self Storage Portfolio Borrower (i) acquired 15 of the properties included in the IPCC Self Storage Portfolio Property and (ii) paid off a $5.1 million mortgage loan originated on January 20, 2016 to facilitate the $9.2 million acquisition of two of the properties included in the IPCC Self Storage Portfolio Property. Purchase Price reflects the total consideration paid for all 17 self storage facilities that comprise the IPCC Self Storage Portfolio Property.

The Mortgage Loan. The fourth largest mortgage loan (the “IPCC Self Storage Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $53,500,000 that is secured by a first priority fee mortgage encumbering 17 self storage facilities, which includes 358 recreational vehicle (“RV”) parking spaces located across Texas, Kansas and Georgia (collectively, the “IPCC Self Storage Portfolio Property”). The proceeds of the IPCC Self Storage Portfolio Mortgage Loan were used to facilitate the acquisition of the IPCC Self Storage Portfolio Property, fund reserves and pay closing costs. Previous mortgage loans secured by the properties that comprise the IPCC Self Storage Portfolio Property were included in the CSMC 2006-C4 and JPMCC 2011-C3 securitization trusts.

A-3-28

BACM 2016-UBS10	IPCC Self Storage Portfolio

The Borrower and the Sponsor. The borrower is Self-Storage Portfolio I DST (the “IPCC Self Storage Portfolio Borrower”), a Delaware Statutory Trust (“DST”) that is a single-purpose bankruptcy-remote entity.

The sponsor and nonrecourse carve-out guarantor of the IPCC Self Storage Portfolio Mortgage Loan is Inland Private Capital Corporation (“IPCC”). IPCC is part of Inland Real Estate Group of Companies, Inc., a fully-integrated group of legally and financially independent real estate companies engaged in property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance and other related services for over 40 years. As of December 31, 2015, IPCC sponsored 182 private placement programs comprising 451 properties, totaling over 26.0 million SF and more than 6,800 residential units with an aggregate offering price in excess of $5.319 billion.

The IPCC Self Storage Portfolio Property is managed by Metro Storage LLC, a privately-owned, fully-integrated, international self-storage operating company specializing in the development, construction, acquisition, and management of self-storage facilities in the United States and Brazil. Metro Storage LLC has over $1.0 billion of assets under management and is the fourth largest private self-storage company in the United States and the tenth largest among private and public self-storage companies. Additionally, Metro Storage LLC maintains a 2.0% beneficial ownership interest in the IPCC Self Storage Portfolio Borrower.

The Property. The IPCC Self Storage Portfolio Property consists of 17 self storage facilities located across Texas, Kansas and Georgia comprised of 7,238 self-storage units, 358 RV parking spaces and one 3,000 SF commercial unit totaling 7,597 units or 1,043,355 SF (excluding SF associated with the 358 RV parking spaces). The properties comprising the IPCC Self Storage Portfolio Property were constructed between 1986 and 2008 and, as of March 1, 2016, were 89.9% occupied based on SF.

The five largest self storage facilities comprising the IPCC Self Storage Portfolio Property by cut-off date allocated loan amount are described below:

Metro Self Storage - Corpus Christi/Holly Road. The property is a 76,480 SF, 428-unit self storage facility with 68 RV parking spaces consisting of 23 one-story buildings located in Corpus Christi, Texas, approximately six miles southeast of the Corpus Christi International Airport. Situated on a 6.14-acre site, the property was constructed in 2008 and, as of March 1, 2016, was 89.6% occupied based on SF. The area surrounding the property represents a mix of light commercial and retail uses including single-family and multifamily development. Amenities at the property include surveillance cameras, individual locks and alarms, keypad entry and on-site management. According to the appraisal, the trade area within a one-, three- and five-mile radius contained a population of 17,334, 115,805 and 220,215, respectively, with an estimated average household income of $57,771, $61,395 and $64,959, respectively, as of year-end 2015.

Metro Self Storage - Midland. The property is a 61,000 SF, 445-unit self storage facility with 58 RV parking spaces consisting of 21 one-story buildings located in Midland, Texas, approximately three miles west of the Midland central business district. Situated on a 6.34-acre site, the property was originally constructed in 2001 and, as of March 1, 2016, was 80.5% occupied based on SF. The area surrounding the property represents a mix of residential and commercial uses. Amenities at the property include surveillance cameras, individual locks and alarms, keypad entry and on-site management. According to the appraisal, the trade area within a one-, three- and five-mile radius of the property contained a population of 17,120, 74,311 and 128,337, respectively, with an estimated average household income of $65,498, $94,790 and $92,872, respectively, as of year-end 2015.

Metro Self Storage - Corpus Christi/Ayers Street. The property is a 65,150 SF, 454-unit self storage facility consisting of 27 one-story buildings located in Corpus Christi, Texas, approximately five miles southeast of the Corpus Christi International Airport. Situated on a 4.87-acre site, the property was originally constructed in 2003 and, as of March 1, 2016, was 91.9% occupied based on SF. The area surrounding the property represents a mix of light commercial and retail uses including single-family and multifamily development. Amenities at the property include surveillance cameras, individual locks and alarms, keypad entry and on-site management. According to the appraisal, the trade area within a one-, three- and five-mile radius of the property contained a population of 14,462, 113,679 and 203,677, respectively, with an estimated average household income of $42,907, $53,458 and $60,124, respectively, as of year-end 2015.

Metro Self Storage - Lubbock. The property is a 67,900 SF, 454-unit self storage facility with 54 RV parking spaces consisting of 28 one-story buildings located in Lubbock, Texas, approximately ten miles southwest of the Lubbock Preston Smith International Airport. Situated on a 5.95-acre site, the property was originally constructed in 2004 and, as of March 1, 2016, was 91.5% occupied based on SF. The area surrounding the property represents a mix of single-family and multifamily development, commercial uses including retail and light industrial. Amenities at the property include surveillance cameras, individual locks and alarms, keypad entry and on-site management. According to the appraisal, the trade area within a one-, three- and five-mile radius of the property contained a population of 14,462, 113,679 and 203,677, respectively, with an estimated average household income of $42,907, $53,458 and $60,124, respectively, as of year-end 2015.

Metro Self Storage - La Marque. The property is a 56,800 SF, 397-unit self storage facility with 72 RV parking spaces consisting of 17 one-story buildings located in La Marque, Texas, in Galveston County. Situated on a 5.58-acre site, the property was originally constructed in 2006 and, as of March 1, 2016, was 94.1% occupied based on SF. The area surrounding the property represents a mix of light commercial and single-family residences. Amenities at the property include surveillance cameras, individual locks and alarms, keypad entry and on-site management. According to the appraisal, the trade area within a one-, three- and five-mile radius contained a population of 9,563, 34,427 and 65,720, respectively, with an estimated average household income of $53,634, $55,059 and $59,938, respectively, as of year-end 2015.

A-3-29

BACM 2016-UBS10	IPCC Self Storage Portfolio

The following tables present certain information relating to the IPCC Self Storage Portfolio Property:

IPCC Self Storage Portfolio Property Summary(1)
Property Name(2)	Location	Units(3)	GLA (SF)(4)	% of GLA	Cut-off Date ALA	% of Cut-off Date ALA	Acquisition Date	Purchase Price	Occ.(5)
MSS - Corpus Christi/Holly Road	Corpus Christi, TX	496	76,480	7.3%	$5,000,000	9.3%	Apr 2016	$8,951,703	89.6%
MSS - Midland	Midland, TX	503	61,000	5.8%	$4,700,000	8.8%	Apr 2016	$8,614,333	80.5%
MSS - Corpus Christi/Ayers Street	Corpus Christi, TX	454	65,150	6.2%	$4,500,000	8.4%	Apr 2016	$7,424,554	91.9%
MSS - Lubbock	Lubbock, TX	508	67,900	6.5%	$3,800,000	7.1%	Apr 2016	$6,487,396	91.5%
MSS - La Marque	La Marque, TX	469	56,800	5.4%	$3,800,000	7.1%	Apr 2016	$6,345,592	94.1%
MSS - El Paso/Pebble Hills	El Paso, TX	453	67,200	6.4%	$3,500,000	6.5%	Apr 2016	$6,028,500	92.8%
MSS - Corpus Christi/McArdle Road	Corpus Christi, TX	374	55,700	5.3%	$3,300,000	6.2%	Apr 2016	$5,528,011	91.9%
MSS - Conyers	Conyers, GA	435	62,105	6.0%	$3,150,000	5.9%	Jan 2016	$5,447,983	98.0%
MSS - Corpus Christi/Villa-Leopard Street	Corpus Christi, TX	481	64,200	6.2%	$2,900,000	5.4%	Apr 2016	$4,816,002	91.0%
MSS - Topeka/Westport Drive	Topeka, KS	405	60,800	5.8%	$2,900,000	5.4%	Apr 2016	$5,276,409	84.0%
MSS - Corpus Christi/S. Staples Street	Corpus Christi, TX	357	51,600	4.9%	$2,800,000	5.2%	Apr 2016	$4,822,274	94.8%
MSS - Mableton	Mableton, GA	448	58,660	5.6%	$2,450,000	4.6%	Jan 2016	$3,703,865	81.5%
MSS - El Paso/Loop Drive	El Paso, TX	493	65,960	6.3%	$2,400,000	4.5%	Apr 2016	$4,487,799	87.6%
MSS - El Paso/Alameda Avenue	El Paso, TX	421	59,600	5.7%	$2,400,000	4.5%	Apr 2016	$3,859,202	88.6%
MSS - Topeka/California	Topeka, KS	406	57,900	5.5%	$2,200,000	4.1%	Apr 2016	$4,104,956	96.9%
MSS - Park City	Park City, KS	398	55,200	5.3%	$1,950,000	3.6%	Apr 2016	$3,448,225	88.1%
MSS - Wichita/Broadway	Wichita, KS	496	57,100	5.5%	$1,750,000	3.3%	Apr 2016	$2,899,225	86.0%
Total/Wtd. Avg.		7,597	1,043,355	100.0%	$53,500,000	100.0%		$92,246,029	89.9%

(1)	Information is based on the underwritten rent roll and settlement statements.

(2)	“MSS” in the Property Name column refers to Metro Self Storage.

(3)	Units are based on 7,238 self storage units, 358 RV parking spaces and one 3,000 SF commercial unit at the Metro Self Storage – Conyers property.

(4)	GLA (SF) excludes SF associated with 358 RV parking spaces.

(5)	Occupancy is as of March 1, 2016 and based on GLA (SF). Weighted average Occupancy based on Units is 89.4%.

IPCC Self Storage Portfolio Property Summary by MSA(1)
MSA	Number of Properties	Units(2)	GLA (SF)(3)	% of GLA	Cut-off Date ALA	% of Cut-off Date ALA	% of NOI(4)	Appraised Value(5)	Occ.(6)
Corpus Christi, TX	5	2,162	313,130	30.0%	$18,500,000	34.6%	33.6%	$27,300,000	91.6%
El Paso, TX	3	1,367	192,760	18.5%	$8,300,000	15.5%	15.5%	$12,350,000	89.7%
Atlanta-Sandy Springs-Roswell, GA	2	883	120,765	11.6%	$5,600,000	10.5%	12.3%	$9,300,000	90.0%
Topeka, KS	2	811	118,700	11.4%	$5,100,000	9.5%	9.5%	$7,800,000	90.3%
Midland, TX	1	503	61,000	5.8%	$4,700,000	8.8%	8.7%	$7,200,000	80.5%
Lubbock, TX	1	508	67,900	6.5%	$3,800,000	7.1%	6.8%	$5,900,000	91.5%
Houston-The Woodlands-Sugar Land, TX	1	469	56,800	5.4%	$3,800,000	7.1%	6.9%	$5,600,000	94.1%
Wichita, KS	2	894	112,300	10.8%	$3,700,000	6.9%	6.6%	$5,400,000	87.0%
Total/Wtd. Avg.	17	7,597	1,043,355	100.0%	$53,500,000	100.0%	100.0%	$80,850,000	89.9%

(1)	Information is based on the underwritten rent roll. MSA designations are based on the appraisals.

(2)	Units are based on 7,238 self storage units, 358 RV parking spaces and one 3,000 SF commercial unit at the Metro Self Storage – Conyers property.

(3)	GLA (SF) excludes SF associated with 358 RV parking spaces.

(4)	% of NOI is based on 1/31/2016 TTM.

(5)	The Appraised Value represents the “as-is” appraised values on a property-by-property basis and is based on individual appraisals dated as of March 8, 2016 to March 16, 2016. The “as-is portfolio value” is $92,500,000, as of March 22, 2016, which is reflective of the value of the IPCC Self Storage Portfolio Property as a whole, if sold in its entirety to a single buyer.

(6)	Occupancy is as of March 1, 2016 and based on GLA (SF). Weighted average Occupancy based on Units is 89.4%.

A-3-30

BACM 2016-UBS10	IPCC Self Storage Portfolio

The Market. According to a 2015 third party report, the self storage market in the United States encompassed approximately 51,476 self storage facilities totaling approximately 2.6 billion SF or 24.6 million units in 2014. The average occupancy rate of all self storage facilities in the United States was 89.1% in 2014, the second highest reported average over the last 27 years, with the highest occupancy rate of 89.9% reported in 1994. The customer base for self storage is broken down into four categories: residential (70.0%), commercial (17.5%), student (6.3%) and military (6.2%). The below table depicts market information compared to the IPCC Self Storage Portfolio Property and local demographics.

Market and Portfolio Demographic Profile(1)
							Market Comparables		Five-Mile Radius
Property Name(2)	Units(3)	GLA (SF)(4)	% of GLA	Monthly Rent Per Unit(3)(5)	Monthly Rent PSF(3)	Occ.(6)	Monthly Rent Per Unit(5)	Monthly Rent PSF(5)	2015 Population(7)	Average Household Income(7)
MSS - Corpus Christi/Holly Road	496	76,480	7.3%	$142	$0.82	89.6%	$150	$0.84	220,215	$64,959
MSS - Midland	503	61,000	5.8%	$114	$0.80	80.5%	$119	$0.87	128,337	$92,872
MSS - Corpus Christi/Ayers Street	454	65,150	6.2%	$138	$0.89	91.9%	$143	$1.00	203,677	$60,124
MSS - Lubbock	508	67,900	6.5%	$101	$0.68	91.5%	$104	$0.69	203,677	$60,124
MSS - La Marque	469	56,800	5.4%	$111	$0.85	94.1%	$113	$0.79	65,720	$59,938
MSS - El Paso/Pebble Hills	453	67,200	6.4%	$111	$0.70	92.8%	$112	$0.76	145,839	$61,465
MSS - Corpus Christi/McArdle Road	374	55,700	5.3%	$123	$0.78	91.9%	$130	$0.88	194,335	$71,553
MSS - Conyers	435	62,105	6.0%	$105	$0.72	98.0%	$126	$0.93	84,536	$53,812
MSS - Corpus Christi/Villa-Leopard Street	481	64,200	6.2%	$94	$0.64	91.0%	$97	$0.73	108,522	$47,514
MSS - Topeka/Westport Drive	405	60,800	5.8%	$112	$0.64	84.0%	$109	$0.73	99,506	$64,863
MSS - Corpus Christi/S. Staples Street	357	51,600	4.9%	$118	$0.78	94.8%	$122	$0.84	177,443	$72,441
MSS - Mableton	448	58,660	5.6%	$100	$0.71	81.5%	$100	$0.77	137,973	$69,995
MSS - El Paso/Loop Drive	493	65,960	6.3%	$94	$0.61	87.6%	$95	$0.67	69,937	$48,037
MSS - El Paso/Alameda Avenue	421	59,600	5.7%	$96	$0.62	88.6%	$100	$0.71	213,153	$44,443
MSS - Topeka/California	406	57,900	5.5%	$97	$0.66	96.9%	$103	$0.69	108,111	$54,264
MSS - Park City	398	55,200	5.3%	$86	$0.54	88.1%	$84	$0.60	48,724	$68,663
MSS - Wichita/Broadway	496	57,100	5.5%	$73	$0.51	86.0%	$71	$0.54	133,187	$47,636
Total/Wtd. Avg.	7,597	1,043,355	100.0%	$107	$0.70	89.9%	$110	$0.77	138,973	$62,195

(1)	Information is based on the underwritten rent roll. Market Comparables and Five-Mile Radius demographic information are based on the appraisals.

(2)	“MSS” in the Property Name column refers to Metro Self Storage.

(3)	Units are based on 7,238 self storage units, 358 RV parking spaces and one 3,000 SF commercial unit at the Metro Self Storage – Conyers property.

(4)	GLA (SF) excludes SF associated with the 358 RV parking spaces.

(5)	Monthly Rent Per Unit includes occupied RV parking spaces and commercial units, if applicable, for both the IPCC Self Storage Portfolio Property and the Market Comparables.

(6)	Occupancy is as of March 1, 2016 and based on GLA (SF). Weighted average Occupancy based on Units is 89.4%.

(7)	2015 Population and Average Household Income for MSS – El Paso/Loop Drive and MSS – El Paso/Pebble Hills are based on a three-mile radius as five-mile radius information was unavailable.

A-3-31

BACM 2016-UBS10	IPCC Self Storage Portfolio

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the combined historical operating performance and the Underwritten Net Cash Flow at the IPCC Self Storage Portfolio Property:

Cash Flow Analysis
	2013(1)	2014	2015(2)	1/31/2016 TTM(2)	UW	UW PSF(3)
Base Rent	$6,459,799	$7,588,305	$7,969,031	$7,967,319	$9,763,983	$9.36
Other Income	$885,038	$938,289	$1,009,620	$1,010,429	$1,010,429	$0.97
Less Vacancy & Credit Loss	$0	$0	$0	$0	($1,755,370)	($1.68)
Effective Gross Income	$7,344,837	$8,526,594	$8,978,651	$8,977,748	$9,019,042	$8.64
Total Operating Expenses	$3,300,597	$3,758,210	$3,934,715	$3,944,821	$3,938,640	$3.77
Net Operating Income	$4,044,240	$4,768,384	$5,043,936	$5,032,927	$5,080,402	$4.87
Capital Expenditures	$0	$0	$0	$0	$218,931	$0.21
Net Cash Flow	$4,044,240	$4,768,384	$5,043,936	$5,032,927	$4,861,471	$4.66

Occupancy%(4)(5)(6)	86.4%	90.0%	89.1%	89.9%	85.6%
NOI DSCR	1.19x	1.40x	1.48x	1.48x	1.50x
NCF DSCR	1.19x	1.40x	1.48x	1.48x	1.43x
NOI Debt Yield	7.6%	8.9%	9.4%	9.4%	9.5%
NCF Debt Yield	7.6%	8.9%	9.4%	9.4%	9.1%

(1)	2013 historical figures exclude the Metro Self Storage - Conyers property and the Metro Self Storage - Mableton property as the prior owner only provided operating statements for 2014 and 11/30/2015 YTD at the time of acquisition.

(2)	2015 and 1/31/2016 TTM historical figures represent 11/30/2015 YTD annualized for the Metro Self Storage – Conyers property and the Metro Self Storage – Mableton property as the prior owner only provided operating statements for 2014 and 11/30/2015 YTD at the time of acquisition.

(3)	UW PSF excludes SF associated with the 358 RV parking spaces.

(4)	Occupancy % is based on SF. Occupancy % based on units for 2013, 2014, 2015 and 1/31/2016 TTM are 85.8%, 89.4%, 89.4% and 89.4%, respectively.

(5)	2013, 2014 and 2015 Occupancy % excludes the Metro Self Storage - Conyers property and the Metro Self Storage - Mableton property as the prior owner did not report historical occupancies.

(6)	1/31/2016 TTM Occupancy % is as of March 1, 2016.

Escrows and Reserves. Following (i) the occurrence and during the continuance of an event of default or (ii) the debt service coverage ratio falling below 1.15x, the IPCC Self Storage Portfolio Borrower is required to deposit into escrow monthly (a) 1/12 of the annual estimated tax payments and (b) 1/12 of the annual insurance premiums. The IPCC Self Storage Portfolio Borrower deposited $218,931 into escrow on the origination date for replacement reserves and is required to make monthly deposits of $18,244 for replacement reserves, provided, however, such monthly deposits are not required if (A) the funds in such replacement reserve exceed $1,094,655 or (B) provided no event of default is continuing, the IPCC Self Storage Portfolio Borrower (1) deposits $218,931 (or such other amount estimated by the lender in its sole discretion to be due for replacements and repairs required to be made during the calendar year) into the replacement reserve (or posts a letter of credit with the lender for the same amount) and (2) provides satisfactory evidence to the lender of the completion of replacements and repairs at the IPCC Self Storage Portfolio Property equal to $0.10 PSF at the end of each calendar year, in accordance with the loan documents. As of the date of loan origination, monthly deposits for replacement reserves are suspended due to the $218,931 deposited by the IPCC Self Storage Portfolio Borrower into the replacement reserve.

Lockbox and Cash Management. The IPCC Self Storage Portfolio Mortgage Loan is structured with a soft springing lockbox (i.e., the IPCC Self Storage Portfolio Borrower has agreed to establish and maintain a soft lockbox upon the commencement of a Triggering Event (as defined below)). The IPCC Self Storage Portfolio Mortgage Loan has springing cash management (i.e., the IPCC Self Storage Portfolio Mortgage Loan has cash management only after the initial occurrence of a Triggering Event). Upon the occurrence and during the continuance of a Triggering Event, the IPCC Self Storage Portfolio Borrower is required to or required to cause the manager to immediately deposit into the lockbox account all gross income from operations, all forfeited security deposits and all other revenue of any kind from each of the properties comprising the IPCC Self Storage Portfolio Property received by the IPCC Self Storage Portfolio Borrower or manager within three business days of receipt. Upon the occurrence and during the continuance of a Triggering Event, funds in the lockbox account are transferred to the cash management account on each business day and applied on each monthly payment date in the order set forth in the IPCC Self Storage Portfolio Mortgage Loan cash management agreement.

A “Triggering Event” will occur upon (i) an event of default or (ii) the debt service coverage ratio falling below 1.20x for any calendar quarter. A Triggering Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, or in regard to clause (ii) above, the date the debt service coverage ratio is greater than 1.25x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Affiliate Unsecured Subordinate Indebtedness. Provided no event of default has occurred and is continuing, the IPCC Self Storage Portfolio Borrower may obtain unsecured loan(s) from the guarantor provided that the proceeds of such loan(s) are required to be used solely to pay the monthly debt service payment amount, capital expenditures (as approved by the lender), extraordinary expenses and actual operating expenses as a result of insufficient reserves held by the IPCC Self Storage Portfolio Borrower or as a result of insufficient rents being paid. The subordinate debt must at all times be, (i) unsecured, (ii) subordinate in all respects to the IPCC Self Storage Portfolio Mortgage Loan pursuant to a subordination and standstill agreement, which is required to be executed and delivered by the guarantor prior to providing the subordinate debt, (iii) without a maturity date and (iv) evidenced by a promissory note with terms and conditions otherwise acceptable to the lender. Under no circumstances may the subordinate debt be used to make distributions to any beneficial owners of the IPCC Self Storage Portfolio Borrower.

Mezzanine Loan and Preferred Equity. Not permitted.

A-3-32

BACM 2016-UBS10	IPCC Self Storage Portfolio

Release of Property. After the lockout period, the IPCC Self Storage Portfolio Borrower may obtain the release of any individual IPCC Self Storage Portfolio Property (each an “Individual IPCC Self Storage Portfolio Property”) from the mortgage related to the IPCC Self Storage Portfolio Mortgage Loan (provided no event of default has occurred or is continuing and the lender receives at least 30 days notice) by prepaying a portion of the IPCC Self Storage Portfolio Mortgage Loan equal to 120% of the allocated loan amount, provided that (among other conditions), (i) the remaining collateral maintains (a) a minimum debt service coverage ratio equal to the greater of (A) 1.36x and (B) the debt service coverage ratio for the twelve full calendar months immediately prior to the release (including the Individual IPCC Self Storage Portfolio Property to be released), (b) a maximum LTV of 66.2% and (c) a minimum debt yield of 9.2%, (ii) rating agency confirmation that the release will not result in a qualification, reduction or downgrade, or withdrawal of the ratings of the BACM 2016-UBS10 securities and (iii) such release does not result in a violation by the IPCC Self Storage Portfolio Borrower of its DST trust agreement. However, if the LTV immediately after the release exceeds 125%, the loan must be paid down by the greater of (i) 120% of the allocated loan amount and (ii) the lesser of (a) the net proceeds received, (b) the fair market value and (c) an amount that will result in the LTV not being greater than the LTV immediately prior to the release.

Terrorism Insurance. The IPCC Self Storage Portfolio Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the IPCC Self Storage Portfolio Mortgage Loan documents.

A-3-33

BACM 2016-UBS10	525 Seventh Avenue

Mortgage Loan No. 5 – 525 Seventh Avenue

A-3-34

BACM 2016-UBS10	525 Seventh Avenue

Mortgage Loan No. 5 – 525 Seventh Avenue

A-3-35

BACM 2016-UBS10	525 Seventh Avenue

Mortgage Loan No. 5 – 525 Seventh Avenue

525 Seventh Avenue
525 Seventh Avenue
New York, NY 10018
MANHATTAN
Midtown
West Side
Garment District
Chelsea
Flatiron District
HUDSON YARDS
Hudson River Greenway
Highline Elevated Park
Hudson River
Lincoln Tunnel
Jacob Javits Convention Center
Port Authority Bus Terminal
New York Times Bldg.
TIMES SQUARE
Bryant Park
New York Public Library
Republic Bank Tower
Lefcourt Manhattan Bldg.
Macy's
HERALD SQUARE
Empire State Building
LONG ISLAND RAILROAD
Madison Square Garden
PENN STATION
Pennsylvania Station (LI Railroad, Amtrak, NJ Transit)
Manhattan Mall
One Penn Plaza
Manhattan Center
General Post Office
Fashion Institute of Technology
Chelsea Park
Starrett-Lehigh Building
Chelsea Waterside Park
Pier 62 Skatepark
Chelsea Piers Sports & Entertainment Complex
IAC Building
Chelsea Market
Google
Clement Clarke Moore Park
High Line Elevated Park
Rubin Museum of Art
Flatiron Building
Madison Square Park
Metropolitan Life Building
Supreme Court-Appellate Division
NY Life Insurance Bldg.
Theo. Roosevelt Birthplace Natl. Historic Site
Union Square
The Morgan Library & Museum
Grand Central Terminal (Metro North)
MetLife Building
SUNY College of Optometry
Condé Nast Bldg. (4 Times Sq.)
Bank of America Tower
Viacom Intl.
Imperial Theatre
Morgan Stanley Building
News Corp. Building
GE Building
1 Rockefeller Plaza
Tower 49
ROCKEFELLER CENTER
Radio City Music Hall
Exxon Building
Time-Life Building
Gershwin Theatre
One Worldwide Plaza
UBS
AXA Center
75 Rockefeller Plaza
45 Rockefeller Plaza
666 Fifth Avenue
Park Avenue Plaza
Mutual of Omaha Building
St. Patrick's Cathedral
ITT-American Building
Saks Fifth Ave.
Palmolive Building
JPMorgan Chase Tower
METRO NORTH
8th Ave.
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Park Ave. South
9th Ave.
10th Ave.
11th Ave.
12th Ave.
Broadway
W. 53rd St.
W. 42nd St.
W. 34th St.
W. 23rd St.
W 15th St
QUEENS
BROOKLYN
MANHATTAN
NEW JERSEY
JERSEY CITY
Hoboken
Union City
Weehawken
North Bergen
West New York
Astoria
Long Island City
Williamsburg
Brooklyn Heights
Park Slope
Central Park
Upper West Side
Upper East Side
Midtown
Chelsea
Greenwich Village
SoHo
Tribeca
Chinatown
Financial District

A-3-36

BACM 2016-UBS10	525 Seventh Avenue

Mortgage Loan No. 5 – 525 Seventh Avenue

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$44,000,000			Location:	New York, NY 10018
Cut-off Date Balance(1):	$44,000,000			General Property Type:	Office
% of Initial Pool Balance:	5.0%			Detailed Property Type:	CBD
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Samuel W. Rosenblatt; MSGT LLC			Year Built/Renovated:	1925/N/A
Mortgage Rate:	4.1175%			Size:	508,097 SF
Note Date:	10/8/2015			Cut-off Date Balance per Unit(1):	$346
First Payment Date:	12/6/2015			Maturity Date Balance per Unit(1):	$316
Maturity Date:	11/6/2025			Property Manager:	Olmstead Properties, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	60 months			UW NOI:	$18,811,997
Seasoning:	7 months			UW NOI Debt Yield(1):	10.7%
Prepayment Provisions:	LO (31); DEF (84); O (5)			UW NOI Debt Yield at Maturity(1):	11.7%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR(1):	2.38x (IO) 1.71x (P&I)
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$16,159,760 (3/31/2016 TTM)
Additional Debt Balance(1):	$132,000,000			2nd Most Recent NOI:	$15,646,586 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$14,280,806 (12/31/2014)
Reserves(2)				Most Recent Occupancy:	95.5% (4/11/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	95.5% (12/31/2015)
RE Tax:	$2,313,927	$462,785	N/A	3rd Most Recent Occupancy:	95.6% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$390,000,000 (10/1/2015)
Recurring Replacements:	$0	Springing	N/A	Cut-off Date LTV Ratio(1):	45.1%
TI/LC:	$0	Springing	N/A	Maturity Date LTV Ratio(1):	41.1%
Other:	$777,924	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$176,000,000	95.4%	Loan Payoff:	$172,000,000	93.3%
Borrower Equity:	$8,423,743	4.6%	Reserves:	$3,091,851	1.7%
			Closing Costs:	$1,657,424	0.9%
			Defeasance Costs:	$7,674,467	4.2%
Total Sources:	$184,423,743	100.0%	Total Uses:	$184,423,743	100.0%

(1)	The 525 Seventh Avenue Mortgage Loan is part of the 525 Seventh Avenue Whole Loan, which is comprised of four pari passu promissory notes with an aggregate principal balance of $176,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 525 Seventh Avenue Whole Loan.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

The Mortgage Loan. The fifth largest mortgage loan (the “525 Seventh Avenue Mortgage Loan”) is part of a whole loan (the “525 Seventh Avenue Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $176,000,000, all of which are secured by a first priority fee mortgage encumbering a 24-story office building totaling 508,097 SF in New York, New York (the “525 Seventh Avenue Property”). Promissory Notes A-3 and A-4, in the aggregate original principal amount of $44,000,000, represent the 525 Seventh Avenue Mortgage Loan. Promissory Notes A-1 and A-2, in the aggregate original principal amount of $132,000,000, represent a non-serviced companion loan (the “525 Seventh Avenue Non-Serviced Companion Loan”). A portion of the 525 Seventh Avenue Non-Serviced Companion Loan, represented by Promissory Note A-2 in the original principal amount of $70,000,000, is currently held by the MSCI 2015-UBS8 securitization trust. The remaining portion of the 525 Seventh Avenue Non-Serviced Companion Loan, represented by Promissory Note A-1 in the original principal amount of $62,000,000, is currently held by the MSCI 2016-UBS9 securitization trust. The 525 Seventh Avenue Whole Loan will continue to be serviced pursuant to the pooling and servicing agreement for the MSCI 2015-UBS8 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 525 Seventh Avenue Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The proceeds of the 525 Seventh Avenue Whole Loan, along with approximately $8.4 million of borrower equity, were used to defease a previous mortgage loan secured by the 525 Seventh Avenue Property, fund reserves and pay closing costs. The previous mortgage loan secured by the 525 Seventh Avenue Property was included in the MSC 2007-HQ11 securitization trust.

A-3-37

BACM 2016-UBS10	525 Seventh Avenue

The Borrower and the Sponsor. The borrower is 525 Delaware LLC (the “525 Seventh Avenue Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors. The sponsors and the nonrecourse carve-out guarantors of the 525 Seventh Avenue Borrower are Samuel W. Rosenblatt and MSGT LLC. The 525 Seventh Avenue Borrower is wholly owned by 525 Building Co, LLC, a New York limited liability company. 525 Building Co, LLC is owned by managing member, Olmstead-Enterprise, LLC (44.8057%), as well as 525 Transactions, LLC (55.1943%).

Samuel W. Rosenblatt is the president of Olmstead Properties, Inc., a full service real estate company established in New York City in 1930. Olmstead Properties, Inc. owns and manages over 30 income-producing properties totaling approximately 3.0 million SF and specializes in the management, leasing and development of New York City office properties.

MSGT LLC is an affiliate of the 525 Seventh Avenue Borrower through Enterprise Asset Management, Inc. (“EAM”). MSGT LLC is owned by four separate sets of trusts each consisting of 10 individual trusts. The 40 total trusts each own a 2.5% stake in the 525 Seventh Avenue Borrower. Each set of trusts has a single beneficiary. MSGT LLC is managed by EAM which is owned by shareholders Robert G. James (20.0%), Lois Zaro (20.0%), Carol S. Weisman (20.0%), Bonnie Englebardt (20.0%), and Susan Z. Green (20.0%). EAM, a privately owned, family-run business, was founded in 1968 and is headquartered in New York City. EAM’s portfolio includes 10 office properties in New York City and a combined office portfolio of approximately 3.4 million SF. In addition, EAM owns and/or manages retail and residential properties in Texas, California, and New York.

The Property. The 525 Seventh Avenue Property is a 24-story, 508,097 SF Class B Central Business District office building located at the northeast intersection of Seventh Avenue and West 38th Street. The 525 Seventh Avenue Property consists of 493,720 SF of office space and 14,377 SF of retail space with frontage along both Seventh Avenue and 38th Street. The 525 Seventh Avenue Property is in close proximity to Times Square, the Empire State Building, Bryant Park, Madison Square Garden, Herald Square, and within walking distance to several mass transit options including the A, C, E, N, R, S, 1, 2, 3, and 7 subway trains (all within four blocks). Penn Station, Grand Central, and Port Authority Bus Terminal are also within close proximity to the 525 Seventh Avenue Property providing access to New Jersey Transit, New Jersey PATH, Long Island Railroad, Amtrak, and Metro-North.

The 525 Seventh Avenue Property has undergone capital improvements totaling approximately $4.4 million between 2009 and 2014, which included a new air-conditioning cooling tower and air-conditioning units, corridor renovations, restoration of all façades, restroom renovations, window replacements, water main work, and new roofing, along with approximately $6.3 million in tenant improvements.

The 525 Seventh Avenue Property is currently 95.5% occupied as of April 11, 2016 by 89 office tenants and four retail tenants. The largest tenant, Jones Apparel Group, occupies 58,729 SF (11.6% NRA; 11.8% U/W Base Rent) of space and has been in occupancy at the 525 Seventh Avenue Property since December 1999, expanding twice in 2000 and 2007, with no termination or renewal options. The second largest tenant, Kobra International Ltd, occupies 29,461 SF (5.8% NRA; 6.8% U/W Base Rent) of space and has been in occupancy at the 525 Seventh Avenue Property since 1991, expanding both in 1993 and 2007. The third largest tenant, Fashion Avenue Sweater Knits, occupies 24,473 SF (4.8% NRA; 4.6% U/W Base Rent) of space expiring June 30, 2024, with one five-year renewal option remaining. No other tenant at the 525 Seventh Avenue Property occupies more than 4.1% of net rentable area. The retail space is currently 100.0% occupied as of April 11, 2016 by Balarini Restaurant Corp, Duane Reade, Starbucks Corp, and Federal Express Corp. Historical occupancy at the 525 Seventh Avenue Property has averaged 95.9% over the last five years.

Major Tenants.

Jones Apparel Group (58,729 SF, 11.6% of NRA, 11.8% of underwritten rent). Jones Apparel Group, now known as The Jones Group, Inc., is a global designer, marketer and wholesaler of over 35 brands comprised of apparel, footwear, jeans-wear, jewelry and handbags. It markets directly to consumers through its branded specialty retail and outlet stores and through its ecommerce sites. Jones Apparel Group initially leased 9,784 SF at the 525 Seventh Avenue Property in 1999, expanding its space on two separate occasions, and currently occupies 58,729 SF. Jones Apparel Group pays an average current base rent of $51.28 PSF with a lease expiration date of December 31, 2019. Jones Apparel Group subleases 24,473 sq. ft. (floor 6) to Cameron Industries, Inc. and 24,472 sq. ft. (floor 11) Notations, Inc.

Kobra International Ltd (29,461 SF, 5.8% of NRA, 6.8% of underwritten rent). Kobra International Ltd, doing business as Nicole Miller, designs and sells apparel and accessories around the world for women offering bridal gowns, bridesmaid dresses, ready-to-wear apparel, sportswear, day dresses, swimwear, and accessories. The Nicole Miller collection is sold in more than 1,200 independent specialty stores and boutiques in several major U.S. cities as well as department stores such as Neiman Marcus, Saks Fifth Avenue, Bloomingdale’s, and Nordstrom. Kobra International Ltd initially leased 20,661 SF at the 525 Seventh Avenue Property in 1991 and expanded its space to 27,080 SF in 1993 expiring on June 30, 2027. In 2007, Kobra International Ltd leased an additional 2,381 SF of space expiring on June 30, 2027, with one 9.5-year renewal option. Kobra International Ltd pays an average current base rent of $58.78 PSF.

A-3-38

BACM 2016-UBS10	525 Seventh Avenue

The following table presents certain information relating to the leases at the 525 Seventh Avenue Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Major Tenants
Jones Apparel Group(3)	NR/NR/NR	58,729	11.6%	$3,011,875	11.8%	$51.28	12/31/2019
Kobra International Ltd	NR/NR/NR	29,461	5.8%	$1,731,709	6.8%	$58.78	6/30/2027
Fashion Avenue Sweater Knits	NR/NR/NR	24,473	4.8%	$1,162,689	4.6%	$47.51	6/30/2024
Matague Co Ltd	NR/NR/NR	20,661	4.1%	$945,973	3.7%	$45.79	11/30/2016
B & J Fabrics Inc	NR/NR/NR	20,251	4.0%	$837,836	3.3%	$41.37	3/31/2018
Subtotal/Wtd. Avg.		153,575	30.2%	$7,690,081	30.1%	$50.07

Other Tenants		331,505	65.2%	$17,826,729	69.9%	$53.78
Vacant Space		23,017	4.5%	$0	0.0%	$0.00
Total/Wtd. Avg.		508,097	100.0%	$25,516,811	100.0%	$52.60

(1)	Information is based on the underwritten rent roll.

(2)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	Jones Apparel Group currently subleases the sixth floor, comprised of 24,473 SF, to Cameron Industries, Inc. and the 11th floor, comprised of 24,472 SF to Notations, Inc.

The following table presents certain information relating to the lease rollover schedule at the 525 Seventh Avenue Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	3	3,447	$28.04	0.7%	0.7%	$96,661	0.4%	0.4%
2016	10	69,055	$47.16	13.6%	14.3%	$3,256,546	12.8%	13.1%
2017	17	56,536	$49.31	11.1%	25.4%	$2,788,020	10.9%	24.1%
2018	10	35,196	$45.85	6.9%	32.3%	$1,613,634	6.3%	30.4%
2019	17	97,696	$51.10	19.2%	51.6%	$4,992,314	19.6%	50.0%
2020	21	71,210	$48.81	14.0%	65.6%	$3,475,627	13.6%	63.6%
2021	15	44,314	$62.21	8.7%	74.3%	$2,756,870	10.8%	74.4%
2022	4	9,288	$55.81	1.8%	76.1%	$518,402	2.0%	76.4%
2023	2	14,591	$44.28	2.9%	79.0%	$646,092	2.5%	78.9%
2024	3	43,039	$54.20	8.5%	87.5%	$2,332,734	9.1%	88.1%
2025	1	5,617	$56.65	1.1%	88.6%	$318,203	1.2%	89.3%
2026	0	0	$0.00	0.0%	88.6%	$0	0.0%	89.3%
2027 & Beyond	4	35,091	$77.56	6.9%	95.5%	$2,721,709	10.7%	100.0%
Vacant	0	23,017	$0.00	4.5%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	107	508,097	$52.60	100.0%		$25,516,811	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The 525 Seventh Avenue Property is located in the Garment District on 7th Avenue between 38th Street and 39th Street, in Midtown Manhattan. According to the appraisal, Midtown Manhattan is the largest office market in Manhattan, and features a number of signature buildings including the GM building, the Empire State Building and the Bank of America Tower. Traditionally drawing firms such as Donna Karan, Calvin Klein, Liz Claiborne and Jones Apparel, the Garment District has transformed into a diverse commercial district, resulting in the growth of office tenants in the area. New York City’s high concentration of financial services professionals has been a driver of office space. The demand for office space has produced increases in rents for space zoned for office use. In response to these changes, the current mayoral administration and the Fashion District BID have been seeking to rezone this district to allow more garment industry space to be converted into office space. Zoning rules currently in place stipulate that building owners preserve some space for garment-related tenants in order to keep the fashion industry in Manhattan.

The estimated 2015 population within a one-, three- and five-mile radius of the 525 Seventh Avenue Property is 177,762, 1,280,493 and 2,570,714, respectively, according to a third party market research report. The population within a one-, three- and five-mile radius is projected to increase by 5.43%, 3.55% and 4.04%, respectively, through 2020, according to a third party market research report. The 2015 average household income within a one-, three- and five-mile radius of the 525 Seventh Avenue Property is estimated to be to be $145,498, $137,025 and $112,153, respectively.

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BACM 2016-UBS10	525 Seventh Avenue

According to the appraisal, the 525 Seventh Avenue Property is located within the Midtown office submarket of Manhattan in New York, New York which consists of 564 Class B buildings totaling approximately 68.8 million SF of office space. As of 2Q 2015, the Midtown Class B office submarket vacancy rate was 5.5% and the average rental rate was $55.05 PSF. The 525 Seventh Avenue Property has maintained an average occupancy of 95.9% over the past five years with a current occupancy of 95.5% as of January 19, 2016. According to the appraisal, the 525 Seventh Avenue Property’s competitive set, consisting of nine office properties totaling approximately 3.4 million SF, exhibits a vacancy rate of 5.7%.

The following table presents leasing data at certain office competitive properties with respect to the 525 Seventh Avenue Property:

Competitive Property Summary
Comparable Name	Address	Asking Rent PSF(1)	Original Year Built	Size (SF)	Total Occupancy
525 Seventh Avenue Property	525 Seventh Avenue	$52.60(2)	1925	508,097(2)	95.5%(2)
Office Comp 1	1328 Broadway	N/A	1909	219,000	100.0%
Office Comp 2	1333 Broadway	$50.00	1926	276,000	93.3%
Office Comp 3	1372 Broadway	N/A	1914	450,000	100.0%
Office Comp 4	1400 Broadway	$45.00	1939	686,000	94.7%
Office Comp 5	1440 Broadway	$55.00-$58.00	1925	493,000	86.2%
Office Comp 6	499 Seventh Avenue	N/A	1925	160,000	97.0%
Office Comp 7	501 Seventh Avenue	$51.00	1924	400,000	96.1%
Office Comp 8	512 Seventh Avenue	$44.00-$50.00	1930	502,960	92.5%
Office Comp 9	550 Seventh Avenue	N/A	1924	227,700	94.9%
Range/Wtd. Avg./Total(3)		$44.00-$58.00		3,414,660	94.4%

Source: Appraisal

(1)	Wtd. Avg. Asking Rent PSF excludes vacant space at the 525 Seventh Avenue Property.

(2)	Information is based on the underwritten rent roll.

(3)	Range/Wtd. Avg./Total excludes the 525 Seventh Avenue Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 525 Seventh Avenue Property:

Cash Flow Analysis
	2013	2014	2015	3/31/2016 TTM	UW	UW PSF
Base Rent(1)	$20,779,084	$20,593,522	$22,105,943	$22,887,909	$26,810,937	$52.77
Total Recoveries	$3,153,802	$3,076,433	$3,473,197	$3,279,834	$3,225,497	$6.35
Other Income	$30,838	$51,018	$71,226	$67,915	$67,915	$0.13
Less Vacancy & Credit Loss	$0	$0	$0	$0	($1,488,812)	($2.93)
Effective Gross Income	$23,963,724	$23,720,973	$25,650,366	$26,235,658	$28,615,537	$56.32
Total Operating Expenses	$9,094,748	$9,440,167	$10,003,780	$10,075,898	$9,803,540	$19.29
Net Operating Income	$14,868,976	$14,280,806	$15,646,586	$16,159,760	$18,811,997	$37.02
Capital Expenditures	$0	$0	$0	$0	$101,619	$0.20
TI/LC	$0	$0	$0	$0	$1,237,451	$2.44
Net Cash Flow	$14,868,976	$14,280,806	$15,646,586	$16,159,760	$17,472,926	$34.39

Occupancy %	93.9%	95.6%	95.5%	95.5%	95.5%
NOI DSCR(2)	1.45x	1.40x	1.53x	1.58x	1.84x
NCF DSCR(2)	1.45x	1.40x	1.53x	1.58x	1.71x
NOI Debt Yield(2)	8.4%	8.1%	8.9%	9.2%	10.7%
NCF Debt Yield(2)	8.4%	8.1%	8.9%	9.2%	9.9%

(1)	UW Base Rent is net of actual vacancy and includes approximately $49,500 of straight line contractual rent increases through June 2026 for the Duane Reade space, approximately $25,419 of straight line contractual rent increases through April 2020 for the Federal Express Corp space, approximately $22,324 of straight line contractual rent increases through March 2024 for the Starbucks Corp space, and approximately $390,703 of additional contractual rent steps effective August 1, 2016 for non-investment grade tenants and effective January 1, 2017 for investment grade tenants.

(2)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the 525 Seventh Avenue Whole Loan.

Escrows and Reserves. The 525 Seventh Avenue Borrower deposited $2,313,927 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The 525 Seventh Avenue Borrower is required to escrow 1/12 of the annual estimated insurance premiums (unless, with respect to the insurance premium only, the 525 Seventh Avenue Borrower maintains insurance under an acceptable blanket insurance policy and no event of default is continuing). During the continuance of a Trigger Period (as defined below), the 525 Seventh Avenue Borrower is required to escrow monthly $8,421 for replacement reserves and is required to escrow monthly $42,106 for TI/LC reserves. The 525 Seventh Avenue Borrower deposited $777,924 in escrow at loan origination for outstanding free rent periods ranging from one to nine months, relating to 21 individual tenants. During a Major Tenant Trigger Event (as defined below), all excess cash flow is required to be deposited into a reserve (the “Major Tenant Rollover Reserve”) to be held by the lender as additional security for the 525 Seventh Avenue Whole Loan. So long as no event of

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BACM 2016-UBS10	525 Seventh Avenue

default exists, funds held in the Major Tenant Rollover Reserve are required to be used in connection with tenant improvements and leasing commissions incurred with respect to the Major Tenant space.

A “Trigger Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the 525 Seventh Avenue Borrower, the guarantors, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.15x, (iv) a Major Tenant Trigger Event, or (v) any indictment for fraud or misappropriation of funds by the 525 Seventh Avenue Borrower, the guarantors, or the property manager. A Trigger Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 120 days for the 525 Seventh Avenue Borrower, the guarantors, or the property manager and lender’s determination that such filing does not materially affect the 525 Seventh Avenue Borrower’s, the guarantors’, or the property manager’s monetary obligations, in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is greater than or equal to 1.20x for two consecutive calendar quarters, or in regard to clause (iv) above, the Major Tenant Trigger Event is cured.

A “Major Tenant Trigger Event” will commence upon the earlier of (i) if, on or prior to no later than the earliest Major Tenant’s (as defined below) lease extension date and the date that is six months prior to the then-applicable expiration date of any Major Tenant’s lease, such Major Tenant fails to extend or renew such lease upon terms and conditions set forth in such Major Tenant’s lease (or as otherwise acceptable to the lender), (ii) if an event of default under any Major Tenant’s lease has occurred, (iii) a Major Tenant or lease guarantor of a Major Tenant’s lease becomes insolvent or a debtor in any bankruptcy action, (iv) if any Major Tenant’s lease is terminated or no longer in full force or effect, or (v) if a Major Tenant “goes dark,” vacates, ceases to occupy or discontinues its operations at more than 25% of its Major Tenant space at the 525 Seventh Avenue Property, provided, however that for so long as such Major Tenant has a rating of at least “BBB-” or the equivalent by two or more of the applicable rating agencies, no Major Tenant Trigger Event will occur under this clause (v) unless and until 18 months or less remain under the term of such Major Tenant’s lease. A Major Tenant Trigger Event will continue until, in regard to clause (i) above, the Major Tenant has entered into a renewal of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Major Tenant space, in regard to clause (ii) above, the applicable event of default has been cured, in regard to clause (iii) above, the Major Tenant’s lease is unconditionally affirmed in the applicable bankruptcy and the Major Tenant is paying full unabated rent or, if applicable, the guarantor bankruptcy has been discharged or dismissed with no material adverse effect on the guarantor’s ability to perform under the lease guaranty, in regard to clause (iv) above, certain re-leasing conditions have been satisfied with respect to the Major Tenant space, or in regard to clause (v) above, the applicable Major Tenant re-commences its operations at its leased premises for a period of at least three consecutive calendar months, or certain re-leasing conditions have been satisfied with respect to the Major Tenant space.

“Major Tenant” means (i) any tenant or replacement that together with its affiliates, leases space comprising either (a) greater than 25% of the total rentable SF or (b) 25% or more of gross income from operations, (ii) any tenant whose lease contains an option or preferential right to purchase all or any portion of the 525 Seventh Avenue Property, (iii) any tenant that is an affiliate of the 525 Seventh Avenue Borrower, the guarantors, or the property manager (other than Hays Ventures LLC (a borrower affiliate)), or (iv) any tenant that has entered into a lease during an event of default under the 525 Seventh Avenue Whole Loan.

Lockbox and Cash Management. The 525 Seventh Avenue Whole Loan provides for a springing hard lockbox (i.e., the 525 Seventh Avenue Borrower has agreed to establish and maintain a hard lockbox upon the commencement of a Trigger Period and thereafter maintain such hard lockbox throughout the term of the 525 Seventh Avenue Whole Loan). The 525 Seventh Avenue Whole Loan has springing cash management (i.e., the 525 Seventh Avenue Whole Loan has cash management only during the continuance of a Trigger Period). During the continuance of a Trigger Period for the 525 Seventh Avenue Whole Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the 525 Seventh Avenue Whole Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse, provided no event of default has occurred or is continuing, to the 525 Seventh Avenue Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by the lender together with other amounts incurred by the 525 Seventh Avenue Borrower in connection with the operation and maintenance of the 525 Seventh Avenue Property reasonably approved by the lender, and to disburse the remainder to the 525 Seventh Avenue Borrower (or, during the continuance of a Cash Sweep Period (as defined below), to an account to be held by the lender as additional security for the 525 Seventh Avenue Whole Loan).

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the 525 Seventh Avenue Borrower, the guarantors, or the property manager, or (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.10x. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, the filing being discharged, stayed or dismissed within 120 days for the 525 Seventh Avenue Borrower, the guarantors, or the property manager and lender’s determination that such filing does not materially affect the 525 Seventh Avenue Borrower’s, the guarantors’ or the property manager’s monetary obligations, or in regard to clause (iii) above, the date the debt service coverage ratio based on the trailing 12-month period is greater than or equal to 1.15x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 525 Seventh Avenue Property also secures the 525 Seventh Avenue Non-Serviced Companion Loan, with a cut-off date balance of $132,000,000. A portion of the 525 Seventh Avenue Non-Serviced Companion Loan is held by the MSCI 2015-UBS8 securitization trust, and the remaining portion of the 525 Seventh Avenue Non-Serviced Companion Loan is held by the MSCI 2015-UBS9 securitization trust. The promissory notes evidencing the 525 Seventh Avenue Non-Serviced Companion Loan accrue interest at the same rate as the 525 Seventh Avenue Mortgage Loan. The 525 Seventh Avenue Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the 525 Seventh Avenue Non-Serviced Companion Loan. The holders of the 525 Seventh Avenue Mortgage Loan and the 525 Seventh Avenue Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the 525 Seventh Avenue Whole Loan. Promissory Note A-2, comprising a portion of the 525 Seventh Avenue Non-Serviced Companion Loan, represents the controlling interest in the 525 Seventh Avenue Whole Loan, and is held by the MSCI 2015-UBS8 securitization trust. The 525 Seventh Avenue Whole Loan will be serviced pursuant to the terms of the pooling and servicing agreement for the MSCI 2015-UBS8 securitization trust. See

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BACM 2016-UBS10	525 Seventh Avenue

“Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 525 Seventh Avenue Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 525 Seventh Avenue Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available in form and substance reasonably satisfactory to lender (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the 525 Seventh Avenue Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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BACM 2016-UBS10	Burleson Crossing

Mortgage Loan No. 6 – Burleson Crossing

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BACM 2016-UBS10	Burleson Crossing

Mortgage Loan No. 6 – Burleson Crossing

DUFF DRIVE
HOBBY LOBBY
ULTA
FIVE BELOW
BEST BUY
STAPLES
ROSS DRESS FOR LESS
maurices
rue21
Subway
orange leaf
Great Clips
Garcias
at&t
Academy SPORTS + OUTDOORS
SPEC'S
T·J·maxx
PETCO
HIGHWAY 71
BLACKEY DRIVE
DETENTION POND
Texas
Castle Dental
MATTRESS FIRM
Chick-fil-A
LOWE'S
Carl's Jr.
IBC BANK
EDWARD BURLESON LANE
Anchor
Major / In-line
Ground Leased
Vacant
Not Part of the Collateral
Collateral

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BACM 2016-UBS10	Burleson Crossing

Mortgage Loan No. 6 – Burleson Crossing

Burleson Crossing
711, 717, 739, 747 Building A, 747 Building B,
753, 761, 767, 769, 773 and 779 West State Highway 71
Bastrop, TX 78602
Round Rock
La Frontera Village
Dell HQ
Stone Hill Town Center
Pflugerville
Wells Branch
The Shops at Tech Ridge
MoPac Expwy
IBM
The Domain
UT-J.J. Pickle Research Ctr.
Samsung Austin
Highland
Highland Mall
Manor Expwy
Manor
Elgin
WILLIAMSON COUNTY
LEE COUNTY
TRAVIS COUNTY
McDade
Walter E. Long Metropolitan Park
AUSTIN
University of Texas
State Capitol
Rosewood
Downtown
Roy G. Guerrero CO River Park
Del Valle
St. Edwards University
Austin-Bergstrom International Airport
The Cedars of Bergstrom Golf Course
Webberville
Colorado River
Southeast Austin
McKinney Falls State Park
Garfield
Camp Swift
Circle D-KC Estates
McKinney Roughs Nature Park
Circuit of the Americas
Austin360 Amphitheater
Wyldwood
J.F. Wilhelm Ctr. for the Performing Arts
Bastrop
Bastrop State Park
Hunters Crossing
BASTROP COUNTY
Creedmoor
Mustang Ridge
Niederwald
CALDWELL COUNTY
Lockhart
Lockhart Municipal Airport
Lampasas
Killeen
Temple
Harker Heights
Cameron
Llano
Georgetown
Rockdale
Kingsland
Leander
Round Rock
Taylor
Marble Falls
Cedar Park
Pflugerville
Lakeway
Manor
Elgin
Fredericksburg
Giddings
Blanco
Bastrop
Buda
Smithville
San Marcos
Lockhart
La Grange
Canyon Lake
Boerne
Timberwood Park
New Braunfels
Luling
Cibolo
Seguin
Gonzales
SAN ANTONIO
Schertz
Shiner
St. Hedwig
Yoakum
Elmendorf

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BACM 2016-UBS10	Burleson Crossing

Mortgage Loan No. 6 – Burleson Crossing

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$40,250,000			Location:	Bastrop, TX 78602
Cut-off Date Balance:	$40,250,000			General Property Type:	Retail
% of Initial Pool Balance:	4.6%			Detailed Property Type:	Anchored
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Steven J. Durhman; Randal D. Bassett; Gail M. Whitfield			Year Built/Renovated:	2009-2016/N/A
Mortgage Rate:	4.8150%			Size(2):	252,164 SF
Note Date:	5/6/2016			Cut-off Date Balance per Unit:	$160
First Payment Date:	7/1/2016			Maturity Date Balance per Unit:	$134
Maturity Date:	6/1/2026			Property Manager:	Durhman & Bassett Realty Group, Inc. (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	12 months			UW NOI:	$3,442,395
Seasoning:	0 months			UW NOI Debt Yield:	8.6%
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield at Maturity:	10.2%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.64x (IO) 1.27x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$3,114,779 (2/29/2016 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$2,510,170 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$2,367,863 (12/31/2014)
Reserves(1)				Most Recent Occupancy(3):	95.1% (5/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	95.1% (12/31/2015)
RE Tax:	$272,964	$45,494	N/A	3rd Most Recent Occupancy(3):	93.7% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(4):	$56,700,000 (3/15/2016)
Recurring Replacements:	$0	$3,152	$75,650	Cut-off Date LTV Ratio:	71.0%
TI/LC:	$0	$12,500	$450,000	Maturity Date LTV Ratio:	59.7%
Other:	$466,950	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$40,250,000	100.0%	Loan Payoff:	$30,841,518	76.6%
			Reserves:	$739,914	1.8%
			Closing Costs:	$728,575	1.8%
			Return of Equity:	$7,939,993	19.7%
Total Sources:	$40,250,000	100.0%	Total Uses:	$40,250,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Approximately 14,000 SF of large in-line retail space is proposed for construction and is scheduled to be completed in November 2016. Upon completion of the proposed improvements, the property will contain a total of 266,164 SF. All per SF calculations contained herein are based on the existing 252,164 SF.

(3)	The Burleson Crossing Property was constructed in phases from 2009 through 2016. Figures as presented are representative of the portion of the property available for lease as of the respective year-end periods.

(4)	The appraiser concluded an “As Complete/Stabilized” value as of November 15, 2016 of $58,700,000 based on the completion of the 14,000 SF of proposed in-line retail space. All calculations contained herein are based on the “As Is” Appraised value of $56,700,000.

The Mortgage Loan. The sixth largest mortgage loan (the “Burleson Crossing Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $40,250,000, secured by a first priority fee mortgage encumbering a 252,164 SF Class “A” anchored retail center known as Burleson Crossing, in Bastrop, Texas (the “Burleson Crossing Property”). The proceeds of the Burleson Crossing Mortgage Loan were used to pay off two previous loans, fund upfront reserves, pay closing costs and return equity to the Burleson Crossing Borrower. The most recent prior financing of the Burleson Crossing Property was not included in a securitization.

The Borrower and the Sponsor. The borrower is BCSC LLC (the “Burleson Crossing Borrower”), a newly-formed single-purpose Delaware limited liability company with two independent directors in its organizational structure. The Burleson Crossing Borrower is controlled by Steven J. Durhman, Randal D. Bassett and Gail M. Whitfield, who serve as the nonrecourse carve-out guarantors for the Burleson Crossing Mortgage Loan.

Steven J. Durhman is the co-founder and president of Durhman & Bassett Realty Group, Inc. (“Durhman & Bassett”). Mr. Durhman has over 30 years’ experience in commercial real estate and his primary focus is retail development and brokerage. Randal D. Bassett serves as vice president and chief executive officer and is a co-founder of Durhman & Bassett. Mr. Bassett has over 30 years’ experience in commercial real estate and is involved in

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BACM 2016-UBS10	Burleson Crossing

financial analysis, forecasting, project marketing and brokerage at Durhman & Bassett. Durhman & Bassett specializes in the development, brokerage, leasing and management of retail properties and currently manages over 650,000 SF of commercial space across 11 properties in Texas.

Gail M. Whitfield is the president and founder of The Whitfield Company. The Whitfield Company has specialized in the acquisition, consulting and development of properties in the Austin, Texas area for over 25 years.

The Property. The Burleson Crossing Property is a 252,164 SF, Class A anchored retail center located at the northeast corner of State Highway 71 and Duff Drive in Bastrop, Texas. The Burleson Crossing Property was constructed by the Burleson Crossing Mortgage Loan sponsor between 2009 and 2016 on a 31.49-acre site. Beginning in 2009, the first multi-tenant building totaling 13,300 SF was constructed, along with the Best Buy, Spec’s Liquor and Petco stores totaling 57,257 SF. In 2011 and 2012, another multi-tenant building totaling 18,550 SF was constructed, along with the TJ Maxx, Ross Dress for Less and Staples stores totaling 59,652 SF. In 2013, three additional large in-line stores occupied by rue21, Rack Room Shoes and Maurices, totaling 16,095 SF were constructed. In 2015, a multi-tenant building totaling 14,320 SF was constructed, along with the Hobby Lobby, Ulta and Five Below stores totaling 72,990 SF.

Approximately 14,000 SF of large in-line retail space is proposed for construction between the Five Below store and the non-collateral Academy Sports + Outdoors shadow anchor. The proposed retail space will serve as collateral for the Burleson Crossing Mortgage Loan upon completion. Such proposed construction has not been reserved for and such 14,000 SF of proposed additional space has not been underwritten.

As of May 1, 2016, the Burleson Crossing Property was 95.1% leased to a mix of 26 various retailers. The largest five tenants at the Burleson Crossing Property are Hobby Lobby, Best Buy, TJ Maxx, Ross Dress for Less and Petco. Each of the largest five tenants has the right to “go dark”; subject to rights of the borrower to recapture the leased space if the tenant goes dark for a specified period (generally 180 days), upon providing notice for a specified period, and, in the case of Best Buy and Ross Dress for Less, payment of the unamortized cost of the tenant’s leasehold improvements. Other national tenants at the Burleson Crossing Property include rue21, Rack Room Shoes, Ulta, Staples, AT&T Mobility and MattressFirm. No other tenant occupies more than 5.8% of total SF or represents more than 6.1% of base rent. There are two non-collateral shadow anchors at the Burleson Crossing Property: Academy Sports + Outdoors (63,000 SF), which was constructed in 2014, and Lowe’s (50,000 SF) which was constructed in 2009. Other non-collateral pad tenants at the Burleson Crossing Property include A+ Federal Credit Union, IBC Bank and Chick-fil-A. There are 1,297 surface parking spaces at the Burleson Crossing Property, for a parking ratio of approximately 4.87 per 1,000 SF.

Major Tenants

Hobby Lobby (55,000 SF, 21.8% NRA, 12.6% of underwritten base rent). Hobby Lobby occupies 55,000 SF under a lease commencing September 2015 and expiring September 2030, with three five-year extension options and no termination options. Hobby Lobby, founded in 1972, is a privately-owned chain of arts and crafts supplies stores with over 600 locations in the United States, China, Hong Kong and the Philippines. Hobby Lobby is not required to report sales under its lease.

Best Buy (30,000 SF, 11.9% NRA, 12.1% of underwritten base rent). Best Buy occupies 30,000 SF under a lease commencing June 2009 and expiring in January 2020 with five five-year extension options and no termination options. Best Buy (NYSE: BBY) sells a variety of products including electronic appliances, movies, music, computers, mobile phones and other gadgets through its 1,700 retail stores, and offers services including installation and maintenance, technical support and subscriptions for mobile phone and internet services. Best Buy is not required to report sales under its lease. Best Buy is rated “Baa1” by Moody’s, “BB+” by S&P and “BBB-” by Fitch.

TJ Maxx (23,000 SF, 9.1% NRA, 6.4% of underwritten base rent). TJ Maxx occupies 23,000 SF under a lease commencing September 2012 and expiring in September 2022, with four five-year extension options and no termination options. The TJX Companies (NYSE: TJX) operate nearly 3,400 stores worldwide under multiple brand names, including the two largest off-price clothing retailers in the United States: TJ Maxx and Marshalls, which operate over 2,000 stores nationwide. TJ Maxx sells brand-name family apparel, accessories, shoes, housewares, giftware and jewelry at discount prices. TJ Maxx reported 2013 sales of $191 per SF and 2014 sales of $210 per SF at the Burleson Crossing Property. The TJX Companies is rated “A2” by Moody’s and “A+” by S&P.

Ross Dress for Less (22,000 SF, 8.7% NRA, 6.3% of underwritten base rent). Ross Dress for Less occupies 22,000 SF under a lease commencing January 2012 and expiring January 2022, with five five-year extension options and no termination options. Ross Dress for Less (NASDAQ: ROST) is an off-price apparel retailer that operates more than 1,300 stores in 30 states primarily in the western United States and Guam that sell closeout apparel, luggage and jewelry merchandise. Ross Dress for Less is not required to report sales under its lease. Ross Dress for Less is rated “A3” by Moody’s and “A-” by S&P.

Petco (15,257 SF, 6.1% NRA, 7.3% of underwritten base rent). Petco occupies 15,257 SF under a lease commencing August 2009 and expiring August 2019 with three five-year extension options. Petco is the second-largest U.S. retailer of specialty pet supplies, with over 1,300 stores in all 50 states, as well as Puerto Rico and Mexico. Petco is not required to report sales under its lease. Petco is rated “B2” by Moody’s and “B” by S&P.

Other tenants reporting sales at the Burleson Crossing Property include Spec’s Liquor, which reported sales of $395 per SF as of year end 2015, rue21, which reported sales of $192 per SF as of year end 2015, Rack Room Shoes, which reported sales of $215 per SF as of year end 2015, MattressFirm, which reported sales of $252 per SF as of year end 2015, DoubleDave’s Pizzaworks, which reported sales of $407 per SF as of year end 2015, and Great Clips, which reported sales of $313 per SF as of year end 2015.

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BACM 2016-UBS10	Burleson Crossing

The following table presents a summary regarding major tenants at the Burleson Crossing Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch / Moody’s / S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Anchor/Major Tenants
Hobby Lobby	NR / NR / NR	55,000	21.8%	$453,750	12.6%	$8.25	9/30/2030
Best Buy	BBB- / Baa1 / BB+	30,000	11.9%	$435,000	12.1%	$14.50	1/31/2020
TJ Maxx	NR / A2 / A+	23,000	9.1%	$228,850	6.4%	$9.95	9/30/2022
Ross Dress for Less	NR / A3 / A-	22,000	8.7%	$225,500	6.3%	$10.25	1/31/2022
Petco	NR / B2 / B	15,257	6.1%	$263,641	7.3%	$17.28	8/31/2019
Staples	BB+ / Baa2 / BBB-	14,652	5.8%	$175,824	4.9%	$12.00	1/31/2021
Spec’s Liquor	NR / NR / NR	12,000	4.8%	$219,000	6.1%	$18.25	5/31/2024
Ulta	NR / NR / NR	10,000	4.0%	$187,500	5.2%	$18.75	2/28/2026
Subtotal/Wtd. Avg.		181,909	72.1%	$2,189,065	61.0%	$12.03
Other Tenants		58,008	23.0%	$1,401,882	39.0%	$24.17
Vacant Space		12,247	4.9%
Total/Wtd. Avg.		252,164	100.0%	$3,590,947	100.0%	$14.97

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company, whether or not the parent company guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

The following table presents certain information relating to the lease rollover schedule at the Burleson Crossing Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	1	1,400	$30.80	0.6%	0.6%	$43,120	1.2%	1.2%
2018	0	0	$0.00	0.0%	0.6%	$0	0.0%	1.2%
2019	6	28,560	$20.49	11.3%	11.9%	$585,132	16.3%	17.5%
2020	2	31,800	$15.09	12.6%	24.5%	$480,000	13.4%	30.9%
2021	8	37,672	$19.88	14.9%	39.4%	$748,839	20.9%	51.7%
2022	2	45,000	$10.10	17.8%	57.3%	$454,350	12.7%	64.4%
2023	0	0	$0.00	0.0%	57.3%	$0	0.0%	64.4%
2024	2	16,995	$17.15	6.7%	64.0%	$291,428	8.1%	72.5%
2025	2	13,490	$20.41	5.3%	69.4%	$275,328	7.7%	80.2%
2026 & Beyond	3	65,000	$10.97	25.8%	95.1%	$712,750	19.8%	100.0%
Vacant	0	12,247	$0.00	4.9%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	26	252,164	$14.97	100.0%		$3,590,947	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space.

The Market. The Burleson Crossing Property is located in Bastrop, Texas at the northeast corner of State Highway 71 and Duff Drive, approximately 26 miles southeast of the Austin, Texas central business district and approximately 20 miles southeast of the Austin-Bergstrom International Airport. The immediate area surrounding the Burleson Crossing Property is a newer area of development, consisting primarily of retail and commercial uses, with much of the development being built since 2000. Retail development in Bastrop is concentrated along State Highway 71 and includes several freestanding big-box retailers, restaurants and neighborhood retail centers. Major retail development in the area includes a Wal-Mart Supercenter located east of the Burleson Crossing Property along the south side of State Highway 71, a Home Depot store located immediately to the south of the Burleson Crossing Property across State Highway 71, and an HEB grocery store located to the east of the Burleson Crossing Property along State Highway 71. Traffic volume on State Highway 71 at the Burleson Crossing Property is estimated at 45,930 cars per day.

The Burleson Crossing Property is a part of the Austin, Texas metropolitan area which has seen positive year to year growth in gross metropolitan product, total employment, personal income and population since 2010. According to the appraisal, the Bastrop County retail submarket had a fourth quarter 2015 inventory of 3,452,424 SF, occupancy of 96.8% and average annual asking rents of $14.50 PSF. According to the appraisal, the estimated

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BACM 2016-UBS10	Burleson Crossing

2015 average household income was $91,047, $71,763, and $75,121 in a 1-mile, 3-mile and 5-mile radius around the Burleson Crossing Property, respectively.

The following table presents competitive shopping centers with respect to the Burleson Crossing Property:

Competitive Property Summary
Property Name/Location	Year Built	Occ.	Total GLA (SF)	Quoted Rental Rate	Lease Area (SF)	Lease Date / Term	Tenant	Rent PSF
Woodland Village 696 State Highway 71 West Bastrop, TX	2006	100%	31,340	$20.00 PSF	868 1,584 1,728 1,785	Oct-15 / 3.0 Yrs Dec-14 / 5.0 Yrs Nov-12 / 10.0 Yrs Apr-12 / 10.0 Yrs	Smiles U Dentistry The Nutrition Authority Glamour Nails Dickey’s BBQ	$21.00 $20.00 $20.00 $22.50
Bastrop Junction 551 State Highway 71 Bastrop, TX	2014	100%	7,540	$29.00 PSF	2,380 5,160	Oct-14 / 10.0 Yrs Apr-14 / 11.0 Yrs	Dunkin’ Donuts Mattress Firm/Sleep Experience	$27.00 $30.00
Kyle Crossing SW/C of IH-35 and FM 1626 Kyle, TX	2008	95%	401,988	$26.00 PSF	1,200 1,400	Feb-16 / 5.0 Yrs Aug-14 / 3.0 Yrs	Supercuts Chill Out Yogurt	$26.40 $26.00
Sunset Valley Village 5601 Brodie Lane Austin, TX	1998	97%	236,055	$30.00 PSF	28,639 943 1,228	Apr-15 / 10.0 Yrs May-14 / 5.0 Yrs Apr-14 / 5.0 Yrs	Total Wine & More Brodie Nails 360 Tans	$22.25 $33.00 $28.50
Burleson Crossing Property	2009-2016	95.1%	252,164

Source: Appraisal

The appraiser concluded market rents for anchor tenants of $8.50 per SF, market rents for junior anchor tenants of $14.00 per SF, market rents for large in-line tenants of $18.00 per SF and market rents for in-line tenants of $28.50 per SF. Current in-place rents at the Burleson Crossing Property were $8.25 per SF for the anchor tenant, a weighted average $11.88 per SF for junior anchor tenants, a weighted average $17.01 per SF for large in-line tenants and a weighted average $27.40 per SF for in-line tenants.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Burleson Crossing Property:

Cash Flow Analysis
	2012(1)	2013(1)	2014(1)	2015(1)	T-12 2/29/2016(1)	UW	UW PSF
Base Rent	$2,039,326	$2,349,833	$2,555,269	$2,843,091	$3,405,341	$3,933,863	$15.60
Total Recoveries	$588,624	$661,056	$700,024	$724,304	$835,476	$1,085,397	$4.30
Other Income	$4,200	$6,682	$6,291	$6,711	$7,793	$7,793	$0.03
Less Vacancy & Credit Loss	$0	$0	$0	$0	$0	($398,293)	($1.58)
Effective Gross Income	$2,632,149	$3,017,571	$3,261,583	$3,574,106	$4,248,610	$4,628,760	$18.36
Total Operating Expenses	$860,022	$899,864	$893,720	$1,063,936	$1,133,831	$1,186,365	$4.70
Net Operating Income	$1,772,128	$2,117,707	$2,367,863	$2,510,170	$3,114,779	$3,442,395	$13.65
Capital Expenditures	$0	$0	$0	$0	$0	$25,216	$0.10
TI/LC	$0	$0	$0	$0	$0	$191,645	$0.76
Net Cash Flow	$1,772,128	$2,117,707	$2,367,863	$2,510,170	$3,114,779	$3,225,534	$12.79

Occupancy %(1)	96.5%	96.8%	93.7%	95.1%	95.1%(2)	95.1%
NOI DSCR	0.70x	0.83x	0.93x	0.99x	1.23x	1.36x
NCF DSCR	0.70x	0.83x	0.93x	0.99x	1.23x	1.27x
NOI Debt Yield	4.4%	5.3%	5.9%	6.2%	7.7%	8.6%
NCF Debt Yield	4.4%	5.3%	5.9%	6.2%	7.7%	8.0%

(1)	The Burleson Crossing Property has been constructed in phases from 2009 through 2016. Figures as presented are representative of the portion of the property available for lease as of the respective year end periods.

(2)	Occupancy as of March 1, 2016.

Escrows and Reserves. At origination of the Burleson Crossing Mortgage Loan, the Burleson Crossing Borrower deposited $272,964 into a reserve for real estate taxes, and is required to escrow monthly (i) 1/12 of the annual estimated real estate tax payments, and (ii) 1/12 of the annual estimated insurance premiums (unless the Burleson Crossing Borrower maintains an acceptable blanket or umbrella policy). The Burleson Crossing Borrower deposited $166,950 in escrow at loan origination for tenant improvements and leasing commissions with respect to the tenant Garcia at the Burleson Crossing Property. The Burleson Crossing Borrower deposited $300,000 at loan origination into an escrow related to the tenant Best Buy, and on each monthly payment date during the continuance of a Best Buy Cash Sweep Event (as defined below) on which there is not then $300,000 in the Best Buy escrow, is required to deposit all excess cash flow, in each case for tenant improvements and leasing commissions that may be incurred following the loan origination date in connection with the re-tenanting of the Best Buy space or the renewal of the Best Buy lease. The Burleson Crossing Borrower is required to deposit monthly $3,152 into an escrow for capital expenditures; provided that the Burleson Crossing Borrower is not required to deposit such monthly amount at any time that the funds in such escrow equal or exceed $75,650. The Burleson Crossing Borrower is required to deposit monthly

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BACM 2016-UBS10	Burleson Crossing

$12,500 into an escrow for future tenant improvements and leasing commissions; provided that the Burleson Crossing Borrower is not required to deposit such monthly amount at any time that the funds in such escrow equal or exceed $450,000.

Lockbox and Cash Management. The Burleson Crossing Mortgage Loan provides for a springing hard lockbox (i.e. the Burleson Crossing Borrower has agreed to establish and maintain a hard lockbox following the commencement and during the continuance of a Trigger Period). The Burleson Crossing Mortgage Loan has springing cash management (i.e., the Burleson Crossing Mortgage Loan has cash management only after the initial occurrence and during the continuance of a Trigger Period). If, following the establishment of a lockbox account, no Trigger Period is continuing, funds in the lockbox account are required to be swept to an account designated by the Burleson Crossing Borrower. During the continuance of a Trigger Period, funds in the lockbox account are required to be transferred to the cash management account and applied on each monthly payment date to pay debt service on the Burleson Crossing Mortgage Loan, to fund the required reserves deposits as described above under “Escrows and Reserves,” to disburse, during the continuance of a Trigger Period (other than a Trigger Period which is due to an event of default under the Burleson Crossing Mortgage Loan), the monthly operating expenses referenced in the annual budget (which is required to be approved by the lender) and other amounts incurred by the Burleson Crossing Borrower in connection with the operation and maintenance of the Burleson Crossing Property and approved by the lender, and to disburse the remainder, (i) if a Best Buy Cash Sweep Event is continuing, into the Best Buy escrow account and (ii) otherwise into an account to be held by the lender as additional security for the Burleson Crossing Mortgage Loan during the continuance of such Trigger Period.

A “Trigger Period” will:

(i) commence upon the occurrence of an event of default under the Burleson Crossing Mortgage Loan and continue until the cure of the event of default to the reasonable satisfaction of the lender, or

(ii) commence upon the date the debt service coverage ratio on the Burleson Crossing Mortgage Loan is less than 1.10 to 1.00 for six consecutive calendar months and continue until the date such debt service coverage ratio equals or exceeds 1.10 to 1.00 for six consecutive calendar months, or

(iii) commence upon the occurrence of a Specified Tenant Trigger Event and continue until the occurrence of a Specified Tenant Trigger Event Cure, or

(iv) commence upon the occurrence of a Best Buy Cash Sweep Event and continue until the satisfaction of the Best Buy Sweep Cure Conditions.

“Specified Tenant Trigger Event” means the earlier of (a) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space, failing to be open to the public for business during customary hours and/or “going dark” in its space, (b) Specified Tenant giving notice that it is terminating its lease for all or any portion of its space, (c) any termination or cancellation of the Specified Tenant’s lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or the Specified Tenant’s lease failing to otherwise be in full force and effect, or (d) any bankruptcy or similar insolvency of Specified Tenant.

“Specified Tenant Trigger Event Cure” shall mean the earlier to occur of (a) Burleson Crossing Borrower leasing the entire Specified Tenant space in accordance with the applicable terms and conditions of the Burleson Crossing Mortgage Loan documents, the applicable tenant(s) under such lease(s) being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease, paying the full amount of rent then due, and has accepted its leased premises without material qualification as determined by lender in its reasonable discretion, (b) Specified Tenant is in actual, physical possession of the applicable Specified Tenant space, open to the public for business during customary hours and not “dark” in the Specified Tenant space, (c) Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the Specified Tenant lease and has re-affirmed the Specified Tenant lease as being in full force and effect, or (d) with respect to any applicable bankruptcy or insolvency proceedings involving Specified Tenant and/or the Specified Tenant lease, Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings or has affirmed the Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction.

“Specified Tenant” means Hobby Lobby Stores, Inc. together with any successor or assign thereto which is permitted under its lease and not otherwise prohibited by the terms of the Burleson Crossing Mortgage Loan.

“Best Buy Cash Sweep Event” means the date which is six months prior to the scheduled expiration of the first renewal term of the Best Buy lease exercised after the loan origination date in the event that Best Buy renews the term of its lease for a period of five years in connection with the initial satisfaction of the conditions for such renewal set forth in the Burleson Crossing Mortgage Loan documents.

“Best Buy Cash Sweep Cure Conditions” means the date on which there is on deposit with lender in the Best Buy escrow the amount of $300,000 (whether in cash or a letter of credit).

The Burleson Crossing Borrower may cure any excess cash flow sweep by depositing with lender the amount of $550,000 either in the form of cash or a letter of credit (“Excess Cash Collateral”) meeting the requirements of the Burleson Crossing Mortgage Loan documents. The borrower has the right to use the Excess Cash Collateral for the retenanting of the Specified Tenant space on the same terms as it may use the funds in the escrow for future tenant improvements and leasing commissions. Upon the deposit of Excess Cash Collateral, provided no event of default is continuing under the Burleson Crossing Mortgage Loan, any excess cash flow funds then held by the lender are required to be released to the Burleson Crossing Borrower.

Additional Secured Indebtedness (not including trade debts). Not Permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

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BACM 2016-UBS10	Burleson Crossing

Terrorism Insurance. The Burleson Crossing Borrower is required to obtain insurance against acts of terrorism or other similar acts or events (or “fire following”) to the extent such insurance is available, in form and substance satisfactory to, and in an amount determined by, the lender (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (including any extension thereof or other federal government program with substantially similar protection) is in effect, the lender is required to accept terrorism insurance which covers “covered acts” (as defined by TRIPRA or such other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as TRIPRA or such other program covers both domestic and foreign acts of terrorism.

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BACM 2016-UBS10	2100 Ross

Mortgage Loan No. 7 – 2100 Ross

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BACM 2016-UBS10	2100 Ross

Mortgage Loan No. 7 – 2100 Ross

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BACM 2016-UBS10	2100 Ross

Mortgage Loan No. 7 – 2100 Ross

DALLAS
2100 Ross
2100 Ross Avenue
Dallas, TX 75201
Uptown
Downtown
Oak Lawn
City Place
Knox/ Henderson
Deep Ellum
DESIGN DISTRICT
ARTS DISTRICT
DALLAS COUNTY
Dallas Love Field 4 miles
Dallas-Ft. Worth Intl. Airport 16 miles
Dallas North Tollway
Central Expwy
Woodall Rodgers Frwy
Stemmons Frwy
Tom Landry Frwy
Margaret Hunt Hill Br.
CONTINENTAL AVE. PEDESTRIAN BRIDGE
TRINITY RAILWAY EXPRESS
DART
TRE
Robert E. Lee Park
Turtle Creek Parkway
Reverchon Park
Griggs Park
Exall Park
Klyde Warren Park
Trinity River Greenbelt Park
Trinity River
Texas Scottish Rite Hospital for Children
Baylor Medical Center
Methodist Dallas Medical Center
Dallas World Trade Ctr.
Wade College
Cityplace Market
American Airlines Center
Perot Museum of Nature and Science
House of Blues
Museum Tower
AT&T Performing Arts Center
Meyerson Symphony Center
Dallas Museum of Art
Nasher Sculpture Center
Chase Tower
Plaza of The Americas
Trammell Crow Ctr.
Harwood Center
Lincoln Plaza
One Dallas Ctr.
Majestic Theatre
Comerica Bank Tower
Renaissance Tower
Dallas Holocaust Museum
6th Floor Mus.
Dealey Plaza
JFK Memorial Plaza
Bank of America Plaza
Central Library
Dallas City Hall
Dallas Farmers Market
Frank Crowley Courts Building
Reunion Tower
PIONEER PLAZA
Dallas Convention Center
CITYPLACE
VICTORY
PEARL ARTS DIST.
ST. PAUL
AKARD
WEST END
DEEP ELLUM
BAYLOR
UNION STATION
CONVENTION CENTER
Harry Hines Blvd
Cedar Springs Rd
Oak Lawn Ave
Lemmon Ave
N. Hall St
Carlisle St
McKinney Ave
Turtle Creek Blvd
Maple Ave
McKinnon St
Houston St
Hi Line Dr
N. Field St
Riverfront Blvd
Ross Ave
Peak St
Haskell Ave
Live Oak St
Gaston Ave
Elm St
Main St
Commerce St
Canton St
Pacific St
Lamar St
Wood St
Young St
Marilla St
Harwood St
Cadiz St
Field St
Griffin St
Market St
S. Houston St
Jefferson Blvd
S. Riverfront Blvd
W. Commerce St
N. Beckley Ave
N. Zang Blvd
S. Good Latimer Expwy
35E
30
45
75
Allen
Lucas
Plano
The Colony
Lewisville
Flower Mound
Carrollton
Wylie
Coppell
Addison
Farmers Branch
Richardson
Sachse
Garland
Rowlett
University Park
Highland Park
Irving
DALLAS
Mesquite
Grand Prairie
Balch Springs
Seagoville
Duncanville
Hutchins
Cedar Hill
DeSoto
Lancaster
Wilmer
Combine
Midlothian
Ovilla
Red Oak

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BACM 2016-UBS10	2100 Ross

Mortgage Loan No. 7 – 2100 Ross

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$38,000,000			Location:	Dallas, TX 75201
Cut-off Date Balance(1):	$37,810,190			General Property Type:	Office
% of Initial Pool Balance:	4.3%			Detailed Property Type:	CBD
Loan Purpose:	Acquisition			Title Vesting:	Fee
Sponsor:	Thomas G. Dundon			Year Built/Renovated:	1982/2012-2015
Mortgage Rate:	4.6837%			Size:	843,728 SF
Note Date:	1/20/2016			Cut-off Date Balance per Unit(1):	$116
First Payment Date:	3/6/2016			Maturity Date Balance per Unit(1):	$95
Maturity Date:	2/6/2026			Property Manager:	Woods Capital Property Management, LLC
Original Term to Maturity:	120 months
Original Amortization Term:	360 months			Underwriting and Financial Information(3)
IO Period:	0 months			UW NOI:	$9,559,700
Seasoning:	4 months			UW NOI Debt Yield(1):	9.8%
Prepayment Provisions:	LO (28); DEF (87); O (5)			UW NOI Debt Yield at Maturity(1):	12.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.36x
Additional Debt Type(1):	Pari Passu			Most Recent NOI(4):	$7,576,744 (2/29/2016 TTM)
Additional Debt Balance(1):	$59,700,300			2nd Most Recent NOI(4):	$6,760,488 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI(4):	$2,804,159 (12/31/2014)
Reserves(2)				Most Recent Occupancy(5):	85.1% (3/22/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(5):	85.7% (12/31/2015)
RE Tax:	$616,451	$237,097	N/A	3rd Most Recent Occupancy:	82.3% (12/31/2014)
Insurance:	$90,628	$10,538	N/A	Appraised Value (as of):	$167,000,000 (12/9/2015)
Recurring Replacements:	$0	$18,281	$658,108	Cut-off Date LTV Ratio(1):	58.4%
TI/LC:	$0	$105,466	$3,796,776	Maturity Date LTV Ratio(1):	47.9%
Other:	$7,517,759	Springing	(2)

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$98,000,000	68.8%	Purchase Price(6):	$131,189,897	92.1%
Borrower Equity:	$44,519,861	31.2%	Reserves:	$8,224,838	5.8%
			Closing Costs:	$3,105,126	2.2%
Total Sources:	$142,519,861	100.0%	Total Uses:	$142,519,861	100.0%

(1)	The 2100 Ross Mortgage Loan is part of the 2100 Ross Whole Loan, which is comprised of four pari passu promissory notes with an aggregate principal balance of $98,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the 2100 Ross Whole Loan.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(3)	Underwriting and Financial Information includes Turner Construction Company, which leased 29,358 SF of space commencing July 2014. Turner Construction Company has never taken occupancy of its space, but has continued to pay all rent and reimbursements owed under the terms of its lease. The 2100 Ross Borrower deposited $752,445 at closing into a Turner Construction Rent reserve for rents and reimbursements with respect to the Turner Construction Company lease. In addition, the 2100 Ross Borrower deposited $1,467,900 at closing into a Turner Allowance reserve, provided, that upon the occurrence of an event of default under the Turner Construction Company lease, all funds within the Turner Allowance reserve are required to be deposited into a Turner Construction Space Re-Tenanting Reserve (as defined below).

(4)	In July 2009, Ernst & Young’s lease expired and it vacated 244,810 SF (29% of NRA) causing occupancy to drop from 88.2% as of December 31, 2008 to 65.7% as of December 31, 2009. In August 2012, Cousins Properties Inc. acquired the 2100 Ross Property at foreclosure auction for approximately $59.2 million. In 2013, another tenant, Clark Bardes Consulting, also vacated 75,593 SF (9% of the NRA) of the 2100 Ross Property. Cousins Properties Inc. has since invested approximately $18.8 million in renovations from 2012 to 2015 and was able to sign new tenants with leases totaling approximately 274,959 SF from December 2013 until the 2100 Ross Borrower purchased the 2100 Ross Property in September 2015. An affiliate of the 2100 Ross Borrower has since leased two additional floors and renewed the Prudential Mortgage Capital Co. and Merrill Lynch, Pierce, Fenner & Smith, Inc. leases.

(5)	Includes approximately 7,535 SF recently leased to Netherland, Sewell & Associates, Inc. Netherland, Sewell & Associates, Inc. currently occupies 54,363 SF at the 2100 Ross Property and is expected to begin paying rent on the additional space as of October 1, 2016.

(6)	The sponsor purchased the 2100 Ross Property for $131.0 million without mortgage financing in September 2015 with $189,897 in closing costs. The sponsor received a credit totaling $5,918,653 due to obligations of the landlord, including credits for unfunded tenant improvements ($1,559,763), credits associated with the unexecuted Prudential Mortgage Capital Co. lease renewal ($4,079,486) and chiller and elevator repair ($279,404) for a net cost basis of approximately $125.1 million.

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BACM 2016-UBS10	2100 Ross

The Mortgage Loan. The seventh largest mortgage loan (the “2100 Ross Mortgage Loan”) is part of a whole loan (the “2100 Ross Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $98,000,000, all of which are secured by a first priority fee mortgage encumbering a 33-story Class A office building totaling 843,728 SF in Dallas, Texas (the “2100 Ross Property”). Promissory Notes A-3 and A-4, in the aggregate original principal amount of $38,000,000, represent the 2100 Ross Mortgage Loan. Promissory Notes A-1 and A-2, in the aggregate original principal amount of $60,000,000, represent a non-serviced companion loan (the “2100 Ross Non-Serviced Companion Loan”). The 2100 Ross Non-Serviced Companion Loan is currently being held by the MSCI 2016-UBS9 securitization trust. The 2100 Ross Whole Loan will continue to be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 2100 Ross Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The proceeds of the 2100 Ross Whole Loan, along with approximately $44.5 million of borrower equity, were primarily used to acquire the 2100 Ross Property for a purchase price of approximately $131.2 million including $189,897 in acquisition closing costs (approximately $121.5 million net of credits), fund reserves and pay closing costs. A previous mortgage loan secured by the 2100 Ross Property was included in the WBCMT 2007-C34 securitization trust, which foreclosed on such previous loan on the 2100 Ross Property in August 2012.

The Borrower and the Sponsor. The borrower is Dallas 2100 Ross, LP (the “2100 Ross Borrower”), a single-purpose Delaware limited partnership structured to be bankruptcy-remote, whose general partner, Dallas 2100 Ross GP, LLC, has two independent directors. The sponsor and the nonrecourse carve-out guarantor of the 2100 Ross Borrower is Thomas G. Dundon. The 2100 Ross Borrower is owned by Dallas 2100 Ross GP, LLC (0.01%) and DDFS Partnership LP (99.99%). Dallas 2100 Ross GP, LLC is wholly-owned by DDFS Management Company LLC which is wholly-owned by Thomas G. Dundon. DDFS Partnership LP is owned by Thomas G. Dundon (69.00%), The Dundon Children’s Trust (30.00%), as well as DDFS Management Company LLC (1.00%).

Thomas G. Dundon is the Chairman and Managing Partner of Dundon Capital Partners LLC, a private equity firm established in Dallas, Texas in 2015. Dundon Capital Partners LLC specializes in investments across multiple industries, and looks to partner with management teams to help companies achieve their long-term objectives. Prior to founding Dundon Capital Partners LLC, Mr. Dundon was the Chief Executive Officer of Santander Consumer USA, a large, publicly traded consumer finance company, from December 2006 to July 2015. Including the 2100 Ross Property, the sponsor currently holds interests in three commercial properties in Dallas, Texas totaling approximately 2.5 million SF with an estimated market value of approximately $345.8 million. The sponsor’s September 2015 financial statement disclosed total assets of approximately $1.8 billion.

The Property. The 2100 Ross Property is a 33-story, 843,728 SF Class A office building located in the Dallas Arts District within the Central Business District (“CBD”) of Dallas, Texas. The 2100 Ross Property also includes a parking garage with four levels of below-grade parking featuring 474 parking spaces (0.56 per 1,000 SF). The 2100 Ross Property is situated on a 1.368-acre site comprising a full city block bordering Ross Avenue, North Pearl Street, San Jacinto Street, and North Olive Street. It is adjacent to the Dallas Museum of Art, Nasher Sculpture Center and the Morton H. Meyerson Symphony Center. The 2100 Ross Property offers unobstructed views of the Dallas Arts District, Klyde Warren Park and Uptown. The 2100 Ross Property is connected via Skybridge to Chase Tower, is across from Plaza of the Americas, is within the vicinity of 143,000 SF of retail space and the Dallas Marriott City Center, and is within two blocks of the East Transfer Center DART rail station. Amenities at the 2100 Ross Property include 24-hour security, on-site property management, conference center, fitness center, three restaurants/cafés, dry cleaning service, auto detail service, optometrist, dentist, and massage therapy.

The 2100 Ross Property has recently undergone capital improvements totaling approximately $18.8 million ($22.32 PSF) between 2012 and 2015, which included security upgrades, exterior renovations, parking upgrades, a fitness center with state-of-the-art equipment, towel service and full locker room facilities, enhancements to the conference center complete with new videoconferencing system, high-tech A/V equipment and a catering area with an outdoor terrace, a new sundry shop, lobby and common areas remodeling including free Wi-Fi, flat-screen TV with presentation capabilities and new stairs between the first and second floors, as well as upgrades to the elevator, mechanical and plumbing systems.

The 2100 Ross Property is currently 85.1% occupied as of March 22, 2016 by 31 office tenants and four retail tenants. The five largest tenants at the 2100 Ross Property are CBRE, Inc. (15.2% NRA; 17.2% U/W Base Rent), Lockton Companies, LLC (11.7% NRA; 13.5% U/W Base Rent), Netherland, Sewell & Associates, Inc. (7.3% NRA; 9.1% U/W Base Rent), Prudential Mortgage Capital Co. (6.5% NRA; 9.0% U/W Base Rent), and Merrill Lynch, Pierce, Fenner & Smith, Inc. (5.6% NRA; 5.2% U/W Base Rent). Collectively, the top five tenants lease 46.4% of SF and represent 54.0% of U/W base rent with no other tenant at the 2100 Ross Property leasing more than 3.6% of SF or representing more than 4.9% of U/W base rent. Three of the top five tenants, representing a total of approximately 27.3% of total SF and 31.3% of total U/W base rent at the 2100 Ross Property, are investment grade tenants or have an investment grade parent company. Both Prudential Mortgage Capital Co. and Merrill Lynch, Pierce, Fenner & Smith, Inc. have recently extended their leases within the last eight months to April 2027 and February 2022, respectively. The retail spaces are currently occupied by LaMadeleine of Texas, LLC, Tortaco, LLC, Subway Real Estate, LLC, and Dolani & Sons, Inc.

Major Tenants.

CBRE, Inc. (128,229 SF, 15.2% of NRA, 17.2% of underwritten rent). CBRE, Inc. (NYSE: CBG) (Moody’s: Baa3) initially leased 90,204 SF at the 2100 Ross Property in 2011, expanded its space on two separate occasions, and currently occupies 128,229 SF. CBRE, Inc. pays an average current base rent of $19.53 PSF with a lease expiration date of March 31, 2022, with two five-year renewal options at fair market rent. CBRE, Inc. has a one-time lease termination option pertaining to its initial 90,204 SF of space effective January 1, 2018 upon notice on or before January 31, 2017 and payment of a termination fee and a lease termination option pertaining to 7,957 SF of space effective upon six months’ notice and payment of any unamortized TI allowances and commissions incurred by the landlord. CBRE, Inc. is a prominent commercial real estate services company with approximately 370 offices worldwide offering a range of services to tenants, owners, lenders, and investors in office, retail, industrial, multifamily, and other types of commercial real estate, including property and facilities management, leasing, brokerage, valuation, asset management, financing, and market research.

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BACM 2016-UBS10	2100 Ross

Lockton Companies, LLC (98,725 SF, 11.7% of NRA, 13.5% of underwritten rent). Lockton Companies, LLC (“Lockton”) occupies 98,725 SF under a lease dated April 1, 2014 and expiring March 31, 2026. Prior to taking occupancy, Lockton contributed approximately $1.7 million ($17.22 PSF) of its own funds to complete its space. Pursuant to its lease, Lockton pays a current base rent of $20.00 PSF, which increases by $0.50 PSF in April of every year, with one 10-year or two five-year renewal options at fair market rent. Lockton has a lease termination option effective March 31, 2022 with 12 months’ notice and payment of a termination fee. With approximately 64 offices in 17 countries, Lockton is a privately held insurance brokerage, offering risk management, insurance, and employee benefits consulting services. Initially targeting construction businesses, Lockton has expanded its services to other industries including energy, health care, entertainment, hospitality, manufacturing, retail, and transportation.

Netherland, Sewell & Associates, Inc. (61,898 SF, 7.3% of NRA, 9.1% of underwritten rent). Netherland, Sewell & Associates, Inc. (“Netherland”) initially leased 54,363 SF at the 2100 Ross Property in 2014, and has leased an additional 7,535 SF commencing in October 2016 pursuant to the original executed lease. Prior to taking occupancy, Netherland contributed approximately $1.0 million ($16.16 PSF) of its own funds to complete its space. Netherland pays an average current base rent of $21.56 PSF with a lease expiration date of September 30, 2025, with one 10-year or two five-year renewal options at fair market rent. Netherland has a lease termination option effective September 30, 2023 with 12 months’ notice and payment of a termination fee. Netherland provides geological, geophysical, petrophysical, and engineering services in the United States and internationally. Its services include acquisition and divestiture evaluations, coalbed methane development studies, deepwater development studies, enhanced recovery projects, equity determinations, exploration resource assessments, gas storage development studies, modeling and simulation studies, non-U.S. regulatory agency reports, operations engineering services, pipeline supply studies, project finance certification, SEC reserve reports and audits, and shale oil and gas evaluations.

The following table presents certain information relating to the leases at the 2100 Ross Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
Major Tenants
CBRE, Inc.	NR/Baa3/NR	128,229	15.2%	$2,504,352	17.2%	$19.53	3/31/2022(4)
Lockton Companies, LLC	NR/NR/NR	98,725	11.7%	$1,974,500	13.5%	$20.00	3/31/2026(5)
Netherland, Sewell & Associates, Inc.(6)	NR/NR/NR	61,898	7.3%	$1,334,575	9.1%	$21.56	9/30/2025(7)
Prudential Mortgage Capital Co.(8)	BBB+/Baa1/A	55,121	6.5%	$1,313,316	9.0%	$23.83	4/30/2027(9)
Merrill Lynch, Pierce, Fenner & Smith, Inc.	A/Baa1/NR	47,262	5.6%	$756,192	5.2%	$16.00	2/28/2022(10)
Subtotal/Wtd. Avg.		391,235	46.4%	$7,882,935	54.0%	$20.15

Other Tenants(11)		326,870	38.7%	$6,714,509	46.0%	$20.54
Vacant		125,623	14.9%	$0	0.0%	$0.00
Total/Wtd. Avg.		843,728	100.0%	$14,597,444	100.0%	$20.33

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	CBRE, Inc. has a one-time lease termination option pertaining to its initial 90,204 SF of space effective January 1, 2018 upon notice to terminate on or before January 31, 2017 and payment of a termination fee and a lease termination option pertaining to 7,957 SF of space effective upon 120 days’ notice and payment of all TI allowance and leasing commissions paid or provided by the landlord.

(5)	Lockton Companies, LLC has a lease termination option effective March 31, 2022 with 12 months’ notice and payment of a termination fee.

(6)	Includes approximately 7,535 SF recently leased to Netherland, Sewell & Associates, Inc. Netherland, Sewell & Associates, Inc. currently occupies 54,363 SF at the 2100 Ross Property and is expected to begin paying rent on the additional space as of October 1, 2016 pursuant to the original executed lease.

(7)	Netherland, Sewell & Associates, Inc. has a lease termination option effective September 30, 2023 with 12 months’ notice and payment of a termination fee.

(8)	Prudential Mortgage Capital Co. currently leases 63,007 SF of office space and 799 SF of storage space expiring October 2016. Prudential Mortgage Capital Co. has recently extended its lease to April 2027 and reduced its office space to 54,322 SF effective November 1, 2016.

(9)	Prudential Mortgage Capital Co. has a lease termination option on 54,322 SF of office space effective April 30, 2023 with 12 months’ notice and payment of a termination fee. Prudential Mortgage Capital Co. also has a lease termination option on 799 SF of storage space effective with 30 days’ notice and no termination fee.

(10)	Merrill Lynch, Pierce, Fenner & Smith, Inc. recently exercised the first of two five-year renewal options extending its lease term from February 2017 to February 2022. In addition, Merrill Lynch, Pierce, Fenner & Smith, Inc. has a one-time lease termination option on up to 10,000 SF of space on the 11th floor of the 2100 Ross Property effective December 31, 2016 with six months’ notice and payment of a termination fee.

(11)	Other Tenants include Management Conference Room, Conference Center, Management Office, Conference Board Room, Conference Room, and Elevator Storage, none of which contributed to Annual UW Rent.

A-3-59

BACM 2016-UBS10	2100 Ross

The following table presents certain information relating to the lease rollover schedule at the 2100 Ross Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM(4)	9	12,131	$0.00	1.4%	1.4%	$0	0.0%	0.0%
2016	3	14,174	$20.16	1.7%	3.1%	$285,756	2.0%	2.0%
2017	6	71,916	$21.72	8.5%	11.6%	$1,562,201	10.7%	12.7%
2018	5	15,225	$23.11	1.8%	13.4%	$351,838	2.4%	15.1%
2019	6	57,627	$20.77	6.8%	20.3%	$1,196,664	8.2%	23.3%
2020	3	22,417	$19.53	2.7%	22.9%	$437,788	3.0%	26.3%
2021	2	8,235	$28.13	1.0%	23.9%	$231,634	1.6%	27.9%
2022	6	188,726	$18.59	22.4%	46.3%	$3,509,037	24.0%	51.9%
2023	3	18,736	$20.55	2.2%	48.5%	$384,950	2.6%	54.5%
2024	0	0	$0.00	0.0%	48.5%	$0	0.0%	54.5%
2025	6	122,942	$22.03	14.6%	63.1%	$2,708,823	18.6%	73.1%
2026	4	107,678	$20.20	12.8%	75.8%	$2,175,074	14.9%	88.0%
2027 & Beyond	4	78,298	$22.40	9.3%	85.1%	$1,753,679	12.0%	100.0%
Vacant	0	125,623	$0.00	14.9%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	57	843,728	$20.33	100.0%		$14,597,444	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(4)	Includes Management Conference Room, Conference Center, Management Office, Conference Board Room, Conference Room, and Elevator Storage, none of which contribute to Annual UW Rent.

The Market. The 2100 Ross Property is located in Downtown Dallas within the Dallas Arts District, which encompasses a 19-block, 68-acre area that serves as the cultural center of Dallas. The Arts District has evolved into one of the largest urban arts district in the country with numerous buildings designed by Pritzker Prize winning architects. Historic buildings in the Arts District include the Belo Mansion, the Cathedral Santurio de Guadalupe, and the St. Paul United Methodist Church. The AT&T Performing Arts Center, originally the Dallas Center for the Performing Arts, is a $354 million multi-venue center which was completed in late 2009 and encompasses ten acres within the Arts District. The center provides space for five resident companies: The Dallas Opera, Dallas Theater Center, Texas Ballet Theater, Dallas Black Dance Theatre, and Anita N. Martinez Ballet Folklorico. A local performing arts foundation has estimated that the center will have an annual impact of over $170 million in the Dallas economy and generate as many as 2,000 new jobs in the arts and hospitality industries.

Klyde Warren Park, a $110 million project, opened in 2012 and serves as a bridge between the Arts District and the Uptown submarket. The 5.2-acre park sits atop the Woodall Rodgers Freeway, which had historically been a barrier between the downtown and uptown neighborhoods. Built with a combination of public and private funds, the park features a flexible, pedestrian-oriented design that arranges a children’s park, reading room, lawn area, restaurant, performance pavilion, fountain plaza, games area, dog park, and botanical garden around a sweeping pedestrian promenade.

The 2100 Ross Property is located less than 0.5 miles from the Woodall Rodgers Freeway and North Central Expressway/Highway 75, and the East Transfer Center Station of the DART Light Rail System is just two blocks southeast, providing connections to the greater Dallas Metroplex including Dallas Fort Worth International Airport (“DFW”), located approximately 21 miles northwest of the 2100 Ross Property. DFW serves over 50 million passengers annually and is the second busiest airport in the world with over 2,100 daily departures and arrivals, according to the appraisal. The 2100 Ross Property also offers access to the CBD’s pedestrian sky bridge and tunnel network through connection with Chase Tower to the east. This network of public and private pedestrian corridors covers several city blocks in the Dallas city center and provides connectivity among office buildings, retail shops, restaurants, residential towers, hotels, parking garages, and parks.

The estimated 2015 population within a one-, three- and five-mile radius of the 2100 Ross Property is 25,194, 159,167, and 345,752, respectively, according to a third party market research report. The population within a one-, three- and five-mile radius of the 2100 Ross Property is projected to increase at average annual rates by 2.78%, 1.28% and 1.06%, respectively, through 2020, according to a third party market research report. Comparatively, the populations within Dallas County, the Dallas SMA, and the State of Texas are projected to increase at average annual rates of 1.18%, 1.42%, and 1.34%, respectively, through 2020, according to a third party market research report. The 2015 average household income within a one-, three- and five-mile radius of the 2100 Ross Property is estimated to be $92,085, $75,534, and $78,694, respectively.

According to the appraisal, the 2100 Ross Property is located within the Dallas CBD office submarket which consists of 137 buildings totaling approximately 33.4 million SF of office space. As of 3Q 2015, the Dallas CBD office submarket vacancy rate was 19.4% and the average rental rate was $23.09 PSF.

A-3-60

BACM 2016-UBS10	2100 Ross

The following table presents leasing data at certain competitive office properties with respect to the 2100 Ross Property:

Competitive Property Summary
Comparable Name	Address	Rent PSF(1)	Original Year Built	Size (SF)	Total Occupancy
2100 Ross Property	2100 Ross Avenue	$20.33(2)	1982	843,728(2)	85.1%(2)
St. Paul Place	750 North Saint Paul Street	$19.00-$20.00	1982	273,217	80.0%
Trammell Crow Center	2001 Ross Avenue	$25.00	1984	1,128,331	85.0%
Chase Tower	2200 Ross Avenue	$20.65	1987	1,296,407	93.0%
Fountain Place	1445 Ross Avenue	$23.75	1986	1,262,217	85.0%
KPMG Plaza at Hall Arts	2323 Ross Avenue	$33.00-$36.00	2015	459,383	65.0%
Range/Wtd. Avg./Total(3)		$19.00-$36.00		4,419,555	85.0%(4)

Source: Appraisal

(1)	Wtd. Avg. Asking Rent PSF excludes vacant space at the 2100 Ross Property.

(2)	Information is based on the underwritten rent roll.

(3)	Range/Wtd. Avg./Total excludes the 2100 Ross Property.

(4)	KPMG Plaza at Hall Arts was built in 2015 and remains in lease up. Excluding KPMG Plaza at Hall Arts, the weighted average occupancy of the competitive set is 87.0%.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 2100 Ross Property:

Cash Flow Analysis(1)(2)
	2013(3)	2014(3)	2015	2/29/2016 TTM	UW	UW PSF
Base Rent(4)	$9,149,070	$8,143,995	$10,625,804	$11,478,800	$18,300,176	$21.69
Total Recoveries	$1,149,239	$1,634,414	$2,640,242	$2,691,258	$2,822,954	$3.35
Other Income	$1,004,472	$1,059,895	$1,093,790	$1,113,495	$1,113,495	$1.32
Less Vacancy & Credit Loss	$0	$0	$0	$0	($3,560,196)	($4.22)
Effective Gross Income	$11,302,781	$10,838,304	$14,359,836	$15,283,553	$18,676,429	$22.14
Total Operating Expenses	$6,475,471	$8,034,145	$7,599,348	$7,706,810	$9,116,730	$10.81
Net Operating Income	$4,827,310	$2,804,159	$6,760,488	$7,576,744	$9,559,700	$11.33
Capital Expenditures	$0	$0	$0	$0	$219,369	$0.26
TI/LC	$0	$0	$0	$0	$1,033,353	$1.22
Net Cash Flow	$4,827,310	$2,804,159	$6,760,488	$7,576,744	$8,306,977	$9.85

Occupancy %	68.7%	82.3%	85.7%	85.2%	85.1%
NOI DSCR(5)	0.79x	0.46x	1.11x	1.24x	1.57x
NCF DSCR(5)	0.79x	0.46x	1.11x	1.24x	1.36x
NOI Debt Yield(5)	5.0%	2.9%	6.9%	7.8%	9.8%
NCF Debt Yield(5)	5.0%	2.9%	6.9%	7.8%	8.5%

(1)	According to the 2100 Ross Borrower, in July 2009, Ernst & Young’s lease expired and it vacated 244,810 SF (29% of NRA) causing occupancy to drop from 88.2% as of December 31, 2008 to 65.7% as of December 31, 2009. In August 2012, Cousins Properties Inc. acquired the 2100 Ross Property at foreclosure auction for approximately $59.2 million. In 2013, another tenant, Clark Bardes Consulting, also vacated 75,593 SF (9% of the NRA) of the 2100 Ross Property. Cousins Properties Inc. invested approximately $18.8 million in renovations from 2012 to 2015 and signed new leases totaling approximately 274,959 SF from December 2013 until the 2100 Ross Borrower purchased the 2100 Ross Property in September 2015. The 2100 Ross Borrower has since leased two additional floors and renewed the Prudential Mortgage Capital Co. and Merrill Lynch, Pierce, Fenner & Smith, Inc. leases.

(2)	Includes Turner Construction Company which leased 29,358 SF of space commencing July 2014. Turner Construction Company has never taken occupancy of its space, but has continued to pay all rent and reimbursements owed under the terms of its lease. The 2100 Ross Borrower deposited $752,445 at closing into a Turner Construction Rent reserve for rents and reimbursements with respect to the Turner Construction Company lease. In addition, the 2100 Ross Borrower deposited $1,467,900 at closing into a Turner Allowance reserve, provided, that upon the occurrence of an event of default under the Turner Construction Company lease, all funds within the Turner Allowance reserve are required to be deposited into a Turner Construction Space Re-Tenanting Reserve (as defined below).

(3)	The decrease in Net Operating Income is attributed to a drop in rental revenue and an increase in operating expenses. Expenses increased significantly in 2014 due to a tax reassessment, increasing taxes by approximately $0.8 million and operating costs associated with a fitness center opening in December 2013 and recent renovations. A large tenant, Clark Consulting, vacated 75,593 SF of space and was later replaced by Netherland, Sewell & Associates, Inc. (approximately $1.3 million in base rent), which did not begin paying rent until October 2014.

(4)	UW Base Rent is net of actual vacancy and includes approximately $108,773 of straight line contractual rent increases through March 2022 for the CBRE, Inc. space, approximately $101,854 of straight line contractual rent increases through December 2025 for the Prudential Mortgage Capital Co. space, approximately $37,908 of straight line contractual rent increases through February 2022 for the Merrill Lynch, Pierce, Fenner & Smith, Inc. space, approximately $20,276 of straight line contractual rent increases through September 2023 for the Allianz Global Investor space, approximately $5,630 of straight line contractual rent increases through October 2019 for the PNC Bank, NA space, and approximately $178,961 of additional contractual rent steps effective September 15, 2016 for non-investment grade tenants and effective March 15, 2017 for investment grade tenants.

(5)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the 2100 Ross Whole Loan.

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BACM 2016-UBS10	2100 Ross

Escrows and Reserves. The 2100 Ross Borrower deposited $616,451 in escrow for annual real estate taxes at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments. The 2100 Ross Borrower deposited $90,628 in escrow for annual insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated insurance premiums. On each monthly payment date, the 2100 Ross Borrower is required to escrow $18,281 for replacement reserves, provided that such monthly deposits are not required if the funds on deposit in such replacement reserve exceed $658,108, and $105,466 for TI/LC reserves, provided that such monthly deposits are not required if the funds on deposit in such TI/LC reserve exceed $3,796,776. The 2100 Ross Borrower deposited in escrow at loan origination (i) $5,297,414 for unfunded tenant obligations for any unpaid and outstanding tenant allowances, tenant improvements and leasing commissions and/or free rent relating to eight individual tenants, (ii) $752,445 into a Turner Construction Rent reserve for rents and reimbursements with respect to the Turner Construction Company lease, and (iii) $1,467,900 into a Turner Allowance reserve, provided, that upon the occurrence of any event of default under the Turner Construction Company lease, all funds within the Turner Allowance reserve are required to be deposited into a Turner Construction Space Re-Tenanting Reserve.

During the continuance of a Specified Tenant Trigger Event (as defined below), on each monthly payment date, all excess cash flow is required to be deposited into a reserve (the “Specified Tenant Rollover Reserve”) to be held by the lender as additional security for the 2100 Ross Whole Loan. So long as no event of default exists, funds held in the Specified Tenant Rollover Reserve are required to be used in connection with tenant improvements and leasing commissions incurred by the 2100 Ross Borrower upon the occurrence of (i) an extension or renewal of the Specified Tenant’s (as defined below) lease for a term not less than five years beyond the maturity date of the 2100 Ross Whole Loan or (ii) the leasing of all space formerly demised to the Specified Tenant to one or more replacement tenants approved by the lender, provided, that such monthly deposits are not required if the funds on deposit in such Specified Tenant Rollover Reserve exceed $2,164,459 (the “Specified Tenant Rollover Cap”). In the event a Trigger Period (as defined below) is triggered on account of a Specified Tenant Trigger Event, in lieu of the monthly deposit of excess cash flow, the 2100 Ross Borrower may deposit a letter of credit in the amount equal to the Specified Tenant Rollover Cap.

During the continuance of a Turner Construction Trigger Event (as defined below), on each monthly payment date, all excess cash flow (except to the extent required to be deposited into the Specified Tenant Rollover Reserve) is required to be deposited into a reserve (the “Turner Construction Space Re-Tenanting Reserve”) to be held by the lender as additional security for the 2100 Ross Whole Loan. So long as no event of default exists, funds held in the Turner Construction Space Re-Tenanting Reserve are required to be used in connection with tenant improvements and leasing commissions incurred by the 2100 Ross Borrower upon the occurrence of the leasing of all space formerly leased to Turner Construction Company to one or more replacement tenants (a “Turner Construction Space Re-Tenanting Event”), provided, that such monthly deposits are not required if the funds on deposit in such Turner Construction Space Re-Tenanting Reserve exceed an amount equal to the then remaining base rent and reimbursements payable under the Turner Construction Company lease for the remainder of the Turner Construction Company original lease term.

A “Specified Tenant Trigger Event” will commence upon the earlier of (i) if the Specified Tenant fails to extend or renew such lease upon terms and conditions set forth in the Specified Tenant’s lease (or as otherwise acceptable to the lender) on or prior to the earlier of (a) the date required for such notice period pursuant to the Specified Tenant’s lease and (b) the date that is at least 12 months prior to the then-applicable expiration date of the Specified Tenant’s lease, (ii) if an event of default under the Specified Tenant’s lease has occurred, (iii) the Specified Tenant or lease guarantor of the Specified Tenant’s lease becomes insolvent or a debtor in any bankruptcy action, (iv) if the Specified Tenant’s lease is terminated or no longer in full force or effect, (v) if the Specified Tenant “goes dark,” vacates, ceases to occupy or discontinues its operations at the 2100 Ross Property, or (vi) the decline in rating of CBRE, Inc. or any lease guarantor for CBRE, Inc. below “B+” or the equivalent by any of the applicable rating agencies. A Specified Tenant Trigger Event will continue until, in regard to clause (i) above, the Specified Tenant has entered into a renewal of all of its leased premises in accordance with the requirements of the loan documents or certain re-leasing conditions have been satisfied with respect to the Specified Tenant space, in regard to clause (ii) above, the applicable event of default has been cured, in regard to clause (iii) above, the Specified Tenant’s lease is unconditionally affirmed in the applicable bankruptcy and the Specified Tenant is paying full unabated rent or, if applicable, the guarantor bankruptcy has been discharged or dismissed with no material adverse effect on the guarantor’s ability to perform under the lease guaranty, in regard to clause (iv) above, certain re-leasing conditions have been satisfied with respect to the Specified Tenant space, in regard to clause (v) above, the applicable Specified Tenant re-commences its operations at its leased premises and is paying full unabated rent, or in regard to clause (vi) above, the rating is raised so that such rating is no lower than “B+” or the equivalent by each applicable rating agency.

“Specified Tenant” means (i) CBRE, Inc., (ii) Lockton, or (iii) any tenant, guarantor, or replacement that together with its affiliates, leases space comprising 10% or more of either (a) the total rentable SF at the 2100 Ross Property or (b) the total in-place base rent at the 2100 Ross Property.

A “Turner Construction Trigger Event” will commence upon the earlier of (i) an event of default under the Turner Construction Company lease has occurred or (ii) if the Turner Construction Company’s lease is terminated or no longer in full force or effect. A Turner Construction Trigger Event will continue until, (i) a Turner Construction Space Re-Tenanting Event occurs, (ii) the completion of all tenant improvements and payment of all leasing commissions in connection with a Turner Construction Space Re-Tenanting Event, (iii) the replacement tenant(s) are in occupancy of the former Turner Construction Company space and paying full rent, or (iv) the 2100 Ross Borrower has delivered to the lender an estoppel certificate from the replacement tenant(s) confirming there is no event of default under its lease and satisfaction of the conditions in (ii) and (iii) above.

Lockbox and Cash Management. A hard lockbox is in place with respect to the 2100 Ross Whole Loan. The 2100 Ross Whole Loan has springing cash management (i.e., the 2100 Ross Whole Loan has cash management only after the initial occurrence of a Trigger Period (as defined below)). During the continuance of a Trigger Period for the 2100 Ross Whole Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the 2100 Ross Whole Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse, provided no event of default has occurred or is continuing, to the 2100 Ross Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by the lender together with other amounts incurred by the 2100 Ross Borrower in connection with the operation and maintenance of the 2100 Ross Property reasonably approved by the lender, and to disburse the remainder to the 2100 Ross Borrower (or, during the continuance of a Cash Sweep Period (as

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BACM 2016-UBS10	2100 Ross

defined below), provided no Specified Tenant Trigger Event or Turner Construction Trigger Event has occurred, to an account to be held by the lender as additional security for the 2100 Ross Whole Loan).

A “Trigger Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the 2100 Ross Borrower, the guarantor, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.15x, (iv) a Specified Tenant Trigger Event, (v) a Turner Construction Trigger Event, or (vi) any indictment for fraud or misappropriation of funds by the 2100 Ross Borrower, the guarantor or the property manager or any director or officer of the 2100 Ross Borrower, the guarantor, or the property manager. A Trigger Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed within 30 days for the 2100 Ross Borrower or the guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the 2100 Ross Borrower’s, the guarantor’s, or the property manager’s monetary obligations, in regard to clause (iii) above, upon the date the debt service coverage ratio based on the trailing 12-month period is greater than 1.20x for two consecutive calendar quarters, in regard to clause (iv) above, the Specified Tenant Trigger Event is cured, in regard to clause (v) above, the Turner Construction Trigger Event is cured, or in regard to clause (vi) above, the property manager is replaced with a qualified manager.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the 2100 Ross Borrower, the guarantor, or the property manager, or (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.15x. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed within 30 days for the 2100 Ross Borrower or the guarantor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially affect the 2100 Ross Borrower’s, the guarantor’s, or the property manager’s monetary obligations, or in regard to clause (iii) above, upon the date the debt service coverage ratio based on the trailing 12-month period is greater than 1.20x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). The 2100 Ross Property also secures the 2100 Ross Non-Serviced Companion Loan, with a cut-off date balance of $59,700,300. The 2100 Ross Non-Serviced Companion Loan is held by the MSCI 2016-UBS9 securitization trust. The promissory notes evidencing the 2100 Ross Non-Serviced Companion Loan accrue interest at the same rate as the 2100 Ross Mortgage Loan. The 2100 Ross Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the 2100 Ross Non-Serviced Companion Loan. The holders of the 2100 Ross Mortgage Loan and the 2100 Ross Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the 2100 Ross Whole Loan. The 2100 Ross Whole Loan will continue to be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 2100 Ross Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The 2100 Ross Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the 2100 Ross Mortgage Loan documents.

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BACM 2016-UBS10	Twenty Ninth Street Retail

Mortgage Loan No. 8 – Twenty Ninth Street Retail

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BACM 2016-UBS10	Twenty Ninth Street Retail

Mortgage Loan No. 8 – Twenty Ninth Street Retail

28TH STREET
29TH STREET
30TH STREET
TRADER JOE'S
zayo
macy's
Colorado Athletic Club
WHOLE FOODS
CENTURY THEATRES
THE HOME DEPOT
NORDSTROM rack
J.CREW FACTORY
STAPLES
west elm
ARHAUS
SEPHORA
H&M
ANTHROPOLOGIE
chico's
LOFT
VICTORIA'S SECRET
Saks Fifth Avenue
verizon
usbank
at&t
charlie
Panera
EXISTING PARKING STRUCTURE
Anchor
Non Anchor / In-line
Signed Not Open
Vacant
Not Part of Collateral
N

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BACM 2016-UBS10	Twenty Ninth Street Retail

Mortgage Loan No. 8 – Twenty Ninth Street Retail

BOULDER
Twenty Ninth Street Retail
1710 29th Street
Boulder, CO 80301
North Boulder
Central Boulder
Downtown
University Hill
Chautauqua
Table Mesa
South Boulder
Eldorado Springs
Gunbarrel
Valmont
BOULDER COUNTY
BOULDER CANYON
Longmont 9 miles
Denver 25 miles
Boulder Reservoir
Boulder Reservoir Park
Sixmile Reservoir
Twin Lakes
North Central Boulder Park
Gateway Park
North Boulder Community Park
Wonderland Lake
Wonderland Lake Park
Olmstead Park
Boulder Community Hospital
Mapleton Center at Boulder Comm. Hospital
Pearl Street Mall
Central Park
Boulder High School
The Village Shopping Center
Arapahoe Village
Folsom Field
University of Colorado
Coors Event Center
University Memorial Center
School of Law
Univ. of Colorado East Campus/ Research Park
Boulder Community Foothills Hospital
UCAR Foothills Laboratory
Hayden Lake
Boulder Municipal Airport
Walden Ponds Wildlife Habitat
Stazio Recreation Complex
Leggett Owen Reservoir
Valmont Reservoir
Hillcrest Reservoir
Flatirons Golf Course
Arapahoe Ridge High School
Baseline Reservoir
East Boulder Community Park
University Residences
Meadows on the Parkway Shopping Ctr.
National Weather Services (NOAA)
David Skaggs Research Ctr., US Tropospheric Chemistry
Boulder Mountain Park
Chautauqua Park
The Flatirons
Tantra Park
South Campus Tennis Complex
South Boulder Recreation Area
Harlow Platts Park
Marshall Lake
Sumac Ave.
Jay Rd.
Iris Ave.
Valmont Rd.
Alpine Ave.
Pearl St.
Pearl Pkwy
Canyon Blvd
Arapahoe Ave.
University Ave.
Baseline Rd.
Table Mesa Dr.
Boulder Rd.
Darley Ave.
Marshall Rd.
Broadway
S. Broadway
19th St.
26th St.
28th St.
30th St.
55th St.
63rd St.
6th St.
9th St.
Lehigh St.
Greenbriar Blvd
Foothills Pkwy
Cherryvale Rd.
Diagonal Hwy.
Denver-Boulder Tpke
7
36
93
119
157
170
Longmont
Mead
Platteville
Firestone
Niwot
Frederick
Fort Lupton
Gunbarrel
Dacono
Boulder
Erie
Wattenberg
Lafayette
Lochbuie
Louisville
Brighton
Superior
Todd Creek
Broomfield
Thornton
Eldorado Springs
Northglenn
Westminster
Arvada
Commerce City
Wheat Ridge
Golden
Applewood
DENVER
Lakewood
AURORA

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BACM 2016-UBS10	Twenty Ninth Street Retail

Mortgage Loan No. 8 – Twenty Ninth Street Retail

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$35,000,000			Location:	Boulder, CO 80301
Cut-off Date Balance(1):	$35,000,000			General Property Type:	Retail
% of Initial Pool Balance:	4.0%			Detailed Property Type:	Regional Lifestyle Center
Loan Purpose(2):	Refinance			Title Vesting:	Fee and Leasehold
Sponsor:	Macerich HHF Centers LLC			Year Built/Renovated:	1963/2006
Mortgage Rate:	4.0970%			Size(4):	705,159 SF
Note Date:	1/14/2016			Cut-off Date Balance per Unit(1)(5):	$213
First Payment Date:	3/6/2016			Maturity Date Balance per Unit(1)(5):	$213
Maturity Date:	2/6/2026			Property Manager:	Macerich Property Management Company, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$17,979,226
Seasoning:	4 months			UW NOI Debt Yield(1):	12.0%
Prepayment Provisions:	LO (28); YM1 (88); O (4)			UW NOI Debt Yield at Maturity(1):	12.0%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.79x
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$17,046,396 (12/31/2015)
Additional Debt Balance(1):	$115,000,000			2nd Most Recent NOI:	$15,039,139 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$12,917,510 (12/31/2013)
Reserves(3)				Most Recent Occupancy(6):	99.3% (12/3/2015)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.2% (12/31/2014)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	96.6% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$350,000,000 (11/30/2015)
Recurring Replacements:	$0	Springing	$118,224	Cut-off Date LTV Ratio(1):	42.9%
TI/LC:	$0	Springing	$472,878	Maturity Date LTV Ratio(1):	42.9%
Other:	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$150,000,000	42.9%	Purchase Price(2):	$349,043,706	99.8%
Borrower Equity:	$199,826,238	57.1%	Closing Costs:	$782,532	0.2%
Total Sources:	$349,826,238	100.0%	Total Uses:	$349,826,238	100.0%

(1)	The Twenty Ninth Street Retail Mortgage Loan is part of the Twenty Ninth Street Retail Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $150,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Twenty Ninth Street Retail Whole Loan.

(2)	Loan proceeds were used to recapitalize the Twenty Ninth Street Retail Property (as defined below) and facilitate a joint venture between The Macerich Company (“Macerich”) and Heitman America Real Estate Trust, L.P. (“Heitman”), in which Heitman acquired a 49% interest in a three-property portfolio from Macerich, including the Twenty Ninth Street Retail Property. The Twenty Ninth Street Retail Property was previously encumbered by debt of $107.0 million, which Macerich paid off in November 2013. The allocated purchase price of the Twenty Ninth Street Retail Property (based on a 100% interest) was approximately $349.0 million.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Excludes Macy’s, which owns its own land and improvements totaling 150,281 SF and is not considered part of the collateral. Including Macy’s, total SF is 855,440 SF.

(5)	Based on total collateral SF of 705,159.

(6)	Occupancy is based on total collateral SF of 705,159 SF comprised of retail, office, and temporary tenants with a term greater than six months and excludes Macy’s, which owns its own land and improvements. Includes 11,000 SF recently leased to West Elm and 2,646 SF recently leased to Zoe’s Kitchen as occupied space. West Elm and Zoe’s Kitchen are not yet in occupancy, but are expected to begin paying rent as of November 1, 2016 and October 1, 2016, respectively.

The Mortgage Loan. The eighth largest mortgage loan (the “Twenty Ninth Street Retail Mortgage Loan”) is part of a whole loan (the “Twenty Ninth Street Retail Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $150,000,000, all of which are secured by a first priority fee and partial leasehold mortgage encumbering a 705,159 SF regional lifestyle center known as Twenty Ninth Street in Boulder, Colorado (the “Twenty Ninth Street Retail Property”). Promissory Note A-3, in the original principal amount of $35,000,000, represents the Twenty Ninth Street Retail Mortgage Loan. Promissory Notes A-1 and A-2, in the aggregate original principal amount of $115,000,000, represent a non-serviced companion loan (the “Twenty Ninth Street Retail Non-Serviced Companion Loan”). A portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan, represented by Promissory Note A-1 in the original principal amount of $75,000,000, is currently held by Goldman Sachs Mortgage Company, or an affiliate thereof, and is expected to be contributed to the GSMS 2016-GS2 securitization trust prior to the cosing of this transaction. The remaining portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan, represented by Promissory Note A-2 in the original principal amount of $40,000,000, is currently held by the MSCI 2016-UBS9 securitization trust. The Twenty Ninth Street Retail Whole Loan will (i) from and after the Closing Date, but prior to the date that the portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan evidenced by

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BACM 2016-UBS10	Twenty Ninth Street Retail

Promissory Note A-1 is included in a securitization trust, continue to be serviced pursuant to the MSCI 2016-UBS9 pooling and servicing agreement, and (ii) from and after the securitization date of the portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan evidenced by Promissory Note A-1, the Twenty Ninth Street Retail Whole Loan will be serviced by the master servicer and the special servicer appointed under, and pursuant to the terms of, the pooling and servicing agreement entered into in connection with such securitization, which is expected to be the GSMS 2016-GS2 securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Twenty Ninth Street Retail Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The proceeds of the Twenty Ninth Street Retail Whole Loan, along with approximately $199.8 million of borrower equity, were primarily used to recapitalize the Twenty Ninth Street Retail Property pursuant to a transaction in which Heitman acquired a 49% interest in the Twenty Ninth Street Retail Property and two other properties for an allocated purchase price for the Twenty Ninth Street Retail Property (based on a 100% interest) of approximately $349.0 million, and to pay closing costs.

The Borrower and the Sponsor. The borrower is Macerich Twenty Ninth Street LLC (the “Twenty Ninth Street Retail Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent managers. The sponsor and the nonrecourse carve-out guarantor of the Twenty Ninth Street Retail Borrower is Macerich HHF Centers LLC. The Twenty Ninth Street Retail Borrower is wholly-owned by Macerich HHF Centers LLC. Macerich HHF Centers LLC is owned by Hart M-Rich Investor II, LLC (49.0000%), The Macerich Partnership, L.P. (36.4186%), The Westcor Company II Limited Partnership (11.6950%), Macerich PPR Corp. (2.5875%), and Macerich Deptford GP Corp. (0.2989%), all of which are owned by either Macerich or Heitman.

Macerich (NYSE: MAC) is a publicly traded real estate investment trust and an S&P 500 company founded in 1972 and headquartered in Santa Monica, California. Macerich’s primary focus is the acquisition, leasing, development, redevelopment and management of regional malls in the U.S. Macerich currently owns or has ownership interests in 50 regional shopping centers across 16 states in the U.S. As of December 31, 2015, Macerich’s mall portfolio was 96.1% occupied and had sales of $635 PSF.

Heitman is a global real estate investment management firm founded in 1966 and headquartered in Chicago, Illinois with offices in Los Angeles, London, Luxembourg, Dusseldorf, Munich, Warsaw, Melbourne, Hong Kong, Seoul, and Tokyo. With approximately $34.8 billion in assets under management ($31.2 billion in real estate private equity, $3.1 billion in real estate securities, and $0.5 billion in real estate debt), Heitman specializes in real estate investments with a particular focus on apartment, industrial, office, retail, and self-storage.

The Property. The Twenty Ninth Street Retail Property represents 705,159 SF of net rentable area (“NRA”) of theater, anchor and major retail, in-line, and office space within an 855,440 SF one- and two-level outdoor regional lifestyle center located in Boulder, Colorado. The Twenty Ninth Street Retail Property is situated on a 57.38-acre site with approximately 4,207 (4.92 per 1,000 of total SF) parking spaces. The anchor store at the Twenty Ninth Street Retail Property is Macy’s, which is not part of the collateral for the Twenty Ninth Street Retail Whole Loan. The collateral of 705,159 SF includes seven ground leased parcels leased to The Home Depot, a 16-screen Century Theatres, Trader Joe’s, BJ’s Restaurant | Brewhouse, US Bank, Cantina Laredo, and Wells Fargo (totaling 231,835 SF). Major retail tenants include The Home Depot, Nordstrom Rack, Colorado Athletic Clubs, H&M, Trader Joe’s, Staples, West Elm, Arhaus and Anthropologie. In-line tenants include a diverse mix of nationally recognized retailers such as: The North Face, J. Crew Factory, Sephora, Sur La Table, Eddie Bauer, Victoria’s Secret, Apple Store, Madewell, Lululemon Athletica, Starbucks Coffee, Teavana, Panera Bread, Chipotle Mexican Grill, and Sunglass Hut. The Twenty Ninth Street Retail Property also contains office tenants such as Whole Foods Market, currently leasing 45,598 SF of office space as its regional headquarters, Zayo Group, Juwi Solar, and Lijit Networks, Inc.

As of the December 3, 2015 rent roll, the Twenty Ninth Street Retail Property was 99.4% occupied including recently executed leases with West Elm, and Zoe’s Kitchen, (13,646 SF) plus the non-collateral anchor space of 150,281 SF (Macy’s). Excluding Macy’s, the Twenty Ninth Street Retail Property was 99.3% occupied based on total owned collateral of 705,159 SF. From 2011 to 2014, historical occupancy ranged from 92.4% to 98.2%. Based on trailing twelve months ending November 30, 2015, the property’s in-line (<10,000 SF) comparable tenant sales are $468 PSF with an occupancy cost of 13.3%, excluding Apple Store. Including Apple Store, the Twenty Ninth Street Retail Property’s in-line comparable tenant sales are $638 PSF with an occupancy cost of 9.7%. Century Theatres is the only movie theatre in Boulder, Colorado. The closest movie theatre to the Twenty Ninth Street Retail Property is approximately 9.7 miles southeast in Broomfield, Colorado.

A portion of the Twenty Ninth Street Retail Property is leased to the Twenty Ninth Street Retail Borrower pursuant to a 99-year ground lease with unrelated third parties, expiring on June 30, 2060 with no extension options (the “Ground Lease”). Ground rent is reset every ten years and is equal to 6% of the then appraised value of the land. The current annual rent is $2,052,000, and the next rent adjustment is scheduled to occur on July 1, 2022. Upon maturity of the Twenty Ninth Street Retail Whole Loan, there will be approximately 34 years remaining on the Ground Lease.

Major Tenants.

The Home Depot (141,373 SF, 20.0% of NRA, 9.9% of underwritten rent). The Home Depot (NYSE: HD) (Fitch/Moody’s/S&P: A/A2/A) leases 141,373 SF of space at the Twenty Ninth Street Retail Property. The Home Depot has been in occupancy at the Twenty Ninth Street Retail Property since January 2006 on a 25-year ground lease and owns its own improvements during the term of its lease. Its lease expires in January 2031, with five five-year renewal options and no termination options. The Home Depot is not required to report sales to the Twenty Ninth Street Retail Borrower per its lease. Estimated sales based upon information provided by The Home Depot to the Twenty Ninth Street Retail Borrower are $424 PSF for the November 2015 TTM period. The Home Depot offers products such as home appliances, tools, hardware, lumber, building materials, paint, plumbing, flooring garden supplies and plants in a big box format. Founded in Atlanta, Georgia, The Home Depot has a total of 340,000 associates within 2,269 stores in all 50 states and provinces of Canada as well as Mexico and China.

Century Theatres (48,510 SF, 6.9% of NRA, 3.3% of underwritten rent). Century Theatres commenced paying rent in July 2007 and has been in occupancy at the Twenty Ninth Street Retail Property since August 2007. Century Theatres reported sales of $531,175 per screen for the November

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BACM 2016-UBS10	Twenty Ninth Street Retail

2015 TTM period. The 16-screen movie theater is under a 10-year lease and owns its improvements during the term of its lease, expiring in August 2017 and has six five-year renewal options remaining and no termination options. Century Theatres is a subsidiary of Cinemark, Inc. (NYSE: CNK). Headquartered in Plano, Texas, Cinemark, Inc. and its subsidiaries operate 507 locations with 5,746 screens in the United States and Latin America as of September 30, 2015.

Whole Foods Market (45,598 SF, 6.5% of NRA, 2.7% of underwritten rent). Whole Foods Market (NASDAQ: WFM) (Fitch/Moody’s/S&P: NR/Baa3/BBB-) leases 45,598 SF of office space at the Twenty Ninth Street Retail Property and has been in occupancy since December 2006. Whole Foods Market utilizes the Twenty Ninth Street Retail Property as its regional headquarters. Whole Foods Market’s current term will expire in February 2017 with two five-year market-rent based renewal options remaining with no less than nine months’ notice. Whole Foods Market has no termination options. Founded in 1978 in Austin, Texas, Whole Foods Market is a leading natural and organic foods supermarket. In fiscal year 2015, Whole Foods Market had sales of approximately $15 billion and currently has 433 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs approximately 91,000 team members and has been ranked for 18 consecutive years as one of the “100 Best Companies to Work For” in America by Fortune magazine.

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BACM 2016-UBS10	Twenty Ninth Street Retail

The following table presents certain information relating to the leases at the Twenty Ninth Street Retail Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(2)	Tenant SF	% of Collateral SF	Annual UW Rent	Annual UW Rent PSF(3)	Sales (TTM 11/30/2015)(4)		Occ. Cost %	Lease Expiration
						$	PSF
Non-Collateral Anchor
Macy’s(5)	BBB+/Baa2/BBB+	150,281	N/A	N/A	N/A	$14,500,000	$96	0.8%	4/22/2048

Anchor/Major Tenants
The Home Depot(6)	A/A2/A	141,373	20.0%	$1,734,647	$12.27	$60,000,000	$424	3.3%	1/31/2031
Century Theatres(6)(7)	NR/NR/NR	48,510	6.9%	$582,120	$12.00	$8,498,798	$531,175	13.2%	8/31/2017
Whole Foods Market(8)	NR/Baa3/BBB-	45,598	6.5%	$478,779	$10.50	N/A	N/A	N/A	2/28/2017
Nordstrom Rack	BBB+/Baa1/A-	39,031	5.5%	$529,448	$13.56	N/A	N/A	N/A	4/30/2021
ColoradoAthleticClubs	NR/NR/NR	36,207	5.1%	$1,039,544	$28.71	N/A	N/A	N/A	6/30/2024
Zayo Group	NR/NR/NR	34,074	4.8%	$844,902	$24.80	N/A	N/A	N/A	7/31/2018
Juwi Solar	NR/NR/NR	19,266	2.7%	$429,225	$22.28	N/A	N/A	N/A	2/28/2019
H&M(9)	NR/NR/NR	18,451	2.6%	$381,817	$20.69	$4,008,893	$217	12.7%	1/31/2024
Trader Joe’s(6)	NR/NR/NR	14,000	2.0%	$550,060	$39.29	N/A	N/A	N/A	9/30/2028
Staples	BBB-/Baa2/BBB-	13,469	1.9%	$411,747	$30.57	$4,661,549	$346	12.8%	3/31/2025
Lijit Networks, Inc.(10)	NR/NR/NR	13,100	1.9%	$265,726	$20.28	N/A	N/A	N/A	8/31/2019
West Elm(11)	NR/NR/NR	11,000	1.6%	$396,000	$36.00	N/A	N/A	N/A	1/31/2029
Arhaus	NR/NR/NR	10,463	1.5%	$272,038	$26.00	$5,252,364	$502	8.0%	12/31/2020
Anthropologie	NR/NR/NR	10,460	1.5%	$331,279	$31.67	$4,207,259	$402	12.5%	1/31/2018
Subtotal/Wtd. Avg.		455,002	64.5%	$8,247,332	$18.13	$86,628,863	$402	6.0%

In-Line Tenants (< 10,000 SF)(12)		193,083	27.4%	$7,861,959	$40.72
Other Tenants(13)		52,052	7.4%	$1,364,789	$26.22
Vacant		5,022	0.7%	$0	$0.00
Total Collateral/Wtd. Avg.		705,159	100.0%	$17,474,080	$24.96
Total Lifestyle Center		855,440

Comparable In-Line < 10,000 SF(14)(15)		179,172				$114,387,210	$638	9.7%
Comparable In-Line < 10,000 SF Without Apple Store(14)(15)		174,272				$81,572,760	$468	13.3%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF represent trailing 12 months ending November 30, 2015 as provided by the Twenty Ninth Street Retail Borrower. Sales $ and Sales PSF only include tenants reporting 2013, 2014, and TTM November 2015 comparable sales. Sales PSF for Century Theatres is calculated based on 16 screens. Wtd. Avg. Sales PSF excludes Century Theatres.

All sales information presented herein with respect to the Twenty Ninth Street Retail Property is based upon information provided by the Twenty Ninth Street Retail Borrower; in certain instances sales figures represent estimates because the tenants are not required to report, or otherwise may not have timely reported sales. Further, because sales information is self-reported, such information is not independently verified by the Twenty Ninth Street Retail Borrower.

(5)	Macy’s owns its land and improvements and has been operating at the Twenty Ninth Street Retail Property since 1983. Sales data is estimated based on information provided by Macy’s to the Twenty Ninth Street Retail Borrower as Macy’s does not report sales for this location.

(6)	The Home Depot, Century Theatres, and Trader Joe’s own their improvements during the terms of their leases subject to ground leases from the Twenty Ninth Street Retail Borrower. Sales data for The Home Depot is estimated based on information provided by The Home Depot to the Twenty Ninth Street Retail Borrower as The Home Depot does not report sales for this location.

(7)	The Century Theatres lease has six five-year renewal options remaining.

(8)	Whole Foods Market leases 45,598 SF at the Twenty Ninth Street Retail Property as office space for its regional headquarters.

(9)	H&M has a lease termination option if H&M’s sales from October 2016 to October 2017 do not equal or exceed $275 PSF, upon 120 days’ notice and payment of a termination fee. H&M reported sales of $217 PSF for the November TTM period.

(10)	Lijit Networks, Inc. has a lease termination option at any time with six months’ notice and payment of a termination fee.

(11)	West Elm has recently signed an approximately 12-year lease and is estimated to begin paying rent as of November 1, 2016.

(12)	Includes 1,973 SF of storage space leased to Apple Store and 2,646 recently leased to Zoe’s Kitchen as occupied space. Zoe’s Kitchen is not yet in occupancy, but is expected to begin paying rent as of October 1, 2016.

(13)	Includes 27,952 SF occupied by BJ’s Restaurant | Brewhouse, US Bank, Cantina Laredo and Wells Fargo, all of which own their improvements during the terms of their leases subject to a ground lease from the Twenty Ninth Street Retail Borrower and 20,099 SF of office space leased to seven tenants.

(14)	Comparable In-Line <10,000 SF excludes office and other non-retail tenants that do not report sales.

(15)	Apple Store leases 6,873 SF (1% of NRA) at the Twenty Ninth Street Retail Property consisting of 4,900 SF of in-line space and 1,973 SF of storage space. Only the in-line space is considered comparable SF.

A-3-70

BACM 2016-UBS10	Twenty Ninth Street Retail

The following table presents certain information relating to the lease rollover schedule at the Twenty Ninth Street Retail Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling(3)	SF Rolling(4)	Annual UW Rent PSF Rolling(5)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	2	1,791	$2.35	0.3%	0.3%	$4,200	0.0%	0.0%
2016	11	22,509	$44.26	3.2%	3.4%	$996,355	5.7%	5.7%
2017	19	155,931	$20.93	22.1%	25.6%	$3,264,382	18.7%	24.4%
2018	9	67,004	$31.87	9.5%	35.1%	$2,135,175	12.2%	36.6%
2019	6	43,403	$26.31	6.2%	41.2%	$1,141,883	6.5%	43.2%
2020	7	27,935	$31.06	4.0%	45.2%	$867,795	5.0%	48.1%
2021	13	74,826	$26.79	10.6%	55.8%	$2,004,221	11.5%	59.6%
2022	2	6,352	$41.43	0.9%	56.7%	$263,183	1.5%	61.1%
2023	3	10,343	$33.46	1.5%	58.2%	$346,084	2.0%	63.1%
2024	7	71,409	$28.41	10.1%	68.3%	$2,029,071	11.6%	74.7%
2025	3	17,578	$32.91	2.5%	70.8%	$578,572	3.3%	78.0%
2026(6)	4	13,039	$35.34	1.8%	72.6%	$460,823	2.6%	80.6%
2027 & Beyond(7)	6	188,017	$17.99	26.7%	99.3%	$3,382,336	19.4%	100.0%
Vacant	0	5,022	$0.00	0.7%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	92	705,159	$24.96	100.0%		$17,474,080	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Includes storage leases.

(4)	Excludes Macy’s, which owns its own land and improvements totaling 150,281 SF and is not part of the collateral. Including Macy’s, total SF Rolling is 855,440 SF.

(5)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(6)	Includes 2,646 SF recently leased to Zoe’s Kitchen as occupied space. Zoe’s Kitchen is not yet in occupancy, but is estimated to begin paying rent as of October 1, 2016.

(7)	Excludes 2nd Level Investors, which purchased a 3.552-acre parcel adjacent to the Twenty Ninth Street Retail Property from Macerich in December 2007 containing a 250-unit apartment complex completed in 2011. 2nd Level Investors pays a small amount of CAM. Includes 11,000 SF recently leased to West Elm as occupied space. West Elm is not yet in occupancy, but is estimated to begin paying rent as of November 1, 2016.

The Market. The Twenty Ninth Street Retail Property is located in Boulder, Colorado, approximately 25 miles north of Denver, Colorado. The Twenty Ninth Street Retail Property is situated approximately 0.7 mile west of Foothills Parkway, 1.0 mile east of the Boulder downtown business district and Pearl Street Mall area, and 1.3 miles north of U.S. Highway 36. The University of Colorado at Boulder, 0.6 miles southwest of the Twenty Ninth Street Retail Property, is the largest university in Colorado contributing approximately 43,000 residents to the region. During the 1950s, Boulder emerged as a hub for scientific and environmental research. Both the National Center for Atmospheric Research and the National Institute of Standards and Technology are located there, as are a number of technology and aerospace companies. With its climate, open spaces and close proximity to Rocky Mountain National Park, Boulder is also a major attraction for outdoor enthusiasts.

According to the appraisal, the estimated 2015 population within a two-, four- and six-mile radius of the Twenty Ninth Street Retail Property is 72,738, 111,419 and 131,115, respectively. The estimated 2015 average household income within a two-, four- and six-mile radius of the Twenty Ninth Street Retail Property is $79,992, $93,946 and $100,197, respectively. Comparatively, the average household incomes for Boulder County, the state of Colorado and the United States are $100,475, $83,467 and $76,502, respectively. In 2015, consumer expenditures within a two-, four-, and six-mile radius were $1.476 billion, $2.468 billion, and $3.008 billion, respectively. Furthermore, these figures are projected to grow at annual rates of 4.2%, 4.3%, and 4.3%, respectively, according to the appraisal.

The Twenty Ninth Street Retail Property is located in the Boulder County retail submarket. As of 3Q 2015, the Boulder County retail submarket had an overall vacancy rate of 2.3% and an average asking annual lease rate of $23.95 PSF compared to the overall Denver-Boulder retail market with an overall vacancy rate of 5.1% and an average asking annual lease rate of $15.29 PSF as of 3Q 2015. According to the appraisal, the Boulder County retail submarket contains 510 buildings accounting for 7,624,599 SF of retail space.

A-3-71

BACM 2016-UBS10	Twenty Ninth Street Retail

The following table presents leasing data at certain retail competitive properties with respect to the Twenty Ninth Street Retail Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Anchor Tenants	Distance to Subject (mi.)
Twenty Ninth Street Retail Property	Regional Lifestyle Center	1963/2006	705,159(1)	99.3%(1)	Macy’s (non-collateral), The Home Depot, Century Theatres, Nordstrom Rack, Colorado Athletic Club, Trader Joe’s, Staples	N/A
Flatiron Crossing	Super-Regional	2000/2013	1,434,000	96.4%	Nordstrom, Macy’s, Dillard’s, Dick’s, Cinemas	9.8
Village at Twin Peaks	Community Center	2015/N/A	425,000	82.6%	Sam’s Club, Sports Authority, Whole Foods, Gold’s Gym, Party City, Cinemas	12.5
The Orchard Westminster	Lifestyle Center	2006/2008	1,147,000	94.0%	Macy’s, JC Penney, Target, Cinemas	18.0
Larkridge Center	Power Center	2005/N/A	1,011,000	92.6%	Sears Grand, Home Depot, Costco	18.9
Promenade Shops Centerra	Lifestyle Center	2005/N/A	663,000	91.0%	Macy’s, Dicks, Barnes & Noble, Cinemas	39.7
Total/Wtd. Avg.(2)			4,680,000	93.0%

Source: Appraisal

(1)	Information is based on the underwritten rent roll. Excludes Macy’s, which owns its own land and improvements totaling 150,281 SF and is not part of the collateral. Including Macy’s, total SF and total occupancy are 855,440 SF and 99.4%, respectively. Includes 11,000 SF recently leased to West Elm and 2,646 recently leased to Zoe’s Kitchen as occupied space. West Elm and Zoe’s Kitchen are not yet in occupancy, but are estimated to begin paying rent as of November 1, 2016 and October 1, 2016, respectively.

(2)	Total/Wtd. Avg. excludes the Twenty Ninth Street Retail Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Twenty Ninth Street Retail Property:

Cash Flow Analysis
	2012	2013	2014	2015	UW	UW PSF(1)
Base Rent(2)	$13,135,589	$14,549,321	$15,699,582	$16,358,637	$17,474,080	$24.78
Contractual Rent Steps(3)	$0	$0	$0	$0	$42,173	$0.06
Overage / Percentage Rent	$555,380	$380,454	$465,586	$1,062,658	$985,393	$1.40
Kiosks / Temporary / Specialty	$223,873	$72,706	$24,244	$85,491	$85,491	$0.12
Other Rental Revenue	$181,361	$188,927	$268,037	$416,589	$416,589	$0.59
Total Reimbursement Revenue	$7,082,419	$7,394,569	$7,623,221	$9,172,484	$9,665,866	$13.71
Market Revenue from Vacant Units	$0	$0	$0	$0	$220,057	$0.31
Other Revenue	$168,377	$118,970	$111,606	$28,379	$6,400	$0.01
Less Vacancy & Credit Loss	($22,953)	($564,138)	($208,949)	($201,128)	($522,379)	($0.74)
Effective Gross Income	$21,324,045	$22,140,809	$23,983,326	$26,923,110	$28,373,670	$40.24
Total Operating Expenses	$8,631,287	$9,223,298	$8,944,187	$9,876,713	$10,394,445	$14.74
Net Operating Income	$12,692,758	$12,917,510	$15,039,139	$17,046,396	$17,979,226	$25.50
Capital Expenditures	$0	$0	$0	$0	$160,930	$0.23
TI/LC	$0	$0	$0	$0	$437,350	$0.62
Net Cash Flow	$12,692,758	$12,917,510	$15,039,139	$17,046,396	$17,380,945	$24.65

Occupancy %(1)	96.7%	96.6%	98.2%	99.2%	99.3%
NOI DSCR(4)	2.04x	2.07x	2.41x	2.74x	2.89x
NCF DSCR(4)	2.04x	2.07x	2.41x	2.74x	2.79x
NOI Debt Yield(4)	8.5%	8.6%	10.0%	11.4%	12.0%
NCF Debt Yield(4)	8.5%	8.6%	10.0%	11.4%	11.6%

(1)	UW PSF and Occupancy % are based on total collateral SF of 705,159 excluding Macy’s, which owns its own land and improvements totaling 150,281 SF and is not considered part of the collateral. Including Macy’s, total SF is 855,440 SF. Includes 11,000 SF recently leased to West Elm and 2,646 recently leased to Zoe’s Kitchen as occupied space. West Elm and Zoe’s Kitchen are not yet in occupancy, but are estimated to begin paying rent as of November 1, 2016 and October 1, 2016, respectively.

(2)	UW Base Rent is based on the underwritten rent roll and includes West Elm (11,000 SF, $396,000 of UW Base Rent) and Zoe’s Kitchen (2,646 SF, $100,839 of UW Base Rent), which have executed leases, but have not yet taken occupancy or commenced paying rent. UW Base Rent includes contractual rent steps through March 31, 2017.

(3)	UW Contractual Rent Steps include future contractual rent steps for credit tenants through March 31, 2017.

(4)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Twenty Ninth Street Retail Whole Loan.

A-3-72

BACM 2016-UBS10	Twenty Ninth Street Retail

Escrows and Reserves. During the continuance of a Trigger Period (as defined below), the Twenty Ninth Street Retail Borrower is required to escrow monthly (i) 1/12 of the annual estimated taxes, (ii) 1/12 of the annual rent payable under the Ground Lease, (iii) $9,852 for replacement reserves provided that such monthly deposits are not required if the funds on deposit in such replacement reserve account exceed $118,224, and (iv) $39,407 for TI/LC reserves provided that such monthly deposits are not required if the funds on deposit in such TI/LC reserve account exceed $472,878. The Twenty Ninth Street Retail Borrower is required to escrow 1/12 of the annual estimated insurance premiums (unless, with respect to the insurance premiums only, the Twenty Ninth Street Retail Borrower maintains insurance under an acceptable blanket insurance policy, no event of default is continuing and the Twenty Ninth Street Retail Borrower provides ongoing evidence of acceptable renewals and, upon lender request, payment of the premiums therefor).

A “Trigger Period” will commence upon (i) an event of default or (ii) the debt service coverage ratio based on the trailing 12-month period falling below 1.50x. A Trigger Period will continue until, in regard to clause (i) above, such event of default is no longer continuing and, in regard to clause (ii) above, the date the debt service coverage ratio based on the trailing 12-month period is equal to or greater than 1.50x for two consecutive calendar quarters.

Lockbox and Cash Management. A hard lockbox is in place with respect to the Twenty Ninth Street Retail Whole Loan. The Twenty Ninth Street Retail Whole Loan has springing cash management (i.e., the Twenty Ninth Street Retail Whole Loan has cash management only during the continuance of a Trigger Period). During the continuance of a Trigger Period for the Twenty Ninth Street Retail Whole Loan, and provided the lender has not initiated foreclosure proceedings, exercised a power of sale or proceedings for the appointment of a receiver with respect to the Twenty Ninth Street Retail Property, funds in the lockbox account (less the minimum balance required to be maintained in the lockbox account) are required to be applied on each monthly payment date to fund the required reserves deposits as described above under “—Escrows and Reserves,” to pay debt service on the Twenty Ninth Street Retail Whole Loan, to disburse to the Twenty Ninth Street Retail Borrower the monthly amount payable for operating expenses and referenced in the annual budget approved by the lender together with other amounts incurred by the Twenty Ninth Street Retail Borrower in connection with the operation and maintenance of the Twenty Ninth Street Retail Property reasonably approved by the lender (provided that emergency expenses and non-discretionary items do not require lender’s consent or approval), for payment of replacement and leasing reserves, and to disburse the remainder to an account to be held by the lender as additional security for the Twenty Ninth Street Retail Whole Loan.

Additional Secured Indebtedness (not including trade debts). The Twenty Ninth Street Retail Property also secures the Twenty Ninth Street Retail Non-Serviced Companion Loan, with a cut-off date balance of $115,000,000. A portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan is held by the MSCI 2016-UBS9 securitization trust, and the remaining portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan is currently held by and Goldman Sachs Mortgage Company, or an affiliate thereof, and may be contributed to one or more future securitization transactions or otherwise transferred at any time. The promissory notes evidencing the Twenty Ninth Street Retail Non-Serviced Companion Loan accrue interest at the same rate as the Twenty Ninth Street Retail Mortgage Loan. The Twenty Ninth Street Retail Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Twenty Ninth Street Retail Non-Serviced Companion Loan. The holders of the Twenty Ninth Street Retail Mortgage Loan and the Twenty Ninth Street Retail Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Twenty Ninth Street Retail Whole Loan. The Twenty Ninth Street Retail Whole Loan will (i) from and after the Closing Date, but prior to the date that the portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan evidenced by Promissory Note A-1 is included in a securitization trust, be serviced pursuant to the MSCI 2016-UBS9 pooling and servicing agreement, and (ii) from and after the securitization date of the portion of the Twenty Ninth Street Retail Non-Serviced Companion Loan evidenced by Promissory Note A-1, the Twenty Ninth Street Retail Whole Loan will continue to be serviced by the master servicer and the special servicer appointed under, and pursuant to the terms of, the pooling and servicing agreement entered into in connection with such securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Twenty Ninth Street Retail Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. No material releases permitted.

Terrorism Insurance. The Twenty Ninth Street Retail Borrower is required to obtain insurance against acts of terrorism or other similar acts or events in accordance with the terms of the Twenty Ninth Street Retail Whole Loan agreement (but in no event more than the sum of 100% of full replacement cost). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and amended by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) (as the same may be further modified, amended or extended) is in effect, the Twenty Ninth Street Retail Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism. If TRIPRA is eliminated or not renewed at any point in the future, the Twenty Ninth Street Retail Borrower is not required to pay annual terrorism insurance premiums in excess of 200% of the amount of the then annual insurance premiums for property, loss of rents/business interruption, general liability and umbrella insurance policies required to be maintained with respect to the Twenty Ninth Street Retail Property under the Twenty Ninth Street Retail Whole Loan agreement.

A-3-73

BACM 2016-UBS10	Valencia at Doral

Mortgage Loan No. 9 – Valencia at Doral

A-3-74

BACM 2016-UBS10	Valencia at Doral

Mortgage Loan No. 9 – Valencia at Doral

A-3-75

BACM 2016-UBS10	Valencia at Doral

Mortgage Loan No. 9 – Valencia at Doral

Valencia at Doral
10000 Northwest 45th Terrace
Doral, FL 33178
Hialeah
Hialeah Gardens
Doral
Miami Springs
Miami International Airport
MIAMI
Flagami
Little Havana
Shenandoah
West Miami
Coral Gables
Westchester
Tamiami
Kendale Lakes
Kendall
South Miami
Pinecrest
Coconut Grove
Allapattah
Gladeview
Liberty City
Downtown Miami 3 miles
Biscayne Bay
Amelia Earhart Park
Westview Country Club
Miami Dade College - North Campus
Hialeah Race Track
Hialeah Hospital
Palmetto General Hospital
Westland Mall
Doral Country Club
Miami Springs Golf Course
Dolphin Mall
Miami Intl. Mall
Fontainebleau Golf Course
Mall of the Americas
Flagler Park Plaza
Flagler Dog Track
Florida International University
Tamiami Park
Fair & Expo Center
Westchester General Hospital
Miami Children's Hospital
Biltmore Golf Course
Village of Merrick Park
Miracle Center
Miami-Dade County Tropical Park
Doctors Hospital
University of Miami
The Shops at Sunset Place
South Miami Hospital
Dadeland Mall
Dadeland Plaza
Baptist Hospital of Miami
Palms At Town & Country
Miami Dade College-Kendall Campus
Matheson Hammock Park
Melreese Golf Course
Coco Walk
MIAMI-DADE COUNTY
Dolphin Expwy
Palmetto Expwy
Don Shula Expwy
Homestead Extension
Florida's Turnpike
Okeechobee Rd
NW North River Dr
S Dixie Hwy
Metrorail
Tri Rail
Doral Blvd
NW 41st St
NW 36th St
NW 25th St
NW 12th St
NW 7th St
NW 58th St
W Flagler St
SW 8th St
SW 16th St
SW 24th St
SW 32nd St
SW 42nd St
SW 48th St
SW 56th St
SW 72nd St
SW 80th St
SW 88th St
SW 104th St
Bird Rd
Blue Rd
Sunset Dr
W 68th St
W 49th St
E 49th St
Hialeah Dr
Weston
Davie
Fort Lauderdale
Pembroke Pines
Hollywood
Miramar
Miami Gardens
North Miami Beach
North Miami
Miami Beach
Atlantic Ocean
Homestead

A-3-76

BACM 2016-UBS10	Valencia at Doral

Mortgage Loan No. 9 – Valencia at Doral

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance:	$33,000,000			Location:	Doral, FL 33178
Cut-off Date Balance:	$33,000,000			General Property Type:	Multifamily
% of Initial Pool Balance:	3.8%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Jordan Kavana			Year Built/Renovated:	1992/2015
Mortgage Rate:	5.7660%			Size(2):	170 Units
Note Date:	2/10/2016			Cut-off Date Balance per Unit:	$194,118
First Payment Date:	3/6/2016			Maturity Date Balance per Unit:	$194,118
Maturity Date:	2/6/2021			Property Manager:	Build U.S. Back Property Services-FL, LLC dba Build U.S. Back Property Services, LLC (sponsor-related)
Original Term to Maturity:	60 months
Original Amortization Term:	0 months
IO Period:	60 months			Underwriting and Financial Information
Seasoning:	4 months			UW NOI:	$2,592,543
Prepayment Provisions:	LO (28); DEF (25); O (7)			UW NOI Debt Yield:	7.9%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	7.9%
Additional Debt Type:	N/A			UW NCF DSCR:	1.32x
Additional Debt Balance:	N/A			Most Recent NOI:	$2,740,612 (2/29/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI(3):	N/A
Reserves(1)				3rd Most Recent NOI(3):	N/A
Type	Initial	Monthly	Cap	Most Recent Occupancy:	95.9% (3/24/2016)
RE Tax:	$184,828	$46,207	N/A	2nd Most Recent Occupancy(4):	90.0% (12/1/2015)
Insurance:	$45,962	$7,660	N/A	3rd Most Recent Occupancy:	93.0% (12/31/2014)
FF&E:	$0	$3,542	N/A	Appraised Value (as of):	$54,000,000 (12/18/2015)
Other:	$389,706	$85,901	N/A	Cut-off Date LTV Ratio:	61.1%
				Maturity Date LTV Ratio:	61.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$33,000,000	100.0%	Loan Payoff:	$28,090,669	85.1%
			Reserves:	$620,496	1.9%
			Closing Costs:	$830,248	2.5%
			Return of Equity:	$3,458,587	10.5%
Total Sources:	$33,000,000	100.0%	Total Uses:	$33,000,000	100.0%

(1)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(2)	In November 2014, the Valencia at Doral Borrower purchased 204 residential condominium units and a clubhouse building, consisting of six club non-residential condominium units, within the 310-residential unit Valencia at Doral Condominium community for $46.0 million. In 2015, the Valencia at Doral Borrower spent approximately $2.2 million renovating 148 units and later sold 34 renovated units at a weighted average sales price of $290,567 per unit based on count of unit type. The remaining 170 units and the clubhouse constitute the Valencia at Doral Property.

(3)	The Valencia at Doral Property was acquired by the Valencia at Doral Borrower in November 2014, and therefore historical financial statements are unavailable.

(4)	Excludes any units offline in 2015 for renovation.

The Mortgage Loan. The ninth largest mortgage loan (the “Valencia at Doral Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $33,000,000, which is secured by a first priority fee mortgage encumbering a garden style multifamily property with a total of 170 residential condominium units and a clubhouse building in Doral, Florida (the “Valencia at Doral Property”). The proceeds of the Valencia at Doral Mortgage Loan were primarily used to refinance a previous mortgage loan secured by the Valencia at Doral Property in the amount of approximately $28.1 million, fund reserves, and pay closing costs.

The Borrower and the Sponsor. The borrowing entity is TIF-Valencia LLC (the “Valencia at Doral Borrower”), a single-purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors. The Valencia at Doral Borrower is wholly-owned by the non-recourse guarantor, Transcendent Investment Fund I, LLC. The sponsor, Jordan Kavana, is the founding Chief Executive Officer of the guarantor, Transcendent Investment Fund I, LLC, a private equity investment company specializing in distressed residential real estate, multifamily investment, and hotel development. In 2009, Mr. Kavana founded Build U.S. Back, a vertically integrated platform that evaluates, acquires, renovates, manages, and leases single family homes throughout the United States. The company has offices in Florida and Georgia and manages real estate holdings of approximately $500 million.

A-3-77

BACM 2016-UBS10	Valencia at Doral

The Property. The Valencia at Doral Property consists of 170 residential condominium units and a clubhouse building, consisting of six club non-residential condominium units, within the 310-residential unit Valencia at Doral Condominium community situated on 13.49 acres, with Trump National Doral golf course and lake front amenities. The Valencia at Doral community consists of three condominiums: Valencia at Doral Condominium No. 1, Valencia at Doral Condominium No. 2, and Valencia at Doral Club Condominium. The Valencia at Doral Property is contained within 15 three- and four-story, garden style buildings and includes one single-story leasing and clubhouse building situated on 1.694 acres of land. Property improvements also include approximately 46 carport parking spaces, 46 garage parking spaces, and 430 surface parking spaces totaling 522 parking spaces (1.68 per unit).

Community amenities include electronic security gates, a lake view swimming pool, heated spa, lighted tennis court, children’s playground, and on-site leasing office/clubhouse. Clubhouse amenities include a kitchenette, bar service, a card table area, and 24-hour fitness room. Community amenities also include a membership to the Doral Park Country Club with a full-service bar and cocktail lounge, full-service restaurant, fitness center, sauna, free yoga and aerobics classes, 11 tennis courts, temperature controlled Olympic sized pool, large children’s playground, and five golf courses designed by Jim McLean and now owned by Trump National. Unit amenities include stainless steel appliances, granite countertops, laminate flooring in the kitchen and living areas, walk-in closets, and a screened private patio or balcony area with storage closet containing a full-size washer/dryer.

In November 2014, the sponsor purchased 204 units and the clubhouse for a purchase price of $46.0 million. The Valencia at Doral Borrower has invested approximately $2.9 million in capital expenditures since acquisition. The improvements consisted of approximately $775,000 for hot water heaters, HVAC, washer/dryers, model units, clubhouse design and furnishings, roof power-washing, and landscape upgrades. Approximately $2.2 million was spent on renovations and upgrades to 148 units including new paint, cabinets, stainless steel appliances, granite countertops, laminate flooring, carpet, and new lighting and plumbing fixtures at an average cost of $14,578 per unit. During 2015 the Valencia at Doral Borrower sold 34 renovated units at a weighted average sales price of $290,567 per unit based on count of unit type.

The table below shows the apartment mix at the Valencia at Doral Property:

Unit Mix(1)
Unit Type	Type	Number of Units	% of Total	Occupied Units	Occupancy	Avg. Unit Size (SF)	Avg. Monthly Rental Range	Avg. Monthly Rental Rate Per Unit
A1	1 Bedroom/1 Bath	2	1.2%	2	100.0%	710	$1,595 - $1,695	$1,645
A2	1 Bedroom/1 Bath	16	9.4%	16	100.0%	811	$1,480 - $2,095	$1,702
B1	2 Bedroom/2 Bath	77	45.3%	73	94.8%	1,017	$1,660 - $2,195	$1,919
B2 - 2-Story	2 Bedroom/2 Bath	19	11.2%	18	94.7%	1,152	$1,780 - $2,195	$2,076
C1 - 2-Story	3 Bedroom/3 Bath	28	16.5%	28	100.0%	1,184	$1,860 - $2,395	$2,283
C2 - 2-Story	3 Bedroom/2.5 Bath	28	16.5%	26	92.9%	1,388	$1,940 - $2,495	$2,299
Total/Wtd. Avg.		170	100.0%	163	95.9%	1,098		$2,035

(1)	Information is based on the underwritten rent roll.

The Market. The Valencia at Doral Property is located in Doral, Miami-Dade County, Florida within the Airport West multifamily submarket. The Valencia at Doral Property is in close proximity to major transportation arteries, as well as the Miami International Airport, approximately 3 miles east of the Valencia at Doral Property. Airport West and other neighborhoods surrounding Miami International Airport together comprise the second largest employment center in Miami-Dade County after the Miami Central Business District, approximately 11 miles southeast of the city of Doral. Doral is home to such major employers as Univision, Carnival Cruise Lines, Norwegian Cruise Lines, Marriott International, Pepsi, the Federal Reserve Bank of Miami, the U.S. Southern Command, Blue Cross Blue Shield of Florida, as well as the Miami Herald, which recently relocated approximately 700 employees from downtown Miami.

The Valencia at Doral Property has access to major transportation thoroughfares, such as Florida’s Turnpike (1 mile), Palmetto Expressway/SR 826 (5 miles), Dolphin Expressway/SR 836 (4 miles), and I-75 (10 miles). The Valencia at Doral Property is in close proximity to a wide selection of retail, including Dolphin Mall (1.4 million SF; 3 miles), a 240 store outlet mall, Miami International Mall (1.1 million SF; 4 miles) and the Mall of the Americas (800,000 SF; 8 miles). Doral offers several golf course communities throughout the area highlighted by the Trump Doral Golf Club featuring five golf courses. Trump National recently purchased the resort for $150 million and is currently spending $200 million in renovations.

According to a third party market research report, the estimated 2015 population within a one-, three- and five-mile radius of the Valencia at Doral Property is 17,020, 84,487 and 341,945, respectively. From 2010 to 2015 the populations within a one-, three-, and five-mile radius of the Valencia at Doral Property have experienced an average annual growth rate of 15.2%, 14.8%, and 6.3%, respectively. According to the appraisal, the Valencia at Doral Property is part of the Miami-Miami Beach-Kendall MSA, and part of the larger Greater Miami population, which includes Miami-Miami Beach-Kendall, Fort Lauderdale, and West Palm Beach. According to the appraisal, over the last three years, the population of Greater Miami has grown nearly twice as fast as the national pace. By 2017, the appraisal anticipates that South Florida will overtake Philadelphia and Washington D.C. and rank as the sixth most populous metro area in the U.S. The estimated 2015 average household income within a one-, three- and five-mile radius is $98,874, $74,992 and $56,072, respectively.

According to a market research report, the Valencia at Doral Property is located in the Airport West multifamily submarket which contains approximately 15,606 units of multifamily space. The Airport West multifamily submarket vacancy rate is 4.4%, a 6.4% decrease from the previous quarter’s rate of 4.7%, with an average asking rental rate of $1,316 per unit in 3Q 2015.

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BACM 2016-UBS10	Valencia at Doral

Comparable rental properties to the Valencia at Doral Property are shown in the table below:

Competitive Property Summary
Property Name/Address	Size (Units)	Year Built/Renovated	Avg. Unit Size (SF)	Occupancy	Avg. Rent per Month ($/Unit)	Avg. Rent per Month ($/SF)
Valencia at Doral Property 10000 NW 45th Terrace Doral, FL	170(1)	1992/2015	1,098(1)	95.9%(1)	$2,035(1)	$1.86(1)
AMLI Doral 11481 NW 41st Street Doral, FL	352	2013/N/A	1,068	95.0%	$2,017	$1.89
Doral West 5400 NW 114 Avenue Doral, FL	388	1998/N/A	1,167	95.0%	$1,949	$1.67
Camden Doral Villas 4640 NW 114 Avenue Doral, FL	232	2000/N/A	1,247	95.0%	$2,241	$1.80
Camden Doral 4790 NW 107th Avenue Doral, FL	260	1999/N/A	1,120	95.0%	$1,948	$1.74
The Palms at Doral 5611 NW 112 Avenue Doral, FL	374	1999/N/A	1,110	94.0%	$1,916	$1.73
Atlantic Doral 10500 NW 74 Street Doral, FL	360	2013/N/A	1,231	92.0%	$1,947	$1.58
Doral View 901 NW 97th Avenue Doral, FL	360	2013/N/A	943	94.0%	$1,812	$1.92
Cordoba I 8111 NW 53 Street Doral, FL	224	2010/N/A	946	95.0%	$1,854	$1.96

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Valencia at Doral Property:

Cash Flow Analysis(1)
	2/29/2016 TTM	2/29/2016 T-9	2/29/2016 T-6	2/29/2016 T-3	UW	UW per Unit
Base Rent	$4,334,667	$4,349,591	$4,290,378	$4,177,144	$4,167,240	$24,513
Total Other Income	$416,739	$414,921	$443,244	$523,099	$448,524	$2,638
Less Vacancy & Credit Loss	($215,243)	($269,717)	($319,162)	($347,692)	($207,616)	($1,221)
Effective Gross Income	$4,536,163	$4,494,795	$4,414,460	$4,352,551	$4,408,148	$25,930
Total Operating Expenses	$1,795,551	$1,791,138	$1,796,297	$1,850,857	$1,815,605	$10,680
Net Operating Income	$2,740,612	$2,703,656	$2,618,163	$2,501,694	$2,592,543	$15,250
Capital Expenditures	$0	$0	$0	$0	$42,500	$250
Net Cash Flow	$2,740,612	$2,703,656	$2,618,163	$2,501,694	$2,550,043	$15,000

Occupancy %(2)	93.6%	93.8%	96.0%	95.7%	95.9%
NOI DSCR	1.42x	1.40x	1.36x	1.30x	1.34x
NCF DSCR	1.42x	1.40x	1.36x	1.30x	1.32x
NOI Debt Yield	8.3%	8.2%	7.9%	7.6%	7.9%
NCF Debt Yield	8.3%	8.2%	7.9%	7.6%	7.7%

(1)	The Valencia at Doral Property was acquired by the Valencia at Doral Borrower in November 2014, and therefore historical financial statements are unavailable.

(2)	During 2015 the Valencia at Doral Borrower sold 34 of the renovated units. As such, subject occupancy for TTM, T-9, T-6 and T-3 represent the total number of occupied units as a percentage of the total available units (each excludes units sold and units under renovation and unavailable for lease) presented on an annualized basis.

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BACM 2016-UBS10	Valencia at Doral

Escrows and Reserves. The Valencia at Doral Borrower deposited in escrow $184,828 for real estate taxes and $45,962 for insurance premiums at loan origination and is required to escrow monthly 1/12 of the annual estimated tax payments and 1/12 of the annual estimated insurance premiums. On each monthly payment date, the Valencia at Doral Borrower is required to escrow $3,542 into the FF&E reserve and 1/12 of the condominium common charges the lender estimates are payable with respect to the Valencia at Doral Property during the next 12-month period pursuant to the condominium documents, currently $85,901. At loan origination, $389,706 was deposited into a Non-Owned Units CAM Funds reserve, consisting of six months of homeowners’ association fees totaling $322,506 and the assessed club fee of $67,200 for the units not owned by the Valencia at Doral Borrower.

Lockbox and Cash Management. The Valencia at Doral Mortgage Loan provides for a springing hard lockbox (i.e., the Valencia at Doral Borrower has agreed to establish and maintain a hard lockbox upon the commencement of a Cash Management Trigger Event (as defined below) and thereafter maintain such hard lockbox throughout the term of the Valencia at Doral Mortgage Loan). The Valencia at Doral Mortgage Loan has springing cash management (i.e., the Valencia at Doral Mortgage Loan has cash management only during the continuance of a Cash Management Trigger Event). During the continuance of a Cash Management Trigger Event for the Valencia at Doral Mortgage Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Valencia at Doral Mortgage Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse, provided no event of default has occurred or is continuing, to the Valencia at Doral Borrower the monthly amount payable for operating expenses not otherwise paid or reserved for as described above under “—Escrows and Reserves” and referenced in the annual budget approved by the lender together with other amounts incurred by the Valencia at Doral Borrower in connection with the operation and maintenance of the Valencia at Doral Property reasonably approved by the lender, and to disburse the remainder to the Valencia at Doral Borrower (or, during the continuance of a Cash Sweep Period (as defined below), to an account to be held by the lender as additional security for the Valencia at Doral Mortgage Loan).

A “Cash Management Trigger Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action involving the Valencia at Doral Borrower, the guarantor, or the property manager, (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.10x, or (iv) a felony or fraud indictment of the Valencia at Doral Borrower, the guarantor, or the property manager. A Cash Management Trigger Event will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed within 45 days for the Valencia at Doral Borrower or guarantor, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect the Valencia at Doral Borrower’s, the guarantor’s or the property manager’s monetary obligations, and in regard to clause (iii) above, upon the date the debt service coverage ratio based on the trailing 12-month period is greater than 1.15x for two consecutive calendar quarters, and in regard to clause (iv) above, the Valencia at Doral Borrower replaces the property manager with a qualified property manager under a replacement management agreement.

A “Cash Sweep Period” will occur upon (i) an event of default, (ii) any bankruptcy action involving the Valencia at Doral Borrower, the guarantor, or the property manager, or (iii) the debt service coverage ratio based on the trailing 12-month period falling below 1.05x. A Cash Sweep Period will continue until, in regard to clause (i) above, the cure of such event of default and acceptance of such cure by the lender, in regard to clause (ii) above, upon the filing being discharged, stayed or dismissed within 45 days for the Valencia at Doral Borrower or guarantor, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect the Valencia at Doral Borrower’s, the guarantor’s or the property manager’s monetary obligations, and in regard to clause (iii) above, upon the date the debt service coverage ratio based on the trailing 12-month period is greater than 1.10x for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Valencia at Doral Borrower is required to obtain insurance against acts of terrorism or other similar acts or events to the extent such insurance is available in form and substance reasonably satisfactory to the lender (but in no event more than the sum of 100% of full replacement cost and 12 months of business interruption insurance). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (or any extension thereof or other federal government program with substantially similar protection) is in effect, the Valencia at Doral Borrower is required to maintain, and the lender is required to accept, terrorism insurance which covers “covered acts” (as defined by such statute or other program), as full compliance as it relates to the risks required to be covered pursuant to the preceding sentence, so long as such statute or other program covers both domestic and foreign acts of terrorism.

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A-3-81

BACM 2016-UBS10	Gateway Plaza

Mortgage Loan No. 10 – Gateway Plaza

A-3-82

BACM 2016-UBS10	Gateway Plaza

Mortgage Loan No. 10 – Gateway Plaza

A-3-83

BACM 2016-UBS10	Gateway Plaza

Mortgage Loan No. 10 – Gateway Plaza

Washington, DC
104 miles
HENRICO
COUNTY
Laburnum Ave
Richmond
International
Raceway
Richmond
Tech
Center
Jacque St
Westmoreland St
Monument Ave
AMTRAK
The
Diamond
Brook Rd
North Ave
Meadowbridge Rd
Brookland Pkwy
Dill Ave
Chamberlayne Ave
Hermitage Rd
West
End
Hamilton St
Malvern Ave
Battery
Park
Northside
Children's
Museum
of Richmond
Science
Museum
of Virginia
Museum
District
Patterson Ave
Virginia
Union
University
East
Highland
Park
Magnolia St
4th Ave
RICHMOND
W. Broad St
Virginia
Historical
Society
Grove Ave
Carytown
Virginia
Museum
of Fine Arts
Ellwood Ave
Cary St
Lombardy St
Leigh St
Carver
Franklin St
Fan
District
Boulevard
Robinson St
Meadow St
Allen Ave
Belvidere St
Richmond
Intl. Airport
6 miles
Fairfield Ave
McCloy St
Downtown Expwy
Idlewood Ave
Virginia
Commonwealth
University
E. Main St
Cary St
Greater
Richmond
Convention Ctr.
N. 5th St
Richmond
Coliseum
Richmond
CenterStage
Library
of VA
VCU/
Medical
Coll. of VA
VCU Medical
Center
Union
Hill
Fairmount Ave
9 Mile Rd
Virginia
War Memorial
Carillon
William
Byrd
Park
Dogwood Dell
Amphitheater
Gateway Plaza
800 East Canal Street
Richmond, VA 23219
Downtown
City Hall
State
Capitol
Governor's
Mansion
James
Monroe
Bldg
Venable St
Q St
RICHMOND
MAIN STREET
AMTRAK
N. 25th St
Meadow St
Maymont
Park
RIVERVIEW
CEMETERY
HOLLYWOOD
CEMETERY
MOUNT
CALVARY
CEMETERY
Tredegar St
Edgar Allen
Poe Museum
E. Broad St
Church
Hill
E. Main St
Virginia
Holocaust
Museum
Belle
Isle
James River
S. 14th St
East
End
Shockoe
Bottom
Commerce Rd
E. 4th St
Chimborazo
Park
Williamsburg
Ave
Gillies
Creek
Park
Ancarrow's
Landing
AMTRAK
Bainbridge St
Hull St
Blackwell
Maury St
Commerce Rd
E. Main St
MAURY
CEMETERY
Manchester
HENRICO
COUNTY
James River
WEST
VIRGINIA
BALTIMORE
WASHINGTON DC
MARYLAND
VIRGINIA
RICHMOND
NORFOLK
VIRGINIA
BEACH
Chesapeake
Bay
Atlantic
Ocean
NORTH CAROLINA

A-3-84

BACM 2016-UBS10	Gateway Plaza

Mortgage Loan No. 10 – Gateway Plaza

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		UBSRES		Single Asset/Portfolio:	Single Asset
Original Balance(1):		$29,500,000		Location:	Richmond, VA 23219
Cut-off Date Balance(1):		$29,500,000		General Property Type:	Office
% of Initial Pool Balance:		3.4%		Detailed Property Type:	CBD
Loan Purpose:		Acquisition		Title Vesting(3):	Fee
Sponsor:		Lexington Realty Trust		Year Built/Renovated:	2015/N/A
Mortgage Rate:		5.1910%		Size:	330,309 SF
Note Date:		2/4/2016		Cut-off Date Balance per Unit(1):	$174
First Payment Date:		3/6/2016		Maturity Date Balance per Unit(1):	$161
Maturity Date:		2/6/2031		Property Manager:	Colliers International Real Estate Management Services (VA), LLC
Original Term to Maturity:		180 months
Original Amortization Term:		360 months
IO Period:		120 months		Underwriting and Financial Information
Seasoning:		4 months		UW NOI:	$7,935,258
Prepayment Provisions:		LO (28); DEF (127); O (25)		UW NOI Debt Yield(1):	13.8%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NOI Debt Yield at Maturity(1):	14.9%
Additional Debt Type(1):		Pari Passu		UW NCF DSCR(1):	2.48x (IO) 1.98x (P&I)
Additional Debt Balance(1):		$28,000,000		Most Recent NOI(4):	N/A
Future Debt Permitted (Type):		No (N/A)		2nd Most Recent NOI(4):	N/A
Reserves(2)				3rd Most Recent NOI(4):	N/A
Type	Initial	Monthly	Cap	Most Recent Occupancy:	84.4% (4/30/2016)
RE Tax:	$0	Springing	N/A	2nd Most Recent Occupancy(4):	N/A
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy(4):	N/A
Recurring Replacements:	$0	Springing	N/A	Appraised Value (as of):	$123,000,000 (12/30/2015)
TI/LC:	$0	Springing	$10,250,000	Cut-off Date LTV Ratio(1):	46.7%
Other:	$2,066,758	Springing	Springing	Maturity Date LTV Ratio(1):	43.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$57,500,000	51.4%	Purchase Price(5):	$108,772,730	97.3%
Borrower Equity(5):	$54,263,971	48.6%	Reserves:	$2,066,758	1.8%
			Closing Costs:	$924,483	0.8%
Total Sources:	$111,763,971	100.0%	Total Uses:	$111,763,971	100.0%

(1)	The Gateway Plaza Mortgage Loan is part of the Gateway Plaza Whole Loan, which is comprised of three pari passu promissory notes with an aggregate principal balance of $57,500,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Gateway Plaza Whole Loan.

(2)	See “—Escrows and Reserves” below for further discussion of reserve requirements.

(3)	See “—The Mortgage Loan” and “—The Property” below for further discussion of collateral for the Gateway Plaza Mortgage Loan.

(4)	The Gateway Plaza Property was completed in August 2015 and acquired by the Gateway Plaza Borrower in December 2015. Historical operating and occupancy information are not available.

(5)	See “—The Mortgage Loan” below for further discussion of borrower equity and earn-out proceeds as a part of the purchase agreement relating to the acquisition of the Gateway Plaza Property.

The Mortgage Loan. The tenth largest mortgage loan (the “Gateway Plaza Mortgage Loan”) is part of a whole loan (the “Gateway Plaza Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $57,500,000, all of which are secured by a first priority fee and leasehold mortgage encumbering an 18-story office building in Richmond, Virginia, totaling 330,309 SF (other than a portion of the in-building parking garage which is owned as a leasehold condominium unit by the City of Richmond) (the “Gateway Plaza Property”). Promissory Notes A-2 and A-3, in the aggregate original principal amount of $29,500,000, represent the Gateway Plaza Mortgage Loan. Promissory Note A-1, in the original principal amount of $28,000,000, represents the non-serviced companion loan (the “Gateway Plaza Non-Serviced Companion Loan”). The Gateway Plaza Non-Serviced Companion Loan is currently held by the MSCI 2016-UBS9 securitization trust. The Gateway Plaza Whole Loan will continue to be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Gateway Plaza Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The proceeds of the Gateway Plaza Whole Loan, along with approximately $54.3 million of borrower equity, were used to purchase the Gateway Plaza Property for a purchase price of approximately $108.8 million, fund reserves and pay closing costs. As a part of the development of the Gateway Plaza Property, a construction loan was provided by an affiliate of the Gateway Plaza Sponsor (as defined below) that had a remaining balance of approximately $58.1 million at loan closing, and was paid off in its entirety from the proceeds of the Gateway Plaza Whole Loan. As part of the purchase

A-3-85

BACM 2016-UBS10	Gateway Plaza

agreement, the sellers of the Gateway Plaza Property, CRG – Richmond, LLC and CRG – Richmond Tenant, LLC (collectively, the “Gateway Plaza Seller”) are required to pay rent to the Gateway Plaza Borrower under a two-year master lease for 80,065 SF of vacant space, subject to the Gateway Plaza Seller’s right to require the Gateway Plaza Borrower to enter into leases with third parties which satisfy certain parameters, at which point such vacant space is released from the master lease, and the Gateway Plaza Sponsor is required to pay the Gateway Plaza Seller any additional earn-out proceeds upon lease up of any vacant space until September 2017. The purchase price of approximately $108.8 million includes approximately $4.2 million of proceeds related to the earn-out purchase price upon rent commencement of the executed TowneBank and Potbelly’s leases. TowneBank and Potbelly’s have since commenced paying rent.

The Borrower and the Sponsor. The borrowers are Lex Richmond L.P. (the “Gateway Plaza Fee Borrower”) and Lex Richmond Tenant L.P. (the “Gateway Plaza Leasehold Borrower” and collectively with the Gateway Plaza Fee Borrower, the “Gateway Plaza Borrower”), each a single-purpose Delaware limited partnership structured to be bankruptcy-remote, with two independent directors. The sponsor and the nonrecourse carve-out guarantor of the Gateway Plaza Whole Loan is Lexington Realty Trust (the “Gateway Plaza Sponsor”). Headquartered in New York, New York, Lexington Realty Trust (NYSE: LXP) (Fitch/Moody’s/S&P: BBB/Baa2/BB+) is a publicly traded real estate investment trust with a portfolio of equity and debt investments in single-tenant properties and land. It has over 40 years of experience in the acquisition and development of build-to-suit properties and offers financing alternatives to corporations through sale-leasebacks and mortgage, mezzanine, and construction financing. As of September 30, 2015, Lexington Realty Trust had ownership interests in approximately 215 consolidated real estate properties totaling approximately 41.7 million SF located in 40 states. For the fiscal year ended December 31, 2014, it reported net income of $97.5 million on $424.4 million of total gross revenues and shareholders’ equity of approximately $1.5 billion.

The Property. The Gateway Plaza Property is an 18-story, 330,309 SF Class A office building located in the central business district (“CBD”) of Richmond, Virginia. The office building also includes an in-building five-story parking garage featuring 511 parking spaces, 310 of which are part of the City of Richmond Leasehold Condominium Unit (as defined below) and are not included in the collateral (1.55 per 1,000 SF, including the non-collateral parking spaces). The Gateway Plaza Fee Borrower owns the fee interest in the Gateway Plaza Property and has ground leased such fee interest to the Gateway Plaza Leasehold Borrower pursuant to a ground lease expiring in August 2088 (the “Gateway Plaza Ground Lease”). The leasehold interest under the Gateway Plaza Ground Lease is subject to a condominium regime, consisting of two leasehold condominium units, one of which is comprised of the public portion of the in-building parking garage, consisting of 310 spaces, which leasehold condominium unit is owned by the City of Richmond (the “City of Richmond Leasehold Condominium Unit”), and the other of which is comprised of the remainder of the Gateway Plaza Property, and is owned by the Gateway Plaza Leasehold Borrower (the “Gateway Plaza Borrower Leasehold Condominium Unit”). The collateral subject to the Gateway Plaza Whole Loan includes (i) the fee interest of the Gateway Plaza Fee Borrower, (ii) the leasehold interest of the Gateway Plaza Leasehold Borrower (subject to the City of Richmond Leasehold Condominium Unit), and (iii) the Gateway Plaza Borrower Leasehold Condominium Unit. The Gateway Plaza Property consists of 307,774 SF of office space, 14,910 SF of retail space, 7,625 SF of storage space, and 201 parking spaces. The Gateway Plaza Property is currently 84.4% occupied as of April 30, 2016 by four tenants.

The Gateway Plaza Property was completed in August 2015. It features unobstructed panoramic views of downtown Richmond and the James River, state-of-the-art operating systems, floor-to-ceiling glass windows, and has applied for LEED Gold Status and Energy Star labels. Valet parking, car wash services, car concierge services, bicycle lockers, dry cleaning and shoe and leather repair services are also provided to tenants and visitors.

The Gateway Plaza Property is located three blocks south of the Virginia State Capitol, eight blocks west of the Richmond Main Street Station, which is served by Amtrak and Richmond’s city transit bus services, and near the intersection of Interstate 95 and Interstate 64 in downtown Richmond, which provides for access to nearby amenities including Gambles Hill Park, as well as restaurants and shops. The Gateway Plaza Property is a 15-minute drive from Interstate 295, which provides access to the suburbs of Richmond. Richmond International Airport, which served approximately 3.5 million passengers in 2015, is located approximately 11 miles southeast of the Gateway Plaza Property.

Major Tenants.

McGuireWoods LLP (224,537 SF, 68.0% NRA; 82.2% of underwritten rent). McGuireWoods LLP (“McGuireWoods”) is a Richmond, Virginia based law firm founded in 1834 by a former private secretary to U.S. President James Monroe. The firm has over 1,000 attorneys serving business and corporate clients, operates in 21 offices across the United States, London, and Brussels, and collaborates with firms in Europe, Asia, South America and the Middle East. According to the National Law Journal’s 2015 NLJ 350 ranking of firms based on size, McGuireWoods is the 28th largest firm in the United States. With a reported $620.0 million in gross revenue in 2014, the firm placed 57th on The American Lawyer’s 2015 Am Law 200 ranking. McGuireWoods utilizes the Gateway Plaza Property as its international headquarters and was the driving force behind the acquisition, construction, and development of the Gateway Plaza Property. The firm leases floors seven and 10 through 17 under a 15-year lease that commenced in September 2015 and expires in August 2030. The firm leases 204,984 SF (floors 10 through 17) for a current contractual rent of $28.46 PSF, 11,928 SF of office space on the seventh floor for a current contractual rent of $17.00 PSF and 7,625 SF of storage space on the first floor for $18.50 PSF. McGuireWoods has two five-year renewal options upon lease expiration at 95% of fair market rent, two expansion options to include the entire 9th floor or 8th floor (provided, that if the tenant does not exercise the first expansion option, the second option shall be for the 9th floor only) to commence on the 5th and 10th anniversaries of the lease commencement, respectively, and two contraction options to reduce occupancy by one or two floors (but not more than two in the aggregate) to occur on the 7th (9/1/2022) and 11th (9/1/2026) anniversaries of the lease commencement.

TowneBank (26,047 SF, 7.9% NRA; 8.6% of underwritten rent). Headquartered in Portsmouth, Virginia, TowneBank (NASDAQ: TOWN) is a community bank that offers a full range of banking services as a residential mortgage, real estate, insurance, investment and asset management. The company operates 37 offices throughout Virginia and North Carolina and as of December 31, 2015, TowneBank reported $6.3 billion in assets and $4.5 billion in loans. For the fiscal year ending December 31, 2014, TowneBank reported total revenue of approximately $242.5 million, an increase of 3.4% from 2013 net revenue of approximately $234.4 million. Fiscal 2014 net income totaled approximately $42.2 million, an increase of 1.0% year-over-year. TowneBank reported total assets of approximately $5.0 billion and shareholders’ equity of approximately $608.9 million. TowneBank leases 13,705 SF

A-3-86

BACM 2016-UBS10	Gateway Plaza

of office space at a current contractual rent of $22.84 PSF and 12,342 SF of retail space at a current blended contractual rent of $26.80 PSF. With a lease expiration in March 2031, TowneBank has five five-year renewal options upon lease expiration at 102.5% of the base rent during the last lease year of the lease term immediately preceding the extension term and will increase by 2.5% annually.

The following table presents certain information relating to the leases at the Gateway Plaza Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)	Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Major Tenants
McGuireWoods LLP(3)	NR/NR/NR	224,537	68.0%	$6,332,126	82.2%	$28.20	8/31/2030
TowneBank	NR/NR/NR	26,047	7.9%	$659,855	8.6%	$25.33	3/31/2031
CCA Industries, Inc.(4)	NR/NR/NR	25,707	7.8%	$633,420	8.2%	$24.64	9/30/2030
Potbelly’s	NR/NR/NR	2,568	0.8%	$76,013	1.0%	$29.60	4/30/2026
Subtotal/Wtd. Avg.		278,859	84.4%	$7,701,414	100.0%	$27.62

Vacant Space		51,450	15.6%	$0	0.0%	$0.00
Total/Wtd. Avg.		330,309	100.0%	$7,701,414	100.0%	$27.62

(1)	Information is based on the underwritten rent roll.

(2)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	McGuireWoods has two contraction options that allow for space reduction by one or two floors to occur on 9/1/2022 and 9/1/2026 with 12 months’ notice. If McGuireWoods exercises its first option to contract, it will pay a contraction payment equal to $140.57 PSF of reduced space and if McGuireWoods exercises its second option to contract, it will pay a contraction payment equal to $95.89 PSF of the reduced space.

(4)	CCA Industries, Inc. currently subleases 6,970 SF to Belk Consulting Group, Inc.

The following table presents certain information relating to the lease rollover schedule at the Gateway Plaza Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2016	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2017	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2018	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	1	2,568	$29.60	0.8%	0.8%	$76,013	1.0%	1.0%
2027 & Beyond	7	276,291	$27.60	83.6%	84.4%	$7,625,401	99.0%	100.0%
Vacant	0	51,450	$0.00	15.6%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	8	330,309	$27.62	100.0%		$7,701,414	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

The Market. The Gateway Plaza Property is a Class A property located in Richmond’s CBD office submarket. According to the appraisal, Richmond’s CBD office submarket is comprised of Class A, B, and C office buildings. Fueled by low demand for Class C office spaces, historic tax credits and city real estate tax abatements over the past 20 years, many Class C office spaces and older industrial buildings have been redeveloped and converted to mixed use properties. Many Class B office spaces are being refurbished to keep existing tenants. Class A office spaces have the lowest vacancies in the submarket and due to limited vacant land sites and high construction costs, additional Class A office supply in the CBD is limited.

The estimated 2015 population within a one-, three- and five-mile radius of the Gateway Plaza Property is 14,784, 124,254 and 248,047, respectively, according to a third party market research report. The population within a one-, three- and five-mile radius is projected to increase annually by 2.39%, 1.28% and 1.18%, respectively, through 2020, according to a third party market research report. The 2015 average household income within a one-, three- and five-mile radius of the Gateway Plaza Property is estimated to be $44,829, $48,572 and $54,904, respectively.

A-3-87

BACM 2016-UBS10	Gateway Plaza

According to a third party source, the CBD Class A office submarket in Richmond, Virginia totals approximately 5.4 million SF with an average rental rate as of 3Q 2015 of $24.37 PSF and vacancy rate of 13.5%. As of 3Q 2015, the Richmond CBD office market consists of 10.9 million SF with a vacancy rate of 14.5% and average rental rate of $21.46 PSF. The larger Richmond office market consists of 153 Class A buildings totaling approximately 20.6 million SF of office space. According to the appraisal, the Gateway Plaza Property’s competitive set, consisting of six Class A office properties totaling approximately 2.1 million SF, exhibits a vacancy rate of 7.2%.

The following table presents leasing data at certain office competitive properties with respect to the Gateway Plaza Property:

Competitive Property Summary
Comparable Name	Address	Asking Rent PSF(1)	Year Built	Size (SF)	Class	Total Occupancy
Gateway Plaza Property	800 East Canal Street	$27.62(2)	2015	330,309(2)	A	84.4%(2)
Williams Mullen	200 S 10th Street	$23.65-$42.65	2010	205,698	A	98.6%
MeadeWestVaco	501 South Fifth Street	$32.42	2008	310,950	A	100.0%
Riverfront Plaza	901 E Byrd Street	$22.00-$32.00	1990	486,970	A	81.0%
Riverside on the James	1001 Haxall Point	$25.50-$34.34	2005	263,132	A	98.0%
SunTrust Building	919 E Main Street	$19.00-$26.00	1982	454,640	A	92.0%
Two James Center	1021 E. Cary Street	$19.00-$25.00	1986	334,200	A	97.0%
Range/Wtd. Avg./Total(3)		$19.00-$42.65		2,055,590		92.8%

Source: Appraisal

(1)	Wtd. Avg. Asking Rent PSF excludes vacant space at the Gateway Plaza Property.

(2)	Information is based on the underwritten rent roll.

(3)	Range/Wtd. Avg./Total excludes the Gateway Plaza Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Gateway Plaza Property:

Cash Flow Analysis(1)
	2012	2013	2014	2015	UW	UW PSF
Base Rent(2)	N/A	N/A	N/A	N/A	$8,936,214	$27.05
Total Recoveries	N/A	N/A	N/A	N/A	$3,466,651	$10.50
Other Income(3)	N/A	N/A	N/A	N/A	$773,340	$2.34
Less Vacancy & Credit Loss	N/A	N/A	N/A	N/A	($1,774,884)	($5.37)
Effective Gross Income	N/A	N/A	N/A	N/A	$11,401,321	$34.52
Total Operating Expenses	N/A	N/A	N/A	N/A	$3,466,063	$10.49
Net Operating Income	N/A	N/A	N/A	N/A	$7,935,258	$24.02
Capital Expenditures	N/A	N/A	N/A	N/A	$49,546	$0.15
TI/LC	N/A	N/A	N/A	N/A	$388,168	$1.18
Net Cash Flow	N/A	N/A	N/A	N/A	$7,497,543	$22.70

Occupancy %	N/A	N/A	N/A	N/A	84.4%
NOI DSCR(4)	N/A	N/A	N/A	N/A	2.10x
NCF DSCR(4)	N/A	N/A	N/A	N/A	1.98x
NOI Debt Yield(4)	N/A	N/A	N/A	N/A	13.8%
NCF Debt Yield(4)	N/A	N/A	N/A	N/A	13.0%

(1)	The Gateway Plaza Property was completed in August 2015 and acquired by the Gateway Plaza Borrower in December 2015. Historical operating and occupancy information are not available.

(2)	UW Base Rent includes $170,536 of additional contractual rent steps through March 2, 2017.

(3)	Other Income includes parking income from 183 tenant-reserved spaces ($362,340) and ground lease rent ($411,000) from the City of Richmond.

(4)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Gateway Plaza Whole Loan.

Escrows and Reserves. The Gateway Plaza Borrower deposited in escrow at loan origination $62,898 for underwritten rent attributable to the executed TowneBank and Potbelly’s leases for the period prior to their rent commencement dates and $2,003,861 for outstanding tenant improvement costs attributable to its four tenants. Upon a Cash Management Trigger Event (as defined below), the Gateway Plaza Borrower is required to escrow monthly 1/12 of the annual estimated tax payments and 1/12 of the annual estimated insurance premiums. During the continuance of a Cash Management Trigger Event or the failure by the Gateway Plaza Borrower to maintain the Gateway Plaza Property as required by the Gateway Plaza Whole Loan documents, the Gateway Plaza Borrower is required to escrow monthly $5,505 for capital expenditures. During the continuance of a Cash Management Trigger Event (other than a Cash Management Trigger Event consisting of a Material Tenant Trigger Event) or if less than 70% of the office and retail component is leased, the Gateway Plaza Borrower is required to escrow monthly $27,526 for TI/LC reserves, provided that such monthly deposits are not required if the funds on deposit in such TI/LC reserve exceed $10,250,000. During a Material Tenant Trigger Event (as defined below), all excess cash flow is required to be deposited into a reserve (the “Material Tenant Rollover Reserve”), provided, however, if no Material Tenant Trigger

A-3-88

BACM 2016-UBS10	Gateway Plaza

Event has occurred other than the Material Tenant Trigger Event of the type set forth in clause (iv) of the definition below with respect to one Material Tenant (as defined below), then only 50% of all excess cash flow is required to be deposited into the Material Tenant Rollover Reserve. No payments are required to be deposited into the Material Tenant Rollover Reserve if the amount on deposit is equal to $45.00 PSF of the vacant space (or portion of the space failing to satisfy leasing conditions) of such Material Tenant. So long as no event of default exists, funds held in the Material Tenant Rollover Reserve will be released to fund tenant improvements and/or leasing commissions incurred with respect to the releasing of such Material Tenant space.

A “Cash Management Trigger Event” will occur upon (i) an event of default, (ii) any bankruptcy action of the Gateway Plaza Borrower, guarantor or property manager that is an affiliate of the Gateway Plaza Borrower, (iii) the debt service coverage ratio (as calculated in the loan documents) falling below (a) 1.20x or (b) 1.25x, if the McGuireWoods lease is no longer in full force and effect, (iv) a Material Tenant Trigger Event, or (v) any indictment for fraud or misappropriation of funds by the Gateway Plaza Borrower, the guarantor, or the property manager or any director or officer of the Gateway Plaza Borrower, the guarantor, or the property manager, subject to certain exceptions. A Cash Management Trigger Event will end, (a) with respect to clause (i) above, upon the cure of such event of default and acceptance of such cure by lender, (b) with respect to an involuntary action of clause (ii) above, upon the filing being discharged, stayed or dismissed within 60 days for the Gateway Plaza Borrower or guarantor and 120 days for the property manager and lender determination that such filing does not materially affect the Gateway Plaza Borrower’s, guarantor’s or property manager’s monetary obligations, (c) with respect to clause (iii) above, upon the date the debt service coverage ratio is greater than 1.25x for two consecutive quarters, (d) with respect to clause (iv) above, the Major Tenant Trigger Event is cured in accordance with the loan documents, and (d) with respect to clause (v) above, as applicable, the Gateway Plaza Borrower or guarantor remove and replace the indicted director or officer of the Gateway Plaza Borrower or guarantor or the Gateway Plaza Borrower replaces the property manager with a qualified property manager.

A “Material Tenant Trigger Event” will occur upon (i) a Material Tenant failing to extend or renew its lease upon the terms set forth in the Material Tenant’s lease, (ii) a Material Tenant giving written notice of its intention to terminate or cancel its lease, (iii) a Material Tenant terminating its lease, (iv) a Material Tenant “goes dark” or vacates its space at the Gateway Plaza Property, (v) an event of default under a Material Tenant lease, or (vi) any bankruptcy action of a Material Tenant.

A “Material Tenant” means (i) McGuireWoods or (ii) any lease, either individually or combined with its affiliate leases and assuming the exercise of all expansion rights, that covers (a) 65% or more of the total rentable square footage at the Gateway Plaza Property or (b) 65% or more of the total in place base rent at the Gateway Plaza Property.

Lockbox and Cash Management. The Gateway Plaza Whole Loan provides for a hard lockbox (i.e., at loan closing, the Gateway Plaza Borrower has agreed to establish and maintain a hard lockbox and thereafter maintain such hard lockbox throughout the term of the Gateway Plaza Whole Loan). The Gateway Plaza Whole Loan has springing cash management (i.e., the Gateway Plaza Whole Loan has cash management only after the initial occurrence and during the continuance of a Cash Management Trigger Event). During the continuance of a Cash Management Trigger Event for the Gateway Plaza Whole Loan, funds in the lockbox account are required to be applied on each monthly payment date to pay debt service on the Gateway Plaza Whole Loan, to fund the required reserves deposits as described above under “—Escrows and Reserves,” to disburse to the Gateway Plaza Borrower the monthly amount payable for operating expenses and referenced in the annual budget approved by the lender, and to disburse the remainder to the Gateway Plaza Borrower or, (x) during the continuance of a Cash Sweep Event Period (as defined below), to an account to be held by the lender as additional security for the Gateway Plaza Whole Loan or (y) following a Material Tenant Trigger Event (which has not been cured), to the Material Tenant Rollover Reserve.

A “Cash Sweep Event Period” will occur upon (i) an event of default, (ii) any bankruptcy action of the Gateway Plaza Borrower or guarantor, or (iii) the debt service coverage ratio (as calculated in the loan documents) falling below (a) 1.15x or (b) 1.25x, if the McGuireWoods lease is no longer in full force or effect. A Cash Sweep Event Period will end, (a) with respect to clause (i) above, upon the cure of such event of default and acceptance of such cure by lender, (b) with respect to an involuntary action of clause (ii) above, upon the filing being discharged, stayed or dismissed within 60 days for the Gateway Plaza Borrower or guarantor and lender determination that such filing does not materially affect the Gateway Plaza Borrower’s, guarantor’s monetary obligations, and (c) with respect to clause (iii) above, upon the date the debt service coverage ratio is greater than (x) 1.20x or (y) 1.25x, if the McGuireWoods lease is no longer in full force and effect, for two consecutive quarters.

Additional Secured Indebtedness (not including trade debts). The Gateway Plaza Property also secures the Gateway Plaza Non-Serviced Companion Loan, with a cut-off date balance of $28,000,000. The Gateway Plaza Non-Serviced Companion Loan is held by the MSCI 2016-UBS9 securitization trust. The promissory note evidencing the Gateway Plaza Non-Serviced Companion Loan accrues interest at the same rate as the Gateway Plaza Mortgage Loan. The Gateway Plaza Mortgage Loan is entitled to payments of principal and interest on a pro rata and pari passu basis with the Gateway Plaza Non-Serviced Companion Loan. The holders of the Gateway Plaza Mortgage Loan and the Gateway Plaza Non-Serviced Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Gateway Plaza Whole Loan. The Gateway Plaza Whole Loan will continue to be serviced pursuant to the pooling and servicing agreement for the MSCI 2016-UBS9 securitization trust. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu Whole Loans—The Gateway Plaza Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Mezzanine Loan. Not permitted.

Release of Property. Not permitted.

Terrorism Insurance. The Gateway Plaza Borrower is required to obtain insurance against acts of terrorism for loss resulting from perils and acts of terrorism in amounts and with terms and conditions applicable to commercial property, general liability, business income and umbrella liability insurance required pursuant to the Gateway Plaza Mortgage Loan documents.

A-3-89

BACM 2016-UBS10	Grove City Premium Outlets

Mortgage Loan No. 11 – Grove City Premium Outlets

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$24,000,000			Location:	Grove City, PA 16127
Cut-off Date Balance(1):	$24,000,000			General Property Type:	Retail
% of Initial Pool Balance:	2.7%			Detailed Property Type:	Outlet Center
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Simon Property Group, L.P.			Year Built/Renovated:	1994/2004
Mortgage Rate:	4.3085%			Size:	531,204 SF
Note Date:	11/3/2015			Cut-off Date Balance per Unit(1):	$264
First Payment Date:	1/1/2016			Maturity Date Balance per Unit(1):	$264
Maturity Date:	12/1/2025			Property Manager:	Simon Management Associates, LLC (borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months			Underwriting and Financial Information
IO Period:	120 months			UW NOI:	$16,936,710
Seasoning:	6 months			UW NOI Debt Yield(1):	12.1%
Prepayment Provisions:	LO (30); DEF (83); O (7)			UW NOI Debt Yield at Maturity(1):	12.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	2.68x
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$16,938,176 (2/29/2016 TTM)
Additional Debt Balance(1):	$116,000,000			2nd Most Recent NOI:	$16,672,134 (12/31/2015)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$16,145,772 (12/31/2014)
Reserves				Most Recent Occupancy:	97.5% (3/23/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	97.9% (12/31/2015)
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy:	95.6% (12/31/2014)
Insurance:	$0	Springing	N/A	Appraised Value (as of):	$255,000,000 (9/28/2015)
Recurring Replacements:	$0	Springing	$318,727	Cut-off Date LTV Ratio(1):	54.9%
TI/LC:	$0	Springing	$1,593,636	Maturity Date LTV Ratio(1):	54.9%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$140,000,000	100.0%	Loan Payoff:	$106,741,610	76.2%
			Closing Costs:	$434,834	0.3%
			Return of Equity:	$32,823,556	23.4%
Total Sources:	$140,000,000	100.0%	Total Uses:	$140,000,000	100.0%

(1)	The Grove City Premium Outlets Mortgage Loan is part of the Grove City Premium Outlets Whole Loan, which is comprised of five pari passu promissory notes with an aggregate principal balance of $140,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Grove City Premium Outlets Whole Loan.

The Mortgage Loan. The eleventh largest mortgage loan (the “Grove City Premium Outlets Mortgage Loan”) is part of a whole loan (the “Grove City Premium Outlets Whole Loan”) evidenced by five pari passu promissory notes in the aggregate original principal amount of $140,000,000, all of which are secured by a first priority fee mortgage encumbering a 531,204 SF outlet center known as Grove City Premium Outlets in Grove City, Pennsylvania (the “Grove City Premium Outlets Property”). Promissory Note A-2, in the original principal amount of $24,000,000, represents the Grove City Premium Outlets Mortgage Loan. Promissory Notes A-1, A-3, A-4 and A-5, in the aggregate original principal amount of $116,000,000, represent serviced pari passu companion loans (each a “Grove City Premium Outlets Serviced Pari Passu Companion Loan”). The Grove City Premium Outlets Serviced Pari Passu Companion Loan, represented by Promissory Note A-1, in the original principal amount of $40,000,000, is currently being held by the MSCI 2015-UBS8 securitization trust, the Grove City Premium Outlets Serviced Pari Passu Companion Loan, represented by Promissory Notes A-3 and A-4, in the aggregate original principal amount of $20,000,000, is currently being held by the MSCI 2016-UBS9 securitization trust, and the Grove City Premium Outlets Serviced Pari Passu Companion Loan, represented by Promissory Note A-5, in the original principal amount of $56,000,000, is currently being held by the MSBAM 2016-C29 securitization trust. The Grove City Premium Outlets Whole Loan is currently being serviced pursuant to the pooling and servicing agreement for the MSCI 2015-UBS8 transaction, and from and after the closing date for this transaction, the Grove City Premium Outlets Whole Loan will be serviced by the master servicer and the special servicer appointed under, and pursuant to the terms of, the pooling and servicing agreement for this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—The Grove City Premium Outlets Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

The proceeds of the Grove City Premium Outlets Whole Loan were used to refinance a previous mortgage loan secured by the Grove City Premium Outlets Property in the original principal amount of $106,741,610, to pay closing costs, and to return equity to the Grove City Premium Outlets Borrower. The previous mortgage loan secured by the Grove City Premium Outlets Property was included in the WBCMT 2006-C23 and WBCMT 2006-C25 securitization trusts.

A-3-90

BACM 2016-UBS10	Grove City Premium Outlets

The Borrower and the Sponsor. The borrower is Grove City Factory Shops Limited Partnership (the “Grove City Premium Outlets Borrower”), a single-purpose Delaware limited partnership structured to be bankruptcy-remote, with two independent directors. The sponsor and the guarantor of the Grove City Premium Outlets Borrower is Simon Property Group, L.P. (the “Grove City Premium Outlets Sponsor”). The Grove City Premium Outlets Sponsor is the operating partnership of Simon Property Group, Inc. (“Simon”). Simon is a publicly traded self-administered and self-managed real estate investment trust (NYSE: SPG) focused on retail property ownership and management. Simon is one of the largest publicly traded owner, operator and developer of retail assets in the United States. As of December 31, 2015, Simon operated 209 income-producing properties in the United States, consisting of 108 malls, 71 outlet centers, 14 mills, four community centers, and 12 other retail properties located in 37 states and Puerto Rico containing an aggregate of approximately 184.2 million SF. Simon’s 71 outlet centers contain a variety of designer and manufacturer stores located in open-air centers and range in size from approximately 150,000 SF to 870,000 SF located near major metropolitan areas and/or tourist destinations.

The Grove City Premium Outlets Whole Loan will be recourse to the Grove City Premium Outlets Sponsor pursuant to standard carve-outs, however, the guaranty and the environmental indemnity agreement provide that the Grove City Premium Outlets Sponsor’s liability may not exceed $28.0 million in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty and the environmental indemnity agreement or the preservation of the lender’s rights thereunder.

The Property. The Grove City Premium Outlets Property is a single level 531,204 SF open-air outlet center situated on a 56.64-acre site located in Grove City, Pennsylvania with approximately 2,931 surface parking spaces (5.52 per 1,000 SF). The Grove City Premium Outlets Property is located approximately 54.3 miles north of Pittsburgh, Pennsylvania along Leesburg Grove City Road and Interstate 79, a primary thoroughfare through western Pennsylvania and West Virginia, and makes up part of a corridor to Buffalo, New York, and the Canadian border.

The Grove City Premium Outlets Property includes a diverse mix of nationally recognized retailers consisting of 124 tenants, with no tenant contributing more than 5.5% of net rentable area or 4.3% of underwritten base rent. Major tenants at the Grove City Premium Outlets Property include V.F. Factory Outlet, Old Navy, Nike Factory Store, and Reebok/Rockport Outlet. In-line tenants include American Eagle Outfitters, Ann Taylor Factory Store, Banana Republic Factory, Bose, Brooks Brothers, Calvin Klein, Coach, Gap Outlet, Guess, J. Crew Factory Store, Levi’s/Dockers Outlet, Loft Outlet, The North Face, Polo Ralph Lauren, and Adidas. In addition, there are eight food court tenants, one outparcel tenant, and one ATM tenant.

As of March 23, 2016, the Grove City Premium Outlets Property was 97.5% occupied. Based upon lender calculation, weighted average comparable sales for the trailing 12 months ending February 29, 2016, were approximately $346 PSF with 103 tenants reporting comparable sales. The trailing 12 months weighted average occupancy cost for these tenants was 13.1%. Historical occupancy at the Grove City Premium Outlets Property has averaged 96.0% over the last four years.

The Grove City Premium Outlets Property has recently undergone capital and tenant improvements totaling approximately $3.1 million between 2010 and 2014, which included new roofing, landscaping, paving, concrete sidewalks, gutters, signage, lighting, and benches. Capital improvements for 2015 were budgeted at $861,000 and included asphalt repair, roof and shingle replacement, entry signage, restrooms, maintenance equipment, and gutters. The capital improvement expenditures exclude land acquisition costs.

A-3-91

BACM 2016-UBS10	Grove City Premium Outlets

The following table presents certain information relating to the leases at the Grove City Premium Outlets Property. There are no tenants currently paying rent based upon a percentage of their sales in lieu of base rent:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(2)	Tenant SF	Approximate % of SF	Annual UW Rent	Annual UW Rent PSF(3)	Sales (2/29/2016 TTM)(4)		Occ. Cost %	Lease Expiration
						$	PSF
Major Tenants
V.F. Factory Outlet	NR/A3/A	29,224	5.5%	$362,163	$12.39	$6,140,084	$210	10.1%	Various(5)
Old Navy	BBB-/Baa2/BBB-	20,188	3.8%	$559,813	$27.73	$4,505,203	$223	12.5%	1/31/2021
Nike Factory Store	NR/A1/AA-	16,475	3.1%	$345,975	$21.00	$12,659,084	$768	4.6%	6/30/2018
Reebok/Rockport Outlet	NR/NR/NR	11,356	2.1%	$293,893	$25.88	$1,926,425	$170	15.4%	4/30/2017
Subtotal/Wtd. Avg.		77,243	14.5%	$1,561,844	$20.22	$25,230,797	$327	8.2%

Top 10 In-Line(6)
Coach	BBB/Baa2/BBB-	7,481	1.4%	$673,290	$90.00	$7,533,217	$1,007	10.6%	1/31/2025
Under Armour	NR/NR/NR	7,749	1.5%	$318,561	$41.11	$8,065,624	$1,041	6.9%	4/30/2024
Eddie Bauer Outlet	NR/NR/NR	8,395	1.6%	$302,640	$36.05	$1,722,178	$205	25.4%	1/31/2026
Van Heusen Factory Outlet	NR/NR/NR	6,492	1.2%	$300,904	$46.35	$1,516,970	$234	22.0%	1/31/2021
Gap Outlet	BBB-/Baa2/BBB-	9,097	1.7%	$296,016	$32.54	$2,984,939	$328	14.4%	3/31/2020
Brooks Brothers	NR/NR/NR	9,584	1.8%	$287,520	$30.00	$2,056,028	$215	15.9%	12/31/2019
Columbia Sportswear Company	NR/NR/NR	7,357	1.4%	$280,522	$38.13	$4,395,919	$598	9.4%	1/31/2020
The Children’s Place	NR/NR/NR	7,444	1.4%	$276,545	$37.15	$1,627,196	$219	25.4%	1/31/2021
Bass Shoes	NR/NR/NR	6,886	1.3%	$274,407	$39.85	$2,031,267	$295	20.2%	1/31/2025
Bose	NR/NR/NR	3,715	0.7%	$261,833	$70.48	$1,945,861	$524	13.5%	5/31/2018
Subtotal/Wtd. Avg.		74,200	14.0%	$3,272,239	$44.10	$33,879,199	$457	12.9%

Other Tenants		366,287	69.0%	$10,753,808	$29.36	$125,646,096
Vacant Space		13,474	2.5%	$0	$0.00
Total/Wtd. Avg.		531,204	100.0%	$15,587,891	$30.11	$184,756,092

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(4)	Sales $ and Sales PSF represent the trailing 12 months ending February 29, 2016 as provided by the sponsor.

(5)	V.F. Factory Outlet’s space is leased pursuant to two leases. One lease totaling 26,842 SF and $328,815 of underwritten base rent expires on November 30, 2019 and one lease totaling 2,382 SF and $33,348 of underwritten base rent expires on December 31, 2016.

(6)	Top 10 in-line tenants are ordered by Annual UW Rent.

A-3-92

BACM 2016-UBS10	Grove City Premium Outlets

The following table presents certain information relating to the lease rollover schedule at the Grove City Premium Outlets Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	1	5,040	$29.00	0.9%	0.9%	$146,160	0.9%	0.9%
2016	11	39,510	$20.03	7.4%	8.4%	$791,248	5.1%	6.0%
2017	28	95,685	$26.08	18.0%	26.4%	$2,495,328	16.0%	22.0%
2018	9	41,463	$31.91	7.8%	34.2%	$1,323,261	8.5%	30.5%
2019	16	76,267	$26.97	14.4%	48.6%	$2,056,771	13.2%	43.7%
2020	14	58,468	$31.06	11.0%	59.6%	$1,815,975	11.6%	55.4%
2021(4)	12	63,450	$33.59	11.9%	71.5%	$2,131,559	13.7%	69.0%
2022	7	23,212	$30.20	4.4%	75.9%	$701,085	4.5%	73.5%
2023	8	30,721	$27.33	5.8%	81.7%	$839,605	5.4%	78.9%
2024	5	17,847	$34.72	3.4%	85.0%	$619,596	4.0%	82.9%
2025(5)	8	45,477	$43.68	8.6%	93.6%	$1,986,223	12.7%	95.6%
2026	6	20,590	$33.08	3.9%	97.5%	$681,081	4.4%	100.0%
2027 & Beyond	1	0	$0.00	0.0%	97.5%	$0	0.0%	100.0%
Vacant	0	13,474	$0.00	2.5%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	126	531,204	$30.11	100.0%		$15,587,891	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

(4)	Includes Vitamin World (1,351 SF) that has a lease out for renewal which expired in March 2016. Vitamin World has a lease expiration date (if renewed) in March 2021. The proposed renewal lease is out for signature but has not yet been signed.

(5)	Includes Dress Barn (8,457 SF) that has a lease out for renewal which expired in January 2015. Dress Barn has a lease expiration date (if renewed) in January 2025. The proposed renewal lease is out for signature but has not yet been signed.

The Market. The Grove City Premium Outlets Property is located in Grove City, Mercer County, Pennsylvania, along Interstate 79, approximately three miles south of Interstate 80, 30.6 miles east of Youngstown, Ohio, 54.3 miles north of Pittsburgh, Pennsylvania, and 106 miles southeast from Cleveland, Ohio. Grove City is historically a traditional industrial center manufacturing locomotive engines, carriages, gas engines, foundry products, and motor trucks. It is home to Grove City College, General Electric, Instron, USIS and a number of small businesses. Due to its location near the United States / Canadian border, the Grove City Premium Outlets Property draws over 6 million visitors per year from the U.S. and Canada. With the Canadian border just over a three-hour drive from the Grove City Premium Outlets Property, Canadians take advantage of tax-free shopping as well as various shopping bus tours from Toronto, Canada to the property. The Grove City Premium Outlets Property has a shopper population of approximately 8 million people within a 100-mile radius in Pittsburgh and Erie, Pennsylvania, and Akron, Youngstown and Cleveland, Ohio.

The Grove City Premium Outlets Property is located within the Youngstown-Warren retail market. As of June 30, 2015, the retail properties within Mercer County had an overall vacancy rate of 4.6% and an average asking annual lease rate of $7.69 PSF. According to a third party market research report, the Mercer County retail market contains 560 buildings accounting for approximately 4,669,383 SF of retail space.

The Grove City Premium Outlets Property is the 26th largest outlet center in the U.S. with only 31 outlet centers exceeding 500,000 SF. The Grove City Premium Outlets Property is the only outlet center within a 1.15-hour drive of the property.

A-3-93

BACM 2016-UBS10	Grove City Premium Outlets

The following table presents leasing data at certain retail competitive properties with respect to the Grove City Premium Outlets Property:

Competitive Property Summary
Property Name	Type	Year Built/Renovated	Size (SF)	Total Occupancy	Tenants	Distance to Subject (mi.)
Grove City Premium Outlets Property	Outlet Center	1994/2004	531,204(1)	97.5%(1)	V.F. Factory Outlet, Old Navy, Nike Factory Store(1)	N/A
Shenango Valley Mall	Regional Center	1967/1997	509,000	50.0%	JC Penney, Macy’s, Sears	16.4
Clearview Mall	Regional Center	1981/2000	760,000	70.0%	Boscov’s, Dick’s Sporting Goods, JC Penney, TJ Maxx, Sears	21.4
Southern Park Mall	Super Regional Center/Mall	1970/1997	1,205,000	85.0%	Dillard’s, JC Penney, Macy’s, Sears	27.4
The Streets of Cranbury	Lifestyle Center	2008/N/A	110,000	100.0%	N/A	30.8
Eastwood Mall	Super Regional Center/Mall	1969/2006	1,453,000	87.0%	Dillard’s, JC Penney, Macy’s Sears, Target	31.3
Ross Park Mall	Super Regional Center/Mall	1986/2000	1,246,000	90.0%	JC Penney, Macy’s, Nordstrom, Sears	48.0
Tanger Outlet	Outlet Center	2008/N/A	371,000	100.0%	H&M, Saks Fifth Avenue OFF 5th	71.0
Aurora Farms Premium Outlets	Outlet Center	1987/N/A	285,000	98.0%	Saks Fifth Avenue OFF 5th	79.0
Total/Wtd. Avg.(2)			5,939,000	83.5%

Source: Appraisal

(1)	Information is based on the underwritten rent roll.

(2)	Total/Wtd. Avg. excludes the Grove City Premium Outlets Property.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Grove City Premium Outlets Property:

Cash Flow Analysis
	2013	2014	2015	2/29/2016 TTM	UW	UW PSF
Base Rent(1)	$14,403,840	$14,960,111	$15,203,140	$15,355,487	$16,763,935	$31.56
Total Recoveries	$6,230,807	$7,131,019	$7,368,612	$7,557,083	$7,435,450	$14.00
Other Income	$429,202	$431,067	$497,509	$475,116	$475,116	$0.89
Less Vacancy & Credit Loss	$13,427	$3,930	($8,184)	($12,546)	($1,209,969)	($2.28)
Effective Gross Income	$21,077,276	$22,526,127	$23,061,077	$23,375,140	$23,464,532	$44.17
Total Operating Expenses	$6,031,836	$6,380,355	$6,388,943	$6,436,964	$6,527,822	$12.29
Net Operating Income	$15,045,440	$16,145,772	$16,672,134	$16,938,176	$16,936,710	$31.88
Capital Expenditures	$0	$0	$0	$0	$217,794	$0.41
TI/LC	$0	$0	$0	$0	$359,439	$0.68
Net Cash Flow	$15,045,440	$16,145,772	$16,672,134	$16,938,176	$16,359,477	$30.80

Occupancy %	96.5%	95.6%	97.9%	97.5%	97.5%
NOI DSCR(2)	2.46x	2.64x	2.73x	2.77x	2.77x
NCF DSCR(2)	2.46x	2.64x	2.73x	2.77x	2.68x
NOI Debt Yield(2)	10.7%	11.5%	11.9%	12.1%	12.1%
NCF Debt Yield(2)	10.7%	11.5%	11.9%	12.1%	11.7%

(1)	UW Base Rent is net of actual vacancy and includes approximately $44,886 of straight line rent credit through February 2024 for the Coach space, approximately $23,012 of straight line rent credit through August 2022 for The North Face space, approximately $10,148 of straight line rent credit through September 2023 for the Starbucks Coffee Company space, approximately $569 of straight line rent credit through March 2018 for the AT&T Wireless space, and approximately $340,111 of additional contractual rent steps effective February 28, 2017.

(2)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Grove City Premium Outlets Whole Loan.

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A-3-95

BACM 2016-UBS10	Renaissance Cincinnati

Mortgage Loan No. 12 – Renaissance Cincinnati

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	UBSRES			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$22,800,000			Location:	Cincinnati, OH 45202
Cut-off Date Balance(1):	$22,656,369			General Property Type:	Hospitality
% of Initial Pool Balance:	2.6%			Detailed Property Type:	Full Service
Loan Purpose:	Refinance			Title Vesting(4):	Fee
Sponsor:	Sussex Holdings, LLC; Columbia Sussex Corporation			Year Built/Renovated:	1901/2013-2015
				Size:	323 Rooms
Mortgage Rate:	5.3190%			Cut-off Date Balance per Unit(1):	$175,359
Note Date:	1/28/2016			Maturity Date Balance per Unit(1):	$133,912
First Payment Date:	3/6/2016			Property Manager:	Columbia Sussex Management, LLC (borrower-related)
Maturity Date:	2/6/2026
Original Term to Maturity:	120 months
Original Amortization Term:	300 months
IO Period:	0 months			Underwriting and Financial Information
Seasoning:	4 months			UW NOI:	$7,998,991
Prepayment Provisions:	LO (28); DEF (88); O (4)			UW NOI Debt Yield(1):	14.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	18.5%
Additional Debt Type(1):	Pari Passu			UW NCF DSCR(1):	1.73x
Additional Debt Balance(1):	$33,984,554			Most Recent NOI:	$8,387,615 (2/29/2016 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$8,011,366 (12/31/2015)
Reserves				3rd Most Recent NOI(5):	$1,111,589 (12/31/2014)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	63.8% (2/29/2016)
RE Tax:	$73,500	$24,500	N/A	2nd Most Recent Occupancy:	61.9% (12/31/2015)
Insurance:	$61,508	$9,371	N/A	3rd Most Recent Occupancy(5):	43.9% (12/31/2014)
Immediate Repairs:	$2,606	$0	N/A	Appraised Value (as of):	$89,700,000 (10/30/2015)
FF&E:	$0	(2)	N/A	Cut-off Date LTV Ratio(1):	63.1%
Other(3):	$3,675,000	Springing	$740,000	Maturity Date LTV Ratio(1):	48.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$57,000,000	100.0%	Loan Payoff:	$27,563,265	48.4%
			Preferred Equity Payoff (6)	$21,275,371	37.3%
			Reserves:	$3,812,614	6.7%
			Closing Costs:	$1,173,285	2.1%
			Return of Equity:	$3,175,466	5.6%
Total Sources:	$57,000,000	100.0%	Total Uses:	$57,000,000	100.0%

(1)	The Renaissance Cincinnati Mortgage Loan is part of the Renaissance Cincinnati Whole Loan, which is comprised of two pari passu promissory notes with an aggregate original principal balance of $57,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the Renaissance Cincinnati Whole Loan.

(2)	The Renaissance Cincinnati Borrower will deposit into the FF&E Reserve, on each monthly payment date (i) for the period from the closing date through the payment date in June 2016, 2.0% of gross income, (ii) for the period from the payment date in July 2016 through the payment date in June 2017, 3.0% of gross income, (iii) for the period from the payment date in July 2017 through the payment date in June 2018, 4.0% of gross income, and (iv) during the remainder of the loan term, 5.0% of gross income.

(3)	Initial Other Reserves include a $175,000 Seasonality Reserve and $3,500,000 Earnout Reserve. On each monthly payment date occurring in the months of July – October through the loan term, to the extent the balance of the Seasonality Reserve is less than $740,000, the Renaissance Cincinnati Borrower will be required to pay to lender the seasonality reserve monthly deposit according to the Renaissance Cincinnati Mortgage Loan documents. The Renaissance Cincinnati Borrower may on any date prior to March 6, 2020, upon the Renaissance Cincinnati Property achieving, on a trailing-twelve month basis, (i) departmental revenue equal to or greater than $19.5 million and (ii) net cash flow equal to or greater than $6.27 million (utilizing minimum annual tax collections of $862,117 and annual FF&E collections equal to 4.5% of gross income), provided no event of default has occurred and is then continuing and no cash management period (as defined in the Renaissance Cincinnati Mortgage Loan documents) is then continuing, request from lender the disbursement of funds in the Earnout Reserve.

(4)	In connection with the receipt of historic tax credits, the Renaissance Cincinnati Property was bifurcated into a fee ownership interest and a leasehold ownership interest. One of the borrowers, Bartlett Building, LLC, owns the fee interest and the other borrower, CP Cincinnati OP, LLC, owns the leasehold interest. Each of the borrowers are co-borrowers under the related notes and the Renaissance Cincinnati Mortgage Loan documents and due to the fee and leasehold ownership structure, the ownership interest is deemed a fee interest.

(5)	The Renaissance Cincinnati Sponsor acquired the building in 2013 and subsequently completed a full renovation to convert the Renaissance Cincinnati Property to a full service hotel. The Renaissance Cincinnati Property opened in July 2014. As a result, historical NOI and historical occupancy are not applicable prior to such time.

(6)	Payoff to CSC Holdings, LLC, an affiliate of the Renaissance Cincinnati Mortgage Loan sponsor, in total satisfaction of certain preferred units in the Renaissance Cincinnati borrower entities which had been issued to CSC Holdings, LLC prior to the closing of the Renaissance Cincinnati Mortgage Loan.

A-3-96

BACM 2016-UBS10	Renaissance Cincinnati

The Mortgage Loan. The twelfth largest mortgage loan (the “Renaissance Cincinnati Mortgage Loan”) is part of a whole loan (the “Renaissance Cincinnati Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $57,000,000, both of which are secured by a first priority fee and leasehold mortgage encumbering an 18-story, 323-room full service hospitality property known as the Renaissance Cincinnati in Cincinnati, Ohio (the “Renaissance Cincinnati Property”). Promissory Note A-2, with the original principal amount of $22,800,000, represents the Renaissance Cincinnati Mortgage Loan. Promissory Note A-1, with the original principal amount of $34,200,000 (the “Renaissance Cincinnati Serviced Companion Loan”), is held by Cantor Commercial Real Estate Lending, L.P. or an affiliate thereof and is expected to be contributed to the CFCRE 2016-C4 securitization trust. The Renaissance Cincinnati Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C4 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Renaissance Cincinnati Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The proceeds of the Renaissance Cincinnati Whole Loan were used to refinance a previous loan, fund upfront reserves including a $3.5 million earnout reserve, pay closing costs and return equity to the Renaissance Cincinnati Sponsor.

The Borrower and the Sponsor. The borrowers are Bartlett Building, LLC (the “Renaissance Cincinnati Fee Borrower”) and CP Cincinnati OP, LLC (the “Renaissance Cincinnati Leasehold Borrower” and collectively with the Renaissance Cincinnati Fee Borrower, the “Renaissance Cincinnati Borrower”), each a single-purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. Bartlett Building, LLC is owned by William J. Yung III 2012 Spousal GST Trust Share One (99.0%) and CP Cincinnati OP, LLC (1.0%). CP Cincinnati OP, LLC is owned by Sussex Holdings, LLC (99.0%) and Columbia Sussex Corporation (1.0%). Sussex Holdings, LLC is owned by William J. Yung IV (8.57% voting units and 14.27% non-voting units), Six Yung Adult Children (each individual with 3.72% non-voting units), 6 Yung Siblings GRATS (each trust with 8.57% voting units and 10.54% non-voting units), and Columbia Sussex Corporation (40.0% voting units and 0.14% non-voting units). The Columbia Sussex Corporation is owned by William J. Yung III (51.0%), the Joseph A. Yung Nevada Trust (7.0%), the Julie A. Haught Nevada Trust (7.0%), the Judith A. Yung Nevada Trust (7.0%), the Jennifer A. Yung Nevada Trust (7.0%), the Michelle M. Christensen Nevada Trust (7.0%), the Scott A. Yung Nevada Trust (7.0%), and the William J. Yung, IV Nevada Trust. The sponsors and non-recourse carveout guarantors of the Renaissance Cincinnati Borrower are Sussex Holdings, LLC and Columbia Sussex Corporation (collectively, the “Renaissance Cincinnati Sponsor”).

Founded in 1972 by William J. Yung III, Columbia Sussex Corporation has owned and operated hospitality properties for more than 40 years. Starting with the acquisition of a single Days Inn location, the company grew to become the largest Days Inn franchisee in the country. In the 1980’s, the company began to transition into full-service hotels, initially with the Radisson brand. After becoming one of the largest Radisson franchisees in the country in 1994, it began to convert many of its assets to Marriott hotels. Currently, the Renaissance Cincinnati Sponsor owns and manages 39 hospitality assets valued at over $2.6 billion. Of the 39 hospitality assets, 30 operate under a Marriott brand, making Columbia Sussex Corporation one of the largest Marriott franchisees in the world.

The Property. The Renaissance Cincinnati Property is a 323-room, 18-story full service hotel, originally built in 1901 as an office building, known as the Union Trust Building, and redeveloped into a luxury hotel between February 2013 and July 2014. Situated on 0.45 acres, the Union Trust Building was once the tallest building in Cincinnati for 12 years and in Ohio for three years and the building is on the U.S. National Register of Historic Places. The guestroom configuration is comprised of 154 double rooms, 115 king rooms, 28 executive double queen suites, 13 ADA rooms, and 13 executive king suites that range in size from 230 SF to 500 SF. Guestrooms feature a flat-screen television with premium channel selection, a work desk, high speed internet access, a telephone, a dresser, and lounge chairs. Hotel features include a restaurant, lounge, fitness center, business center, vending and ice machines, and valet parking. The Renaissance Cincinnati Property also has 14,390 SF of flexible event space that can be configured for up to eight meeting rooms, including a two-story carved dome ceiling ballroom. Configurations allow for theater, classroom/meeting room, reception and banquet setups and the largest conference room accommodates up to 700 people.

The Renaissance Cincinnati Sponsor acquired and redeveloped the Renaissance Cincinnati Property at a total cost of $51.9 million, of which $33.7 million was used to on the hotel’s construction and capital expenditures. As part of the restoration of the historic building, the Renaissance Cincinnati Sponsor received $7.4 million of federal tax credits. Following the redevelopment, the Renaissance Cincinnati Property achieved LEED Silver status, allowing the Renaissance Cincinnati Fee Borrower to enter into a LEED Tax Exemption Agreement with the City of Cincinnati, in which the Renaissance Cincinnati Property benefits from tax abatement for a 12-year period through 2026. During the tax abatement period, the Renaissance Cincinnati Fee Borrower is still required to pay 25% of the exempt taxes that would be payable if not for the exemption program to the Board of Education of the City School District of the City of Cincinnati. The Renaissance Cincinnati Whole Loan requires monthly tax collections to reserve for this expense and is structured with a recourse payment guaranty to the Renaissance Cincinnati Sponsor of all amounts due and payable under the LEED Tax Exemption Agreement (including, without limitation, any amounts that may become due as a result of any default thereunder).

In order to preserve and redirect the federal and state historic tax credits to the Renaissance Cincinnati Sponsor, the fee ownership of the Renaissance Cincinnati Property is bifurcated between the Renaissance Cincinnati Fee Borrower, which holds ownership of the Renaissance Cincinnati Property and the Renaissance Cincinnati Leasehold Borrower, which holds the right to occupy and operate the Renaissance Cincinnati Property under a master lease. The Renaissance Cincinnati Fee Borrower and Renaissance Cincinnati Leasehold Borrower are co-borrowers under the Renaissance Cincinnati Mortgage Loan and have pledged their respective fee and leasehold interests to the lender.

The Renaissance Cincinnati Property operates under a franchise agreement with Marriott International, Inc. (“Marriott”) as a Renaissance hotel expiring in July 2034. Per the franchise agreement, Marriott has a right of first refusal to purchase either the fee or leashold interest in the Renaissance Cincinnati Property in connection with a proposed transfer of such interest or a controlling interest in the Renaissance Cincinnati Borrower to a competitor of the franchisor. Marriott is a global hospitality group that operates, franchises, licenses, and owns hospitality properties which, as of the year ended December 31, 2015, reported over $14.5 billion in gross revenue and adjusted EBITDA of $1.7 billion. As of the year ended March 31, 2016, Marriott has a portfolio of 19 brands with 4,480 lodging properties comprising 767,570 rooms in 87 countries and territories. Within North America, there were 85

A-3-97

BACM 2016-UBS10	Renaissance Cincinnati

Renaissance hotels comprising 28,045 rooms. The Renaissance Cincinnati Property is managed by Columbia Sussex Management, LLC, an affiliate of the Renaissance Cincinnati Borrower.

More specific information about the Renaissance Cincinnati Property and the related competitive set is set forth in the following table:

Historical Occupancy, ADR, RevPAR
	Competitive Set			Renaissance Cincinnati Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(1)	63.9%	$154.65	$99.46	45.5%	$173.27	$78.98	71.2%	112.0%	79.4%
2015	69.0%	$158.95	$110.44	61.9%	$177.22	$110.63	89.8%	111.5%	100.2%
2/29/2016 TTM	69.7%	$158.76	$111.47	63.8%	$178.12	$114.26	91.5%	112.2%	102.5%

Source: Industry Report

(1)	Only includes September 2014 – December 2014. The Renaissance Cincinnati Property was redeveloped and opened in July 2014. As a result, 2014 cash flows and operating metrics represent the Renaissance Cincinnati Property’s performance during ramp up, and historical operating metrics prior to such time are not applicable.

The Market. The Renaissance Cincinnati Property is located in downtown Cincinnati, Ohio within its central business district. The Renaissance Cincinnati Property is located within walking distance of all seven of Cincinnati’s Fortune 500 firms: Kroger (0.5 mile), Procter & Gamble (0.5 mile), Macy’s (0.4 mile), Omnicare (0.1 mile), Fifth Third Bancorp (0.1 mile), American Financial Group (0.2 mile), and Western & Southern Financial Group (0.3 mile) as well as an international consumer data company, dunnhumby (0.6 mile). Aligned with the Renaissance brand which targets premium lifestyle-oriented business travelers, the largest demand drivers at the Renaissance Cincinnati Property are commercial clients, who account for approximately 60% of total room nights. The Renaissance Cincinnati Property’s largest national and locally negotiated accounts are Ernst & Young, Procter & Gamble, Accenture, Deloitte, and Duke Energy.

The Renaissance Cincinnati Property is conveniently located a block from the heart of the city, Fountain Square, which attracts over 2 million people annually. Several tourist attractions are located within a 1.5-mile radius of the Renaissance Cincinnati Property, including the Paul Brown Stadium, the Great American Ball Park, the U.S. Bank Arena, the Horseshoe Cincinnati Casino, the Over-the-Rhine district, and the Aronoff Performing Arts Center. According to the appraisal, the ATP Tennis Tour holds an annual tournament in Cincinnati, Ohio in August which generates approximately 7,000 room-nights in the market. The Renaissance Cincinnati Property is located approximately 12.4 miles northeast of Cincinnati/Northern Kentucky International Airport, the busiest airport in Kentucky, serving the greater Cincinnati metropolitan area, serving 6.3 million passengers in 2015.

According to an industry report, the estimated 2016 population within a one-, three-, and five-mile radius of the Renaissance Cincinnati Property was 16,994, 135,578 and 295,761, respectively. Estimated average household income within a one-, three-, and five-mile radius of the Renaissance Cincinnati Property was $69,474, $51,999 and $59,021, respectively.

According to the appraisal, the competitive set had 2014 occupancy, ADR and RevPAR of 66.2%, $158.03 and $104.68, respectively. The competitive set’s RevPAR has grown at a compounded annual average growth rate of 4.7% since 2009.

Primary competitive properties to the Renaissance Cincinnati Property are shown in the table below:

Competitive Property Summary
Property Name	No. of Rooms	Commercial Demand	Meeting & Group Demand	Leisure Demand	Est 2014 Occupancy	Est 2014 ADR	Est 2014 RevPAR
Renaissance Cincinnati Property(1)	323	60%	30%	10%	42.8%	$173.54	$74.28
Marriott Cincinnati @ Rivercenter	321	50%	40%	10%	70.0%	$158	$110.60
Residence Inn Cincinnati Downtown	134	65%	5%	30%	74.0%	$158	$116.92
21C Museum Hotel Cincinnati	156	25%	30%	45%	71.0%	$190	$134.90
Hyatt Regency Cincinnati	491	45%	40%	15%	62.0%	$147	$91.14
The Cincinnatian Hotel	146	25%	20%	55%	63.0%	$150	$94.50
Westin Cincinnati	456	45%	40%	15%	69.0%	$170	$117.30
Hilton Cincinnati Netherland Plaza	561	45%	40%	15%	70.0%	$147	$102.90
Total/Wtd. Avg.	2,588	46.2%	35.2%	18.6%	64.8%	$159.06	$102.77

Source: Appraisal

(1)	The Renaissance Cincinnati Property was redeveloped and opened in July 2014. As a result, 2014 cash flows and operating metrics represent the Renaissance Cincinnati Property’s performance during ramp up and historical cash flows prior to such time are not applicable.

A-3-98

BACM 2016-UBS10	Renaissance Cincinnati

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Renaissance Cincinnati Property:

Cash Flow Analysis
	2013(1)	2014(1)	2015	2/29/2016 TTM	UW	UW per Room
Occupancy	N/A	43.9%	61.9%	63.8%	63.8%
ADR	N/A	$72.32	$178.22	$178.51	$178.51
RevPAR	N/A	$31.73	$110.32	$113.93	$113.93

Rooms Revenue	N/A	$3,741,093	$13,005,912	$13,468,009	$13,431,211	$41,583
Food & Beverage	N/A	$1,372,391	$4,601,206	$4,680,648	$4,667,859	$14,452
Other Income(2)	N/A	$334,289	$1,038,048	$1,079,419	$1,076,470	$3,333
Total Revenue	N/A	$5,447,773	$18,645,166	$19,228,076	$19,175,540	$59,367
Total Expenses(3)	N/A	$4,336,184	$10,633,800	$10,840,461	$11,176,549	$34,602
Net Op. Income	N/A	$1,111,589	$8,011,366	$8,387,615	$7,998,991	$24,765
FF&E	N/A	$217,911	$745,807	$769,137	$872,487	$2,701
Net Cash Flow	N/A	$893,678	$7,265,559	$7,618,478	$7,126,504	$22,063

NOI DSCR(4)	N/A	0.27x	1.94x	2.03x	1.94x
NCF DSCR(4)	N/A	0.22x	1.76x	1.85x	1.73x
NOI Debt Yield(4)	N/A	2.0%	14.1%	14.8%	14.1%
NCF Debt Yield(4)	N/A	1.6%	12.8%	13.5%	12.6%

(1)	The Renaissance Cincinnati Property was redeveloped and opened in July 2014. As a result, 2014 cash flows and operating metrics represent the Renaissance Cincinnati Property’s performance during ramp up and historical cash flows prior to such time are not applicable.

(2)	Other Income includes revenue generated from telecommunication, parking, vending machines, and other miscellaneous sources.

(3)	The Renaissance Cincinnati Property is subject to a 12-year tax exemption by the City of Cincinnati from any increase in assessed value through 2026. Taxes were underwritten based on the actual in-place abated taxes of $291,932 (which includes the 25% payment due to the board of education).

(4)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Renaissance Cincinnati Whole Loan.

A-3-99

BACM 2016-UBS10	Le Meridien Cambridge MIT

Mortgage Loan No. 13 – Le Meridien Cambridge MIT

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	BANA			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$21,100,000			Location:	Cambridge, MA 02139
Cut-off Date Balance(1):	$21,100,000			General Property Type:	Hospitality
% of Initial Pool Balance:	2.4%			Detailed Property Type:	Full Service
Loan Purpose:	Acquisition			Title Vesting:	Leasehold
Sponsor:	Kui Cai			Year Built/Renovated:	1998/2016
Mortgage Rate:	4.9330%			Size:	210 Rooms
Note Date:	11/25/2015			Cut-off Date Balance per Unit(1):	$343,810
First Payment Date:	1/1/2016			Maturity Date Balance per Unit(1):	$328,886
Maturity Date:	12/1/2020			Property Manager:	Merritt Hospitality, LLC
Original Term to Maturity:	60 months
Original Amortization Term:	360 months			Underwriting and Financial Information
IO Period:	24 months			UW NOI:	$7,939,296
Seasoning:	6 months			UW NOI Debt Yield(1):	11.0%
Prepayment Provisions:	LO (30); DEF (26); O (4)			UW NOI Debt Yield at Maturity(1):	11.5%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NCF DSCR(1):	1.95x (IO) 1.53x (P&I)
Additional Debt Type(1):	Pari Passu			Most Recent NOI:	$7,935,266 (12/31/2015)
Additional Debt Balance(1):	$51,100,000			2nd Most Recent NOI:	$7,922,918 (12/31/2014)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$6,619,112 (12/31/2013)
Reserves				Most Recent Occupancy:	88.9% (2/29/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	91.5% (12/31/2014)
RE Tax:	$177,680	$88,840	N/A	3rd Most Recent Occupancy:	88.5% (12/31/2013)
Insurance:	$0	Springing	N/A	Appraised Value (as of)(4):	$106,000,000 (10/1/2015)
Recurring Replacements:	$0	(2)	N/A	Cut-off Date LTV Ratio(1)(4):	68.1%
Other(3):	$3,607,284	Springing	N/A	Maturity Date LTV Ratio(1)(4):	65.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses(5)	Proceeds	% of Total
Loan Amount(1):	$72,200,000	66.9%	Purchase Price:	$103,250,000	95.7%
Borrower Equity:	$35,716,223	33.1%	Reserves:	$3,784,964	3.5%
			Closing Costs:	$881,259	0.8%
Total Sources:	$107,916,223	100.0%	Total Uses:	$107,916,223	100.0%

(1)	The Le Meridien Cambridge MIT Mortgage Loan is a part of the Le Meridien Cambridge MIT Whole Loan, which is comprised of three pari passu notes with an aggregate original principal balance of $72,200,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Le Meridien Cambridge MIT Whole Loan.

(2)	The Le Meridien Cambridge MIT Borrower is required to deposit monthly 4% of rents for the calendar month two months prior for repairs and replacements to furniture, fixtures and equipment, and remodeling or redecorating and non-structural repairs to the Le Meridien Cambridge MIT Property.

(3)	The Le Meridien Cambridge MIT Borrower deposited $3,077,284 for furniture, fixtures and equipment required by the current Property Improvement Plan (“PIP”) and is required to deposit monthly for any future PIP as required by any franchisor. The Le Meridien Cambridge MIT Borrower deposited $450,000 to a seasonality reserve and is required to deposit monthly during the months of March through November an amount which if added to the underwritten net cash flow would result in a DSCR equal to 1.30x, less the amount then available in the seasonality reserve as of February 15th of each year, divided by nine. Additionally, the Le Meridien Cambridge MIT Borrower deposited $80,000 to a ground rent reserve, which is required to be disbursed and replenished monthly to pay the monthly ground rent due.

(4)	The Le Meridien Cambridge MIT Property has an “Upon Completion” appraised value as of October 1, 2016 of $113,000,000 assuming completion of the proposed renovations. The Upon Completion appraised value produces a Cut-off Date LTV Ratio of 63.9% and a Maturity Date LTV Ratio of 61.1% based on the Le Meridien Cambridge MIT Whole Loan.

(5)	The Le Meridien Cambridge MIT Borrower acquired the Le Meridien Cambridge MIT Property for a purchase price of $103,250,000. The seller was responsible for the cost of recently completed renovations estimated at $2,605,148 and the Le Meridien Cambridge MIT Borrower is investing approximately $3,077,284 for additional renovations. After such additional renovations, the Le Meridien Cambridge MIT Borrower’s cost basis will be approximately $107,034,964 including closing costs and reserves.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Le Meridien Cambridge MIT Mortgage Loan”) is part of a whole loan (the “Le Meridien Cambridge MIT Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $72,200,000 all of which are secured by a first priority leasehold mortgage encumbering the condominium interests subject to ground leases in a full service hospitality property known as Le Meridien Cambridge MIT in Cambridge, Massachusetts (the “Le Meridien Cambridge MIT Property”). Promissory Note A-3 in the original principal amount of $21,100,000 represents the Le Meridien Cambridge MIT Mortgage Loan. Promissory Note A-1 in the original principal amount of $30,000,000 is currently held by the MSBAM 2016-C28 securitization trust and Promissory Note A-2 in the original principal amount of $21,100,000 is currently held by the MSBAM 2016-C29 securitization trust (Promissory Note A-1 and Promissory Note A-2 collectively, the “Le Meridien Cambridge MIT Pari Passu Companion Loans”). The Le Meridien Cambridge MIT Whole Loan is being serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C28 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The Le Meridien Cambridge MIT Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage

A-3-100

BACM 2016-UBS10	Le Meridien Cambridge MIT

Loans” in the Prospectus. The proceeds of the Le Meridien Cambridge MIT Whole Loan, together with $35,716,223 cash equity from the Le Meridien Cambridge MIT Borrower, were used to acquire the Le Meridien Cambridge MIT Property, fund upfront reserves and pay closing costs.

The Borrower and the Sponsor. The borrower is 20 Sidney Street, Cambridge, LLC (the “Le Meridien Cambridge MIT Borrower”), a special-purpose Delaware limited liability company, with at least two independent directors. The majority equity interest (80%) in the Le Meridien Cambridge MIT Borrower is held by Kui Cai, the Le Meridien Cambridge MIT Mortgage Loan sponsor. The non-recourse guarantor for the Le Meridien Cambridge MIT Mortgage Loan is Apollo Bright LLC, a Delaware limited liability company, wholly owned by Kui Cai.

Kui Cai is the co-founder and approximately 29% shareholder of Longfor Properties Co. Ltd. (SEHK: 960) which is one of China’s biggest property developers. Through his companies in the U.S., he owns a portfolio of seven hotels in addition to the Le Meridien Cambridge MIT Property: the Hilton Houston Westchase, Fullerton Marriott at California State University, Detroit Marriott Southfield, Atlanta Marriott Norcross, Hilton Atlanta Northeast, DoubleTree by Hilton Berkeley Marina and DoubleTree by Hilton Hotel Wilmington.

The Property. The Le Meridien Cambridge MIT Property is located at 20 Sidney Street with frontage on Sidney, Green and Franklin Streets in Cambridge, MA, approximately two miles from Boston and approximately four miles from Logan International Airport. Public transportation is provided by the MBTA Red Line to Boston at Central Square station, and MBTA Commuter Rail at Porter Square, in addition to numerous bus lines.

The Le Meridien Cambridge MIT Property consists of an 8-story, 210-room upper upscale full service hotel. The guestroom configuration consists of 185 standard double/double or king guestrooms that are 240 SF, eleven ADA rooms that are 304 SF, thirteen king suites that are 351 SF and one presidential suite that is 1,405 SF. All guestrooms feature flat-screen televisions, desks, lounge chairs, and complimentary Wi-Fi. The Le Meridien Cambridge MIT Property features a 150-seat restaurant and lounge serving three daily meals plus room service, approximately 17,725 SF of meeting space across eight meeting rooms and ballrooms and a roof garden, concierge services, valet, a business center, fitness room, car rental desk and access to 138 parking spaces in the adjacent garage.

The Le Meridien Cambridge MIT Property was built in 1998 and was previously known as the Hotel @ MIT. In 2009 the Le Meridien Cambridge MIT Property completed renovations and refranchising at an estimated cost of approximately $7,572,000 ($36,057/room). The Le Meridien Cambridge MIT Property recently completed a capital improvement plan estimated at $2,605,148 ($12,405/room) which included renovations of the reception area, lobby and restaurant. Additionally, planned for completion by June, 2017, the Le Meridien Cambridge MIT Mortgage Loan sponsor is investing $3,077,284 ($14,654/room) in renovations to the guestrooms, guestroom bathrooms, corridors, elevators and meeting space, which amount has been reserved by the Le Meridien Cambridge MIT Borrower.

The Le Meridien Cambridge MIT Property is located within a larger mixed-use development known as University Park at MIT, a 27-acre development adjacent to the MIT campus, containing ten research buildings, 674 residential units, retail uses and structured parking for 2,700 vehicles. The development is host to prominent institutions in the bioscience industry including Alkermes, Inc., Partners HealthCare System and Millennium Pharmaceuticals. There is currently a new building under development within University Park, which will be occupied by Millennium/Takeda featuring 250 SF of office space and retail, expected to be delivered in 2016.

The Le Meridien Cambridge MIT Property is a part of a mixed-use condominium structure, known as the 20 Sidney Street Condominium, comprised of a hotel unit (the Le Meridien Cambridge MIT Property), a parking unit and a commercial unit (operated as a grocery). Neither the parking unit nor the commercial unit is collateral for the Le Meridien Cambridge MIT Mortgage Loan. The hotel unit (and collateral for the Le Meridien Cambridge MIT Mortgage Loan) constitutes a 57% interest in the 20 Sidney Street Condominium and occupies floors one and floors three through eight of the building. Decisions made by the condominium require the unanimous vote of each unit owner (or leasehold owner).

The 20 Sidney Street Condominium units are subject to several ground leases with MIT. The ground lease encumbering the hotel unit (the Le Meridien Cambridge MIT Property) commenced on December 5, 2007, expires on February 13, 2072, and requires an annual base rent of $179,114 plus percentage rent equal to 4.5% of annual gross rooms revenue in excess of the percentage rent base (percentage rent base being currently equal to $145,814 and adjusting by 15% of any increase or decrease in the fixed debt service payment). The ground lease also requires that the use of the hotel unit must be by an “upscale” hotel or conference center and that MIT receive the right of first refusal in connection with any sale of the hotel unit.

The Le Meridien Cambridge MIT Property is currently subject to a franchise agreement with Starwood (M) International, Inc. and is operating under the Le Meridien brand. The franchise agreement is currently set to expire on December 4, 2027 with no extension options. The Le Meridien brand has existed since 1972, joined Starwood Hotels & Resorts in 2005 and currently operates over 100 hotels and resorts in 35 countries.

A-3-101

BACM 2016-UBS10	Le Meridien Cambridge MIT

The Le Meridien Cambridge MIT Property generates approximately 75% of its room nights from transient demand and 25% from meeting and group business.

Historical Occupancy, ADR, RevPAR
	Competitive Set			Le Meridien Cambridge MIT Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2010	78.7%	$180.55	$142.10	83.8%	$188.43	$157.97	106.5%	104.4%	111.2%
2011	78.1%	$193.89	$151.38	81.3%	$204.70	$166.41	104.1%	105.6%	109.9%
2012	79.8%	$207.74	$165.72	87.1%	$215.33	$187.55	109.2%	103.7%	113.2%
2013	81.0%	$212.32	$171.92	88.5%	$218.76	$193.59	109.3%	103.0%	112.6%
2014	79.9%	$236.61	$188.98	91.5%	$236.57	$216.36	114.5%	100.0%	114.5%
2/29/2016 TTM	81.2%	$248.89	$202.02	88.9%	$257.91	$229.26	109.5%	103.6%	113.5%

Source: Industry Report

The Market. The Le Meridien Cambridge MIT Property is located in Cambridge, MA. Cambridge has a diverse commercial base including a large mall, hotels, and office and government buildings. Additionally Cambridge is considered one of the nation’s leading technology and pharmaceutical locations, largely supported by the presence of Harvard University, MIT and several laboratories. Cambridge had a second quarter 2015 unemployment rate of 3.0%, as compared to Boston’s rate of 4.1% and the national rate of 5.3%.

Estimated 2014 population within a one-, three-, and five-mile radius of the Le Meridien Cambridge MIT Property was 67,017, 497,648, and 984,816, respectively. Estimated household income within a one-mile radius was $97,442.

The Cambridge/Waltham lodging submarket has the highest occupancy rate and ADR among all Suburban Boston submarkets. As of the second quarter 2015, the Cambridge/Waltham submarket had an occupancy rate of 76.6% and ADR of $193.37, resulting in a RevPar of $148.06. The Cambridge/Waltham hospitality market’s RevPAR has grown year over year by at least 5.4% since 2010. The competitive market supply has remained flat since 2003 due to barriers to entry: when land is available for development in central Cambridge, the highest and best use is typically office, laboratory, residential or institutional. There are no directly competitive properties that are either proposed or under construction within the Cambridge/Waltham submarket.

Competitive properties with respect to the Le Meridien Cambridge MIT Property are shown in the table below:

Competitive Property Summary
Property Name	Year Opened	No. of Rooms	Transient Demand	Group Demand	2014 Occupancy	2014 ADR	2014 RevPAR
Le Meridien Cambridge MIT Property	1998	210	75%	25%	92%	$237	$216.36
Courtyard Boston Cambridge	1966	203	80%	20%	87%	$189	$164.43
Doubletree Suites Hotel Boston	1985	308	75%	25%	85%	$211	$179.35
Sheraton Hotel Commander	1926	173	75%	25%	81%	$243	$196.83
Kimpton Hotel Marlowe	2003	236	80%	20%	81%	$238	$192.78
Residence Inn Boston Cambridge Center	1999	221	90%	10%	81%	$231	$187.11
Hyatt Regency Cambridge	1976	470	60%	40%	78%	$210	$163.80
Marriott Boston Cambridge	1986	433	60%	40%	82%	$252	$206.64
Royal Sonesta Cambridge	1963	400	65%	35%	82%	$228	$186.96
Total/Weighted Average		2,654			83%	$227	$186.96

Source: Appraisal

A-3-102

BACM 2016-UBS10	Le Meridien Cambridge MIT

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Le Meridien Cambridge MIT Property:

Cash Flow Analysis
	2009	2010	2011	2012	2013	2014	2015	UW	UW per Room
Occupancy(1)	76.1%	83.8%	81.3%	87.1%	88.5%	91.5%	89.4%	89.4%
ADR(1)	$183.60	$188.43	$204.70	$215.33	$218.76	$236.57	$257.97	$257.97
RevPAR(1)	$139.78	$157.96	$166.41	$187.55	$193.59	$216.37	$230.69	$230.69

Rooms Revenue	$10,713,892	$12,108,120	$12,755,612	$14,415,095	$14,838,714	$16,584,339	$17,682,754	$17,682,754	$84,204
Food & Beverage	$4,974,973	$5,114,174	$4,697,878	$4,403,783	$4,407,531	$4,617,656	$4,177,935	$4,177,935	$19,895
Other Income(2)	$170,527	$651,409	$383,718	$202,836	$177,274	$186,364	$135,405	$135,405	$645
Total Revenue	$15,859,392	$17,873,703	$17,837,208	$19,021,714	$19,423,519	$21,388,359	$21,996,094	$21,996,094	$104,743
Total Expenses	$11,074,718	$11,371,201	$11,555,970	$12,185,260	$12,804,407	$13,465,441	$14,060,828	$14,056,798	$66,937
Net Op. Income	$4,784,674	$6,502,502	$6,281,238	$6,836,455	$6,619,112	$7,922,918	$7,935,266	$7,939,296	$37,806
FF&E	$634,376	$714,948	$713,488	$760,869	$776,941	$855,534	$879,844	$879,843	$4,190
Net Cash Flow	$4,150,299	$5,787,554	$5,567,749	$6,075,586	$5,842,171	$7,067,384	$7,055,423	$7,059,452	$33,616

NOI DSCR(3)	1.04x	1.41x	1.36x	1.48x	1.43x	1.72x	1.72x	1.72x
NCF DSCR(3)	0.90x	1.25x	1.21x	1.32x	1.27x	1.53x	1.53x	1.53x
NOI Debt Yield(3)	6.6%	9.0%	8.7%	9.5%	9.2%	11.0%	11.0%	11.0%
NCF Debt Yield(3)	5.7%	8.0%	7.7%	8.4%	8.1%	9.8%	9.8%	9.8%

(1)	Occupancy, ADR and RevPAR figures have been taken from the Le Meridien Cambridge MIT sponsor-provided financial statements.

(2)	Other income includes telephone, internet, cancellation revenue and miscellaneous income.

(3)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the Le Meridien Cambridge MIT Whole Loan.

A-3-103

BACM 2016-UBS10	AvidXchange

Mortgage Loan No. 14 – AvidXchange

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		UBSRES		Single Asset/Portfolio:	Portfolio
Original Balance(1):		$20,800,000		Location:	Charlotte, NC 28206
Cut-off Date Balance(1):		$20,773,962		General Property Type:	Mixed Use
% of Initial Pool Balance:		2.4%		Detailed Property Type:	Retail/Office
Loan Purpose:		Refinance		Title Vesting:	Fee
Sponsor:		Noah F. Lazes; Richard J. Lazes		Year Built/Renovated:	Various
Mortgage Rate:		5.0940%		Size:	239,106 SF
Note Date:		4/22/2016		Cut-off Date Balance per Unit(1):	$217
First Payment Date:		6/6/2016		Maturity Date Balance per Unit(1):	$173
Maturity Date:		5/6/2026		Property Manager:	ARK Ventures, Inc. (borrower-related)
Original Term to Maturity:		120 months
Original Amortization Term:		330 months		Underwriting and Financial Information
IO Period:		0 months		UW NOI:	$5,887,023
Seasoning:		1 month		UW NOI Debt Yield(1):	11.3%
Prepayment Provisions:		LO (25); YM1 (91); O (4)		UW NOI Debt Yield at Maturity(1):	14.3%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NCF DSCR(1):	1.61x
Additional Debt Type(1):		Pari Passu		Most Recent NOI(4):	$4,341,578 (12/31/2015)
Additional Debt Balance(1):		$31,160,943		2nd Most Recent NOI(4):	$3,888,269 (12/31/2014)
Future Debt Permitted (Type):		No (N/A)		3rd Most Recent NOI(4):	$3,797,584 (12/31/2013)
Reserves				Most Recent Occupancy:	100.0% (4/21/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(4):	100.0% (12/31/2015)
RE Tax:	$126,459	$14,051	N/A	3rd Most Recent Occupancy(4):	100.0% (12/31/2014)
Insurance:	$28,967	$14,483	N/A	Appraised Value (as of):	$85,000,000 (2/1/2016)
Deferred Maintenance:	$55,000	$0	N/A	Cut-off Date LTV Ratio(1):	61.1%
Recurring Replacements:	$0	$3,985	N/A	Maturity Date LTV Ratio(1):	48.6%
TI/LC:	$750,000	$14,944	(2)
Other(3):	$1,095,745	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$52,000,000	100.0%	Loan Payoff:	$44,297,916	85.2%
			Reserves:	$2,056,171	4.0%
			Closing Costs:	$854,143	1.6%
			Return of Equity:	$4,791,770	9.2%
Total Sources:	$52,000,000	100.0%	Total Uses:	$52,000,000	100.0%

(1)	The AvidXchange Mortgage Loan is part of the AvidXchange Whole Loan, which is comprised of two pari passu promissory notes with an aggregate original principal balance of $52,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate principal balance of the promissory notes comprising the AvidXchange Whole Loan.

(2)	If at any time (i) funds in the TI/LC reserve exceed $1,000,000, (ii) the AvidXchange Portfolio (defined below) has at least 85% occupancy, and (iii) no event of default has occurred, the AvidXchange Borrower no longer needs to pay the monthly TI/LC reserve until such time conditions (i), (ii), or (iii) mentioned above are not met.

(3)	At loan origination, $1,095,745 was escrowed into a landlord obligations reserve. During the continuance of a Lease Trigger Period (as defined below), the AvidXchange Borrower is required to deposit with the lender all excess cash flow into an occupancy reserve fund for approved leasing expenses incurred in connection with one or more acceptable replacement leases or acceptable lease extensions.

A “Lease Trigger Period” will commence upon (i) with respect to any Occupancy Reserve Tenant (as defined below) (excluding AvidXchange Fiber Mills and AvidXchange Silver Hammer), the earlier of (a) six months prior to each tenant’s lease expiration date or (b) the date tenant is required to notify the landlord of its intent to renew or terminate its lease, (ii) with respect to any Occupancy Reserve Tenant (excluding AvidXchange Fiber Mills and AvidXchange Silver Hammer), (a) such tenant fails to continuously operate, (b) such tenant, or guarantor of such tenant, is subject to bankruptcy action, (c) such tenant gives notice of its intent to terminate its lease or (d) such tenant’s lease terminates or expires, or (iii) with respect to AvidXchange Fiber Mills and AvidXchange Silver Hammer, (a) both tenants fail to continuously operate, (b) either tenant or the guarantor of such tenant, is subject to bankruptcy action, (c) either tenant gives notice of its intent to terminate its lease or (d) such tenant’s lease terminates or expires, but with respect to AvidXchange Fiber Mills, only if such tenant’s corporate headquarters adjacent to the AvidXchange Portfolio has not yet been completed at the time of such termination or expiration. A Lease Trigger Period will continue until a lease cure event occurs (as defined in the AvidXchange Mortgage Loan documents).

“Occupancy Reserve Tenant” means (i) Live Nation Fillmore, (ii) Live Nation Amphitheater, (iii) AvidXchange Silver Hammer, (iv) AvidXchange Fiber Mills, or (v) any tenant together with its affiliates, leases space comprising either (a) greater than 30,000 of the total rentable SF or (b) $800,000 or more per annum of base rent.

(4)	The Silver Hammer Building Property was formerly utilized as a movie production studio and a private event space, and was subsequently converted to multi-tenant office in mid-2014. Historical operating and occupancy information are not available for the Silver Hammer Building Property. The AvidXchange Music Factory Property was delivered in phases from 2006-2015. From 2013-2014, only 139,914 SF had been delivered. By 2016, 182,703 SF had been delivered.

A-3-104

BACM 2016-UBS10	AvidXchange

The Mortgage Loan. The fourteenth largest mortgage loan (the “AvidXchange Mortgage Loan”) is part of a whole loan (the “AvidXchange Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $52,000,000, both of which are secured by a first priority fee mortgage encumbering a portfolio consisting of two mixed use retail and office properties comprising 239,106 SF in Charlotte, North Carolina (the “AvidXchange Portfolio”). Promissory Note A-2, in the original principal amount of $20,800,000, represents the AvidXchange Mortgage Loan. Promissory Note A-1, in the original principal amount of $31,200,000, is currently held by Cantor Commercial Real Estate Lending, L.P. (the “AvidXchange Non-Serviced Companion Loan”) and is expected to be contributed to the CFCRE 2016-C4 securitization trust prior to the closing of this transaction. The AvidXchange Whole Loan is expected to be serviced pursuant to the pooling and servicing agreement for the CFCRE 2016-C4 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The AvidXchange Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

The proceeds of the AvidXchange Whole Loan were used to pay off a previous mortgage loan secured by the AvidXchange Portfolio, fund reserves, pay closing costs, and return equity to the AvidXchange Borrower.

The Borrower and the Sponsor. The borrowers are Fiber Mills, LLC, Music Factory Condominiums, LLC, and Silver Hammer Properties, LLC (collectively the “AvidXchange Borrower”), three single-purpose North Carolina limited liability companies structured to be bankruptcy-remote, each with an SPE corporate managing member with two independent directors. The sponsors and the nonrecourse carve-out guarantors of the AvidXchange Borrower are Richard J. Lazes and Noah F. Lazes. Fiber Mills, LLC and Music Factory Condominiums, LLC are owned by managing member, Fiber Mills Manager II, Inc. (0.50%), as well as Richard J. Lazes (49.75%) and Noah F. Lazes (49.75%). Silver Hammer Properties, LLC is owned by managing member, Silver Hammer Properties, Inc. (0.50%), as well as Richard J. Lazes (49.75%) and Noah F. Lazes (49.75%).

Richard J. Lazes is the co-founder and CEO of the ARK Group, a Charlotte based real estate and entertainment company with experience in construction and management of residential developments, multi-themed entertainment complexes, live music venues, restaurants and nightclubs, the production of music festivals, arena concerts, and TV specials for HBO and Cinemax. Richard J. Lazes has produced television specials for HBO and Cinemax as well as live concerts in over 30 states for artists such as Bob Dylan, Ray Charles, Tina Turner, and Jimmy Buffet and has also produced touring Broadway shows including “A Chorus Line” and “Showboat.” Noah F. Lazes is the co-founder, President, and COO of the ARK Group.

The Properties.

The following table presents each property comprising the AvidXchange Portfolio by descending Allocated Cut-off Date Mortgage Loan Amount:

AvidXchange Portfolio Summary
Property Name	Location	Property Type/Subtype	Size (SF)(1)	Occ. %(1)	Allocated Cut-off Date Mortgage Loan Amount	% of Allocated Mortgage Loan Amount	Year Built/ Renovated	Appraised Value
AvidXchange Music Factory	Charlotte, NC	Mixed Use/ Retail/Office	182,703	100.0%	$15,081,097	72.6%	1920/2006	$66,000,000
Silver Hammer Building	Charlotte, NC	Mixed Use/ Retail/Office	56,403	100.0%	$5,692,865	27.4%	1987/2014	$19,000,000
Total/Wtd. Avg.			239,106	100.0%	$20,773,962	100.0%		$85,000,000

(1)	Information is based on the underwritten rent roll.

The AvidXchange Portfolio consists of two adjacent mixed use properties, the AvidXchange Music Factory property (the “AvidXchange Music Factory Property”) and the Silver Hammer Building property (the “Silver Hammer Building Property”). The AvidXchange Portfolio consists of 124,505 SF (52.1% of NRA) of office space, 70,703 SF (29.6% of NRA) of retail space, and 43,898 SF (18.4% of NRA) of music venue space.

The AvidXchange Music Factory Property (76.4% of NRA; 75.4% of U/W base rent) is a mixed use retail/office development in the city of Charlotte, Mecklenburg County, North Carolina. Situated on a 9.57-acre parcel, AvidXchange Music Factory Property operated as a textile mill until the sponsors’ acquisition in 2001. The AvidXchange Music Factory Property originally opened as the North Carolina Music Factory in phases starting in 2006, with the final phase completed in 2015. In 2016, AvidXchange bought the naming rights to the development, and the property was renamed the AvidXchange Music Factory in conjunction with the development of the company’s new headquarters adjacent to the AvidXchange Music Factory Property.

The AvidXchange Music Factory Property consists of 70,703 SF (29.6% of NRA) of retail space leased to 10 tenants accounting for 35.4% of UW base rent. Retail tenants include Label (6.8% of NRA; 12.6% of U/W base rent), 8.2.0. (5.3% of NRA; 4.2% of U/W base rent) and Wet Willies (4.2% of NRA; 2.0% of U/W base rent). The AvidXchange Music Factory Property consists of 68,102 SF (28.5% of NRA) of office space leased to 13 tenants accounting for 21.7% of U/W base rent. Office tenants include AvidXchange (9.2% of NRA; 9.5% of U/W base rent), Industry, Inc. (9.2% of NRA; 4.5% of U/W base rent) and Creative Loafing (2.0% of NRA; 1.1% of U/W base rent). In addition, the AvidXchange Music Factory Property consists of two of Charlotte’s premier music venues, The Uptown Amphitheater and The Fillmore, leased to Live Nation Worldwide, Inc. (“Live Nation”), for a total of 32,398 SF. Live Nation recently executed a new lease for an additional 11,500 SF to occupy a third music venue as well as an extension to the current lease at The Fillmore music venue for an additional 15 years, expiring in May 2031. The AvidXchange Music Factory Property is 100.0% occupied as of April 21, 2016 to 25 tenants.

The Silver Hammer Building Property (23.6% of NRA; 24.6% of U/W base rent) is a 56,403 SF mixed use retail/office building located adjacent to the AvidXchange Music Factory Property, in the Charlotte central business district (“CBD”), in the city of Charlotte, Mecklenburg County, North Carolina. Situated on 6.01-acres, the Silver Hammer Building Property was built in 1987 as a movie production studio and was converted to a multi-tenant office space by the sponsors in 2014. The Silver Hammer Building Property is 100.0% occupied as of April 21, 2016 by four tenants, the largest of which is AvidXchange (18.9% of NRA; 19.5% of U/W base rent).

A-3-105

BACM 2016-UBS10	AvidXchange

Major Tenants.

AvidXchange (67,203 SF, 28.1% of NRA, 28.9% of U/W base rent). AvidXchange provides accounts payable and payment automation solutions for businesses. The company was founded in 2000 and services more than 5,000 clients throughout North America, in automating invoice and payment processes. AvidXchange recently completed a $225 million minority growth financing led by Bain Capital Ventures and has been recognized as one of the 50 fastest-growing private companies in the Charlotte area for four consecutive years, ranked among Deloitte’s 2015 Fast 500, and was among the top 100 technology companies in North America by Red Herring. AvidXchange has been in tenancy at both the AvidXchange Music Factory Property (21,967 SF) and the Silver Hammer Building Property (45,236 SF) since 2016 and 2014, respectively. AvidXchange is currently headquartered in midtown Charlotte, and is in the process of constructing a new 200,000 SF headquarters across the street from the AvidXchange Music Factory Property. The new headquarters is anticipated to serve at least 600 new employees and is expected to be completed in 2017. The AvidXchange space at the AvidXchange Music Factory Property has four five-year renewal options remaining and the AvidXchange space at the Silver Hammer Building Property has two five-year renewal options remaining. Both AvidXchange leases have no termination options.

Live Nation (45,558 SF, 19.1% of NRA, 17.1% of U/W base rent). Live Nation is a live entertainment company. Live Nation owns, operates, and has exclusive booking rights for or has an equity interest in 167 venues, including House of Blues music venues and notable locations such as the Hollywood Palladium, the Ziggo Dome in Amsterdam, and 3Arena in Ireland. In its fiscal year 2015, Live Nation achieved revenue of approximately $7.2 billion compared to approximately $6.9 billion in 2014. Live Nation operates two music venues at the AvidXchange Music Factory Property, The Uptown Amphitheater and The Fillmore, and recently executed a new lease for an additional 11,500 SF to occupy a third music venue, and 1,660 SF of office space. Live Nation also recently extended The Fillmore music venue for an additional 15 years, expiring in May 2031. The Uptown Amphitheater and The Fillmore each have one five-year renewal option remaining with no termination options. Live Nation’s 11,500 SF music venue has four five-year renewal options with a one-time termination option effective upon 90 days’ written notice no later than May 31, 2026. Live Nation’s 1,660 SF office space has a termination option effective 90 days after providing written notice to the landlord no sooner than November 1, 2017 with no renewal options.

Industry, Inc. (22,086 SF; 9.2% of NRA; 4.5% of U/W base rent). Industry, Inc. is a shared office environment designed for creative professionals, technology professionals, freelancers, small businesses and other independent workers. The space offers both private offices as well as flexible workspaces and is generally leased to startup companies, small companies, and remote workers who may be with larger firms outside of the Charlotte market. Industry, Inc. also has a designated event space to accommodate larger events, workshops, meetings or parties. Industry, Inc. has one five-year renewal option remaining with no termination options.

Label (16,206 SF; 6.8% of NRA; 12.6% of U/W base rent). Label is an upscale, bi-level nightspot with host DJs and live music. Over $6.5 million of tenant contributions was invested in the build out of the space which was designed by the same architect who designed LIV at the Fontainebleau in Miami. Label has two five-year renewal options remaining with no termination options.

8.2.0. (12,664 SF; 5.3% of NRA; 4.2% of U/W base rent). 8.2.0. is a restaurant and entertainment concept that includes a mix of offerings with an upscale karaoke lounge, arcade with retro-style games, multiple bars and a vegan-friendly pizza parlor. 8.2.0. is an affiliated concept of the VBGB Uptown, which is also located at the AvidXchange Music Factory Property. The 8.2.0. lease was executed July 2015 and rent payments have commenced though the space is not yet open for business. 8.2.0. has four five-year renewal options remaining with no termination options.

A-3-106

BACM 2016-UBS10	AvidXchange

The following table presents certain information relating to the leases at the AvidXchange Portfolio:

AvidXchange Portfolio Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)	Total Tenant SF	Approximate % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration
Top 5 Portfolio Tenants
AvidXchange	NR/NR/NR	67,203	28.1%	$1,747,950	28.9%	$26.01	Various(3)
Live Nation	NR/B3/BB-	45,558	19.1%	$1,033,255	17.1%	$22.68	Various(4)
Industry, Inc.	NR/NR/NR	22,086	9.2%	$269,094	4.5%	$12.18	Various(5)
Label	NR/NR/NR	16,206	6.8%	$760,714	12.6%	$46.94	6/30/2017
8.2.0.	NR/NR/NR	12,664	5.3%	$255,264	4.2%	$20.16	7/31/2021
Subtotal/Wtd. Avg.		163,717	68.5%	$4,066,277	67.3%	$24.84

Other Tenants		75,389	31.5%	$1,974,436	32.7%	$26.19
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		239,106	100.0%	$6,040,713	100.0%	$25.26

(1)	Information is based on the underwritten rent roll.

(2)	Wtd. Avg. Annual UW Rent PSF excludes vacant space.

(3)	AvidXchange’s space is leased pursuant to two leases. One lease at the Silver Hammer Building Property totaling 45,236 SF and $1,176,588 of underwritten base rent expires on December 31, 2030 and one lease at the AvidXchange Music Factory Property totaling 21,967 SF and $571,362 of underwritten base rent expires on March 31, 2021.

(4)	Live Nation’s space is leased pursuant to four leases at the AvidXchange Music Factory Property. One recently extended lease on The Fillmore music venue totaling 19,398 SF and $386,335 of underwritten base rent expires on May 31, 2031, one lease on The Uptown Amphitheater music venue totaling 13,000 SF and $386,335 of underwritten base rent expires on May 31, 2019, one recently executed lease for a third music venue totaling 11,500 SF and $228,758 of underwritten base rent expires on May 31, 2026, and one office lease totaling 1,660 SF and $31,827 of underwritten base rent expires on October 31, 2019. Live Nation has a one-time termination option on its new 11,500 SF music venue space effective upon 90 days’ written notice no later than April 30, 2026 and a termination option on its 1,660 SF office space effective 90 days after providing written notice to the landlord no sooner than November 1, 2017.

(5)	Industry, Inc.’s space is leased pursuant to two leases at the AvidXchange Music Factory Property. One lease totaling 14,028 SF and $147,294 of underwritten base rent expires on August 31, 2020 and one lease totaling 8,058 SF and $121,800 of underwritten base rent expires on October 31, 2019.

The following table presents certain information relating to the aggregate lease rollover schedule at the AvidXchange Portfolio and is based on the underwritten rent rolls of each property comprising the AvidXchange Portfolio:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Annual UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	2	6,667	$24.43	2.8%	2.8%	$162,882	2.7%	2.7%
2016	2	2,886	$17.63	1.2%	4.0%	$50,873	0.8%	3.5%
2017	5	29,210	$37.77	12.2%	16.2%	$1,103,182	18.3%	21.8%
2018	3	11,618	$31.99	4.9%	21.1%	$371,656	6.2%	28.0%
2019	6	26,143	$25.65	10.9%	32.0%	$670,452	11.1%	39.1%
2020	5	36,615	$17.58	15.3%	47.3%	$643,684	10.7%	49.7%
2021	5	39,733	$27.30	16.6%	63.9%	$1,084,795	18.0%	67.7%
2022	1	0	$0.00	0.0%	63.9%	$39,737	0.7%	68.3%
2023	0	0	$0.00	0.0%	63.9%	$0	0.0%	68.3%
2024	0	0	$0.00	0.0%	63.9%	$0	0.0%	68.3%
2025	0	0	$0.00	0.0%	63.9%	$0	0.0%	68.3%
2026	1	11,500	$19.89	4.8%	68.7%	$228,758	3.8%	72.1%
2027 & Beyond	3	74,734	$22.54	31.3%	100.0%	$1,684,694	27.9%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	33	239,106	$25.26	100.0%		$6,040,713	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

A-3-107

BACM 2016-UBS10	AvidXchange

The Market. The AvidXchange Portfolio is located in Charlotte, North Carolina within close proximity to Interstates 85, 485, 277 and 77 and Highway 29. Access to I-77 and Highway 29 is 0.5 miles north and 0.3 miles south, respectively, of the AvidXchange Portfolio. The AvidXchange Portfolio is approximately five miles east of Charlotte Douglas International Airport, the sixth busiest airport in the world, served by seven domestic carriers and three foreign carriers. The Charlotte Douglas International Airport is home to American Airlines’ second largest hub and provided transportation to approximately 45 million passengers in 2015.

The AvidXchange Property is located in the northern portion of the Charlotte CBD, also known as Charlotte’s city center. The Charlotte CBD is the largest employment center within the area and contains approximately 22.9 million SF of office. Major employers in the Charlotte CBD include the Bank of America headquarters, Duke Energy headquarters, Wells Fargo’s east coast headquarters, Fifth-Third Bank, and Electrolux. Charlotte’s city center now boasts more than 100,000 daytime employees and 25 million annual visitors. Charlotte’s city center is also home to the Carolina Panthers of the NFL and the Charlotte Hornets of the NBA. The $54 million BB&T Ballpark recently opened in 2014 and is home to the Charlotte Knights, a minor league baseball team.

In September 2014, AvidXchange, an automated invoice and bill payment software provider and one of the fastest-growing tech companies in the area, announced plans to build a new 200,000 SF headquarters which is currently under construction directly across the street from the AvidXchange Portfolio. AvidXchange recently closed a $225 million round of funding and will create more than 600 jobs at its new headquarters. In addition, a luxury, 205-unit multifamily project is under construction immediately south of the AvidXchange Property.

According to a third party market research report, the estimated 2016 population within a one-, three- and five-mile radius of the AvidXchange Portfolio is 15,576, 85,740 and 221,782, respectively. The population within a one-, three- and five-mile radius is projected to increase by 7.23%, 6.52% and 6.47%, respectively, through 2021, according to a third party market research report. The 2016 average household income within a one-, three- and five-mile radius of the AvidXchange Portfolio is estimated to be to be $92,584, $76,803 and $72,056, respectively.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the AvidXchange Portfolio:

Cash Flow Analysis(1)
	2013	2014	2015	UW	UW PSF
Base Rent	$3,399,624	$3,417,522	$4,141,372	$6,040,713	$25.26
Total Recoveries	$274,608	$259,978	$260,505	$299,223	$1.25
Other Income	$406,882	$498,869	$592,707	$825,795	$3.45
Less Vacancy & Credit Loss	$0	$0	$0	($394,949)	($1.65)
Effective Gross Income	$4,081,114	$4,176,369	$4,994,584	$6,770,782	$28.32
Total Operating Expenses	$283,530	$288,100	$653,007	$883,759	$3.70
Net Operating Income	$3,797,584	$3,888,269	$4,341,578	$5,887,023	$24.62
Capital Expenditures	$0	$0	$0	$47,821	$0.20
TI/LC	$0	$0	$0	$179,330	$0.75
Net Cash Flow	$3,797,584	$3,888,269	$4,341,578	$5,659,872	$23.67

Occupancy %(2)	100.0%	100.0%	100.0%	100.0%
NOI DSCR(3)	1.08x	1.11x	1.23x	1.67x
NCF DSCR(3)	1.08x	1.11x	1.23x	1.61x
NOI Debt Yield(3)	7.3%	7.5%	8.4%	11.3%
NCF Debt Yield(3)	7.3%	7.5%	8.4%	10.9%

(1)	The Silver Hammer Building Property was formerly utilized as a movie production studio and a private event space, and was subsequently converted to multi-tenant office in mid-2014. Historical operating and occupancy information are not available for the Silver Hammer Building Property.

(2)	The AvidXchange Music Factory Property was delivered in phases from 2006-2015. From 2013-2014, only 139,914 SF had been delivered. By 2016, 182,703 SF had been delivered.

(3)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the AvidXchange Whole Loan.

Tax Credits / Master Lease Structure. The renovation of the AvidXchange Music Factory Property permitted the Fiber Mills, LLC borrower to qualify for state and federal historic tax credits totaling approximately $1.26 million. In connection with the tax credits, the Fiber Mills, LLC borrower master leased the entire AvidXchange Music Factory Property (not including the portion of this property leased by VBGB Uptown (4,370 SF)) (the “Tax Credit Property”) to an affiliate of the borrower (the “Master Tenant”), who in turn subleased the Tax Credit Property to another affiliate of the borrower (the “Master Subtenant”). The Master Subtenant leases the Tax Credit Property to commercial tenants. On June 29, 2007, the Master Subtenant entered into an operating agreement with the Master Tenant and the Sherwin Williams Company (“Sherwin Williams”). Sherwin Williams contributed capital in exchange for a 99.9%, non-controlling interest in the Master Tenant (which provides Sherwin Williams with the benefit of the federal and state tax credits). The maximum amount of tax credits that remain subject to disallowance or recapture is (i) with respect to the state tax credits, $96,878 and (ii) with respect to the federal tax credits, $591,600. As of October 2, 2017, no state or federal tax credits recognized by Sherwin Williams will be subject to disallowance or recapture. Until March 1, 2018, the master lease and master sublease may not be terminated. Effective as of the loan origination, each of the Master Tenant and Master Subtenant have agreed to deposit all rent received under the master lease, the master sublease and from commercial tenants at the Tax Credit Property to the lender-controlled clearing account, to be applied in accordance with the terms of the AvidXchange Whole Loan documents.

A-3-108

BACM 2016-UBS10	AvidXchange

Property Release. The AvidXchange Borrower may obtain the release of the Silver Hammer Building Property, at any time after the end of the two-year period commencing on the closing date of this securitization subject to payment of a yield maintenance premium, calculated pursuant to the terms of the AvidXchange Whole Loan agreement, and the Release Amount (as defined below) with respect to the Silver Hammer Building Property provided, among other conditions, after giving effect to such release, (i) the debt service coverage ratio for the remaining property is not less than the greater of 1.59x and the debt service coverage ratio immediately preceding such release, (ii) the loan-to-value ratio for the remaining property is not greater than the lower of 61.2% and the loan-to-value ratio immediately preceding such release and (iii) the debt yield for the remaining property is not less than the greater of 10.8% and the debt yield immediately preceding such release. “Release Amount” is an amount equal to the greater of (a) 100% of sale proceeds and (b) $17,812,500.

A-3-109

BACM 2016-UBS10	300 Four Falls

Mortgage Loan No. 15 – 300 Four Falls

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:		BANA		Single Asset/Portfolio:	Single Asset
Original Balance(1):		$20,000,000		Location:	West Conshohocken, PA 19428
Cut-off Date Balance(1):		$20,000,000		General Property Type:	Office
% of Initial Pool Balance:		2.3%		Detailed Property Type:	Suburban
Loan Purpose:		Acquisition		Title Vesting:	Fee
Sponsor:		Maguire Hayden Real Estate Company, L.P.		Year Built/Renovated:	2003/N/A
Mortgage Rate:		4.8400%		Size:	298,482 SF
Note Date:		1/8/2016		Cut-off Date Balance per Unit(1):	$235
First Payment Date:		3/1/2016		Maturity Date Balance per Unit(1):	$235
Maturity Date:		2/1/2026		Property Manager:	Hayden Management Company, LLC (borrower-related)
Original Term to Maturity:		120 months
Original Amortization Term:		0 months		Underwriting and Financial Information
IO Period:		120 months		UW NOI:	$6,839,820
Seasoning:		4 months		UW NOI Debt Yield(1):	9.8%
Prepayment Provisions:		LO (28); DEF (88); O (4)		UW NOI Debt Yield at Maturity(1):	9.8%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NCF DSCR(1):	1.94x
Additional Debt Type(1):		Pari Passu		Most Recent NOI:	$7,073,719 (12/31/2015)
Additional Debt Balance(1):		$50,000,000		2nd Most Recent NOI:	$5,863,704 (12/31/2014)
Future Debt Permitted (Type):		No (N/A)		3rd Most Recent NOI:	$5,555,264 (12/31/2013)
Reserves				Most Recent Occupancy:	98.9% (4/1/2016)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	98.4% (12/31/2015)
RE Tax:	$754,068	$96,769	N/A	3rd Most Recent Occupancy:	98.4% (12/31/2014)
Insurance:	$18,773	$9,387	N/A	Appraised Value (as of):	$101,300,000 (11/11/2015)
Deferred Maintenance:	$135,250	$0	N/A	Cut-off Date LTV Ratio(1):	69.1%
Recurring Replacements:	$0	$9,203	N/A	Maturity Date LTV Ratio(1):	69.1%
TI/LC(2):	$3,998,562	Springing	$1,500,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount(1):	$70,000,000	67.7%	Purchase Price:	$95,938,834	92.8%
Borrower Equity:	$33,341,018	32.3%	Reserves:	$4,906,653	4.7%
			Closing Costs:	$2,495,531	2.4%
Total Sources:	$103,341,018	100.0%	Total Uses:	$103,341,018	100.0%

(1)	The 300 Four Falls Mortgage Loan is a part of the 300 Four Falls Whole Loan, which is comprised of two pari passu notes with an aggregate original principal balance of $70,000,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the 300 Four Falls Whole Loan.

(2)	Initial TI/LC Reserves consist of a $3,000,000 leasing reserve and a $998,562 tenant improvement reserve related to nine various tenants ranging from $10,422 to $438,060 for each tenant. Beginning February 1, 2019, the 300 Four Falls Borrower will be required to deposit monthly $24,874 to the leasing reserve (increasing to $49,747 monthly should any of the tenants John Templeton Foundation, Credit Suisse or Raymond James fail to renew their respective lease twelve months prior to expiration) provided that the amount on reserve is less than $1,500,000.

The Mortgage Loan. The fifteenth largest mortgage loan (the “300 Four Falls Mortgage Loan”) is part of a whole loan (the “300 Four Falls Whole Loan”) evidenced by two pari passu promissory notes in the aggregate original principal amount of $70,000,000 which are secured by a first priority fee mortgage encumbering a seven-story office building known as 300 Four Falls (the “300 Four Falls Property”) located in West Conshohocken, Pennsylvania. Promissory Note A-2 in the original principal amount of $20,000,000 represents the 300 Four Falls Mortgage Loan. Promissory Note A-1 in the original principal amount of $50,000,000 is currently held by the MSBAM 2016-C29 securitization trust (the “300 Four Falls Pari Passu Companion Loan”). The 300 Four Falls Whole Loan is being serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C29 transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—The 300 Four Falls Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus. Proceeds from the 300 Four Falls Whole Loan, together with an equity contribution of over $33 million from the 300 Four Falls Mortgage Loan sponsor were used to purchase the 300 Four Falls Property, fund reserves and pay closing costs. The previous loan secured by the 300 Four Falls Property was securitized in the WBCMT 2005-C22 transaction.

The Borrower and the Sponsor. The borrower is MH Four Falls, L.P., a Delaware limited partnership (the “300 Four Falls Borrower”) with two independent directors. Equity ownership in the 300 Four Falls Borrower is held by Maguire Hayden Real Estate Company, L.P. (29.4%) and three limited partners: The Second Amended and Restated James J. Maguire Irrevocable Trust, Christopher J. Maguire and James J. Maguire, Jr.

A-3-110

BACM 2016-UBS10	300 Four Falls

Maguire Hayden Real Estate Company, L.P. (“Maguire Hayden”) is the sponsor and non-recourse carve-out guarantor. Maguire Hayden is a commercial real estate investment and operating firm that acquires, repositions and manages office, industrial and flex properties in the Philadelphia metropolitan area and within an approximate 200 mile radius of Philadelphia, PA. Over the last several years, Maguire Hayden has invested in properties containing over five million SF, representing over a reported $1 billion in value. Maguire Hayden’s current portfolio includes 2400 Continental Drive and 1200 Atwater in Malvern, PA, 2250 Roswell Drive in Pittsburgh, PA, 397 Eagleview Boulevard in Exton, PA and Avion Business Park in Chantilly, VA, in addition to the 300 Four Falls Property. Following the acquisition of the 300 Four Falls Property, Maguire Hayden took space in the building which it now uses for its company headquarters.

The Property. The 300 Four Falls Property is located at 300 Conshohocken State Road, and consists of a seven-story office building built over a six-story parking garage on a 4.52-acre site overlooking the Schuylkill River. The 300 Four Falls Property features an approximately 4,000 SF professionally operated fitness center, a cafeteria and a total of 1,054 parking spaces.

As of April 1, 2016, the 300 Four Falls Property was 98.9% occupied by 20 various office tenants.

Major Tenants.

John Templeton Foundation (58,362 SF, 20% of NRA, 20% of underwritten base rent). The John Templeton Foundation (“Templeton”) initially occupied 27,207 SF beginning October 2004, expanded 16,504 SF in January 2006 and another 14,651 SF in April 2008, and now occupies a total of 58,362 SF on the fifth and sixth floors under a lease expiring October 31, 2020, with one five-year renewal option. The lease requires an annual base rent of $33.50 PSF, with 2.5% annual increases each November. Templeton is entitled to a rent abatement of $75,000 ($1.29 PSF) for the months of March, June, September and December for the years 2016 through 2019 and for the months of March, June and September of 2020. Templeton is entitled to a rent abatement of $71,115 ($1.22 PSF) for the month of October 2020. Such rent abatements have not been reserved for.

Templeton is a non-profit organization founded in 1987 by Sir John Templeton to serve as a philanthropic catalyst for research on subjects relating to human purpose and reality including evolution, creativity, love and free will. As of 2013, Templeton’s reported endowment was approximately $3.34 billion and Templeton had awarded since founding $966 million in grants and charitable activities. Templeton grantees are active contributors to various international scientific journals. To date, Templeton has published 216 books. Templeton employs 82 employees at its headquarters at the 300 Four Falls Property.

The Judge Group, Inc. (41,360 SF, 14% of NRA, 15% of underwritten base rent). The Judge Group, Inc. currently occupies 41,360 SF under a lease expiring August 31, 2017. The lease requires an average annual base rent of $35.31 PSF, increasing to $36.20 PSF in August 2016.

The Judge Group, Inc. is a privately-owned professional services firm with over 30 offices providing staffing, training, technology and consulting services. The Judge Group, Inc. announced in October 2015 that it intends to relocate its global corporate headquarters from the 300 Four Falls Property as it expands to a single tenant building in nearby Wayne, PA. Tandigm Health, which currently occupies 18,876 SF at the 300 Four Falls Property, is currently in negotiations to extend its lease from May 2020 to February 28, 2023 and additionally lease 25,877 SF of space that The Judge Group, Inc. is vacating upon its lease expiration. There can be no assurance any such additional lease or lease extension will be entered into.

EMC Corporation (33,538 SF, 11% of NRA, 12% of underwritten base rent). EMC Corporation occupies 33,538 SF under an initial lease dated January 2005, renewed through October 31, 2017, with one remaining five-year renewal option. The lease requires an annual base rent of $34.25 PSF, with a 2% annual increase in June 2016 and June 2017.

EMC Corporation (NYSE: EMC) provides enterprise storage systems, software, networks and information technology services. EMC Corporation employs approximately 70,000 people worldwide and is rated “A1” by Moody’s and “A” by S&P.

SMG (21,903 SF, 7% of NRA, 8% of underwritten base rent). SMG initially occupied 16,479 SF beginning January 2009 and expanded 5,424 SF to occupy a total 21,903 SF under a lease expiring April 30, 2024, with one five-year renewal option. The lease requires an annual base rent of $34.50 PSF with 3% annual escalations. In connection with SMG’s recent renewal and expansion, SMG is entitled to a tenant improvement allowance of $438,060, which amount has been reserved by the 300 Four Falls Borrower.

SMG is a venue management, marketing and development company founded in 1977 that manages convention centers, exhibition halls and trade centers, arenas, stadiums, performing arts centers and theaters in the United States, Canada, Europe and Latin America. SMG provides booking, training, design and operations services and sponsorship placements and manages facilities that have hosted Super Bowls, World Cup Soccer and Winter Olympics. The 300 Four Falls Property serves as SMG’s corporate headquarters.

ECBM (21,534 SF, 7% of NRA, 7% of underwritten base rent). ECBM occupies 21,534 SF under a lease expiring June 30, 2018, with one five-year renewal option. The lease requires an annual base rent of $32.00 PSF increasing to $32.50 PSF in January 2017.

ECBM is an independent insurance broker and consultant company that provides risk management solutions for businesses and individuals. ECBM has three offices in the mid-Atlantic region. The 300 Four Falls Property serves as ECBM corporate headquarters.

A-3-111

BACM 2016-UBS10	300 Four Falls

The following table presents certain information relating to the leases at the 300 Four Falls Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody’s/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration
John Templeton Foundation(4)	NR/NR/NR	58,362	19.8%	$1,992,205	20.3%	$34.14	10/31/2020
The Judge Group, Inc.(5)	NR/NR/NR	41,360	14.0%	$1,497,190	15.2%	$36.20	8/31/2017
EMC Corporation	NR/A1/A	33,538	11.4%	$1,173,830	11.9%	$35.00	10/31/2017
SMG	NR/NR/NR	21,903	7.4%	$776,417	7.9%	$35.45	4/30/2024
ECBM	NR/NR/NR	21,534	7.3%	$689,088	7.0%	$32.00	6/30/2018
Other(6)		113,820	38.5%	$3,708,782	37.7%	$32.58
Vacant		4,820	1.6%	$0	0.0%	$0.00
Total/Wtd. Avg.		295,337	100.0%	$9,837,512	100.0%	$33.86

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Wtd. Avg. Annual UW Rent PSF excludes vacant space and a 3,145 SF management office.

(4)	John Templeton Foundation is entitled to a rent abatement of $75,000 ($1.29 PSF) for the months of March June, September and December for the years 2016 through 2019 and for the months of March, June and September of 2020. Templeton is entitled to a rent abatement of $71,115 ($1.22 PSF) for the month of October 2020.

(5)	The Judge Group, Inc. announced in October 2015 that it intends to relocate its global corporate headquarters from the 300 Four Falls Property as it expands to a single tenant building in nearby Wayne, PA. Tandigm Health, which currently occupies 18,876 SF at the 300 Four Falls Property, is currently in negotiations to extend its lease from May 2020 to February 28, 2023 and additionally lease 25,877 SF of space that The Judge Group, Inc. is vacating upon its lease expiration. There can be no assurance any such additional lease or lease extension will be entered into.

(6)	Other Tenant SF excludes a 3,145 SF management office.

The following table presents certain information relating to the lease rollover schedule at the 300 Four Falls Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling(3)	UW Rent PSF Rolling(4)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2016	2	7,440	$18.33	2.5%	2.5%	$136,393	1.4%	1.4%
2017(5)	4	82,752	$35.42	28.0%	30.5%	$2,931,188	29.8%	31.2%
2018	4	30,169	$31.28	10.2%	40.8%	$943,732	9.6%	40.8%
2019	0	0	$0.00	0.0%	40.8%	$0	0.0%	40.8%
2020(5)	4	96,004	$34.12	32.5%	73.3%	$3,275,872	33.3%	74.1%
2021	0	0	$0.00	0.0%	73.3%	$0	0.0%	74.1%
2022	2	21,074	$34.36	7.1%	80.4%	$724,144	7.4%	81.4%
2023(5)	1	9,924	$34.28	3.4%	83.8%	$340,212	3.5%	84.9%
2024	1	21,903	$35.45	7.4%	91.2%	$776,417	7.9%	92.8%
2025	1	3,218	$35.01	1.1%	92.3%	$112,662	1.1%	93.9%
2026(6)	1	18,033	$33.10	6.1%	98.4%	$596,892	6.1%	100.0%
Vacant	0	4,820	$0.00	1.6%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	20	295,337	$33.86	100.0%		$9,837,512	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the lease rollover schedule.

(3)	Total SF Rolling excludes a 3,145 SF management office.

(4)	Wtd. Avg. UW Rent PSF Rolling excludes vacant space and a 3,145 SF management office.

(5)	The Judge Group Inc.’s lease on 41,360 SF expires on August 31, 2017. Tandigm Health, which currently occupies 18,876 SF, is currently in negotiations to extend its lease from May 2020 to February 28, 2023 and additionally lease 25,877 SF of space that The Judge Group, Inc. is vacating upon its expiration. There can be no assurance any such additional lease or lease extension will be entered into.

(6)	Credit Suisse renewed its lease for 18,033 SF in February 2016; however it is currently marketing a portion of its space for sublease.

The Market. The 300 Four Falls Property is located in West Conshohocken, Pennsylvania, approximately fifteen miles northwest of Center City Philadelphia. Access to West Conshohocken is provided by Interstate 476 and Interstate 76 (the Schuylkill Expressway), each within one mile of the 300 Four Falls Property, intersecting with Interstate 276 (the Pennsylvania Turnpike) at King of Prussia. The Southeastern Pennsylvania Transportation Authority (SEPTA) Manayunk/Norristown Regional Rail line has a Conshohocken stop within 0.3 miles of the 300 Four Falls Property. The historic Main Line communities of Gladwyne, Rosemont, Radnor, Villanova and Lower Merion lie immediately south and the Philadelphia International Airport is 24 miles south of the 300 Four Falls Property.

According to the appraisal, the Conshohocken office submarket contained approximately 3.4 million SF of inventory as of the end of the third quarter of 2015, with an average occupancy of 89.0% and average rent per SF of $31.68, as compared to the broader suburban Philadelphia office market which had an average occupancy of 81.1% and average rent per SF of $25.05.

A-3-112

BACM 2016-UBS10	300 Four Falls

According to the appraisal, the 2015 estimated population within a one-, three- and five-mile radius of the 300 Four Falls Property was 8,750, 50,061, and 211,016, respectively, with an estimated 2015 average household income of $115,897, $133,674 and $114,669, respectively.

The following table presents competitive office rental properties with respect to the 300 Four Falls Property:

Competitive Office Lease Summary
Property Name/Location	Year Built / Renov	Occ.	Total GLA (SF)	Tenant Name	Lease Date/ Term	Lease Area (SF)	Base Rent PSF	TI Allowance PSF
100 & 200 Four Falls(1) West Conshohocken, PA	1987/2004	81.2%	253,985	Celerion Burns White LLC Cv Investments	Nov-15/ 5 Yrs Jan-15/ 10 Yrs Jul-14/ 5.4 Yrs	2,690 10,471 4,084	$31.00 $28.00 $30.00	$5.00 $0.00 $0.00
Five Tower Bridge West Conshohocken, PA	2001/NA	95.2%	223,736	BTG KTR Capital Partners	May-15/ 3 Yrs Sept-1/ 5.3 Yrs	21,107 10,740	$36.50 $33.00	$1.78 $20.00
Six Tower Bridge Conshohocken, PA	1999/NA	91.0%	115,122	Available Immunocore	Nov-15/ NA Oct-15/ 5.3 Yrs	6,425 4,045	$33.50 $31.50	$0.00 $0.00
Radnor Financial Center Radnor, PA	2000/NA	92.4%	340,380	Fisher & Phillips, LLP The Investment Fund for Foundations	Jun-15/ 7.5 Yrs Jun-15/ 10 Yrs	14,887 18,823	$35.50 $35.50	$38.00 $35.00
Total/Wtd. Average			933,223				$33.91	$15.98
300 Four Falls Property(2)	2003/NA		298,482		5-10.3 Yrs	2,885-21,903	$34.54	$5-20

Source: Appraisal

(1)	100 & 200 Four Falls recently emerged from receivership.

(2)	Lease information is representative of new and renewed leases signed since June 2015.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the 300 Four Falls Property:

Cash Flow Analysis
	2012	2013	2014	2015	UW	UW PSF
Base Rent(1)	$7,621,656	$8,124,089	$8,161,883	$9,314,184	$9,998,977	$33.50
Total Recoveries	$1,068,923	$995,966	$939,450	$1,090,846	$1,082,462	$3.63
Other Income(2)	$12,676	$28,337	$23,251	$22,297	$22,000	$0.07
Less Vacancy & Credit Loss	$0	$0	$0	$0	($554,072)	-5.5%
Effective Gross Income	$8,703,255	$9,148,392	$9,124,584	$10,427,327	$10,549,367	$35.34
Total Operating Expenses	$2,480,571	$3,593,128	$3,260,880	$3,353,608	$3,709,547	$12.43
Net Operating Income	$6,222,684	$5,555,264	$5,863,704	$7,073,719	$6,839,820	$22.92
Capital Expenditures	$0	$0	$0	$0	$110,438	$0.37
TI/LC	$0	$0	$0	$0	$67,151	$0.22
Net Cash Flow	$6,222,684	$5,555,264	$5,863,704	$7,073,719	$6,662,231	$22.32

Occupancy %	84.6%	88.6%	98.4%	98.4%	95.0%
NOI DSCR(3)	1.81x	1.62x	1.71x	2.06x	1.99x
NCF DSCR(3)	1.81x	1.62x	1.71x	2.06x	1.94x
NOI Debt Yield(3)	8.9%	7.9%	8.4%	10.1%	9.8%
NCF Debt Yield(3)	8.9%	7.9%	8.4%	10.1%	9.5%

(1)	Historical and UW Base Rent do not include rental concessions. UW Base Rent includes rent steps through December 2016.

(2)	Other Income includes reimbursable tenant work for janitorial work or minor maintenance.

(3)	NOI DSCR, NCF DSCR, NOI Debt Yield and NCF Debt Yield are based on the 300 Four Falls Whole Loan.0

A-3-113

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/ Asset
Depositor	Master Servicer	Special Servicer	Representations Reviewer

Banc of America Merrill Lynch	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Park Bridge Lender Services LLC
Commercial Mortgage Inc.	550 S. Tryon Street, 14th Floor	730 NW 107th Avenue, Suite 400	41 Watchung Plaza, Suite 250
Bank of America Tower	Charlotte, NC 28202	Miami, FL 33172	Montclair, NJ 07042
One Bryant Park
New York, NY 10036
Contact:
Contact: Leland F. Bunch, III	REAM_InvestorRelations@wellsfargo.com	Contact: Thekla Salzman	Contact: David Rodgers
Phone Number: (646) 855-3953	Phone Number: (866) 898-1615	Phone Number: (305) 229-6465	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-E		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
Controlling Class Information
		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class:			Reduction	ASER	App. Red.
Effective as of: mm/dd/yyyy			Effected	Amount	Date

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Royalty License Fee	0.00
Net Prepayment Interest Shortfall	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Net Prepayment Interest Excess	0.00		Asset Representations Reviewer Fee - Park Bridge Lender Services LLC	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00
			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Equity Payments Received	0.00		Equity Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Paid	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit	WAM

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
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1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10 Commercial Mortgage Pass Through Certificates Series 2016-UBS10	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	7/15/16
8480 Stagecoach Circle		Record Date:	6/30/16
Frederick, MD 21701-4747		Determination Date:	7/11/16

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT(1)

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of June 1, 2016 (the “Pooling and Servicing Agreement”).

Transaction: Bank of America Merrill Lynch Commercial Mortgage Trust 2016-UBS10,
Commercial Mortgage Pass-Through Certificates,
Series 2016-UBS10

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Rialto Capital Advisors, LLC

Directing Certificateholder: [______]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

(1) This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating

Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” will refer to such mortgage loans sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

(1)          Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)          Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

 D-1-1

(3)          Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)          Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)          Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(6)          Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Mortgage Loan, the lien of the Mortgage for the related Crossed Mortgage Loan or Crossed Mortgage Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the

 D-1-2

Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)          Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in Annex D-2 attached to this prospectus, Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)          Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)          UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)        Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at

 D-1-3

origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)        Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)        Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)        Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)        Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer.

(15)        No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)        Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P (collectively the “Insurance Rating Requirements”), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a

 D-1-4

customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)        Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more

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separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)        No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)        No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(20)        REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)        Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

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(22)        Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)        Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)        Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)        Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)        Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property.

(27)        Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of

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the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with loan-to-value ratio and other requirements of the REMIC Provisions.

(28)        Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Mortgage Loan with more than one Mortgagor are in the form of either an individual or combined annual balance sheet of the Mortgagor entities (and no other entities), together with the related combined or individual statements of operations, members’ capital and cash flows, including a combined or individual balance sheet and statement of income for the Mortgaged Properties on a combined or individual basis.

(29)        Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-

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risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)        Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan, as set forth on Annex A-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)        Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating

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one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)        Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date, and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)        Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)        Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable

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jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a

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trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)      Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)      Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)      No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)      Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)      Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

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(40)        Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, the Mortgage File or this prospectus, there is no Environmental Condition at the related Mortgaged Property.

(41)        Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator of the Mortgage Loan or Seller, or a correspondent or agent of the originator of the Mortgage Loan or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)        Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)        Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) as set forth on Schedule 2-B of Exhibit 2 to the applicable MLPA and (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan.

(44)        Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the

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tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)        Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

UBS Real Estate Securities Inc.

Annex A-1 ID#	Mortgage Loan	Representation	Exception
1	Hyatt Regency Huntington Beach Resort & Spa	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-4 Note and an A-5 Note with an original aggregate principal balance of $60,000,000. The Mortgaged Property is also security for the pari passu A-1-1, A-1-2, A-2 and A-3 Notes, which have an aggregate original principal balance of $140,000,000. The A-1-1 Note with an original principal balance of $54,000,000 is expected to be contributed to the CGCMT 2016-C1 securitization. The A-1-2, A-2 and A-3 Notes are expected to be contributed to future securitizations.
2	In-Rel 8	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-1 Note with an original principal balance of $60,000,000. The Mortgaged Property is also security for the pari passu A-2 and A-3 Notes, which have an aggregate original principal balance of $32,500,000. The A-2 and A-3 Notes are expected to be contributed to future securitizations.
5	525 Seventh Avenue	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-3 Note and an A-4 Note with an original aggregate principal balance of $44,000,000. The Mortgaged Property is also security for the pari passu A-1 and A-2 Notes, which have an aggregate original principal balance of $132,000,000. The A-1 Note with an original principal balance of $62,000,000 was contributed to the MSCI 2016-UBS9 securitization. The A-2 Note with an original principal balance of $70,000,000 was contributed to the MSCI 2015-UBS8 securitization.
7	2100 Ross	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-3 Note and an A-4 Note with an aggregate original principal balance of $38,000,000. The Mortgaged Property is also security for the pari passu A-1 and A-2 Notes, which have an aggregate original principal balance of $60,000,000. The A-1 and A-2 Notes were contributed to the MSCI 2016-UBS9 securitization.
8	Twenty Ninth Street Retail	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-3 Note with an original principal balance of $35,000,000. The Mortgaged Property is also security for the pari passu A-1 and A-2 Notes, which have an aggregate original principal balance of $115,000,000. The A-1 Note with an original principal balance of $75,000,000 is expected to be contributed to the GSMS 2016-GS2 securitization. The Note A-2 Note with an original principal balance of $40,000,000 was contributed to the MSCI 2016-UBS9 securitization.
10	Gateway Plaza	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-2 Note and an A-3 Note with an aggregate original principal balance of $29,500,000. The Mortgaged Property is also security for the pari passu A-1 Note with an original principal balance of $28,000,000. The A-1 Note was contributed to the MSCI 2016-UBS9 securitization.
11	Grove City Premium Outlets	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-2 Note with an original principal balance of $24,000,000. The Mortgaged Property is also security for the pari passu A-1, A-3, A-4 and A-5 Notes, which have an aggregate original principal balance of $116,000,000. The A-1 Note with an original principal balance of $40,000,000 was contributed to the MSCI 2015-UBS8 securitization. The A-2 and A-4 Notes with an aggregate original principal balance of $20,000,000 were contributed to the MSCI 2016-UBS9 securitization. The A-5 Note with an original principal balance of $56,000,000 was

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
contributed to the MSBAM 2016-C29 securitization.
12	Renaissance Cincinnati	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-2 Note with an original principal balance of $22,800,000. The Mortgaged Property is also security for the pari passu A-1 Note with an original principal balance of $34,200,000. The A-1 Note was contributed to the CFCRE 2016-C4 securitization.
14	AvidXchange	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgage Loan is evidenced by an A-2 Note with an original principal balance of $20,800,000. The Mortgaged Property is also security for the pari passu A-1 Note with an original principal balance of $31,200,000. The A-1 Note was contributed to the CFCRE 2016-C4 securitization.
14.01	AvidXchange – AvidXchange Music Factory	(3) Mortgage Provisions	In connection with state and federal tax credits with respect to a portion of the AvidXchange Music Factory Mortgaged Property (such portion, the “Tax Credit Property”), one of the borrowers (Fiber Mills LLC) master leased the Tax Credit Property to an affiliate of the borrower (the “Master Tenant”), who in turn subleased the Tax Credit Property to another affiliate of the borrower (the “Master Subtenant”). In connection with this structure, the Mortgage Loan documents are subject to two subordination, non-disturbance and attornment agreements that restrict the remedies the lender has against the Master Tenant and the Master Subtenant until March 1, 2018, including that the master lease and master sub-lease structure may not be terminated until that date and restricts the ability of a transferee to assume ownership of the Tax Credit Property until March 1, 2018.
10	Gateway Plaza	(6) Permitted Liens; Title Insurance	All vacant space at the Mortgaged Property is subject to a master lease (“Master Lease”), which expires on December 31, 2017 subject to certain extensions. Pursuant to the Master Lease, the borrower is required to enter into leases that meet certain predetermined criteria, one of which is an average minimum net effective rent based on all leases entered into pursuant to the Master Lease. Based on existing leases entered into pursuant to the Master Lease, the borrower may be required to enter into leases in the future which have below market rent.
12	Renaissance Cincinnati	(6) Permitted Liens; Title Insurance	The franchisor, Marriott International, Inc., has a right of first refusal to purchase either the fee or leasehold interest in the Mortgaged Property, as the case may be, in the event of a proposed transfer of such interest or a controlling direct or indirect interest in the applicable borrower to a competitor of the franchisor. The right of first refusal does apply to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but is subordinate to the exercise of the rights of a bona fide lender who is not a competitor under the Mortgage Loan documents.
14.01	AvidXchange—AvidXchange Music Factory	(6) Permitted Liens; Title Insurance	The underlying leases for the Tax Credit Property were collaterally assigned by the Master Subtenant to the Master Tenant (the “Master Subtenant ALR”) and by the Master Tenant to the related borrower (the “Master Tenant ALR”), who in turn assigned the Master Subtenant ALR, the Master Tenant ALR and the master lease to the lender.
10	Gateway Plaza	(13) Actions Concerning Mortgage Loan	The related guarantor is subject to a lawsuit filed on September 16, 2015. Such lawsuit concerns a limited guaranty of recourse obligations executed by a predecessor entity of the guarantor in connection with a defaulted mortgage loan secured by a commercial property in Bridgewater, New Jersey. The plaintiff seeks approximately $15.5 million in order to satisfy the outstanding amount of the loan, plus reasonable attorney’s fees and other costs and disbursements related thereto. The plaintiff claims that the guarantor’s limited guaranty was triggered due to the merger of

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
Newkirk Realty Trust, Inc. and Lexington Corporate Properties Trust on December 31, 2006, arguing that it constituted an event of default because it was a transfer that was not permitted by the related loan agreement.
35	Miller Park Way Center	(13) Actions Concerning Mortgage Loan

The related guarantor and the related borrower affiliate property manager are being sued in Minnesota federal and state courts by the related guarantor’s former business partner. The cases center around a dispute with respect of rights to certain profits earned by the affiliated property management in the course of its management activities pursuant to management contracts in effect at certain properties. These cases have been heavily litigated and prior settlement talks have not yielded a final conclusion. As of closing, it has been represented that the parties thereto have agreed to commence to arbitrate their disputes.

In connection with this litigation, a cash collateral reserve in the amount of $650,000 has been established under the loan agreement. A portion of those reserve funds will be released to the borrower upon finality of the litigation and satisfaction of the terms and provisions contained in the Loan documents.

8	Twenty Ninth Street Retail	(16) Insurance	The insurance companies must have a financial rating of (i) “A-:VIII” or better from AM Best and (ii) “A-” or better by S&P (and “A2” or better by Moody’s, if Moody’s is rating the securities); provided, however, that for multi-layered blanket policies, up to 20% of such coverage may be written by carriers with a rating of not less than “BBB” by S&P (and “Baa2” by Moody’s, if Moody’s is rating the securities), so long as 100% of the primary layer of such multi-layered policies have carriers rated at least “A-” or better by S&P (and “A2” or better by Moody’s, if Moody’s is rating the Securities).
14	AvidXchange	(16) Insurance	Under the terms of Subordination, Non-Disturbance and Attornment Agreements (each, an “SNDA”) entered into with Label, the third largest tenant at the Mortgaged Property, and with Eight Asian, LLC, a smaller tenant at the Mortgaged Property, in the event either tenant’s lease is terminated as a result of a casualty, such tenant will be entitled to a proportionate share of insurance proceeds for the unamortized cost of any initial tenant improvements.
46	Robin’s Nest	(24) Local Law Compliance	One tenant at the Mortgaged Property does not have a certificate of occupancy, and a certificate of occupancy will not be required for such tenant so long as (i) such tenant remains the tenant in possession at its respective space at the Mortgaged Property, (ii) such tenant continues to lease such space only on a month-to-month basis and (iii) corrective action is not required by any governmental authority. The borrower agreed to take any and all necessary actions to bring such space into full compliance with all applicable legal requirements, including, without limitation, building and zoning ordinances and codes, if any of such conditions are not met, and the Mortgage Loan documents provide for recourse for any losses due to such tenant’s failure to have a certificate of occupancy or the failure of the Mortgaged Property to comply in all material respects with all applicable legal requirements.
49	Windsong Mobile Village	(24) Local Law Compliance	The Mortgaged Property is legal non-conforming as to its use, density and setbacks. The borrower is obligated to repay the Mortgage Loan as a result of casualty or condemnation, which prohibits the borrower from restoring the Mortgaged Property to its current use, size, area and density following a casualty or condemnation.
1	Hyatt Regency Huntington Beach Resort & Spa	(26) Recourse Obligations	Recourse to the borrower and the related non-recourse carveout guarantor for voluntary transfers of direct or indirect interests in the borrower or the Mortgaged Property is limited to losses in connection with a transfer or pledge of a minority, non-controlling

 D-2-3

Annex A-1 ID#	Mortgage Loan	Representation	Exception
interest (direct or indirect) in the borrower by identified minority interest holders, provided that such transfer does not result in a violation of minimum ownership or control requirements set forth in the Mortgage Loan documents. Any other voluntary transfer not made in accordance with the terms of the Mortgage Loan will be full recourse to the borrower and guarantor.
5	525 Seventh Avenue	(26) Recourse Obligations

The borrower will only have liability with respect to voluntary transfers of either the Mortgaged Property or equity interests in the borrower made in violation of the Mortgage Loan documents for (i) the borrower’s voluntary conveyance of its fee title to all or any portion of the Mortgaged Property, or (ii) the voluntary transfer of any direct and/or indirect ownership or beneficial interest in the borrower or the guarantor (including, without limitation, the granting of a pledge of the direct and/or indirect ownership or beneficial interest in the borrower or the guarantor) resulting in (or, in the case of a pledge, could result in) a change in control of the borrower, the guarantor or the Mortgaged Property. Neither transfers resulting from condemnation proceedings or the death or incapacity of a natural person having a direct or indirect interest in the borrower, nor a foreclosure proceeding or deed in lieu of foreclosure resulting in a transfer of the Mortgaged Property to the lender or the lender’s designee will constitute a transfer resulting in liability.

The borrower’s use of rents to pay for operating expenses which, if unpaid, would give a creditor the right to file a mechanic’s lien or operating expenses pursuant to an annual budget approved by the lender are not deemed misappropriation of rents.

The borrower will not have liability with respect to material physical waste at the Mortgaged Property to the extent such waste results from actions requiring the expenditure of funds and the Mortgaged Property (A) does not generate sufficient income after actual payment of debt service, taxes, insurance premiums, other reserve funds required under the Mortgage Loan documents, operating expenses which, if unpaid, would give a creditor the right to file a mechanic’s lien and operating expenses pursuant to an annual budget approved by the lender for the applicable period to pay the same or (B) generates sufficient income after actual payment of debt service, taxes, insurance premiums, other reserve funds required under the Mortgage Loan documents, operating expenses which, if unpaid, would give a creditor the right to file a mechanic’s lien and operating expenses pursuant to an annual budget approved by the lender but the funds to pay the same are not made available to the borrower by the lender.

7	2100 Ross	(26) Recourse Obligations	With respect to security deposits, recourse liability for losses will apply to any security deposits, advance deposits or any other deposits collected with respect to the Mortgaged Property which are not delivered to the lender upon a foreclosure of the Mortgaged Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of the applicable leases. The borrower may only apply security deposits in accordance with the terms of the lease prior to an event of default.
8	Twenty Ninth Street Retail	(26) Recourse Obligations	To the extent that an environmental insurance policy acceptable to the lender covers the Mortgaged Property, the lender is required to use commercially reasonable efforts to collect under such policy prior to making a claim for environmental matters under the recourse carveout guaranty.

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
11	Grove City Premium Outlets	(26) Recourse Obligations	The Mortgage Loan documents for each such Mortgage Loan provide that full recourse is capped at 20% of the initial principal balance of the respective Mortgage Loan, for so long as Simon Property Group, L.P. is the guarantor under the guaranty and the indemnitor under the environmental indemnity agreement.
12	Renaissance Cincinnati	(26) Recourse Obligations	The Mortgage Loan is not recourse to the related borrower or the related guarantor for misapplication (as opposed to misappropriation or conversion) of rents, insurance proceeds or condemnation awards.
14	AvidXchange	(26) Recourse Obligations	The Mortgage Loan is not recourse to the related borrower or the related guarantor with respect to a filing for voluntary and involuntary bankruptcy if such filing is expressly required pursuant to the terms of a written workout agreement or substantially similar written agreement between the related borrower and the lender. In addition, recourse to the related borrower or the related guarantor with respect to material physical waste at the Mortgaged Property is limited to material physical waste resulting from intentional misconduct or gross negligence by or on behalf of the related borrower, the related guarantor, the master tenant, the master subtenant or any affiliate of the foregoing.
32	StorQuest Denver	(26) Recourse Obligations	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will terminate after the date that is three years after payment in full of the related Mortgage Loan, provided that such indemnitor shall have received Phase I environmental site assessment which does not indicate any environmental conditions relating to hazardous substances on the Mortgaged Property.
34	Comfort Inn – Cross Lanes, WV	(26) Recourse Obligations	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will terminate after the date that is three years after payment in full of the related Mortgage Loan, provided that such indemnitor shall have received Phase I environmental site assessment which is acceptable to the lender in all respects.
	Various	(26) Recourse Obligations	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will terminate after the date that is two years after payment in full of the related Mortgage Loan, provided that such indemnitor shall have received Phase I environmental site assessment which does not indicate any environmental conditions relating to hazardous substances on the Mortgaged Property. Additionally, the obligations of the environmental indemnitor with respect to environmental issues will not apply to the introduction and initial release of hazardous substances on the Mortgaged Property that (i) were not present on or a threat to the Mortgaged Property prior to the date that the lender takes control of the Mortgaged Property, (ii) did not become present on or a threat to the Mortgaged Property due to (a) the action or inaction of the indemnitor or its affiliates, (b) gross negligence or willful misconduct of the borrower, or (c) release by or at the direction of the borrower.
	Various	(26) Recourse Obligations	The obligations and liabilities of the environmental indemnitor with respect to environmental issues will not apply to the introduction and initial release of hazardous substances on the Mortgaged Property from and after the date that the lender acquires title and assumes control of the Mortgaged Property through power of sale, foreclosure or deed in lieu of foreclosure. The indemnitor bears the burden of proof that the introduction and initial release of such hazardous substances (i) occurred subsequent to the transfer date, (ii) did not

 D-2-5

Annex A-1 ID#	Mortgage Loan	Representation	Exception
occur as a result of any act or omission of the indemnitor or its affiliates in, or under or near the Mortgaged Property and (iii) did not occur as a result of a breach of environmental laws which occurred prior to the transfer.
10	Gateway Plaza	(27) Mortgage Releases	In the event of a casualty or taking of any portion of a Mortgaged Property by a state or any political subdivision or authority thereof, the borrower is required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions but the Mortgage Loan documents allow the proceeds of a casualty or condemnation to be applied to the restoration of the Mortgaged Property.
10	Gateway Plaza	(28) Financial Reporting and Rent Rolls)	There are two borrowers under the Mortgage Loan (a fee and a leasehold borrower) who prepare combined financial statements but not combining financial statements.
10	Gateway Plaza	(30) Due on Sale or Encumbrance	Transfers of more than a 50% interest in the borrower are permitted so long as the guarantor remains in control of the borrower and retains a 15% beneficial interest in the borrower.
9	Valencia at Doral	(31) Single-Purpose Entity	The borrower is a recycled single purpose entity that previously owned 34 residential condominium units, which were sold prior to origination of the Mortgage Loan. The borrower provided standard backward looking reps and warranties, including environmental reps and the Mortgage Loan documents provide for recourse for any losses due to the previously owned property or the borrower’s ownership of the previously owned property.
14	AvidXchange	(31) Single-Purpose Entity	The Fiber Mills LLC borrower is a recycled SPE which previously owned certain property adjacent to the AvidXchange Music Factory Mortgaged Property, which property was conveyed to a third party prior to the origination of the Mortgage Loan. The Mortgage Loan documents contain recourse for losses arising out of the Fiber Mills Borrower prior ownership of said property (the “Unimproved Property”), to the extent that such obligations or liabilities relate to (A) a breach or violation of any applicable legal requirements, or (B) any breach or violation of any instruments, agreements or leases to which the related borrower, the related guarantor, the affiliated manager or any of its or their affiliates are or were a party to, with respect to such Unimproved Property, or (C) negligence, misconduct, misrepresentation, or fraud with respect to such Unimproved Property; or (D) the failure to pay costs and expenses incurred by or on behalf of the related borrower, the related guarantor, any affiliated manager or any of its or their affiliates in connection with the use, ownership or operation of such Unimproved Property. The environmental insurance policy covers the Unimproved Property. The related Borrower made a representation in the loan documents that it has no obligations or liabilities, contingent or otherwise, related to the Unimproved Property.
48	Clearfield Plaza	(31) Single-Purpose Entity	The borrower is a recycled single purpose entity that previously owned property. Such previously owned property, which was sold to a third party on October 22, 2015, was covered by the Phase I environmental assessment delivered in connection with the Mortgage Loan. The borrower provided standard backward looking reps and warranties, including environmental reps and the Mortgage Loan documents provide for recourse for any losses due to the previously owned property or the borrower’s ownership of the previously owned property.
8	Twenty Ninth Street Retail	(34) Ground Leases	(b) The ground lease is silent on this provision. The Mortgage Loan documents only prohibit material amendments of the ground lease without the lender’s consent and failure to obtain such consent is

 D-2-6

Annex A-1 ID#	Mortgage Loan	Representation	Exception
recourse to related sponsor.
11	Grove City Premium Outlets	(39) Organization of Mortgagor	The borrowers under each of these Mortgage Loans are affiliated entities. The aggregate principal balance of the Mortgage Loans is $68,130,000 as of the Cut-off Date.
35	Miller Park Way Center	(40) Environmental Conditions	The Phase I ESA reported that residual soil and groundwater impacts from a previous onsite malting facility received Conditional Closure from the Wisconsin Department of Natural Resources (the “WDNR”). The affected portion of the Mortgaged Property is leased to the tenant Dental Associates. In connection with its occupancy of its leased space, the tenant required the removal and replacement of that concrete cap. The tenant therefore engaged an environmental engineer to propose a cap modification plan which was approved by the WDNR. That plan describes soil removal and replacement of the cap. The tenant, through the environmental engineer, is authorized by the WDNR to perform that work, which is now in process. The borrower has given the tenant, under its lease, a $12,000 credit for same which amount has been reserved for under the related loan agreement. Further, the borrower has obtained an environmental insurance policy with a 10-year term (plus 30 days), a $50,000 deductible, a limit of $2,000,000 per occurrence and an optional extended 3 year reporting period.

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EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Bank PLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
4	IPCC Self Storage Portfolio	(16) Insurance	The related Mortgage Loan documents permit the related Mortgagor to cause the Master Tenant to obtain and maintain the insurance policies required under the related Mortgage Loan documents.
25	The Granville	(16) Insurance	The related Mortgage Loan documents permit the related Mortgagor to rely on insurance coverages maintained by the condominium association so long as such insurance coverages satisfy the requirements set forth in the related Mortgage Loan documents. In the event the insurance which is maintained by the condominium association does not comply with the related Mortgage Loan documents, the Mortgagor is obligated to cause the condominium association to make the necessary changes in order to bring all insurance policies into compliance with the related Mortgage Loan documents and if such changes cannot be made, the Mortgagor is required to obtain additional policies which will insure any gaps in coverage between the coverage obtained by the condominium association and the insurance required under the Mortgage Loan documents.
4	IPCC Self Storage Portfolio	(26) Recourse Obligations	The recourse event for misappropriation of insurance proceeds or condemnation awards or of rents is for misapplication or conversion thereof.
28 36	Crowne Plaza – Indianapolis, IN Hawthorn Suites – Troy MI	(31) Single-Purpose Entity	The Mortgagor is a recycled Single-Purpose Entity that has never owned other property. There are no exceptions to the standard “backward” representations.

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EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
18	Princeton Pike Corporate Center	(1) Whole Loan; Ownership of Mortgage Loans	The related Mortgaged Property also secures three (3) additional pari passu promissory notes: promissory note A-1, promissory Note A-2 and promissory note A-3-2, which have a combined original principal amount of $110,000,000.
19	Crossings at Marshall Creek	(6) Permitted Liens; Title Insurance	The tenant Rite Aid, which ground leases its premises at the Mortgaged Property, has a right of first refusal to purchase its ground leasehold interest in the Mortgaged Property.
38	CVS – Denton	(6) Permitted Liens; Title Insurance	The sole tenant CVS Pharmacy, Inc., has a right of first refusal to purchase the Mortgaged Property. Such right of first refusal exists only after the initial term of such tenant’s lease, which expires in 2041.
18	Princeton Pike Corporate Center	(7) Junior Liens	The equity owner of the Mortgagor is the obligor under a $17,000,000 mezzanine loan secured by the equity interests in the Mortgagor.
18	Princeton Pike Corporate Center	(14) Escrow Deposits

With respect to certain leases and certain ongoing capital expenditure work, reserves were established with Fidelity National Title Insurance Company as escrow agent by various third-party seller parties in connection with the acquisition of the Mortgaged Property by the Mortgagor as follows, having the following balances as of the date of the deposit thereof:

- $312,336.41, for tenant improvement and leasing commissions associated with the lease to Adare Pharmaceuticals;

- $378,286.38, for tenant improvement and leasing commissions associated with the lease to JMT Engineering;

- $220,944.11, for tenant improvement and leasing commissions associated with any future lease with respect to the Advantest Space

(i.e., 4,229 square feet at 100 Lenox Drive);

- $53,645.38, for scheduled rent abatements associated with the lease to Adare Pharmaceuticals;

- $18,294.16 for scheduled rent abatements associated with the lease to JMT Engineering;

- $159,116.13, for fifteen (15) months of rent abatements associated with the vacancy of the Advantest Space; and

-$726,567.73 for ongoing capital expenditure work.

Such reserves are not collateral for the Mortgage Loan and are not held by the lender. In addition, the applicable seller party has the right to withdraw amounts from the foregoing reserves to the extent it performs the applicable pending capital expenditure work or tenant improvement work.

6	Burleson Crossing	(16) Insurance	Pursuant to subordination, non-disturbance and attornment agreements with various tenants at the Mortgaged Property, the lender has agreed that the provisions of such tenants’ leases, which generally require that insurance proceeds be applied to restoration, supersede the provisions of the Mortgage Loan documents with respect to use of insurance proceeds.
23	Burbank Retail Center	(16) Insurance	The Mortgage provides that with respect to the space currently occupied by the tenant Kmart Corporation (“Kmart”) pursuant to the lease between Kmart and Mortgagor dated July 26, 1989 (as amended or supplemented from time to time, the “Kmart Lease”), the Mortgagor’s obligations to

 D-2-9

Annex A-1 ID#	Mortgage Loan	Representation	Exception

provide the insurance required under the Mortgage Loan may be satisfied by enforcement of the applicable obligations of Kmart under the Kmart Lease (or of any replacement tenant which has the obligation to provide at least the same insurance coverage). However, the Mortgage provides that, so long as the Kmart Lease is in full force and effect and the tenant under the Kmart Lease has a credit rating from S&P’s Ratings Services of less than BBB-, the Mortgagor is required to carry a contingent insurance policy which satisfies the property insurance requirements of the Mortgage.

The insurance provisions under the Kmart Lease require insurance covering Kmart’s building “against the perils commonly covered under standard California “extended coverage” and all risk coverage, including, without limitation, coverage against the following perils to the extent then obtainable under such standard California extended coverage all risk policy: fire, lightning, windstorm, hail, explosion, riot, riot attending a strike, civil commotion, aircraft, vehicles, smoke, vandalism, malicious mischief, sprinkler leakage, boiler, collapse, and water damage other than by flood or sprinkler leakage”, but do not specifically require earthquake insurance coverage. In addition, in lieu of obtaining the foregoing insurance, Kmart (and any assignee or sublessee of Kmart) is permitted to self-insure under the Kmart Lease so long as it has a net worth of $250,000,000. Kmart is currently self-insuring with respect to casualty.

With respect to the building leased to Kmart, the Mortgage Loan documents provide that restoration of such building in the event of fire or other casualty shall be governed by the terms of the Kmart Lease. In the event of damage by fire or other casualty to such building, the Kmart Lease provides that the tenant is required, at its sole cost and expense, to rebuild and restore its building and leasehold improvements therein (provided that if such fire or other casualty occurs in the last two years of the lease, the tenant may terminate the Kmart Lease, but is required either to restore or pay to the Mortgagor the cost of restoration, less any insurance proceeds paid or assigned to the Mortgagor). Notwithstanding the foregoing, if the tenant’s leased premises have been damaged or destroyed as a result of an earthquake to the extent that they cannot be reasonably used as intended and if the damage to the land underlying the leased premises is to such extent that it is not economically reasonable to restore the leased premises, the tenant has the right to terminate the Kmart Lease by delivering written notice to the Mortgagor within 60 days following the date of the earthquake and paying a termination fee pursuant to a formula set forth in the Kmart Lease (but in no event less than five times the annual base rent in effect at the time of the earthquake), and is not required to rebuild or restore. All insurance proceeds (if any) with respect to Kmart’s leased premises are required to be paid to the tenant for rebuilding work, with the tenant entitled to keep any excess.

Subject to the foregoing, the threshold at which lender has the right to hold and disburse insurance proceeds is $500,000.

The Kmart Lease does not require the tenant to obtain business interruption insurance or liability insurance or to self-insure for such coverages.

38	CVS – Denton	(16) Insurance	The Mortgagor’s obligations to provide insurance under the Mortgage Loan may be satisfied by the sole tenant, CVS Pharmacy, Inc., a Rhode Island Corporation (“CVS Tenant”) providing the insurance as required under its lease (the “CVS Lease”), which may be satisfied by the self-insurance provisions of the CVS Lease so long as (i) CVS Health Corporation, a Delaware corporation (“CVS Health”) is guarantor of the CVS Lease and (ii) CVS Health has a rating by S&P’s Ratings Services of BBB+ or greater. The CVS Lease permits CVS Tenant or an affiliate or subsidiary to insure or self-insure so long as either CVS Tenant or CVS Health has a net worth of at least $25,000,000.
6, 18, 19, 23, 38, 39,	All MSMCH Mortgage Loans	(16) Insurance	The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that

 D-2-10

Annex A-1 ID#	Mortgage Loan	Representation	Exception
41, 44, 47

meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth below for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

18	Princeton Pike Corporate Center	(17) Access; Utilities; Separate Tax Lots	Certain tax lots in which portions of the Mortgaged Property are located also include property which is not owned by the Mortgagor. The Mortgagor is required under the loan documents to cause the applicable taxing authority to create separate tax lots for the applicable condominium units. The loan documents require the Mortgagor to deposit tax reserves based on estimated taxes for the entire tax lots, including the units which are not owned by the Mortgagor, until such time as such non-owned units are separately assessed for real estate taxes.
39 44	Timbercreek Village Governor’s House Apartments	(26) Recourse Obligations	The non-recourse carveout guarantor of each of such Mortgage Loans, Alon Yonatan, reported de minimis individual net worth and liquid assets relative to the unpaid principal balances of the Mortgage Loans guaranteed.
18	Princeton Pike Corporate Center	(26) Recourse Obligations	The following transfers are recourse for losses only (and are not full recourse): (i) (A) any involuntary transfer or conveyance by Mortgagor of its interest in the Mortgaged Property (other than in connection with a foreclosure of the Mortgage), (B) any lease of any portion of the Mortgaged Property (other than a lease of all or substantially all of the Mortgaged Property) in violation of the loan documents, (C) any involuntary transfer or conveyance of any direct and/or indirect interest in Mortgagor or any general partner or managing member which is required to be a special purpose entity in violation of the loan documents which is not unwound (such that the effect of the unwinding of the transfer or conveyance is as if such transfer or conveyance never occurred) within ten (10) days after notice to Mortgagor from any source whatsoever, or (D) a voluntary transfer or conveyance of any direct or indirect interest in Mortgagor or any general partner or managing member which is required to be a special purpose entity by any person or entity who is not controlled by David Werner, in each case in violation of the loan documents and (ii) the granting by Mortgagor of any voluntary nonmonetary lien against Mortgagor’s interest in the Mortgaged Property.
6, 18, 19, 23, 38, 39, 41, 44, 47	All MSMCH Mortgage Loans	(26) Recourse Obligations	The Mortgage Loan documents may provide that there will not be recourse for waste to the extent that waste results from there being insufficient cash flow to satisfy operating expenses at the Mortgaged Property, which results in material physical waste to the Mortgaged Property.
18	Princeton Pike Corporate Center	(29) Acts of Terrorism Exclusion	The Mortgagor is not required to pay annual premiums for terrorism coverage in excess of an amount equal to the greater of (A) the product of the rate of $0.15 per $100 and 100% of the full replacement cost and the required amount of rental loss and/or business income interruption insurance required under the Mortgage Loan or (B) two (2) times the amount of annual insurance premium that is payable at such time for the casualty and rental loss and/or business income interruption insurance required under the Mortgage Loan (without giving effect to the cost of terrorism coverage) (the “Terrorism Premium Cap”) but must obtain as much terrorism insurance as is available for the Terrorism Premium Cap; provided that if the insurance premiums exceed the Terrorism Premium Cap, the lender may, at its option, purchase such separate terrorism policy, with the Mortgagor paying insurance premiums equal to the Terrorism Premium Cap and the lender paying the excess.

 D-2-11

Annex A-1 ID#	Mortgage Loan	Representation	Exception
23	Burbank Retail Center	(29) Acts of Terrorism Exclusion

The premium which Mortgagor shall be required to pay to obtain terrorism coverage if terrorism coverage is excluded from Mortgagor’s all risk policy shall not exceed 200% of the all risk premium that exists at the time the terrorism coverage is excluded from the comprehensive all risk policy (and Mortgagor is required to purchase such terrorism coverage as Mortgagor can obtain for such premium).

In addition, the exception to Representation 16 with respect to such Mortgage Loan is also an exception to this Representation 29.

6, 18, 19, 23, 38, 39, 41, 44, 47	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion

The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P’s Rating Services) and also rated at least “BBB-” by Fitch, Inc. and/or “Baa3 by Moody’s Investors Service Inc. (if such rating agencies rate any securitization of such mortgage loans).

In addition, all exceptions to Representation 16 for each Mortgage Loan are also exceptions to this Representation 29 for such Mortgage Loan.

39 44	Timbercreek Village Governor’s House Apartments	(39) Organization of Mortgagor	The Mortgagors for the two Mortgage Loans are Affiliates.
18	Princeton Pike Corporate Center	(43) Cross-Collateralization	The related Mortgaged Property also secures three (3) additional pari passu promissory notes: promissory note A-1, promissory Note A-2 and promissory note A-3-2, which have a combined original principal amount of $110,000,000.

 D-2-12

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Bank of America, National Association

Annex A-1 ID#	Mortgage Loan	Representation	Exception
15	300 Four Falls	(1) Whole Loan; Ownership of Mortgage Loans

The related $70,000,000 whole loan to the related Mortgagor is secured on a pari passu basis by two (2) notes in the following original principal amounts (Note A-1 in amount of $50,000,000 and Note A-2 in the amount of $20,000,000). Note A-2 secures the “300 Four Falls Mortgage Loan”.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C29 commercial mortgage securitization.

13	Le Meridien Cambridge MIT	(1) Whole Loan; Ownership of Mortgage Loans

The related $72,200,000 whole loan to the related Mortgagor is secured on a pari passu basis by three (3) notes in the following original principal amounts (Note A-1 in amount of $30,000,000, Note A-2 in the amount of $21,100,000 and Note A-3 in amount of $21,100,000). Note A-3 secures the “Le Meridien Cambridge MIT Mortgage Loan”.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the MSBAM 2016-C28 commercial mortgage securitization.

15 13	300 Four Falls Le Meridien Cambridge MIT	(6) Permitted Liens; Title Insurance	The related Mortgage Loan is cross-collateralized and cross-defaulted with related pari passu companion loan.
13	Le Meridien Cambridge MIT	(6) Permitted Liens; Title Insurance

The related Ground Lease is not assignable without the consent of the Ground Lessor (Massachusetts Institute of Technology (“MIT”)), provided that an Approved First Unit Leasehold Mortgagee (MIT as landlord, has certified in an estoppel that the Mortgagee and the lead securitization trust are each considered “Approved First Unit Leasehold Mortgagees”) will be able to acquire title to the leased premises by foreclosure, assignment in lieu of foreclosure or otherwise, but may then only transfer to certain entities, provided, further, that if such entity is not an affiliate or subsidiary entity, then MIT will have a right of first refusal to purchase the related Mortgaged Property.

15	300 Four Falls	(16) Insurance

If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to pay a premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risk” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement.

 D-2-13

Annex A-1 ID#	Mortgage Loan	Representation	Exception
15	300 Four Falls	(16) Insurance

The related Mortgage Loan documents provide that the threshold at which the lender retains the right to hold and disburse insurance proceeds to be applied for repair or restoration is equal to $3,500,000.

3	Belk Headquarters	(16) Insurance	Casualty insurance proceeds are to be applied pursuant to the declaration of condominium, for so long as the condominium regime is in effect. Such declaration requires that insurance proceeds be used to rebuild unless the borrowers and the holders of all mortgages encumbering the Mortgaged Property unanimously agree to terminate the condominium. If the insurance proceeds exceed $250,000, the proceeds are required to be placed with an insurance trustee designated by the condominium board and reasonably acceptable to the holders of all mortgages encumbering the Mortgaged Property, to be distributed in accordance with such procedures and conditions as are reasonably agreed to by the condominium board, the insurance trustee and the holders of all mortgages encumbering the Mortgaged Property.
3, 13, 15, 27, 42	All BANA Mortgage Loans	(26) Recourse Obligations

The related Mortgage Loan documents do not use the exact phrase “intentional material physical waste” and the recourse liability of the related guarantor with respect to waste is generally limited to when there is sufficient cash flow from the operation of the Mortgaged Property to avoid such waste from occurring.

15	300 Four Falls	(29) Acts of Terrorism Exclusion

If the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2007 or subsequent statute, extension, or reauthorization is not in effect, then the related Mortgagor will not be required to pay a premium for terrorism insurance coverage more than two (2) times the amount of the insurance premium for a separate “Special Form” or “All Risk” policy or equivalent policy insuring only the related Mortgaged Property on a stand-alone basis under the related Mortgage Loan agreement.

13	Le Meridien Cambridge MIT	(34) Ground Leases

(b) No modification, amendment, termination (by loan to the related Mortgagor) or cancellation (by loan to the related Mortgagor) would be effective without the consent of an “Approved First Unit Leasehold Mortgagee” as defined in the related Unit Lease documents (Massachusetts Institute of Technology (“MIT”), as landlord, has certified in an estoppel that the Mortgagee and the lead securitization trust are each considered “Approved First Unit Leasehold Mortgagees”). In addition, MIT may terminate or cancel the related Unit Lease without the consent of an Approved First Unit Leasehold Mortgagee, but such termination would give rise to the right to a new lease for such Approved First Unit Leasehold Mortgagee.

 D-2-14

Annex A-1 ID#	Mortgage Loan	Representation	Exception
13	Le Meridien Cambridge MIT	(34) Ground Leases (continued)

(e) The Unit Lease is not assignable without the consent of MIT. An Approved First Unit Leasehold Mortgagee will be able to acquire title to the leased premises by foreclosure, assignment in lieu of foreclosure or otherwise, but may then only transfer to (i) an affiliate or subsidiary entity of such Approved First Unit Leasehold Mortgagee or (ii) any other assignee or transferee, provided that such assignee or transferee must (a) assume all of Ground Lessee’s obligations under the Unit Lease by written instrument (to be recorded) and (b) if such entity is not an affiliate or subsidiary entity, (1) MIT will have a right of first refusal to purchase; (2) there must be no uncured event of default under the Unit Lease; (3) the transfer must not be contrary to the written policy of MIT in effect prior to the transfer date; (4) the proposed transferee must have a reputation of high quality and must not be an educational institution or other tax exempt organization; (5) the proposed transferee must have, in the reasonable opinion of MIT the qualifications necessary to fulfill the obligations of Ground Lessee under the Unit Lease, and to manage the hotel unit in a first class manner (or hire a third-party entity to manage); (6) if the transferee is not a naturalized American institution, the business of such transferee must not violate any law of the United States of America; and (7) confirmation must be obtained from MIT of their consent to such transferee and their ability to fulfill the qualifications set forth in the related Mortgage Loan documents.

(i) The related Mortgaged Property may not leased in any manner which would require the consent of MIT.

13	Le Meridien Cambridge MIT	(34) Ground Leases (continued)

(j) An Approved First Unit Leasehold Mortgagee’s right to hold and disburse insurance proceeds is subject and subordinate to the related condominium documents, however, the related Mortgage Loan documents include a covenant requiring the related borrower must obtain the consent of the lender to use insurance proceeds for any reason other than the repair or restoration of improvements as well as a non-recourse carveout for losses associated with such borrower’s failure to comply with such covenant.

(k) An Approved First Unit Leasehold Mortgagee’s right to hold and disburse insurance proceeds is subject and subordinate to the related condominium documents, however, the related Mortgage Loan documents include a covenant requiring the related borrower must obtain the consent of the lender to use insurance proceeds for any reason other than the repair or restoration of improvements as well as a non-recourse carveout for losses associated with such borrower’s failure to comply with such covenant.

15 13	300 Four Falls Le Meridien Cambridge MIT	(43) Cross-Collateralization	The related Mortgage Loan is cross-collateralized and cross-defaulted with related pari passu companion loan.

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Annex E

Class A-SB Planned Principal Balance Schedule

Month	Balance ($)	Month	Balance ($)	Month	Balance ($)
0	49,500,000.00	38	49,500,000.00	76	35,323,573.65
1	49,500,000.00	39	49,500,000.00	77	34,454,754.52
2	49,500,000.00	40	49,500,000.00	78	33,506,113.06
3	49,500,000.00	41	49,500,000.00	79	32,629,512.32
4	49,500,000.00	42	49,500,000.00	80	31,749,158.80
5	49,500,000.00	43	49,500,000.00	81	30,637,848.26
6	49,500,000.00	44	49,500,000.00	82	29,748,964.36
7	49,500,000.00	45	49,500,000.00	83	28,780,821.80
8	49,500,000.00	46	49,500,000.00	84	27,883,985.96
9	49,500,000.00	47	49,500,000.00	85	26,908,114.84
10	49,500,000.00	48	49,500,000.00	86	26,003,259.55
11	49,500,000.00	49	49,500,000.00	87	25,094,529.84
12	49,500,000.00	50	49,500,000.00	88	24,107,098.97
13	49,500,000.00	51	49,500,000.00	89	23,190,248.84
14	49,500,000.00	52	49,500,000.00	90	22,194,925.67
15	49,500,000.00	53	49,500,000.00	91	21,269,886.17
16	49,500,000.00	54	49,500,000.00	92	20,340,885.35
17	49,500,000.00	55	49,500,000.00	93	19,259,599.48
18	49,500,000.00	56	49,500,000.00	94	18,321,987.49
19	49,500,000.00	57	49,500,000.00	95	17,306,485.68
20	49,500,000.00	58	49,500,000.00	96	16,360,508.03
21	49,500,000.00	59	49,500,000.00	97	15,336,875.55
22	49,500,000.00	60	49,401,778.09	98	14,382,461.21
23	49,500,000.00	61	48,515,057.98	99	13,423,959.05
24	49,500,000.00	62	47,702,709.12	100	12,388,153.89
25	49,500,000.00	63	46,886,884.02	101	11,421,108.69
26	49,500,000.00	64	45,989,747.83	102	10,377,000.46
27	49,500,000.00	65	45,166,590.88	103	9,401,339.66
28	49,500,000.00	66	44,262,328.83	104	8,421,499.54
29	49,500,000.00	67	43,431,777.83	105	7,219,943.21
30	49,500,000.00	68	42,597,672.26	106	6,230,755.72
31	49,500,000.00	69	41,528,313.86	107	5,165,127.18
32	49,500,000.00	70	40,686,057.56	108	4,167,136.03
33	49,500,000.00	71	39,763,232.71	109	3,092,951.11
34	49,500,000.00	72	38,913,420.25	110	2,086,081.52
35	49,500,000.00	73	37,983,251.51	111	1,074,898.18
36	49,500,000.00	74	37,125,818.77	112 and	0.00
37	49,500,000.00	75	36,264,715.75	thereafter

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Annex F

Princeton Pike Corporate Center Amortization Schedule

Date	Principal Payment ($)	Date	Principal Payment ($)	Date	Principal Payment ($)
6/15/2016	0.00	9/15/2019	0.00	12/15/2022	23,995.48
7/15/2016	0.00	10/15/2019	0.00	1/15/2023	21,115.76
8/15/2016	0.00	11/15/2019	0.00	2/15/2023	21,216.13
9/15/2016	0.00	12/15/2019	0.00	3/15/2023	30,267.81
10/15/2016	0.00	1/15/2020	0.00	4/15/2023	21,460.85
11/15/2016	0.00	2/15/2020	0.00	5/15/2023	24,538.54
12/15/2016	0.00	3/15/2020	0.00	6/15/2023	21,679.50
1/15/2017	0.00	4/15/2020	0.00	7/15/2023	24,751.14
2/15/2017	0.00	5/15/2020	0.00	8/15/2023	21,900.20
3/15/2017	0.00	6/15/2020	0.00	9/15/2023	22,004.30
4/15/2017	0.00	7/15/2020	0.00	10/15/2023	25,066.96
5/15/2017	0.00	8/15/2020	0.00	11/15/2023	22,228.04
6/15/2017	0.00	9/15/2020	0.00	12/15/2023	25,284.51
7/15/2017	0.00	10/15/2020	0.00	1/15/2024	22,453.89
8/15/2017	0.00	11/15/2020	0.00	2/15/2024	22,560.62
9/15/2017	0.00	12/15/2020	0.00	3/15/2024	28,547.92
10/15/2017	0.00	1/15/2021	0.00	4/15/2024	22,803.55
11/15/2017	0.00	2/15/2021	18,742.23	5/15/2024	25,844.10
12/15/2017	0.00	3/15/2021	28,022.69	6/15/2024	23,034.79
1/15/2018	0.00	4/15/2021	18,964.52	7/15/2024	26,068.95
2/15/2018	0.00	5/15/2021	22,111.25	8/15/2024	23,268.20
3/15/2018	0.00	6/15/2021	19,159.76	9/15/2024	23,378.80
4/15/2018	0.00	7/15/2021	22,301.09	10/15/2024	26,403.44
5/15/2018	0.00	8/15/2021	19,356.84	11/15/2024	23,615.43
6/15/2018	0.00	9/15/2021	19,448.85	12/15/2024	26,633.53
7/15/2018	0.00	10/15/2021	22,582.19	1/15/2025	23,854.28
8/15/2018	0.00	11/15/2021	19,648.64	2/15/2025	23,967.67
9/15/2018	0.00	12/15/2021	22,776.45	3/15/2025	32,764.88
10/15/2018	0.00	1/15/2022	19,850.30	4/15/2025	24,237.34
11/15/2018	0.00	2/15/2022	19,944.65	5/15/2025	27,238.23
12/15/2018	0.00	3/15/2022	29,113.92	6/15/2025	24,482.02
1/15/2019	0.00	4/15/2022	20,177.84	7/15/2025	27,476.15
2/15/2019	0.00	5/15/2022	23,291.02	8/15/2025	24,728.99
3/15/2019	0.00	6/15/2022	20,384.47	9/15/2025	24,846.54
4/15/2019	0.00	7/15/2022	23,491.93	10/15/2025	27,830.58
5/15/2019	0.00	8/15/2022	20,593.02	11/15/2025	25,096.93
6/15/2019	0.00	9/15/2022	20,690.91	12/15/2025	28,074.05
7/15/2019	0.00	10/15/2022	23,789.89	1/15/2026	18,609,935.17
8/15/2019	0.00	11/15/2022	20,902.34

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	14
Important Notice About Information Presented in this Prospectus	14
Summary of Terms	20
Risk Factors	49
Description of the Mortgage Pool	123
Transaction Parties	229
Description of the Certificates	278
Description of the Mortgage Loan Purchase Agreements	311
Pooling and Servicing Agreement	319
Certain Legal Aspects of Mortgage Loans	424
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	440
Pending Legal Proceedings Involving Transaction Parties	442
Use of Proceeds	443
Yield and Maturity Considerations	443
Material Federal Income Tax Considerations	454
Certain State and Local Tax Considerations	467
Method of Distribution (Underwriter)	467
Incorporation of Certain Information by Reference	470
Where You Can Find More Information	470
Financial Information	471
Certain ERISA Considerations	471
Legal Investment	474
Legal Matters	475
Ratings	475
Index of Defined Terms	478

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$748,107,000
(Approximate)

Banc of America Merrill Lynch
Commercial Mortgage Inc.
Depositor

BANK OF AMERICA MERRILL
LYNCH COMMERCIAL
MORTGAGE TRUST 2016-UBS10
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2016-UBS10

PROSPECTUS

BofA Merrill Lynch
Co-Lead Manager and Joint Bookrunner

UBS Securities LLC
Co-Lead Manager and Joint Bookrunner

Barclays

Co-Lead Manager and Joint Bookrunner

Morgan Stanley

Co-Lead Manager and Joint Bookrunner

Drexel Hamilton

Co-Manager

May 26, 2016